As filed with the Securities and Exchange Commission on June 11, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Naugatuck Valley Financial Corporation

and

Naugatuck Valley Savings and Loan Employee Savings Plan

(Exact name of registrant as specified in its charter)

Maryland	6035	Applied for
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

333 Church Street

Naugatuck, Connecticut 06770

(203) 720-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John C. Roman

President and Chief Executive Officer

Naugatuck Valley Financial Corporation

333 Church Street

Naugatuck, Connecticut 06770

(203) 720-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul M. Aguggis, Esquire Victor L. Cangelosi, Esquire Sean P. Kehoe, Esquire Kilpatrick Stockton LLP 607 14th Street, NW, Suite 900 Washington, DC 20005 (202) 508-5800	Kent Krudys, Esquire Robert I. Lipsher, Esquire Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, NW, Suite 400 Washington, DC 20016 (202) 274-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum Aggregate offering price (2)	Amount of Registration fee
Common Stock $0.01 par value	(1) 7,869,007	Not Applicable	$75,581,156	$5,389
Participation Interests (3)

(1)	Represents the maximum number of shares of common stock of Naugatuck Valley Financial Corporation, that may be issued pursuant to the transactions described herein, based on (a) 6,883,870 shares of common stock of Naugatuck Valley Financial Corporation, which is the maximum number of shares of common stock of Naugatuck Valley Financial Corporation that may be outstanding upon the completion of the offering and exchange (based on 2,840,252 shares to be exchanged) described herein, (b) 2,717,621 shares of common stock of Southern Connecticut Bancorp, Inc., which is the maximum number of shares of Southern Connecticut Bancorp, Inc. common stock that may be outstanding immediately before the consummation of merger described herein, assuming the exercise of 21,719 options to purchase shares of common stock of Southern Connecticut Bancorp, Inc. and (c) an assumed exchange ratio of 0.725 shares of common stock of Naugatuck Valley Financial Corporation for each outstanding share of common stock of Southern Connecticut Bancorp, Inc. for 50% of the outstanding shares of Southern Connecticut Bancorp, Inc. common stock.
(2)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rules 457(f)(1), 457(f)(3) and 457(c) under the Securities Act of 1933, the registration fee has been calculated based on (a) a price of $10.00 per share of common stock of Naugatuck Valley Financial Corporation, which is the purchase price in the offering, (b) a price of $6.11 per share of common stock of Naugatuck Valley Financial Corporation which equals the average of the high and low price per share of Naugatuck Valley Financial Corporation common stock as reported on the NASDAQ Global Market on June 4, 2010, and (c)(i) a price of $6.34 per share of Southern Connecticut Bancorp, Inc. common stock, which equals the average of the high and low price per share of Southern Connecticut Bancorp common stock as reported on American Stock Exchange on June 4, 2010 less (ii) the payment by Naugatuck Valley Financial Corporation of the cash component of the merger consideration of $7.25 per share for 50% of the outstanding shares of Southern Connecticut Bancorp, Inc. common stock.
(3)	The securities of Naugatuck Valley Financial Corporation to be purchased by the Naugatuck Valley Savings and Loan Employees Savings Plan are included in the common stock being registered. Pursuant to Rule 457(h)(2) of the Securities Act of 1933, as amended, no separate fee is required for the participation interests.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS

(Proposed holding company for Naugatuck Valley Savings and Loan)

Up to 3,565,000 Shares of Common Stock

(Subject to increase to 4,099,750 shares)

$10.00 per Share

Naugatuck Valley Financial Corporation, a newly formed Maryland corporation, is offering common stock for sale in connection with the conversion of Naugatuck Valley Savings and Loan from the mutual holding company form of organization to the stock form. Simultaneous with the completion of the offering, new Naugatuck Valley Financial will acquire Southern Connecticut Bancorp, Inc. In connection with the merger, new Naugatuck Valley Financial will issue an aggregate of approximately 977,264 shares of common stock and pay approximately $9.8 million in cash to the stockholders of Southern Connecticut Bancorp.

We are offering up to 3,565,000 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 2,635,000 shares to complete the offering. Under certain circumstances, however, we may sell as few as 2,239,750 shares in the offering and include up to 395,250 shares issued in connection with the merger with Southern Connecticut Bancorp in order to meet the 2,635,000 share minimum requirement. All shares are offered at a price of $10.00 per share. Purchasers will not pay a commission to purchase shares of common stock in the offering. The amount of capital being raised is based on an independent appraisal of new Naugatuck Valley Financial. Most of the terms of this offering are required by regulations of the Office of Thrift Supervision. If, as a result of regulatory considerations, demand for the shares or changes in financial market conditions, the independent appraiser determines that our market value has increased, we may sell up to 4,099,750 shares without giving you further notice or the opportunity to change or cancel your order.

The shares we are offering represent the 59.6% ownership interest in Naugatuck Valley Financial Corporation, a federal corporation, now owned by Naugatuck Valley Mutual Holding Company. The remaining 40.4% interest in Naugatuck Valley Financial currently owned by the public will be exchanged for shares of common stock of new Naugatuck Valley Financial. Each share of Naugatuck Valley Financial owned by the public will be exchanged for between 0.6300 and 0.8524 shares of common stock of new Naugatuck Valley Financial (subject to increase to 0.9802 if we sell 4,099,750 shares in the offering) so that Naugatuck Valley Financial’s existing public shareholders will own approximately the same percentage of new Naugatuck Valley Financial common stock as they owned of Naugatuck Valley Financial’s common stock immediately before the conversion without giving effect to shares issued in connection with the acquisition of Southern Connecticut Bancorp, cash paid in lieu of issuing fractional shares or shares that existing shareholders may purchase in the offering. The present Naugatuck Valley Financial and Naugatuck Valley Mutual Holding Company will cease to exist upon completion of the conversion and offering. Naugatuck Valley Financial’s common stock is currently listed on the Nasdaq Global Market under the symbol “NVSL.” We expect that new Naugatuck Valley Financial’s common stock will trade on the Nasdaq Global Market under the trading symbol NVSLD for a period of 20 trading days after the completion of the offering. Thereafter, the trading symbol will revert to NVSL.

We are offering the shares of common stock in a “subscription offering” to eligible depositors of Naugatuck Valley Savings and Loan. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given to residents of Fairfield and New Haven Counties, Connecticut and the shareholders of Naugatuck Valley Financial. We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a “syndicated community offering” managed by Stifel, Nicolaus & Company, Incorporated. We retain the right to accept or reject, in part or in whole, any order received in the community offering or the syndicated community offering. Stifel, Nicolaus & Company, Incorporated is not required to purchase any shares of common stock that are being offered for sale.

The minimum order is 25 shares. The subscription offering will end at 2:00 p.m., Eastern Time, on [DATE1], 2010. We expect that the community offering, if held, will terminate at the same time, although it may continue until [DATE2], 2010 without notice to you or longer if the Office of Thrift Supervision approves a later date. No single extension may exceed 90 days and the offering must be completed by [DATE3], 2012. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond [DATE2], 2010, or the number of shares of common stock to be sold is increased to more than 4,099,750 shares or decreased to less than 2,635,000 shares (which may include up to 395,250 unsubscribed shares issued to Southern Connecticut Bancorp stockholders as merger consideration). If we extend the offering beyond [DATE2], 2010, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest calculated at Naugatuck Valley Savings and Loan’s passbook savings rate or cancel your deposit account withdrawal authorization. If we intend to sell fewer than 2,635,000 shares (which may include up to 395,250 unsubscribed shares issued to Southern Connecticut Bancorp stockholders as merger consideration) or more than 4,099,750 shares, we will promptly return all funds and set a new offering range. All subscribers will be notified and given the opportunity to place a new order. Funds received before the completion of the offering will be held in a segregated account at Naugatuck Valley Savings and Loan and will earn interest at Naugatuck Valley Savings and Loan’s passbook savings rate, which is currently 0.15%.

This investment involves a degree of risk, including the possible loss of principal.

Please read “Risk Factors” beginning on page 20.

OFFERING SUMMARY

Price Per Share: $10.00

	Minimum	Midpoint	Maximum	Maximum, as adjusted
Number of shares	2,635,000	3,100,000	3,565,000	4,099,750
Gross offering proceeds	$26,350,000	$31,000,000	$35,650,000	$40,997,500
Estimated offering expenses, excluding selling agent fees and expenses	$960,000	$960,000	$960,000	$960,000
Estimated selling agent fees and expenses (1)(2)	$1,069,000	$1,222,000	$1,375,000	$1,550,000
Estimated net proceeds	$24,321,000	$28,818,000	$33,315,000	$38,487,500
Estimated net proceeds per share	$9.23	$9.30	$9.35	$9.39

(1)	Includes: (i) selling commissions payable by us to Stifel, Nicolaus & Company, Incorporated in connection with the subscription and community offerings equal to 1% of the aggregate amount of common stock in the subscription and community offerings (net of insider purchases and shares purchased by our employee stock ownership plan) or approximately $175,000 at the maximum, as adjusted, of the offering, assuming that 50.0% of the offering is sold in the subscription and community offerings; (ii) fees and selling commissions payable by us to Stifel, Nicolaus & Company, Incorporated and any other broker-dealer participating in the syndicated offering equal to 6.0% of the aggregate amount of common stock sold in the syndicated community offering, or approximately $1.2 million at the maximum, as adjusted, of the offering, assuming that 50.0% of the offering is sold by a syndicate of broker-dealers in a syndicated community offering; and (iii) other expenses of the offering payable to Stifel, Nicolaus & Company, Incorporated as selling agent estimated to be $220,000. For information regarding compensation to be received by Stifel, Nicolaus & Company, Incorporated and other broker-dealers that may participate in the syndicated community offering, including the assumptions regarding the number of shares that may be sold in the subscription and community offerings and the syndicated community offering to determine the estimated offering expenses, see “Pro Forma Data” and “The Conversion and Offering—Marketing Arrangements.”
(2)	If all shares of common stock are sold in the syndicated community offering, the maximum selling agent fees and expenses would be $1.6 million at the minimum, $1.9 million at the midpoint, $2.1 million at the maximum, and $2.5 million at the maximum, as adjusted.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Stifel Nicolaus

For assistance, please contact the Stock Information Center, toll-free, at                     .

The date of this prospectus is [                    ], 2010

Naugatuck Valley Savings and Loan

ME
VT
NH
NY
MA
CT
RI
PA
NJ
HARTFORD COUNTY
TOLLAND COUNTY
WINDHAM COUNTY
LITCHFIELD COUNTY
Hartford
MIDDLESEX COUNTY
NEW LONDON COUNTY
NEW HAVEN COUNTY
FAIRFIELD COUNTY
Hartford
84
84
91
8
Cheshire
691
Waterbury
84
Meriden
84
Southbury – Heritage Village
Main Office
Naugatuck
Southbury
Beacon Falls
91
84
Seymour
North Haven
Amity
91
Derby
New Haven
Shelton
Branford
95
8
95

MAIN OFFICE

333 Church Street
Naugatuck

NAUGATUCK VALLEY SAVINGS AND LOAN

Naugatuck – New Haven Road
1009 New Haven Road

Beacon Falls
127 South Main Street

Cheshire
1699 Highland Avenue

Derby
49 Pershing Drive

Seymour
249 West Street - Route 67

Shelton
504 Bridgeport Avenue, Suite 300

Southbury – Heritage Village
450 Heritage Road, Suite 3C

Southbury
1570 Southford Road

Waterbury
1030 Hamilton Avenue

THE BANK OF SOUTHERN CONNECTICUT

New Haven
215 Church Street

Amity
1475 Whalley Avenue

Branford
445 West Main Street

North Haven
24 Washington Avenue

Summary

This summary highlights material information from this document and may not contain all the information that is important to you. To understand the conversion and offering fully, you should read this entire document carefully.

Our Company

Naugatuck Valley Financial Corporation. Naugatuck Valley Financial Corporation is, and new Naugatuck Valley Financial Corporation following the completion of the conversion and offering will be, the unitary savings and loan holding company for Naugatuck Valley Savings and Loan, a federally chartered savings bank. Our common stock is traded on the NASDAQ Global Market under the symbol “NVSL.” At March 31, 2010, Naugatuck Valley Financial had consolidated total assets of $564.2 million, total net loans of $480.8 million, total deposits of $388.1 million and total stockholders’ equity of $50.7 million. As of the date of this prospectus, Naugatuck Valley Financial had [7,022,659] shares of common stock outstanding.

Naugatuck Valley Mutual Holding Company. Naugatuck Valley Mutual Holding Company is the federally chartered mutual holding company of Naugatuck Valley Financial Corporation. Naugatuck Valley Mutual Holding Company’s sole business activity is the ownership of 4,182,407 shares of common stock of Naugatuck Valley Financial or 59.6% of the common stock outstanding as of the date of this prospectus. After completion of the conversion, Naugatuck Valley Mutual Holding Company will cease to exist.

Naugatuck Valley Savings and Loan. Naugatuck Valley Savings and Loan is headquartered in Naugatuck, Connecticut and has served customers in Connecticut since 1922. In addition to our main office, we operate nine branch offices in the Greater Naugatuck Valley which we consider our market area. The Greater Naugatuck Valley encompasses the communities in the central and lower Naugatuck Valley regions in New Haven and Fairfield Counties. At March 31, 2010, Naugatuck Valley Savings and Loan exceeded all regulatory capital requirements and was not a participant in any of the U.S. Treasury’s capital raising programs for financial institutions.

Our principal executive offices are located at 333 Church Street, Naugatuck, Connecticut 06770 and our telephone number is (203) 720-5000. Our website address is www.nvsl.com. Information on our website should not be considered a part of this prospectus.

For a description of important provisions in new Naugatuck Valley Financial’s articles of incorporation and bylaws, see “Restrictions on Acquisition of New Naugatuck Valley Financial.”

Acquisition of Southern Connecticut Bancorp

Simultaneous with the completion of the offering, new Naugatuck Valley Financial will acquire Southern Connecticut Bancorp and its wholly owned subsidiary, The Bank of Southern Connecticut. Immediately following the merger of Southern Connecticut Bancorp with new Naugatuck Valley Financial, The Bank of Southern Connecticut will merge with and into Naugatuck Valley Savings and Loan, with Naugatuck Valley Savings and Loan as the surviving entity. The Bank of Southern Connecticut is a Connecticut chartered commercial bank that operates out of four locations in the greater New Haven, Connecticut area. At March 31, 2010, Southern Connecticut Bancorp had total consolidated assets of $135.7 million, deposits of $117.7 million and stockholders’ equity of $15.7 million.

In connection with the merger, each share of Southern Connecticut Bancorp common stock issued and outstanding immediately prior to the completion of the merger will automatically be converted into the right to receive, at the holder’s election, (a) $7.25 in cash without interest, (b) 0.725 shares of new Naugatuck Valley Financial common stock (plus cash in lieu of any fractional shares, or (c) a combination thereof. Elections will be subject to proration, if necessary, to assure that 50% of Southern Connecticut Bancorp’s outstanding shares are exchanged for new Naugatuck Valley Financial common stock and the remainder are exchanged for cash. As a result, new Naugatuck Valley Financial will issue an aggregate of approximately 977,264 shares of common stock and pay approximately $9.8 million in cash to the stockholders of Southern Connecticut Bancorp for aggregate merger consideration equal to approximately $19.5 million. At the midpoint of the offering range, former Southern Connecticut Bancorp stockholders will own approximately 15.8% of new Naugatuck Valley Financial. Under certain circumstances, if existing options to acquire Southern Connecticut Bancorp common stock are exercised prior to closing, the number of shares issued in the acquisition could be increased to 987,400 shares of common stock.

Completion of the merger is expected to increase Naugatuck Valley Savings and Loan’s deposit base and its loan portfolio, and provide Naugatuck Valley Savings and Loan with greater access to customers in the greater New Haven area. In addition, the cash consideration to be paid to Southern Connecticut Bancorp shareholders in the merger will permit new Naugatuck Valley Financial to use a significant portion of the capital raised in the offering, while continuing to be a well-capitalized savings bank for regulatory purposes.

Immediately following the merger with Southern Connecticut Bancorp, the composition of our board of directors will change. Upon completion of the merger, we will expand the size of the board and appoint Alphonse F. Spadaro, Jr., currently Vice Chairman of the Board of Southern Connecticut Bancorp and The Bank of Southern Connecticut, to the boards of directors of new Naugatuck Valley Financial and Naugatuck Valley Savings and Loan.

We cannot complete the merger unless we have received the approval of the Office of Thrift Supervision and the Connecticut Department of Banking. We have made the necessary filings with the Office of Thrift Supervision and the Connecticut Department of Banking and received the requisite approvals on              and             , respectively.

In addition, we cannot complete the merger unless Southern Connecticut Bancorp’s stockholders approve the merger agreement. Southern Connecticut Bancorp’s stockholders will vote on the merger at a meeting to be held on                     , 2010. Each director of Southern Connecticut Bancorp has signed an agreement to vote his or her shares of Southern Connecticut Bancorp common stock in favor of the merger. In the aggregate, Southern Connecticut Bancorp directors owned     % of the issued and outstanding shares of Southern Connecticut Bancorp common stock as of the                     , 2010 record date for the Southern Connecticut Bancorp meeting of stockholders.

Completion of the acquisition is contingent on the completion of the conversion and offering.

Although the completion of the conversion and offering is not contingent on the acquisition of Southern Connecticut Bancorp, the timing and manner of the offering would be subject to significant modification in the event the acquisition is terminated. If the merger agreement with Southern Connecticut Bancorp is terminated, the current offering may be canceled and all funds would be promptly returned to subscribers. A new offering could be conducted. Any new valuation range must be approved by the Office of Thrift Supervision.

Our Market Area

We are headquartered in Naugatuck, Connecticut, which is located in southwestern Connecticut approximately six miles south of Waterbury and 26 miles north of Bridgeport. Connecticut is one of the most attractive banking markets in the United States with a total population of approximately 3.5 million, the highest per capital income of $36,066 in the United States and a median household income of $70,949 as of June 30, 2009, ranking second in the United States and well above the U.S. median household income of $51,719, according to SNL Financial. In addition to our main office, we operate nine branch offices in the greater Naugatuck Valley market which we consider our market area. The greater Naugatuck Valley market encompasses the communities in the central and lower Naugatuck Valley regions in New Haven County, where our main office and eight of our branch offices are located, and Fairfield County, where one of our branch offices is located. The economy in our market area is primarily oriented to the service, retail, construction, and manufacturing industries. The median household and per capita income in New Haven County trailed slightly the comparable figures for Connecticut as a whole, while the median household and per capita income in Fairfield County exceeded the comparable figures for Connecticut.

The acquisition of Southern Connecticut Bancorp will enhance our market share in New Haven County and expand our presence into the city of New Haven and surrounding area. Southern Connecticut Bancorp currently serves the greater New Haven market, which is comprised of the communities located in and around New Haven County in Southern Central Connecticut. The greater New Haven market is located in the center of, and is a critical component of, the commercial activity of the northeast corridor in New England. The market focus resides in the busy transportation and commercial area between New York City to the south, Hartford to the north, Providence to the east, and Boston to the northeast. The diversified economic base of this market region includes pharmaceutical, advanced manufacturing, healthcare, defense, technology, service and energy companies. The region is also one of New England’s most popular tourist destinations, featuring popular shoreline and heritage sites. In addition, Southern Connecticut Bancorp’s headquarters is located in downtown New Haven, in the area of Yale University’s campus.

Our Business

We operate as a community bank. Our primary business lines involve generating funds from deposits or borrowings and investing such funds in loans and investment securities. We currently operate ten retail banking locations in the greater Naugatuck Valley market.

Our primary lines of business are:

•

Retail Lending. We offer a variety of one- to four-family residential mortgage loans, home equity loans and consumer loans through our branch network. Retail loans constituted 55.2% of our total loan portfolio at March 31, 2010.

•

Commercial and Construction Lending. We offer multi-family and commercial real estate loans and commercial business loans for property owners and businesses in our market area. We also offer residential construction loans to individuals to finance the construction of residential dwellings for personal use and commercial construction loans for commercial development projects, including condominiums, apartment buildings, and single family subdivisions as well as office buildings, retail and other income producing properties. Commercial and construction loans constituted 44.8% of our total loan portfolio at March 31, 2010.

•

Deposit Products and Services. We offer a full range of traditional deposit products for consumers and businesses, such as checking accounts, savings accounts, money market accounts, retirement accounts, and certificates of deposit. These products can have additional features such as direct deposit, ATM and check card services, overdraft protection, telephone and Internet banking, and remote electronic deposits, thereby providing our customers multiple channels to access their accounts.

Our Business Strategy

The following are the key elements of our business strategy:

•

Maintaining a well diversified loan portfolio. At March 31, 2010, approximately 44.8% of our loans were commercial in nature, consisting primarily of multi-family and commercial real estate, commercial business and construction loans, and 55.2% were retail in nature consisting of residential mortgage, home equity loans and lines of credit and other consumer loans. The Bank of Southern Connecticut’s loans are primarily commercial real estate and commercial business loans. On a proforma basis, we anticipate that 55.3% of our loans will be commercial loans, while 44.7% will be retail loans. Upon completion of the offering and the merger, we plan to originate both commercial and retail loans in our market areas from all 14 of our locations.

•

Expand retail deposits in the to be acquired New Haven branches. Our management team believes that an opportunity exists for a community bank to successfully compete for retail deposits in the New Haven market. We believe we will be able to build low cost core deposits through the four branches we will be acquiring from Southern Connecticut Bancorp and we plan to utilize our retail banking experience to build retail deposits in those branches to complement Southern Connecticut Bancorp’s commercial deposits. At these New Haven branches, we intend to increase product offerings and achieve higher levels of profitability by more effectively serving customers.

•

Maintaining high levels of asset quality. Although we have sought to maintain our asset quality by applying conservative underwriting standards, our non-performing assets increased from $2.7 million or 0.5% of total assets at December 31, 2008 to $11.3 million or 2. 0% of total assets at March 31, 2010 due to weakened economic conditions. As a result of the merger with Southern Connecticut Bancorp, our non-performing assets will increase, on a proforma basis at March 31, 2010, to $16.9 million or 3.0% of total assets. To address increased problem assets, we have placed more attention and resources on loan workouts. One of our loan officers who has significant loan workout experience has been given primary responsibility for problem commercial loan workouts. We have tightened underwriting standards, including applying more stringent loan to value ratio requirements, and are contacting delinquent borrowers earlier in order to improve our chances of a successful outcome of work-out efforts. We plan to bring over from Southern Connecticut Bancorp their experienced commercial origination and credit team consisting of two senior vice presidents, three credit analysts and three commercial loan officers. In connection with our merger due diligence, our loan and credit officers have reviewed approximately 80% of Southern Connecticut Bancorp’s loan portfolio and we believe that adequate provisions have been made for specific and general reserves given the characteristics of the loan portfolio we are acquiring. In addition, both Naugatuck Valley Financial and Southern Connecticut Bancorp annually engage an outside loan review firm to perform a thorough review of their respective loan portfolios. These reviews involved analyzing all large borrowing relationships, delinquency trends, and loan collateral valuation in order to identify impaired loans.

•

Maintaining capital at “well capitalized” levels. Our policy has always been to protect the safety and soundness of Naugatuck Valley Savings and Loan through conservative credit and operational risk management, balance sheet strength and sound operations. As a result, our capital ratios are in excess of the “well capitalized” standards set by the Office of Thrift Supervision. Although our asset size has grown significantly since our initial public offering in 2004 we have maintained “well capitalized” levels of regulatory capital through additions to capital from profits as well as through an effective dividend policy that balances capital adequacy with shareholder returns. We expect that at the minimum, as adjusted, of the offering range our capital ratios will increase even after a portion of the stock proceeds are used in the acquisition of Southern Connecticut Bancorp.

•

Expanding our franchise and footprint through acquisition opportunities and the opening of additional branch offices. In 2000, our branch network consisted of three locations. During the past ten years we have expanded our franchise through the opening of seven de novo branches so that at March 31, 2010, we operated out of ten full service branch locations in the greater Naugatuck Valley market. Additionally, our acquisition of Southern Connecticut Bancorp will expand our footprint to an area previously not served by our branch network, the greater New Haven market. We currently intend to keep all of the Southern Connecticut Bancorp offices open, and as a result, upon completion of the offering and merger, we will operate out of 14 locations throughout the greater Naugatuck Valley and New Haven market areas. Although we currently do not have any specific plans for additional de novo branching or acquisitions, we intend to continue to pursue such opportunities to expand our franchise and footprint in future years.

•

Developing secondary mortgage market capabilities. During 2009, we began to pursue a significant initiative to develop a secondary mortgage operation which would generate fee income for Naugatuck Valley Savings and Loan. We invested in personnel and systems to increase our ability to sell residential mortgages in the secondary market with the goals of increasing fee income and reducing interest rate risk through the sale of conforming fixed-rate residential mortgages. With our systems in place we are now in process of hiring experienced loan production professionals in order to increase production.

•

Improving our efficiency ratio. We monitor our efficiency ratio closely and strive to improve it through expense control and increases in non interest income and in net interest income. For the three months ended March 31, 2010, our efficiency ratio was 75.43%. Our largest non-interest expense is compensation. We work to limit growth of compensation expense by controlling increases in the number of employees to those needed to support our growth and by maximizing the use of technology to increase efficiency. We work to increase non-interest income by charging competitive fees for services related to deposit accounts as well as through new initiatives to sell current fixed-rate mortgage production in the secondary market. We work to increase our net interest income by optimizing loan pricing and though the growth of low cost core deposits.

•

Managing interest rate risk. We believe we maintain manageable levels of interest rate risk by originating and holding adjustable rate commercial loans, by building core deposits which are less susceptible to interest rate changes and by borrowing long term from the Federal Home Loan Bank of Boston. We maintain “moderate” interest rate sensitivity as modeled by the Office of Thrift Supervision. We expect that the acquisition of Southern Connecticut Bancorp will reduce our interest rate sensitivity due their asset/liability structure which consists primarily of variable rate commercial loans and core deposits.

•

Maintaining multiple sources of liquidity. During the current period of slow economic growth, we recognize the importance of maintaining multiple sources of liquidity. Our primary source of liquidity is local deposits for which we compete aggressively with competitive rates and superior levels of customer service. We also utilize borrowings from both the Federal Home Loan Bank of Boston and our correspondent bank and recently we established a liquidity line with the Federal Reserve. In addition, we occasionally sell investments to meet liquidity needs. We also have the ability to sell a portion of our residential mortgage portfolio in the secondary market to meet liquidity needs.

Description of the Conversion (page     )

In 2004, we reorganized Naugatuck Valley Savings and Loan into a stock savings bank with a mutual holding company structure. As a part of that reorganization, we formed Naugatuck Valley Financial as the mid-tier holding company for Naugatuck Valley Savings and Loan and sold a minority interest in Naugatuck Valley Financial common stock to our depositors and our employee stock ownership plan in a subscription offering. The majority of Naugatuck Valley Financial’s shares were issued to Naugatuck Valley Mutual Holding Company, a mutual holding company organized under federal law. As a mutual holding company, Naugatuck Valley Mutual Holding Company does not have any shareholders, does not hold any significant assets other than the common stock of Naugatuck Valley Financial, and does not engage in any significant business activity. Our current ownership structure is as follows:

The “second-step” conversion process that we are now undertaking involves a series of transactions by which we will convert our organization from the partially public mutual holding company form to the fully public stock holding company structure. In the stock holding company structure, all of Naugatuck Valley Savings and Loan’s common stock will be owned by new Naugatuck Valley Financial, and all of new Naugatuck Valley Financial’s common stock will be owned by the public. We are conducting the conversion and offering under the terms of our plan of conversion and reorganization (which is referred to as the “plan of conversion”). Upon completion of the conversion and offering, the present Naugatuck Valley Financial and Naugatuck Valley Mutual Holding Company will cease to exist.

As part of the conversion, we are offering for sale common stock representing the 59.6% ownership interest of Naugatuck Valley Financial that is currently held by Naugatuck Valley Mutual Holding Company. At the conclusion of the conversion and offering, existing public shareholders of Naugatuck Valley Financial will receive shares of common stock in new Naugatuck Valley Financial in exchange for their existing shares of common stock of Naugatuck Valley Financial, based upon an exchange ratio of 0.6300 to 0.9802. The actual exchange ratio will be determined at the conclusion of the conversion and the offering based on the total number of shares sold in the offering, and is intended to result in Naugatuck Valley Financial’s existing public shareholders owning the same percentage interest of new Naugatuck Valley Financial common stock as they currently own of Naugatuck Valley Financial common stock, without giving effect to shares issued in connection with the acquisition of Southern Connecticut Bancorp, cash paid in lieu of issuing fractional shares or shares that existing shareholders may purchase in the offering. However, assuming completion of the merger, existing public stockholders will own approximately between 33.1% and 35.7% of new Naugatuck Valley Financial.

After the conversion and offering and merger with Southern Connecticut Bancorp, our ownership structure will be as follows:

We may cancel the conversion and offering with the concurrence of the Office of Thrift Supervision. If canceled, orders for common stock submitted will be canceled, subscribers’ funds will be promptly returned with interest calculated at Naugatuck Valley Savings and Loan’s passbook savings rate and all deposit account withdrawal authorizations will be cancelled.

The normal business operations of Naugatuck Valley Savings and Loan will continue without interruption during the conversion and offering, and the same officers and directors who currently serve Naugatuck Valley Savings and Loan in the mutual holding company structure will serve the new holding company and Naugatuck Valley Savings and Loan in the fully converted stock form. Upon completion of the merger, we will expand the size of the board and appoint Alphonse F. Spadaro, Jr., currently Vice Chairman of the Board of Southern Connecticut Bancorp and The Bank of Southern Connecticut, to the boards of directors of new Naugatuck Valley Financial and Naugatuck Valley Savings and Loan. In addition, we will appoint Matthew Proto, Sr., Senior Vice President and Chief Lending Officer of The Bank of Southern Connecticut, and Sunil Pallan, Senior Vice President and Chief Credit Officer of The Bank of Southern Connecticut, as Senior Vice Presidents of Naugatuck Valley Savings and Loan effective upon completion of the merger.

Reasons for the Conversion and Offering (page     )

Our primary reasons for the conversion and offering are the following:

•	The conversion and offering will facilitate the acquisition of Southern Connecticut Bancorp by enabling us to issue stock and raise cash to pay the merger consideration.

•

While Naugatuck Valley Savings and Loan currently exceeds all regulatory capital requirements, the proceeds from the sale of common stock will increase our capital, which will support our continued lending and operational growth. Our board of directors considered current market conditions, the amount of capital needed for continued growth, that the offering will not raise excessive capital, and the interests of existing shareholders in deciding to conduct the conversion and offering at this time.

•

The larger number of shares that will be in the hands of public investors after completion of the conversion and offering is expected to result in a more liquid and active market than currently exists for Naugatuck Valley Financial common stock. A more liquid and active market would make it easier for our shareholders to buy and sell our common stock. See “Market for the Common Stock.”

•

The stock holding company structure is a more familiar form of organization, which we believe will make our common stock more appealing to investors, and will give us greater flexibility to access the capital markets through possible future equity and debt offerings and to acquire other financial institutions or financial service companies. Our current mutual holding company structure limits our ability to raise capital or issue stock in an acquisition transaction because Naugatuck Valley Mutual Holding Company must own at least 50.1% of the shares of Naugatuck Valley Financial. Other than our acquisition of Southern Connecticut Bancorp, we have no plans, agreements or understandings regarding any additional securities offerings or acquisitions.

•

As a mutual holding company, we are currently regulated by the Office of Thrift Supervision. Proposed financial regulatory reforms may result in changes to our primary bank regulator and holding company regulator, as well as changes in regulations applicable to us, including, but not limited to, capital requirements, payment of dividends and conversion to full stock form. While it is impossible to predict whether such reforms will be enacted or the form they may take, our board of directors believes that the reorganization will eliminate some of the uncertainties associated with the proposed legislation, and better position us to meet all future regulatory capital requirements.

Terms of the Offering

We are offering between 2,635,000 and 3,565,000 shares of common stock in a subscription offering to eligible depositors of Naugatuck Valley Savings and Loan and to our tax-qualified employee benefit plans, including our employee stock ownership plan. To the extent shares remain available, we will offer shares in a community offering to natural persons (and trusts of natural persons) residing in Fairfield and New Haven Counties, Connecticut, to our existing public shareholders as of             , 2010 and to the general public. With regulatory approval, we may increase the number of shares to be sold up to 4,099,750 shares without giving you further notice or the opportunity to change or cancel your order. In considering whether to increase the offering size, the Office of Thrift Supervision will consider the level of subscriptions, the views of our independent appraiser, our financial condition and results of operations, and changes in financial market conditions. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond [DATE2], 2010, or the number of shares of common stock to be sold is increased to more than 4,099,750 shares or decreased to less than 2,635,000 shares (which may include up to 395,250 unsubscribed shares issued to Southern Connecticut Bancorp stockholders as merger consideration). If we extend the offering beyond [DATE2], 2010, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest calculated at Naugatuck Valley Savings and Loan’s passbook savings rate or cancel your deposit account withdrawal authorization. If we intend to sell fewer than 2,635,000 shares (which may include up to 395,250 unsubscribed shares issued to Southern Connecticut Bancorp stockholders as merger consideration) or more than 4,099,750 shares, we will promptly return all funds and set a new offering range. All subscribers will be notified and given the opportunity to place a new order.

If we do not receive orders for at least 2,635,000 shares of common stock, then we may sell as few as 2,239,750 shares in the offering and include up to 395,250 shares issued to Southern Connecticut Bancorp stockholders as merger consideration, but only in order to complete the offering at the minimum of the offering range.

Shares of our common stock not purchased in the subscription offering or the community offering may be offered for sale to the general public in a syndicated community offering through a syndicate of selected dealers on a best efforts basis. We may begin the syndicated community offering at any time following the commencement of the subscription offering. Stifel, Nicolaus & Company, Incorporated will act as sole book-running manager. Neither Stifel, Nicolaus & Company, Incorporated nor any other member of the syndicate is required to purchase any shares in the syndicated community offering.

The purchase price is $10.00 per share. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. Stifel, Nicolaus & Company, Incorporated, our conversion advisor and marketing agent in the offering, will use its best efforts to assist us in selling shares of our common stock.

How We Determined the Offering Range and Exchange Ratio (page     )

Federal regulations require that the aggregate purchase price of the securities sold in the offering be based upon our estimated pro forma market value after the conversion (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering) and acquisition of Southern Connecticut Bancorp, as determined by an independent appraisal. We have retained FinPro, Inc., which is experienced in the evaluation and appraisal of financial institutions, to prepare the appraisal. FinPro has indicated that in its valuation as of May 28, 2010, our common stock’s estimated full market value ranged from $54.0 million to $69.6 million, with a midpoint of $61.8 million, inclusive of shares to be issued to Southern Connecticut Bancorp stockholders in connection with the merger. The pro forma market value of new Naugatuck Valley Financial includes:

•	the total number of shares that will be sold in the offering (representing the 59.6% ownership interest in Naugatuck Valley Financial currently owned by Naugatuck Valley Mutual Holding Company);

•

the total number of shares to be issued to current Naugatuck Valley Financial stockholders in exchange for their shares of Naugatuck Valley Financial common stock (representing the remaining 40.4% ownership interest in Naugatuck Valley Financial currently owned by current Naugatuck Valley Financial stockholders); and

•	the total number of shares to be issued to Southern Connecticut Bancorp stockholders in connection with the merger.

This valuation and Naugatuck Valley Mutual Holding Company’s ownership interest in Naugatuck Valley Financial, results in an offering range of $26.4 million to $35.7 million, with a midpoint of $31.0 million. FinPro will receive fees totaling $40,000 for its appraisal report, plus $6,500 for any appraisal updates (of which there will be at least one) and reimbursement of out-of-pocket expenses. FinPro will also receive fees totaling $20,000 for preparation of the pro forma tables reflecting the independent appraisal and merger pro forma data in the prospectus.

The appraisal was based in part upon Naugatuck Valley Financial’s financial condition and results of operations, the impact of the merger, the effect of the additional capital we will raise from the sale of common stock in this offering, and an analysis of a peer group of ten publicly traded savings and loan holding companies that FinPro considered comparable to Naugatuck Valley Financial. The appraisal peer group consists of the companies listed below. Total assets are as of March 31, 2010.

Company Name	Ticker Symbol	Exchange	Headquarters	Total Assets
				(in thousands)
Central Bancorp, Inc.	CEBK	NASDAQ	Somerville, MA	$542,444
Chicopee Bancorp, Inc.	CBNK	NASDAQ	Chicopee, MA	545,765
Hampden Bancorp, Inc.	HBNK	NASDAQ	Springfield, MA	577,841
Hingham Institution for Savings	HIFS	NASDAQ	Hingham, MA	966,387
Legacy Bancorp, Inc.	LEGC	NASDAQ	Pittsfield, MA	946,224
LSB Corporation	LSBX	NASDAQ	North Andover, MA	806,567
New Hampshire Thrift Bancshares, Inc.	NHTB	NASDAQ	Newport, NH	938,665
Newport Bancorp, Inc.	NFSB	NASDAQ	Newport, RI	456,610
United Financial Bancorp, Inc.	UBNK	NASDAQ	West Springfield, MA	1,512,683
Westfield Financial, Inc.	WFD	NASDAQ	Westfield, MA	1,199,757

In preparing its appraisal, FinPro considered the information in this prospectus, including our financial statements and the impact of the merger with Southern Connecticut Bancorp. FinPro also considered the following factors, among others:

•

our historical and projected operating results and financial condition, including, but not limited to, net interest income, the amount and volatility of interest income and interest expense relative to changes in market conditions and interest rates, asset quality, levels of loan loss provisions, the amount and sources of non-interest income, and the amount of noninterest expense;

•

the economic, demographic and competitive characteristics of our market area, including, but not limited to, employment by industry type, unemployment trends, size and growth of the population, trends in household and per capita income, and deposit market share;

•

a comparative evaluation of our operating and financial statistics with those of other similarly-situated, publicly-traded savings associations and savings association holding companies, which included a comparative analysis of balance sheet composition, income statement and balance sheet ratios, credit and interest rate risk exposure;

•

the effect of the capital raised in this offering on our net worth and earnings potential, including, but not limited to, the increase in consolidated equity resulting from the offering, the estimated increase in earnings resulting from the investment of the net proceeds of the offering, and the estimated impact on consolidated equity and earnings resulting from adoption of the proposed employee stock benefit plans; and

•	the trading market for Naugatuck Valley Financial common stock and securities of comparable institutions and general conditions in the market for such securities.

Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “book value” and “tangible book value” and the ratio of the offering price to the issuer’s core earnings. FinPro considered these ratios in preparing its appraisal, among other factors. Book value is the same as total equity and represents the difference between the issuer’s assets and liabilities. Tangible book value is equal to total equity minus intangible assets. Core earnings, for purposes of the appraisal, was defined as net earnings after taxes, excluding the after-tax portion of income from nonrecurring items. FinPro’s appraisal also incorporates an analysis of a peer group of publicly traded companies that FinPro considered to be comparable to us. In applying each of the valuation methods, FinPro considered adjustments to our pro forma market value based on a comparison of Naugatuck Valley Financial with the peer group. FinPro made downward adjustments for financial condition (including asset quality), earnings quality and growth and trading liquidity and made an upward adjustment for balance sheet growth. No adjustments were made for market area, dividends, regulatory matters, management or subscription interest.

The following table presents a summary of selected pricing ratios for the peer group companies utilized by FinPro in its appraisal and the pro forma pricing ratios for us as calculated by FinPro in its appraisal report, based on financial data as of and for the 12 months ended March 31, 2010. The pricing ratios for Naugatuck Valley Financial are based on financial data as of or for the 12 months ended March 31, 2010.

	Price to Book Value Ratio	Price to Tangible Book Value Ratio	Price to Core Earnings Multiple
New Naugatuck Valley Financial (pro forma):
Minimum, as adjusted (1)	63.78%	67.98%	34.48%
Minimum	65.66	69.74	35.71
Midpoint	71.58	75.87	41.67
Maximum	76.98	81.37	47.62
Maximum, as adjusted	82.64	87.11	52.63
Pricing ratios of peer group companies as of May 28, 2010:
Average	84.48	90.35	21.94
Median	83.70	88.90	16.70

(1)	If we do not receive orders for at least 2,635,000 shares in the offering, then, in our discretion in order to issue the minimum number of shares necessary to complete the conversion and offering, we may sell as few as 2,239,750 shares in the offering and include up to 395,250 shares issued to stockholders of Southern Connecticut Bancorp as merger consideration in order to meet the 2,635,000 share minimum requirement.

Compared to the median pricing ratios of the peer group, at the maximum of the offering range our common stock would be priced at a discount of 8.03% to the peer group on a price-to-book basis, and a discount of 8.47% to the peer group on a price-to-tangible book basis. This means that, at the maximum of the offering range, a share of our common stock would be less expensive than the peer group on a book value and tangible book value basis.

Compared to the average pricing ratios of the peer group, at the minimum of the offering range our common stock would be priced at discount of 21.55% to the peer group on a price-to-book basis, and a discount of 21.55% to the peer group on a price-to-tangible book basis. This means that, at the minimum of the offering range, a share of our common stock would be less expensive than the peer group on a book value and tangible book value basis.

Our board of directors reviewed FinPro’s appraisal report, including the methodology and the assumptions used by FinPro, and determined that the offering range was reasonable and adequate. Our board of directors has decided to offer the shares for a price of $10.00 per share. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the market price of our stock before adoption of the plan of conversion, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock, and desired liquidity in the common stock after the offering. Our board of directors also established the formula for determining the exchange ratio. Based upon such formula and the offering range, the exchange ratio ranged from a minimum of 0.6300 to a maximum of 0.8524 shares of new Naugatuck Valley Financial common stock for each current share of Naugatuck Valley Financial common stock, with a midpoint of 0.7412. Based upon this exchange ratio, we expect to issue between 1,789,416 and 2,420,974 shares of new Naugatuck Valley Financial common stock to the holders of Naugatuck Valley Financial common stock outstanding immediately before the completion of the conversion and offering.

Because of differences in important factors such as operating characteristics, location, financial performance, asset size, capital structure and business prospects between us and other fully converted institutions, you should not rely on these comparative valuation ratios as an indication as to whether or not our common stock is an appropriate investment for you. The appraisal is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our common stock. The appraisal does not indicate market value. You should not assume or expect that the appraisal described above means that our common stock will trade at or above the $10.00 purchase price after the offering.

Our board of directors makes no recommendation of any kind as to the advisability of purchasing shares of common stock in the offering.

Possible Change in Offering Range

FinPro will update its appraisal before we complete the conversion and offering. If, as a result of regulatory considerations, demand for the shares or changes in financial market conditions, FinPro determines that our estimated pro forma market value has increased, we may sell up to 4,099,750 shares without further notice to you. In addition, in certain circumstances if existing options to acquire Southern Connecticut Bancorp common stock at March 31, 2010 are exercised prior to closing, the number of shares issued in the acquisition could be increased to 987,400 shares of common stock without further notice to you. If our pro forma market value at that time is either below $54.0 million (which may include up to 395,250 unsubscribed shares issued to Southern Connecticut Bancorp stockholders as merger consideration) or above $78.6 million, then, after consulting with the Office of Thrift Supervision, we may: terminate the offering and promptly return all funds; promptly return all funds, set a new offering range and give all subscribers the opportunity to place a new order; or take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

The Exchange of Existing Shares of Naugatuck Valley Financial Common Stock (page     )

If you are a shareholder of Naugatuck Valley Financial on the date we complete the conversion and offering, your existing shares will be cancelled and exchanged for shares of new Naugatuck Valley Financial. The number of shares you will receive will be based on an exchange ratio determined as of the completion of the conversion and offering that is intended to result in Naugatuck Valley Financial’s existing public shareholders owning approximately 40.4% of new Naugatuck Valley Financial’s common stock without giving effect to shares issued in connection with the acquisition of Southern Connecticut Bancorp, which is the same percentage of Naugatuck Valley Financial common stock currently owned by existing public shareholders. Assuming completion of the merger, existing public stockholders will own approximately between 33.1% and 35.7% of new Naugatuck Valley Financial. The following table shows how the exchange ratio will adjust, based on the number of shares sold in our offering. The table also shows how many shares a hypothetical owner of 100 shares of Naugatuck Valley Financial common stock would receive in the exchange, based on the number of shares sold in the offering.

	Shares to be Sold in the Offering	Exchange Ratio	Equivalent Per Share Value (1)	Shares to be Received for 100 Existing Shares (2)
Minimum, as adjusted (3)	2,239,750	0.6300	$6.30	63
Minimum	2,635,000	0.6300	6.30	63
Midpoint	3,100,000	0.7412	7.41	74
Maximum	3,565,000	0.8524	8.52	85
Maximum, as adjusted	4,099,750	0.9802	9.80	98

(1)	Represents the value of shares of new Naugatuck Valley Financial common stock received in the conversion by a holder of one share of Naugatuck Valley Financial common stock at the exchange ratio, assuming a market price of $10.00 per share.
(2)	Cash will be paid instead of issuing any fractional shares.
(3)	If we do not receive orders for at least 2,635,000 shares in the offering, then, in our discretion in order to issue the minimum number of shares necessary to complete the conversion and offering, up to 395,250 unsubscribed shares may be issued to stockholders of Southern Connecticut Bancorp as merger consideration in order to meet the 2,635,000 share minimum requirement.

No fractional shares of new Naugatuck Valley Financial common stock will be issued in the conversion and offering. For each fractional share that would otherwise be issued, we will pay cash in an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share offering price.

We also will convert options previously awarded under the 2005 Equity Incentive Plan into options to purchase new Naugatuck Valley Financial common stock. At March 31, 2010, there were outstanding options to purchase 352,230 shares of Naugatuck Valley Financial common stock. The number of outstanding options and related per share exercise prices will be adjusted based on the exchange ratio. The aggregate exercise price, term and vesting period of the outstanding options will remain unchanged. If any options are exercised before we complete the offering, the number of shares of Naugatuck Valley Financial common stock outstanding will increase and the exchange ratio could be adjusted.

Ownership of New Naugatuck Valley Financial after Completion of the Conversion and Offering and the Merger

The following table shows the number of shares to be issued, and approximate percentage of the total stock issuance, for each of the shares to be sold in the offering, shares to be received in exchange for existing shares of Naugatuck Valley Financial and shares to be issued to Southern Connecticut Bancorp stockholders in connection with the merger.

	Shares to be Sold in the Offering		Shares to be Received in Exchange for Existing Shares of Naugatuck Valley Financial		Shares to be issued to Southern Connecticut Bancorp Stockholders		Total Shares of Common Stock to be Outstanding
	Amount	Percent	Amount	Percent	Amount	Percent
Minimum, as adjusted (1)	2,239,750	52.6%	1,789,416	35.7%	977,264	19.5%	5,006,430
Minimum	2,635,000	48.8	1,789,416	33.1	977,264	18.1	5,401,680
Midpoint	3,100,000	50.1	2,105,195	34.1	977,264	15.8	6,182,459
Maximum	3,565,000	51.2	2,420,974	34.8	977,264	14.0	6,963,238
Maximum, as adjusted	4,099,750	52.2	2,784,120	35.4	977,264	12.4	7,861,134

(1)	If we do not receive orders for at least 2,635,000 shares in the offering, then, in our discretion in order to issue the minimum number of shares necessary to complete the conversion and offering, we may sell as few as 2,239,750 and include up to 395,250 shares issued to stockholders of Southern Connecticut Bancorp as merger consideration in order to meet the 2,635,000 share minimum requirement.

How We Intend to Use the Proceeds of this Offering (page     )

The following table summarizes how we intend to use the proceeds of the offering, based on the sale of shares at the minimum, as adjusted, minimum and maximum of the offering range.

(In thousands)	Minimum, as Adjusted, of Offering Range 2,635,000 Shares at $10.00 Per Share (1)	Minimum of Offering Range 2,635,000 Shares at $10.00 Per Share	Maximum of Offering Range 3,565,000 Shares at $10.00 Per Share
Offering proceeds	$26,350	$26,350	$35,650
Less: offering expenses	(1,889)	(2,029)	(2,335)

Net offering proceeds	24,461	24,321	33,315
Merger shares used	(3,953)	—	—

Net cash proceeds	20,508	24,321	33,315
Less:
Proceeds contributed to Naugatuck Valley Savings and Loan	(6,634)	(9,684)	(16,879)
Proceeds used for loan to employee stock ownership plan	(1,581)	(1,581)	(2,139)
Cash portion of merger consideration	(9,773)	(9,773)	(9,773)

Proceeds remaining for new Naugatuck Valley Financial	$2,520	$3,283	$4,524

(1)	If we do not receive orders for at least 2,635,000 shares in the offering, then, in our discretion in order to issue the minimum number of shares necessary to complete the conversion and offering, we may sell as few as 2,239,750 and include up to 395,250 shares issued to stockholders of Southern Connecticut Bancorp as merger consideration in order to meet the 2,635,000 share minimum requirement.
(2)	We intend to contribute 80.0% of the net cash proceeds to Naugatuck Valley Savings and Loan, of which $9.8 million will be used to fund the cash portion of the merger consideration.

Initially, we intend to invest the proceeds of the offering in short-term investments. In the future, new Naugatuck Valley Financial may use the funds it retains to invest in securities, pay cash dividends, repurchase shares of its common stock, subject to regulatory restrictions, or for general corporate purposes. Over time, Naugatuck Valley Savings and Loan intends to use the portion of the proceeds that it receives to fund new loans or to repay outstanding indebtedness. The amount of time that it will take to deploy the proceeds of the offering into loans will depend primarily on the level of loan demand. We may also use the proceeds of the offering to diversify our business or acquire other companies or expand our branch network, although we have no specific plans to do so at this time.

Purchases by Directors and Executive Officers (page     )

We expect that our directors and executive officers, together with their associates, will subscribe for approximately 52,500 shares, which is 1.7% of the midpoint of the offering. Our directors and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the offering. Like all of our depositors, our directors and executive officers have subscription rights based on their deposits and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of conversion. Purchases by our directors and executive officers will count towards the minimum number of shares we must sell to close the offering.

In addition, Alphonse F. Spadaro, Jr., Vice Chairman of the Board of Southern Connecticut Bancorp who will become a director of new Naugatuck Valley Financial following the merger, and Matthew Proto, Sr. and Sunil Pallan, executive officers of Southern Connecticut Bancorp who will become executive officers of new Naugatuck Valley Financial following the merger, expect to elect to receive in the merger up to 9,787 shares in the aggregate of new Naugatuck Valley Financial common stock in exchange for their Southern Connecticut Bancorp common stock, based on the number of shares of Southern Connecticut Bancorp they own as of                     , 2010 and subject to the election and proration procedure set forth in the merger agreement. These individuals also intend to subscribe for 2,500 shares, or $25,000, of new Naugatuck Valley Financial common stock. Including the new director and executive officers from Southern Connecticut Bancorp, all directors and executive officers, together with their associates, would own, upon completion of the offering, the exchange and the merger, up to approximately 3.5% of our outstanding shares at the minimum of the offering range.

Benefits of the Conversion to Management (page     )

We intend to adopt the stock benefit plans described below. We will recognize additional compensation expense related to the expanded employee stock ownership plan and the new equity incentive plan. The actual expense will depend on the market value of our common stock and will increase as the value of our common stock increases. As reflected under “Pro Forma Data,” based upon assumptions set forth therein, the annual expense related to the employee stock ownership plan and the new equity incentive plan would have been $407,000 for the year ended December 31, 2009, assuming shares are sold at the maximum of the offering range. If awards under the new equity incentive plan are funded from authorized but unissued stock, your ownership interest would be diluted by up to approximately 6.2%. See “Pro Forma Data” for an illustration of the effects of each of these plans.

Employee Stock Ownership Plan. Our employee stock ownership plan intends to purchase an amount of shares equal to 6.0% of the shares sold in the offering. The plan will use the proceeds from a 20-year loan from new Naugatuck Valley Financial to purchase these shares in the offering. Alternatively, we reserve the right to purchase shares of common stock in the open market following the offering to fund all or a portion of the employee stock ownership plan. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of employee participants. Allocations will be based on a participant’s individual compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

New Equity Incentive Plan. We intend to implement a new equity incentive plan no earlier than six months after completion of the conversion and offering. We will submit this plan to our shareholders for their approval. Under this plan, if implemented within 12 months following the completion of the conversion, we intend to grant stock options in an amount up to 10.0% of the number of shares sold in the offering and restricted stock awards in an amount equal to 3.0% of the shares sold in the offering, subject to adjustment as may be required by Office of Thrift Supervision regulations or policy to reflect restricted stock awards and stock option grants previously made by Naugatuck Valley Financial. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. Shares of restricted stock will be awarded at no cost to the recipient. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. The new equity incentive plan will comply with all applicable Office of Thrift Supervision regulations. If the new equity incentive plan is adopted more than 12 months after the completion of the conversion, restricted stock awards and stock option grants under the plan may exceed the percentage limitations set forth above. The new equity incentive plan will supplement our existing 2005 Equity Incentive Plan, which will continue as a plan of new Naugatuck Valley Financial.

The following table summarizes, at the maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards and stock options that are expected to be available under the new equity incentive plan. At the maximum of the offering range, we will sell 3,565,000 shares and have 6,963,238 shares outstanding. The number of shares reflected for the benefit plans in the table below assumes that the new equity incentive plan is implemented with in 12 months following completion of the conversion and the application of the net proceeds as described under “Use of Proceeds.”

	Number of Shares to be Granted or Purchased			Dilution Resulting from Issuance of Additional Shares	Total Estimated Value
(Dollars in thousands)	At Maximum of Offering Range	As a % of Common Stock Sold	As a % of Common Stock Outstanding after Offering and Merger
Employee stock ownership plan (1)	213,900	6.0%	3.1%	—%	$2,139
Restricted stock awards (1)	106,950	3.0	1.5	1.5	1,070
Stock options (2)	356,500	10.0	5.1	4.9	973

Total	677,350	19.0	9.7	6.2	$4,182

(1)	Assumes the value of new Naugatuck Valley Financial common stock is $10.00 per share for determining the total estimated value.
(2)	Assumes the value of a stock option is $2.73. See “Pro Forma Data.”

We may fund our plans through open market purchases, as opposed to new issuances of common stock; however, if any options previously granted under our 2005 Equity Incentive Plan are exercised during the first year following completion of the offering, they will be funded with newly-issued shares as Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of this offering except to fund the grants of restricted stock under the equity incentive plan or, with prior regulatory approval, under extraordinary circumstances. The Office of Thrift Supervision has previously advised that the exercise of outstanding options and cancellation of treasury shares in the conversion will not constitute an extraordinary circumstance or a compelling business purpose for satisfying this test.

The following table presents information regarding our existing employee stock ownership plan, options and restricted stock previously awarded or available for future awards under our 2005 Equity Incentive Plan, additional shares purchased by our employee stock ownership plan, and our proposed new equity incentive plan. The table below assumes that 6,963,238 shares are outstanding after the offering and merger, which includes the sale of 3,565,000 shares in the offering at the maximum of the offering range, the issuance of 2,420,974 shares in exchange for shares of Naugatuck Valley Financial using an exchange ratio of 0.8524 and 977,264 shares to be issued to Southern Connecticut Bancorp stockholders in connection with the merger. It is also assumed that the value of the stock is $10.00 per share.

Existing and New Stock Benefit Plans	Eligible Participants	Number of Shares at Maximum of Offering Range		Estimated Value of Shares		Percentage of Shares Outstanding After the Offering and Merger
				(Dollars in thousands)
Employee Stock Ownership Plan:	Employees
Shares purchased in 2004 offering (1)		254,093	(2)	$2,541		3.65%
Shares to be purchased in this offering		213,900		2,139		3.07

Total employee stock ownership plan		467,993		4,680		6.72

Restricted Stock Awards:	Directors and employees
2005 Equity Incentive Plan (1)		127,046	(3)	1,270	(4)	1.82
New shares of restricted stock		106,950		1,070	(4)	1.54

Total shares of restricted stock		233,996		2,340		3.36

Stock Options:	Directors and employees
2005 Equity Incentive Plan (1)		317,616	(5)	917	(6)	4.56
New stock options		356,500		973	(7)	5.12

Total stock options		674,116		1,890		9.68

Total stock benefit plans		1,376,105		$8,910		19.76%

(1)	Number of shares has been adjusted for the 0.8524 exchange ratio at the maximum of the offering range.
(2)	As of March 31, 2010, of these shares, 88,953 (104,356 before adjustment) have been allocated to the accounts of participants.
(3)	As of March 31, 2010, of these shares, 125,484 (147,212 before adjustment) have been awarded and 1,562 (1,833 before adjustment) remain available for future awards. As of March 31, 2010, awards covering 115,572 shares have vested and the shares have been distributed.
(4)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share.
(5)	As of March 31, 2010, of these shares, options for 316,735 shares (371,580 shares before adjustment) have been awarded and options for 881 shares (1,034 shares before adjustment) remain available for future grants. As of March 31, 2010, 240 options had been exercised.
(6)	The fair value of stock options granted and outstanding under the 2005 Equity Incentive Plan has been estimated using the Black-Scholes option pricing model. Before the adjustment for the exchange ratio, there were 352,230 outstanding options with a weighted average fair value of $2.46 per option. Using this value and adjusting for the exchange ratio at the maximum of the offering range, the fair value of stock options granted or available for grant under the 2005 Equity Incentive Plan has been estimated at $2.88 per option.
(7)	For purposes of this table, the fair value of stock options to be granted under the new equity incentive plan has been estimated at $2.73 per option using the Black-Scholes option pricing model with the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 1.86%; expected life, 6.5 years; expected volatility, 27.58%; and risk-free interest rate, 3.28%.

Persons Who Can Order Stock in the Subscription Offering (page     )

We are offering shares of new Naugatuck Valley Financial common stock in a subscription offering to the following persons in the following order of priority:

1.	Persons with $50 or more on deposit at Naugatuck Valley Savings and Loan as of the close of business on December 31, 2008.

2.	Our employee stock ownership plan.

3.	Persons with $50 or more on deposit at Naugatuck Valley Savings and Loan as of the close of business on , 2010 who are not eligible in category 1 above.

4.	Naugatuck Valley Savings and Loan’s depositors as of the close of business on , 2010, who are not in categories 1 or 3 above.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given to residents of Fairfield and New Haven Counties, Connecticut and the shareholders of Naugatuck Valley Financial. We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a “syndicated community offering” managed by Stifel, Nicolaus & Company, Incorporated. We retain the right to accept or reject, in part or in whole, any order received in the community offering or the syndicated community offering. Stifel, Nicolaus & Company, Incorporated is not required to purchase any shares of common stock that are being offered for sale.

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of conversion. See “The Conversion and Offering—Subscription Offering and Subscription Rights” for a description of the allocation procedure.

Subscription Rights are Not Transferable

You are not allowed to transfer your subscription rights and we will act to ensure that you do not do so. You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person to sell or transfer subscription rights or the shares that you purchase in the subscription offering. We will not accept any stock orders that we believe involve the transfer of subscription rights. Eligible depositors who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal and state law and may be subject to civil enforcement actions or criminal prosecution.

Purchase Limitations (page     )

Pursuant to our plan of conversion, our board of directors has established limitations on the purchase of common stock in the offering. These limitations include the following:

•	The minimum purchase is 25 shares.

•	No individual may purchase more than $300,000 of common stock (which equals 30,000 shares) in the offering.

•

No individual, together with any associates and no group of persons acting in concert, may purchase more than $600,000 of common stock (which equals 60,000 shares) in all the categories of the offering combined. For purposes of applying this limitation, your associates include:

•	Any person who is related by blood or marriage to you and who either lives in your home or who is a director or officer of Naugatuck Valley Savings and Loan;

•	Companies or other entities in which you are an officer or partner or have a 10% or greater beneficial ownership interest; and

•	Trusts or other estates in which you have a substantial beneficial interest or as to which you serve as a trustee or in another fiduciary capacity.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be subject to this overall purchase limitation. We have the right to determine, in our sole discretion, whether prospective purchasers are associates or acting in concert.

•

No individual together with any associates and no group of persons acting in concert may purchase shares of common stock so that, when combined with shares of new Naugatuck Valley Financial common stock received in exchange for shares of Naugatuck Valley Financial common stock, such person or persons would hold more than 5% of the number of shares of new Naugatuck Valley Financial common stock outstanding upon completion of the conversion and offering. No person will be required to divest any shares of Naugatuck Valley Financial common stock or be limited in the number of shares of new Naugatuck Valley Financial to be received in exchange for shares of Naugatuck Valley Financial common stock as a result of this purchase limitation.

Subject to the Office of Thrift Supervision’s approval, we may increase or decrease the purchase limitations at any time. If we increase the maximum purchase limitation to 5% of the shares of common stock sold in the offering, we may further increase the maximum purchase limitation to 9.99%, provided that orders for common stock exceeding 5% of the shares of common stock sold in the offering may not exceed in the aggregate 10% of the total shares of common stock sold in the offering. Our tax-qualified employee benefit plans, including our employee stock ownership plan, are authorized to purchase up to 6.0% of the shares sold in the offering, without regard to these purchase limitations.

Conditions to Completing the Conversion and Offering

We cannot complete the conversion and offering unless:

•	the plan of conversion is approved by at least a majority of votes eligible to be cast by voting members of Naugatuck Valley Mutual Holding Company;

•	the plan of conversion is approved by at least two-thirds of the outstanding shares of Naugatuck Valley Financial, including shares held by Naugatuck Valley Mutual Holding Company;

•

the plan of conversion is approved by at least a majority of the votes eligible to be cast by shareholders of Naugatuck Valley Financial, excluding shares held by Naugatuck Valley Mutual Holding Company;

•	we sell at least the minimum number of shares offered; and

•	we receive the final approval of the Office of Thrift Supervision to complete the conversion and offering.

Naugatuck Valley Mutual Holding Company, which owns 59.6% of the outstanding shares of Naugatuck Valley Financial, intends to vote these shares in favor of the plan of conversion. In addition, as of             , 2010, directors and executive officers of Naugatuck Valley Financial and their associates beneficially owned             shares of Naugatuck Valley Financial or     % of the outstanding shares. They intend to vote those shares in favor of the plan of conversion.

Although the completion of the offering is not contingent on the acquisition of Southern Connecticut Bancorp, the timing and manner of the offering would be subject to significant modification in the event the acquisition is terminated. If the merger agreement with Southern Connecticut Bancorp is terminated, the current offering may be canceled and all funds would be promptly returned to subscribers. A new offering could be conducted. Any new valuation range must be approved by the Office of Thrift Supervision.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

We must sell a minimum of 2,635,000 shares (which may include 395,250 unsubscribed shares issued to Southern Connecticut Bancorp stockholders as merger consideration) to complete the conversion and offering. Purchases by our directors and executive officers and our employee stock ownership plan will count towards the minimum number of shares we must sell to complete the offering. If we do not receive orders for at least 2,635,000 shares (which may include 395,250 unsubscribed shares issued to Southern Connecticut Bancorp stockholders as merger consideration) of common stock in the subscription, community and/or syndicated community offerings, we may increase the purchase limitations and/or seek regulatory approval to extend the offering beyond [DATE2], 2010 (provided that any such extension will require us to resolicit subscribers). Alternatively, we may terminate the offering, in which case we will promptly return your funds with interest calculated at Naugatuck Valley Savings and Loan’s passbook savings rate, which is currently 0.15% per annum, and cancel all deposit account withdrawal authorizations.

How to Purchase Common Stock (page     )

In the subscription offering and the community offering, you may pay for your shares by:

1.	personal check, bank check or money order made payable directly to “Naugatuck Valley Financial Corporation” (Naugatuck Valley Savings and Loan lines of credit checks and third-party checks of any type will not be accepted); or

2.	authorizing us to withdraw money from the types of Naugatuck Valley Savings and Loan deposit accounts identified on the stock order form.

Naugatuck Valley Savings and Loan is not permitted to lend funds (including funds drawn on a Naugatuck Valley Savings and Loan line of credit) to anyone to purchase shares of common stock in the offering. Please do not send cash.

You may not designate on your stock order form a direct withdrawal from a retirement account held at Naugatuck Valley Savings and Loan. Additionally, you may not designate on your stock order form a direct withdrawal from Naugatuck Valley Savings and Loan accounts with check-writing privileges. Instead, a check must be provided. If you request a direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount and we will immediately withdraw the amount from your checking account.

Personal checks will be immediately cashed, so the funds must be available within the account when your stock order form is received by us. Subscription funds submitted by check or money order will be held in a segregated account at Naugatuck Valley Savings and Loan. We will pay interest calculated at Naugatuck Valley Savings and Loan’s passbook savings rate from the date those funds are processed until completion or termination of the offering. Withdrawals from certificate of deposit accounts at Naugatuck Valley Savings and Loan to purchase common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Naugatuck Valley Savings and Loan must be available within the deposit accounts at the time the stock order form is received. A hold will be placed on the amount of funds designated on your stock order form. Those funds will be unavailable to you during the offering; however, the funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable contractual deposit account rate until the completion of the offering.

You may deliver your stock order form in one of three ways: by mail, using the stock order reply envelope provided, by overnight delivery to the Stock Information Center at the address indicated on the stock order form or by hand-delivery to Naugatuck Valley Savings and Loan’s main office, located at 333 Church Street, Naugatuck, Connecticut. Stock order forms will not be accepted at our other Naugatuck Valley Savings and Loan offices. Please do not mail stock order forms to Naugatuck Valley Savings and Loan. Once submitted, your order is irrevocable. We are not required to accept copies or facsimiles of order forms.

Using IRA Funds to Purchase Shares in the Offering (page     )

You may be able to subscribe for shares of common stock using funds in your individual retirement account(s), or IRA. If you wish to use some or all of the funds in your Naugatuck Valley Savings and Loan IRA or other retirement account, the applicable funds must first be transferred to a self-directed retirement account maintained by an unaffiliated institutional trustee or custodian, such as a brokerage firm. An annual fee may be payable to the new trustee. If you do not have such an account, you will need to establish one and transfer your funds before placing your stock order. Our Stock Information Center can give you guidance if you wish to place an order for stock using funds held in a retirement account at Naugatuck Valley Savings and Loan or elsewhere. Because processing retirement account transactions takes additional time, we recommend that you contact our Stock Information Center for guidance promptly, preferably at least two weeks before the [DATE1], 2010 offering deadline. Whether you may use retirement funds for the purchase of shares in the offering will depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

Deadline for Ordering Stock in the Subscription and Community Offerings

The subscription offering will end at 2:00 p.m., Eastern time, on [DATE1], 2010. If you wish to purchase shares, a properly completed and signed original stock order form, together with full payment for the shares of common stock, must be received (not postmarked) no later than this time. We expect that the community offering, if held, will terminate at the same time, although it may continue until [DATE2], 2010, or longer if the Office of Thrift Supervision approves a later date. No single extension may be for more than 90 days. We are not required to provide notice to you of an extension unless we extend the offering beyond [DATE2], 2010, in which case all subscribers in the subscription and community offerings will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest calculated at Naugatuck Valley Savings and Loan’s passbook savings rate or cancel your deposit account withdrawal authorization. If we intend to sell fewer than 2,635,000 shares or more than 4,099,750 shares, we will promptly return all funds and set a new offering range. All subscribers will be notified and given the opportunity to place a new order.

Market for New Naugatuck Valley Financial’s Common Stock (page     )

Naugatuck Valley Financial common stock is listed on the Nasdaq Global Market under the symbol “NVSL.” We expect that new Naugatuck Valley Financial’s common stock will trade on the Nasdaq Global Market under the trading symbol NVSLD for a period of 20 trading days after the completion of the conversion and offering. Thereafter, the trading symbol will revert to NVSL. After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares. There can be no assurance that persons purchasing the common stock in the offering will be able to sell their shares at or above the $10.00 offering price, and brokerage firms typically charge commissions related to the purchase or sale of securities.

New Naugatuck Valley Financial’s Dividend Policy (page     )

Naugatuck Valley Financial has paid quarterly cash dividends since the first quarter of 2005. For the quarter ended March 31, 2010, the quarterly cash dividend was $0.03 per share, which equals $0.12 per share on an annualized basis. We intend to continue to pay quarterly cash dividends after we complete the conversion and offering and the merger. We currently expect that the level of quarterly cash dividends per share after the conversion and offering and the merger to be $0.03 per share, or $0.12 per share on an annualized basis, at all levels of the offering range. This represents an annual dividend yield of 1.2% at all levels of the offering range based on a stock price of $10.00 per share. However, the dividend rate and the continued payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurance can be given that we will continue to pay dividends or that they will not be reduced or eliminated in the future.

Tax Consequences (page     )

As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to us or persons who receive or exercise subscription rights. Existing shareholders of Naugatuck Valley Financial who receive cash in lieu of fractional share interests in shares of new Naugatuck Valley Financial will recognize gain or loss equal to the difference between the cash received and the tax basis of the fractional share. Kilpatrick Stockton LLP and Whittlesey & Hadley, P.C. have issued us opinions to this effect.

Delivery of Prospectus

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the offering deadline, we may not mail prospectuses any later than five days before such date or hand-deliver prospectuses later than two days before that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus. We are not obligated to deliver a prospectus or order form by means other than U.S. mail.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 2:00 p.m., Eastern time, on [DATE1], 2010 whether or not we have been able to locate each person entitled to subscription rights.

Delivery of Stock Certificates (page     )

Certificates representing shares of common stock issued in the subscription and community offerings will be mailed by regular mail by our transfer agent as soon as practicable following completion of the conversion and offering. Certificates will be mailed to purchasers at the registration address provided by them on the order form. Until certificates for common stock are available and delivered to purchasers, purchasers may not be able to sell their shares, even though trading of the common stock will have commenced. Your ability to sell the shares of common stock before your receipt of the stock certificate will depend on arrangements you may make with your brokerage firm.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the offering, please call our Stock Information Center. The toll-free telephone number is (            )             . The Stock Information Center is open Monday through Friday from 10:00 a.m. to 4:00 p.m., Eastern time. The Stock Information Center will be closed weekends and bank holidays.

Risk Factors

You should consider carefully the following risk factors before purchasing shares of new Naugatuck Valley Financial common stock.

Risks Related to Our Business

Our portfolio of loans with a higher risk of loss have increased recently and will increase further as a result of the merger.

Recently, we have emphasized and grown our commercial real estate, commercial business and construction lending. At March 31, 2010, $218.8 million, or 44.8%, of our loan portfolio consisted of multi-family and commercial real estate, commercial business and construction loans, an increase of 2.9% from $212.6 million at December 31, 2009 and 22.1% from $179.2 million at December 31, 2008. In addition, as a result of the merger with Southern Connecticut Bancorp, our portfolio of multi-family and commercial real estate, commercial business and construction loans will increase significantly. At March 31, 2010, the pro forma amount of multi-family and commercial real estate, commercial business and construction loans, giving effect to the merger, totals $334.5 million, or 55.3% of our total loan portfolio. Furthermore, we intend to grow these commercial and construction loan portfolios subsequent to completion of the conversion and offering and the merger. Multi-family and commercial real estate, commercial business and construction loans have a higher risk of default and loss than owner-occupied single-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property and the income stream of the borrower, and for construction loans, the accuracy of the estimate of the property’s value at completion of construction and the estimated cost of construction. Such loans also typically involve larger loan balances to single borrowers or groups of related borrowers than single-family residential loans. Also, many of our commercial and construction borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a residential mortgage loan.

Our non-performing assets have increased recently and will increase further as a result of the merger which may negatively impact our earnings.

Our non-performing assets have increased recently as a result of the recent economic recession. At March 31, 2010, we had total non-performing assets of $11.2 million, or 2.0% of total assets, a $5.1 million increase from December 31, 2009 and an $8.5 million increase from December 31, 2008. In addition, as a result of the merger with Southern Connecticut Bancorp, our non-performing assets will increase significantly. Southern Connecticut Bancorp had total non-performing assets of $6.1 million, or 5.2% of total assets at March 31, 2010, and, on a pro forma basis at March 31, 2010, our pro forma total non-performing assets are $16.9 million, or 3.0% of total assets. Our non-performing assets adversely affect our net income in various ways. We do not record interest income on non-accrual loans or investments or on real estate owned. We must reserve for probable losses, which are established through a current period charge to income in the provision for loan losses, and from time to time, write down the value of properties in our other real estate owned portfolio to reflect changing market values. Additionally, there are legal fees associated with the resolution of problem assets as well as carrying costs such as taxes, insurance and maintenance related to our other real estate owned. Further, the resolution of non-performing assets requires the active involvement of management, which can distract us from the overall supervision of operations and other income-producing activities of Naugatuck Valley Savings and Loan. Finally, if our estimate of the allowance for loan losses is inadequate, we will have to increase the allowance accordingly.

The recent economic recession could result in increases in our level of nonperforming loans and/or reduce demand for our products and services, which would lead to lower revenue, higher loan losses and lower earnings.

Our business activities and earnings are affected by general business conditions in the United States and in our local market area. These conditions include short-term and long-term interest rates, inflation, unemployment levels, monetary supply, consumer confidence and spending, fluctuations in both debt and equity capital markets, and the strength of the economy in the United States generally and in our market area in particular. The national economy has recently experienced a recession, with rising unemployment levels, declines in real estate values and an erosion in consumer confidence. Dramatic declines in the U.S. housing market over the past few years, with falling home prices and increasing foreclosures, have negatively affected the credit performance of mortgage loans and resulted in significant write-downs of asset values by many financial institutions. Our local economy has mirrored the overall economy. A prolonged or more severe economic downturn, continued elevated levels of unemployment, further declines in the values of real estate, or other events that affect household and/or corporate incomes could impair the ability of our borrowers to repay their loans in accordance with their terms. Most of our loans are secured by real estate or made to businesses in the Greater Naugatuck Valley. As a result of this concentration, a prolonged or more severe downturn in the local economy could result in significant increases in nonperforming loans, which would negatively impact our interest income and result in higher provisions for loan losses, which would hurt our earnings. The economic downturn could also result in reduced demand for credit or fee-based products and services, which would negatively impact our revenues.

The unseasoned nature of our commercial and construction loan portfolio may expose us to increased lending risks.

Our multi-family and commercial real estate, commercial business and construction loan portfolio has increased $151.1 million, or 223.2%, from $67.7 million at December 31, 2005 to $218.8 million at March 31, 2010. Many of our multi-family, commercial real estate, commercial business and construction loans are unseasoned, meaning that they were originated recently. Our limited experience with these loans does not provide us with a significant payment history pattern with which to judge future collectibility. As a result, it may be difficult to predict the future performance of this part of our loan portfolio. These loans may have delinquency or charge-off levels above our expectations, which could negatively affect our future performance.

Higher loan losses could require us to increase our allowance for loan losses through a charge to earnings.

When we loan money we incur the risk that our borrowers will not repay their loans. We reserve for loan losses by establishing an allowance through a charge to earnings. The amount of this allowance is based on our assessment of loan losses inherent in our loan portfolio. The process for determining the amount of the allowance is critical to our financial results and condition. It requires subjective and complex judgments about the future, including forecasts of economic or market conditions that might impair the ability of our borrowers to repay their loans. We might underestimate the loan losses inherent in our loan portfolio and have loan losses in excess of the amount reserved. We might increase the allowance because of changing economic conditions. For example, in a rising interest rate environment, borrowers with adjustable-rate loans could see their payments increase. There may be a significant increase in the number of borrowers who are unable or unwilling to repay their loans, resulting in our charging off more loans and increasing our allowance. In addition, when real estate values decline, the potential severity of loss on a real estate-secured loan can increase significantly, especially in the case of loans with high combined loan-to-value ratios. The recent decline in the national economy and the local economies of the areas in which our loans are concentrated could result in an increase in loan delinquencies, foreclosures or repossessions resulting in increased charge-off amounts and the need for additional loan loss provisions in future periods. In addition, our determination as to the amount of our allowance for loan losses is subject to review by our primary regulator, the Office of Thrift Supervision, as part of its examination process, which may result in the establishment of an additional allowance based upon the judgment of the Office of Thrift Supervision after a review of the information available at the time of its examination. Our allowance for loan losses amounted to 0.99% of total loans outstanding and 43.00% of nonperforming loans at March 31, 2010. Our allowance for loan losses at March 31, 2010, may not be sufficient to cover future loan losses. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would negatively affect earnings.

Our emphasis on residential mortgage loans exposes us to a risk of loss due to a decline in property values.

At March 31, 2010, $230.9 million, or 47.2%, of our loan portfolio consisted of one- to four-family residential mortgage loans, and $36.2 million, or 7.4%, of our loan portfolio consisted of home equity loans. We originate home equity lines of credit with maximum combined loan-to-value ratios of up to 80%. Recent declines in the housing market have resulted in declines in real estate values in our market area. These declines in real estate values could cause some of our mortgage and home equity loans to be inadequately collateralized which would expose us to a greater risk of loss in the event that we seek to recover on defaulted loans by selling the real estate collateral.

Concentration of loans in our primary market area may increase risk.

Our success depends primarily on the general economic conditions in the State of Connecticut, as nearly all of our loans are to customers in this market. Accordingly, the local economic conditions in Connecticut have a significant impact on the ability of our borrowers to repay loans. As such, a decline in real estate valuations in this market would lower the value of the collateral securing those loans. In addition, a significant weakening in general economic conditions such as inflation, recession, unemployment, or other factors beyond our control could negatively affect our financial results.

Changes in interest rates could reduce our net interest income and earnings.

Our net interest income is the interest we earn on loans and investments less the interest we pay on our deposits and borrowings. Our net interest spread is the difference between the yield we earn on our assets and the interest rate we pay for deposits and our other sources of funding. Changes in interest rates—up or down—could adversely affect our net interest spread and, as a result, our net interest income and net interest margin. Although the yield we earn on our assets and our funding costs tend to move in the same direction in response to changes in interest rates, one can rise or fall faster than the other, causing our net interest margin to expand or contract. Our liabilities tend to be shorter in duration than our assets, so they may adjust faster in response to changes in interest rates. As a result, when interest rates rise, our funding costs may rise faster than the yield we earn on our assets, causing our net interest margin to contract. This contraction could be more severe following a prolonged period of lower interest rates, as a larger proportion of our fixed rate residential loan portfolio will have been originated at those lower rates and borrowers may be more reluctant or unable to sell their homes in a higher interest rate environment. Changes in the slope of the “yield curve” —or the spread between short-term and long-term interest rates—could also reduce our net interest margin. Normally, the yield curve is upward sloping, meaning short-term rates are lower than long-term rates. Because our liabilities tend to be shorter in duration than our assets, when the yield curve flattens or even inverts, we could experience pressure on our net interest margin as our cost of funds increases relative to the yield we can earn on our assets.

Turmoil in the financial markets could have an adverse effect on our financial position or results of operations.

Beginning in 2008, United States and global financial markets experienced severe disruption and volatility, and general economic conditions have declined significantly. Adverse developments in credit quality, asset values and revenue opportunities throughout the financial services industry, as well as general uncertainty regarding the economic and regulatory environment, have had a negative impact on the industry. The United States and the governments of other countries have taken steps to try to stabilize the financial system, including investing in financial institutions, and have implemented programs intended to improve general economic conditions. The U.S. Department of the Treasury created the Capital Purchase Program under the Troubled Asset Relief Program, pursuant to which the Treasury Department provided additional capital to participating financial institutions through the purchase of preferred stock or other securities. Other measures include homeowner relief that encourages loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; regulatory action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector. Notwithstanding the actions of the United States and other governments, there can be no assurances that these efforts will be successful in restoring industry, economic or market conditions to their previous levels and that they will not result in adverse unintended consequences. Factors that could continue to pressure financial services companies, including Naugatuck Valley Financial, are numerous and include (1) worsening credit quality, leading among other things to increases in loan losses and reserves, (2) continued or worsening disruption and volatility in financial markets, leading among other things to continuing reductions in asset values, (3) capital and liquidity concerns regarding financial institutions generally, (4) limitations resulting from or imposed in connection with governmental actions intended to stabilize or provide additional regulation of the financial system, or (5) recessionary conditions that are deeper or last longer than currently anticipated.

If we conclude that the decline in value of any of our investment securities is other than temporary, we are required to write down the value of that security.

Companies are required to record other-than-temporary impairment if they have the intent to sell, or will more likely than not be required to sell, an impaired debt security before recovery of its amortized cost basis. In addition, companies are required to record other-than-temporary impairment for the amount of credit losses, regardless of the intent or requirement to sell. We evaluate investments that have a fair value less than book value for other-than-temporary impairment on a quarterly basis. At March 31, 2010, we had one corporate bond with a book value of $1.0 million and a fair market value of $733,000. Changes in the expected cash flows, credit enhancement levels or credit ratings of these bonds and/or prolonged price declines may result in our concluding in future periods that the impairment of these securities is other-than temporary, which would require a charge to earnings to write down the value of these securities. Any charges for other-than-temporary impairment would not impact cash flow, tangible capital or liquidity.

Increased and/or special FDIC assessments will hurt our earnings.

The recent economic recession has caused a high level of bank failures, which has dramatically increased FDIC resolution costs and led to a significant reduction in the balance of the Deposit Insurance Fund. As a result, the FDIC has significantly increased the initial base assessment rates paid by financial institutions for deposit insurance. Increases in the base assessment rate have increased our deposit insurance costs and negatively impacted our earnings. In addition, in May 2009, the FDIC imposed a special assessment on all insured institutions. Our special assessment, which was reflected in earnings for the quarter ended June 30, 2009, was $246,793. In lieu of imposing an additional special assessment, the FDIC required all institutions to prepay their assessments for the fourth quarter of 2009 and all of 2010, 2011 and 2012. Additional increases in the base assessment rate or special assessments would negatively impact our earnings.

Strong competition within our market area could reduce our profits and slow growth.

We face intense competition both in making loans and attracting deposits. This competition has made it more difficult for us to make new loans and at times has forced us to offer higher deposit rates. Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which would reduce net interest income. Competition also makes it more difficult to grow loans and deposits. As of June 30, 2009, which is the most recent date for which information is available, we held, on a pro forma basis including the merger with Southern Connecticut Bancorp, less than 3.0% of the deposits in each of the counties in which our offices are located. Several of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our market area.

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our primary federal regulator, and by the Federal Deposit Insurance Corporation, as insurer of our deposits. Such regulation and supervision governs the activities in which an institution and its holding company may engage and are intended primarily for the protection of the insurance fund and the depositors and borrowers of Naugatuck Valley Savings and Loan rather than for holders of our common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

Proposed regulatory reform may have a material impact on our operations.

The Obama Administration has published a comprehensive regulatory reform plan that is intended to modernize and protect the integrity of the United States financial system and has offered proposed legislation to accomplish these reforms. The U.S. House of Representatives has passed financial regulatory reform legislation and the Senate Banking Committee has passed its own version. These various plans contain several elements that would have a direct effect on Naugatuck Valley Financial and Naugatuck Valley Savings and Loan. Under the legislation proposed by the House of Representatives, the federal thrift charter and the Office of Thrift Supervision would be eliminated and all companies that control an insured depository institution must register as a bank holding company. Existing federal thrifts, such as Naugatuck Valley Savings and Loan, would become a national bank or could choose to adopt a state charter. Registration as a bank holding company would represent a significant change, as there currently exist significant differences between savings and loan holding company and bank holding company supervision and regulation. For example, the Federal Reserve imposes leverage and risk-based capital requirements on bank holding companies whereas the Office of Thrift Supervision does not impose any capital requirements on savings and loan holding companies. However, under the legislation proposed by the Senate, existing federal thrift charters would be grandfathered in, but no new federal thrift charters would be issued. The Administration has also proposed the creation of a new federal agency, the Consumer Financial Protection Agency, that would be dedicated to protecting consumers in the financial products and services market. The creation of this agency could result in new regulatory requirements and raise the cost of regulatory compliance. In addition, legislation stemming from the reform plan could require changes in regulatory capital requirements, loan loss provisioning practices, and compensation practices. If implemented, the foregoing regulatory reforms may have a material impact on our operations. However, because the final legislation may differ significantly from the reform plan proposed by the President or passed by the House of Representatives or the Senate, we cannot determine the specific impact of regulatory reform at this time.

Risks Related to the Proposed Merger with Southern Connecticut Bancorp

The integration of the operations of Naugatuck Valley Financial and Southern Connecticut Bancorp may be more difficult than anticipated.

The success of the merger will depend on a number of factors, including, but not limited to, Naugatuck Valley Financial’s ability to:

•	timely and successfully integrate the operations of Naugatuck Valley Financial and Southern Connecticut Bancorp;

•	maintain existing relationships with The Bank of Southern Connecticut’s depositors and to minimize withdrawals of deposits subsequent to the merger;

•	maintain and enhance existing relationships with borrowers to limit potential losses from loans made by The Bank of Southern Connecticut;

•	control the incremental non-interest expense from the merger to maintain overall operating efficiencies;

•	retain key personnel; and

•	compete effectively in the communities served by The Bank of Southern Connecticut.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the business and the loss of key personnel. The integration of the two companies will require the experience and expertise of certain key employees of Southern Connecticut Bancorp who are expected to be retained by Naugatuck Valley Financial. Naugatuck Valley Financial may not be successful in retaining these employees for the time period necessary to successfully integrate Southern Connecticut Bancorp’s operations with those of Naugatuck Valley Financial. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business and results of operation of Naugatuck Valley Financial following the merger.

Naugatuck Valley Financial and Southern Connecticut Bancorp will be subject to business uncertainties while the merger is pending that could adversely affect their businesses.

Uncertainty among employees, depositors, vendors and others about the effect of the merger may have an adverse effect on Naugatuck Valley Financial and Southern Connecticut Bancorp and, consequently, on the combined company. Although Naugatuck Valley Financial and Southern Connecticut Bancorp intend to take actions to reduce any adverse effects, these uncertainties may impair their ability to attract, retain and motivate key personnel until the merger is completed and for a period of time thereafter, and could cause depositors, vendors and others that do business with Naugatuck Valley Financial and Southern Connecticut Bancorp to seek to change existing business relationships with either or both companies.

Naugatuck Valley Financial and Southern Connecticut Bancorp will incur significant transaction costs which may diminish the anticipated benefits of the merger.

Naugatuck Valley Financial and Southern Connecticut Bancorp expect to incur merger-related costs totaling approximately $1.8 million in connection with completing the merger, including the expenses related to integrating the operations of the two companies. Substantially all merger-related costs to be incurred by the two companies will be charged to operations and will not be included as a component of the purchase price under acquisition accounting. The amount of merger-related costs expected to be incurred by Naugatuck Valley Financial and Southern Connecticut Bancorp are preliminary estimates and are subject to change.

Naugatuck Valley Financial and Southern Connecticut Bancorp are continuing to assess the magnitude of these costs, and, therefore, these estimates may change substantially as additional unanticipated costs may be incurred in the integration of the businesses of the two companies. Although Naugatuck Valley Financial and Southern Connecticut Bancorp believe that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

Issuance of shares in the merger will dilute your ownership interest.

The acquisition of Southern Connecticut Bancorp will result in our recording goodwill and other intangible assets of approximately $4.8 million. As a result, subscribers in the offering will experience per share dilution in tangible capital of $0.90, $0.79, $0.70 and $0.62 at the minimum, midpoint, maximum and maximum, as adjusted of the offering range.

In connection with the merger, new Naugatuck Valley Financial will issue an aggregate of approximately 977,264 shares of common stock and pay approximately $9.8 million in cash to the stockholders of Southern Connecticut Bancorp. Assuming 977,264 of the shares are issued to Southern Connecticut Bancorp shareholders in the merger, then the issuance of the shares in the merger would dilute the interests of purchasers in the offering by approximately 22.1% and 16.3% at the minimum and maximum of the offering range, respectively.

We could potentially recognize goodwill impairment charges after the merger and conversion.

Our acquisition of Southern Connecticut Bancorp will be accounted for using the acquisition method of accounting. In accordance with applicable accounting principles, we estimate that, as a result of the merger, total intangible assets of $4.8 million, including goodwill totaling $2.3 million, will be recorded. As a result, at the maximum of the offering range, goodwill will equal approximately 2.49% of the $90.4 million of pro forma consolidated total stockholders’ equity at March 31, 2010. In accordance with applicable accounting principles, we will annually review the fair value of our investment in Southern Connecticut Bancorp to determine that such fair value equals or exceeds the carrying value of our investment, including goodwill. If the fair value of our investment in Southern Connecticut Bancorp does not equal or exceed our carrying value, we will be required to record goodwill impairment charges which may adversely affect our future earnings. The fair value of a banking franchise can fluctuate downward based on a number of factors that are beyond management’s control, e.g. adverse trends in interest rates and increased loan losses. If our banking franchise value declines after consummation of the conversion and the merger, there may be goodwill impairment charges to operations which would adversely affect our future earnings.

Risks Related to the Offering

Our share price will fluctuate.

The market price of our common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding our operations or business prospects. Factors that may affect market sentiment include:

•	operating results that vary from the expectations of our management or of securities analysts and investors;

•	developments in our business or in the financial services sector generally;

•	regulatory or legislative changes affecting our industry generally or our business and operations;

•	operating and securities price performance of companies that investors consider to be comparable to us;

•	changes in estimates or recommendations by securities analysts;

•	announcements of strategic developments, acquisitions, dispositions, financings and other material events by us or our competitors; and

•	changes in financial markets and national and local economies and general market conditions, such as interest rates and stock, commodity, credit or asset valuations or volatility.

Beginning in 2007 and through the present, the business environment for financial services firms has been extremely challenging. During this period, many publicly traded financial services companies have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance or prospects of such companies. We may experience market fluctuations that are not directly related to our operating performance but are influenced by the market’s perception of the state of the financial services industry in general and, in particular, the market’s assessment of general credit quality conditions, including default and foreclosure rates in the industry.

While the U.S. and other governments continue efforts to restore confidence in financial markets and promote economic growth, we cannot assure you that further market and economic turmoil will not occur in the near- or long-term, negatively affecting our business, financial condition and results of operations, as well as the price, trading volume and volatility of our common stock.

Additional expenses following the offering from new equity benefit plans will adversely affect our profitability.

Following the offering, we will recognize additional annual employee compensation expenses stemming from options and shares granted to employees, directors and executives under new benefit plans. Stock options and restricted stock may be granted under a new equity incentive plan adopted following the offering, if approved by shareholders. These additional expenses will adversely affect our profitability. We cannot determine the actual amount of these new stock-related compensation expenses at this time because applicable accounting practices generally require that these expenses be based on the fair market value of the options or shares of common stock at the date of the grant; however, they may be material. We recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and will recognize expenses for restricted stock awards and stock options over the vesting period of awards made to recipients. Pro forma benefits expenses for the year ended December 31, 2009 were $407,000 at the maximum of the offering range, as set forth in the pro forma financial information under “Pro Forma Data” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock, the number of shares awarded under the plans and the timing of the implementation of the plans. For further discussion of these plans, see “Our Management—Benefit Plans.”

Our stock price may decline when trading commences.

If you purchase shares in the offering, you might not be able to sell them later at or above the $10.00 purchase price. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions.

Our return on equity will initially be low compared to other publicly traded financial institutions. A low return on equity may negatively impact the trading price of our common stock.

Net income divided by average equity, known as “return on equity,” is a ratio used by many investors to compare the performance of a financial institution with its peers. For the year ended December 31, 2009, our return on equity was 4.10%. Although we expect that our net income will increase following the offering, we expect that our return on equity will remain low as a result of the additional capital that we will raise in the offering. For example, our pro forma return on equity for the year ended December 31, 2009 is (7.42)%, assuming the sale of shares at the maximum of the offering range. In comparison, the peer group used by FinPro in its appraisal had an median return on equity of 2.35% median for the 12 months ended March 31, 2010. Over time, we intend to use the net proceeds from the offering to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity that is competitive with other similarly situated publicly held companies. This goal could take a number of years to achieve, and we might not attain it. Consequently, you should not expect a competitive return on equity in the near future. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See “Pro Forma Data” for an illustration of the financial impact of the offering.

We have broad discretion in allocating the proceeds of the offering. Our failure to effectively utilize such proceeds would reduce our profitability.

We intend to contribute approximately 80% of the net proceeds of the offering to Naugatuck Valley Savings and Loan, a portion of which will be used to fund the cash portion of the merger consideration, and to use approximately 6.4% of the net proceeds, at the midpoint of the offering, to fund the loan to the employee stock ownership plan. We may use the proceeds retained by the holding company to, among other things, invest in securities, pay cash dividends or repurchase shares of common stock, subject to regulatory restrictions. Naugatuck Valley Savings and Loan may use the portion of the proceeds that it receives to fund new loans, repay outstanding borrowings, invest in securities and expand its business activities. We may also use the proceeds of the offering to open new branches, diversify our business and acquire other companies, although we have no specific plans, other than our acquisition of Southern Connecticut Bancorp, to do so at this time. Other than as described in “Use of Proceeds,” we have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.

Issuance of shares for benefit programs may dilute your ownership interest.

We intend to adopt a new equity incentive plan following the offering, subject to shareholder approval. We may fund the equity incentive plan through the purchase of common stock in the open market (subject to regulatory restrictions) or by issuing new shares of common stock. If we fund the awards under the equity incentive plan with new shares of common stock, your ownership interest would be diluted by approximately 6.2%, assuming we award all of the shares and options available under the plan. We currently have outstanding options and shares available for future stock options under our 2005 Equity Incentive Plan. If we fund the awards under our existing plan with new shares of stock, your ownership interest would be diluted by approximately 5.2%, assuming we award all of the shares and options available under the plan. See “Pro Forma Data” and “Our Management—Benefit Plans.”

The articles of incorporation and bylaws of new Naugatuck Valley Financial and certain laws and regulations may prevent or make more difficult certain transactions, including a sale or merger of new Naugatuck Valley Financial.

Provisions of the articles of incorporation and bylaws of new Naugatuck Valley Financial, state corporate law and federal banking regulations may make it more difficult for companies or persons to acquire control of new Naugatuck Valley Financial. As a result, our shareholders may not have the opportunity to participate in such a transaction and the trading price of our common stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. The factors that may discourage takeover attempts or make them more difficult include:

•

Articles of incorporation and bylaws. Provisions of the articles of incorporation and bylaws of new Naugatuck Valley Financial may make it more difficult and expensive to pursue a takeover attempt that the board of directors opposes. Some of these provisions currently exist in the charter and bylaws of Naugatuck Valley Financial. These provisions also make more difficult the removal of current directors or management, or the election of new directors. These provisions include:

•	limitation on the right to vote shares;

•	the election of directors to staggered terms of three years;

•	provisions regarding the timing and content of shareholder proposals and nominations;

•	provisions restricting the calling of special meetings of shareholders;

•	the absence of cumulative voting by shareholders in the election of directors;

•	the removal of directors only for cause; and

•	supermajority voting requirements for changes to some provisions of the articles of incorporation and bylaws.

•

Maryland anti-takeover statute. Under Maryland law, any person who acquires more than 10% of a Maryland corporation without prior approval of its board of directors is prohibited from engaging in any type of business combination with the corporation for a five-year period. Any business combination after the five-year period would be subject to supermajority shareholder approval or minimum price requirements.

•

Office of Thrift Supervision regulations. Office of Thrift Supervision regulations prohibit, for three years following the completion of a mutual-to-stock conversion, including a second-step conversion, the offer to acquire or the acquisition of more than 10% of any class of equity security of a converted institution without the prior approval of the Office of Thrift Supervision. See “Restrictions on Acquisition of New Naugatuck Valley Financial.”

A Warning About Forward-Looking Statements

This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	Naugatuck Valley Financial’s ability to integrate successfully the operations of Southern Connecticut Bancorp;

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect our business;

•	adverse changes in the securities markets; and

•	changes in accounting policies and practices, as may be adopted by Naugatuck Valley Savings and Loan, regulatory agencies or the Financial Accounting Standards Board.

Any of the forward-looking statements that we make in this prospectus and in other public statements we make may later prove incorrect because of inaccurate assumptions, the factors illustrated above or other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

Further information on other factors that could affect us are included in the section captioned “Risk Factors.”

Selected Consolidated Financial and Other Data of

Naugatuck Valley Financial

The summary financial information presented below is derived in part from our consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 is derived in part from the audited consolidated financial statements that appear in this prospectus. The information presented below does not include the financial condition, results of operations or other data of Naugatuck Valley Mutual Holding Company. The information at March 31, 2010 and for the three months ended March 31, 2010 and 2009 was not audited, but in the opinion of management, reflects all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the three months ended March 31, 2010 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At March 31, 2010	At December 31,
(In thousands)		2009	2008	2007	2006	2005
Selected Financial Condition Data:
Total assets	$564,215	$556,955	$535,386	$462,527	$413,855	$355,346
Securities held to maturity	1,373	1,451	—	1,190	2,531	5,002
Securities available for sale	40,432	37,623	63,844	65,264	67,736	58,047
Loans receivable, net	480,841	473,304	431,976	359,831	308,376	259,427
Cash and cash equivalents	9,263	12,146	8,247	8,370	7,942	8,951
Deposits	388,077	380,931	363,026	321,398	289,198	240,846
Borrowed funds	120,933	118,984	119,148	85,107	68,488	57,059
Total stockholders’ equity	50,710	50,308	45,589	50,457	51,084	50,964

	Three Months Ended March 31,		Year Ended December 31,
(In thousands, except per share data)	2010	2009	2009	2008	2007	2006	2005
Selected Operating Data:
Interest and dividend income	$7,143	$7,088	$28,291	$28,203	$25,030	$20,750	$15,908
Interest expense	2,615	3,415	12,537	13,904	13,174	9,350	4,941

Net interest income	4,528	3,673	15,754	14,299	11,856	11,400	10,967
Provision for loan losses	809	285	1,144	675	151	192	32

Net interest income after provision for loan losses	3,719	3,388	14,610	13,624	11,705	11,208	10,935
Noninterest income (loss)	571	706	2,742	(1,048)	2,354	1,948	1,517
Noninterest expense	3,854	3,598	14,541	13,454	12,422	11,504	10,097

Income (loss) before tax provision (benefit)	436	496	2,811	(878)	1,637	1,652	2,355
Income tax provision (benefit)	122	127	818	(566)	217	204	450

Net income (loss)	$314	$369	$1,993	$(312)	$1,420	$1,448	$1,905

Earnings (loss) per share, basic and diluted	$0.05	$0.05	$0.29	$(0.05)	$0.20	$0.20	$0.26

	At and For the Three Months Ended March 31,		At or For the Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
Performance Ratios (1):
Return (loss) on average assets	0.22%	0.27%	0.37%	(0.06)%	0.33%	0.38%	0.62%
Return (loss) on average equity	2.45	3.17	4.10	(0.64)	2.77	2.79	3.66
Interest rate spread (2)	3.38	2.77	3.00	2.88	2.76	3.07	3.68
Net interest margin (3)	3.45	2.87	3.09	3.02	2.95	3.26	3.87
Noninterest expense to average assets	2.75	2.65	2.68	2.66	2.86	3.03	3.27
Efficiency ratio (4)	75.43	81.98	78.43	101.28	87.18	85.93	80.61
Dividend payout ratio (5)	27.15	46.28	24.25	N/M	45.10	46.51	28.74
Average interest-earning assets to average interest-bearing liabilities	103.54	103.59	103.77	104.46	105.65	107.18	111.20
Average equity to average assets	9.16	8.58	8.97	9.71	11.80	13.65	16.87

Capital Ratios:
Total capital to risk-weighted assets	11.19%	11.13%	11.10%	11.09%	12.88%	14.29%	17.88%
Tier 1 capital to risk-weighted assets	10.08	10.33	10.16	10.36	12.22	13.56	17.07
Tier 1 capital to adjusted total assets	7.74	7.59	7.76	7.58	8.81	9.53	11.42
Total equity to total assets	8.99	8.78	9.03	8.52	10.91	12.34	14.34

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.99%	0.71%	0.84%	0.66%	0.60%	0.67%	0.72%
Allowance for loan losses as a percent of nonperforming loans	43.00	133.18	66.60	107.13	222.99	103.03	638.78
Net charge-offs (recoveries) to average loans outstanding during the period	—	—	—	(0.01)	0.02	—	0.01
Nonperforming loans as a percent of total loans	2.30	0.53	1.26	0.62	0.27	0.65	0.11
Nonperforming assets as a percent of total assets	2.00	0.48	1.10	0.50	0.21	0.49	0.10

Other Data:
Number of:
Deposit accounts	30,883	30,884	30,712	30,721	29,489	27,385	25,592
Full service customer service facilities	10	10	10	10	9	9	6

(1)	Performance ratios for the three-month periods have been annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents noninterest expense (less intangible amortization) divided by the sum of net interest income and noninterest income.
(5)	Represents dividends declared (excluding waived dividends) divided by net income. Not meaningful for the 2008 period due to the net loss for the year.

Selected Consolidated Financial and Other Data of

Southern Connecticut Bancorp

The summary financial information presented below is derived in part from Southern Connecticut Bancorp’s consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes that appear in this document. The information at December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 is derived in part from the audited consolidated financial statements that appear in this prospectus. The information at March 31, 2010 and for the three months ended March 31, 2010 and 2009 was not audited, but in the opinion of management, reflects all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the three months ended March 31, 2010 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At March 31, 2010	At December 31,
(In thousands)		2009	2008	2007	2006	2005
Selected Financial Condition Data:
Total assets	$135,709	$135,610	$114,917	$130,564	$124,263	$88,574
Securities available for sale	2,735	2,220	5,130	5,266	8,055	9,973
Loans receivable, net	113,217	109,865	89,241	85,995	75,306	55,882
Cash and cash equivalents	2,860	2,542	5,267	3,891	5,821	967
Short term investments	11,501	15,383	8,637	29,456	28,989	15,603
Deposits	117,687	117,556	93,970	107,422	101,274	65,280
Borrowed funds	1,382	1,470	1,395	1,730	2,072	2,553
Total shareholders’ equity	15,664	15,633	18,541	20,084	20,332	20,297

	At and For the Three Months Ended March 31,		Year Ended December 31,
(In thousands, except per share data)	2010	2009	2009	2008	2007	2006	2005
Selected Operating Data:
Interest and dividend income	$1,771	$1,565	$6,426	$7,000	$9,143	$7,080	$5,179
Interest expense	471	494	2,172	2,240	3,378	2,223	1,152

Net interest income	1,300	1,071	4,254	4,760	5,765	4,857	4,027
(Credit) provision for loan losses	(34)	2,146	1,992	226	538	253	216

Net interest income (loss) after provision for loan losses	1,334	(1,075)	2,262	4,534	5,227	4,604	3,811
Noninterest income	184	163	629	1,667	960	804	630
Noninterest expense	1,500	1,396	5,798	6,067	6,761	5,526	4,719

Income (loss) before tax provision (benefit)	18	(2,308)	(2,907)	134	(574)	(118)	(278)
Income tax provision (benefit)	—	—	—	—	—	—	—

Net income (loss)	$18	$(2,308)	$(2,907)	$134	$(574)	$(118)	$(278)

Earnings (loss) per share, basic and diluted	$0.01	$(0.86)	$(1.08)	$0.05	$(0.19)	$(0.04)	$(0.09)

	At and For the Three Months Ended March 31,		At or For the Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
Performance Ratios (1):
Return (loss) on average assets	0.05%	(8.19)%	(2.24)%	0.12%	(0.45)%	(0.12)%	(0.33)%
Return (loss) on average equity	0.46	(50.71)	(17.50)	0.68	(2.80)	(0.58)	(1.38)
Interest rate spread (2)	3.42	3.14	2.68	3.31	3.51	3.81	4.04
Net interest margin (3)	4.07	4.08	3.45	4.46	4.89	5.27	5.02
Noninterest expense to average assets	4.48	4.95	4.46	5.28	5.28	5.57	5.53
Efficiency ratio (4)	101.08	113.13	118.74	94.40	100.54	97.62	101.33
Average interest-earning assets to average interest-bearing liabilities	143.93	150.15	144.11	155.03	148.32	160.56	168.28
Average equity to average assets	11.59	16.15	12.79	17.05	15.99	20.46	23.66

Capital Ratios:
Total capital to risk-weighted assets	13.57%	16.04%	13.25%	18.46%	19.97%	22.96%	30.30%
Tier 1 capital to risk-weighted assets	12.31	14.77	11.99	17.13	18.80	21.80	29.17
Tier 1 capital to adjusted total assets	11.53	14.01	11.24	15.64	15.08	17.56	24.17
Total equity to total assets	11.54	14.31	11.53	16.13	15.38	16.36	22.92

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	2.36%	3.70%	2.46%	1.31%	1.43%	1.39%	1.37%
Allowance for loan losses as a percent of nonperforming loans	45.03	99.02	47.36	93.44	100.08	351.99	134.37
Net charge-offs to average loans outstanding during the period	—	—	0.42	0.36	0.41	0.05	0.35
Nonperforming loans as a percent of total loans	5.24	3.74	5.19	1.40	1.43	0.39	1.02
Nonperforming assets as a percent of total assets	4.49	2.97	4.31	1.10	0.96	0.24	0.65

Other Data:
Number of:
Deposit accounts	3,294	3,195	3,727	3,647	3,657	3,181	2,063
Full service customer service facilities	4	4	4	4	5	5	4

(1)	Performance ratios for the three-month periods have been annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents noninterest expense (less intangible amortization) divided by the sum of net interest income and noninterest income.

Summary Selected Pro Forma

Condensed Consolidated Financial Data

The following table shows selected financial information on a pro forma condensed consolidated basis giving effect to the merger and the stock offering assuming the offering is completed at the minimum, as adjusted, of the offering range based on the assumptions set forth in “Pro Forma Data.” The pro forma unaudited consolidated financial statements give effect to the merger as if this transaction had become effective at the end of the period presented, in the case of balance sheet information, and at the beginning of the period presented, in the case of income statement information.

We anticipate that the merger will provide the combined company with financial benefits that include, on a combined basis, operating expenses that would be less than the institutions operating independently and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies and financial institutions been combined as of the date and during the period presented.

You should read this summary pro forma information in conjunction with the information under “Pro Forma Data.”

(In thousands)	At March 31, 2010	At December 31, 2009
Pro Forma Combined Financial Condition Data:
Total assets	$715,076	$707,683
Cash and cash equivalents	14,566	18,266
Investments securities; available for sale	43,266	40,190
Investments securities; held to maturity	1,373	1,451
Loans receivable, net	593,661	582,772
Goodwill and intangible assets	4,856	5,072
Deposits	506,808	499,531
Borrowings	121,140	119,278
Stockholder equity	78,479	78,011

(In thousands)	Three Months Ended March 31, 2010	Twelve Months Ended December 31, 2009
Pro Forma Combined Operating Data:
Interest income	$8,889	$34,615
Interest expense	2,974	14,262

Net interest income	5,915	20,353
Provision for loan losses	775	3,136

Net interest income after provision for loan losses	5,140	17,217
Noninterest income	756	3,371
Noninterest expense	7,025	22,927

Loss before taxes	(1,129)	(2,384)
Income tax benefit	379	857

Net loss	$(750)	$(1,527)

Use of Proceeds

The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at Naugatuck Valley Savings and Loan will reduce Naugatuck Valley Savings and Loan’s deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	Adjusted Minimum of Offering Range (1)		Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
(Dollars in thousands)	2,635,000 Shares at $10.00 per Share	Percent of Net Proceeds	2,635,000 Shares at $10.00 per Share	Percent of Net Proceeds	3,100,000 Shares at $10.00 per Share	Percent of Net Proceeds	3,565,000 Shares at $10.00 per Share	Percent of Net Proceeds	4,099,750 Shares at $10.00 per Share	Percent of Net Proceeds
Gross offering proceeds	$26,350		$26,350		$31,000		$35,650		$40,998
Less: offering expenses	(1,890)		(2,029)		(2,182)		(2,335)		(2,510)

Net offering proceeds	24,460		24,321		28,818		33,315		38,488
Merger shares used to complete the offering (1)	(3,952)		—		—		—		—

Net cash proceeds	20,508	100.00%	24,321	100.00%	28,818	100.00%	33,315	100.00%	38,488	100.00%
Less:
Proceeds contributed to Naugatuck Valley Savings and Loan (2)	(6,634)	(32.35)	(9,684)	(39.82)%	(13,282)	(46.09)	(16,879)	(50.66)	(21,018)	(54.61)
Proceeds used for loan to employee stock ownership plan	(1,581)	(7.71)	(1,581)	(6.50)	(1,860)	(6.45)	(2,139)	(6.42)	(2,460)	(6.39)
Cash portion of merger consideration	(9,773)	(47.66)	(9,773)	(40.18)	(9,773)	(33.91)	(9,773)	(29.34)	(9,773)	(25.39)

Proceeds remaining for Naugatuck Valley Financial (3)	$2,520	12.28%	$3,283	13.50%	$3,903	13.55%	$4,524	13.58%	$5,237	13.61%

(1)	If we do not receive orders for at least 2,635,000 shares in the offering, then, in our discretion in order to issue the minimum number of shares necessary to complete the conversion and offering, we may sell as few as 2,239,750 and include up to 395,250 shares issued to stockholders of Southern Connecticut Bancorp as merger consideration in order to meet the 2,635,000 share minimum requirement.
(2)	We intend to contribute 80.0% of the net cash proceeds to Naugatuck Valley Savings and Loan, of which $9.8 million will be used to fund the cash portion of the merger consideration.
(3)	Does not include $33,000 of assets to be received from Naugatuck Valley Mutual Holding Company.

We initially intend to invest the proceeds retained from the offering at new Naugatuck Valley Financial in short-term investments, such as U.S. treasury and government agency securities, mortgage-backed securities and cash and cash equivalents. The actual amounts to be invested in different instruments will depend on the interest rate environment and new Naugatuck Valley Financial’s liquidity requirements. In the future, new Naugatuck Valley Financial may liquidate its investments and use those funds:

•	to pay dividends to shareholders;

•	to repurchase shares of its common stock, subject to regulatory restrictions;

•	to finance the possible acquisition of financial institutions or other businesses that are related to banking; and

•	for general corporate purposes, including contributing additional capital to Naugatuck Valley Savings and Loan.

Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following completion of the conversion and offering, except to fund equity benefit plans other than stock options or, with prior regulatory approval, when extraordinary circumstances exist. For a discussion of our dividend policy and regulatory matters relating to the payment of dividends, see “Our Dividend Policy.”

Naugatuck Valley Savings and Loan initially intends to invest the proceeds it receives from the offering, which is shown in the table above as the amount contributed to Naugatuck Valley Savings and Loan, in short-term investments. Over time, Naugatuck Valley Savings and Loan may use the proceeds that it receives from the offering:

•	to fund new loans;

•	to invest in securities;

•	to finance the possible expansion of its business activities; and

•	for general corporate purposes.

We may need regulatory approvals to engage in some of the activities listed above.

We currently anticipate that the proceeds of the offering contributed to Naugatuck Valley Savings and Loan will be used to fund new loans. The amount of time that it will take to deploy the proceeds of the offering into loans will depend primarily on the level of loan demand. During the three months ended March 31, 2010, we originated $27.3 million of loans and had a net increase in the loan portfolio of $7.5 million. If loan originations continue at this level, we will be able to deploy the proceeds of the offering in a relatively short period of time.

Except as described above, we currently do not have any specific plans for any expansion or diversification activities that would require funds from this offering. Except as described above, we have no specific plans for the investment of the proceeds of the offering and have not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the offering, see “The Conversion and Offering—Reasons for the Conversion and Offering.”

Our Dividend Policy

Naugatuck Valley Financial has paid quarterly cash dividends since the first quarter of 2005. For the quarter ended March 31, 2010, the quarterly cash dividend was $0.03 per share, which equals $0.12 per share on an annualized basis. We intend to continue to pay quarterly cash dividends after we complete the conversion and offering and the merger. We currently expect that the level of quarterly cash dividends per share after the conversion and offering and the merger to be $0.03 per share, or $0.12 per share on an annualized basis, at all levels of the offering range. This represents an annual dividend yield of 1.2% at all levels of the offering range based on a stock price of $10.00 per share. However, the dividend rate and the continued payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurance can be given that we will continue to pay dividends or that they will not be reduced or eliminated in the future.

New Naugatuck Valley Financial is subject to Maryland law, which generally permits a corporation to pay dividends on its common stock unless, after giving effect to the dividend, the corporation would be unable to pay its debts as they become due in the usual course of its business or the total assets of the corporation would be less than its total liabilities. Pursuant to Office of Thrift Supervision regulations, new Naugatuck Valley Financial may not make a distribution that would constitute a return of capital during the three years following the completion of the conversion and offering.

New Naugatuck Valley Financial’s ability to pay dividends may depend, in part, upon its receipt of dividends from Naugatuck Valley Savings and Loan. Any payment of dividends by Naugatuck Valley Savings and Loan to new Naugatuck Valley Financial that would be deemed to be drawn out of Naugatuck Valley Savings and Loan’s bad debt reserves would require the payment of federal income taxes by Naugatuck Valley Savings and Loan at the then current income tax rate on the amount deemed distributed. See “Federal and State Taxation—Federal Income Taxation” and note 12 of the notes to consolidated financial statements included elsewhere in this prospectus. New Naugatuck Valley Financial does not contemplate any distribution by Naugatuck Valley Savings and Loan that would result in this type of tax liability.

In addition, pursuant to the plan of conversion, neither new Naugatuck Valley Financial nor Naugatuck Valley Savings and Loan may declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect of such action would cause its equity to be reduced below (i) the amount required for the liquidation account established in connection with the conversion or (ii) the regulatory capital requirements of Naugatuck Valley Financial (to the extent applicable) or Naugatuck Valley Savings and Loan.

Market for the Common Stock

The common stock of Naugatuck Valley Financial is currently listed on the Nasdaq Global Market under the symbol “NVSL.” Upon completion of the conversion and offering, the shares of common stock of new Naugatuck Valley Financial will replace Naugatuck Valley Financial’s common stock. We expect that new Naugatuck Valley Financial’s shares of common stock will trade on the Nasdaq Global Market under the trading symbol “NVSLD” for a period of 20 trading days after completion of the offering. Thereafter, our trading symbol will revert to “NVSL.” To list our common stock on the Nasdaq Global Market we are required to have at least three broker-dealers who will make a market in our common stock. Naugatuck Valley Financial currently has approximately 25 registered market makers.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should recognize that there are risks involved in their investment and that there may be a limited trading market in the common stock.

The following table sets forth high and low sales prices for Naugatuck Valley Financial’s common stock and the cash dividends per share declared for the periods indicated. Naugatuck Valley Financial did not pay any dividends during these periods.

	High		Low		Dividends
Year Ending December 31, 2010:
Third Quarter (through , 2010)	$		$		$
Second Quarter
First Quarter		7.00		5.28		0.03
Year Ended December 31, 2009:
Fourth Quarter		$7.42		$4.14		$0.03
Third Quarter		6.30		4.11		0.03
Second Quarter		7.24		5.10		0.03
First Quarter		7.71		4.37		0.05
Year Ended December 31, 2008:
Fourth Quarter		$8.25		$5.08		$0.06
Third Quarter		10.00		7.75		0.06
Second Quarter		9.69		7.75		0.06
First Quarter		9.95		8.51		0.06

At February 22, 2010, the business day immediately preceding the public announcement of the conversion and offering and the merger, and at                     , 2010, the date of this prospectus, the closing prices of Naugatuck Valley Financial common stock were $5.80 per share and $            per share, respectively. At                     , 2010, Naugatuck Valley Financial had approximately             shareholders of record, not including those who hold shares in “street name.” On the effective date of the conversion, all publicly held shares of Naugatuck Valley Financial common stock, including shares held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of new Naugatuck Valley Financial common stock determined pursuant to the exchange ratio. See “The Conversion and Offering—Share Exchange Ratio.” The above table reflects actual prices and has not been adjusted to reflect the exchange ratio. Options to purchase shares of Naugatuck Valley Financial common stock will be converted into options to purchase a number of shares of new Naugatuck Valley Financial common stock adjusted pursuant to the exchange ratio, for the same aggregate exercise price.

Capitalization

The following table presents the historical capitalization of Naugatuck Valley Financial and Southern Connecticut Bancorp at March 31, 2010 and the capitalization of new Naugatuck Valley Financial reflecting the offering and the merger (referred to as “pro forma” information). The table depicts adjustments to capitalization resulting from the merger with Southern Connecticut Bancorp and then depicts new Naugatuck Valley Financial’s capitalization following the merger and the offering. The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares as a result of the exercise of options granted under the 2005 Equity Incentive Plan or the proposed new equity incentive plan. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization. We must sell a minimum of 2,635,000 shares to complete the offering (which may include up to 395,250 unsubscribed shares issued to Southern Connecticut Bancorp stockholders as merger consideration.

				Pro Forma Capitalization Based Upon Sale at $10.00 Per Share
(Dollars in thousands)	Naugatuck Valley Financial Historical	Southern Connecticut Historical	Merger Adjustments (1)	2,635,000 Shares (Minimum, as adjusted, of Offering Range) (2)	2,635,000 Shares (Minimum of Offering Range)	3,100,000 Shares (Midpoint of Offering Range)	3,565,000 Shares (Maximum of Offering Range)	4,099,750 Shares (15% above Maximum of Offering Range)
Deposits (3)	$388,077	$117,687	$1,044	$506,808	$506,808	$506,808	$506,808	$506,808
Borrowings	120,933	207	—	121,140	121,140	121,140	121,140	121,140

Total deposits and borrowings	$509,010	$117,894	$1,044	$627,948	$627,948	$627,948	$627,948	$627,948
Stockholders’ equity:
Preferred stock	$—	$—	$—	$—	$—	$—	$—	$—
Common stock (4)	76	27	(17)	50	54	62	70	79
Additional paid-in capital	33,814	22,562	(12,799)	64,121	67,930	72,419	76,908	82,072
Retained earnings (5)	25,085	(6,924)	6,751	24,912	24,912	24,912	24,912	24,912
Mutual holding company capital	—	—	—	33	33	33	33	33
Accumulated other comprehensive gain (loss)	153	(1)	1	153	153	153	153	153
Less:
Treasury stock	(6,134)		—	(6,134)	(6,134)	(6,134)	(6,134)	(6,134)
Common stock acquired by existing employee stock ownership plan	(1,937)	—		(1,937)	(1,937)	(1,937)	(1,937)	(1,937)
Common stock acquired by existing equity incentive plan	(347)	—		(347)	(347)	(347)	(347)	(347)
Common stock to be acquired by employee stock ownership plan (6)	—			(1,581)	(1,581)	(1,860)	(2,139)	(2,460)
Common stock to be acquired by equity incentive plan (7)	—			(791)	(791)	(930)	(1,070)	(1,230)

Total stockholders’ equity	$50,710	$15,664	$(6,064)	$78,479	$82,292	$86,371	$90,449	$95,141

Equity to assets	8.99%	11.54%		10.97%	11.45%	11.95%	12.44%	13.00%

(1)	Reflects the merger adjustments resulting from the acquisition of Southern Connecticut Bancorp, including acquisition accounting adjustments applied to deposits and borrowings to reflect fair value adjustments, the issuance of common stock by new Naugatuck Valley Financial as merger consideration, and the effect of one-time restructuring expenses that have been or will be charged to expense. See also “Pro Forma Data – March 31, 2010 Pro Forma Balance Sheet – Minimum of Offering Range.”
(2)	If we do not receive orders for at least 2,635,000 shares in the offering, then, in our discretion in order to issue the minimum number of shares necessary to complete the conversion and offering, we may sell as few as 2,239,750 and include up to 395,250 shares issued to stockholders of Southern Connecticut Bancorp as merger consideration in order to meet the 2,635,000 share minimum requirement.

(3)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits by the amounts of the withdrawals.
(4)	Reflects total issued and outstanding shares of 5,006,430, 5,401,680, 6,182,459, 6,963,238 and 7,861,134 at the minimum, as adjusted, minimum, midpoint, maximum, and 15% above the maximum of the offering range, respectively.
(5)	Retained earnings are restricted by applicable regulatory capital requirements.
(6)	Assumes that 6.0% of the common stock sold in the offering will be acquired by the employee stock ownership plan with funds borrowed from new Naugatuck Valley Financial. Under U.S. generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and, accordingly, is reflected as a reduction of capital. As shares are released to plan participants’ accounts, a compensation expense will be charged, along with related tax benefit, and a reduction in the charge against capital will occur. Since the funds are borrowed from new Naugatuck Valley Financial, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the financial statements of new Naugatuck Valley Financial. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”
(7)	Assumes the purchase in the open market at $10.00 per share, for restricted stock awards under the proposed equity incentive plan, of a number of shares equal to 3.0% of the shares of common stock sold in the offering. The shares are reflected as a reduction of stockholders’ equity. The equity incentive plan will be submitted to shareholders for approval at a meeting following the offering. See “Risk Factors—Issuance of shares for benefit programs may dilute your ownership interest,” “Pro Forma Data” and “Our Management—Benefit Plans—Future Equity Incentive Plan.”

Regulatory Capital Compliance

At March 31, 2010, Naugatuck Valley Savings and Loan exceeded all regulatory capital requirements. The following table presents Naugatuck Valley Savings and Loan’s capital position relative to its regulatory capital requirements at March 31, 2010, on a historical and a pro forma basis assuming completion of the merger and the offering. The table reflects receipt by Naugatuck Valley Savings and Loan of 80% of the net proceeds of the offering after funding the expenses and cash costs of the merger. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan has been deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of Thrift Supervision. For a discussion of the capital standards applicable to Naugatuck Valley Savings and Loan, see “Regulation and Supervision—Federal Banking Regulation—Capital Requirements.”

			Pro Forma (giving effect to merger and offering) at March 31, 2010 (1)(6)
(Dollars in thousands)	Naugatuck Valley Savings and Loan Historical at March 31, 2010		Minimum, As Adjusted, of Offering Range 2,635,000 Shares at $10.00 per share (2)		Minimum of Offering Range 2,635,000 Shares at $10.00 per share		Midpoint of Offering Range 3,100,000 Shares at $10.00 per share		Maximum of Offering Range 3,565,000 Shares at $10.00 per share		Maximum, As Adjusted, of Offering Range 4,099,750 Shares at $10.00 per share
GAAP capital	$43,720	7.77%	$66,163	9.34%	$69,213	9.73%	$72,393	10.14%	$75,571	10.53%	$79,229	10.99%
Tangible capital (3)(4)	$43,641	7.77%	$59,589	8.50%	$62,639	8.90%	$65,819	9.31%	$68,997	9.71%	$72,655	10.17%
Tangible capital requirement	8,428	1.50	10,517	1.50	10,562	1.50	10,610	1.50	10,658	1.50	10,713	1.50

Excess	$35,213	6.27%	$49,072	7.00%	$52,077	7.40%	$55,209	7.81%	$58,339	8.21%	$61,942	8.67%

Core capital (3)(4)	$43,508	7.74%	$59,457	8.48%	$62,507	8.88%	$65,687	9.29%	$68,865	9.69%	$72,523	10.15%
Core capital requirement	22,476	4.00	28,044	4.00	28,166	4.00	28,293	4.00	28,420	4.00	28,567	4.00

Excess	$21,032	3.74%	$31,413	4.48%	$34,341	4.88%	$37,394	5.29%	$40,445	5.69%	$43,956	6.15%

Tier 1 risk-based capital (5)	$43,508	10.08%	$59,457	10.51%	$62,507	11.04%	$65,687	11.59%	$68,865	12.14%	$72,523	12.77%
Tier 1 risk-based capital requirement	17,261	4.00	22,619	4.00	22,643	4.00	22,668	4.00	22,694	4.00	22,723	4.00

Excess	$26,247	6.08%	$36,838	6.51%	$39,864	7.04%	$43,019	7.59%	$46,171	8.14%	$49,800	8.77%

Total risk-based capital (5)	$48,303	11.19%	$64,252	11.36%	$67,302	11.89%	$70,482	12.44%	$73,660	12.98%	$77,318	13.61%
Total risk-based capital requirement	34,522	8.00	45,237	8.00	45,286	8.00	45,337	8.00	45,388	8.00	45,446	8.00

Excess	$13,781	3.19%	$19,015	3.36%	$22,016	3.89%	$25,145	4.44%	$28,272	4.98%	$31,872	5.61%

(1)	Reflects the issuance of 977,264 shares in the merger with Southern Connecticut Bancorp.
(2)	If we do not receive orders for at least 2,635,000 shares in the offering, then, in our discretion in order to issue the minimum number of shares necessary to complete the conversion and offering, we may sell as few as 2,239,750 and include up to 395,250 shares issued to stockholders of Southern Connecticut Bancorp as merger consideration in order to meet the 2,635,000 share minimum requirement.
(3)	Tangible and core capital levels are shown as a percentage of average assets of $561.9 million. Risk-based capital levels are shown as a percentage of risk-weighted assets of $431.5 million.
(4)	Goodwill and certain other intangible assets and accumulated losses (gains) on certain securities and cash flow hedges account for the difference between capital calculated under generally accepted accounting principles and each of tangible and core capital.
(5)	Pro forma amounts and percentages include capital contributed to Naugatuck Valley Savings and Loan from the offering and assume net proceeds are invested in assets that carry a 20% risk-weighting.

(6)	Reconciliation of capital adjustment for Naugatuck Valley Savings and Loan:

(Dollars in thousands)	Minimum, as Adjusted, of Offering Range	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	Maximum, as Adjusted, of Offering Range
Gross offering proceeds	$26,351	$26,350	$31,000	$35,650	$40,998
Less: Offering expenses	(1,890)	(2,029)	(2,182)	(2,335)	(2,510)
Less: Cost of merger shares used	(3,953)	—	—	—	—
Less: Cash retained by holding company	(4,101)	(4,864)	(5,763)	(6,663)	(7,697)

Net cash infused into bank	16,407	19,457	23,055	26,652	30,791
Less: employee stock ownership plan	(1,581)	(1,581)	(1,860)	(2,139)	(2,460)
Less: equity incentive plan	(791)	(791)	(930)	(1,070)	(1,230)

Net increase in capital from offering	14,035	17,085	20,265	23,443	27,101
Net increase in capital from merger (a)	8,408	8,408	8,408	8,408	8,408

Increase in GAAP capital	22,443	25,493	28,673	31,851	35,509
Less: increase in disallowed intangible assets (b)	(6,494)	(6,494)	(6,494)	(6,494)	(6,494)

Increase in Tier I capital	15,949	18,999	22,179	25,357	29,015
Plus: increase in allowable Tier 2 capital	—	—	—	—	—

Increase in risk-based capital	$15,949	$18,999	$22,179	$25,357	$29,015

(a)	Includes The Bank of Southern Connecticut equity and other accounting entries related to the application of acquisition accounting.
(b)	Adjustment to intangible assets includes $2.3 million of goodwill and $2.5 million of core deposit intangibles created as a result of the acquisition of Southern Connecticut Bancorp.

Pro Forma Data

The following tables and related footnotes are included in this “Pro Forma Data” section:

The following pro forma unaudited condensed consolidated statements of financial condition and the pro forma unaudited consolidated statements of income give effect to the proposed offering and the merger with Southern Connecticut Bancorp, based on the assumptions set forth below. As a result, the pro forma data assumes the completion of the offering and the merger with Southern Connecticut Bancorp. The condensed pro forma unaudited consolidated financial statements are based, in part, on the audited consolidated financial statements of Naugatuck Valley Financial and Southern Connecticut Bancorp for the year ended December 31, 2009 and the unaudited consolidated financial statements of Naugatuck Valley Financial and Southern Connecticut Bancorp for the three months ended March 31, 2010. The pro forma unaudited condensed consolidated financial statements give effect to the offering at historical cost and the merger using acquisition accounting as required by accounting principles generally accepted in the United States of America.

The pro forma adjustments in the tables assume the issuance of 2,635,000 shares, which is the minimum of the offering range, and 4,099,750 shares, which is the maximum of the offering range, as adjusted, in the offering and the merger. Southern Connecticut Bancorp stockholders will receive in the merger $7.25 in cash, 0.725 shares of new Naugatuck Valley Financial common stock for each share of Southern Connecticut Bancorp stock, or a combination thereof with the aggregate amount of common stock being issued in the merger equal to 50.0% of the merger consideration based on the terms of the merger agreement. The remainder of the merger consideration will consist of cash. For a more detailed discussion of how many shares will be issued in connection with the conversion and the offering and the merger, see the analysis set forth below. The purchase price for purposes of the pro forma presentation for Southern Connecticut Bancorp was calculated as follows:

(In thousands)	March 31, 2010	December 31, 2009
Net assets acquired	$15,664	$15,632
Acquisition accounting adjustments:
Estimated non tax deductible merger costs (1)	(93)	(272)
Estimated tax deductible merger costs (1)	(1,164)	(1,164)
Net loan adjustment (2)	(397)	(397)
Fixed assets	(100)	(100)
Deposit adjustment (2)	(1,044)	(1,044)
Core deposit intangible (3)	2,523	2,523
Other liability adjustment	(865)	(865)
Tax impact acquisition accounting adjustments:
Increase in deferred tax asset	3,906	3,906
Increase in deferred tax liability	(1,138)	(1,138)
Goodwill (4)	2,254	2,465

Purchase price	$19,546	$19,546

(1)	The non-tax deductible merger costs and the tax deductible merger costs have been or will be incurred prior to consummation of the merger.
(2)	Loans and deposit adjustments reflect the market value adjustment assigned to each class of these items. For loans receivable, the acquisition accounting adjustments were calculated as the present value difference between the yields of acquired loans and market rates for similar loans as of March 31, 2010, plus a one-time credit adjustment of $1.2 million for loans. For deposits, the acquisition accounting adjustments were calculated as the present value difference between the interest costs of the acquired liabilities and market interest costs for liabilities with comparable maturities as of March 31, 2010. Acquisition accounting adjustments are amortized using the estimated lives of the respective assets and liabilities.
(3)	Core deposit intangible, which equals 2.48% of the present value of acquired core deposits, was calculated to be $2.5 million. Core deposit intangible reflects the present value benefit to Naugatuck Valley Financial of utilizing the acquired core deposits as a funding source relative to wholesale funding costs based on the rates of Federal Home Loan Bank advances. The core deposit intangible is calculated using deposit balances and interest rates as of March 31, 2010. Costs of the acquired core deposits include interest costs, plus estimated operating expenses, less estimated noninterest income to be derived from the core deposits. Acquired core deposits are projected to decay based on assumptions promulgated by the Office of Thrift Supervision. The yield benefit for each period is discounted to present value using a weighted average cost of capital. The core deposit intangible resulting from the acquisition of Southern Connecticut Bancorp will be fully amortized over an estimated life of 10 years. The estimated life is based upon the specific composition and characteristics of the deposit base acquired from Southern Connecticut Bancorp. The core deposit intangible will be amortized using the double declining balance methodology, an accelerated amortization methodology that approximates the recognition of value from the acquired deposits, and will be reviewed annually for impairment.
(4)	Including the increase in goodwill resulting from the Southern Connecticut Bancorp acquisition, Naugatuck Valley Financial will report a pro forma balance of goodwill of $2.3 million at March 31, 2010. Goodwill will not be amortized but will be tested annually for impairment. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. In the event of impairment, an impairment loss would be recognized in an amount equal to that excess.

Net proceeds indicated in the following tables are based upon the following assumptions:

•	50% of the shares of common stock will be sold in the subscription and community offerings and 50% of the shares will be sold in a syndicated community offering;

•

Our employee stock ownership plan will purchase a number of shares equal to 6.0% of the shares sold in the offering with a loan from new Naugatuck Valley Financial that will be repaid in equal installments over 20 years;

•

Stifel, Nicolaus & Company, Incorporated will receive an aggregate management fee equal to 1.0% of the aggregate purchase price of the shares sold in the subscription and community offerings, except that no fee will be paid with respect to shares purchased by the employee stock ownership plan or by our officers, directors and employees or members of their immediate families;

•

The sales commission and management fee for shares sold in the syndicated community offering will be equal to 6.0% of the aggregate purchase price of the shares sold in the syndicated community offering; and

•	Total expenses of the offering, excluding sales commissions and management fees referenced above, will be approximately $1.2 million.

Actual expenses may vary from this estimate, and the amount of fees paid will depend upon the number of shares sold in the subscription and community offerings, as opposed to the syndicated community offering.

The unaudited condensed consolidated pro forma balance sheets assume the offering and merger were consummated on March 31, 2010 and December 31, 2009.

The stockholders’ equity represents the resulting book value of the common stockholders’ ownership of new Naugatuck Valley Financial and Southern Connecticut Bancorp computed in accordance with accounting principles generally accepted in the United States of America. Pro forma stockholders’ equity and book value are not intended to represent the fair market value of the common stock and, due to the existence of the tax bad debt reserve, intangible assets and the liquidation account, may be different than amounts that would be available for distribution to stockholders in the event of liquidation.

The pro forma unaudited statements are provided for informational purposes only. The pro forma financial information presented is not necessarily indicative of the actual results that would have been achieved had the offering and merger been consummated on March 31, 2010 or December 31, 2009, and is not indicative of future results. The pro forma unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto of Naugatuck Valley Financial and Southern Connecticut Bancorp contained elsewhere in this document.

Pro forma net earnings has been calculated for the three months ended March 31, 2010 and for the year ended December 31, 2009 as if the offering and the merger were completed at the beginning of the period. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of new Naugatuck Valley Financial common stock.

The unaudited pro forma net earnings and common stockholders’ equity derived from the above assumptions are qualified by the statements set forth under this caption and should not be considered indicative of the market value of new Naugatuck Valley Financial common stock or the actual results of operations of new Naugatuck Valley Financial and Southern Connecticut Bancorp for any period. Such pro forma data may be materially affected by the actual gross proceeds from the sale of shares of Naugatuck Valley Financial in the offering and the actual expenses incurred in connection with the offering and the merger.

Pro forma merger adjustments to net income include entries to reflect the estimated fair value adjustments on financial assets and liabilities and the amortization of identifiable intangible assets created in the merger with Southern Connecticut Bancorp. Excluded from the calculation of pro forma net income are any adjustments to reflect the estimated interest income to be earned on the net proceeds of the offering, the estimated interest income to be foregone on the cash required to fund the merger with Southern Connecticut Bancorp and related expenses, and other estimated expense reductions from consolidating the operations of Southern Connecticut Bancorp with those of Naugatuck Valley Financial. Such entries will be recorded as incurred, are non-recurring and are thus not reflected in the calculations of pro forma income. See “Use of Proceeds.”

March 31, 2010 Pro Forma Balance Sheet—Minimum, as Adjusted, of Offering Range. The following table presents pro forma balance sheet information at March 31, 2010 at the minimum, as adjusted, of the offering range assuming the issuance of 2,239,750 shares in the offering, the issuance of 1,789,416 shares to be exchanged for existing shares of Naugatuck Valley Financial and the issuance of 977,264 shares to stockholders of Southern Connecticut Bancorp in the merger. If we do not receive orders for at least 2,635,000 shares in the offering, then, in our discretion in order to issue the minimum number of shares necessary to complete the conversion and offering, we may sell as few as 2,239,750 shares and include up to 395,250 shares issued to stockholders of Southern Connecticut Bancorp as merger consideration in order to meet the 2,635,000 share minimum requirement.

(Dollars in thousands)	Naugatuck Valley Financial Historical	Minimum, as Adjusted, Offering Adjustments (1)		Naugatuck Valley Financial Pro-forma Converted	Southern Connecticut Bancorp Historical	Merger Adjustments (2)		Naugatuck Valley Financial Pro-forma Consolidated
Assets:
Cash and cash equivalents	$4,740	$18,169	(3)	$22,909	$2,860	$(11,203	)(9)	$14,566
Investments in federal funds	4,523	—		4,523	11,501	—		16,024
Investments, available for sale	40,432	—		40,432	2,834	—		43,266
Investments, held-to-maturity	1,373	—		1,373	—	—		1,373
Loans held for sale	194	—		194	—	—		194
Loans receivable, net	480,841	—		480,841	113,217	(397	)(10)	593,661
Premises and equipment, net	9,866	—		9,866	2,417	(100	)(11)	12,183
FHLB Stock, at cost	6,252	—		6,252	66	—		6,318
Goodwill	—	—		—	—	2,254	(12)	2,254
Core deposit intangible	—	—		—	—	2,523	(13)	2,523
Other intangible assets	79	—		79	—	—		79
Bank owned life insurance	9,005	—		9,005	848	—		9,853
Other assets	6,910	—		6,910	1,966	3,906	(14)	12,782

Total assets	$564,215	$18,169		$582,384	$135,709	$(3,017)		$715,076

Liabilities:
Deposits	$388,077	$—		$388,077	$117,687	$1,044	(15)	$506,808
Borrowings	120,933	—	(4)	120,933	207	—		121,140
Other liabilities	4,495	—		4,495	2,151	2,003	(16)	8,649

Total liabilities	$513,505	$—		$513,505	$120,045	$3,047		$636,597

Common Stock	76	(36	)(5)	40	27	(17	)(17)	50
Addition paid in capital	33,814	20,577	(6)	54,391	22,562	(12,799	)(18)	64,154
Retained earnings	25,085	—		25,085	(6,924)	6,751	(19)	24,912
Accumulated other comprehensive (loss) income	153	—		153	(1)	1	(20)	153
Treasury stock	(6,134)	—		(6,134)	—	—		(6,134)
Unearned ESOP shares	(1,937)	(1,581	)(7)	(3,518)	—	—		(3,518)
Unearned stock awards	(347)	(791	)(8)	(1,138)	—	—		(1,138)

Total equity	$50,710	$18,169		$68,879	$15,664	$(6,064)		$78,479

Total liabilities and equity	$564,215	$18,169		$582,384	$135,709	$(3,017)		$715,076

(See footnotes to table beginning on page     )

March 31, 2010 Pro Forma Balance Sheet—Maximum, as Adjusted, of Offering Range. The following table presents pro forma balance sheet information at March 31, 2010 at the adjusted maximum of the offering range assuming the issues of 4,099,750 shares in the offering, the issuance of 2,784,120 shares to be exchanged for existing shares of Naugatuck Valley Financial and the issuance of 977,264 shares to stockholders of Southern Connecticut Bancorp in the merger.

(Dollars in thousands)	Naugatuck Valley Financial Historical	Maximum, as Adjusted, Offering Adjustments (1)		Naugatuck Valley Financial Pro-forma Converted	Southern Connecticut Bancorp Historical	Merger Adjustments (2)		Naugatuck Valley Financial Pro-forma Consolidated
Assets:
Cash and cash equivalents	$4,740	$34,831	(3)	$39,571	$2,860	$(11,203	)(9)	$31,228
Investments in federal funds	4,523	—		4,523	11,501	—		16,024
Investments, available for sale	40,432	—		40,432	2,834	—		43,266
Investments, held-to-maturity	1,373	—		1,373	—	—		1,373
Loans held for sale	194	—		194	—	—		194
Loans receivable, net	480,841	—		480,841	113,217	(397	)(10)	593,661
Premises and equipment, net	9,866	—		9,866	2,417	(100	)(11)	12,183
FHLB Stock, at cost	6,252	—		6,252	66	—		6,318
Goodwill	—	—		—	—	2,254	(12)	2,254
Core deposit intangible	—	—		—	—	2,523	(13)	2,523
Other intangible assets	79	—		79	—	—		79
Bank owned life insurance	9,005	—		9,005	848	—		9,853
Other assets	6,910	—		6,910	1,966	3,906	(14)	12,782

Total assets	$564,215	$34,831		$599,046	$135,709	$(3,017)		$731,738

Liabilities:
Deposits	$388,077	$—		$388,077	$117,687	$1,044	(15)	$506,808
Borrowings	120,933	—	(4)	120,933	207	—		121,140
Other liabilities	4,495	—		4,495	2,151	2,003	(16)	8,649

Total liabilities	$513,505	$—		$513,505	$120,045	$3,047		$636,597
Common Stock	76	(7	)(5)	69	27	(17	)(17)	79
Addition paid in capital	33,814	38,528	(6)	72,342	22,562	(12,799	)(18)	82,105
Retained earnings	25,085	—		25,085	(6,924)	6,751	(19)	24,912
Accumulated other comprehensive (loss) income	153	—		153	(1)	1	(20)	153
Treasury stock	(6,134)	—		(6,134)	—	—		(6,134)
Unearned ESOP shares	(1,937)	(2,460	)(7)	(4,397)	—	—		(4,397)
Unearned stock awards	(347)	(1,230	)(8)	(1,577)	—	—		(1,577)

Total Equity	$50,710	$34,831		$85,541	$15,664	$(6,064)		$95,141

Total Liabilities and Equity	$564,215	$34,831		$599,046	$135,709	$(3,017)		$731,738

(See footnotes to table beginning on page     )

December 31, 2009 Pro Forma Balance Sheet—Minimum, as Adjusted, of Offering Range. The following table presents pro forma balance sheet information at December 31, 2009 at the minimum, as adjusted, of the offering range assuming the issuance of 2,239,750 shares in the offering, the issuance of 1,789,416 shares to be exchanged for existing shares of Naugatuck Valley Financial and the issuance of 977,264 shares to stockholders of Southern Connecticut Bancorp in the merger. If we do not receive orders for at least 2,635,000 shares in the offering, then, in our discretion in order to issue the minimum number of shares necessary to complete the conversion and offering, we may sell as few as 2,239,750 shares and include up to 395,250 shares issued to stockholders of Southern Connecticut Bancorp as merger consideration in order to meet the 2,635,000 share minimum requirement.

(Dollars in thousands)	Naugatuck Valley Financial Historical	Minimum, as Adjusted, Offering Adjustments (1)		Naugatuck Valley Financial Pro-forma Converted	Southern Connecticut Bancorp Historical	Merger Adjustments (2)		Naugatuck Valley Financial Pro-forma Consolidated
Assets:
Cash and cash equivalents	$9,003	$18,169	(3)	$27,172	$2,542	$(11,448	)(9)	$18,266
Investments in federal funds	3,143	—		3,143	15,383	—		18,526
Investments, available for sale	37,623	—		37,623	2,567	—		40,190
Investments, held-to-maturity	1,451	—		1,451	—	—		1,451
Loans held for sale	—	—		—	—	—		—
Loans receivable, net	473,304	—		473,304	109,865	(397	)(10)	582,772
Premises and equipment, net	9,948	—		9,948	2,486	(100	)(11)	12,334
FHLB Stock, at cost	6,252	—		6,252	66	—		6,318
Goodwill	—	—		—	—	2,465	(12)	2,465
Core deposit intangible	—	—		—	—	2,523	(13)	2,523
Other intangible assets	84	—		84	—	—		84
Bank owned life insurance	8,920	—		8,920	838	—		9,758
Other assets	7,227	—		7,227	1,863	3,906	(14)	12,996

Total assets	$556,955	$18,169		$575,124	$135,610	$(3,051)		$707,683

Liabilities:
Deposits	$380,931	$—		$380,931	$117,556	$1,044	(15)	$499,531
Borrowings	118,984	—	(4)	118,984	294	—		119,278
Other liabilities	6,732	—		6,732	2,128	2,003	(16)	10,863

Total liabilities	$506,647	$—		$506,647	$119,978	$3,047		$629,672
Common Stock	76	(36	)(5)	40	27	(17	)(17)	50
Addition paid in capital	33,756	20,577	(6)	54,333	22,560	(12,797	)(18)	64,096
Retained earnings	24,849	—		24,849	(6,943)	6,704	(19)	24,610
Accumulated other comprehensive (loss) income	51	—		51	(12)	12	(20)	51
Treasury stock	(6,132)	—		(6,132)	—	—		(6,132)
Unearned ESOP shares	(1,937)	(1,581	)(7)	(3,518)	—	—		(3,518)
Unearned stock awards	(355)	(791	)(8)	(1,146)	—	—		(1,146)

Total Equity	$50,308	$18,169		$68,477	$15,632	$(6,098)		$78,011

Total Liabilities and Equity	$556,955	$18,169		$575,124	$135,610	$(3,051)		$707,683

(See footnotes to table beginning on page     )

December 31, 2009 Pro Forma Balance Sheet—Maximum, as Adjusted, of Offering Range. The following table presents pro forma balance sheet information at December 31, 2009 at the adjusted maximum of the offering range assuming the issues of 4,099,750 shares in the offering, the issuance of 2,784,120 shares to be exchanged for existing shares of Naugatuck Valley Financial and the issuance of 977,264 shares to stockholders of Southern Connecticut Bancorp in the merger.

(Dollars in thousands)	Naugatuck Valley Financial Historical	Maximum, as Adjusted Offering Adjustments (1)		Naugatuck Valley Financial Pro-Forma Converted	Southern Connecticut Bancorp Historical	Merger Adjustments (2)		Naugatuck Valley Financial Pro-forma Consolidated
Assets:
Cash and cash equivalents	$9,003	$34,831	(3)	$43,834	$2,542	$(11,448	)(9)	$34,928
Investments in federal funds	3,143	—		3,143	15,383	—		18,526
Investments, available for sale	37,623	—		37,623	2,567	—		40,190
Investments, held-to-maturity	1,451	—		1,451	—	—		1,451
Loans held for sale	—	—		—	—	—		—
Loans receivable, net	473,304	—		473,304	109,865	(397	)(10)	582,772
Premises and equipment, net	9,948	—		9,948	2,486	(100	)(11)	12,334
FHLB Stock, at cost	6,252	—		6,252	66	—		6,318
Goodwill	—	—		—	—	2,465	(12)	2,465
Core deposit intangible	—	—		—	—	2,523	(13)	2,523
Other intangible assets	84	—		84	—	—		84
Bank owned life insurance	8,920	—		8,920	838	—		9,758
Other assets	7,227	—		7,227	1,863	3,906	(14)	12,996

Total assets	$556,955	$34,831		$591,786	$135,610	$(3,051)		$724,345

Liabilities:
Deposits	$380,931	$—		$380,931	$117,556	$1,044	(15)	$499,531
Borrowings	118,984	—	(4)	118,984	294	—		119,278
Other liabilities	6,732			6,732	2,128	2,003	(16)	10,863

Total liabilities	$506,647	$—		$506,647	$119,978	$3,047		$629,672
Common Stock	76	(7	)(5)	69	27	(17	)(17)	79
Addition paid in capital	33,756	38,528	(6)	72,284	22,560	(12,797	)(18)	82,047
Retained Earnings	24,849	—		24,849	(6,943)	6,704	(19)	24,610
Accumulated other comprehensive (loss) income	51	—		51	(12)	12	(20)	51
Treasury stock	(6,132)	—		(6,132)	—	—		(6,132)
Unearned ESOP shares	(1,937)	(2,460	)(7)	(4,397)	—	—		(4,397)
Unearned stock awards	(355)	(1,230	)(8)	(1,585)	—	—		(1,585)

Total equity	$50,308	$34,831		$85,139	$15,632	$(6,098)		$94,673

Total liabilities and equity	$556,955	$34,831		$591,786	$135,610	$(3,051)		$724,345

(1)	Shows the effect of the offering of new Naugatuck Valley Financial, assuming net cash proceeds of $20.5 million and $38.5 million at the minimum, as adjusted, of the offering range and the maximum, as adjusted, of the offering range, respectively, and establishment of an employee stock ownership plan and an equity incentive plan that will acquire 6.0% and 3.0% of the shares issued in the offering, respectively. The employee stock ownership plan will purchase its shares in the offering and possibly open market purchases. The equity incentive plan will purchase shares in the open market. Open market share purchases by the employee stock ownership plan and equity incentive plan are assumed to occur at $10.00 per share.
(2)	Reflects the acquisition accounting and acquisition adjustments related to the acquisition of Southern Connecticut Bancorp for a price of $7.25 per share in cash and common stock issued in the offering.

(3)	Pro forma adjustment to cash and cash equivalents calculated as follows:

(in thousands)	Minimum, as Adjusted, of Offering Range	Maximum, as Adjusted, of Offering Range
Gross Proceeds	$26,350	$40,998
Less: estimated expenses	(1,889)	(2,510)
Less: merger shares used to complete the offering	(3,953)	—
Less: employee stock ownership plan	(1,581)	(2,460)
Less: equity incentive plan	(791)	(1,230)
Assets from MHC	33	33

Net Proceeds	$18,169	$34,831

(4)	The employee stock ownership plan loan is assumed to be funded internally with a loan from Naugatuck Valley Financial, thus no borrowing liability will be recorded on the consolidated balance sheet of Naugatuck Valley Financial.
(5)	Par value $0.01 per share.
(6)	Pro forma adjustment to additional paid-in capital calculated as follows:

(in thousands)	Minimum, as Adjusted, of Offering Range	Maximum, as Adjusted, of Offering Range
Net proceeds of offering	$20,541	$38,521
Less: par value	(36)	(7)

Pro-forma adjustment	$20,577	$38,528

(7)	Contra-equity account established to reflect the obligation to repay the loan to the employee stock ownership plan.

(8)	Contra-equity account established to reflect the equity incentive plan.

(9)	Includes the cash portion of the merger consideration paid to Southern Connecticut Bancorp, non-tax deductible transaction costs, tax deductible acquisition costs, and one time non-restructuring expenses.

(in thousands)	At March 31, 2010	At December 31, 2009
Cash portion of merger consideration	$9,773	$9,773
Non-tax deductible expenses	93	272
Tax deductible expenses	1,164	1,164
One time non-restructuring expense	173	239

Total cash adjustment	$11,203	$11,448

(10)	The yield adjustment reflects the present value difference between portfolio yields and market rates as of December 31, 2009 for loans acquired in the merger. For variable rate loans that reprice frequently and with no significant change in credit risk, fair value is the carrying value. For other categories of loans such as fixed rate residential mortgages, commercial and consumer loans, fair value is estimated based on discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar collateral and credit ratings and for similar remaining maturities. Yield adjustments are accreted into income over the lives of the related loans. Southern Connecticut Bancorp has loan balances aggregating $116.0 million and $112.6 million and related allowances of $2.7 million and $2.8 million, at March 31, 2010 and December 31, 2009, respectively; generally accepted accounting standards prohibit the carryover of such allowances. The pro forma merger adjustments thus reflect elimination of the valuation allowance and an adjustment to the carrying value of the related loans of $3.8 million and $3.9 million, at March 31, 2010 and December 31, 2009, respectively, which represents estimated losses based on a detailed review by Naugatuck Valley Financial of Southern Connecticut Bancorp’s non-performing and classified loans, as well as estimated losses inherent in the portfolio.
(11)	Estimated market value of fixed assets acquired in the merger with Southern Connecticut Bancorp.

(12)	Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as follows:

(Dollars in thousands, except per share data)	At March 31, 2010	At December 31, 2009
Purchase price per share	$7.25	$7.25
Number of shares acquired	2,696	2,696
Purchase price	$19,546	$19,546
Less acquired shareholders equity	(15,664)	(15,632)
Estimated non tax deductible merger costs	93	272
Estimated tax deductible merger costs	1,164	1,164
Net loan adjustment	(397)	(397)
Market value adjustment for fixed assets	100	100
Yield adjustment for deposits	1,044	1,044
Core deposit intangible	(2,523)	(2,523)
Other liability adjustment	865	865
Tax impact acquisition accounting adjustments:
Change in deferred tax asset	(3,906)	(3,906)
Increase in deferred tax liability	1,138	1,138

Goodwill	$2,254	$2,465

(13)	Core deposit intangible, which equals 2.48% of the present value of acquired core deposits, is an identifiable intangible asset representing the economic value of the acquired Southern Connecticut Bancorp core deposit base, calculated as the present value benefit of funding operations with the acquired core deposits versus using an alternative wholesale funding source. The core deposit intangible resulting from the acquisition of Southern Connecticut Bancorp will be fully amortized over an estimated life of 10 years. The estimated life is based upon the specific composition and characteristics of the deposit base acquired from Southern Connecticut Bancorp. The core deposit intangible will be amortized using the double declining balance methodology, an accelerated amortization methodology that approximates the timing of recognition of value from the acquired deposits.
(14)	Deferred tax asset created as a result of acquisition accounting (see footnote 12) and as a result of one time restructuring expenses (see footnote 19).
(15)	Yield adjustment to reflect the present value difference between portfolio yields and market rates as of March 31, 2010 and December 31, 2009, respectively, for time deposits acquired in the merger. The yield adjustment is estimated using present value analysis and the yield adjustment is accreted into income over the lives of the related time deposits.
(16)	Reflects adjustments for other liability adjustments of $865,000 and deferred tax liability of $1.1 million.
(17)	Pro forma adjustment to common stock is calculated as follows:

(In thousands)	At March 31, 2010	At December 31, 2009
Eliminate existing Southern Connecticut Bancorp common stock	$(27)	$(27)
Par value of common stock issued in acquisition at $0.01 per share	(10)	(10)

Adjustment to common stock	(17)	(17)

(18)	Pro forma adjustment to paid in capital is calculated as follows:

(In thousands)	At March 31, 2010	At December 31, 2009
Eliminate existing Southern Connecticut Bancorp paid-in capital	$(22,562)	$(22,560)
Stock issued to Southern Connecticut Bancorp stockholders in the merger	9,773	9,773
Less par value of common stock issued in merger	(10)	(10)

Adjustment to paid-in capital	(12,799)	(12,797)

(19)	The pro forma adjustment to retained earnings is calculated as follows. The one time non-restructuring expenses are non-recurring and were thus not considered in the pro forma income statements.

(In thousands)	At March 31, 2010	At December 31, 2009
Eliminate existing Southern Connecticut Bancorp retained earnings	$(6,924)	$(6,943)
One time non-restructuring expenses	173	239

Adjustment to retained earnings	(6,751)	(6,704)

(20)	Pro forma adjustment to eliminate capital accounts of Southern Connecticut Bancorp pursuant to acquisition accounting.

March 31, 2010 Pro Forma Income Statement—Minimum, as Adjusted, of Offering Range. The following table presents pro forma income statement information for the three months ended March 31, 2010 for Naugatuck Valley Financial and Southern Connecticut Bancorp, at the minimum, as adjusted, of the offering range, including 2,239,750 shares sold in the offering, 1,789,416 shares to be exchanged for existing shares of Naugatuck Valley Financial and 977,264 shares issued to stockholders of Southern Connecticut Bancorp in the merger. If we do not receive orders for at least 2,635,000 shares in the offering, then, in our discretion in order to issue the minimum number of shares necessary to complete the conversion and offering, we may sell as few as 2,239,750 shares and include up to 395,250 shares issued to stockholders of Southern Connecticut Bancorp as merger consideration in order to meet the 2,635,000 share minimum requirement.

(Dollars in thousands)	Naugatuck Valley Financial Historical	Minimum, as Adjusted, Offering Adjustments (1)	Naugatuck Valley Financial Pro-forma Converted	Southern Connecticut Bancorp Historical	Merger Adjustments (2)		Naugatuck Valley Financial Pro-forma Consolidated
Interest income and dividend income	$7,143	$73	$7,216	$1,771	$(98	)(4)	$8,889
Interest expense	2,615		2,615	471	(112	)(5)	2,974

Net interest income	4,528	73	4,601	1,300	14		5,915
Provision for loan losses	809	—	809	(34)	—		775

Net interest income after provision	3,719	73	3,792	1,334	14		5,140
Noninterest income	571	—	571	185	—		756
Noninterest expense	3,854	114 (3)	3,968	1,501	1,556	(6)	7,025

Income (loss) before income taxes	436	(41)	395	18	(1,542)		(1,129)
Income tax (expense) benefit	122	(14)	108	—	(487	)(7)	(379)

Net income (loss)	$314	$(27)	$287	$18	$(1,055)		$(750)

Basic earnings per share	$0.05	$0.01	$0.08	$0.01			$(0.16)
Diluted earnings per share	$0.05	$0.01	$0.08	$0.01			$(0.16)

(See footnotes to table beginning on page     )

March 31, 2010 Pro Forma Income Statement—Maximum, as Adjusted, of Offering Range. The following table presents pro forma income statement information for the three months ended March 31, 2010 for Naugatuck Valley Financial and Southern Connecticut Bancorp, at the maximum, as adjusted, of the offering range, including 4,099,750 shares sold in the offering, 2,784,120 shares to be exchanged for existing shares of Naugatuck Valley Financial and 977,264 shares issued to stockholders of Southern Connecticut Bancorp in the merger.

(Dollars in thousands)	Naugatuck Valley Financial Historical	Super Maximum Offering Adjustments (1)	Naugatuck Valley Financial Pro-forma Converted	Southern Connecticut Bancorp Historical	Merger Adjustments (2)		Naugatuck Valley Financial Pro-forma Consolidated
Interest income and dividend income	$7,143	$139	$7,282	$1,771	$(98	)(4)	$8,955
Interest expense	2,615		2,615	471	(112	)(5)	2,974

Net interest income	4,528	139	4,667	1,300	14		5,981
Provision for loan losses	809	—	809	(34)	—		775

Net interest income after provision	3,719	139	3,858	1,334	14		5,206
Noninterest income	571	—	571	185	—		756
Noninterest expense	3,854	177 (3)	4,031	1,501	1,556	(6)	7,088

Income (loss) before income taxes	436	(38)	398	18	(1,542)		(1,126)
Income tax (expense) benefit	122	(13)	109	—	(487	)(7)	(378)

Net income (loss)	$314	$(25)	$289	$18	$(1,055)		$(748)

Basic earnings per share	$0.05	$0.07	$0.04	$0.01			$(0.10)
Diluted earnings per share	$0.05	$0.07	$0.04	$0.01			$(0.10)

(See footnotes to table beginning on page     )

December 31, 2009 Pro Forma Income Statement—Minimum, as Adjusted, of Offering Range. The following table presents pro forma income statement information for the year ended December 31, 2009 for Naugatuck Valley Financial and Southern Connecticut Bancorp, at the minimum, as adjusted, of the offering range, including 2,239,750 shares sold in the offering, 1,789,416 shares to be exchanged for existing shares of Naugatuck Valley Financial and 977,264 shares issued to stockholders of Southern Connecticut Bancorp in the merger. If we do not receive orders for at least 2,635,000 shares in the offering, then, in our discretion in order to issue the minimum number of shares necessary to complete the conversion and offering, we may sell as few as 2,239,750 shares and include up to 395,250 shares issued to stockholders of Southern Connecticut Bancorp as merger consideration in order to meet the 2,635,000 share minimum requirement.

(Dollars in thousands)	Naugatuck Valley Financial Historical	Minimum, as Adjusted, Offering Adjustments (1)	Naugatuck Valley Financial Pro-forma Converted	Southern Connecticut Bancorp Historical	Merger Adjustments (2)		Naugatuck Valley Financial Pro-forma Consolidated
Interest income and dividend income	$28,291	$292	$28,583	$6,426	$(394	)(4)	$34,615
Interest expense	12,537		12,537	2,173	(448	)(5)	14,262

Net interest income	15,754	292	16,046	4,253	54		20,353
Provision for loan losses	1,144		1,144	1,992	—		3,136

Net interest income after provision	14,610	292	14,902	2,261	54		17,217
Noninterest income	2,742	—	2,742	629	—		3,371
Noninterest expense	14,541	455 (3)	14,996	5,797	2,179	(6)	22,970

Income (loss) before income taxes	2,811	(163)	2,648	(2,907)	(2,125)		(2,384)
Income tax (expense) benefit	818	(56)	762	—	(1,619	)(7)	(857)

Net income (loss)	$1,993	$(107)	$1,886	$(2,907)	$(506)		$(1,527)

Basic earnings per share	$0.29	$0.03	$0.50	$(1.08)			$(0.32)
Diluted earnings per share	$0.29	$0.03	$0.50	$(1.08)			$(0.32)

(See footnotes to table beginning on page     )

December 31, 2009 Pro Forma Income Statement – Maximum, as Adjusted, of Offering Range. The following table presents pro forma income statement information for the year ended December 31, 2009 for Naugatuck Valley Financial and Southern Connecticut Bancorp, at the maximum, as adjusted, of the offering range, including 4,099,750 shares sold in the offering, 2,784,120 shares to be exchanged for existing shares of Naugatuck Valley Financial and 977,264 shares issued to stockholders of Southern Connecticut Bancorp in the merger.

(Dollars in thousands)	Naugatuck Valley Financial Historical	Super Maximum Offering Adjustments (1)	Naugatuck Valley Financial Pro-forma Converted	Southern Connecticut Bancorp Historical	Merger Adjustments (2)		Naugatuck Valley Financial Pro-forma Consolidated
Interest income and dividend income	$28,291	$559	$28,850	$6,426	$(394	)(4)	$34,882
Interest expense	12,537		12,537	2,173	(448	)(5)	14,262

Net interest income	15,754	559	16,313	4,253	54		20,620
Provision for loan losses	1,144		1,144	1,992	—		3,136

Net interest income after provision	14,610	559	15,169	2,261	54		17,484
Noninterest income	2,742	—	2,742	629	—		3,371
Noninterest expense	14,541	708 (3)	15,249	5,797	2,179	(6)	23,225

Income (loss) before income taxes	2,811	(149)	2,662	(2,907)	(2,125)		(2,370)
Income Tax (expense) benefit	818	(51)	767	—	(1,619	)(7)	(852)

Net income (loss)	$1,993	$(98)	$1,895	$(2,907)	$(506)		$(1,518)

Basic earnings per share	$0.29	$0.25	$0.29	$(1.08)			$(0.20)
Diluted earnings per share	$0.29	$0.25	$0.29	$(1.08)			$(0.20)

(1)	Shows the effect of the offering of Naugatuck Valley Financial assuming net cash proceeds of $20.5 million and $38.5 million at the minimum, as adjusted, of the offering range and at the maximum, as adjusted, of the offering range, respectively, and establishment of an employee stock ownership plan and restricted stock awards under an equity incentive plan that will acquire 6.0% and 3.0% of the shares issued in the offering, respectively. The employee stock ownership plan will purchase shares in the offering and in open market purchases. Employee stock ownership plan share purchases will be financed by a loan from Naugatuck Valley Financial amortizing over 20 years on a straight line basis. The equity incentive plan will purchase shares in the open market, with such purchases assumed to occur at $10.00 per share. Equity incentive plan restricted stock awards will vest over a period of five years. The equity incentive plan will also provide for the granting of stock options that will include 10.0% of the shares issued in the offering. Pursuant to an application of the Black-Scholes option pricing model, the stock options are assumed to have a value of $2.73 per option and option grants will vest over a period of five years. The equity incentive plan is subject to stockholder approval. Adjustments to record estimated employee stock ownership plan expense are included in the table and are calculated assuming employee stock ownership plan shares are released based on the 20 year amortization term of the employee stock ownership plan loan and that employee stock ownership plan shares are released at a value of $10.00 per share. Adjustments to record estimated equity incentive plan expense and interest income to be earned on the net proceeds of the offering will be recorded as incurred. Since these estimates are speculative, they are not reflected in the calculations of pro forma income. The estimated interest income, assuming net reinvestible cash proceeds of $18.2 million and $34.8 million at the minimum, as adjusted, and maximum, as adjusted, of the offering range are invested at an average pretax yield of 1.60% for the three months ended March 31, 2010 and for the year ended December 31, 2009, would be approximately $73,000 and $139,000, respectively, pretax, for the three months ended March 31, 2010 and $292,000 and $559,000, respectively, pretax, for the year ended December 31, 2009. The yield utilized approximates the yield on a one year U.S. Treasury security as of March 31, 2010. The estimated expense for the restricted stock awards under equity incentive plan assuming gross proceeds of $41.0 million and a five year vesting period is $62,000 pretax for the three months ended March 31, 2010 and $246,000 pretax for the year ended December 31, 2009. The estimated expense for the stock options under the equity incentive plan assuming gross proceeds of $41.0 million, a fair value of $2.73 per option and a five year vesting period is $84,000 pretax for the three months ended March 31, 2010 and $339,000 pretax for the year ended December 31, 2009. Taxes are calculated on an assumed marginal income tax rate of 34.0%. No effect is shown for merger related expenses, all of which are one time expenses.
(2)	Reflects the acquisition accounting and acquisition adjustments related to the acquisition of Southern Connecticut Bancorp for a price of $7.25 per share in cash and common stock issued in the offering.
(3)

Includes the expense of the employee stock ownership plan and the grant of stock options and restricted stock under the equity incentive plan. The employee stock ownership plan loan is funded internally, so no interest expense is recorded on the consolidated income statement of Naugatuck Valley Financial. Employee stock ownership plan expense reflects the amortization of principal and the release of shares at an assumed value of $10.00 per share. The estimated expenses for the employee stock ownership plan assuming gross proceeds of $41.0 million is $30,000 pretax for the three months ended March 31, 2010 and $123,000 for the year ended December 31, 2009.

(4)	Adjustment to interest income is the amortization of the loan premium on the Southern Connecticut Bancorp loans resulting from acquisition accounting and the accretion of the discount on investment securities available for sale. Adjustments to record estimated interest income to be foregone as a result of funding the cash portion of the merger consideration paid to stockholders of Southern Connecticut Bancorp and the expenses of the merger will be recorded as incurred. The estimated reduction in interest income assuming funding requirements of $9,773,000 for the merger, assuming such cash costs were funded with investments yielding 1.60% for the three months ended March 31, 2010 and for the year ended December 31, 2009 would be approximately $39,000 and $158,000 on a pretax basis for the three months ended March 31, 2010 and the year ended December 31, 2009. The yield utilized approximates the yield on a three year U.S. Treasury security as of March 31, 2010 and December 31, 2009, respectively. The adjustment is calculated as follows:

(In thousands)	Three Months Ended March 31, 2010	Year Ended December 31, 2009
Amortization of loan premium from acquisition accounting	$(59)	$(236)
Accretion of investment securities discount from acquisition accounting	—	—
Adjustment for funding the merger, pretax	(39)	(158)

Adjustment to interest income	$(98)	$(394)

(5)	Adjustment to interest expense is calculated as follows:

(In thousands)	Three Months Ended March 31, 2010	Year Ended December 31, 2009
Amortization of deposit premium from acquisition accounting	$(112)	$(448)
Accretion of borrowings discount from acquisition accounting	—	—

Adjustment to interest expense	$(112)	$(448)

(6)	Adjustment to noninterest expense is calculated as follows:

(In thousands)	Three Months Ended March 31, 2010	Year Ended December 31, 2009
Amortization of core deposit intangible	$126	$504
Depreciation of increased fixed asset value	—	—
Expenses for merger, not yet expensed	1,430	1,675

Adjustment to noninterest expense	$1,556	$2,179

(7)	Marginal tax rate of 34.0%.

Additional Pro Forma Conversion Data

The following tables illustrate Naugatuck Valley Financial’s and Southern Connecticut Bancorp’s historical combined consolidated net income and stockholders’ equity prior to the offering and merger and the pro forma impact of the conversion and offering on the combined company’s net income and stockholders’ equity based on the sale of common stock at the minimum, as adjusted (assuming Naugatuck Valley Financial elects to use up to 395,250 of the unsubscribed shares to complete the offering), the minimum, the midpoint, the maximum and 15% above the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed. Net proceeds indicated in the following tables are based upon the following assumptions:

•	50% of the shares of common stock will be sold in the subscription and community offerings and 50% of the shares will be sold in a syndicated community offering;

•

Our employee stock ownership plan will purchase a number of shares equal to 6% of the shares sold in the offering with a loan from new Naugatuck Valley Financial that will be repaid in equal installments over 20 years;

•

Stifel, Nicolaus & Company, Incorporated will receive an aggregate management fee equal to 1.0% of the aggregate purchase price of the shares sold in the subscription and community offerings, except that no fee will be paid with respect to shares purchased by the employee stock ownership plan or by our officers, directors and employees or members of their immediate families;

•

The sales commission and management fee for shares sold in the syndicated community offering will be equal to 6.0% of the aggregate purchase price of the shares sold in the syndicated community offering; and

•	Total expenses of the offering, excluding sales commissions and management fees referenced above, will be approximately $960,000.

Actual expenses may vary from this estimate, and the amount of fees paid will depend upon the number of shares sold in the subscription and community offerings, as opposed to the syndicated community offering.

Pro forma net income for the three months ended March 31, 2010 and for the year ended December 31, 2009 has been calculated as if the offering and merger were completed at the beginning of the period, and the net proceeds had been invested at 1.60% which represents the rate of the three-year United States Treasury security. A pro forma after-tax return of 1.06% is used for the three months ended March 31, 2010 and for the year ended December 31, 2009, after giving effect to a combined federal and state income tax rate of 34.0%. The actual rate experienced by new Naugatuck Valley Financial may vary. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.

When reviewing the following tables you should consider the following:

•

Since funds on deposit at Naugatuck Valley Savings and Loan may be withdrawn to purchase shares of common stock, those funds will not result in the receipt of new funds for investment. The pro forma tables do not reflect withdrawals from deposit accounts.

•

Historical per share amounts have been computed as if the shares of common stock expected to be issued in the offering had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma stockholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering, the additional employee stock ownership plan expense or the proposed equity incentive plan.

•

Pro forma stockholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities. Book value amounts do not represent fair market values or amounts available for distribution to shareholders in the unlikely event of liquidation. The amounts shown do not reflect the federal income tax consequences of the restoration to income of Naugatuck Valley Savings and Loan’s special bad debt reserves for income tax purposes or liquidation accounts, which would be required in the unlikely event of liquidation. See “Federal and State Taxation.”

•	The amounts shown as pro forma stockholders’ equity per share do not represent possible future price appreciation of our common stock.

The following pro forma data, which are based on Naugatuck Valley Financial’s and Southern Connecticut Bancorp’s stockholders’ equity at March 31, 2010 and December 31, 2009, and net income for the three months ended March 31, 2010 and for the year ended December 31, 2009, may not represent the actual financial effects of the offering or our operating results after the offering. The pro forma data rely exclusively on the assumptions outlined above and in the notes to the pro forma tables. The pro forma data do not represent the fair market value of our common stock, the current fair market value of our assets or liabilities, or the amount of money that would be available for distribution to shareholders if we were to be liquidated after the conversion.

At or For the Three Months Ended March 31, 2010

(Dollars in thousands, except per share amount)	Appraised Value
	Minimum, As Adjusted, 2,635,000 Shares at $10.00 per share (1)	Minimum 2,635,000 Shares at $10.00 per share	Midpoint 3,100,000 Shares at $10.00 per share	Maximum 3,565,000 Shares at $10.00 per share	Maximum, As Adjusted, 4,099,750 Shares at $10.00 per share (6)
Gross Proceeds	$26,350	$26,350	$31,000	$35,650	$40,998
Plus: Shares issued in exchange	17,894	17,894	21,052	24,209	27,840
Plus: Shares issued in merger (1)	5,820	9,773	9,773	9,773	9,773

Pro forma market capitalization	$50,064	$54,017	$61,825	$69,632	$78,611

Gross proceeds	$26,350	$26,350	$31,000	$35,650	$40,998
Less: estimated expenses	(1,889)	(2,029)	(2,182)	(2,335)	(2,510)

Estimated net proceeds	24,461	24,321	28,818	33,315	38,488
Less: merger shares used to complete offering (1)	(3,953)	—	—	—	—
Less: common stock acquired by employee stock ownership plan (2)	(1,581)	(1,581)	(1,860)	(2,139)	(2,460)
Less: common stock acquired by equity incentive plan (3)	(791)	(791)	(930)	(1,070)	(1,230)
Assets from MHC	33	33	33	33	33

Net proceeds	$18,169	$21,982	$26,061	$30,139	$34,831

Funds required to effect merger with Southern Connecticut Bancorp	9,773	9,773	9,773	9,773	9,773

Pro Forma Net Income:

Pro forma net income
Historical combined including merger adjustments	$(697)	$(697)	$(697)	$(697)	$(697)
Pro forma income on net proceeds	48	58	69	80	92
Pro forma impact of funding merger	(26)	(26)	(26)	(26)	(26)
Less: pro forma employee stock ownership plan expense (2)	(13)	(13)	(15)	(18)	(20)
Less: pro forma restricted stock award expense (3)	(26)	(26)	(31)	(35)	(41)
Less: pro forma stock option expense (4)	(36)	(36)	(42)	(49)	(56)

Pro forma net income	$(750)	$(740)	$(742)	$(745)	$(748)
Pro forma net income per share:
Historical combined including merger adjustments	$(0.14)	$(0.13)	$(0.12)	$(0.10)	$(0.09)
Pro-forma income on net proceeds	0.01	0.01	0.01	0.01	0.01
Pro-forma impact of funding merger	(0.01)	—	—	—	—
Less: pro forma employee stock ownership plan expense (2)	—	—	—	—	—
Less: pro forma restricted stock award expense (3)	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma stock option expense (4)	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)

Pro forma net income	$(0.16)	$(0.14)	$(0.13)	$(0.11)	$(0.10)
Offering price as a multiple of pro-forma net income per share	NM	NM	NM	NM	NM
Number of shares used to calculate pro-forma net income per share (5)	4,728,228	5,123,478	5,855,324	6,587,170	7,428,246

Pro forma Stockholder’s equity:

Pro forma stockholder’ equity (book value):
Historical combined including merger adjustments	$60,310	$60,310	$60,310	$60,310	$60,310
Assets received from MHC	33	33	33	33	33
Estimated net proceeds	24,461	24,321	28,818	33,315	38,488
Merger shares used to complete offering	(3,953)	—	—	—	—
Less: common stock acquired by employee stock ownership plan (2)	(1,581)	(1,581)	(1,860)	(2,139)	(2,460)
Less: common stock acquired by equity incentive plan (3)	(791)	(791)	(930)	(1,070)	(1,230)

Pro forma stockholder’ equity	$78,479	$82,292	$86,371	$90,449	$95,141
Less: intangible assets	(4,856)	(4,856)	(4,856)	(4,856)	(4,856)

Pro forma tangible stockholder’ equity	$73,623	$77,436	$81,515	$85,593	$90,285
Pro forma stockholder’ equity per share:
Historical combined including merger adjustments	$12.05	$11.16	$9.76	$8.67	$7.67
Assets received from MHC	0.01	0.01	—	—	—
Estimated net proceeds	4.89	4.50	4.66	4.78	4.90
Merger shares used to complete offering	(0.79)	—	—	—	—
Less: common stock acquired by employee stock ownership plan (2)	(0.32)	(0.29)	(0.30)	(0.31)	(0.31)
Less: common stock acquired by equity incentive plan (3)	(0.16)	(0.15)	(0.15)	(0.15)	(0.16)

Pro forma stockholder’ equity	$15.68	$15.23	$13.97	$12.99	$12.10
Less: intangible assets	(0.97)	(0.89)	(0.79)	(0.70)	(0.62)

Pro forma tangible stockholder’ equity	$14.71	$14.34	$13.18	$12.29	$11.48
Offering price as a percentage of pro-forma stockholders equity per share	63.78%	65.66%	71.58%	76.98%	82.64%
Offering price as a percentage of pro-forma tangible stockholders equity per share	67.98%	69.74%	75.87%	81.37%	87.11%
Number of shares used to calculate pro-forma tangible stockholders’ equity per share	5,006,430	5,401,680	6,182,459	6,963,238	7,861,134

At or For the Year Ended December 31, 2009

(Dollars in thousands, except per share amount)	Appraised Value
	Minimum, As Adjusted, 2,635,000 Shares at $10.00 per share (1)	Minimum 2,635,000 Shares at $10.00 per share	Midpoint 3,100,000 Shares at $10.00 per share	Maximum 3,565,000 Shares at $10.00 per share	Maximum, As Adjusted, 4,099,750 Shares at $10.00 per share (6)
Gross Proceeds	$26,350	$26,350	$31,000	$35,650	$40,998
Plus: Shares issued in exchange	17,894	17,894	21,052	24,209	27,840
Plus: Shares issued in merger (1)	5,820	9,773	9,773	9,773	9,773

Pro forma market capitalization	$50,064	$54,017	$61,825	$69,632	$78,611

Gross proceeds	$26,350	$26,350	$31,000	$35,650	$40,998
Less: estimated expenses	(1,889)	(2,029)	(2,182)	(2,335)	(2,510)

Estimated net proceeds	24,461	24,321	28,818	33,315	38,488
Less: merger shares used to complete offering (1)	(3,953)	—	—	—	—
Less: common stock acquired by employee stock ownership plan (2)	(1,581)	(1,581)	(1,860)	(2,139)	(2,460)
Less: common stock acquired by equity incentive plan (3)	(791)	(791)	(930)	(1,070)	(1,230)
Assets from MHC	33	33	33	33	33

Net proceeds	$18,169	$21,982	$26,061	$30,139	$34,831

Funds required to effect merger with Southern Connecticut Bancorp	9,773	9,773	9,773	9,773	9,773

Pro Forma Net Income:

Pro forma net income
Historical combined including merger adjustments	$(1,316)	$(1,316)	$(1,316)	$(1,316)	$(1,316)
Pro forma income on net proceeds	193	233	276	319	369
Pro forma impact of funding merger	(104)	(104)	(104)	(104)	(104)
Less: pro forma employee stock ownership plan expense (2)	(52)	(52)	(61)	(71)	(81)
Less: pro forma restricted stock award expense (3)	(104)	(104)	(123)	(141)	(162)
Less: pro forma stock option expense(4)	(144)	(144)	(169)	(195)	(224)

Pro forma net income	$(1,527)	$(1,487)	$(1,497)	$(1,508)	$(1,518)
Pro-forma net income per share:
Historical combined including merger adjustments	$(0.28)	$(0.26)	$(0.23)	$(0.20)	$(0.18)
Pro-forma income on net proceeds	0.04	0.05	0.05	0.05	0.05
Pro-forma impact of funding merger	(0.02)	(0.02)	(0.02)	(0.02)	(0.01)
Less: pro forma employee stock ownership plan expense (2)	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma restricted stock award expense (3)	(0.02)	(0.02)	(0.02)	(0.02)	(0.02)
Less: pro forma stock option expense (4)	(0.03)	(0.03)	(0.03)	(0.03)	(0.03)

Pro forma net income	$(0.32)	$(0.29)	$(0.26)	$(0.23)	$(0.20)
Offering Price as a multiple of pro-forma net income per share	NM	NM	NM	NM	NM
Number of shares used to calculate pro-forma net income per share (5)	4,723,097	5,118,347	5,849,287	6,580,227	7,420,262

Pro forma Stockholder’s equity:

Pro forma stockholder’ equity (book value):
Historical combined including merger adjustments	$59,842	$59,842	$59,842	$59,842	$59,842
Assets received from MHC	33	33	33	33	33
Estimated net proceeds	24,461	24,321	28,818	33,315	38,488
Merger shares used to complete offering	(3,953)	—	—	—	—
Less: common stock acquired by employee stock ownership plan (2)	(1,581)	(1,581)	(1,860)	(2,139)	(2,460)
Less: common stock acquired by equity incentive plan (3)	(791)	(791)	(930)	(1,070)	(1,230)

Pro forma stockholder’ equity	$78,011	$81,824	$85,903	$89,981	$94,673
Less: intangible assets	(5,072)	(5,072)	(5,072)	(5,072)	(5,072)

Pro forma tangible stockholder’ equity	$72,939	$76,752	$80,831	$84,909	$89,601
Pro forma stockholder’ equity per share:
Historical combined including merger adjustments	$11.95	$11.08	$9.68	$8.60	$7.61
Assets received from MHC	0.01	0.01	—	—	—
Estimated net proceeds	4.89	4.50	4.66	4.78	4.90
Merger shares used to complete offering	(0.79)	—	—	—	—
Less: common stock acquired by employee stock ownership plan (2)	(0.32)	(0.29)	(0.30)	(0.31)	(0.31)
Less: common stock acquired by equity incentive plan (3)	(0.16)	(0.15)	(0.15)	(0.15)	(0.16)

Pro forma stockholder’ equity	$15.58	$15.15	$13.89	$12.92	$12.04
Less: intangible assets	(1.01)	(0.94)	(0.82)	(0.73)	(0.64)

Pro forma tangible stockholder’ equity	$14.57	$14.21	$13.07	$12.19	$11.40
Offering price as a percentage of pro-forma stockholders equity per share	64.18%	66.01%	71.99%	77.40%	83.06%
Offering price as a percentage of pro-forma tangible stockholders equity per share	68.63%	70.37%	76.51%	82.03%	87.72%
Number of shares used to calculate pro-forma tangible stockholders’ equity per share	5,006,430	5,401,680	6,182,459	6,963,238	7,861,134

(1)	If we do not receive orders for at least 2,635,000 shares in the offering, then, in our discretion in order to issue the minimum number of shares necessary to complete the conversion and offering, we may sell as few as 2,239,750 and include up to 395,250 shares issued to stockholders of Southern Connecticut Bancorp as merger consideration in order to meet the 2,635,000 share minimum requirement.
(2)	Assumes that the employee stock ownership plan will acquire a number of shares of stock equal to 6.0% of the shares sold in the offering (158,100, 158,100, 186,000, 213,900 and 245,985 shares at the minimum, as adjusted, minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively). The employee stock ownership plan will borrow the funds to acquire these shares from the proceeds retained by new Naugatuck Valley Financial. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently 3.25%, which will be fixed at the time of the offering and be for a term of 20 years. Naugatuck Valley Savings and Loan intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. As the debt is paid down, shares will be released for allocation to participants’ accounts and stockholders’ equity will be increased.
The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (1/20 of the total, based on a 20-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of the pro forma tables, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”
(3)	Assumes that new Naugatuck Valley Financial will purchase in the open market a number of shares of common stock equal to 3.0% of the shares sold in the offering (79,050, 79,050, 93,000, 106,950 and 122,993 shares at the minimum, as adjusted, minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively), that will be reissued as restricted stock awards under a new equity incentive plan to be adopted following the offering. Purchases will be funded with cash on hand at new Naugatuck Valley Financial or with dividends paid to new Naugatuck Valley Financial by Naugatuck Valley Savings and Loan. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required shareholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of the common stock instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by approximately 1.5%.
The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of new Naugatuck Valley Financial common stock was $10.00 at the time the awards were made, that shares of restricted stock issued under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 34.0%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the equity incentive plan, total equity incentive plan expense would be greater.
(4)	The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the new equity incentive plan to be adopted following the offering. If the new equity incentive plan is approved by shareholders, a number of shares equal to 10.0% of the number of shares sold in the offering (263,500, 263,500, 310,000, 356,500 and 409,975 shares at the minimum, as adjusted, minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. Compensation cost relating to share-based payment transactions will be recognized in the financial statements over the period the employee is required to provide services for the award. The cost will be measured based on the fair value of the equity instruments issued. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. For purposes of this table, the fair value of stock options to be granted under the new equity incentive plan has been estimated at $2.73 per option using the Black-Scholes option pricing model with the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 1.86%; expected life, 6.5 years; expected volatility, 27.58%; and risk-free interest rate, 3.28%. It is assumed that stock options granted under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over the vesting period so that 20% of the value of the options awarded was an amortized expense during each year, that all of the options awarded are non-qualified options and that the combined federal and state income tax rate was 34.0%. We plan to use the Black-Scholes option-pricing formula; however, if the fair market value per share is different than $10.00 per share on the date options are awarded under the equity incentive plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by approximately 4.9%.
(5)	The number of shares used to calculate pro forma net income per share is equal to the weighted average shares outstanding for the period (6,829,108 and 6,811,553 for the three months ended March 31, 2010 and the year ended December 31, 2009, respectively) multiplied by the exchange ratio at the minimum, as adjusted, minimum, midpoint, maximum, and 15% above the maximum of the offering range, less the number of shares purchased by the employee stock ownership plan not committed to be released within the one year period following the offering as adjusted to effect a weighted average over the period. The total number of shares to be outstanding upon completion of the conversion and offering includes the number of shares sold in the offering plus the number of shares issued in exchange for outstanding shares of Naugatuck Valley Financial common stock held by persons other than Naugatuck Valley Mutual Holding Company plus the number of shares issued to stockholders of Southern Connecticut Bancorp in the merger. The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering and the merger.
(6)	In the event that all existing options to acquire shares of Southern Connecticut Bancorp at December 31, 2009 were exercised prior to the acquisition, the number of shares issued to Southern Connecticut Bancorp stockholders would increase to 987,400 shares of common stock, the pro forma shares outstanding including shares issued in the offering, in the exchange and in the acquisition would be 7,871,234 shares of common stock representing a market value of $79.6 million.

Our Business

General

Naugatuck Valley Financial was organized on September 30, 2004 under the laws of the United States to be a holding company for Naugatuck Valley Savings and Loan, a stock savings bank also organized under the laws of the United States in connection with Naugatuck Valley Savings and Loan’s conversion from the mutual to the mutual holding company form of organization. On September 30, 2004, Naugatuck Valley Financial completed its initial public offering in which it sold 3,269,881 shares, or 43.0%, of its common stock to the public, including 298,091 shares to the Naugatuck Valley Savings and Loan Employee Stock Ownership Plan. An additional 4,182,407 shares, or 55.0% of Naugatuck Valley Financial’s outstanding stock, were issued to Naugatuck Valley Mutual Holding Company, Naugatuck Valley Financial’s federally chartered mutual holding company. Additionally, Naugatuck Valley Financial contributed 152,087 shares, or 2.0% of its outstanding common stock, to the Naugatuck Valley Savings and Loan Foundation.

Naugatuck Valley Financial’s business activities consist of the ownership of Naugatuck Valley Savings and Loan’s capital stock and the management of the offering proceeds it retained. Naugatuck Valley Financial does not own or lease any property. Instead, it uses the premises, equipment and other property of Naugatuck Valley Savings and Loan. Accordingly, the information set forth in this prospectus, including the consolidated financial statements and related financial data, relates primarily to Naugatuck Valley Savings and Loan. As a federally chartered savings and loan holding company, Naugatuck Valley Financial is subject to the regulation of the Office of Thrift Supervision.

Naugatuck Valley Savings and Loan operates as a community-oriented financial institution offering traditional financial services to consumers and businesses in its market areas. Naugatuck Valley Savings and Loan attracts deposits from the general public and uses those funds to originate one- to four-family real estate, multi-family and commercial real estate, construction, commercial and consumer loans, which Naugatuck Valley Savings and Loan generally holds for investment. Naugatuck Valley Savings and Loan also maintains an investment portfolio. Naugatuck Valley Savings and Loan is regulated by the Office of Thrift Supervision and its deposits are insured up to applicable legal limits by the Federal Deposit Insurance Corporation. Naugatuck Valley Savings and Loan is also a member of the Federal Home Loan Bank of Boston.

Naugatuck Valley Savings and Loan’s website address is www.nvsl.com. Information on our website should not be considered a part of this prospectus.

Market Area

We are headquartered in Naugatuck, Connecticut, which is located in southwestern Connecticut approximately six miles south of Waterbury and 26 miles north of Bridgeport. In addition to our main office, we operate nine branch offices in the greater Naugatuck Valley market which we consider our market area. The greater Naugatuck Valley market encompasses the communities in the central and lower Naugatuck Valley regions in New Haven County, where our main office and eight of our branch offices are located, and Fairfield County, where one of our branch offices is located. The economy in our market area is primarily oriented to the service, retail, construction, and manufacturing industries. The median household and per capita income in New Haven County trailed slightly the comparable figures for Connecticut as a whole, while the median household and per capita income in Fairfield County exceeded the comparable figures for Connecticut.

The acquisition of Southern Connecticut Bancorp will enhance our market share in New Haven County and expand our presence into the city of New Haven and surrounding area. Southern Connecticut Bancorp currently serves the Greater New Haven Market, which is comprised of the communities located in and around New Haven County in Southern Central Connecticut. The Greater New Haven Market is located in the center of, and is a critical component of, the commercial activity of the northeast corridor in New England. The market focus resides in the busy transportation and commercial area between New York City to the south, Hartford to the north, Providence to the east, and Boston to the northeast. The diversified economic base of this market region includes pharmaceutical, advanced manufacturing, healthcare, defense, technology, service and energy companies. The region is also one of New England’s most popular tourist destinations, featuring popular shoreline and heritage sites. In addition, Southern Connecticut Bancorp’s headquarters is located in downtown New Haven, in the area of Yale University’s campus.

Competition

We face significant competition for the attraction of deposits and origination of loans. Our most direct competition for deposits has historically come from the numerous financial institutions operating in our market area and, to a lesser extent, from other financial service companies such as brokerage firms, credit unions and insurance companies. We also face competition for investors’ funds from money market funds, mutual funds and other corporate and government securities. At June 30, 2009, which is the most recent date for which data is available from the Federal Deposit Insurance Corporation, both Naugatuck Valley Savings and Loan and The Bank of Southern Connecticut held less than 2% of the deposits in each county in which their offices are located. In addition, larger banks such as Bank of America, Wells Fargo (formerly Wachovia), J.P. Morgan Chase and TD Bank also operate in our market areas. These institutions are significantly larger than us and, therefore, have greater resources.

Our competition for loans comes primarily from financial institutions in our market areas, and, to a lesser extent, from other financial service providers such as mortgage companies, mortgage brokers and credit unions. Competition for loans also comes from non-depository financial service companies entering the mortgage and commercial lending markets such as insurance companies, securities companies and specialty finance companies.

We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered the barriers to market entry, allowed banks and other lenders to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our future growth.

Lending Activities

General. Our loan portfolio consists of one- to four-family residential mortgage loans, multi-family and commercial real estate loans, construction loans, commercial business loans and consumer loans. Substantially all of our loans are made to borrowers residing within Connecticut.

One- to Four-Family Residential Loans. We originate mortgage loans to enable borrowers to purchase or refinance existing homes in our market area. We generally offer fixed-rate and adjustable-rate mortgage loans with terms up to 30 years. Borrower demand for adjustable-rate loans versus fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, the difference between the interest rates and loan fees offered for fixed-rate mortgage loans and the initial period interest rates and loan fees for adjustable-rate loans. The relative amount of fixed-rate mortgage loans and adjustable-rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment and the effect each has on our interest rate risk. The loan fees charged, interest rates and other provisions of mortgage loans are determined by us on the basis of our own pricing criteria and competitive market conditions.

We offer fixed-rate mortgage loans with terms of either 10, 15, 20 or 30 years. Our adjustable-rate mortgage loans are based on either a 15, 20 or 30 year amortization schedule and interest rates and payments on our adjustable-rate mortgage loans adjust annually after either a one, three, five or seven year initial fixed period. Interest rates and payments on our adjustable-rate loans generally are adjusted to a rate typically equal to 2.75% above the one-year constant maturity Treasury index. The maximum amount by which the interest rate may be increased or decreased is generally 2% per adjustment period and the lifetime interest rate cap is generally 6% over the initial interest rate of the loan.

While one- to four-family residential real estate loans are normally originated with up to 30-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans. As interest rates declined and remained low over the past few years, we have experienced high levels of loan repayments and refinancings.

We generally do not make conventional loans with loan-to-value ratios exceeding 97% and generally make loans with a loan-to-value ratio in excess of 80% only when secured by first liens on owner-occupied one- to four-family residences.

Loans with loan-to-value ratios in excess of 80% require private mortgage insurance or additional collateral. We require all properties securing mortgage loans to be appraised by a Board-approved independent appraiser. We require title insurance on all first mortgage loans. Borrowers must obtain hazard insurance, or flood insurance for loans on property located in a flood zone, before closing the loan.

We do not engage in subprime lending or offer Alt-A loans.

Multi-Family and Commercial Real Estate Loans. We offer adjustable-rate mortgage loans secured by multi-family and commercial real estate. Our multi-family and commercial real estate loans are generally secured by condominiums, apartment buildings, offices, retail and other income producing properties, as well as owner-occupied properties used for businesses. We intend to continue to grow this segment of our loan portfolio.

We originate multi-family and commercial real estate loans for terms generally up to 20 years. Interest rates and payments on adjustable-rate loans adjust every one, three, five or ten years. Interest rates on our adjustable rate loans generally are adjusted to a rate typically equal to 2.00% to 2.50% above the one-year, three-year, five-year or ten-year Federal Home Loan Bank classic advance rate. There are no adjustment period or lifetime interest rate caps. Loan amounts generally do not exceed 80% of the appraised value.

The largest outstanding multi-family or commercial real estate loan at March 31, 2010 was $4.8 million, of which $4.8 million was outstanding. This loan is secured by land for retail development and was performing according to its terms at March 31, 2010.

Construction Loans. We originate loans to individuals to finance the construction of residential dwellings for personal use. Our construction loans generally provide for the payment of interest only during the construction phase, which is usually nine months. At the end of the construction phase, the loan converts to a permanent mortgage loan. Loans generally can be made with a maximum loan to value ratio of 80% of the appraised value with a maximum term of 30 years. Our largest residential construction loan at March 31, 2010 was $1.4 million, of which $356,000 was outstanding. This loan was performing according to its terms at March 31, 2010. We also make commercial construction loans for commercial development projects, including condominiums, apartment buildings, and single family subdivisions as well as office buildings, retail and other income producing properties. These loans provide for payment of interest only during the construction phase and may, in the case of an apartment or commercial building, convert to a permanent mortgage loan or, in the case of a single family subdivision or construction or builder loan, be paid in full with the sale of the property after construction is complete. In the case of a commercial construction loan, the construction period may be from nine months to two years. Loans are generally made to a maximum of 80% of the appraised value as determined by an appraisal of the property made by an independent licensed appraiser. We also require an inspection of the property before disbursement of funds during the term of the construction loan for both residential and commercial construction loans. Our largest commercial construction loan at March 31, 2010 was $5.4 million, of which $2.6 million was outstanding. This loan is secured by real estate for the construction of single family homes, and was performing according to its terms at March 31, 2010. Our largest commercial real estate loan relationship at March 31, 2010 involved three loans totaling $6.4 million, secured by land for commercial and retail development. These loans were performing according to their original terms at March 31, 2010.

We originate land loans to individuals on approved residential building lots for personal use for terms of up to 20 years and to a maximum loan-to-value ratio of 75% of the lower of the appraisal value or purchase price. Our land loans adjust annually after a five-year initial fixed period. Interest rates after adjustment are equal to 2.75% above the one-year constant maturity Treasury index.

We also originate loans to local contractors and developers for the purpose of making improvements to, and on, approved subdivisions and condominium projects within two years of the date of the original loan. Such loans generally are written with a maximum loan-to-value ratio of 80% of the lower of the appraised value or purchase price of the land. These loans adjust when and as the index changes at a rate that is generally equal to the prime rate as published in The Wall Street Journal plus 1%. We require title insurance and, if applicable, a hazardous waste survey reporting that the land is free of hazardous or toxic waste.

Commercial Business Loans. We make commercial business loans to a variety of professionals, sole proprietorships and small businesses primarily in our market area. We offer a variety of commercial lending products. These loans are typically secured, primarily by business assets. These loans are originated with maximum loan-to-value ratios of 75% of the value of the business assets. We originate one- to ten-year term loans for the acquisition of equipment or business expansion, lines of credit for seasonal financing needs and demand loans for short term financing needs with specific repayment sources. Commercial business loans are generally written at variable rates which use the prime rate as published in The Wall Street Journal as an index and, depending on the qualifications of the borrower, a zero to 3.0% margin is added. These rates will change when and as the index rate changes without caps. Fixed-rate loans are written at market rates determined at the time the loan is granted and are based on the length of the term and the qualifications of the borrower. Our largest commercial business loan relationship at March 31, 2010 was a loan in the amount of $1.2 million of which $1.2 million was outstanding and performing according to the original terms at March 31, 2010. This loan is secured by assignment of receivables.

When making commercial business loans, we consider the financial statements of the borrower, the borrower’s payment history of both corporate and personal debt, the debt service capabilities of the borrower, the projected cash flows of the business, and viability of the industry in which the customer operates and the value of the collateral.

Consumer Loans. We offer a variety of consumer loans, primarily second mortgage loans and home equity lines of credit, and, to a much lesser extent, loans secured by passbook or certificate accounts, automobiles, as well as unsecured personal loans and overdraft protection accounts. Unsecured loans generally have a maximum borrowing limit of $5,000 and a maximum term of three years.

The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loans. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount. Second mortgage loans have fixed rates of interest for terms of up to 20 years. These loans are originated with maximum combined loan-to-value ratios of 75% of the appraised value of the property. Home equity lines of credit have adjustable rates of interest that are indexed to the prime rate as published in The Wall Street Journal for terms of up to 10 years. These loans are originated with maximum loan-to-value ratios of 75% of the appraised value of the property and we require that we have a second lien position on the property.

Loan Underwriting Risks.

Adjustable-Rate Loans. Due to historically low interest rate levels, borrowers generally have preferred fixed-rate loans in recent years. While we anticipate that our adjustable-rate loans will better offset the adverse effects on our net interest income of an increase in interest rates as compared to fixed-rate mortgages, the increased mortgage payments required of adjustable-rate loans in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans help make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

Multi-Family and Commercial Real Estate Loans. Loans secured by multi-family and commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in multi-family and commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors, where applicable, to provide annual financial statements on multi-family and commercial real estate loans. In reaching a decision on whether to make a multi-family or commercial real estate loan, we consider the net operating income of the property, the borrower’s expertise, credit history, profitability and the value of the underlying property. We require an environmental survey for multi-family and commercial real estate loans.

Construction Loans. Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the development. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a project having a value which is insufficient to assure full repayment. As a result of the foregoing, construction lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of the borrower or guarantor to repay principal and interest. If we are forced to foreclose on a project before or at completion due to a default, there can be no assurance that we will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs.

Commercial Business Loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

Consumer Loans. Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections depend on the borrower’s continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.

Loan Originations, Purchases and Sales. Loan originations come from a number of sources. The primary source of loan originations are our in-house loan originators, and to a lesser extent, local mortgage brokers, advertising and referrals from customers. We occasionally purchase loans or participation interests in loans.

We consider loan sales as a part of our interest rate risk management efforts. We have the ability to sell longer-term fixed-rate loans in the secondary market based on prevailing market interest rate conditions, an analysis of the composition and risk of the loan portfolio, liquidity needs and interest rate risk management goals. Generally, loans are sold without recourse and with servicing retained. We did not sell any loans in the years ended December 31, 2009 and 2008. However, in 2009, we began to pursue a significant initiative to develop a secondary mortgage operation and are now in the process of hiring experienced loan production professionals in order to increase production. We occasionally sell participation interests in loans.

Loan Approval Procedures and Authority. Our lending activities follow written, nondiscriminatory, underwriting standards and loan origination procedures established by our board of directors and management.

For one- to four-family loans and owner occupied residential construction loans, two members of the mortgage loan committee, one of which must be a vice president or above, may approve loans up to $417,000 and a majority of the members of the Board loan committee must approve loans over $417,000. For unsecured commercial business loans, a majority of the members of the Board must approve loans over $500,000 and two members of the board of directors loan committee must approve loans over $250,000 and up to $500,000. Unsecured business loans of $250,000 or less must be approved by two members of the officers’ loan committee. Loans of $100,000 or less which are unsecured can be approved by one member of the officers’ loan committee and later presented to the officers’ loan committee for ratification. For secured commercial loans and commercial construction loans, a majority of the members of the Board must approve loans over $1.5 million and two members of the board of directors loan committee must approve loans over $750,000 and up to $1.5 million. Loans of $500,001 to $750,000 secured by real estate, where the loan to value ratio is 80% or less supported by a conforming appraisal, can be approved by the officers’ loan committee. Loans of $500,000 or less secured by real estate where the loan-to-value is 80% or less can be approved by two members of the officers’ loan committee and for $100,000 or less secured by real estate with an 80% loan-to-value one member of the officers’ loan committee can approve with a later ratification by the officers’ loan committee. The board of directors must approve all consumer loans over $200,000. Various bank personnel have been delegated authority to approve smaller commercial loans and consumer loans.

Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities is generally limited, by regulation, to 15% of our stated capital and reserves. At March 31, 2010, our regulatory limit on loans to one borrower was $7.3 million. At that date, our largest lending relationship was $6.4 million and included loans secured by land for commercial and retail development all of which were performing according to the original repayment terms.

Loan Commitments. We issue commitments for fixed-rate and adjustable-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers and generally expire in 45 days or less.

Investment Activities

We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, mortgage-backed securities and certificates of deposit of federally insured institutions. Within certain regulatory limits, we also may invest a portion of our assets in corporate securities and mutual funds. We also are required to maintain an investment in Federal Home Loan Bank of Boston stock.

At March 31, 2010, our investment portfolio consisted of U.S. government and agency securities with maturities primarily less than five years, mortgage-backed securities issued by Fannie Mae, Freddie Mac and Ginnie Mae with stated final maturities of 30 years or less, collateralized mortgage obligations with stated final maturities of 30 years or less, and preferred money market securities with terms of primarily 91 days or less.

Our investment objectives are to provide and maintain liquidity, to maintain a balance of high quality, diversified investments to minimize risk, to provide collateral for pledging requirements, to establish an acceptable level of interest rate risk, to provide an alternate source of low-risk investments when demand for loans is weak, and to generate a favorable return. During 2009, we enhanced our overall interest rate risk position by selling our entire municipal bond portfolio, using the majority of the funds to pay off Federal Home Loan Bank advances as they came due. Our board of directors has the overall responsibility for our investment portfolio, including approval of our investment policy and appointment of our Asset/Liability and Investment Committees. The Investment Committee meets regularly and is responsible for approval of investment strategies and monitoring of investment performance. Our Controller is the designated investment portfolio manager and has the responsibility for the daily investment activities and is authorized to make investment decisions consistent with our investment policy.

Deposit Activities and Other Sources of Funds

General. Deposits and loan repayments are the major sources of our funds for lending and other investment purposes. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

Deposit Accounts. The vast majority of our depositors are residents of the State of Connecticut. Deposits are attracted from within our primary market area through the offering of a broad selection of deposit instruments, including NOW accounts, checking accounts, money market accounts, regular savings accounts, club savings accounts, certificate accounts, health savings accounts and various retirement accounts. Generally, we do not utilize brokered funds. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, profitability to us, matching deposit and loan products and customer preferences and concerns. We generally review our deposit mix and pricing weekly. Our current strategy is to offer competitive rates, but not be the market leader in every type and maturity.

Borrowings. We borrow from the Federal Home Loan Bank of Boston to supplement our supply of lendable funds and to meet deposit withdrawal requirements. The Federal Home Loan Bank functions as a central reserve bank providing credit for member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank of Boston and are authorized to apply for advances on the security of such stock and certain of our mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness. Under its current credit policies, the Federal Home Loan Bank generally limits advances to 25% of a member’s assets, and short-term borrowings of less than one year may not exceed 10% of the institution’s assets. The Federal Home Loan Bank determines specific lines of credit for each member institution.

We also use securities sold under agreements to repurchase as a source of borrowings, and we occasionally borrow short-term from correspondent banks to cover temporary cash needs.

Properties

We conduct our business through our main office and branch offices. The following table sets forth certain information relating to these facilities as of March 31, 2010.

Location	Year Opened/ Acquired	Net Book Value at March 31, 2010	Square Footage	Owned/ Leased	Date of Lease Expiration
		(Dollars in thousands)
Main Office:
333 Church Street Naugatuck, CT 06770	1996	$2,458	23,000	Owned	—

Branches:
1009 New Haven Road Naugatuck, CT 06770	2001	1,200	3,300	Owned	—

127 South Main Street Beacon Falls, CT 06403	1997	265	960	Owned	—

49 Pershing Drive Derby, CT 06418	2003	87	1,950	Leased	2013	(1)

249 West Street (2) Seymour, CT 06483	2002	2,367	9,500	Owned	—

504 Bridgeport Avenue Shelton, CT 06484	2004	424	3,000	Leased	2020	(3)

1699 Highland Avenue, Cheshire, CT 06410	2006	38	3,000	Leased	2011	(4)

450 Heritage Road, Suite 3C Southbury, CT 06488	2008	83	3,000	Leased	2018	(5)

1570 Southford Road (6) Southbury, CT 06488	2006	1,737	4,823	Owned	—

1030 Hamilton Avenue Waterbury, CT 06706	2006	8	1,239	Leased	2011	(7)

Other Properties:
1007 New Haven Road Naugatuck, CT 06770	1974	18	1,725	Leased	2014	(8)

135 South Main Street (9) Beacon Falls, CT 06403	2003	159	N/A	Owned	—

(1)	We have an option to renew this lease for three additional five-year periods.
(2)	This branch occupies 3,500 square feet of this building and 1,465 square feet is utilized as a training facility for Naugatuck Valley Savings and Loan. The building also includes 4,535 square feet of rentable space which is currently leased until 2013. The tenant has an option to renew this lease for three additional five year periods.
(3)	We have an option to renew this lease for five additional five-year periods.
(4)	We have an option to renew this lease for three additional five-year periods.
(5)	We have an option to renew this lease for two additional five-year periods.
(6)	This branch occupies 3,383 square feet of this building. The building also includes 1,440 square feet of rental space, none of which was rented as of March 31, 2010.
(7)	We have an option to renew this lease for four additional five-year periods.
(8)	Former branch site. We have an option to renew this lease for two additional ten-year periods. This property was leased to a subtenant under a sublease that expired in 2011. In April 2010, the subtenant terminated the lease and paid Naugatuck Valley Savings and Loan 13 months of rent payments.
(9)	This property is designated for future parking, additional access and possible future expansions of our Beacon Falls branch.

Legal Proceedings

Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Subsidiaries

Naugatuck Valley Financial’s sole subsidiary is Naugatuck Valley Savings.

Naugatuck Valley Savings has one subsidiary, Naugatuck Valley Mortgage Servicing Corporation. Naugatuck Valley Mortgage Servicing, established in 1999 under Connecticut law, is a passive investment corporation organized in order to take advantage of certain state tax benefits. Its primary business is to service mortgage loans which we have originated and subsequently transferred to Naugatuck Valley Mortgage Servicing. At March 31, 2010, Naugatuck Valley Mortgage Servicing had $264.2 million in assets.

Personnel

At March 31, 2010, we had 117 full-time employees and 17 part-time employees, none of whom are represented by a collective bargaining unit. We believe our relationship with our employees is good.

Management’s Discussion and Analysis of Financial Conditions and Results of Operations of Naugatuck Valley Financial

The objective of this section is to help potential investors understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the consolidated statements of financial condition as of March 31, 2010 and as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three month periods ended March 31, 2010 and March 31, 2009 and the years in the three-year period ended December 31, 2009 that appear at the end of this prospectus.

Overview

Income. We have two primary sources of income. The first is net interest income, which is the difference between interest income, the income that we earn on our loans and investments, and interest expense, the interest that we pay on our deposits and borrowings.

To a lesser extent, we also recognize income from fees and service charges, which is the compensation we receive from providing products and services. Our primary noninterest income comes from fees and service charges on loan and deposit accounts. We also earn income from bank owned life insurance, sales of loans and investments and investment advisory services.

Expenses. The expenses we incur in operating our business consist of compensation, taxes and benefits, office occupancy, computer processing fees, advertising and professional fees and other expenses.

Compensation, taxes and benefits consist primarily of the salaries and wages paid to our employees and directors, payroll taxes and expenses for retirement and other employee benefits.

Occupancy expenses, which are the fixed and variable costs of buildings and equipment, consist primarily of lease payments, real estate taxes, depreciation charges, maintenance, and costs of utilities.

Computer processing fees includes fees paid to our third-party data processing servicer and our network security expenses.

Professional fees include fees paid for our attorneys, accountants and consultants.

Federal Deposit Insurance Corporation assessments are a specified percentage of assessable deposits, depending on the risk characteristics of the institution. Due to losses incurred by the Deposit Insurance Fund in 2008 from failed institutions, and anticipated future losses, the FDIC increased its assessment rates for 2009 and charged a special assessment to increase the balance of the insurance fund.

Other expenses include expenses for insurance, postage, expenses associated with being a public company, expenses related to checking accounts, supervisory examinations and other miscellaneous operating activities.

Our Business Strategy

The following are the key elements of our business strategy:

•

Maintaining a well diversified loan portfolio. At March 31, 2010, approximately 44.8% of our loans were commercial in nature, consisting primarily of multi-family and commercial real estate, commercial business and construction loans, and 55.2% were retail in nature consisting of residential mortgage, home equity loans and lines of credit and other consumer loans. The Bank of Southern Connecticut’s loans are primarily commercial real estate and commercial business loans. On a proforma basis, we anticipate that 55.3% of our loans will be commercial loans, while 44.7% will be retail loans. Upon completion of the offering and the merger, we plan to originate both commercial and retail loans in our market areas from all 14 of our locations.

•

Expand retail deposits in the to be acquired New Haven branches. Our management team believes that an opportunity exists for a community bank to successfully compete for retail deposits in the New Haven market. We believe we will be able to build low cost core deposits through the four branches we will be acquiring from

Southern Connecticut Bancorp and we plan to utilize our retail banking experience to build retail deposits in those branches to complement Southern Connecticut Bancorp’s commercial deposits. At these New Haven branches, we intend to increase product offerings and achieve higher levels of profitability by more effectively serving customers.

•

Maintaining high levels of asset quality. Although we have sought to maintain our asset quality by applying conservative underwriting standards, our non-performing assets increased from $2.7 million or 0.5% of total assets at December 31, 2008 to $11.3 million or 2.0% of total assets at March 31, 2010 due to weakened economic conditions. As a result of the merger with Southern Connecticut Bancorp, our non-performing assets will increase, on a proforma basis at March 31, 2010, to $16.9 million or 3.0% of total assets. To address increased problem assets, we have placed more attention and resources on loan workouts. One of our loan officers who has significant loan workout experience has been given primary responsibility for problem commercial loan workouts. We have tightened underwriting standards, including applying more stringent loan to value ratio requirements, and are contacting delinquent borrowers earlier in order to improve our chances of a successful outcome of work-out efforts. We plan to bring over from Southern Connecticut Bancorp their experienced commercial origination and credit team consisting of two senior vice presidents, three credit analysts and three commercial loan officers. In connection with our merger due diligence, our loan and credit officers have reviewed approximately 80% of Southern Connecticut Bancorp’s loan portfolio and we believe that adequate provisions have been made for specific and general reserves given the characteristics of the loan portfolio we are acquiring. In addition, both Naugatuck Valley Financial and Southern Connecticut Bancorp annually engage an outside loan review firm to perform a thorough review of their respective loan portfolios. These reviews involved analyzing all large borrowing relationships, delinquency trends, and loan collateral valuation in order to identify impaired loans.

•

Maintaining capital at “well capitalized” levels. Our policy has always been to protect the safety and soundness of Naugatuck Valley Savings and Loan through conservative credit and operational risk management, balance sheet strength and sound operations. As a result, our capital ratios are in excess of the “well capitalized” standards set by the Office of Thrift Supervision. Although our asset size has grown significantly since our initial public offering in 2004 we have maintained “well capitalized” levels of regulatory capital through additions to capital from profits as well as through an effective dividend policy that balances capital adequacy with shareholder returns. We expect that at the minimum, as adjusted, of the offering range our capital ratios will increase even after a portion of the stock proceeds are used in the acquisition of Southern Connecticut Bancorp.

•

Expanding our franchise and footprint through acquisition opportunities and the opening of additional branch offices. In 2000, our branch network consisted of three locations. During the past ten years we have expanded our franchise through the opening of seven de novo branches so that at March 31, 2010, we operated out of ten full service branch locations in the greater Naugatuck Valley area. Additionally, our acquisition of Southern Connecticut Bancorp will expand our footprint to an area previously not served by our branch network, the greater New Haven, Connecticut market. We currently intend to keep all of the Southern Connecticut Bancorp offices open, and as a result, upon completion of the offering and merger, we will operate out of 14 locations throughout the greater Naugatuck Valley and New Haven market areas. Although we currently do not have any specific plans for additional de novo branching or acquisitions, we intend to continue to pursue such opportunities to expand our franchise and footprint in future years.

•

Developing secondary mortgage market capabilities. During 2009, we began to pursue a significant initiative to develop a secondary mortgage operation which would generate fee income for Naugatuck Valley Savings and Loan. We invested in personnel and systems to increase our ability to sell residential mortgages in the secondary market with the goals of increasing fee income and reducing interest rate risk through the sale of conforming fixed-rate residential mortgages. With our systems in place we are now in process of hiring experienced loan production professionals in order to increase production.

•

Improving our efficiency ratio. We believe we monitor our efficiency ratio closely and strive to improve it through expense control and increases in non interest income and in net interest income. For the three months ended March 31, 2010, our efficiency ratio was 75.43%. Our largest non-interest expense is compensation. We work to limit growth of compensation expense by controlling increases in the number of employees to those needed to support our growth and by maximizing the use of technology to increase efficiency. We work to increase non-interest income by charging competitive fees for services related to deposit accounts as well as through new initiatives to sell current fixed-rate mortgage production in the secondary market. We work to increase our net interest income by optimizing loan pricing and though the growth of low cost core deposits.

•

Managing interest rate risk. We maintain manageable levels of interest rate risk by originating and holding adjustable rate commercial loans, by building core deposits which are less susceptible to interest rate changes and by borrowing long term from the Federal Home Loan Bank of Boston. We maintain “moderate” interest rate sensitivity as modeled by the Office of Thrift Supervision. We expect that the acquisition of Southern Connecticut Bancorp will reduce our interest rate sensitivity due their asset/liability structure which consists primarily of variable rate commercial loans and core demand deposits.

•

Maintaining multiple sources of liquidity. During the current period of slow economic growth we recognize the importance of maintaining multiple sources of liquidity. Our primary source of liquidity is local deposits for which we compete aggressively with competitive rates and superior levels of customer service. We also utilize borrowings from both the Federal Home Loan Bank of Boston and our correspondent bank and recently we established a liquidity line with the Federal Reserve. In addition, we occasionally sell investments to meet liquidity needs. We also have the ability to sell a portion of our residential mortgage portfolio in the secondary market to meet liquidity needs.

Expected Increase in Non-Interest Expense as a Result of the Conversion

Following the completion of the conversion and merger, our non-interest expense is expected to increase because of the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan and the possible implementation of a stock-based incentive plan, if approved by our stockholders.

Assuming that 3,100,000 shares are sold in the offering:

•

the employee stock ownership plan will acquire 186,000 shares of common stock with a $2.0 million loan that is expected to be repaid over 20 years, resulting in an annual pre-tax expense of approximately $93,000 (assuming that the shares of common stock maintain a value of $10.00 per share); and

•

the new equity incentive plan would award a number of shares equal to 3% of the shares sold in the offering, or 93,000 shares, to eligible participants, and such awards would be expensed as the awards vest. Assuming all shares are awarded under the plan at a price of $10.00 per share, and that the awards vest over five years, the corresponding annual pre-tax expense associated with shares awarded under the plan would be approximately $186,000; and

•

the new equity incentive plan would award options to purchase a number of shares equal to 10% of the shares sold in the offering, or 310,000 shares, to eligible participants, and such options would be expensed as the options vest. Assuming all options are awarded under the stock-based incentive plan at a price of $10.00 per share, and that the options vest over a minimum of five years, the corresponding annual pre-tax expense associated with options awarded under the stock-based incentive plan would be approximately $169,000 (assuming a grant-date fair value of $2.73 per option, using the Black-Scholes option valuation methodology).

The actual expense that will be recorded for the employee stock ownership plan will be determined by the number of shares acquired by the plan in the offering and the market value of the shares of common stock as they are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, increases in the stock price above $10.00 per share will increase the total employee stock ownership plan expense, and accelerated repayment of the loan will increase the employee stock ownership plan expense for those periods in which accelerated or larger loan repayments are made. Further, the actual expense of the shares awarded under the equity incentive plan will be determined by the number of shares encompassed by the plan, the fair market value of the stock on the grant date, which might be greater than $10.00 per share, and the mix of stock options and stock awards granted under the plan.

Critical Accounting Policies

We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. We consider the following to be critical accounting policies: allowance for loan losses and deferred income taxes.

Allowance for Loan Losses. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Management reviews the level of the allowance on a quarterly basis, at a minimum, and establishes the provision for loan losses based on the composition of the loan portfolio, delinquency levels, loss experience, economic conditions, and other factors related to the collectability of the loan portfolio.

Although we believe that we use the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. We engage an independent review of our commercial loan portfolio annually and adjust our loan ratings based in part upon this review. In addition, our banking regulator as an integral part of its examination process, periodically reviews our allowance for loan losses. Such agency may require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination. See notes 3 and 5 of the notes to the financial statements included in this prospectus.

Deferred Income Taxes. We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets, including projections of future taxable income. These judgments and estimates are reviewed periodically as regulatory and business factors change. See note 12 of the notes to the financial statements in this prospectus.

Balance Sheet

Loans. Our principal lending activity is the origination of loans secured by real estate primarily located in our market area. We originate real estate loans secured by one- to four-family residential homes and multi-family and commercial real estate and construction loans. At March 31, 2010, real estate loans totaled $419.4 million, or 85.8% of total loans, compared to $410.9 million, or 85.4% of total loans, at December 31, 2009 and $372.8 million, or 85.4% of total loans, at December 31, 2008. Real estate loans have increased due to favorable interest rates together with real estate development continuing in our market area.

The largest segment of our real estate loan portfolio is one- to four-family residential loans. At March 31, 2010, these loans totaled $230.9 million and represented 55.1% of real estate loans and 47.2% of total loans, compared to $229.7 million, which represented 55.9% of real estate loans and 47.7% of total loans, at December 31, 2009, and $216.2 million, which represented 58.0% of real estate loans and 49.5% of total loans, at December 31, 2008. One- to four-family residential loans increased $1.2 million, or 0.5% from December 31, 2009 to March 31, 2010 and increased $13.5 million, or 6.2%, from December 31, 2008 to December 31, 2009, reflecting growth in the mortgage portfolio from new borrowers and refinancing of existing customers.

Multi-family and commercial real estate loans are the second largest segment of our real estate loan portfolio. These loans were $153.2 million, which represented 36.5% of real estate loans and 31.3% of total loans, at March 31, 2010 compared to $134.9 million, which represented 32.8% of real estate loans and 28.0% of total loans, at December 31, 2009, and $106.0 million, which represented 28.4% of real estate loans and 24.3% of total loans, at December 31, 2008. Multi-family and commercial real estate loans increased due to the efforts of our business development officers to grow market share and attract new business.

We also originate construction loans secured by residential and commercial real estate. These loans were $35.3 million and represented 8.4% of real estate loans and 7.2% of total loans at March 31, 2010 compared to $46.3 million, which represented 11.3% of real estate loans and 9.6% of total loans, at December 31, 2009, and $50.6 million, which represented 13.6% of real estate loans and 11.6% of total loans, at December 31, 2008. Construction loans decreased primarily due to decreased loan demand by contractors for construction loans, combined with a portion of these loans rolling over to permanent loans at the end of the construction period.

We originate commercial business loans secured by business assets other than real estate, such as business equipment, inventory and accounts receivable and letters of credit. Commercial business loans totaled $30.3 million, or 6.2% of total loans, at March 31, 2010, compared to $31.3 million, or 6.5% of total loans, at December 31, 2009, and $22.6 million, or 5.2% of total loans, at December 31, 2008.

We also originate a variety of consumer loans, including second mortgage loans, home equity lines of credit and loans secured by savings accounts and automobiles. Consumer loans totaled $39.2 million, or 8.0% of total loans, at March 31, 2010, compared to $38.9 million, or 8.1% of total loans, at December 31, 2009, and $41.3 million, or 9.5% of total loans, at December 31, 2008.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At March 31, 2010		At December 31,
			2009		2008
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Real estate loans:
One-to four-family	$230,913	47.24%	$229,693	47.74%	$216,201	49.51%
Construction	35,318	7.23	46,298	9.62	50,596	11.59
Multi-family and commercial real estate	153,159	31.33	134,931	28.05	106,028	24.28

Total real estate loans	419,390	85.80	410,922	85.41	372,825	85.38

Commercial business loans	30,278	6.19	31,325	6.51	22,567	5.17
Consumer loans:
Savings accounts	2,585	0.53	1,113	0.23	1,093	0.25
Personal	207	0.04	256	0.05	262	0.06
Automobile	203	0.04	230	0.05	271	0.06
Home equity	36,161	7.40	37,276	7.75	39,655	9.08

Total consumer loans	39,156	8.01	38,875	8.08	41,281	9.45

Total loans	488,824	100.00%	481,122	100.00%	436,673	100.00%

Less:
Allowance for loan losses	4,795		3,996		2,869
Undisbursed construction loans	2,687		3,336		1,299
Deferred loan origination fees	501		486		529

Loans receivable, net	$480,841		$473,304		$431,976

	At December 31,
	2007		2006		2005
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Real estate loans:
One-to four-family	$193,787	53.24%	$179,374	57.27%	$156,900	59.44%
Construction	41,041	11.27	30,124	9.62	24,943	9.45
Multi-family and commercial real estate	70,051	19.25	45,879	14.65	33,608	12.73

Total real estate loans	304,879	83.76	255,377	81.54	215,451	81.62

Commercial business loans	16,690	4.59	13,508	4.31	9,728	3.69
Consumer loans:
Savings accounts	1,272	0.35	634	0.20	785	0.30
Personal	302	0.08	275	0.09	212	0.08
Automobile	327	0.09	186	0.06	160	0.06
Home equity	40,517	11.13	43,220	13.80	37,628	14.25

Total consumer loans	42,418	11.65	44,315	14.15	38,785	14.69

Total loans	363,987	100.00%	313,200	100.00%	263,964	100.00%

Less:
Allowance for loan losses	2,163		2,071		1,878
Undisbursed construction loans	1,532		2,343		2,258
Deferred loan origination fees	461		410		401

Loans receivable, net	$359,831		$308,376		$259,427

The following table sets forth certain information at March 31, 2010 and December 31, 2009 regarding the dollar amount of loans repricing or maturing during the periods indicated. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated maturity are reported as due in one year or less.

	At March 31, 2010
(In thousands)	Real Estate Loans	Commercial Business Loans	Consumer Loans	Total Loans
One year or less	$59,824	$18,103	$22,311	$100,238
More than one year to five years	96,825	8,717	5,289	110,831
More than five years	262,741	3,458	11,556	277,755

Total	$419,390	$30,278	$39,156	$488,824

	At December 31, 2009
(In thousands)	Real Estate Loans	Commercial Business Loans	Consumer Loans	Total Loans
One year or less	$54,992	$17,553	$22,387	$94,932
More than one year to five years	92,609	8,696	3,615	104,920
More than five years	263,321	5,076	12,873	281,270

Total	$410,922	$31,325	$38,875	$481,122

The following table sets forth the dollar amount of all loans at March 31, 2010 and December 31, 2009 that are due after March 31, 2011 and December 31, 2010, respectively, and have either fixed interest rates or floating or adjustable interest rates. The amounts shown below exclude applicable loans in process, nonperforming loans and deferred loan fees, net.

	At March 31, 2010 and Due After March 31, 2011
(In thousands)	Fixed-Rates	Floating or Adjustable- Rates	Total
Real estate loans:
One- to four-family	$215,801	$14,079	$229,880
Construction	4,760	547	5,307
Multi-family and commercial	8,459	115,920	124,379
Commercial business loans	9,759	2,416	12,175
Consumer loans	15,061	1,784	16,845

Total	$253,840	$134,746	$388,586

	At December 31, 2009 and Due After December 31, 2010
(In thousands)	Fixed-Rates	Floating or Adjustable- Rates	Total
Real estate loans:
One- to four-family	$213,925	$19,791	$233,716
Construction	7,612	555	8,167
Multi-family and commercial	5,214	108,832	114,046
Commercial business loans	10,378	3,395	13,773
Consumer loans	16,176	312	16,488

Total	$253,305	$132,885	$386,190

The following table shows loan origination activity during the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,
(In thousands)	2010	2009	2009	2008	2007
Total loans at beginning of period	$481,122	$436,673	$436,673	$363,987	$313,200
Loans originated:
Real estate loans:
One- to four-family	7,045	11,965	48,387	41,472	30,172
Construction	4,343	4,234	24,518	34,459	32,913
Multi-family and commercial	8,486	3,336	24,547	40,566	30,009
Commercial business loans	3,990	3,949	21,598	15,597	10,714
Consumer loans	3,452	3,178	13,726	13,235	15,914

Total loans originated	27,316	26,662	132,776	145,329	119,722
Deduct:
Real estate loan principal repayments	(11,406)	(13,649)	(59,355)	(48,551)	(43,595)
Loan sales	(2,316)	—	—	—	—
Other repayments	(5,892)	(4,898)	(28,972)	(24,092)	(25,340)

Net loan activity	7,702	8,115	44,449	72,686	50,787

Total loans at end of period	$488,824	$444,788	$481,122	$436,673	$363,987

We did not purchase any loans during the periods presented in the table above.

Securities. Our securities portfolio consists primarily of mortgage-backed securities and collateralized mortgage obligations with maturities of 30 years or less, money market preferred obligations, as well as U.S. Government and agency obligations. Securities increased by $2.7 million in the three months ended March 31, 2010 due to the purchase of additional mortgage-backed securities during this period. Securities decreased by $24.8 million in the year ended December 31, 2009 primarily due to the sale of our entire municipal bond portfolio, combined with the sale of a portion of our mortgage-backed security portfolio.

Securities decreased by $2.6 million in the year ended December 31, 2008 primarily due to the Other Than Temporary Impairment (“OTTI”) write down on our auction rate pass through certificates with Fannie Mae preferred stock as underlying collateral as a result of the actions of the United States Treasury Department and the Federal Housing Finance Agency, with respect to Fannie Mae and Freddie Mac, in the third quarter of 2008. Substantially all of our mortgage-backed securities and collateralized mortgage obligations were issued either by Ginnie Mae, Fannie Mae or Freddie Mac. Our securities portfolio also includes a private label collateralized mortgage obligation and a corporate obligation.

The following table sets forth the amortized costs and fair values of our securities portfolio at the dates indicated.

	At March 31, 2010		At December 31,
			2009		2008		2007
(In thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Available-for-sale securities:
U.S. Government and agency obligations	$1,527	$1,587	$1,529	$1,583	$1,537	$1,604	$2,749	$2,744
Mortgage-backed securities	26,176	27,216	23,561	24,500	42,297	43,030	31,352	31,261
Collateralized mortgage obligations	3,125	3,028	3,091	3,000	3,339	3,183	3,547	3,494
Municipal obligations	—	—	—	—	8,888	8,993	14,092	14,075
Money market preferred obligations	8,200	7,868	8,200	7,880	9,273	6,744	12,700	12,700
Corporate obligations	1,000	733	1,000	660	1,000	290	1,000	990

Held-to-maturity securities:
U.S. Government and agency obligations	1,373	1,398	1,451	1,475	—	—	1,000	998
Interest-bearing balances	—	—	—	—	—	—	190	190

Total	$41,401	$41,830	$38,832	$39,098	$66,334	$63,844	$66,630	$66,452

At March 31, 2010, we did not own any securities, other than U.S. Government and agency securities, that had an aggregate book value in excess of 10% of our total capital at that date.

The following table sets forth the final maturities and weighted average yields of securities at March 31, 2010. Mortgage-backed securities and collateralized mortgage obligations are secured by mortgages and as a result produce monthly principal repayments which are not reflected in the table below. Certain mortgage-backed securities, collateralized mortgage obligations and money market preferred obligations have adjustable interest rates and reprice within the various maturity ranges. These repricing schedules are not reflected in the table below. At March 31, 2010, mortgage-backed securities and collateralized mortgage obligations with adjustable rates totaled $10.5 million. The auction markets for the money market preferred obligations listed are not currently active. As a result, the money market preferred obligations are listed below based on their repricing schedule, rather than their expected maturities.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years
(Dollars in thousands)	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
Available-for-sale securities:
U.S. Government and agency obligations	$—		$1,077	4.38%	$510	5.55%
Mortgage-backed securities	—		624	3.50%	—
Collateralized mortgage obligations	—		—		—
Money market preferred obligations	7,868	4.32%
Corporate obligations	—		733	6.00%	—

Total available-for-sale securities	$7,868	4.32%	$2,434	4.64%	$510	5.55%

Held-to-maturity securities:
Mortgage-backed securities	—		—		—
Total held-to-maturity securities	—		—		—

Total	$7,868	4.32%	$2,434	4.64%	$510	5.55%

	More than Ten Years		Total
(Dollars in thousands)	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
Available-for-sale securities:
U.S. Government and agency obligations	—		$1,587	4.76%
Mortgage-backed securities	26,592	4.80%	27,216	4.77%
Collateralized mortgage obligations	3,028	4.31%	3,028	4.31%
Money market preferred obligations	—		7,868	4.32%
Corporate obligations	—		733	6.00%

Total available-for-sale securities	$29,620	4.75%	$40,432	4.67%

Held-to-maturity securities:
Mortgage-backed securities	1,398	5.28%	1,398	5.28%

Total held-to-maturity securities	1,398	5.28%	1,398	5.28%

Total	$31,018	4.77%	$41,830	4.69%

Bank Owned Life Insurance. During 2003, we purchased life insurance policies on certain key executives. We purchased $2.5 million of additional policies in the fourth quarter of 2005. Bank owned life insurance is recorded as an asset at the lower of its cash surrender value or the amount that can be realized. Income earned on bank owned life insurance policies is exempt from income taxes.

Deposits. Our primary source of funds is retail deposit accounts held principally by individuals and businesses within our market area. The deposit base is comprised of certificate accounts, regular savings accounts, checking and NOW accounts, money market savings accounts and health savings accounts. At March 31, 2010 and December 31, 2009, we had no brokered deposits. Total deposits increased $7.1 million or 1.9% in the three months ended March 31, 2010. During that time period, certificate accounts increased by 1.3%, regular savings accounts increased by 3.9%, checking and NOW accounts increased by 0.2% and money market accounts increased by 5.4%. Total deposits increased $17.9 million or 4.9% in the year ended December 31, 2009. During that time period, certificate accounts decreased 1.6%, regular savings accounts increased by 36.1%, checking and NOW accounts increased by 9.1% and money market savings accounts decreased by 1.9%. The increase in deposits was primarily due to competitive pricing in our market area. The increase in regular savings accounts was primarily due to the inflow of funds into a more liquid regular savings product with an attractive rate.

The following table sets forth the balances of our deposit products at the date indicated.

	At March 31, 2010	At December 31,
(In thousands)		2009	2008	2007
Certificate accounts	$234,969	$231,905	$235,764	$202,411
Regular savings accounts	68,483	65,916	48,427	41,480
Checking and NOW accounts	57,453	57,319	52,537	49,511
Money market savings accounts	27,172	25,791	26,298	27,996

Total	$388,077	$380,931	$363,026	$321,398

The following table indicates the amount of jumbo certificate accounts by time remaining until maturity at March 31, 2010. Jumbo certificate accounts require minimum deposits of $100,000.

Maturity Period	Certificate Accounts
(In thousands)
Three months or less	$18,568
Over three through six months	10,139
Over six through twelve months	7,163
Over twelve months	49,146

Total	$85,016

The following table sets forth the time deposits classified by rates at the dates indicated.

	March 31, 2010	Year Ended December 31,
(In thousands)		2009	2008	2007
0.00 – 0.99%	$42,202	$40,634	$302	$256
1.00 – 1.99%	68,237	52,467	23,824	21,855
2.00 – 2.99%	13,906	13,623	42,991	1,583
3.00 – 3.99%	29,833	43,968	85,314	8,022
4.00 – 4.99%	78,548	78,787	78,579	118,310
5.00 – 5.99%	2,243	2,426	4,754	52,385

Total	$234,969	$231,905	$235,764	$202,411

The following table sets forth the amount and maturities of time deposits classified by rates at March 31, 2010.

	Amount Due				Total	Percent of Total Time Deposit Accounts
(Dollars in thousands)	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years
0.00—0.99%	$36,528	$4,712	$510	$452	$42,202	17.96%
1.00—1.99%	52,973	14,801	84	379	68,237	29.04
2.00—2.99%	6,632	816	2,085	4,373	13,906	5.92
3.00—3.99%	6,987	12,515	6,661	3,670	29,833	12.70
4.00—4.99%	3,697	55,892	11,330	7,629	78,548	33.43
5.00—5.99%	1,028	42	1,075	98	2,243	0.95

Total	$107,845	$88,778	$21,745	$16,601	$234,969	100.00%

The following table sets forth deposit activity for the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,
(In thousands)	2010	2009	2009	2008	2007
Beginning balance	$380,931	$363,026	$363,026	$321,398	$289,198

Increase before interest credited	5,336	14,398	9,435	32,365	22,457
Interest credited	1,810	2,298	8,470	9,263	9,743

Net increase in deposits	7,146	16,696	17,905	41,628	32,200

Ending balance	$388,077	$379,722	$380,931	$363,026	$321,398

Borrowings. We borrow funds from the Federal Home Loan Bank of Boston during periods of low liquidity to match fund increases in our fixed-rate mortgage portfolio and to provide long-term fixed-rate funding with the goal of decreasing our exposure to an increase in interest rates. In addition, we occasionally borrow short-term from correspondent banks to cover temporary cash needs. At March 31, 2010, we had the ability to borrow a total of $3.5 million from a correspondent bank, none of which was borrowed at such date. We also use securities sold under agreements to repurchase as a source of borrowings.

The following table presents certain information regarding our Federal Home Loan Bank advances during the periods and at the dates indicated.

	Three Months Ended March 31,		Year Ended December 31,
(Dollars in thousands)	2010	2009	2009	2008	2007
Maximum amount of advances outstanding at any month end during the period	$112,339	$117,211	$117,211	$119,628	$84,878
Average advances outstanding during the period	109,895	115,332	104,268	107,182	69,866
Weighted average interest rate during the period	2.81%	3.83%	3.77%	4.31%	4.89%
Balance outstanding at end of period	106,771	107,146	112,553	$118,421	$84,878
Weighted average interest rate at end of period	2.84%	4.05%	2.91%	3.80%	4.66%

Equity. Total equity increased by $402,000, or 0.8%, to $50.7 million at March 31, 2010 from $50.3 million at December 31, 2009. Total equity increased by $4.7 million, or 10.3%, to $50.3 million at December 31, 2009 from $45.6 million at December 31, 2008. The increase in stockholders’ equity for the three months ended March 31, 2010 was primarily due to net income of $314,000 for the three month period, a net decrease to the unrealized loss on available-for-sale securities of $102,000, and $66,000 in capital adjustments related to our 2005 Equity Incentive Plan, partially offset by dividends of $79,000 paid to stockholders. The increase in 2009 resulted from net income of $2.0 million, a net decrease to the unrealized loss on available for sale securities of $2.5 million and $644,000 in capital adjustments related to our 2005 Equity Incentive Plan, partially offset by dividends of $447,000 paid to stockholders and stock repurchases of $25,000. Our average equity to average assets ratio was 9.16% at March 31, 2010, compared to 8.97% at December 31, 2009 and 9.71% at December 31, 2008.

Comparison of Operating Results for the Three Months Ended March 31, 2010 and 2009

Overview.

	Three Months Ended March 31,
(Dollars in thousands)	2010	2009
Net income (loss)	$314	$369
Return (loss) on average assets	0.22%	0.27%
Return (loss) on average equity	2.45%	3.17%

For the three months ended March 31, 2010, Naugatuck Valley Financial recorded net income of $314,000 compared to net income of $369,000 for the three months ended March 31, 2009. The decrease was primarily due to a higher loan loss provision, lower noninterest income and higher noninterest expense, partially offset by a higher level of net interest income over the prior period.

Net Interest Income. Net interest income increased $855,000, or 23.3%, to $4.5 million for the three months ended March 31, 2010. The increase in net interest income for the period resulted from an $800,000, or 23.4%, decrease in total interest expense, combined with a $55,000, or 0.8%, increase in interest income. Naugatuck Valley Financial experienced an increase in the average balance of interest earning assets of 2.6% in the three month period, while the average rate earned on these assets decreased by 10 basis points. The increase in interest earning assets is attributed primarily to an increase in the loan portfolio. The average balance of the loan portfolio increased by 9.3% in the three month period, primarily in the commercial mortgage and residential mortgage portfolios. Naugatuck Valley Financial experienced a decrease in the average balance of investment securities of 33.1%, due to the sale of a portion of our mortgage backed securities portfolio during the third quarter of 2009, combined with increasing prepayment speeds on mortgage backed securities.

Interest expense decreased by $800,000, or 23.4%, for the three months ended March 31, 2010, due to a reduction of 70 basis points in the average cost of interest bearing liabilities, from 2.76% to 2.06%. The decrease in the average cost of interest bearing liabilities, due primarily to the decreasing rate environment, was partially offset by a $13.0 million increase in the average balance. The average balance of interest-bearing deposits increased by $7.1 million, or 1.9%, and the average balance of borrowed funds increased by $5.9 million, or 5.1% compared to the prior period.

Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends, the total dollar amount of interest expense and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using the average daily balances and nonaccrual loans are included in average balances only. During the 2009 period, we held tax-exempt municipal securities with average balances of $3.9 million, and during the 2010 and 2009 periods we held preferred money market securities with an average balance of $8.2 million and $12.7 million, respectively, which recognize a dividends received deduction. The yields below do not reflect the tax benefits of these securities.

	At March 31, 2010	For the Three Months Ended March 31,
		2010			2009
(Dollars in thousands)	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Interest-earning assets:
Loans	5.66%	$475,011	$6,684	5.63%	$434,724	$6,378	5.87%
Fed Funds sold	0.03	4,128	1	0.10	11,444	3	0.10
Investment securities	4.51	39,873	458	4.59	59,580	707	4.75
Federal Home Loan Bank stock	—	6,252	—	—	6,252	—	—

Total interest-earning assets	5.46	525,264	7,143	5.44	512,000	7,088	5.54
Noninterest-earning assets		35,369			30,706

Total assets		$560,633			$542,706

Interest-bearing liabilities:
Certificate accounts	2.89	$233,657	$1,658	2.84	$240,824	$2,096	3.48
Regular savings accounts and escrow	0.60	68,421	85	0.50	53,515	96	0.72
Checking and NOW accounts	0.08	56,269	11	0.08	57,643	12	0.08
Money market savings accounts	0.89	25,881	57	0.88	25,137	96	1.53

Total interest-bearing deposits	1.92	384,228	1,811	1.89	377,119	2,300	2.44
FHLB advances	2.84	109,895	772	2.81	115,332	1,105	3.83
Other borrowings	0.99	13,170	32	0.97	1,784	10	2.24

Total interest-bearing liabilities	2.09	507,293	2,615	2.06	494,235	3,415	2.76
Noninterest-bearing liabilities		1,999			1,898

Total liabilities		509,292			496,133

Stockholders’ equity		51,341			46,573

Total liabilities and stockholders’ equity		$560,633			$542,706

Net interest income			$4,528			$3,673

Interest rate spread	3.37			3.38			2.77
Net interest margin	3.40			3.45			2.87
Average interest-earning assets to average interest-bearing liabilities	104.72			103.54			103.59

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume. The net column represents the sum of the prior columns.

	Three Months Ended March 31, 2010 Compared to Three Months Ended March 31, 2009
	Increase (Decrease) Due to
(In thousands)	Volume	Rate	Net
Interest income:
Loans	$548	$(242)	$306
Fed Funds sold	(2)	(0)	(2)
Investment securities	(227)	(22)	(249)
Federal Home Loan Bank stock	—	—	—

Total interest income	319	(264)	55

Interest expense:
Certificate accounts	(61)	(377)	(438)
Regular savings accounts	106	(117)	(11)
Checking and NOW accounts	(0)	(1)	(1)
Money market savings accounts	3	(42)	(39)

Total deposit expense	48	(537)	(489)
FHLB advances	(50)	(283)	(333)
Other borrowings	24	(2)	22

Total interest expense	22	(822)	(800)

Net interest income	$297	$558	$855

Provision for Loan Losses. We recorded a provision for loan losses of $809,000 for the three month period ended March 31, 2010, compared to $285,000 for the same 2009 period. The increase in the provision in the 2010 period was due primarily to the allocation of a specific reserve of $325,000 for one commercial real estate loan based primarily on the results of a recent independent appraisal of the collateral property. An increase in non-performing and classified loans, the growth of the total loan portfolio, a change in the mix of the portfolio towards commercial real estate loans which are generally riskier than one-to-four family loans, and general economic conditions also contributed to the increased provision.

Noninterest Income. The following table shows the components of noninterest income and the percentage changes for the three months ended March 31, 2010 and 2009.

	Three Months Ended March 31,
(Dollars in thousands)	2010	2009
Fees for services related to deposit accounts	$246	$234
Fees for other services	165	125
Income from bank owned life insurance	84	84
Income from investment advisory services, net	41	56
Gain on investments	8	176
Other income	27	31

Total	$571	$706

Noninterest income was $571,000 for the three months ended March 31, 2010, compared to $706,000 for the quarter ended March 31, 2009. The decrease in the three month period was primarily due to a lower level of gains on the sale of investments, income from investment advisory services and other income. These amounts were partially offset by slightly higher levels of service fee income. The higher amount of gain on the sale of investments in the 2009 period was primarily a result of the sale of the entire municipal bond portfolio during this period.

Noninterest Expense. The following table shows the components of noninterest expense and the percentage changes for the three months ended March 31, 2010 and 2009.

	Three Months Ended March 31,
(Dollars in thousands)	2010	2009
Compensation, taxes and benefits	$2,075	$1,844
Office occupancy	587	534
Computer processing	229	222
Directors compensation	216	199
Professional fees	175	129
FDIC insurance premiums	162	235
Advertising	73	55
Office supplies	51	59
Loss on foreclosed real estate, net	18	6
Other expenses (1)	268	275

Total	$3,854	$3,598

(1)	Other expenses for all periods include, among other items, insurance, postage and expenses related to checking accounts.

Noninterest expense increased in the three months ended March 31, 2010 primarily as a result of an increase in almost all categories of expense other than FDIC insurance expense. FDIC insurance expense included an accrual adjustment in the 2009 period. The increase in compensation expense was primarily due to new employees and salary adjustments for existing employees. Other expenses for the 2010 period also include nonrecurring costs associated with the planned acquisition of Southern Connecticut Bancorp.

Income Taxes. The provision for income taxes decreased by $5,000, to $122,000 for the three months ended March 31, 2010 compared to $127,000 for the three months ended March 31, 2009, primarily as a result of lower earnings. The effective tax rate for the three months ended March 31, 2010 was 28.0%, compared to 25.6% for the same period in 2009. The increase in the effective tax rate is primarily the result of selling the entire municipal bond portfolio in the first quarter of 2009.

Comparison of Operating Results for the Years Ended December 31, 2009, 2008 and 2007

Overview.

(Dollars in thousands)	2009	2008	2007
Net income (loss)	$1,993	$(312)	$1,420
Return (loss) on average assets	0.37%	(0.06)%	0.33%
Return (loss) on average equity	4.10%	(0.64)%	2.77%

Net income for the year ended December 31, 2009 increased $2.3 million from net income in 2008. The increase was primarily due to the OTTI charge of $3.4 million ($2.2 million after tax) on auction rate pass through certificates with Fannie Mae preferred stock as underlying collateral which was recorded in 2008. We experienced an increase of $469,000 in the provision for loan losses and an increase in noninterest expense of $1.1 million, which were offset by a $1.5 million increase in net interest income. Excluding the OTTI charge, we experienced an increase in noninterest income of $400,000.

Net income for the year ended December 31, 2008 decreased $1.7 million from net income in 2007. The decrease resulted primarily from an after tax OTTI charge of $3.4 million ($2.2 million after tax) on auction rate pass through certificates with Fannie Mae preferred stock as underlying collateral. In addition, we experienced an increase of $524,000 in the provision for loan losses and an increase in noninterest expense of $1.0 million, partially offset by a $2.4 million increase in net interest income and a $25,000 increase in noninterest income.

Net Interest Income. Net interest income for the year ended December 31, 2009, totaled $15.8 million compared to $14.3 million for the year ended December 31, 2008, an increase of $1.5 million, or 10.2%. The increase in net interest income was primarily due to a decrease in interest expense. Interest expense decreased by $1.4 million, or 9.8% during this period, primarily due to a decrease in the average rates paid on interest bearing liabilities. The average rates paid on deposits and borrowings decreased by 51 basis points in 2009. We experienced an increase in the average balances of deposits of 9.2% for the twelve month periods, while the average balances of borrowings increased by 5.3% in the twelve month period. Increases in average balances of deposits were experienced in all categories, except checking and NOW accounts and money market accounts where there was a small decrease.

We also experienced an increase in the average balance of interest earning assets of 7.5%, partially offset by a decrease in the average rate earned on these assets of 40 basis points. The increase in interest earning assets is attributed primarily to an increase in the loan portfolio, partially offset by decreases in the average balances of the investment portfolio over the same periods. The average balances in the loan portfolio increased by 13.0% in 2009. The largest increases were in the commercial mortgage portfolio followed by the residential mortgage portfolio, due in part to the efforts of our business development officers to grow market share and attract new customers.

Net interest income for the year ended December 31, 2008, totaled $14.3 million compared to $11.9 million for the year ended December 31, 2007, an increase of $2.4 million or 20.6%. The increase in 2008 was due to an increase in the average balance of interest earning assets of 17.6%, partially offset by a decrease in the average rate earned on these assets of 27 basis points.

The increase in interest earning assets is attributed primarily to an increase in the loan portfolio. The average balances in the loan portfolio increased by 19.6% in 2008. The largest increases were in the commercial mortgage portfolio followed by the residential mortgage portfolio.

The increase in interest income was partially offset by an increase in interest expense. Interest expense increased by $730,000, or 5.5% in 2008 due to increases in the average balances of deposits and borrowings, partially offset by falling rates on deposits and borrowings. The average balances of deposits increased by 11.3% in 2008, and the average balance of borrowings increased by 53.7% due to increased loan demand. We experienced a decrease of 40 basis points in the average rate paid on deposits and borrowings during 2008. The largest increases in deposits were in certificates of deposit, followed by smaller increases in money market accounts and savings accounts, partially offset by a decrease in checking accounts. The increase in certificates of deposit was partially due to the opening of our 10th office in the third quarter of 2008, combined with promotional rate accounts.

Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends, the total dollar amount of interest expense and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using the average daily balances and nonaccrual loans are included in average balances only. During the 2009, 2008 and 2007 periods, we held tax-exempt municipal securities with average balances of $950,000, $9.9 million and $15.0 million, respectively, and during the 2009, 2008 and 2007 periods we held preferred money market securities with an average balance of $9.2 million, $11.9 million and $12.7 million, respectively, which recognize a dividends received deduction. The yields below do not reflect the tax benefits of these securities.

	At December 31, 2009
	2009			2008				2007
(Dollars in thousands)	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Interest-earning assets:
Loans	$448,131	$25,954	5.79%	$396,524	$24,556	6.19%	$331,490	$21,681	6.54%
Fed Funds sold	5,444	5	0.09	2,391	57	2.38	2,599	143	5.50
Investment securities	50,025	2,332	4.66	69,498	3,391	4.88	64,290	2,938	4.57
Federal Home Loan Bank stock	6,252	—	—	5,735	199	3.47	4,179	268	6.41

Total interest-earning assets	509,852	28,291	5.55	474,148	28,203	5.95	402,558	25,030	6.22

Noninterest-earning assets	32,484			30,910			31,629

Total assets	$542,336			$505,058			$434,187

Interest-bearing liabilities:
Certificate accounts	$237,850	$7,741	3.25	$216,595	$8,297	3.83	$183,172	$8,414	4.59
Regular savings accounts and escrow	60,825	390	0.64	48,130	288	0.60	46,093	258	0.56
Checking and NOW accounts	53,258	45	0.08	53,732	159	0.30	56,915	487	0.86
Money market savings accounts	25,790	301	1.17	27,607	527	1.91	24,709	591	2.39

Total interest-bearing deposits	377,723	8,477	2.24	346,064	9,271	2.68	310,889	9,750	3.14
FHLB advances	104,268	3,931	3.77	107,182	4,615	4.31	69,866	3,414	4.89
Other borrowings	9,316	129	1.38	654	18	2.75	290	10	3.45

Total interest-bearing liabilities	491,307	12,537	2.55	453,900	13,904	3.06	381,045	13,174	3.46

Noninterest-bearing liabilities	2,391						1,899

Total liabilities	493,698			2,138			382,944

Stockholders’ equity	48,638			49,020			51,243

Total liabilities and stockholders’ equity	$542,336			$505,058			$434,187

Net interest income		$15,754			$14,299			$11,856

Interest rate spread			3.00%			2.88%			2.76%

Net interest margin			3.09%			3.02%			2.95%

Average interest-earning assets to average interest-bearing liabilities			103.77%			104.46%			105.65%

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume. The net column represents the sum of the prior columns.

	2009 Compared to 2008			2008 Compared to 2007
	Increase (Decrease) Due to			Increase (Decrease) Due to
(In thousands)	Volume	Rate	Net	Volume	Rate	Net
Interest income:
Loans	$2,784	$(1,386)	$1,398	$3,943	$(1,068)	$2,875
Fed Funds sold	(211)	159	(52)	(11)	(75)	(86)
Investment securities	(914)	(145)	(1,059)	247	206	453
Federal Home Loan Bank stock	20	(219)	(199)	297	(366)	(69)

Total interest income	1,679	(1,591)	88	4,476	(1,303)	3,173
Interest expense:
Certificate accounts	1,044	(1,600)	(556)	(1,302)	1,185	(117)
Regular savings accounts	80	22	102	12	18	30
Checking and NOW accounts	(1)	(113)	(114)	(26)	(302)	(328)
Money market savings accounts	(33)	(193)	(226)	89	(153)	(64)

Total deposit expense	1,090	(1,884)	(794)	(1,227)	748	(479)
FHLB advances	(123)	(561)	(684)	1,545	(344)	1,201
Other borrowings	115	(4)	111	10	(2)	8

Total interest expense	1,082	(2,449)	(1,367)	328	402	730

Net interest income	$597	$858	$1,455	$4,148	$(1,705)	$2,443

Provision for Loan Losses. During the year ended December 31, 2009, a $1.1 million provision was made to the allowance for loan losses. The provision was primarily due to the increased size of the portfolio, a change in the mix of the portfolio towards commercial loans which are generally riskier than one-to-four family loans, and general economic conditions.

During the year ended December 31, 2008, a $675,000 provision was made to the allowance for loan losses. The provision was primarily due to the increased size of the loan portfolio, a change in the mix of the portfolio towards commercial loans which are generally riskier than one-to-four family loans, and general economic conditions.

During the year ended December 31, 2007, a $151,000 provision was made to the allowance for loan losses. The provision was primarily due to the increasing size of the loan portfolio, a change in the mix of the portfolio towards commercial loans which are generally riskier than one-to four-family loans and a small adjustment to the factor used for general economic conditions.

Noninterest Income. The following table shows the components of noninterest income and the percentage changes from 2009 to 2008 and 2008 to 2007.

(In thousands)	2009	2008	2007
Fees for services related to deposit accounts	$1,060	$1,053	$955
Fees for other services	574	529	559
Gain (loss) on investments	388	(3,398)	65
Income from bank owned life insurance	341	315	308
Income from investment advisory services, net	271	299	260
Other income	108	154	207

Total	$2,742	$(1,048)	$2,354

For the year ended December 31, 2009, noninterest income increased to $2.7 million, compared to $(1.0) million for 2008. The largest increase in noninterest income was the gain on sale of investments. The 2008 period included the OTTI charge of $3.4 million on auction rate pass through certificates with Fannie Mae preferred stock as underlying collateral.

For the year ended December 31, 2008, noninterest income decreased to ($1.0) million, compared to $2.4 million for 2007. The largest decrease in noninterest income was the loss on investments, primarily from an OTTI charge of $3.4 million on auction rate pass through certificates with Fannie Mae preferred stock as underlying collateral, which was partially offset by a small gain. The largest increases in noninterest income were in income from investment advisory services and fees related to deposit accounts, as a result of product growth in these areas.

Noninterest Expense. The following table shows the components of noninterest expense and the percentage changes from 2009 to 2008.

(In thousands)	2009	2008	2007
Compensation, taxes and benefits	$7,692	$7,521	$6,914
Office occupancy	2,151	2,173	1,966
FDIC insurance premiums	946	132	35
Computer processing	916	861	733
Professional fees	674	518	504
Directors compensation	560	493	494
Advertising	330	534	594
Office supplies	207	195	201
Loss on foreclosed real estate, net	36	1	—
Other expenses (1)	1,029	1,026	981

Total	$14,541	$13,454	$12,422

(1)	Other expenses for all periods include, among other items, insurance, postage and expenses related to checking accounts.

Noninterest expense was $14.5 million for the year ended December 31, 2009, compared to $13.5 million for 2008. The increase was primarily the result of increases in FDIC insurance premiums. In the second quarter of 2009, the FDIC announced a special assessment of five basis points on each insured institution’s assets minus Tier-1 capital. This special assessment was paid on September 30, 2009. Additionally, the increases in noninterest expense were due to increased professional fees, primarily as a result of fees related to the announced acquisition of Southern Connecticut Bancorp, Inc, and increases in compensation costs, primarily as a result of filling two vacant positions. These increases were partially offset by a decrease in advertising expense and office occupancy expenses.

Noninterest expense was $13.5 million for the year ended December 31, 2008, compared to $12.4 million for 2007. The increase was primarily the result of increases in compensation costs, computer processing costs and office occupancy expenses over the 2007 period, all primarily resulting from the opening of a new branch office in 2008.

Income Taxes. The effective tax rate for 2009 was 29.1%, compared with 23.5% for 2008, excluding the tax benefit recorded for the OTTI charge in the 2008 period. See note 12 to the Naugatuck Valley Financial financial statements in this prospectus.

During the year ended December 31, 2008, we recorded a tax benefit of $566,000 resulting primarily from the OTTI charge on auction rate pass through certificates with Fannie Mae preferred stock as underlying collateral. Excluding the tax benefit for the OTTI charge, the effective tax rate for 2008 was 23.5%, compared with 13.3% for 2007. See note 12 to the Naugatuck Valley Financial financial statements in this prospectus.

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of net interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities, that are accounted for on a mark-to-market basis. Other risks that we face are operational risks, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers due to unforeseen circumstances. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

Credit Risk Management. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans. To address increased problem assets, we have placed our attention and resources on loan workouts. One of our loan officers who has significant loan workout experience has been given primary responsibility for problem commercial loan workouts. We have tightened underwriting standards, including applying more stringent loan to value ratio requirements, and are contacting delinquent borrowers earlier in order to improve our chances of a successful outcome of work-out efforts. We plan to bring over from Southern Connecticut Bancorp their experienced commercial origination and credit team consisting of two senior vice presidents, three credit analysts and three commercial loan officers. In connection with our merger due diligence, our loan and credit officers have reviewed approximately 80% of Southern Connecticut Bancorp’s loan portfolio and we believe that adequate provisions have been made for specific and general reserves given the characteristics of the loan portfolio we are acquiring. In addition, both Naugatuck Valley Financial and Southern Connecticut Bancorp annually engage an outside loan review firm to perform a thorough review of their respective loan portfolios. These reviews involved analyzing all large borrowing relationships, delinquency trends, and loan collateral valuation in order to identify impaired loans.

When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status. We make initial contact with the borrower when the loan becomes 15 days past due. If payment is not then received by the 30th day of delinquency, additional letters and phone calls are made. We send a letter notifying the borrower that we will commence foreclosure proceedings if the loan is not brought current within 91 days. At this point, we may consider loan workout arrangements with certain borrowers under certain circumstances. If our workout efforts are unsuccessful, we generally commence foreclosure proceedings against any real property that secures the loan or attempt to repossess any personal property that secures a consumer loan. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure or taken by the bank as other real estate owned.

Management informs the board of directors on a monthly basis of the amount of loans delinquent more than 30 days. Management also provides detailed reporting of loans greater than 90 days delinquent, all loans in foreclosure and all foreclosed and repossessed property that we own.

Analysis of Nonperforming and Classified Assets. When a loan becomes more than 90 days delinquent, the loan is placed on nonaccrual status at which time the accrual of interest ceases, the interest previously accrued to income is reversed and the loan is placed on a cash basis. Payments on a nonaccrual loan are applied to the outstanding principal and interest as determined at the time of collection of the loan.

We consider repossessed assets and loans that are more than 90 days past due to be nonperforming assets. Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as foreclosed real estate until it is sold. When property is acquired it is recorded at the lower of its cost, which is the unpaid balance of the loan, or fair market value at the date of foreclosure. Holding costs and declines in fair value after acquisition of the property are charged against income.

Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. We consider one- to four-family mortgage loans and consumer loans to be homogeneous and only evaluate them for impairment separately when they are delinquent or classified. Other loans are evaluated for impairment on an individual basis. At March 31, 2010 and December 31, 2009, sixteen and nine loans, respectively, were considered impaired.

The following table provides information with respect to our nonperforming assets at the dates indicated. We did not have any accruing loans past due 90 days or more at the dates presented.

(Dollars in thousands)	At March 31, 2010	At December 31,
		2009	2008	2007	2006	2005
Nonaccrual loans:
One- to four-family	$2,248	$1,826	$1,100	$422	$423	$165
Construction	4,331	1,250	370	—	1,036	—
Multi-family and commercial real estate	2,734	2,114	1,001	356	352	120
Commercial business	477	452	142	144	142	9
Consumer	170	358	65	48	57	—

Total	9,960	6,000	2,678	970	2,010	294
Troubled debt restructurings	1,190	—	—	—	—	—
Foreclosed real estate	120	140	—	—	—	47

Total nonperforming assets	$11,270	$6,140	$2,678	$970	$2,010	$341

Total nonperforming loans to total loans	2.30%	1.26%	0.62%	0.27%	0.65%	0.11%
Total nonperforming loans to total assets	1.98%	1.08%	0.50%	0.21%	0.49%	0.08%
Total nonperforming assets to total assets	2.00%	1.10%	0.50%	0.21%	0.49%	0.10%

Other than disclosed in the nonperforming assets and classified assets tables, management believes that there are no other loans at March 31, 2010 and December 31, 2009 that we have serious doubts about the ability of the borrowers to comply with the present loan repayment terms. Interest income that would have been recorded for the three months ended March 31, 2010 and years ended December 31, 2009 and December 31, 2008 had nonaccruing loans been current according to their original terms amounted to $421,000, $328,000 and $140,000, respectively. Income related to nonaccrual loans included in interest income for the three months ended March 31, 2010 and years ended December 31, 2009 and December 31, 2008 amounted to $63,000, $238,000 and $118,000, respectively.

Nonperforming assets totaled $11.3 million, or 2.0% of total assets, at March 31, 2010, which was an increase of approximately $5.2 million, or 83.6%, from December 31, 2009. Nonaccrual loans accounted for 88.4% of the total nonperforming assets at March 31, 2010. The increase was primarily the result of the placing of two commercial mortgage relationships totaling $4.2 million on non-accrual status. Management is working with the borrowers to return the loans to accrual status. Management does not anticipate any material losses on these loans due to the value of the real estate securing the loans.

Nonperforming assets totaled $6.1 million, or 1.08% of total assets, at December 31, 2009, which was an increase of approximately $3.5 million, or 129.3%, from December 31, 2008. Nonaccrual loans accounted for 97.7% of the total nonperforming assets at December 31, 2009. This increase was primarily due to increases in nonaccrual loans in the commercial real estate and residential mortgage portfolios, along with smaller increases in consumer and commercial business loan portfolios.

Nonperforming assets totaled $2.7 million, or 0.50% of total assets, at December 31, 2008, which was an increase of approximately $1.7 million, or 176.1%, from December 31, 2007. Nonaccrual loans accounted for 100% of the total nonperforming assets at December 31, 2008. This increase was primarily due to the transfer of three commercial loans secured by real estate in the amount of $1.4 million to non-accrual status during this period.

Federal regulations require us to regularly review and classify our assets. In addition, our regulators have the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. If we classify an asset as loss, we must charge off such amount.

The following table shows the aggregate amounts of our classified assets at the dates indicated.

(In thousands)	At March 31, 2010	At December 31,
		2009	2008
Special mention assets	$42,709	$43,539	$30,268
Substandard assets	19,928	16,890	10,274
Doubtful assets	208	37	4
Loss assets	—	—	—

Total classified assets	$62,845	$60,466	$40,546

Special mention assets at March 31, 2010 and December 31, 2009, each included on loan in the amount of $2,000 and $70,000, respectively, which were nonaccrual. Special mention assets at December 31, 2008 did not include any nonaccrual loans. Substandard assets at March 31, 2010, December 31, 2009 and December 31, 2008 included nonaccrual loans of $10.7 million, $5.8 million and $2.7 million, respectively. Doubtful assets at March 31, 2010, December 31, 2009 and December 31, 2008 included nonaccrual loans of $180,000, $9,000 and zero, respectively. The increase in loans classified as special mention in the 2010 and 2009 periods was due in part to the timeliness of the borrower’s financial information and general economic conditions.

Delinquencies. The following table provides information about delinquencies in our loan portfolios at the dates indicated.

	At March 31, 2010		At December 31,
			2009		2008		2007
(In thousands)	31-60 Days Past Due	61-90 Days Past Due	31-60 Days Past Due	61-90 Days Past Due	31-60 Days Past Due	61-90 Days Past Due	31-60 Days Past Due	61-90 Days Past Due
One- to four-family	$1,561	$552	$2,634	$328	$1,000	$724	$99	$950
Construction	364	—	279	531	—	—	—	603
Multi-family and commercial real estate	2,054	762	968	2,182	84	—	880	75
Commercial business	255	39	373	25	568	7	31	25
Consumer loans	424	90	364	162	2	4	11	—

Total	$4,658	$1,443	$4,618	$3,228	$1,654	$735	$1,021	$1,653

The increase in delinquencies is attributable primarily to the downturn in general economic conditions.

Analysis and Determination of the Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for the probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are needed a provision for loan losses is charged against earnings. The recommendations for increases or decreases to the allowance are presented by management to the board of directors on a quarterly basis.

The allowance for loan losses is established to recognize the inherent losses associated with lending activities. The methodology for assessing the appropriateness of the allowance for loan losses consists of the following process.

On a quarterly basis, or more often if warranted, management analyzes the loan portfolio. For individually evaluated loans that are considered impaired, a reserve will be established based on either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or for loans that are considered collateral dependant, the fair value of the collateral. (A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due under the contractual term of the loan agreement.)

All other loans, including loans that are individually evaluated but not considered impaired, are segregated into groups based on similar risk factors. Each of these groups is then evaluated based on several factors to estimate credit losses. Management will determine for each category of loans with similar risk characteristics the historical loss rate. Historical loss rates provide a reasonable starting point for the Bank’s analysis but analysis and trends in losses do not form a sufficient basis to determine the appropriate level of the loan loss reserve. Management also considers qualitative and environmental factors likely to cause losses. These factors include but are not limited to: changes in the amount and severity of past due, non-accrual and adversely classified loans; changes in local, regional, and national economic conditions that will affect the collectability of the portfolio; changes in the nature and volume of loans in the portfolio; changes in concentrations of credit, lending area, industry concentrations, or types of borrowers; changes in lending policies, procedures, competition, management, portfolio mix, competition, pricing, loan to value trends, extension and modification requests; and loan quality trends. This analysis establishes factors that are applied to each of the segregated groups of loans to determine an acceptable level of loan loss reserve.

Our banking regulators, as an integral part of their examination process, periodically review our allowance for loan loss reserve. The examination may require us to make additional provision for loan losses based on judgments different from ours. In addition, we engage an independent consultant to review our commercial loan portfolio and make recommendations based on their review as to the specific credits in the portfolio.

At March 31, 2010, our allowance for loan losses represented 0.99% of total gross loans and 43.0% of nonperforming loans compared to 0.84% of total gross loans and 66.6% of nonperforming loans at December 31, 2009. The allowance for loan losses increased $800,000 from $4.0 million at December 31, 2009 to $4.8 million at March 31, 2010. The increase in the allowance was largely the result of an $809,000 provision for loan losses made in the three month period. This provision was based on the increase in nonperforming and classified loans, the increasing size of the loan portfolio and a change in the mix of the portfolio towards commercial real estate loans which are generally riskier than one-to-four family loans. Total nonperforming loans increased from $6.0 million at December 31, 2009, to $11.2 million at March 31, 2010. The increase was primarily in the commercial real estate and residential loan portfolios.

At December 31, 2009, our allowance for loan losses represented 0.84% of total gross loans and 66.6% of nonperforming loans compared to 0.66% of total gross loans and 107.13% of nonperforming loans at December 31, 2008. The allowance for loan losses increased $1.1 million from $2.9 million at December 31, 2008 to $4.0 million at December 31, 2009. The increase in the allowance was largely the result of a $1.1 million provision for loan losses made during 2009. This provision was based on the increasing size of the loan portfolio and a change in the mix of the portfolio towards commercial real estate loans which are generally riskier than one-to-four family loans. In addition, as discussed above, nonperforming loans and classified loans increased during the 2009 year. Total nonperforming loans increased from $2.7 million at December 31, 2008, to $6.0 million at December 31, 2009. The increase was primarily in the commercial real estate and residential loan portfolios.

At December 31, 2008, our allowance for loan losses represented 0.66% of total gross loans and 107.13% of nonperforming loans. The allowance for loan losses increased $706,000 from December 31, 2007 to December 31, 2008. The increase in the allowance was largely the result of a $675,000 provision for loan losses made during 2008.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that regulators, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. In addition, because further events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Analysis of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses for the periods indicated. Where specific loan loss allowances have been established, any difference between the loss allowance and the amount of loss realized has been charged or credited to current income.

	Three Months Ended March 31,		Year Ended December 31,
(Dollars in thousands)	2010	2009	2009	2008	2007	2006	2005
Allowance at beginning of period	$3,996	$2,869	$2,869	$2,163	$2,071	$1,878	$1,829
Provision for loan losses	809	285	1,144	675	151	192	32
Less: Charge offs:
Real estate loans	10	—	—	—	46	—	—
Commercial business loans	—	6	12	—	5	—	3
Consumer loans	—	5	6	7	10	2	1

Total charge-offs	10	11	18	7	61	2	4

Plus: Recoveries:
Real estate loans	—	—	—	38	1	3	18
Commercial business loans	—	—	—	—	—	—	3
Consumer loans	—	—	1	—	1	—	—

Total recoveries	—	—	1	38	2	3	21

Net charge-offs (recoveries)	10	11	17	(31)	59	(1)	(17)

Allowance at end of period	$4,795	$3,143	$3,996	$2,869	$2,163	$2,071	$1,878

Allowance to nonperforming loans	43.00%	133.18%	66.60%	107.13%	222.99%	103.03%	638.78%
Allowance to total loans outstanding at the end of the period	0.99%	0.71%	0.84%	0.66%	0.60%	0.67%	0.72%
Net charge-offs (recoveries) to average loans outstanding during the period	—%	—%	—%	(0.01)%	0.02%	—%	(0.01)%

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	At March 31,			At December 31,
	2010			2009
(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
One- to four-family	$1,180	24.61%	47.24%	$1,044	26.13%	47.74%
Construction	614	12.81	7.23	632	15.81	9.62
Multi-family and commercial real estate	1,993	41.56	31.33	1,489	37.26	28.05
Commercial business	540	11.26	6.19	481	12.04	6.51
Consumer loans	468	9.76	8.01	350	8.76	8.08
Unallocated	—	—	—	—	—	—

Total allowance for loan losses	$4,795	100.00%	100.00%	$3,996	100.00%	100.00%

	At December 31,
	2008			2007
(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
One- to four-family	$762	26.56%	49.51%	$661	30.56%	53.24%
Construction	621	21.65	11.59	473	21.87	11.27
Multi-family and commercial real estate	903	31.47	24.28	495	22.88	19.25
Commercial business	251	8.75	5.17	185	8.55	4.59
Consumer loans	332	11.57	9.45	349	16.14	11.65
Unallocated	—	—	—	—	—	—

Total allowance for loan losses	$2,869	100.00%	100.00%	$2,163	100.00%	100.00%

	At December 31,
	2006			2005
(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
One- to four-family	$718	34.67%	57.27%	$724	38.55%	59.44%
Construction	464	22.40	9.62	376	20.02	9.45
Multi-family and commercial real estate	347	16.76	14.65	379	20.18	12.73
Commercial business	209	10.09	4.31	113	6.02	3.69
Consumer loans	333	16.08	14.15	283	15.07	14.69
Unallocated	—	—	—	3	0.16	—

Total allowance for loan losses	$2,071	100.00%	100.00%	$1,878	100.00%	100.00%

Interest Rate Risk Analysis

Our most significant form of market risk is interest rate risk. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, we have sought to improve the match between assets and liability maturities (or rate adjustment periods), while maintaining an acceptable interest rate spread, by originating adjustable-rate mortgage loans for retention in our loan portfolio, variable-rate home equity lines and variable-rate commercial loans and by purchasing variable-rate investments and investments with expected maturities of less than 10 years. In 2002-2004 we sold a small percentage of our originations of longer term fixed-rate one- to four-family mortgage loans in the secondary market based on prevailing market interest rate conditions, an analysis of the composition and risk of the loan portfolio, liquidity needs and interest rate risk management goals. Prior to 2010, we had not sold any loans since 2004. Generally, loans are sold without recourse and with servicing retained. We currently do not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments.

Our Asset/Liability Committee communicates, coordinates and controls all aspects of asset/liability management. The committee establishes and monitors the volume and mix of assets and funding sources with the objective of managing assets and funding sources.

Net Portfolio Value Analysis. We use an interest rate sensitivity analysis prepared by the Office of Thrift Supervision to review our level of interest rate risk. This analysis measures interest rate risk by computing changes in net portfolio value of our cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 50 to 300 basis point increase or a 50 to 100 basis point decrease in market interest rates with no effect given to any steps that we might take to counter the effect of that interest rate movement. We measure interest rate risk by modeling the changes in net portfolio value over a variety of interest rate scenarios. The following table, which is based on information that we provide to the Office of Thrift Supervision, presents the change in net portfolio value of Naugatuck Valley Savings at March 31, 2010 that would occur in the event of an immediate change in interest rates based on Office of Thrift Supervision assumptions, with no effect given to any steps that we might take to counteract that change.

Basis Point (“bp”) Change in Rates	Net Portfolio Value			Net Portfolio Value as % of Present Value of Assets
	$ Amount	$ Change	% Change	NPV Ratio	Change
	(Dollars in thousands)
300 bp	$36,150	$(22,289)	(38)%	6.58%	(3.38)%
200	44,660	(13,779)	(24)	7.93	(2.03)
100	52,573	(5,866)	(10)	9.13	(0.83)
50	55,902	(2,537)	(4)	9.61	(0.35)
0	58,439	—	—	9.96	—
(50)	59,677	1,238	2	10.10	0.14
(100)	59,827	1,388	2	10.08	0.12

The Office of Thrift Supervision uses certain assumptions in assessing the interest rate risk of savings institutions. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table.

Liquidity Management

Liquidity is the ability to meet current and future short-term financial obligations. Our primary sources of funds consist of deposit inflows, loan repayments, maturities and sales of investment securities, and advances from the Federal Home Loan Bank of Boston. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

Each quarter we project liquidity availability and demands on this liquidity for the next 90 days. We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, and (4) the objectives of our asset/liability management program. Excess liquid assets are invested generally in federal funds and short- and intermediate-term U.S. Government agency obligations.

Our most liquid assets are cash and cash equivalents and interest-bearing deposits. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At March 31, 2010, cash and cash equivalents totaled approximately $9.3 million, including federal funds of $4.5 million. Securities classified as available for sale, which provide additional sources of liquidity, totaled $40.4 million. At March 31, 2010, we had the ability to borrow a total of $154.7 million from the Federal Home Loan Bank of Boston, of which $106.8 million was outstanding, along with $14.1 million in repurchase agreements. At March 31, 2010, we had arranged overnight lines of credit of $2.5 million with the Federal Home Loan Bank of Boston. We had no overnight advances outstanding with the Federal Home Loan Bank of Boston on this date. In addition, at March 31, 2010, we had the ability to borrow $3.5 million from a correspondent bank, none of which was outstanding at that date.

At March 31, 2010, we had $21.0 million in unused line availability on home equity lines of credit, $11.5 million in unadvanced commercial lines, $4.1 million in mortgage commitments, $12.8 million in commercial mortgage loan commitments, $23.7 million in unadvanced construction mortgage commitments, $4.6 million in letters of credit, $9.0 in commercial business loan commitments and $106,000 in overdraft line of credit availability. Certificates of deposit due within one year of March 31, 2010 totaled $107.8 million, or 27.8% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and lines of credit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before March 31, 2010. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Historically, we have remained highly liquid. We expect that all of our liquidity needs, including the contractual commitments set forth in the table below, the estimated costs of our branch expansion plans and increases in loan demand can be met by our currently available liquid assets and cash flows. If loan demand were to increase at a pace greater than expected, or any unforeseen demand or commitment were to occur, we would access our borrowing capacity with the Federal Home Loan Bank of Boston. We expect that our currently available liquid assets and our ability to borrow from the Federal Home Loan Bank of Boston would be sufficient to satisfy our liquidity needs without any material adverse effect on our liquidity. We are not aware of any trends and/or demands, commitments, events or uncertainties that could result in a material decrease in liquidity.

The following table presents certain of our contractual obligations as of March 31, 2010.

	Payments Due by Period
Contractual Obligations	Total	Less Than One Year	One to Three Years	Three to Five Years	More Than Five Years
	(Dollars in thousands)
Operating lease obligations (1)	$2,028	$324	$508	$392	$804
FHLB advances and other borrowings (2)	120,933	34,928	49,430	34,880	1,695

Total	$122,961	$35,252	$49,938	$35,272	$2,499

(1)	Represents lease obligations for five of Naugatuck Valley Savings and Loan’s branch offices and one former branch site which is subleased to another tenant.
(2)	Represents principal amounts due.

Our primary investing activities are the origination of loans and the purchase and sale of securities. Our primary financing activities consist of activity in deposit accounts and borrowed funds. Deposit flows are affected by the overall levels of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposit relationships. Occasionally, we offer promotional rates on certain deposit products to attract deposits.

The following table presents our primary investing and financing activities during the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,
(In thousands)	2010	2009	2009	2008
Investing activities:
Loan originations	$27,316	$26,662	$132,776	$145,329
Other decreases in loans	18,702	18,099	90,206	72,441
Security purchases	6,204	—	1,566	25,017
Security sales	2,057	10,508	19,374	13,171
Security maturities, calls and principal repayments	1,578	2,152	10,022	8,691
Financing activities:
Increases in deposits	7,146	16,696	17,905	41,628
Net (decrease) increase in FHLB advances	(5,782)	(11,275)	(5,868)	33,542
Increase in other borrowings	7,731	1,689	4,363	1,839
Purchase of treasury stock	1	—	25	2,231

Capital Management. We have managed our capital to maintain strong protection for depositors and creditors. We are subject to various regulatory capital requirements administered by the Office of Thrift Supervision, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2009, we exceeded all of our regulatory capital requirements. We are considered “well capitalized” under regulatory guidelines. See “Regulation and Supervision—Regulation of Federal Savings Associations—Capital Requirements,” and “—Regulatory Capital Compliance” and the notes to the consolidated financial statements included in this prospectus. In addition, due in part to its sufficient capital level, Naugatuck Valley Financial did not participate in the U.S. Government sponsored Troubled Asset Relief Program (“TARP”).

Off-Balance Sheet Arrangements

In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, unused lines of credit, amounts due mortgagors on construction loans, amounts due on commercial loans, commercial letters of credit and commitments to sell loans. See note 16 of the notes to the financial statements in this prospectus.

For the three months ended March 31, 2010 and the years ended December 31, 2009 and 2008, we engaged in no off-balance-sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Impact of Recent Accounting Pronouncements

The information required by this item is included in note 3 to the consolidated financial statements for Naugatuck Valley Financial included in this prospectus.

Effect of Inflation and Changing Prices

We have prepared the financial statements and related financial data presented in this prospectus in accordance with generally accepted accounting principles in the United States, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of our assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on our performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Business of Southern Connecticut Bancorp

Background

Southern Connecticut Bancorp is a bank holding company headquartered in New Haven, Connecticut that was incorporated on November 8, 2000. Southern Connecticut Bancorp’s strategic objective is to serve as a bank holding company for a community-based commercial bank and a mortgage broker serving primarily New Haven County (the “Greater New Haven Market”). Southern Connecticut Bancorp owns 100% of the capital stock of The Bank of Southern Connecticut, a Connecticut-chartered bank with its headquarters in New Haven, Connecticut, and 100% of the capital stock of SCB Capital Inc., operating under the name “Evergreen Financial Services” (“Evergreen”), which is licensed by the State of Connecticut Department of Banking to operate a mortgage brokerage business and also operates from Southern Connecticut Bancorp’s headquarters in New Haven, Connecticut. Southern Connecticut Bancorp and its subsidiaries focus on meeting the financial services needs of consumers and small to medium-sized businesses, professionals and professional corporations, and their owners and employees in the Greater New Haven Market.

The Bank of Southern Connecticut operates branches at four locations, including downtown New Haven, the Amity/Westville section of New Haven, Branford and North Haven. The Bank of Southern Connecticut’s branches have a consistent, attractive appearance. Each location has an open lobby, comfortable waiting area, offices for the branch manager and a loan officer, and a conference room. The design of the branches complements the business development strategy of The Bank of Southern Connecticut, affording an appropriate space to deliver personalized banking services in professional, confidential surroundings.

The Bank of Southern Connecticut focuses on serving the banking needs of small to medium-sized businesses, professionals and professional corporations, and their owners and employees in the Greater New Haven Market. The Bank of Southern Connecticut’s target commercial customer has between $1.0 and $30.0 million in revenues, 15 to 150 employees, and borrowing needs of up to $3.0 million. The primary focus on this commercial market makes The Bank of Southern Connecticut uniquely qualified to move deftly in responding to the needs of its clients. The Bank of Southern Connecticut has been successful in winning business by offering a combination of competitive pricing for its services, quick decision making processes and a high level of personalized, “high touch” customer service.

Lending, Depository and Other Products

Lending Products. The Bank of Southern Connecticut offers a broad range of loans to businesses and individuals in its service area, including commercial and business loans, industrial loans, personal loans, commercial and home mortgage loans, home equity loans and automobile loans. The Bank of Southern Connecticut has received lending approval status from the Small Business Administration (“SBA”) to enable it to make SBA loans in communities located throughout the State of Connecticut. The Bank of Southern Connecticut holds certified lending status (“CLP”) from the SBA.

Loans are made on a variable or fixed rate basis, with fixed rate loans typically limited to three to five year terms. All loans are approved pursuant to lending policies and procedures authorized by The Bank of Southern Connecticut’s board of directors. The Bank of Southern Connecticut, at times, participates in multi-bank loans to companies in its market area. Commercial loans and commercial real estate loans may be written for maturities of up to twenty years. Loans to purchase or refinance commercial real estate are typically supported by personal guarantees of the principal owners and related parties, and are collateralized by the subject real estate, which may in certain cases be supplemented by additional collateral in the form of liquid assets. Loans to local businesses are generally supported by the personal guarantees of the principal owners and are carefully underwritten to determine appropriate collateral and covenant requirements.

Depository Products. The Bank of Southern Connecticut has attracted a base of core deposits, including interest bearing and non-interest bearing checking accounts, money market accounts, savings accounts, sweep accounts, NOW accounts, repurchase agreements, and a variety of certificates of deposits and IRA accounts. To continue to attract deposits, The Bank of Southern Connecticut employs an aggressive marketing plan in its service area and features a broad product line and rates and services competitive with those offered in the Greater New Haven Market. The primary sources of deposits have been and are expected to continue to be small to medium-sized businesses, professionals (lawyers, doctors, accountants, etc.) and professional corporations, and their owners and employees. The Bank of Southern Connecticut obtains these deposits through personal solicitation by its officers and directors, outside programs and advertisements published and/or broadcasted in the local media. The Bank of Southern Connecticut offers internet-banking services to its customers, including commercial cash management services and personal banking services. The Bank of Southern Connecticut offers remote deposit capture, which offers check deposit capabilities for customers from their place of business. The Bank of Southern Connecticut also offers drive-in teller services, automated teller services, wire transfer, lock box and safe deposit services.

Other Services. The Bank of Southern Connecticut provides a broad range of other services and products, including cashier’s checks, money orders, travelers’ checks, bank-by-mail, direct deposit and U.S. Savings Bonds. The Bank of Southern Connecticut is associated with a shared network of automated teller machines that its customers are able to use throughout Connecticut and other regions. The Bank of Southern Connecticut does not expect to offer trust services directly in the near future, but may offer trust services in the future independently or possibly through a joint venture with a larger institution. To directly offer trust services, The Bank of Southern Connecticut would need the approval of the Connecticut Banking Commissioner and the FDIC.

Mortgage Brokerage Services

Evergreen operates from Southern Connecticut Bancorp’s headquarters in New Haven, Connecticut and is licensed by the State of Connecticut Department of Banking to operate a mortgage brokerage business.

Evergreen focuses on meeting the mortgage brokerage needs of residential and small to medium-sized businesses, professionals and professional corporations, and their owners and employees in the Southern Connecticut market.

Investment Services

Southern Connecticut Bancorp does not engage in investment services.

Investment Securities

Investment securities are held by Southern Connecticut Bancorp and The Bank of Southern Connecticut with the objective of maximizing the long-term rate of return for shareholders. Investments are overseen by the board of directors and a committee of officers who take into account returns, liquidity needs, and the overall asset/liability management of Southern Connecticut Bancorp and The Bank of Southern Connecticut. Permissible investments include debt securities such as U.S. Government securities, government-sponsored agency securities, municipal bonds, domestic certificates of deposit that are insured by the FDIC, mortgage-backed securities and collateralized mortgage obligations. The Bank of Southern Connecticut’s current investment portfolio is limited to U.S. Government agency obligations and agency issued collateralized mortgage obligations, which have been classified as available for sale. Accordingly, the principal risk associated with The Bank of Southern Connecticut’s current investing activities is market risk (variations in value resulting from general changes in interest rates) rather than credit risk. The Bank of Southern Connecticut does not take credit risk for the purposes of increasing interest income. Management continually reviews its portfolio and prevailing market conditions, and under certain market conditions, Southern Connecticut Bancorp’s strategy may be reviewed and revised by management and the board of directors.

Asset and Liability Management

Interest rate risk measures the impact that changing interest rates have on current and future earnings. Southern Connecticut Bancorp’s goal is to optimize long-term profitability while minimizing exposure to interest rate fluctuations. Interest rate risk exposure, including, among other things, Southern Connecticut Bancorp’s exposure to changes in interest income and equity value based on fluctuations in interest rates, is monitored by senior management and reported to The Bank of Southern Connecticut’s Asset Liability Committee (ALCO) and the board of directors on a quarterly basis. The Bank of Southern Connecticut employs the services of a national service provider for monitoring, analyzing and managing interest rate risk.

Regulatory Compliance

Southern Connecticut Bancorp operates in a heavily regulated industry and is subject to increasing regulatory review and scrutiny from the Federal Reserve Board, the Connecticut Banking Commissioner, and the FDIC. Southern Connecticut Bancorp and The Bank of Southern Connecticut have invested and continue to invest significant time and resources to ensure compliance and conformity with applicable regulations. The Bank of Southern Connecticut is committed to meeting its obligations under the Bank Secrecy Act, the Gramm-Leach-Bliley Act and the USA PATRIOT Act, as well as various other regulations. Management meets and reports to the board of directors on a regular basis regarding new developments in compliance and The Bank of Southern Connecticut’s efforts to comply therewith.

Employees

As of March 31, 2010, The Bank of Southern Connecticut and Evergreen had 35 and two full-time equivalent employees, respectively, none of whom are represented by a collective bargaining unit. Relationships with all employees are believed to be excellent.

Management’s Discussion and Analysis of Financial Condition and Results

of Operations of Southern Connecticut Bancorp

The following discussion is intended to assist you in understanding the financial condition and results of operations of Southern Connecticut Bancorp and The Bank of Southern Connecticut, and should be read in conjunction with Southern Connecticut Bancorp’s consolidated financial statements and related notes include in this prospectus.

Overview

Southern Connecticut Bancorp had net income for the quarter ended March 31, 2010 of $18,000 (or basic and diluted earnings per share of $0.01), compared to a net loss of $2,308,000 (or basic and diluted loss per share of $0.86) for the first quarter of 2009.

During the first quarter of 2010, Southern Connecticut Bancorp reduced earnings by $179,000 for merger related legal and advisory costs.

In January 2010, Southern Connecticut Bancorp sold a Fannie Mae security with a $2 million par value and realized a gain of $29,000. In addition, as a result of $134,000 in principal payments received on impaired loans and a $44,000 decline in the collateral value on several impaired loans during the three months ended March 31, 2010, which were partially offset by a $56,000 increase in the general component of the allowance due to loan portfolio growth as well as an increase in classified loans, management’s estimate of the allowance for loan losses at March 31, 2010 declined from the allowance for loan losses at December 31, 2009, resulting in a $34,000 credit to the provision for loan losses during the period ended March 31, 2010.

Southern Connecticut Bancorp’s increase in earnings during the three months ended March 31, 2010, compared to the same period in 2009, was largely attributable to The Bank of Southern Connecticut recording a credit to the provision for loan losses of $34,000 during the first quarter of 2010, compared to a provision for loan losses of $2,146,000 during the same period in 2009. The provision for loan losses during the first quarter of 2009 was related to a group of ten impaired loans that were severely impacted by prevailing economic conditions, discussed in more detail under “—Allowance for Loan Losses.”

In addition to the impact of the provision for loan losses, the operating results for the first quarter of 2010 compared to the same period of 2009 were influenced by the following factors:

•

Net interest income increased due to the combined effects of increases in asset volumes and decreases in liability volumes, offset partially by lower yields on interest earning assets and increased costs on interest bearing liabilities;

•

Noninterest income increased because, as noted above, noninterest income for the first quarter of 2010 included recognition of a gain on the sale of an available for sale security, as well as increases in rental income and an increase in servicing income on SBA loans. These increases were partially offset by decreases in service charges and fees resulting from changes in the business practices of customers of The Bank of Southern Connecticut; and

•	Noninterest expenses, as noted above, increased due to legal and professional fees incurred relating to the merger with Naugatuck Valley Financial.

Southern Connecticut Bancorp’s net loss for fiscal year 2009 was $2,907,000 (or basic and diluted loss per share of $1.08), compared to net income of $134,000 (or basic and diluted income per share of $0.05) in fiscal year 2008

Southern Connecticut Bancorp’s net loss for the year ended December 31, 2009 was largely attributable to a provision for loan losses of $1,992,000 for 2009 compared to $226,000 in 2008. The significant increase in the provision for loan losses during the 2009 is related to a group of ten impaired loans that have been severely impacted by prevailing economic conditions, discussed in more detail under “—Allowance for Loan Losses.”

In addition to the impact of the provision for loan losses, the operating results for the year ended December 31, 2009 compared to 2008 were influenced by the following factors:

•	Net interest income decreased due primarily to lower yields on interest earning assets, offset partially by lower costs on interest bearing liabilities and changes in asset and liability volumes;

•

Noninterest income decreased because noninterest income in 2008 included the gain on the sale of the New London branch; a decrease in loan fees attributable to a prepayment penalty received in 2008; and due to a decrease in service charges and fees, resulting from changes in the business practices of customers of The Bank of Southern Connecticut; and

•

Noninterest expenses decreased due to lower salaries and benefits resulting from reductions in staff, both from the sale of the New London branch and other reductions, and the elimination of certain employee benefits and bonuses in 2009. In addition, salaries and benefits expense for 2008 included expenses related to separation payments made to the former Chief Executive Officer and President of The Bank of Southern Connecticut, and there were no such expenses in 2009; expense reductions attributable to lower negotiated rates on certain insurance and telecommunications service contracts; decreases in advertising and promotional campaigns; and expense savings related to printing Southern Connecticut Bancorp’s 2009 shareholders’ letter and proxy statement. These decreases were partially offset by the impairment write-down of goodwill relating to Evergreen; an increase in professional service fees; and by higher FDIC insurance premiums due to an increase in assessment rates and deposit balances subject to assessment, as well as a special one-time assessment paid during 2009.

Southern Connecticut Bancorp offers a wide range of services to businesses, professionals, and individuals. Southern Connecticut Bancorp focuses on serving the needs of small to medium-sized businesses in its geographic areas. Southern Connecticut Bancorp makes commercial loans, industrial loans, real estate loans, construction loans and consumer loans, accepts demand, savings, and time deposits and provides a broad range of other services to its customers, either directly or through third parties. Southern Connecticut Bancorp derives revenues principally from interest earned on loans and fees from other banking-related services. The operations of Southern Connecticut Bancorp are influenced significantly by general economic conditions and by policies of financial institution regulatory agencies, primarily the Connecticut Banking Commissioner and the FDIC. Southern Connecticut Bancorp’s cost of funds is influenced by interest rates on competing investments and general market interest rates. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financings may be offered.

On February 22, 2010, Southern Connecticut Bancorp entered into an Agreement and Plan of Merger with Naugatuck Valley Financial and new Naugatuck Valley Financial, pursuant to which Southern Connecticut Bancorp will merge with and into new Naugatuck Valley Financial, with new Naugatuck Valley Financial being the surviving corporation.

	At and For Three Months Ended March 31,		At and For Years Ended December 31,
	2010	2009	2009	2008
Operating Data:
Interest income	$1,770,680	$1,564,768	$6,425,869	$7,000,100
Interest expense	470,966	494,021	2,172,387	2,240,045

Net interest income	1,299,714	1,070,747	4,253,482	4,760,055
(Credit) provision for loan losses	(34,424)	2,146,130	1,992,113	226,019
Noninterest income	184,582	163,425	628,944	1,666,625
Noninterest expenses	1,500,360	1,395,718	5,797,738	6,066,912

Net (loss) income	18,360	(2,307,676)	(2,907,425)	133,749

Basic and diluted (loss) income per share	0.01	(0.86)	(1.08)	0.05

Balance Sheet Data:
Cash and due from banks	$2,859,892	$3,951,899	$2,541,557	$5,267,439
Short-term investments	11,500,795	12,664,896	15,383,081	8,637,450
Interest bearing certificates of deposit	99,426	1,550,580	347,331	1,642,612
Investment securities	2,734,710	3,619,032	2,219,751	5,130,005
Loans, net	113,216,885	86,614,112	109,865,195	89,241,432
Total assets	135,709,210	113,365,273	135,610,178	114,916,562
Total deposits	117,686,606	94,471,756	117,555,542	93,970,024
Repurchase agreements	207,703	414,732	294,332	214,391
Total shareholders’ equity	15,663,819	16,218,084	15,632,536	18,540,954
Book value per share	5.81	6.03	5.80	6.90

Segment Reporting

Southern Connecticut Bancorp has three reporting segments for purposes of reporting business line results: Community Banking, Mortgage Brokerage and our holding company. The Community Banking segment is defined as all operating results of The Bank of Southern Connecticut. The Mortgage Brokerage segment is defined as the results of Evergreen and the holding company segment is defined as the results of Southern Connecticut Bancorp on an unconsolidated or standalone basis. Southern Connecticut Bancorp uses an internal reporting system to generate information by operating segment. Estimates and allocations are used for noninterest expenses.

Assets

Southern Connecticut Bancorp’s total assets were $135.7 million at March 31, 2010, relatively unchanged from $135.6 million at December 31, 2009. The Bank of Southern Connecticut’s net loans receivable increased to $113.2 million at March 31, 2010 from $109.9 million at December 31, 2009, and short-term investments decreased to $11.5 million as of March 31, 2010 from $15.4 million as of December 31, 2009. The increase in net loans receivable was funded from lower yielding short-term investments. Total deposits of $117.7 million as of March 31, 2010 were relatively unchanged from $117.6 million as of December 31, 2009.

Southern Connecticut Bancorp’s total assets were $135.6 million as of December 31, 2009, an increase of $20.7 million over December 31, 2008 total assets of $114.9 million. $20.6 million of the increase in total assets during 2009 is attributable to an increase in loans receivable from December 31, 2008. Earning assets comprise $130.6 million of the total assets, and consist of short-term investments, interest-bearing certificates of deposit, securities and loans, which collectively increased $24.7 million from 2008. Southern Connecticut Bancorp has maintained liquidity by maintaining balances in overnight Federal Funds sold and in short-term investments, primarily money market mutual funds, to provide funding for higher yielding loans as they are approved. As of December 31, 2009 and 2008 short-term investments balances were $15.4 million and $8.6 million, respectively. During the latter part of 2008, due to historically low returns available on federal funds sold, Southern Connecticut Bancorp focused on money market funds as a short-term investment strategy. Investment securities classified as available for sale were $2.2 million and $5.1 million as of December 31, 2009 and 2008, respectively. The gross loan portfolio was $112.6 million and $90.4 million as of December 31, 2009 and 2008 respectively, an increase of $22.2 million. The allowance for loan losses increased $1.6 million to $2.8 million at December 31, 2009 compared to $1.2 million at the end of 2008.

Investments

The amortized cost of Southern Connecticut Bancorp’s investments increased $500,000 to $2.7 million during the three months ended March 31, 2010, representing the difference between securities that matured ($3.4 million); securities that were called ($1.3 million); securities that were sold ($2.1 million); and purchases of new securities ($7.3 million).

The amortized cost of Southern Connecticut Bancorp’s investments decreased $2.9 million to $2.2 million during 2009, representing the difference between securities that matured ($7.1 million) and were called ($5.0 million) and purchases of new securities ($9.2 million).

The following table presents the maturity distribution of the amortized cost of investment securities at March 31, 2010, and the weighted average yield of such securities. The weighted average yields were calculated based on the amortized cost and effective yields to maturity of each security.

Available for Sale	One Year or Less	Over One Year Through Five Years	Over Five Years Through Ten Years	Over Ten Years	No Maturity	Total	Weighted Average Yield
U.S. Government sponsored agency obligations	$—	$—	$—	$955,636	$—	$955,636	0.40%
U.S. Treasury bills	1,699,923	—	—	—	—	1,699,923	0.11
Mortgage-backed securities	—	—	—	—	79,790	79,790	4.50

Total	$1,699,923	$—	$—	$955,636	$79,790	$2,735,349

Weighted Average Yield	0.11%	—%	—%	0.40%	4.50%	0.34%

The following table presents a summary of investments for any issuer that exceeds 10% of shareholders’ equity at March 31, 2010:

	Amortized Cost	Fair Value
Fannie Mae	$1,699,923	$1,699,987

Loans

Interest income on loans is the most important component of our net interest income. The loan portfolio is the largest component of earning assets, and it therefore generates the largest portion of revenues. The Bank of Southern Connecticut’s net loan portfolio was $113.2 million at March 31, 2010 versus $109.9 million at December 31, 2009, an increase of $3.3 million. Southern Connecticut Bancorp attributes the loan growth during the first quarter of 2010 to the success of The Bank of Southern Connecticut’s loan business development program in generating loan demand to small to medium-sized businesses. The Bank of Southern Connecticut’s loans have been made to borrowers primarily in the New Haven market area. There are no other significant loan concentrations in the loan portfolio.

The Bank of Southern Connecticut’s net loan portfolio was $109.9 million at December 31, 2009 versus $89.2 million at December 31, 2008, an increase of $20.7 million. Southern Connecticut Bancorp attributes the 2009 loan growth to the success of The Bank of Southern Connecticut’s loan business development program in generating loan demand to small to medium-sized businesses.

The following table presents the maturities of loans in The Bank of Southern Connecticut’s portfolio at March 31, 2010 by type of loan, and the sensitivities of loans to changes in interest rates:

	Due in One Year or Less	Due After One Year Through Five Years	Due After Five Years	Total	% of Total
Commercial loans secured by real estate	$18,684,066	$37,921,644	$8,205,254	$64,810,964	55.83%
Commercial loans	31,067,817	12,946,326	2,349,279	46,363,422	39.94
Construction loans	3,542,989	700,604	298,981	4,542,574	3.91
Consumer installment loans	168,100	158,861	39,619	366,580	0.32

Total	$53,462,972	$51,727,435	$10,893,133	$116,083,540	100.00%

Fixed rate loans	$17,193,429	$12,347,979	$6,865,499	$36,406,907
Variable rate loans	36,269,543	39,379,456	4,027,634	79,676,633

Total	$53,462,972	$51,727,435	$10,893,133	$116,083,540

The following table presents the maturities of loans in The Bank of Southern Connecticut’s portfolio at December 31, 2009 by type of loan, and the sensitivities of loans to changes in interest rates:

	Due in One Year or Less	Due After One Year Through Five Years	Due After Five Years	Total	% of Total
Commercial loans secured by real estate	$14,812,625	$42,490,005	$6,534,082	$63,836,712	56.60%
Commercial loans	30,742,366	11,365,251	1,785,574	43,893,191	38.92
Construction loans	3,732,354	575,551	300,000	4,607,905	4.08
Consumer installment loans	254,899	152,858	40,786	448,543	0.40

Total	$49,542,244	$54,583,665	$8,660,442	$112,786,351	100.00%

Fixed rate loans	$15,010,814	$11,488,564	$4,707,011	$31,206,389
Variable rate loans	34,531,430	43,095,101	3,953,431	81,579,962

Total	$49,542,244	$54,583,665	$8,660,442	$112,786,351

Critical Accounting Policy

In the ordinary course of business, Southern Connecticut Bancorp has made a number of estimates and assumptions relating to reporting the results of operations and financial condition in preparing its financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ significantly from those estimates under different assumptions and conditions. Southern Connecticut Bancorp believes the following discussion addresses Southern Connecticut Bancorp’s only critical accounting policy, which is the policy that is most important to the portrayal of Southern Connecticut Bancorp’s financial condition and results, and requires management’s most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Southern Connecticut Bancorp has reviewed this critical accounting policy and estimates with its audit committee. Refer to the discussion below under “Allowance for Loan Losses” and Note 1 to the consolidated financial statements for a detailed description of our estimation process and methodology related to the allowance for loan losses.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated and general components. The allocated component relates to loans that are considered impaired. For such impaired loans, an allowance is established when the discounted cash flows (or observable market price or collateral value if the loan is collateral dependent) of the impaired loan is lower than the carrying value of that loan. The general component covers all other loans, segregated generally by loan type, and is based on historical loss experience with adjustments for qualitative factors which are made after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss data.

A loan is considered impaired when, based on current information and events, it is probable that Southern Connecticut Bancorp will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Impaired loans also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, Southern Connecticut Bancorp does not separately identify individual consumer installment loans for impairment disclosures, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

Based upon this evaluation, management believes the allowance for loan losses of $2,733,815 or 2.36% of gross loans receivable at March 31, 2010 and of $2,768,000 or 2.46% of gross loans outstanding at December 31, 2009 were adequate, under prevailing economic conditions, to absorb losses on existing loans.

At December 31, 2009, the allowance for loan losses was $2,768,567 or 2.46% of gross loans receivable. The $34,000 decrease in the allowance during the first quarter of 2010 was attributable to a $90,000 decrease in the specific component of the allowance, which was partially offset by a $56,000 increase in the general component of the allowance. The decrease in the specific component was related to loans that were impaired at both March 31, 2010 and December 31, 2009. For the three months ended March 31, 2010, The Bank of Southern Connecticut received $134,000 in payments on these impaired loans, which was partially offset by a $44,000 decline in the collateral supporting such loans. The decline in collateral value was primarily related to updated appraisals on three impaired loans completed during the current reporting period. For the three months ended March 31, 2010, the increase in the general component of the reserve was due to increased loan volume and an increase in classified loans.

At December 31, 2008, the allowance for loan losses was $1,183,000 or 1.31% of gross loans outstanding. The $1,585,000 increase in the allowance during 2009 was attributable to a $1,327,000 increase in the specific component of the allowance and a $258,000 increase in the general component of the allowance. The increase in the specific component was due to an increase in specific reserves totaling $1,420,000 for ten loans (five construction and land loans, four commercial real estate loans and one commercial loan secured by residential real estate) identified as impaired during the year ended December 31, 2009. This was partially offset by a decrease in specific reserves totaling $5,000, for loans that were impaired, at both December 31, 2009 and December 31, 2008; and by $88,000 for loans charged off during the year that were classified as impaired at December 31, 2008. The increase in the general component of the reserve was primarily due to an increase in the reserve factors and increased loan volume, partially offset by the reclassification of thirteen loans to impaired loans.

The accrual of interest on loans is discontinued at the time the loan is 90 days past due unless the loan is well-secured and in process of collection. Consumer installment loans are typically charged off no later than 180 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual status or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual status or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis method until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Management considers all non-accrual loans and troubled-debt restructured loans to be impaired. In most cases, loan payments that are past due less than 90 days and the related loans are not considered to be impaired.

Allowance for Loan Losses and Non-Accrual, Past Due and Restructured Loans

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008
Balance at beginning of period	$2,768,567	$1,183,369	$1,183,369	$1,256,965
(Credit) provision for loan losses	(34,424)	2,146,130	1,992,113	226,019
Recoveries of loan previously charged-off:
Commercial	—	182	10,000	37,109
Consumer	66	—	563	—

Total recoveries	66	182	10,563	37,109

Loans charged-off:
Commercial loans secured by real estate	—	—	(413,839)	(90,215)
Commercial	—	—	(2,300)	—
Consumer	(394)	—	(1,339)	(246,509)

Total charge-offs	(394)	—	(417,478)	(336,724)

Balance at end of period	$2,733,815	$3,329,681	$2,768,567	$1,183,369

Net charge-offs to average loans	—%	—%	(0.42)%	(0.36)%

Allocation of the Allowance for Loan Losses

	At March 31, 2010		At December 31,
			2009		2008
	Balance	Percent of Loans in Each Category to Total Loans	Balance	Percent of Loans in Each Category to Total Loans	Balance	Percent of Loans in Each Category to Total Loans
Commercial loans secured by real estate	$1,508,109	55.83%	$1,530,085	56.60%	$528,754	50.22%
Commercial loans	1,134,348	39.94	1,140,924	38.92	530,088	41.57
Construction and land loans	89,036	3.91	90,274	4.08	114,340	7.18
Consumer home equity loans	—	—	—	—	6,890	0.42
Consumer installment loans	2,322	0.32	7,284	0.40	3,297	0.61

	$2,733,815	100.00%	$2,768,567	100.00%	$1,183,369	100.00%

Non-Accrual, Past Due and Restructured Loans

The following represents non-accrual and past due loans:

	At March 31, 2010	At December 31,
		2009	2008
Non-accrual loans	$5,713,385	$5,363,061	$881,948

Accruing loans contractually past due 90 days or more:
Loans past due 90 days or more and still accruing	$211,160	$483,897	$195,822
Matured loans pending renewal and still accruing	146,375	—	188,620

Total	$357,535	$483,897	$384,442

At the dates presented above, there were no loans considered “troubled debt restructurings.”

Classified Assets

The following table shows the aggregate amount of classified assets at the dates indicated.

(In thousands)	At March 31, 2010	At December 31,
		2009	2008
	(Unaudited)	(Audited)
Special mention assets	$13,422	$2,442	$6,287
Substandard assets	6,744	6,404	2,301
Doubtful assets	—	—	—
Loss assets	—	—	—

Total classified assets	$20,166	$8,846	$8,588

Loan Delinquencies

The following table provides information about delinquencies in our loan portfolios at the dates indicated.

(In thousands)	At March 31, 2010		At December 31,
			2009		2008		2007
	31-60 Days Past Due	61-90 Days Past Due	31-60 Days Past Due	61-90 Days Past Due	31-60 Days Past Due	61-90 Days Past Due	31-60 Days Past Due	61-90 Days Past Due
Commercial loans secured by real estate	$2,816	$—	$1,324	$—	$1,378	$300	$500	$—
Commercial loans	1,085	1,848	363	14	859	97	—	—
Construction and land loans	—	—	—	—	178	—	1,364	—
Consumer installment loans	54	—	—	—	—	—	4	—

Total	$3,955	$1,848	$1,687	$14	$2,415	$397	$1,868	$—

Potential Problem Loans

At March 31, 2010 and December 31, 2009, The Bank of Southern Connecticut had a commercial loan totaling $1.0 million, which was not disclosed in the table above, and was not on non-accrual status, but was deemed to be impaired. The loan was current with respect to principal and interest. Management of Southern Connecticut Bancorp has reviewed the collateral for the loans and considers the loan to be adequately collateralized and we don’t expect any loss on the loan.

Deposits

Total deposits were $117.7 million at March 31, 2010 as compared to total deposits of $117.6 million at December 31, 2009. Non-interest bearing deposits were $27.1 million at March 31, 2010, a decrease of $2.7 million (9.1%) from $29.8 million at December 31, 2009. The balance of interest bearing checking accounts can fluctuate as much as 5% to 10% on a daily basis. Total interest bearing checking, money market and savings deposits decreased $1.6 million, or 4.3%, to $35.8 million at March 31, 2010 from $37.4 million at December 31, 2009. Time deposits increased to $54.8 million at March 31, 2010 from $50.3 million at December 31, 2009, a $4.5 million or 8.9% increase. Included in time deposits at March 31, 2010 was $16.0 million in brokered deposits, which included The Bank of Southern Connecticut’s placement of $4.9 million in customer deposits and purchase of $4.0 million in brokered certificates of deposit through the CDARS program. The CDARS program offers The Bank of Southern Connecticut both reciprocal and one way swap programs which allow customers to enjoy additional Federal Deposit Insurance Corporation insurance for deposits that might not otherwise be eligible for Federal Deposit Insurance Corporation insurance and gives The Bank of Southern Connecticut additional access to funding.

Total deposits were $117.6 million at December 31, 2009, an increase of $23.6 million (25.1%) in comparison to total deposits at December 31, 2008 of $94.0 million. The overall growth in deposit balances occurred primarily during the first six months of 2009 to fund anticipated increased loan volume. Non-interest bearing deposits were $29.8 million at December 31, 2009, an increase of $1.6 million (5.7%) from $28.2 million at December 31, 2008. The balance of interest bearing checking accounts can fluctuate as much as 5% to 10% on a daily basis. Total interest bearing checking, money market and savings deposits increased $3.6 million, or 10.8%, to $37.4 million at December 31, 2009 from $33.8 million at December 31, 2008. Time deposits increased to $50.3 million at December 31, 2009 from $32.0 million at December 31, 2008, an $18.3 million (57.2%) increase. Included in time deposits at December 31, 2009 is $14.0 million in brokered deposits, which includes The Bank of Southern Connecticut’s placement of $3.4 million in customer deposits and purchase of $3.5 million in brokered certificates of deposit through the CDARS program. The CDARS program offers The Bank of Southern Connecticut both reciprocal and one way swap programs which allow customers to enjoy additional FDIC insurance for deposits that might not otherwise be eligible for FDIC insurance and gives The Bank of Southern Connecticut additional access to funding. As of December 31, 2009, core deposits represented 57.2% of total deposits compared to 66.0% at December 31, 2008. The decrease in core deposits as a percentage of total deposits is due to seasonal fluctuations in deposit levels as well as the effect of reduced economic activity in general, on The Bank of Southern Connecticut’s customer’s businesses.

The Bank of Southern Connecticut maintains relationships with several deposit brokers and could continue to utilize the services of one or more of such brokers if management determines that issuing brokered certificates of deposit would be in the best interest of The Bank of Southern Connecticut and Southern Connecticut Bancorp.

The Greater New Haven Market is highly competitive. The Bank of Southern Connecticut faces competition from a large number of banks (ranging from small community banks to large international banks), credit unions, and other providers of financial services. The level of rates offered by The Bank of Southern Connecticut reflects the high level of competition in our market.

As of March 31, 2010, The Bank of Southern Connecticut’s maturities of time deposits were:

	$100,000 or greater	Less than $100,000	Totals
Three months or less	$4,744,658	$5,589,629	$10,334,287
Over three months to six months	7,563,717	4,986,415	12,550,132
Over six months to one year	6,685,100	6,809,481	13,494,581
Over one year to two years	3,870,216	6,208,595	10,078,811
Over two years to three years	2,776,603	3,444,821	6,221,424
Over three years	768,497	1,388,316	2,156,813

	$26,408,791	$28,427,257	$54,836,048

Other

There was no material change in Other Assets as of March 31, 2010, compared to December 31, 2009.

The increase in Other Assets of $457,000 during 2009 was due mainly to the prepayment in December 2009 of FDIC insurance premiums totaling $678,000, partially offset by the write-down in 2009 of $238,000 in Goodwill recorded by Southern Connecticut Bancorp related to the Evergreen asset purchase in 2008.

Comparison of Operating Results for the Three Months Ended March 31, 2010 and 2009

Average Balances, Yields, and Rates. The following table presents average balance sheets (daily averages), interest income, interest expense, and the corresponding annualized rates on earning assets and rates paid on interest bearing liabilities for the three months ended March 31, 2010 and 2009.

Distribution of Assets, Liabilities and Shareholders’ Equity;

Interest Rates and Interest Differential

	Three Months Ended March 31,						(Decreases) Increases in Interest Income/ Expense
	2010			2009
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Average Rate	Average Balance	Interest Income/ Expense	Average Rate
Interest earning assets:
Loans (1)(2)	$115,179	$1,741	6.13%	$89,799	$1,458	6.58%	$283
Short-term and other investments	11,659	23	0.80	11,433	48	1.70	(25)
Investments	2,718	7	1.04	5,151	59	4.65	(52)

Total interest earning assets	129,556	1,771	5.54	106,383	1,565	5.97	206

Cash and due from banks	3,811			4,149
Premises and equipment, net	2,460			2,727
Allowance for loan losses	(2,774)			(1,232)
Other	2,768			2,237

Total assets	$135,821			$114,264

Interest bearing liabilities:
Time certificates	$51,586	331	2.60%	$35,690	300	3.41%	31
Savings deposits	2,377	4	0.68	1,478	5	1.37	(1)
Money market/checking deposits	33,534	90	1.09	32,054	144	1.82	(54)
Capital lease obligations	1,175	44	15.19	1,180	44	15.12	—
Repurchase agreements	1,343	2	0.60	450	1	0.90	1

Total interest bearing liabilities	90,015	471	2.12	70,852	494	2.83	(23)

Non-interest bearing deposits	29,115			23,942
Accrued expenses and other liabilities	945			1,016
Shareholder’s equity	15,746			18,454

Total liabilities and equity	$135,821			$114,264

Net interest income		$1,300			$1,071		$229

Interest spread			3.42%			3.14%

Interest margin			4.07%			4.08%

(1)	Average balance includes nonaccruing loans.
(2)	Interest income includes loan fees, which are not material.

Rate Volume Variance Analysis. The following table summarizes the variance in interest income and expense resulting from changes in assets and liabilities and fluctuations in interest rates earned and paid. The changes in interest income and expense attributable to both rate and volume have been allocated to both rate and volume on a pro rata basis.

	Three Months Ended March 31,
	2010 vs. 2009
	Due to Change in Average		(Decrease) Increase
(Dollars in thousands)	Volume	Rate
Interest earning assets:
Loans	$389	$(106)	$283
Short-term and other investments	1	(26)	(25)
Investments	(20)	(32)	(52)

Total interest earning assets	370	(164)	206

Interest bearing liabilities:
Time certificates	113	(82)	31
Savings deposits	2	(3)	(1)
Money market/checking deposits	6	(60)	(54)
Capital lease obligations
Repurchase agreements	1	—	1

Total interest bearing liabilities	122	(145)	(23)

Net interest income	$248	$(19)	$229
The following are measurements of Southern Connecticut Bancorp’s results of operations in relation to assets and equity, and average equity to average assets for the three months ended March 31, 2010 and 2009:

	Three Months Ended March 31,
	2010	2009
Income (loss) on average assets	0.05%	(8.19)%
Income (loss) on average equity	0.46	(50.71)
Average equity to average assets	11.59	16.15

Results of Operations. Southern Connecticut Bancorp had net income of $18,000 (or basic and diluted earnings per share of $0.01) for the quarter ended March 31, 2010 compared to a net loss of $2,308,000 (or basic and diluted loss per share of $0.86) for the first quarter of 2009.

During the first quarter of 2010, Southern Connecticut Bancorp’s earnings were reduced by $179,000 for merger related legal and advisory costs.

In January 2010, Southern Connecticut Bancorp sold a Fannie Mae security with a $2 million par value and realized a gain of $29,000. In addition, as a result of $134,000 in principal payments received on impaired loans and a $44,000 decline in the collateral value on several impaired loans during the three months ended March 31, 2010, which were partially offset by a $56,000 increase in the general component of the allowance due to loan portfolio growth as well as an increase in classified loans, management’s estimate of the allowance for loan losses at March 31, 2010 declined from the allowance for loan losses at December 31, 2009, resulting in a $34,000 credit to the provision for loan losses during the period ended March 31, 2010.

Southern Connecticut Bancorp’s increase in earnings during the three months ended March 31, 2010, compared to the same period in 2009, was largely attributable to The Bank of Southern Connecticut recording a credit to the provision for loan losses of $34,000 during the first quarter of 2010, compared to a provision for loan losses of $2,146,000 during the same period in 2009. The provision for loan losses during the first quarter of 2009 was related to a group of ten impaired loans that were severely impacted by prevailing economic conditions, discussed in more detail under “—Allowance for Loan Losses.”

In addition to the impact of the provision for loan losses, the operating results for the first quarter of 2010 compared to the same period of 2009 were influenced by the following factors:

•

Net interest income increased due to the combined effects of increases in asset volumes and decreases in liability volumes, offset partially by lower yields on interest earning assets and increased costs on interest bearing liabilities;

•

Noninterest income increased because, as noted above, noninterest income for the first quarter of 2010 included recognition of a gain on the sale of an available for sale security, as well as increases in rental income and an increase in servicing income on SBA loans. These increases were partially offset by decreases in service charges and fees resulting from changes in the business practices of customers of The Bank of Southern Connecticut; and

•	Noninterest expenses, as noted above, increased due to legal and professional fees incurred relating to the merger with Naugatuck Valley Financial.

Net Interest Income. The principal source of revenue for Southern Connecticut Bancorp is net interest income. The Bank of Southern Connecticut’s net interest income is dependent primarily upon the difference or spread between the average yield earned on loans receivable and securities and the average rate paid on deposits and borrowings, as well as the relative amounts of such assets and liabilities. The Bank of Southern Connecticut, like other banking institutions, is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on a different basis, than its interest-earning assets.

For the quarter ended March 31, 2010, net interest income was $1,300,000 versus $1,071,000 for the same period in 2009. The $229,000 or 21.4% increase was the result of a $206,000 increase in interest income and a $23,000 decrease in interest expense. This net increase was primarily the result of favorable changes in volume on both interest earning assets and interest bearing liabilities, partially offset by lower rates on interest earning assets and increased costs on interest bearing liabilities.

Southern Connecticut Bancorp’s average total interest earning assets were $129.6 million during the quarter ended March 31, 2010 compared to $106.4 million for the same period in 2009, an increase of $23.2 million or 21.8%. The increase in average interest earning assets of $23.2 million was comprised of increases in average balances of loans of $25.4 million and short-term and other investments of $200 thousand, partially offset by decreases in average balances of investments of $2.4 million.

The yield on average interest earning assets for the quarter ended March 31, 2010 was 5.54% compared to 5.97% for the same period in 2009, a decrease of 43 basis points. The decrease in the yield on average earning assets reflects the impact of reductions in the FOMC rates, particularly in the prime lending rate, LIBOR and The Bank of Southern Connecticut’s base lending rate; as well as an increase in non-performing assets and an increasingly competitive market to attract new loans.

The combined effects of the $23.2 million increase in average balances of interest earning assets and the 43 basis point decrease in yield on average interest earning assets resulted in the $206,000 increase in interest income for the quarter ended March 31, 2010 compared to the quarter ended March 31, 2009.

The average balance of Southern Connecticut Bancorp’s interest bearing liabilities was $90.0 million during the quarter ended March 31, 2010 compared to $70.9 million for 2009, an increase of $19.1 million or 27.0%. The cost of average interest bearing liabilities decreased 71 basis points to 2.12% for the quarter ended March 31, 2010 compared to 2.83% for the same period in 2009, which was primarily due to a general decrease in market interest rates.

The combined effects of the 71 basis point decrease in yield on average interest bearing liabilities and the $19.1 million increase in average balances of interest bearing liabilities resulted in the $23,000 decrease in interest expense for the quarter ended March 31, 2010 compared to the quarter ended March 31, 2009.

Provision for Loan Losses. Southern Connecticut Bancorp’s (credit) provision for loan losses was $(34,000) and $2,146,000 for the three months ended March 31, 2010 and 2009, respectively. The $34,000 decrease in the allowance during the first quarter of 2010 was attributable to a $90,000 decrease in the specific component of the allowance, which was partially offset by a $56,000 increase in the general component of the allowance. The decrease in the specific component was related to loans that were impaired at both March 31, 2010 and December 31, 2009. For the three months ended March 31, 2010, Southern Connecticut Bancorp received $134,000 in payments on these impaired loans, which was partially offset by a $44,000 decline in the collateral supporting such loans. The decline in collateral value was primarily related to updated appraisals on three impaired loans completed during the current reporting period. For the three months ended March 31, 2010, the increase in the general component of the reserve was due to increased loan volume and an increase in classified loans. The significant increase in the provision for loan losses during the three months ended March 31, 2009 was primarily related to specific reserves established for a group of ten impaired loans that had been severely impacted by prevailing economic conditions, discussed in more detail under “—Allowance for Loan Losses.”

Noninterest Income. Total noninterest income was $185,000 for the three months ended March 31, 2010 versus $163,000 for the same period in 2009. Noninterest income included a $29,000 gain on the sale of an available for sale security. Service charges and fees decreased $27,000 due to changes in business practices of customers of The Bank of Southern Connecticut during the first quarter of 2010. Other noninterest income increased to $38,000 for the three months ended March 31, 2010 from $19,000 in the same period in 2009 due to a $14,000 increase in loan and SBA servicing related fees and a $6,000 increase in rental income, which were partially offset by a $1,000 decrease in other fees.

Noninterest Expenses. Total noninterest expense was $1,500,000 for the three months ended March 31, 2010 versus $1,395,000 for the same period in 2009, an increase of $105,000 or 7.5%.

Salaries and benefits expense for the three months ended March 31, 2010 were relatively unchanged at $777,000 compared to $775,000 for the same period in 2009.

FDIC insurance expense increased for the three months ended March 31, 2010 by $6,000 from $46,000 to $52,000 primarily due to increased assessment rates and deposit balances subject to assessment.

Professional services for the three months ended March 31, 2010 increased by $124,000 to $260,000 from $136,000 primarily due to an increase in legal and advisory fees related to the merger with NVSL.

Other operating expenses decreased by $24,000 to $131,000 for the three months ended March 31, 2010 compared to the same period in 2009 due to expense reductions attributable to lower loan related collection expenses and expense savings related to reduced advertising and promotional activities.

Comparison of Operating Results for the Years Ended December 31, 2009 and 2008

Average Balances, Yields and Rates. The following table presents average balance sheets (daily averages), interest income, interest expense, and the corresponding annualized rates on earning assets and rates paid on interest bearing liabilities for the years ended December 31, 2009 and 2008.

Distribution of Assets, Liabilities and Shareholders’ Equity;

Interest Rates and Interest Differential

	2009			2008
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Average Rate	Average Balance	Interest Income/ Expense	Average Rate	(Decreases) Increases in Interest Income/ Expense
Interest earning assets:
Loans (1)(2)	$97,773	$6,102	6.24%	$84,106	$6,334	7.53%	$(232)
Short-term and other investments	22,023	203	0.92	10,120	266	2.63	(63)
Investments	3,353	121	3.61	5,051	196	3.88	(75)
Federal funds sold	—	—	—	7,497	204	2.72	(204)

Total interest earning assets	123,149	6,426	5.22	106,774	7,000	6.56	(574)

Cash and due from banks	4,362			4,387
Premises and equipment, net	2,625			2,974
Allowance for loan losses	(2,522)			(1,213)
Other	2,319			1,995

Total assets	$129,933			$114,917

Interest bearing liabilities:
Time certificates	$47,288	1,457	3.08%	$29,904	1,251	4.18%	206
Savings deposits	1,907	20	1.05	1,557	21	1.35	(1)
Money market/checking deposits	34,318	514	1.50	35,661	783	2.20	(269)
Capital lease obligations	1,178	176	14.94	1,184	176	14.86	—
Repurchase agreements	764	6	0.79	567	9	1.59	(3)

Total interest bearing liabilities	85,455	2,173	2.54	68,873	2,240	3.25	(67)

Non-interest bearing deposits	26,792			25,170
Accrued expenses and other liabilities	1,058			1,281
Shareholder’s equity	16,628			19,593

Total liabilities and equity	$129,933			$114,917

Net interest income		$4,253			$4,760		$(507)

Interest spread			2.68%			3.31%

Interest margin			3.45%			4.46%

(1)	Average balance includes nonaccruing loans.
(2)	Interest income includes loan fees, which are not material.

Rate Volume Variances Analysis. The following table summarizes the variance in interest income and expense resulting from changes in assets and liabilities and fluctuations in interest rates earned and paid. The changes in interest income and expense attributable to both rate and volume have been allocated to both rate and volume on a pro rata basis.

	Year Ended December 31,
	2009 vs. 2008
	Due to Change in Average		(Decrease) Increase
(Dollars in thousands)	Volume	Rate
Interest earning assets:
Loans	$943	$(1,175)	$(232)
Short-term and other investments	182	(245)	(63)
Investments	(62)	(13)	(75)
Federal funds sold	(204)	—	(204)

Total interest earning assets	859	(1,433)	(574)

Interest bearing liabilities:
Time certificates	595	(389)	206
Savings deposits	4	(5)	(1)
Money market/checking deposits	(29)	(240)	(269)
Capital lease obligations	(1)	1	—
Repurchase agreements	2	(5)	(3)

Total interest bearing liabilities	571	(638)	(67)

Net interest income	$288	$(795)	$(507)

The decrease in net interest income during 2009 reflects the decrease in the yields on earning assets from 6.56% in 2008 to 5.22% in 2009, partially offset by an increase in total average interest earning asset balances from 2008, as the average interest earning assets in 2009 of $123.1 million were 15% higher than 2008. The decline in interest income attributable to average interest earning assets was partially offset by the combined effects of a decrease in rates on interest bearing liabilities from 3.25% in 2008 to 2.54% in 2009 and a $16.6 million increase in average interest bearing liabilities from $68.9 million in 2008 to $85.5 million in 2009. Overall, the change in interest income attributed to volume increases was $288,000 offset by a decrease of $795,000 due to the decrease in interest rates. Interest income from interest earning assets in 2009 compared to 2008 declined $1.4 million due to rates and increased $859,000 due to volume. Variances in the 2009 cost of interest bearing liabilities in comparison to 2008 were due to decreased rate considerations of $638,000 offset by increased volume considerations of $571,000.

Southern Connecticut Bancorp intends for The Bank of Southern Connecticut to continue to emphasize lending to small to medium-sized businesses in its market area as its strategy to increase assets under management and to improve earnings. The Bank of Southern Connecticut will seek opportunities through marketing to increase its deposit base, with a primary objective of attracting core non-interest checking and related money market deposit accounts, in order to support its earning assets and also by considering additional branch locations and new product and service offerings.

The following are measurements of Southern Connecticut Bancorp’s results of operations in relation to assets and equity, and average equity to average assets for the years ended December 31, 2009 and 2008:

	Years Ended December 31,
	2009	2008
(Loss) income on average assets	(2.24)%	0.12%
(Loss) income on average equity	(17.50)	0.68
Average equity to average assets	12.79	17.05

Results of Operations. Southern Connecticut Bancorp’s net loss for fiscal year 2009 was $2,907,000 (or basic and diluted loss per share of $1.08), compared to net income of $134,000 (or basic and diluted income per share of $0.05) in fiscal year 2008.

Southern Connecticut Bancorp’s net loss for the year ended December 31, 2009 was largely attributable to a provision for loan losses of $1,992,000 for 2009 compared to $226,000 for 2008. The significant increase in the provision for loan losses during 2009 is related to a group of ten impaired loans that have been severely impacted by prevailing economic conditions, discussed in more detail under Allowance for Loan Losses.

In addition to the impact of the provision for loan losses, the operating results for the year ended December 31, 2009 compared to 2008 were influenced by the following factors:

•	Net interest income decreased due primarily to lower yields on interest earning assets, offset partially by lower costs on interest bearing liabilities and changes in asset and liability volumes;

•

Noninterest income decreased because noninterest income in 2008 included the gain on the sale of the New London branch; a decrease in loan fees attributable to a prepayment penalty received in 2008; and due to a decrease in service charges and fees, resulting from changes in the business practices of customers of The Bank of Southern Connecticut; and

•

Noninterest expenses decreased due to lower salaries and benefits resulting from reductions in staff, both from the sale of the New London branch and other reductions, and the elimination of certain employee benefits and bonuses in 2009. In addition, salaries and benefits expense for 2008 included expenses related to separation payments made to the former Chief Executive Officer and President of The Bank of Southern Connecticut, and there were no such expenses in 2009; expense reductions attributable to lower negotiated rates on certain insurance and telecommunications service contracts; decreases in advertising and promotional campaigns; and expense savings related to printing Southern Connecticut Bancorp’s 2009 shareholders’ letter and proxy statement. These decreases were partially offset by the impairment write-down of goodwill relating to Evergreen; an increase in professional service fees; and by higher FDIC insurance premiums due to an increase in assessment rates and deposit balances subject to assessment, as well as a special one-time assessment paid during 2009.

Net Interest Income. The principal source of revenue for The Bank of Southern Connecticut is net interest income. The Bank of Southern Connecticut’s net interest income is dependent primarily upon the difference or spread between the average yield earned on loans receivable and securities and the average rate paid on deposits and borrowings, as well as the relative amounts of such assets and liabilities. The Bank of Southern Connecticut, like other banking institutions, is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on a different basis, than its interest-earning assets.

For the year ended December 31, 2009, net interest income was $4,253,000 versus $4,760,000 for the same period in 2008. The $507,000 (or 10.6%) decrease was the result of a $574,000 decrease in interest income and a $67,000 decrease in interest expense. This net decrease was primarily the result of decreases in rates, partially offset by increases in volume, on both interest earning assets and interest bearing liabilities.

Southern Connecticut Bancorp’s average total interest earning assets were $123.1 million during the year ended December 31, 2009 compared to $106.8 million for the same period in 2008, an increase of $16.3 million (or 15.3%). The increase in average interest earning assets of $16.3 million was comprised of increases in average balances of loans of $13.7 million and short-term and other investments of $11.9 million, partially offset by decreases in average balances of federal funds sold of $7.5 million and investments of $1.6 million.

The yield on average interest earning assets for the year ended December 31, 2009 was 5.22% compared to 6.56% for 2008, a decrease of 134 basis points. The decrease in the yield on average earning assets reflects the impact of reductions in the FOMC rates, particularly in the prime lending rate, LIBOR and The Bank of Southern Connecticut’s base lending rate; as well as an increase in non-performing assets and an increasingly competitive market to attract new loans.

The combined effects of the 134 basis point decrease in yield on average interest earning assets and the $16.3 million increase in average balances of interest earning assets resulted in the $574,000 decrease in interest income between the year ended December 31, 2009 and the year ended December 31, 2008.

The average balance of Southern Connecticut Bancorp’s interest bearing liabilities was $85.5 million during the year ended December 31, 2009 compared to $68.9 million for 2008, an increase of $16.6 million (or 24.1%). The cost of average interest bearing liabilities decreased 71 basis points to 2.54% during the year ended December 31, 2009 compared to 3.25% for the same period in 2008, which was primarily due to a general decrease in market interest rates.

The combined effects of the 71 basis point decrease in yield on average interest bearing liabilities and the $16.6 million increase in average balances of interest bearing liabilities resulted in the $67,000 decrease in interest expense between the year ended December 31, 2009 and the year ended December 31, 2008.

Provision for Loan Losses. The Bank of Southern Connecticut’s provision for loan losses was $1,992,000 for the year ended December 31, 2009, as compared to $226,000 for the year ended December 31, 2008. The significant increase in the provision for loan losses during the year ended December 31, 2009 was primarily related to specific reserves established for a group of ten impaired loans that have been severely impacted by prevailing economic conditions, discussed in more detail under Allowance for Loan Losses.

Noninterest Income. Total noninterest income was $629,000 for the year ended December 31, 2009 compared to $1,667,000 for the same period in 2008. Noninterest income in 2008 included an $875,000 gain on the sale of The Bank of Southern Connecticut’s New London branch. Service charges and fees decreased $70,000 due to changes in business practices of customers of The Bank of Southern Connecticut during the year ended December 31, 2009. Other non-interest income decreased to $122,000 in 2009 from $215,000 in 2008, due to decreases in loan prepayment fees ($74,000), insurance commissions ($9,000), letter of credit fees ($10,000), and other fees ($29,000), partially offset by increases in other loan and SBA servicing related fees ($29,000).

Noninterest Expenses. Total noninterest expenses were $5,798,000 for the year ended December 31, 2009 compared to $6,067,000 for 2008, a decrease of $269,000 or 4.4%.

Salaries and benefits expense for the year ended December 31, 2009 was $3,089,000 versus $3,688,000 for the same period in 2008. Salaries and benefits expense decreased $599,000, or 16.2%, primarily because of expense savings related to reductions in staff, both from the sale of the New London branch and other reductions, and the elimination of certain employee benefits and bonuses in 2009, as well as the reduction relating to separation payments made to the former Chief Executive Officer and President of The Bank of Southern Connecticut in 2008, with no such expenses incurred in 2009.

FDIC insurance expense increased by $167,000 from $79,000 to $246,000 primarily due to increased assessment rates and deposit balances subject to assessment, as well as a one time special assessment of five basis points based upon deposit balances on June 30, 2009. The Temporary Liquidity Guarantee Program announcement by the FDIC on October 17, 2008 provided banks with the option to fully insure non-interest bearing transaction deposit accounts. The Bank of Southern Connecticut elected to participate in the program, resulting in a 10 basis point annual rate surcharge applied to balances in such accounts over $250,000, beginning in 2009.

Professional services for the year ended December 31, 2009 increased by $152,000 from $358,000 to $510,000, primarily due to an increase in legal fees related to the merger announced on February 22, 2010 (see Note 18 to the Consolidated Financial Statements) and accounting fees, partially offset by a reduction in other professional fees.

Other operating expenses increased by $61,000 to $846,000 for the year ended December 31, 2009, compared to the same period in 2008. The increase is primarily due to the $238,000 impairment write-down of goodwill relating to Evergreen, partially offset by expense reductions attributable to lower negotiated rates on certain insurance and telecommunications service contracts, and expense savings related to printing Southern Connecticut Bancorp’s 2009 shareholders’ letter and proxy statement. The goodwill impairment recognized was due to the recurring operating losses incurred by Evergreen since its acquisition, and the uncertainty that such results were not likely to improve in the near future.

Off-Balance-Sheet Arrangements

See Note      to the accompanying consolidated financial statements for Southern Connecticut Bancorp for required disclosure regarding off-balance-sheet arrangements.

Liquidity

Southern Connecticut Bancorp’s liquidity position as of March 31, 2010 and December 31, 2009 consisted of liquid assets totaling $17.2 million and $20.5 million, respectively. This represents 12.7% and 15.1% of total assets at March 31, 2010 and December 31, 2009, respectively. The liquidity ratio is defined as the percentage of liquid assets to total assets. The following categories of assets as described in the accompanying balance sheet are considered liquid assets: cash and due from banks, short-term investments, interest bearing certificates of deposit and securities available for sale. Liquidity is a measure of Southern Connecticut Bancorp’s ability to generate adequate cash to meet financial obligations. The principal cash requirements of a financial institution are to cover downward fluctuations in deposits and increases in its loan portfolio.

Southern Connecticut Bancorp’s liquidity position as of December 31, 2009 and 2008 consisted of liquid assets totaling $20.4 million and $20.7 million, respectively. This represents 15.1% and 18.0% of total assets at December 31, 2009 and 2008, respectively. The liquidity ratio is defined as the percentage of liquid assets to total assets. The following categories of assets as described in the accompanying balance sheet are considered liquid assets: Cash and due from banks, federal funds sold, short-term investments, interest-bearing certificates of deposit and securities available for sale. Liquidity is a measure of Southern Connecticut Bancorp’s ability to generate adequate cash to meet financial obligations. The principal cash requirements of a financial institution are to cover downward fluctuations in deposits and increases in its loan portfolio.

Management believes Southern Connecticut Bancorp’s short-term assets provide sufficient liquidity to cover potential fluctuations in deposit accounts and loan demand and to meet other anticipated operating cash and investment requirements.

Capital

The following table illustrates Southern Connecticut Bancorp’s and The Bank of Southern Connecticut’s regulatory capital ratios at March 31, 2010:

	Southern Connecticut Bancorp		The Bank of Southern Connecticut
	Actual	Capital Adequacy Target Ratio	Actual	Capital Adequacy Target Ratio
Total Capital to Risk Weighted Assets	13.57%	8.00%	12.73%	8.00%
Tier 1 Capital to Risk Weighted Assets	12.31%	4.00	11.47%	4.00
Tier 1 (leverage) Capital Ratio to Average Assets	11.53%	4.00	10.75%	4.00

Capital adequacy is one of the most important factors used to determine the safety and soundness of individual banks and banking system. Based on the above ratios, Southern Connecticut Bancorp is considered to be “well capitalized” under applicable regulations by the Federal Reserve. The Bank of Southern Connecticut is also considered to be “well capitalized” under other applicable regulations. To be considered “well capitalized” an institution must generally have a leverage capital ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%.

Market Risk

Market risk is defined as the sensitivity of income to fluctuations in interest rates, foreign exchange rates, equity prices, commodity prices and other market-driven rates or prices. Based upon the nature of Southern Connecticut Bancorp’s business, market risk is primarily limited to interest rate risk, which is defined as the impact of changing interest rates on current and future earnings.

Southern Connecticut Bancorp’s goal is to maximize long-term profitability, while minimizing its exposure to interest rate fluctuations. The first priority is to structure and price Southern Connecticut Bancorp’s assets and liabilities to maintain an acceptable interest rate spread, while reducing the net effect of changes in interest rates. In order to reach an acceptable interest rate spread, Southern Connecticut Bancorp must generate loans and seek acceptable long-term investments to replace the lower yielding balances in Federal Funds sold and short-term investments. The focus also must be on maintaining a proper balance between the timing and volume of assets and liabilities re-pricing within the balance sheet. One method of achieving this balance is to originate variable loans for the portfolio to offset the short-term re-pricing of the liabilities. In fact, a number of the interest bearing deposit products have no contractual maturity. Customers may withdraw funds from their accounts at any time and deposits balances may therefore run off unexpectedly due to changing market conditions.

The exposure to interest rate risk is monitored by Senior Management of The Bank of Southern Connecticut and reported quarterly to the Asset and Liability Management Committee and the board of directors. Management reviews the interrelationships within the balance sheet to maximize net interest income within acceptable levels of risk.

Impact of Inflation and Changing Prices

Southern Connecticut Bancorp’s consolidated financial statements have been prepared in terms of historical dollars, without considering changes in relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than the effect of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Notwithstanding this fact, inflation can directly affect the value of loan collateral, in particular, real estate. Inflation, or disinflation, could significantly affect Southern Connecticut Bancorp’s earnings in future periods.

Our Management

Board of Directors

The board of directors of new Naugatuck Valley Financial is comprised of seven persons who are elected for terms of three years, approximately one-third of whom will be elected annually. The current directors of new Naugatuck Valley Financial are the same individuals that comprise the boards of directors of Naugatuck Valley Financial and Naugatuck Valley Savings and Loan. Immediately following the merger with Southern Connecticut Bancorp, we will increase the size of our board to eight and will appoint             , currently a director of Southern Connecticut Bancorp and The Bank of Southern Connecticut, to the boards of new Naugatuck Valley Financial and Naugatuck Valley Savings and Loan

All of our directors are independent under the current listing standards of the Nasdaq Stock Market, except for Mr. Roman, who is President and Chief Executive Officer of Naugatuck Valley Financial and Naugatuck Valley Savings and Loan and Ms. Walsh, who is a former officer of Naugatuck Valley Financial and Naugatuck Valley Savings and Loan. Unless otherwise stated, each person has held his or her current occupation for the last five years. Ages presented are as of December 31, 2009.

Directors with Terms Ending in 2011:

Carlos S. Batista is Vice President of Sales and Business Development for Water and Waste Water Automation Solutions, a business unit of PWS/Power & Water Solutions, a Division of Emerson Process Management. Age 60. Director since 1999. Chairman of the Board since 2009.

Mr. Batista holds a Bachelors Degree in Electrical and Electronics Engineering and a Masters in Business Administration from the University of New Haven. He is a member of the Alpha Sigma Lambda National Honor Society at the University of New Haven. He has extensive experience in Systems Contracting, Marketing and Sales Engineering, gained throughout his long history of experiences and various company wide positions in the industry. Through customer relationship management he has been a major contributor to the development and expansion of Products, systems and solutions in the Water, Wastewater treatment for RAS-Bristol/Emerson. His management experience in a regulated industry has exposed Mr. Batista to many of the issues facing public companies today, particularly regulated entities, making Mr. Batista a valued component of a well rounded Board.

John C. Roman has served as President and Chief Executive Officer of Naugatuck Valley Financial and Naugatuck Valley Mutual Holding Company since 2004 and has been President and Chief Executive Officer of Naugatuck Valley Savings since September 1999. Mr. Roman previously was the Vice President and Chief Lending Officer of Naugatuck Valley Savings. Age 56. Director since 1999.

Since assuming the role of President and Chief Executive Office of Naugatuck Valley Savings in 1999, Mr. Roman has successfully completed a mutual to stock conversion and navigated the issues facing public companies within the banking sector. Mr. Roman’s knowledge of all aspects of the business and its history, combined with his drive for responsible growth and excellence, position him well to continue to serve as our President and Chief Executive Officer and as a Board member.

Camilo P. Vieira is a consultant with, and previously served as the President of, CM Property Management, a property management firm. Mr. Vieira previously served with IBM Corp. as a project and financial manager for over 30 years. Age 66. Director since 2002.

Through his experience at IBM, Mr. Vieira brings substantial financial expertise, while his real estate management provides further experience in matters directly related to the business of the Company. Mr. Vieira’s varied experience in both real estate management and project management and finance is an integral part of the board’s composition.

Director with Term Ending in 2012:

Richard M. Famiglietti has been the owner of CM Property Management, a property management firm, since 2002. Previously, Mr. Famiglietti was a Vice President of sales for Naugatuck Glass Company, a glass fabricator. Age 62. Director since 2000.

Mr. Famiglietti’s experience as owner of a property management company provides the Board with critical experience in real estate matters, as well as, experience as a small business owner. In addition, Mr. Famiglietti brings substantial management experience and expertise in sales and marketing, specifically within the region in which the Company conducts its business, through his experience as Vice President of sales for Naugatuck Glass Company.

Frederick A. Dlugokecki is an attorney and has maintained a private practice in Naugatuck, Connecticut focusing on real estate, bankruptcy, estate planning and business and tax issues since 1987. Age 53. Director since 2009.

Mr. Dlugokecki’s experience as an attorney focusing on practice areas related to the business of Naugatuck Valley Savings provides the Board with significant knowledge applicable to the issues facing the Board. As a solo practioner in the local area, Mr. Dlugokecki also offers the Board valuable insight into the local business community.

Directors with Terms Ending in 2013:

James A. Mengacci has been the owner of James A. Mengacci Associates LLC, a consulting firm, since 1999. Mr. Mengacci previously was the Secretary and Treasurer of Fitzgerald Funeral Home, Inc. Age 51. Director since 1988.

Through his experiences an independent business owner and as a treasurer of a local business, Mr. Mengacci brings substantial management experience and tenure to the Board and can offer the Board a unique perspective on the issues it faces.

Jane H. Walsh served as Senior Vice President of Naugatuck Valley Savings, Naugatuck Valley Financial and Naugatuck Valley Mutual Holding Company prior to her retirement in August 2007. Ms. Walsh has served with Naugatuck Valley Savings and Loan for over 31 years. Age 66. Director since 2001.

As a result of Ms. Walsh’ tenure with Naugatuck Valley Savings and Loan as Senior Vice President of Operations, she affords the Board the opportunity to utilize her deep knowledge of and insight into the institution, its market areas and operational risks.

Directors to Be Appointed Upon Completion of Merger with Southern Connecticut Bancorp:

Alphonse F. Spadaro, Jr. is the Vice Chairman of the Board of Southern Connecticut Bancorp and The Bank of Southern Connecticut. Mr. Spadaro is also the managing principal of Levitsky & Berney, P.C. (public accounting firm). Age 68.

Executive Officers

Our executive officers are elected by the board of directors and serve at the board’s discretion. The following individuals currently serve as executive officers of Naugatuck Valley Financial and Naugatuck Valley Savings and Loan and will serve in the same positions with new Naugatuck Valley Financial following the conversion and the offering.

Name	Position
John C. Roman	President and Chief Executive Officer of Naugatuck Valley Financial, Naugatuck Valley Mutual Holding Company and Naugatuck Valley Savings and Loan

Dominic J. Alegi, Jr.	Executive Vice President of Naugatuck Valley Financial, Naugatuck Valley Mutual Holding Company and Naugatuck Valley Savings and Loan

Mark S. Graveline	Senior Vice President of Naugatuck Valley Financial and Naugatuck Valley Mutual Holding Company; Senior Vice President and Chief Lending Officer of Naugatuck Valley Savings and Loan

William C. Nimons	Senior Vice President of Naugatuck Valley Financial, Naugatuck Valley Mutual Holding Company and Naugatuck Valley Savings and Loan

Lee R. Schlesinger	Senior Vice President and Chief Financial Officer of Naugatuck Valley Financial, Naugatuck Valley Mutual Holding Company and Naugatuck Valley Savings and Loan

Below is information regarding the executive officers who are not also directors. Unless otherwise stated, each executive officer has held his current position for at least the last five years. Ages presented are as of December 31, 2009.

Dominic J. Alegi, Jr. has served as Executive Vice President of Naugatuck Valley Financial and Naugatuck Valley Mutual since September 2004 and has been Executive Vice President of Naugatuck Valley Savings since 1989. Mr. Alegi has served with Naugatuck Valley Savings since 1970. Age 63.

Mark S. Graveline has served as Senior Vice President of Naugatuck Valley Financial and Naugatuck Valley Mutual and as Senior Vice President and Chief Lending Officer of Naugatuck Valley Savings since February 2005. Mr. Graveline previously was a Vice President of Banknorth-Connecticut and a Vice President of North American Bank and Trust. Age 53.

William C. Nimons has served as Senior Vice President of Naugatuck Valley Financial and Naugatuck Valley Mutual since September 2004 and has been Senior Vice President of Naugatuck Valley Savings since 2001. Mr. Nimons previously was the Manager-Network Management of Prudential Real Estate and Relocation, a real estate and relocation firm and was an Executive Vice President at Shelton Savings Bank. Age 63.

Lee R. Schlesinger was appointed Senior Vice President and Chief Financial Officer of Naugatuck Valley Mutual, Naugatuck Valley Financial and Naugatuck Valley Savings in December, 2007. Prior to that, he served as Vice President and Treasurer of Naugatuck Valley Financial and Naugatuck Valley Mutual since September 2004, and as Vice President and Treasurer of Naugatuck Valley Savings since August 2004. Mr. Schlesinger served as Vice President and Controller of Naugatuck Valley Savings from 2003 to 2004 and as Assistant Vice President and Controller of Naugatuck Valley Savings from 2000 to 2003. Mr. Schlesinger has served with Naugatuck Valley Savings since 1983. Age 49.

In addition, we will appoint Matthew Proto, Sr., Senior Vice President and Chief Lending Officer of The Bank of Southern Connecticut, and Sunil Pallan, Senior Vice President and Chief Credit Officer of The Bank of Southern Connecticut, as Senior Vice Presidents of Naugatuck Valley Savings and Loan effective upon completion of the merger.

Sunil Pallan serves as Senior Vice President and Chief Credit Officer for The Bank of Southern Connecticut. He has held this position since March 2008. He has been employed by The Bank of Southern Connecticut since 2005, holding various positions in the Credit Department. Mr. Pallan also serves as the Loan Compliance Officer for The Bank of Southern Connecticut. Age 47.

Matthew Proto, Sr. served as Senior Vice President in commercial lending since joining The Bank of Southern Connecticut in 2006. Prior to joining The Bank of Southern Connecticut, Mr. Proto was associated with New Alliance Bank, most recently as Vice President, from 1995 to 2006. Age 52.

Board Leadership Structure and Board’s Role in Risk Oversight

The board of directors has determined that the separation of the offices of Chairman of the Board and President and Chief Executive Officer will enhance Board independence and oversight. Moreover, the separation of the Chairman of the Board and President and Chief Executive Officer will allow the President and Chief Executive Officer to better focus on his growing responsibilities of running the Company, enhancing shareholder value and expanding and strengthening our franchise while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. Consistent with this determination, Carlos S. Batista serves as Chairman of the Board of Directors. Mr. Batista is independent under the listing requirements of The NASDAQ Global Market.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of risks Naugatuck Valley Financial faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. To do this, the Chairman of the Board meets regularly with management to discuss strategy and the risks facing Naugatuck Valley Financial. Senior management attends the Board meetings and is available to address any questions or concerns raised by the Board on risk management and any other matters. The Chairman of the Board and independent members of the Board work together to provide strong, independent oversight of Naugatuck Valley Financial’s management and affairs through its standing committees and, when necessary, special meetings of independent directors.

Director Compensation—For the 2009 Fiscal Year

The following table provides the compensation received by individuals who served as non-employee directors of Naugatuck Valley Financial during the 2009 fiscal year.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	All Other Compensation	Total ($)
Carlos S. Batista	$66,200	$—	$—	$2,093	$68,293
Frederick A. Dlugokecki	20,625	—	—	—	20,625
Richard M. Famiglietti	48,800	—	—	3,408	52,208
Ronald D. Lengyel (4)	28,500	—	—	4,670	33,170
James A. Mengacci	46,500	—	—	1,282	47,782
Michael S. Plude (4)	49,100	—	—	1,772	50,872
Camilo P. Vieira	43,300	—	—	1,282	44,582
Jane H. Walsh	45,400	—	—	2,747	48,147

(1)	Includes fees earned for service with Naugatuck Valley Savings, Naugatuck Valley Financial and Naugatuck Valley Mutual Holding Company. Also includes $10,000 supplemental payment credited under the Deferred Compensation Plan for Directors.
(2)	The aggregate number of unvested restricted stock award shares held in trust for each non-employee director at fiscal year end was 1,490 shares, except for Ms. Walsh, for whom 2,800 shares were held in trust at fiscal year end.
(3)	The aggregate number of options held by each non-employee director at fiscal year end was 18,630, except for Ms. Walsh, who held 22,000 options at fiscal year end.
(4)	Mr. Lengyel’s and Mr. Plude’s terms as directors expired at our 2009 and 2010 annual meeting of stockholders, respectively.

Cash Retainer and Meeting Fees for Non-Employee Directors. Naugatuck Valley Savings maintains a standard compensation arrangement for its non-employee directors and committee members that is comprised of annual retainers for board service, board meeting attendance and committee meeting attendance. For the fiscal 2009 year, directors were paid $7,500 ($11,500 for Chairman) in an annual retainer for board service, $500 per board meeting attended (regular or special) and $400 per committee meeting attended. The Chairman of the Board also received $400 per month as Asset/Liability Committee liaison.

Non-employee directors of Naugatuck Valley Financial receive $500 quarterly retainers, and audit committee members receive $400 per audit committee meeting attended. Non-employee directors of Naugatuck Valley Mutual Holding Company receive a $500 annual retainer.

Deferred Compensation Plan. Naugatuck Valley Financial and Naugatuck Valley Savings and Loan sponsor a deferred compensation plan for directors. Benefits under the plan consist of amounts previously deferred under a predecessor plan and current deferrals of board remuneration that would have otherwise been payable in cash. In addition, the deferred compensation plan provides supplemental benefits in the event of a change in control or upon a director’s death (before age 70), termination of service due to disability (before age 70) or the removal or failure to reelect a participating director for reasons other than cause (as such term is defined in the plan). The benefit payable upon death or due to the director’s termination as a result of his removal or failure to be re-elected (other than for cause) decreases by $10,000 each year while the director remains in service. The following table outlines the Company-provided benefits to which our current directors would have been entitled under the deferred compensation plan as of December 31, 2009:

Name	Death Benefit/ Removal or Failure to Reelect for Reasons Other than Cause	Disability	Change in Control
Carlos S. Batista	$120,000	$150,000	$300,000
Frederick A. Dlugokecki	—	—	—
Richard M. Famiglietti	120,000	150,000	300,000
James A. Mengacci	220,000	250,000	500,000
Jane H. Walsh	50,000	70,000	140,000
Camilo P. Vieira	120,000	150,000	300,000

Compensation Discussion and Analysis

Our Compensation Philosophy

The compensation philosophy for our named executive officers is founded on the premise that the success of Naugatuck Valley Financial and its subsidiaries depends, in large part, on the dedication and commitment of the people we place in key operating positions to implement our business strategy. We strive to satisfy the demands of our business model by providing our management team with incentives tied to the successful implementation of our corporate objectives. However, we recognize that Naugatuck Valley Financial operates in a competitive environment for talent. Therefore, our approach to compensation considers a full range of compensation elements (base compensation, equity awards and short-term cash incentives) as we seek to attract and retain key personnel.

We ground our compensation philosophy on four basic principles:

•	Retention and Attraction—We look to retain and attract talented and experienced executives.

•

Aligning with Stockholders—We use equity compensation as an additional component of our compensation mix to develop a culture of ownership among our named executive officers and to align their individual financial interests with the interests of our stockholders.

•	Reflecting our Business Philosophy—Our approach to compensation reflects our values and the way we do business in the communities we serve.

•

Prudent Management—We do not sponsor compensation or benefit arrangements that encourage our named executive officers to take unnecessary risks that may harm Naugatuck Valley Financial or its affiliates.

Elements Used to Implement Our Compensation Objectives

The compensation program for our named executive officers currently relies on three primary elements: (i) base compensation; (ii) short-term, cash-based incentive compensation awards through the Naugatuck Valley Savings and Loan Incentive Plan (the “Valley Incentive Plan”); and (iii) equity compensation (tax-qualified and non-tax qualified). We believe that we can meet the objectives of our compensation philosophy by achieving a balance among these three elements that is competitive with our industry peers and creates appropriate incentives for our named executive officers. To achieve the necessary balance, our board of directors has engaged the compensation consulting firm of Arthur Warren Associates. See “—Role of Compensation Consultant”.

Base Compensation. The base salary of each named executive officer is reviewed on an annual basis in connection with the executive’s performance review. Decisions regarding salary adjustments take into account an executive’s current base salary and the amounts paid to the executive’s peers within and outside Naugatuck Valley Financial. Our goal is to maintain salary levels for the named executive officers at levels consistent with base pay received by those in comparable positions at our peers. We obtain peer group information from the Connecticut Bankers Association and intend to work with an independent consultant in the future to assist us in benchmarking compensation for our named executive officers. We also evaluate salary levels at the time of promotion or other change in responsibilities or as a result of specific commitments we made when a specific officer was hired. Individual performance and retention risk are also considered as part of our annual assessment. See “—Executive Compensation—Summary Compensation Table” for salaries paid to our named executive officers in 2009.

Short-Term Cash-Based Incentive Compensation. The Valley Incentive Plan is intended to provide a cash compensation program that is competitive in level and form, to reward officers at the level of assistant vice president and above for achieving budgeted profits and for outstanding performance in furthering the goals of Naugatuck Valley Financial and its affiliates. If a participant is hired as an assistant vie president or promoted to an assistant vice president during a plan year the participant will receive a pro-rata share of the annual award (i.e. 1st Quarter – 75%, 2nd Quarter – 50%, 3rd Quarter – 25% and 4th Quarter – 0%). Participants have to be employed on December 31st to be eligible to receive an award and investment executives who participate in a commission plan are not eligible to participate in the Valley Incentive Plan.

The Plan is administered by Naugatuck Valley Savings and Loan’s board of directors. Awards are determined based on Naugatuck Valley Financial’s net income after taxes (“NIAT”) and individual performance measures. Participants are assigned an individual award target which, with salary, is intended to provide a competitive cash compensation level. This target is expressed as a percentage of salary as of the last day of the applicable Plan year. NIAT may be adjusted at the board’s discretion for unbudgeted acquisition expenses, additions to loan loss reserves and gains or losses on sales of investments. The board of directors revised the Valley Incentive Plan for the 2010 fiscal year to provide that no payments will be made if Naugatuck Valley Financial’s NIAT is less than $2.0 million.

Valley Incentive Plan payouts for any given plan year will be determined as of the end of each fiscal year and distributed in the pay period following the January board meeting. If a plan participant terminates employment with Naugatuck Valley Savings because of death or disability, the award will be pro-rated. If a participant is involuntarily terminated by Naugatuck Valley Savings, the board will determine the award, if any, under the Valley Incentive Plan.

The following charts outline the goals established for the named executive officers during the 2009 fiscal year. No awards were made to executives during the 2009 fiscal year. See “—Executive Compensation—Summary Compensation Table”.

John Roman Performance Measures	Performance Goals
	Threshold		Target		Weight
Net income after tax	$2,000,000		$2,256,830		75%
Assets growth	$45	m	$50	m	10%
Work with board to establish senior management and Board Succession Plan*					—%
Increase stock price by a % amount in excess of the average increase seen in FinPro peer banks*					—%

					100%

Dominic Alegi Performance Measures	Performance Goals
	Threshold		Target		Weight
Net income after tax	$2,000,000		$2,256,830		75%
Growth of retail DDA and non-CD retail deposits	$4.5	m	$5	m	10%
Infinex and SBLI gross income	$350,000		$387,000		5%
Enhance internet banking and gather internet deposits by 12/31/2008	$900,000		$1,000,000		5%
Open Heritage Village Branch on time and within budget*					5%

					100%

Mark Graveline Performance Measures	Performance Goals
	Threshold		Target		Weight
Net income after tax	$2,000,000		$2,256,830		75%
Loan growth	$45	m	$50	m	5%
Generate fee income through CHFA, RM and Brokerage	$145,000		$167,000		5%
Maintain ratio of non-performance loans	1.0%		.8%		5%
Individually generate commercial loans of not less than $5m. Generate commercial referrals of not less than $7.5m	$10	m	$12.5	m	10%

					100%

William Nimons Performance Measures	Performance Goals
	Threshold		Target		Weight
Net income after tax	$2,000,000		$2,256,830		75%
Commercial loan closings/production	$45	m	$49	m	15%
Individually generate new DDA/savings/deposit products	$450,000		$500,000		10%

					100%

Lee Schlesinger Performance Measures	Performance Goals
	Threshold	Target	Weight
Net income after tax	$2,000,000	$2,256,830	75%
Maintain banks interest rate sensitivity in the minimal or moderate range in 2008*			10%
Work with FinPro to update the banks Strategic Plan*			5%
Lead the Bank’s budgeting process in 2008*			10%

			100%

(*)	Satisfaction of goals to be determined by Compensation Committee.

Equity-Based Compensation. Our equity compensation program includes both a tax-qualified and non-tax-qualified component. Our ESOP provides our named executive officers with a tax-qualified retirement benefit in the form of Company common stock and the Naugatuck Valley Financial Corporation Equity Incentive Plan offers a non-tax-qualified vehicle for our named executive officers to receive Company common stock through the vesting of restricted stock awards and the exercise of stock option grants. We believe that by providing our named executive officers with an equity interest through our tax-qualified and non-qualified plans we are giving them a continuing stake in our long-term success.

We use restricted stock awards and stock options (collectively referred to as “equity awards”) to reward outstanding performance with incentives that focus our management team on the task of creating shareholder value over the long term. The nature and size of the equity awards are based on a number of factors, including awards made to those holding comparable positions in our peer group, applicable regulatory restrictions, the tax and accounting treatment of specific equity compensation techniques and the number of shares available for grant under our Equity Incentive Plan. All of our named executive officers have received equity awards. See “—Executive Compensation—Outstanding Equity Awards at Fiscal Year End” for information on stock options granted to our named executive officers. See also, “Executive Compensation—Option Exercises and Stock Vested” for information on restricted stock awards that vested during the 2009 fiscal year.

Our ESOP benefits are provided at no cost to plan participants. Benefits are allocated to participants based on their compensation as a percentage of total plan compensation. All of our named executive officers participate in the ESOP. See “—Retirement Benefits; Employee Welfare Benefits” for additional information on the ESOP.

Role of the Compensation Committee

We rely on the Compensation Committee to develop the broad outline of our compensation program and to monitor the success of the program in achieving the objectives of our compensation philosophy. The Compensation Committee is also responsible for the administration of our compensation programs and policies, including the administration of our cash- and stock-based incentive programs.

The Compensation Committee operates under a written charter that establishes its responsibilities. The Compensation Committee and the board of directors review the charter periodically to ensure that the scope of the charter is consistent with the Compensation Committee’s expected role. Under the charter, the Compensation Committee is charged with general responsibility for the oversight and administration of our compensation program. The charter vests in the Compensation Committee the sole responsibility for determining the compensation of the Chief Executive Officer based on the Compensation Committee’s evaluation of his performance. The charter also authorizes the Compensation Committee to engage consultants and other professionals without management approval to the extent deemed necessary to discharge its responsibilities.

During the 2009 fiscal year, the Compensation Committee met three (3) times. The current members of the Compensation Committee are [            ].

Role of the Compensation Consultant

The Compensation Committee engaged Arthur Warren Associates, an independent compensation consultant, to provide compensation data and recommendations that can be used to develop future compensation programs that support our strategies as a public company.

Role of Management

Our Chief Executive Officer, in conjunction with representatives of the Compensation Committee and the Human Resources Department, develops recommendations regarding the appropriate mix and level of compensation for our named executive officers. The recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. The Chief Executive Officer meets with the Compensation Committee to discuss the compensation recommendations for the other named executive officers. Our Chief Executive Officer does not participate in Compensation Committee discussions relating to the determination of his compensation.

Peer Group Analysis

We believe that the cornerstone of our compensation program is the maintenance of a competitive compensation program relative to the companies with whom we compete for talent. We use the 2009 Banking Compensation Report prepared by Pearl Meyer and Partners for the Connecticut Bankers Association to gather peer information. Our analysis focuses on publicly-traded institutions ranging in asset size from $250 to $750 million. We intend to engage an independent consultant to assist us in preparing a formal peer group for 2010 fiscal year.

Allocation Among Compensation Components

The following table describes how each of the components of our compensation program fits into Naugatuck Valley Financial’s overall compensation objectives and the relationship between elements.

Element	Objective	Comparative Amount
Base Salary	Current Income	Highest
Non-qualified Equity-Based Compensation	Link interest of management and stockholders	2nd Highest
Tax-qualified Equity Compensation (ESOP)	Link interest of management and stockholders	3rd Highest
Valley Incentive Plan	Short term incentive	Lowest

Employment Agreements and Change in Control Agreements

We maintain a two-year employment agreement with our president and chief executive officer. In addition to outlining the terms and conditions of employment, the employment agreement also ensures the stability by providing our top executive with financial protection if he is involuntarily terminated by Naugatuck Valley for reasons other then cause (as defined in the employment agreement) or if he is terminated in connection with a change in control. See “—Executive Compensation— Employment Agreement” and “—Potential Post-Termination Payments” for a detailed discussion of the terms of Mr. Roman’s employment agreement and the benefits provided upon termination of service.

We also maintain change in control agreements with our remaining named executive officers. See “—Executive Compensation—Post-termination Benefit”.

Tax and Accounting Considerations

In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure an understanding of the financial impact of the program. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirement. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences. To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible.

Retirement Benefits; Employee Welfare Benefits

All of our named executive officers are eligible to participate in the tax-qualified retirement plans available to Naugatuck Valley employees. This includes the Naugatuck Valley Employee Stock Ownership Plan (“ESOP”) and the Naugatuck Valley 401(k) Plan. In addition, Naugatuck Valley participates in the Pentegra Defined Benefit Plan for Financial Institutions (“Pension Plan”). Accruals were frozen under the Pension Plan effective September 1, 2005.

In addition to retirement programs, we provide our employees with coverage under medical, life insurance and disability plans on terms consistent with industry practice.

The Compensation Committee reviews our retirement programs on an annual basis with due consideration given to prevailing market practice, overall executive compensation philosophy and cost to Naugatuck Valley Financial.

Perquisites

We annually review the perquisites that we make available to our president and chief executive officer. The primary perquisites provided to Mr. Roman are for the maintenance and usage of a Bank-owned automobile. See Footnote 6 to “—Executive Compensation—Summary Compensation Table” for detailed information on the perquisites provided to Mr. Roman.

Director Compensation

Our outside directors are compensated through a combination of retainers, meeting fees and equity compensation. See “—Corporate Governance and Board Matters—Director Compensation” for information on the compensation paid to our directors. The level and mix of director compensation is revised by the Compensation Committee on a periodic basis to ensure consistency with the objectives of our overall compensation philosophy.

In addition, Naugatuck Valley sponsors a deferred compensation plan for its directors. In addition to providing directors with a means to defer income, the plan also provides supplemental benefits in the event of a change in control, death of a director (before age 70), termination of service (before age 70) or the removal or failure to re-elect the director for reasons other than cause. See “—Director Compensation—For the 2009 Fiscal Year—Deferred Compensation Plan”.

Stock Compensation Grant and Award Practices; Timing Issues

Our Compensation Committee considers whether to grant equity awards to officers and directors on an annual basis and in connection with new hires and promotions. The Compensation Committee considers the recommendations of our chief executive officer and other executive officers with respect to awards contemplated for their subordinates. The Compensation Committee is solely responsible for the development of the schedule of equity awards made to our chief executive officer and the other named executive officers.

As a general matter, the Compensation Committee’s process is independent of any consideration of the timing of the release of material non-public information, including with respect to the determination of grant dates or stock option exercise prices. Similarly, we have never timed the release of material non-public information to affect the value of executive compensation. In general, the release of such information reflects long-established timetables for the disclosure of material non-public information such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to timing of disclosure. The Compensation Committee’s decisions are reviewed and ratified by the full board of directors.

The terms and conditions of each equity award are determined in accordance with the applicable provisions of our equity incentive plan. The Compensation Committee has structured our current equity program to include the grant of stock options and restricted stock. All options and stock awards granted to our named executive officers vest at a rate of 20% per year commencing on the first anniversary of the grant date. All options and stock awards granted under the equity plan become 100% vested upon an award recipient’s death, disability or a change in control.

In accordance with our equity plan, the Compensation Committee may grant stock options only at or above fair market value, which is defined as the closing sales price of our common stock on the Nasdaq Stock Market on the date of grant.

Risk Management

We have implemented policies and procedures designed to discourage our executives from taking unnecessary and excessive risks that would threaten the health and viability of Naugatuck Valley Financial and its subsidiaries. Our Valley Incentive Plan contains a compensation “clawback” provision which gives us the right to cancel or recoup bonus awards in the event a plan participant alters, inflates or inappropriately manipulates our financial results or violates any other recognized ethical business standards. In addition, our Compensation Committee has established procedures to insure an annual risk assessment is performed on our compensation and benefit plan programs with a focus on manipulation and fraud risks.

Stock Ownership Requirements

We have not adopted formal stock ownership requirements for our named executive officers, however, as a practical matter, our officers are expected to hold meaningful interests in our stock, which they may accumulate through participation in our stock compensation programs and individual purchases. Our bylaws provide that our directors are required to be the beneficial owner of not less than 100 shares of Naugatuck Valley Financial’s stock at all times.

Compensation for the Named Executive Officers in 2009

Chief Executive Officer Compensation. On August 19, 2009, the full board of directors of Naugatuck Valley Financial and Naugatuck Valley Savings conducted a formal performance review of Mr. Roman and determined that he had successfully performed the duties of president and chief executive officer of Naugatuck Valley Savings and Loan and Naugatuck Valley Financial during the 2009 fiscal year.

In recognition of his strong job performance, the boards of directors elected to extend the term of Mr. Roman’s employment agreement to October 8, 2011. See “—Executive Compensation—Employment Agreement” for a detailed description of the agreement. The boards of directors also authorized a 3% increase in Mr. Roman’s base salary effective October 1, 2009. No equity awards were made to Mr. Roman during the 2009 fiscal year.

We believe that Mr. Roman’s overall compensation structure is consistent with our objective to reward, align, motivate and challenge Mr. Roman to continue to lead our company successfully.

Compensation for Our Other Named Executive Officers. In determining compensation for Messrs. Alegi, Graveline, Nimons and Schlesinger, the Compensation Committee relies on the recommendations made by Mr. Roman in connection with any salary adjustments or charges to a named executive officer’s benefit package. Based on Naugatuck Valley Financial’s financial performance, each officer’s individual job performance and job responsibilities, base salaries for each executive were increased by 3%.

The board of directors also elected to extend the term of the Change in Control Agreements with each executive for an additional year. See “—Executive Compensation—Post Termination Benefits” for a detailed description of the agreements. No equity awards were made to our named executive officers during the 2009 fiscal year.

The Compensation Committee believes that the compensation for our named executive officers is consistent with our compensation objectives and rewards the individuals for their contribution to the our overall performance.

Executive Compensation

Summary Compensation Table. The following table provides information concerning total compensation earned or paid to Naugatuck Valley Financial’s principal executive officer, principal financial officer and three other most highly compensated executives. These five officers are referred to as the “named executive officers” in this document.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
John C. Roman	2009	$179,203	$—	$—	$—	$7,000	$31,538	$217,741
President and Chief Executive Officer	2008	171,246	10,926	—	—	39,000	30,702	251,874
	2007	168,062	—	—	—	5,000	32,738	205,800

Dominic J. Alegi, Jr.	2009	115,386	—	—	—	35,000	11,376	161,762
Executive Vice President	2008	109,921	6,293	—	—	160,000	10,586	286,800
	2007	107,199	—	—	—	33,000	12,824	153,023

Mark S. Graveline	2009	142,559	—	—	—	—	12,332	154,891
Senior Vice President	2008	123,429	7,967	8,750	1,514	—	9,297	150,957
	2007	109,695	—	—	—	—	10,708	120,403

William C. Nimons	2009	109,964	—	—	—	27,000	10,103	147,067
Senior Vice President	2008	103,008	6,401	—	—	80,000	9,373	198,782
	2007	106,675	—	—	—	28,000	11,206	145,881

Lee R. Schlesinger	2009	104,605	—	—	—	6,000	8,166	118,771
Senior Vice President and Chief Financial Officer	2008	99,728	5,796	—	—	47,000	7,558	160,082
	2007	85,438	—	27,270	2,362	4,000	8,814	127,884

(1)	Salary for Mr. Graveline and Mr. Nimons in 2009 includes $1,461 and $4,607, respectively, in payments under a deposit incentive program. Salary for Mr. Nimons in 2007 includes $7,689 in payments under a business development program.
(2)	Bonus amounts for 2008 have been restated to reflect discretionary bonuses earned during the year.
(3)

This amount reflects the aggregate grant date fair value for outstanding restricted stock awards granted during the year, computed in accordance with FASB ASC Topic 718. The amounts were calculated based on the Company’s stock price as of the date of grant, which was $8.75 for Mr. Graveline’s award, and $9.09 for Mr. Schlesinger’s award. When shares become vested and are distributed from the trust in which they are held, the recipient will also receive an amount equal to accumulated cash and stock dividends (if any) paid with respect thereto, plus earnings thereon.
(4)	This amount reflects the aggregate grant date fair value for outstanding stock option awards granted during the year, computed in accordance with FASB ASC Topic 718. For information on the assumptions used to compute the fair value, see note 11 to the consolidated financial statements. The actual value, if any, realized by an executive officer from any option will depend on the extent to which the market value of the common stock exceeds the exercise price of the option on the date the option is exercised. Accordingly, there is no assurance that the value realized by an executive officer will be at or near the value estimated above.
(5)	Amounts represent the aggregate change in the actuarial present value of accumulated benefit under the Pentegra Defined Benefit Plan for Financial Institutions.
(6)	For Mr. Roman, 2009 amount includes, but is not limited to, perquisites and personal benefits for automobile usage, automobile repairs and gas expenses.

Employment Agreements. The Bank, the Company and Mr. Roman have entered into an employment agreement with a two-year term. The Boards of Directors may extend the term of the agreement for an additional year as of each anniversary of the effective date of the agreement. The board of directors last reviewed the employment agreement in October, 2009. At that time, the Boards of Directors extended the term of the agreement to October 8, 2011. The Boards of Directors review Mr. Roman’s base salary, currently $182,713, annually pursuant to the terms of the agreement. In addition to establishing a base salary for Mr. Roman, the agreement provides for, among other things, Mr. Roman’s participation in certain benefit plans, including stock-based benefit plans.

The employment agreement restricts Mr. Roman’s right to compete against the Bank for a period of one year following termination of his employment for good reason or other than for cause (as defined in the agreement). However, this provision does not apply if the Company and the Bank have not renewed the term of Mr. Roman’s employment agreement and he terminates his employment at a time when the remaining term of the agreement is one year or less.

See “Other Potential Post-Termination Benefits” for a discussion of the benefits and payments Mr. Roman may receive under his employment agreement upon his retirement or termination of employment.

Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning unexercised options and stock awards that have not vested for each named executive officer outstanding as of December 31, 2009.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
John C. Roman	29,600	7,400	$11.10	7/26/2015	4,400	$25,256
Dominic J. Alegi, Jr.	17,600	4,400	11.10	7/26/2015	2,800	16,702
Mark S. Graveline	17,600	1,600	11.10	7/26/2015	800	4,592
	200	800	11.10	7/26/2018	800	4,592
William C. Nimons	14,400	3,600	11.10	7/26/2015	2,000	11,480
Lee R. Schlesinger	7,200	1,800	11.10	7/26/2015	1,000	5,740
	800	1,200	11.10	12/18/2017	1,800	10,332

(1)	The restricted stock awards vest in five equal installments commencing one year from the date of grant.
(2)	Based upon Naugatuck Valley Financial’s closing stock price of $5.74 on December 31, 2009.

Option Exercises and Stock Vested

The following table provides information concerning the vesting of stock awards for each named executive officer, on an aggregate basis, during 2009. No named executive officer exercised any stock options during 2009.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
John C. Roman	4,400	$27,280	(1)
Dominic J. Alegi, Jr.	2,800	17,360	(1)
Mark S. Graveline	800	4,960	(1)
	200	1,240	(1)
William C. Nimons	2,000	12,400	(1)
Lee R. Schlesinger	1,000	6,200	(1)
	600	3,636	(2)

(1)	Based upon Naugatuck Valley Financial’s closing stock price of $6.20 on July 26, 2009.
(2)	Based upon Naugatuck Valley Financial’s closing stock price of $6.06 on December 18, 2009.

Pension Benefits

Naugatuck Valley Savings participates in the Pentegra Defined Benefit Plan for Financial Institutions (the “Retirement Plan”) to provide retirement benefits for eligible employees. However, the accrual of benefits under the Retirement Plan was frozen as of September 1, 2005.

The following table provides information with respect to each plan that provides for payments or benefits in connection with the retirement of a named executive officer.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($) (1)
John C. Roman	Pentegra Defined Benefit Plan for Financial Institutions	6.833	$116,000
Dominic J. Alegi, Jr.	Pentegra Defined Benefit Plan for Financial Institutions	35.000	655,000
Mark S. Graveline	Pentegra Defined Benefit Plan for Financial Institutions	—	—
William C. Nimons	Pentegra Defined Benefit Plan for Financial Institutions	29.000	488,000
Lee R. Schlesinger	Pentegra Defined Benefit Plan for Financial Institutions	22.500	114,000

(1)	The material assumptions used to calculate the accumulated benefit were as follows: William C. Nimons’ split benefit from his prior employer is valued 50% at 7.75% and 50% at 5.00%, discounted to his current age at 7.75%; and all other benefits are valued at 7.75%. There are no pre-retirement decrements.

Other Potential Post-Termination Benefits

Payments Made Upon Termination for Cause. Mr. Roman’s employment agreement contains a narrow definition of cause for which Mr. Roman may be terminated. If Mr. Roman is terminated for cause, he will receive his base salary through the date of termination and retain the rights to any vested benefits subject to the terms of the plan or agreement under which those benefits are provided.

Payments Made Upon Voluntary Termination and Termination without Cause or for Good Reason. If Naugatuck Valley Financial terminates Mr. Roman’s employment for reasons other than cause, or if he terminates voluntarily under certain circumstances that constitute “good reason” as defined in the employment agreement, Mr. Roman, or his beneficiary should he die prior to receipt of payment, is entitled to a lump sum cash payment equal to his base salary for the remaining term of the employment agreement, as well as the value of continued benefits provided under tax-qualified and non-tax-qualified benefit plans for the remaining term, based on the amounts received during the 12 months preceding his termination. Mr. Roman is also entitled to continued medical, dental, life and disability insurance coverage for the remaining term of the agreement.

If Mr. Roman voluntarily terminates his employment under circumstances that would not constitute good reason, he will be entitled to receive his base salary through the date of termination and retain the rights to any vested benefits subject to the terms of the plan or agreement under which those benefits are provided.

Payments Made Upon Disability. If Mr. Roman becomes disabled, he will receive monthly disability pay equal to 75% of his base salary for a period ending on the earliest to occur of: (1) his return to full-time employment with Naugatuck Valley Savings; (2) his death; or (3) the attainment of age 65, as well as continued medical, dental and life insurance coverage (for Mr. Roman and his dependents) for the applicable disability period. Disability benefits under the employment agreement are reduced by payments made to Mr. Roman under any other company or bank-sponsored disability program.

Messrs. Roman, Alegi, Nimons, Graveline and Schlesinger are participants in the Naugatuck Valley Financial Corporation 2005 Equity Incentive Plan. The plan provides that upon termination due to disability, outstanding stock options and restricted stock awards automatically vest and become exercisable and, in the case of options, remain exercisable until the later of one year from the date of disability or the expiration date of the stock options.

Payments Made Upon Death. Upon Mr. Roman’s death, his employment agreement terminates and his estate receives only unpaid compensation through the last day of the month of his death.

Naugatuck Valley Savings has entered into death benefit agreements with Messrs. Roman, Alegi and Schlesinger. Under Mr. Roman’s agreement, Mr. Roman’s beneficiary becomes entitled to a single lump sum payment of $193,000 upon Mr. Roman’s death while still an employee of Naugatuck Valley Savings, or $25,000 upon Mr. Roman’s death at any other time. Under the agreements with Mr. Alegi and Schlesinger, the executive’s beneficiary becomes entitled to a single lump sum payment of $25,000 upon his death at any time. In addition, under separate bank owned life insurance, the beneficiaries of Messrs. Roman, Alegi, Graveline, Nimons and Schlesinger become entitled to an additional lump sum payment of $25,000 upon the executive’s death at any time.

The Naugatuck Valley Financial Corporation 2005 Equity Incentive Plan provides that upon termination due to death, outstanding stock options and restricted stock awards automatically vest and become exercisable and, in the case of options, remain exercisable until the later of one year from the date of death or the expiration date of the stock options.

Payments Made Upon a Change in Control. Under Mr. Roman’s employment agreement, if he is involuntarily or constructively terminated within three years of a change in control, as defined in the employment agreement, he is generally entitled to receive a severance payment equal to three times his average annual compensation (as defined in the employment agreement) over the five preceding calendar years, as well as continued medical, dental, life insurance and disability insurance for three years following termination of employment.

The Bank has entered into change in control agreements with Messrs. Alegi, Graveline, Nimons and Schlesinger. The change in control agreements for Mr. Alegi and Mr. Nimons have three-year terms and the change in control agreements for Mr. Graveline and Mr. Schlesigner have two year terms, subject to annual renewal by the board of directors. The change in control agreements provide each executive with a severance benefit upon termination in connection with a change in control (as defined in the agreements). If the executive is terminated without cause, or voluntarily resigns under circumstances specified in the change in control agreements, following a change in control of Naugatuck Valley Financial or Naugatuck Valley Savings, he will receive a severance payment equal to three times (for Mr. Alegi and Mr. Nimons) and two times for (Mr. Graveline and Mr. Schlesinger) his average annual taxable income for the five most recent taxable years. Naugatuck Valley Savings will also continue medical, dental and life insurance coverage for 36 months following termination of employment.

The benefits provided by Mr. Roman’s employment agreement and the change in control agreements are limited to avoid adverse tax consequences to the Company and the Bank under Sections 280G and 4999 of the Internal Revenue Code of 1986. The provisions provide that total payments and benefits to the executives that constitute “parachute payments” made in connection with a change in control shall not equal or exceed in the aggregate three times the individual’s average annual taxable income over the five preceding taxable years.

The Naugatuck Valley Financial Corporation 2005 Equity Incentive Plan provides that, in the event of a change in control of Naugatuck Valley Financial or Naugatuck Valley Savings, outstanding stock options and stock awards automatically vest and become exercisable.

The following table provides the amount of compensation payable to Mr. Roman for each of the situations listed below.

	Payments Due Upon
	Termination For Cause	Termination Not for Cause or with Good Reason (1)		Disability (4)	Death	Retirement	Change in Control With Termination of Employment
Base salary	$—	$348,283	(2)	$1,203,849	$—	$—	$612,010
401(k) matching contribution and ESOP benefit	—	44,442	(3)	—	—	—	—
Health and welfare benefits	—	25,287	(2)	121,838	—	—	41,479
Income attributable to stock options (5)	—	—		—	—	—	—
Income attributable to vesting of restricted stock (6)	—	—		25,256	25,256	—	25,256
Death benefit arrangements	—	—			218,000	—

Total payment	$—	$418,012		$1,350,943	$243,256	$—	$678,645

(1)	Under the employment agreement with the named executive officer, the term “Good Reason” includes (i) a material reduction in responsibilities or authority; (ii) assignment of non-executive duties; (iii) failure to be renominated to the board of directors; (iv) a reduction in salary or benefits; (v) termination, or material reduction of incentive and benefit plans and (vi) a relocation by more than 30 miles.
(2)	Assumes continuation of salary and benefits for 22 months; through the expiration of the term of the employment agreement.
(3)	Board on an annualized ESOP benefit of $7,969 and on annualized 401(k) match of $8,136.
(4)	Assumes 75% of salary and full health and welfare benefits paid for 106 months; until the executive attains age 65. Actual benefits are offset by amounts paid under bank-sponsored disability programs.
(5)	All stock options are underwater. However, stock options fully vest upon disability, death and change in control.
(6)	Restricted stock grants fully vest on disability, death and change in control.
(7)	Severance benefits equal three times average taxable compensation, plus health and welfare benefits for 36 months.

The following table provides the amount of compensation payable to Mr. Alegi for each of the situations listed below.

	Payments Due Upon
	Termination For Cause	Termination Not for Cause or with Good Reason (1)	Disability	Death	Retirement	Change in Control With Termination of Employment
Base salary	$—	$—	$—	$—	$—	$378,707	(1)
401(k) matching contribution and ESOP benefit	—	—	—	—	—	—
Health and welfare benefits	—	—	—	—	—	38,853	(2)
Income attributable to stock options (3)	—	—	—	—	—	—
Income attributable to vesting of restricted stock (4)	—	—	16,072	16,072	—	16,072
Death benefit arrangements	—	—	—	50,000	—	—

Total payment	—	$—	$16,072	$66,072	—	$433,632

(1)	Change in control payment equals the severance benefit due pursuant to the change in control agreement with the named executive officer;
(2)	Health and welfare benefits equal the value of health, dental and life insurance premiums for 36 months.
(3)	All stock options are underwater. Although the vesting of stock options vest upon disability, death and a change in control.
(4)	Restricted stock grants vest fully on disability, death and change in control.

The following table provides the amount of compensation payable to Mr. Graveline for each of the situations listed below.

	Payments Due Upon
	Termination For Cause	Termination Not for Cause or with Good Reason (1)	Disability	Death	Retirement	Change in Control With Termination of Employment
Base salary	$—	$—	$—	$—	$—	$327,373	(1)
401(k) matching contribution and ESOP benefit	—	—	—	—	—	—
Health and welfare benefits	—	—	—	—	—	50,058	(2)
Income attributable to stock options (3)	—	—	—	—	—	—
Income attributable to vesting of restricted stock (4)	—	—	9,184	9,184	—	9,184
Death benefit arrangements	—	—	—	25,000	—	—

Total payment	—	$—	$9,184	$34,184	—	$386,615

(1)	Change in control payment equals the severance benefit due pursuant to the change in control agreement with the named executive officer;
(2)	Health and welfare benefits equal the value of health, dental and life insurance premiums for 36 months.
(3)	All stock options are underwater. Although the vesting of stock options vest upon disability, death and a change in control.
(4)	Restricted stock grants vest fully on disability, death and change in control.

The following table provides the amount of compensation payable to Mr. Nimons for each of the situations listed below.

	Payments Due Upon
	Termination For Cause	Termination Not for Cause or with Good Reason (1)	Disability	Death	Retirement	Change in Control With Termination of Employment
Base salary	$—	$—	$—	$—	$—	$252,962	(1)
401(k) matching contribution and ESOP benefit	—	—	—	—	—	—
Health and welfare benefits	—	—	—	—	—	38,580	(2)
Income attributable to stock options (3)	—	—	—	—	—	—
Income attributable to vesting of restricted stock (4)	—	—	11,480	11,480	—	11,480
Death benefit arrangements	—	—	—	25,000	—	—

Total payment	—	$—	$11,480	$36,480	—	$303,022

(1)	Change in control payment equals the severance benefit due pursuant to the change in control agreement with the named executive officer;
(2)	Health and welfare benefits equal the value of health, dental and life insurance premiums for 36 months.
(3)	All stock options are underwater. Although the vesting of stock options vest upon disability, death and a change in control.
(4)	Restricted stock grants vest fully on disability, death and change in control.

The following table provides the amount of compensation payable to Mr. Schlesinger for each of the situations listed below.

	Payments Due Upon
	Termination For Cause	Termination Not for Cause or with Good Reason (1)	Disability	Death	Retirement	Change in Control With Termination of Employment
Base salary	$—	$—	$—	$—	$—	$173,120	(1)
401(k) matching contribution and ESOP benefit	—	—	—	—	—	—
Health and welfare benefits	—	—	—	—	—	18,984	(2)
Income attributable to stock options (3)	—	—	—	—	—	—
Income attributable to vesting of restricted stock (4)	—	—	16,072	16,072	—	16,072
Death benefit arrangements	—	—	—	25,000	—	—

Total payment	—	$—	$16,072	$41,072	—	$189,192

(1)	Change in control payment equals the severance benefit due pursuant to the change in control agreement with the named executive officer;

(2)	Health and welfare benefits equal the value of health, dental and life insurance premiums for 36 months.
(3)	All stock options are underwater. Although the vesting of stock options vest upon disability, death and a change in control.
(4)	Restricted stock grants vest fully on disability, death and change in control.

2005 Equity Incentive Plan

The Naugatuck Valley Financial Corporation 2005 Equity Incentive Plan was adopted by our board of directors and approved by our shareholders in May 2005. The 2005 Equity Incentive Plan authorized the granting of up to 372,614 stock options and 149,045 shares of restricted stock. The purpose of the 2005 Equity Incentive Plan is to promote Naugatuck Valley Financial’s success by linking the personal interests of its employees, officers and directors to those of Naugatuck Valley Financial’s stockholders, and by providing participants with an incentive for outstanding performance. The 2005 Equity Incentive Plan is further intended to provide flexibility to Naugatuck Valley Financial in its ability to motivate, attract, and retain the services of employees, officers and directors upon whose judgment, interest, and special effort the successful conduct of Naugatuck Valley Financial’s operation is largely dependent. The 2005 Equity Incentive Plan is administered by the Compensation Committee of Naugatuck Valley Financial’s board of directors, which has the authority to determine the eligible directors or employees to whom awards are to be granted, the number of awards to be granted, the vesting of the awards and the conditions and limitations of the awards.

As of March 31, 2010, options for 352,230 shares were outstanding and options for 1,034 shares remained available for future awards under the plan. Of the options granted under the plan, 240 have been exercised. As of March 31, 2010, 147,212 shares of restricted stock had been granted and 1,833 shares remained available for future awards under the plan.

The 2005 Equity Incentive Plan provides that in the event any merger, consolidation, share exchange or other similar corporate transaction affects the shares of Naugatuck Valley Financial in such a manner that an adjustment is required to preserve the benefits available under the plan, the committee administering the plan has the authority to adjust the number of shares which may be granted, the number of shares subject to restricted stock awards or outstanding stock options, and the exercise price of any stock option grant. As a result, upon completion of the conversion and offering, outstanding shares of restricted stock and options to purchase shares of Naugatuck Valley Financial common stock will be converted into and become shares of restricted stock and options to purchase shares of new Naugatuck Valley Financial common stock. The number of shares of restricted stock and common stock to be received upon exercise of these options and the related exercise price will be adjusted for the exchange ratio in the conversion. The aggregate exercise price, duration and vesting schedule of these awards will not be affected.

Future Equity Incentive Plan

Following the offering, Naugatuck Valley Financial plans to adopt an equity incentive plan that will provide for grants of stock options and restricted stock. Under this plan, if implemented within 12 months following the completion of the conversion, we intend to grant stock options in an amount up to 10.0% of the number of shares sold in the offering and restricted stock awards in an amount equal to 3.0% of the shares sold in the offering, subject to adjustment as may be required by Office of Thrift Supervision regulations or policy to reflect restricted stock awards and stock option grants previously made by Naugatuck Valley Financial. Therefore, the number of shares reserved under the plan will range from 342,550 shares, assuming 2,635,000 shares are issued in the offering, to 463,450 shares, assuming 3,565,000 shares are issued in the offering. If the new equity incentive plan is adopted more than 12 months after the completion of the conversion, restricted stock awards and stock option grants under the plan may exceed the percentage limitations set forth above.

Naugatuck Valley Financial may fund the equity incentive plan through the purchase of common stock in the open market by a trust established in connection with the plan or from authorized, but unissued, shares of Naugatuck Valley Financial common stock. The issuance of additional shares after the offering would dilute the interests of existing shareholders. See “Pro Forma Data.”

Naugatuck Valley Financial will grant all stock options at an exercise price equal to 100% of the fair market value of the stock on the date of grant. Naugatuck Valley Financial will grant restricted stock awards at no cost to recipients. Restricted stock awards and stock options generally vest ratably over a five-year period (or as otherwise permitted by the Office of Thrift Supervision), but Naugatuck Valley Financial may also make vesting contingent upon the satisfaction of performance goals established by the board of directors or the committee charged with administering the plan. All outstanding awards will accelerate and become fully vested upon a change in control of Naugatuck Valley Financial.

The equity incentive plan will comply with all applicable Office of Thrift Supervision regulations. We will submit the equity incentive plan to shareholders for their approval not less than six months after completion of the conversion and offering, at which time we will provide shareholders with detailed information about the plan.

Policies and Procedures for Approval of Related Persons Transactions

Naugatuck Valley Financial maintains a Policy and Procedures Governing Related Persons Transactions, which is a written policy and set of procedures for the review and approval or ratification of transactions involving related persons. Under the policy, related persons consist of directors, director nominees, executive officers, persons or entities known to us to be the beneficial owner of more than five percent of any outstanding class of voting securities of Naugatuck Valley Financial, or immediate family members or certain affiliated entities of any of the foregoing persons.

Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which:

•	the aggregate amount involved will or may be expected to exceed $50,000 in any calendar year;

•	Naugatuck Valley Financial is, will or may be expected to be a participant; and

•	any related person has or will have a direct or indirect material interest.

The policy excludes certain transactions, including:

•	any compensation paid to an executive officer of Naugatuck Valley Financial if the compensation committee of the board of directors approved (or recommended that the Board approve) such compensation;

•	any compensation paid to a director of Naugatuck Valley Financial if the Board or an authorized committee of the Board approved such compensation; and

•

any transaction with a related person involving consumer and investor financial products and services provided in the ordinary course of Naugatuck Valley Financial business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties or to Naugatuck Valley Financial’s employees on a broad basis (and, in the case of loans, in compliance with the Sarbanes-Oxley Act of 2002).

Related person transactions will be approved or ratified by the Audit Committee. In determining whether to approve or ratify a related person transaction, the Audit Committee will consider all relevant factors, including:

•	whether the terms of the proposed transaction are at least as favorable to Naugatuck Valley Financial as those that might be achieved with an unaffiliated third party;

•	the size of the transaction and the amount of consideration payable to the related person;

•	the nature of the interest of the related person;

•	whether the transaction may involve a conflict of interest; and

•	whether the transaction involves the provision of goods and services to Naugatuck Valley Financial that are available from unaffiliated third parties.

A member of the Audit Committee who has an interest in the transaction will abstain from voting on the approval of the transaction but may, if so requested by the Chair of the Audit Committee, participate in some or all of the discussion relating to the transaction.

Transactions with Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits loans by Naugatuck Valley Financial to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by Naugatuck Valley Savings and Loan to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Naugatuck Valley Savings and Loan is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit Naugatuck Valley Savings and Loan to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee, although Naugatuck Valley Savings and Loan does not currently have such a program in place.

Pursuant to Naugatuck Valley Financial’s Audit Committee Charter, the Audit Committee periodically reviews, no less frequently than quarterly, a summary of Naugatuck Valley Financial’s transactions with directors and executive officers of Naugatuck Valley Financial and with firms that employ directors, as well as any other related person transactions, to recommend to the disinterested members of the board of directors that the transactions are fair, reasonable and within Naugatuck Valley Financial policy and should be ratified and approved. Also, in accordance with banking regulations and its policy, the board of directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of Naugatuck Valley Financial’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the board of directors. Additionally, pursuant to Naugatuck Valley Financial’s Code of Ethics and Business Conduct, all executive officers and directors of Naugatuck Valley Financial must disclose any existing or potential conflicts of interest to the President and Chief Executive Officer of Naugatuck Valley Financial. Such potential conflicts of interest include, but are not limited to, the following: (1) Naugatuck Valley Financial conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (2) the ownership of more than 5% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with Naugatuck Valley Financial.

Indemnification for Directors and Officers

Naugatuck Valley Financial’s articles of incorporation provide that Naugatuck Valley Financial must indemnify all directors and officers of Naugatuck Valley Financial against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of Naugatuck Valley Financial. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party. Except insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Naugatuck Valley Financial pursuant to its articles of incorporation or otherwise, Naugatuck Valley Financial has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Stock Ownership

The following table provides information as of                     , 2010 about the persons and entities known to Naugatuck Valley Financial to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person or entity may be considered to beneficially own any shares of common stock over which the person or entity has, directly or indirectly, sole or shared voting or investing power.

Name and Address	Number of Shares Owned	Percent of Common Stock Outstanding (1)
Naugatuck Valley Mutual Holding Company (2) 333 Church Street Naugatuck, Connecticut 06770	4,182,407	59.6%

(1)	Based on 7,022,659 shares of the Company’s common stock outstanding and entitled to vote as of , 2010.
(2)	The members of the board of directors of Naugatuck Valley Financial and Naugatuck Valley Savings also constitute the board of directors of Naugatuck Valley Mutual Holding Company.

The following table provides information as of                     , 2010 about the shares of Naugatuck Valley Financial common stock that may be considered to be beneficially owned by each director, named executive officer listed in the Summary Compensation Table, and all directors and executive officers of the Company as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, none of the shares listed are pledged as security and each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown.

Name	Number of Shares Owned (1)(2)		Number of Shares That May Be Acquired within 60 Days of Exercising Options	Total	Percent of Common Stock Outstanding (3)
Directors:
Carlos S. Batista	24,066	(4)	14,904	38,970	*
Frederick A. Dlugokecki	—		—	—	*
Richard M. Famiglietti	14,834		14,904	29,738	*
James A. Mengacci	13,658	(5)	14,904	28,562	*
John C. Roman	35,198		29,600	64,798	*
Camilo P. Vieira	8,907	(6)	14,904	23,811	*
Jane H. Walsh	22,320		17,600	39,920	*

Named Executive Officers Who Are Also Not Directors:
Dominic J. Alegi, Jr.	26,668	(7)	17,600	44,268	*
Mark S. Graveline	7,221		6,600	13,821	*
William C. Nimons	32,123	(8)	14,440	46,523	*
Lee R. Schlesinger	15,243		8,000	23,243	*
All directors and executive officers as a group (11 persons)	200,238		153,416	353,654	4.9%

*	Less than 1.0%.
(1)	Includes shares of unvested restricted stock held in trust as part of the Naugatuck Valley Financial Corporation 2005 Equity Incentive Plan with respect to which individuals have voting but not investment power as follows: Mr. Alegi—2,800 shares, Messrs. Batista, Famiglietti, Mengacci and Vieira—1,490 shares each, Mr. Roman—4,400 shares, Ms. Walsh—2,800 shares, Mr. Graveline—1,600 shares, Mr. Nimons—2,000 shares and Mr. Schlesinger—2,800 shares.
(2)	Includes shares allocated to the accounts of individuals under the Bank’s ESOP with respect to which individuals have voting but not investment power as follows: Mr. Alegi—3,409 shares, Mr. Graveline—2,274 shares, Mr. Nimons—3,080 shares, Mr. Roman—5,348 shares, Mr. Schlesinger—2,505 shares and Ms. Walsh—1,335 shares.
(3)	Based on 7,022,659 shares of the Company’s common stock outstanding and entitled to vote as of , 2010.
(4)	Includes 300 shares held in three custodian accounts for Mr. Batista’s grandchildren.
(5)	Includes 6,360 shares that are pledged as collateral for a third party loan.
(6)	Includes 1,839 shares held in Mr. Vieira’s spouse’s individual retirement account.
(7)	Includes 100 shares held by Mr. Alegi’s spouse and 400 shares held in custodian accounts for Mr. Alegi’s grandchildren.
(8)	Includes 500 shares held by Mr. Nimmons’ spouse and 200 shares held by Mr. Nimons’ son.

Subscriptions by Executive Officers and Directors

The table below sets forth, for each of our directors and named executive officers and for all of the directors and named executive officers as a group, the following information:

•

the number of shares of Naugatuck Valley Financial common stock to be received in exchange for shares of new Naugatuck Valley Financial common stock upon consummation of the conversion and the offering, based upon their beneficial ownership of Naugatuck Valley Financial common stock as of                     , 2010;

•	the proposed purchases of new Naugatuck Valley Financial common stock, assuming sufficient shares are available to satisfy their subscriptions; and

•	the total amount of new Naugatuck Valley Financial common stock to be held upon consummation of the conversion and the offering.

In each case, it is assumed that shares are sold and the exchange ratio is calculated at the midpoint of the offering range. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers and their associates may not purchase more than 25% of the shares sold in the offering. Like all of our depositors, our directors and officers have subscription rights based on their deposits. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories. See “The Conversion and Offering—Limitations on Purchases of Shares.”

Name of Beneficial Owner	Number of Shares Received in Exchange for Shares of Naugatuck Valley Financial (2)	Proposed Purchases of Stock in the Offering (1)		Total Common Stock to be Held
		Number of Shares	Dollar Amount	Number of Shares (2)	Percentage of Total Outstanding (3)
Directors:
Carlos S. Batista	15,161	10,000	$100,000	25,161	*	%
Frederick A. Dlugokecki	—	10,000	100,000	10,000	*
Richard M. Famiglietti	9,345	10,000	100,000	19,345	*
James A. Mengacci	8,604	5,000	50,000	13,604	*
John C. Roman.	22,174	5,000	50,000	27,174	*
Camilo P. Vieira	5,671	—	—	5,611	*
Jane H. Walsh	14,061	2,500	25,000	16,561	*

Named Executive Officers Who Are Not Also Directors:
Dominic J. Alegi, Jr.	16,800	500	5,000	17,300	*
Mark S. Graveline	4,549	4,000	40,000	8,549	*
William C. Nimons	20,237	5,000	50,000	25,237	*
Lee R. Schlesinger	9,603	500	5,000	10,103	*

All Directors and Named Executive Officers as a group (11 persons)	126,145	52,500	$525,000	178,645	3.3%

*	Less than 1%.
(1)	Includes shares to be purchased by certain officers through self-directed purchases within Naugatuck Valley Savings and Loan’s 401(k) plan. Such purchases will receive the same purchase priorities, and be subject to the same purchase limitations, as purchases made by such officers using other funds. Also includes proposed subscriptions, if any, by associates.
(2)	Based on information presented in “Stock Ownership” and an exchange ratio calculated at the minimum of the offering range. Excludes shares that may be acquired upon the exercise of outstanding stock options.
(3)	Assuming shares are sold and the exchange ratio is calculated at the minimum of the offering range.

In addition, Alphonse F. Spadaro, Jr., Vice Chairman of the Board of Southern Connecticut Bancorp who will become a director of new Naugatuck Valley Financial following the merger, and Matthew Proto, Sr. and Sunil Pallan, executive officers of Southern Connecticut who will become executive officers of new Naugatuck Valley Financial following the merger, expect to elect to receive in the merger up to 9,787 shares in the aggregate of new Naugatuck Valley Financial common stock in exchange for their Southern Connecticut Bancorp common stock, based on the number of shares of Southern Connecticut Bancorp they own as of                     , 2010 and subject to the election and proration procedure set forth in the merger agreement. These individuals also intend to subscribe for 2,500 shares, or $25,000, of new Naugatuck Valley Financial common stock. Including the new director and executive officers from Southern Connecticut Bancorp, all directors and executive officers, together with their associates, would own, upon completion of the offering, the exchange and the merger, up to approximately 3.5% of our outstanding shares at the minimum of the offering range.

Regulation and Supervision

General

Naugatuck Valley Savings and Loan is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, as its primary federal regulator, and by the Federal Deposit Insurance Corporation as the insurer of its deposits. Naugatuck Valley Savings and Loan is a member of the Federal Home Loan Bank System and its deposit accounts are insured up to applicable limits by the Deposit Insurance Fund managed by the Federal Deposit Insurance Corporation. Naugatuck Valley Savings and Loan must file reports with the Office of Thrift Supervision concerning its activities and financial condition in addition to obtaining regulatory approvals before entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the Office of Thrift Supervision to evaluate Naugatuck Valley Savings and Loan’s safety and soundness and compliance with various regulatory requirements. This regulatory structure is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of an adequate allowance for loan losses for regulatory purposes. Any change in such policies, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on new Naugatuck Valley Financial and Naugatuck Valley Savings and Loan and their operations. New Naugatuck Valley Financial, as a savings and loan holding company, will be required to file certain reports with, is subject to examination by, and otherwise must comply with the rules and regulations of the Office of Thrift Supervision.

Certain of the regulatory requirements that are or will be applicable to Naugatuck Valley Savings and Loan and new Naugatuck Valley Financial are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on Naugatuck Valley Savings and Loan and new Naugatuck Valley Financial and is qualified in its entirety by reference to the actual statutes and regulations.

Federal Banking Regulation

Business Activities. The activities of federal savings banks, such as Naugatuck Valley Savings and Loan, are governed by federal laws and regulations. Those laws and regulations delineate the nature and extent of the business activities in which federal savings banks may engage. In particular, certain lending authority for federal savings banks, e.g., commercial, non-residential real property loans and consumer loans, is limited to a specified percentage of the institution’s capital or assets.

Capital Requirements. The Office of Thrift Supervision’s capital regulations require savings associations to meet three minimum capital standards: a 1.5% tangible capital to total assets ratio, a 4% Tier 1 capital to total assets leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system) and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. The Office of Thrift Supervision regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

The risk-based capital standard for savings associations requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital less certain specified deductions from total capital such as reciprocal holdings of depository institution capital instruments and equity investments) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet activities, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset. Tier 1 (core) capital is generally defined as common stockholders’ equity (including retained earnings), certain non-cumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital (Tier 2 capital) include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible debt securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

The Office of Thrift Supervision also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular risks or circumstances. At March 31, 2010, Naugatuck Valley Savings and Loan met each of its capital requirements.

Prompt Corrective Regulatory Action. The Office of Thrift Supervision is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. Generally, a savings association that has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be “undercapitalized.” A savings association that has a total risk-based capital ratio of less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be “significantly undercapitalized” and a savings association that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.” Subject to a narrow exception, the Office of Thrift Supervision is required to appoint a receiver or conservator within specified time frames for an institution that is “critically undercapitalized.” The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings association is deemed to have received notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Compliance with the plan must be guaranteed by any parent holding company up to the lesser of 5% of the savings association’s total assets when it was deemed to be undercapitalized or the amount necessary to achieve compliance with applicable capital requirements. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors. Significantly and critically undercapitalized institutions are subject to additional mandatory and discretionary measures.

Insurance of Deposit Accounts. Naugatuck Valley Savings and Loan’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation. Under the Federal Deposit Insurance Corporation’s risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors, with less risky institutions paying lower assessments. An institution’s assessment rate depends upon the category to which it is assigned. Effective April 1, 2009, assessment rates range from seven to 77.5 basis points. The Federal Deposit Insurance Corporation has adopted a 3 basis point increase effective January 1, 2011 pursuant to its restoration plan to replenish the Deposit Insurance Fund. No institution may pay a dividend if in default of the federal deposit insurance assessment.

The Federal Deposit Insurance Corporation imposed on all insured institutions a special emergency assessment of five basis points of total assets minus Tier 1 capital, as of June 30, 2009 (capped at ten basis points of an institution’s deposit assessment base), in order to cover losses to the Deposit Insurance Fund. That special assessment was collected on September 30, 2009. The Federal Deposit Insurance Corporation provided for similar assessments during the final two quarters of 2009, if deemed necessary. However, in lieu of further special assessments, the Federal Deposit Insurance Corporation required insured institutions to prepay estimated quarterly risk-based assessments for the fourth quarter of 2009 through the fourth quarter of 2012. The estimated assessments, which include an assumed annual assessment base increase of 5%, were recorded as a prepaid expense asset as of December 30, 2009. As of December 31, 2009, and each quarter thereafter, a charge to earnings will be recorded for each regular assessment with an offsetting credit to the prepaid asset.

Due to the recent difficult economic conditions, deposit insurance per account owner has been raised to $250,000 for all types of accounts until January 1, 2014. In addition, the Federal Deposit Insurance Corporation adopted an optional Temporary Liquidity Guarantee Program by which, for a fee, noninterest bearing transaction accounts would receive unlimited insurance coverage until June 30, 2010, recently extended to December 31, 2010 with a possible further extension through December 31, 2011, and certain senior unsecured debt issued by institutions and their holding companies between October 13, 2008 and December 31, 2009 would be guaranteed by the Federal Deposit Insurance Corporation through June 30, 2012, or in some cases, December 31, 2012. Naugatuck Valley Savings and Loan participates in the unlimited noninterest bearing transaction account coverage and Naugatuck Valley Savings and Loan and Naugatuck Valley Financial opted not to participate in the unsecured debt guarantee program.

In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize a predecessor deposit insurance fund. That payment is established quarterly and during the calendar year ending December 31, 2009 averaged 1.06 basis points of assessable deposits.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Naugatuck Valley Savings and Loan. Management cannot predict what insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation or the Office of Thrift Supervision. The management of Naugatuck Valley Savings and Loan does not know of any practice, condition or violation that might lead to termination of deposit insurance.

Loans to One Borrower. Federal law provides that savings associations are generally subject to the limits on loans to one borrower applicable to national banks. Generally, subject to certain exceptions, a savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral.

Qualified Thrift Lender Test. Federal law requires savings associations to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities but also including education, credit card and small business loans) in at least 9 months out of each 12-month period.

A savings association that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. As of March 31, 2010, Naugatuck Valley Savings and Loan maintained 85.34% its portfolio assets in qualified thrift investments and, therefore, met the qualified thrift lender test.

Limitation on Capital Distributions. Office of Thrift Supervision regulations impose limitations upon all capital distributions by a savings association, including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. Under the regulations, an application to and the prior approval of the Office of Thrift Supervision is required before any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of Thrift Supervision regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of Thrift Supervision. If an application is not required, the institution must still provide prior notice to the Office of Thrift Supervision of the capital distribution if, like Naugatuck Valley Savings and Loan, it is a subsidiary of a holding company. If Naugatuck Valley Savings and Loan’s capital ever fell below its regulatory requirements or the Office of Thrift Supervision notified it that it was in need of increased supervision, its ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the Office of Thrift Supervision determines that such distribution would constitute an unsafe or unsound practice.

Standards for Safety and Soundness. The federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness in various areas such as internal controls and information systems, internal audit, loan documentation and credit underwriting, interest rate exposure, asset growth and quality, earnings and compensation, fees and benefits. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Office of Thrift Supervision determines that a savings association fails to meet any standard prescribed by the guidelines, the Office of Thrift Supervision may require the institution to submit an acceptable plan to achieve compliance with the standard.

Community Reinvestment Act. All federal savings associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. An institution’s failure to comply with the provisions of the Community Reinvestment Act could result in restrictions on its activities. Naugatuck Valley Savings and Loan received a “satisfactory” Community Reinvestment Act rating in its most recently completed examination.

Transactions with Related Parties. Federal law limits Naugatuck Valley Savings and Loan’s authority to engage in transactions with “affiliates” (e.g., any entity that controls or is under common control with Naugatuck Valley Savings and Loan, including new Naugatuck Valley Financial and their other subsidiaries). The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings association. The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings association’s capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type specified by federal law. The purchase of low quality assets from affiliates is generally prohibited. Transactions with affiliates must generally be on terms and under circumstances that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings associations are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings association may purchase the securities of any affiliate other than a subsidiary.

The Sarbanes-Oxley Act of 2002 generally prohibits loans by new Naugatuck Valley Financial to its executive officers and directors. However, the law contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws. Under such laws, Naugatuck Valley Savings and Loan’s authority to extend credit to executive officers, directors and 10% shareholders (“insiders”), as well as entities such persons control, is limited. The laws limit both the individual and aggregate amount of loans that Naugatuck Valley Savings and Loan may make to insiders based, in part, on Naugatuck Valley Savings and Loan’s capital level and requires that certain board approval procedures be followed. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. Loans to executive officers are subject to additional limitations based on the type of loan involved.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over savings associations and has authority to bring actions against the institution and all institution-affiliated parties, including shareholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful actions likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The Federal Deposit Insurance Corporation has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings association. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

Assessments. Savings associations are required to pay assessments to the Office of Thrift Supervision to fund the agency’s operations. The general assessments, paid on a semi-annual basis, are computed based upon the savings association’s (including consolidated subsidiaries) total assets, financial condition and complexity of its portfolio. The Office of Thrift Supervision assessments paid by Naugatuck Valley Financial and Naugatuck Valley Savings and Loan for the year ended December 31, 2009 totaled $130,459.

Federal Home Loan Bank System. Naugatuck Valley Savings and Loan is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Naugatuck Valley Savings and Loan, as a member of the Federal Home Loan Bank of Boston, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank. Naugatuck Valley Savings and Loan was in compliance with this requirement with an investment in Federal Home Loan Bank stock at March 31, 2010 of $6.3 million.

The Federal Home Loan Banks have been required to provide funds for the resolution of insolvent thrifts in the late 1980s and to contribute funds for affordable housing programs. These and similar requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, our net interest income would likely also be reduced.

Federal Reserve System. The Federal Reserve Board regulations require savings associations to maintain non-interest earning reserves against their transaction accounts (primarily Negotiable Order of Withdrawal (NOW) and regular checking accounts). The regulations generally provide that reserves be maintained against aggregate transaction accounts as follows: a 3% reserve ratio is assessed on net transaction accounts up to and including $44.4 million; a 10% reserve ratio is applied above $44.4 million. The first $10.3 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. The amounts are adjusted annually and, for 2010, require a 3% ratio for up to $55.2 million and an exemption of $10.7 million. Naugatuck Valley Savings and Loan complies with the foregoing requirements. In October 2008, the Federal Reserve Board began paying interest on certain reserve balances.

Other Regulations

Naugatuck Valley Savings and Loan’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Naugatuck Valley Savings and Loan also are subject to the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check.

Holding Company Regulation

General. New Naugatuck Valley Financial will register with the Office of Thrift Supervision and will be subject to Office of Thrift Supervision regulations, examinations, supervision, reporting requirements and regulations concerning corporate governance and activities. In addition, the Office of Thrift Supervision will have enforcement authority over new Naugatuck Valley Financial and its non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to Naugatuck Valley Savings and Loan. As a unitary savings and loan holding company, new Naugatuck Valley Financial will be able to engage only in activities permitted to a financial holding company, which includes non-banking activities that the Federal Reserve Board has determined to be permissible for bank holding companies, as well as activities that the Office of Thrift Supervision has determined to be permissible for multiple savings and loan holding companies.

Acquisition of Control. Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. An acquisition of “control” can occur upon the acquisition of 10% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the Office of Thrift Supervision. Under the Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

Regulatory Restructuring Legislation

The Obama Administration has proposed, and the House of Representatives and Senate are currently considering, legislation that would restructure the regulation of depository institutions. A bill passed by The House of Representatives would merge the Office of Thrift Supervision with the Comptroller of the Currency, which regulates national banks. Savings and loan holding companies would become subject to regulation by the Federal Reserve Board. A bill currently under consideration by the Senate would eliminate the federal savings association charter but grandfather existing federal associations such as Naugatuck Valley Savings and Loan. That bill would also merge the Office of Thrift Supervision into the Comptroller of the Currency. The Federal Reserve Board would be eliminated as a regulator from all but holding companies of greater than $50 billion in assets. Other savings and loan holding companies of federal savings associations would be regulated by the Comptroller of the Currency. Also proposed is the creation of a new federal entity to administer and enforce consumer and fair lending laws, a function that is now performed by the depository institution regulators. The federal preemption of state laws currently accorded federally chartered depository institutions may be reduced under certain proposals as well.

Enactment of any of these proposals would revise the regulatory structure imposed on Naugatuck Valley Savings and Loan, which could result in more stringent regulation. At this time, management has no way of predicting the contents of any final legislation, or whether any legislation will be enacted all.

Federal Securities Laws

Naugatuck Valley Financial common stock is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. As a result, Naugatuck Valley Financial files quarterly and annual reports with the Securities and Exchange Commission and is subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act. Upon completion of the conversion and offering, new Naugatuck Valley Financial common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act. As a result, new Naugatuck Valley Financial will be required to file quarterly and annual reports with the Securities and Exchange Commission and will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act.

Federal and State Taxation

Federal Income Taxation

General. We report our income on a fiscal year basis using the accrual method of accounting. The federal income tax laws apply to us in the same manner as to other corporations with some exceptions, including particularly our reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us. Our federal income tax returns have been either audited or closed under the statute of limitations through tax year 2005. For its 2009 fiscal year, Naugatuck Valley Financial’s maximum federal income tax rate was 34%.

New Naugatuck Valley Financial and Naugatuck Valley Savings and Loan will enter into a tax allocation agreement. Because new Naugatuck Valley Financial will own 100% of the issued and outstanding capital stock of Naugatuck Valley Savings and Loan, new Naugatuck Valley Financial and Naugatuck Valley Savings and Loan will be members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code, of which group new Naugatuck Valley Financial is the common parent corporation. As a result of this affiliation, Naugatuck Valley Savings and Loan may be included in the filing of a consolidated federal income tax return with new Naugatuck Valley Financial and, if a decision to file a consolidated tax return is made, the parties agree to compensate each other for their individual share of the consolidated tax liability and/or any tax benefits provided by them in the filing of the consolidated federal income tax return.

Bad Debt Reserves. For fiscal years beginning before 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and requires savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves. Approximately $1.8 million of Naugatuck Valley Savings and Loan’s accumulated bad debt reserves would not be recaptured into taxable income unless Naugatuck Valley Savings and Loan makes a “non-dividend distribution” to Naugatuck Valley Financial as described below.

Distributions. If Naugatuck Valley Savings and Loan makes “non-dividend distributions” to new Naugatuck Valley Financial, the distributions will be considered to have been made from Naugatuck Valley Savings and Loan’s unrecaptured tax bad debt reserves, including the balance of its reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from Naugatuck Valley Savings and Loan’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in Naugatuck Valley Savings and Loan’s taxable income. Non-dividend distributions include distributions in excess of Naugatuck Valley Savings and Loan’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of Naugatuck Valley Savings and Loan’s current or accumulated earnings and profits will not be so included in Naugatuck Valley Savings and Loan’s taxable income.

The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if Naugatuck Valley Savings and Loan makes a non-dividend distribution to new Naugatuck Valley Financial, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34% federal corporate income tax rate. Naugatuck Valley Savings and Loan does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

State Taxation

Naugatuck Valley Mutual Holding Company, Naugatuck Valley Financial and its subsidiaries are subject to the Connecticut corporation business tax. The Connecticut corporation business tax is based on the federal taxable income before net operating loss and special deductions and makes certain modifications to federal taxable income to arrive at Connecticut taxable income. Connecticut taxable income is multiplied by the state tax rate (7.5% for the fiscal year ending December 31, 2009) to arrive at Connecticut income tax.

In 1998, the State of Connecticut enacted legislation permitting the formation of passive investment companies by financial institutions. This legislation exempts qualifying passive investment companies from the Connecticut corporation business tax and excludes dividends paid from a passive investment company from the taxable income of the parent financial institution. Naugatuck Valley Savings and Loan established a passive investment company in September, 1999 which substantially eliminated the state income tax expense of Naugatuck Valley Mutual Holding Company, Naugatuck Valley Financial and its subsidiaries. The State of Connecticut continues to be under pressure to find new sources of revenue, and therefore could propose legislation to eliminate the passive investment company exemption. If such legislation were enacted, we would be subject to state income taxes in Connecticut.

The Conversion and Offering

This conversion is being conducted pursuant to a plan of conversion approved by the boards of directors of Naugatuck Valley Mutual Holding Company, Naugatuck Valley Financial and Naugatuck Valley Savings and Loan. The Office of Thrift Supervision has conditionally approved the plan of conversion; however, such approval does not constitute a recommendation or endorsement of the plan of conversion by such agency.

General

On February 22, 2010, the boards of directors of Naugatuck Valley Mutual Holding Company, Naugatuck Valley Financial and Naugatuck Valley Savings and Loan unanimously adopted the plan of conversion. The second-step conversion that we are now undertaking involves a series of transactions by which we will convert our organization from the partially public mutual holding company form to the fully public stock holding company structure. Under the plan of conversion, Naugatuck Valley Savings and Loan will convert from the mutual holding company form of organization to the stock holding company form of organization and become a wholly owned subsidiary of new Naugatuck Valley Financial, a newly formed Maryland corporation. Current shareholders of Naugatuck Valley Financial, other than Naugatuck Valley Mutual Holding Company, will receive shares of new Naugatuck Valley Financial common stock in exchange for their shares of Naugatuck Valley Financial common stock. Following the conversion and offering, Naugatuck Valley Financial and Naugatuck Valley Mutual Holding Company will no longer exist.

The conversion to a stock holding company structure also includes the offering by new Naugatuck Valley Financial of its common stock to eligible depositors of Naugatuck Valley Savings and Loan in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate of registered broker-dealers. The amount of capital being raised in the offering is based on an independent appraisal of new Naugatuck Valley Financial. Most of the terms of the offering are required by the regulations of the Office of Thrift Supervision.

Consummation of the conversion and offering requires the approval of the Office of Thrift Supervision. In addition, pursuant to Office of Thrift Supervision regulations, consummation of the conversion and offering is conditioned upon the approval of the plan of conversion by (1) at least a majority of the total number of votes eligible to be cast by depositors of Naugatuck Valley Savings and Loan, (2) the holders of at least two-thirds of the outstanding shares of Naugatuck Valley Financial common stock and (3) the holders of at least a majority of the outstanding shares of common stock of Naugatuck Valley Financial, excluding shares held by Naugatuck Valley Mutual Holding Company.

The Office of Thrift Supervision approved our plan of conversion, subject to, among other things, approval of the plan of conversion by Naugatuck Valley Mutual Holding Company’s members (depositors of the Naugatuck Valley Savings and Loan) and Naugatuck Valley Financial’s shareholders. Meetings of Naugatuck Valley Mutual Holding Company’s members and Naugatuck Valley Financial’s shareholders have been called for this purpose on                     , 2010.

Funds received in the subscription or community offerings will be maintained in a segregated account at Naugatuck Valley Savings and Loan. If we fail to receive the necessary shareholder or member approval, or if we cancel the conversion and offering for any reason, orders for common stock already submitted will be canceled, subscribers’ funds will be returned promptly with interest calculated at Naugatuck Valley Savings and Loan’s passbook savings rate and all deposit account withdrawal holds will be cancelled. We will not make any deduction from the returned funds for the costs of the offering.

In connection with the conversion, Naugatuck Valley Financial will acquire Southern Connecticut Bancorp in a merger, whereby Southern Connecticut Bancorp will be merged with and into Naugatuck Valley Financial and Southern Connecticut Bancorp’s wholly owned subsidiary, The Bank of Southern Connecticut, will be merged with and into Naugatuck Valley Savings and Loan. In connection with the merger, Southern Connecticut Bancorp’s stockholders will be given the opportunity to exchange their shares of Southern Connecticut Bancorp common stock for $7.25 in cash, 0.725 shares of Naugatuck Valley Financial common stock, or a combination thereof, subject to the election and proration procedures set forth in the merger agreement. For more information on the merger with Southern Connecticut Bancorp, see “The Acquisition of Southern Connecticut Bancorp.”

The following is a brief summary of the pertinent aspects of the conversion and offering. A copy of the plan of conversion is available from Naugatuck Valley Financial upon request and is available for inspection at the offices of

Naugatuck Valley Savings and Loan and at the Office of Thrift Supervision. The plan of conversion is also filed as an exhibit to the registration statement, of which this prospectus forms a part, that new Naugatuck Valley Financial has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Conversion and Offering

After considering the advantages and disadvantages of the conversion and offering, the boards of directors of Naugatuck Valley Mutual Holding Company, Naugatuck Valley Financial and Naugatuck Valley Savings and Loan unanimously approved the conversion and offering as being in the best interests of Naugatuck Valley Financial and Naugatuck Valley Savings and Loan and their respective shareholders and customers. The board of directors concluded that the conversion and offering provides a number of advantages that will be important to our future growth and performance and that outweigh the disadvantages of the conversion and offering.

The offering will facilitate the acquisition of Southern Connecticut Bancorp by enabling us to issue stock and raise cash to pay the merger consideration.

The conversion and offering also will result in the raising of additional capital that will support Naugatuck Valley Savings and Loan’s future lending and operational growth and may also support future branching activities or the acquisition of other financial institutions or financial service companies or their assets. Although Naugatuck Valley Savings and Loan is categorized as “well-capitalized” and does not require additional capital, the board of directors has determined that opportunities for continued growth make pursuing the conversion and offering at this time desirable.

We expect that the larger number of shares that will be in the hands of public investors after completion of the conversion and offering will result in a more liquid and active market than currently exists for Naugatuck Valley Financial common stock. A more liquid and active market would make it easier for our investors to buy and sell our common stock.

After completion of the conversion and offering, the unissued common and preferred stock authorized by new Naugatuck Valley Financial’s articles of incorporation will permit us to raise additional capital through further sales of securities. Although Naugatuck Valley Financial currently has the ability to raise additional capital through the sale of additional shares of Naugatuck Valley Financial common stock, that ability is limited by the mutual holding company structure, which, among other things, requires that Naugatuck Valley Mutual Holding Company hold a majority of the outstanding shares of Naugatuck Valley Financial common stock.

As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration paid in a transaction. Our current mutual holding company structure, by its nature, limits our ability to offer our common stock as consideration in a merger or acquisition because we cannot now issue stock in an amount that would cause Naugatuck Valley Mutual Holding Company to own less than a majority of the outstanding shares of Naugatuck Valley Financial. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration, or a combination of the two.

If Naugatuck Valley Financial had undertaken a standard conversion in 2004 rather than a minority stock offering, applicable regulations would have required a greater amount of Naugatuck Valley Financial common stock to be sold than the amount that was sold in the minority offering. If a standard conversion had been conducted in 2004, management of Naugatuck Valley Financial believed that it would have been difficult to prudently invest the larger amount of capital that would have been raised, when compared to the net proceeds raised in connection with the minority offering. In addition, a standard conversion in 2004 would have immediately eliminated all aspects of the mutual form of organization.

The disadvantage of the conversion and offering considered by board of directors is the fact that operating in the stock holding company form of organization could subject Naugatuck Valley Savings and Loan to contests for corporate control. The board of directors determined that the advantages of the conversion and offering outweighed this disadvantage.

Description of the Conversion

New Naugatuck Valley Financial has been incorporated under Maryland law as a first-tier wholly owned subsidiary of Naugatuck Valley Financial. To effect the conversion, the following will occur:

•	Naugatuck Valley Mutual Holding Company will convert to stock form and simultaneously merge with and into Naugatuck Valley Financial, with Naugatuck Valley Financial as the surviving entity; and

•	Naugatuck Valley Financial will merge with and into new Naugatuck Valley Financial, with new Naugatuck Valley Financial as the surviving entity.

As a result of the series of mergers described above, Naugatuck Valley Savings and Loan will become a wholly owned subsidiary of new Naugatuck Valley Financial and the outstanding shares of Naugatuck Valley Financial common stock held by persons other than Naugatuck Valley Mutual Holding Company (i.e., “public shareholders”) will be converted into a number of shares of new Naugatuck Valley Financial common stock that will result in the holders of such shares owning in the aggregate approximately the same percentage of new Naugatuck Valley Financial common stock to be outstanding upon the completion of the conversion and offering (i.e., the common stock issued in the offering plus the shares issued in exchange for shares of Naugatuck Valley Financial common stock) as the percentage of Naugatuck Valley Financial common stock owned by them in the aggregate immediately before consummation of the conversion and offering before giving effect to (1) the shares issued to stockholders of Southern Connecticut Bancorp in connection with the merger, (2) the payment of cash in lieu of issuing fractional exchange shares and (3) any shares of common stock purchased by public shareholders in the offering.

Share Exchange Ratio for Current Shareholders

Office of Thrift Supervision regulations provide that in a conversion from mutual holding company to stock holding company form, the public shareholders will be entitled to exchange their shares for common stock of the stock holding company, provided that the mutual holding company demonstrates to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. Under the plan of conversion, each publicly held share of Naugatuck Valley Financial common stock will, on the effective date of the conversion and offering, be converted automatically into and become the right to receive a number of new shares of new Naugatuck Valley Financial common stock. The number of new shares of common stock will be determined pursuant to an exchange ratio that ensures that the public shareholders of Naugatuck Valley Financial common stock will own approximately the same percentage of common stock in new Naugatuck Valley Financial after the conversion and offering as they held in Naugatuck Valley Financial immediately before the conversion and offering, before giving effect to (1) the shares issued to stockholders of Southern Connecticut Bancorp in connection with the merger, (2) the payment of cash in lieu of fractional shares and (3) their purchase of additional shares in the offering. At                     , 2010, there were [7,022,659] shares of Naugatuck Valley Financial common stock outstanding, of which              were held by persons other than Naugatuck Valley Mutual Holding Company. The exchange ratio is not dependent on the market value of Naugatuck Valley Financial common stock. It will be calculated based on the percentage of Naugatuck Valley Financial common stock held by the public, the appraisal of Naugatuck Valley Financial prepared by FinPro and the number of shares sold in the offering.

The following table shows how the exchange ratio will adjust, based on the number of shares sold in our offering. The table also shows how many shares a hypothetical owner of 100 shares of Naugatuck Valley Financial common stock would receive in the exchange, based on the number of shares sold in the offering.

	Shares to be Sold in the Offering	Exchange Ratio	Equivalent Per Share Value (1)	Shares to be Received for 100 Existing Shares (2)
Minimum, as adjusted (3)	2,239,750	0.6300	$6.30	63
Minimum	2,635,000	0.6300	6.30	63
Midpoint	3,100,000	0.7412	7.41	74
Maximum	3,565,000	0.8524	8.52	85
Maximum, as adjusted	4,099,750	0.9802	9.80	98

(1)	Represents the value of shares of new Naugatuck Valley Financial common stock received in the conversion by a holder of one share of Naugatuck Valley Financial common stock at the exchange ratio, assuming a market price of $10.00 per share.

(2)	Cash will be paid instead of issuing any fractional shares.
(3)	If we do not receive orders for at least 2,635,000 shares in the offering, then, in our discretion in order to issue the minimum number of shares necessary to complete the conversion and offering, we may sell as few as 2,239,750 and include up to 395,250 shares issued to stockholders of Southern Connecticut Bancorp as merger consideration in order to meet the 2,635,000 share minimum requirement.

No fractional shares of new Naugatuck Valley Financial common stock will be issued in the conversion and offering. For each fractional share that would otherwise be issued, we will pay cash in an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share offering price.

We also will convert options previously awarded under the 2005 Equity Incentive Plan into options to purchase new Naugatuck Valley Financial common stock. At March 31, 2010, there were outstanding options to purchase 352,230 shares of Naugatuck Valley Financial common stock. The number of outstanding options and related per share exercise prices will be adjusted based on the exchange ratio. The aggregate exercise price, term and vesting period of the outstanding options will remain unchanged. If any options are exercised before we complete the offering, the number of shares of Naugatuck Valley Financial common stock outstanding will increase and the exchange ratio could be adjusted.

The following table shows the number of shares to be issued, and approximate percentage of the total stock issuance, for each of the shares to be sold in the offering, shares to be received in exchange for existing shares of Naugatuck Valley Financial and shares to be issued to Southern Connecticut Bancorp stockholders in connection with the merger.

	Shares to be Sold in the Offering		Shares to be Received in Exchange for Existing Shares of Naugatuck Valley Financial		Shares to be issued to Southern Connecticut Bancorp Stockholders		Total Shares of Common Stock to be Outstanding
	Amount	Percent	Amount	Percent	Amount	Percent
Minimum, as adjusted (1)	2,239,750	52.6%	1,789,416	35.7%	977,264	19.5%	5,006,430
Minimum	2,635,000	48.8	1,789,416	33.1	977,264	18.1	5,401,680
Midpoint	3,100,000	50.1	2,105,195	34.1	977,264	15.8	6,182,459
Maximum	3,565,000	51.2	2,420,974	34.8	977,264	14.0	6,963,238
Maximum, as adjusted	4,099,750	52.2	2,784,120	35.4	977,264	12.4	7,861,134

(1)	If we do not receive orders for at least 2,635,000 shares in the offering, then, in our discretion in order to issue the minimum number of shares necessary to complete the conversion and offering, we may sell as few as 2,239,750 and include up to 395,250 shares issued to stockholders of Southern Connecticut Bancorp as merger consideration in order to meet the 2,635,000 share minimum requirement.

How We Determined the Offering Range and the $10.00 Purchase Price

Federal regulations require that the aggregate purchase price of the securities sold in connection with the offering be based upon our estimated pro forma market value after the conversion (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering) and the merger, as determined by an appraisal by an independent person experienced and expert in corporate appraisal. We have retained FinPro, Inc., which is experienced in the evaluation and appraisal of business entities, to prepare the appraisal. FinPro will receive fees totaling $40,000 for its appraisal report, plus $6,500 for each appraisal update (of which there will be at least one more) and reasonable out-of-pocket expenses. FinPro will also receive fees totaling $20,000 for preparation of the pro forma tables reflecting the independent appraisal and merger pro forma data in the prospectus. We have agreed to indemnify FinPro under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the offering.

FinPro prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, FinPro undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, FinPro reviewed our conversion application as filed with the Office of Thrift Supervision and our registration statement as filed with the Securities and Exchange Commission. Furthermore, FinPro visited our facilities and had discussions with our management. FinPro did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on FinPro in connection with its appraisal.

In connection with its appraisal, FinPro reviewed the following factors, among others:

•	the impact of the acquisition of Southern Connecticut Bancorp by new Naugatuck Valley Financial;

•	the economic make-up of our primary market area;

•	our financial performance and condition in relation to publicly traded, fully converted financial institution holding companies that FinPro deemed comparable to us;

•	the specific terms of the offering of our common stock;

•	the pro forma impact of the additional capital raised in the offering;

•	our proposed dividend policy;

•	conditions of securities markets in general; and

•	the market for thrift institution common stock in particular.

FinPro’s independent valuation also utilized certain assumptions as to the pro forma earnings of new Naugatuck Valley Financial after the offering. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds, and expenses related to the stock-based benefit plans of new Naugatuck Valley Financial, including the employee stock ownership plan and the new equity incentive plan. The employee stock ownership plan and new equity incentive plan are assumed to purchase 6.0% and 3.0%, respectively, of the shares of new Naugatuck Valley Financial common stock sold in the offering. The new equity incentive plan is assumed to grant options to purchase the equivalent of 10.0% of the shares of new Naugatuck Valley Financial common stock sold in the offering. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

Consistent with Office of Thrift Supervision appraisal guidelines, FinPro applied three primary methodologies to estimate the pro forma market value of our common stock: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and estimated core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of a peer group of companies considered by FinPro to be comparable to us, subject to valuation adjustments applied by FinPro to account for differences between Naugatuck Valley Financial and the peer group. The peer group is comprised of publicly-traded thrifts all selected based on asset size, market area and operating strategy. In preparing its appraisal, FinPro placed emphasis on the price-to-earnings and the price-to-book approaches and placed lesser emphasis on the price-to-assets approaches in estimating pro forma market value. The peer group consisted of 10 publicly traded, fully converted, financial institution holding companies based in the New England region of the United States. The peer group included companies with:

•	average assets of $849.3 million;

•	average nonperforming assets of 1.20% of total assets;

•	average loans of 70.56% of total assets;

•	average tangible equity of 12.03 of total assets; and

•	average core income of 0.35% of average assets.

FinPro prepared a valuation dated May 28, 2010. FinPro has advised us that the estimated pro forma market value, or valuation range, of our common stock, including shares sold in the offering, exchange shares and shares issued in the merger with Southern Connecticut Bancorp ranged from a minimum of $54.0 million to a maximum of $69.6 million, with a midpoint of $61.8 million. The aggregate offering price of the shares of common stock will be equal to the valuation range, excluding shares issued in the merger, multiplied by the 59.6% ownership interest that Naugatuck Valley Mutual Holding Company has in Naugatuck Valley Financial. The number of shares offered will be equal to the aggregate offering price divided by the price per share. Based on the valuation range, the percentage of Naugatuck Valley Financial common stock owned by Naugatuck Valley Mutual Holding Company and the $10.00 price per share, the minimum of the offering range is 2,635,000 shares, the midpoint of the offering range is 3,100,000 shares, the maximum of the offering range is 3,565,000 shares and 15% above the maximum of the offering range is 4,099,750 shares. FinPro will update its independent valuation before we complete our offering.

The following table presents a summary of selected pricing ratios for the peer group companies and for all publicly traded thrifts and the resulting pricing ratios for new Naugatuck Valley Financial reflecting the pro forma impact of the offering and merger, as calculated by FinPro in its appraisal report of May 28, 2010. Compared to the median pricing ratios of the peer group, Naugatuck Valley Financial’s pro forma pricing ratios at the maximum of the offering range indicated a discount of 8.03% on a price-to-book value basis and a discount of 8.47% on a price-to-tangible book value basis.

	Price to Book Value Ratio	Price to Tangible Book Value Ratio	Price to Core Earnings Multiple
New Naugatuck Valley Financial (pro forma) (1):
Minimum as adjusted (2)	63.78%	67.98%	34.48%
Minimum	65.66	69.74	35.71
Midpoint	71.58	75.87	41.67
Maximum	76.98	81.37	47.62
Maximum, as adjusted	82.64	87.11	52.63
Pricing ratios of peer group companies as of May 28, 2010 (3):
Average	84.48	90.35	21.94
Median	83.70	88.90	16.70
All fully-converted, publicly-traded thrifts as of May 28, 2010 (3):
Average	76.58	85.18	23.99
Median	75.30	79.55	15.60

(1)	Based on Naugatuck Valley Financial financial data as of and for the 12 months ended March 31, 2010.
(2)	If we do not receive orders for at least 2,635,000 shares in the offering, then, in our discretion in order to issue the minimum number of shares necessary to complete the conversion and offering, we may sell as few as 2,239,750 and include up to 395,250 shares issued to stockholders of Southern Connecticut Bancorp as merger consideration in order to meet the 2,635,000 share minimum requirement.
(3)	Based on earnings for the 12 months ended December 31, 2009 and book value and tangible book value as of March 31, 2010.

Our board of directors reviewed FinPro’s appraisal report, including the methodology and the assumptions used by FinPro, and determined that the offering range was reasonable and adequate. Our board of directors has decided to offer the shares for a price of $10.00 per share. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the market price of our stock before adoption of the plan of conversion, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock, and desired liquidity in the common stock after the offering. Our board of directors also established the formula for determining the exchange ratio. Based upon such formula and the offering range, the exchange ratio ranged from a minimum of 0.6300 to a maximum of 0.8524 shares of new Naugatuck Valley Financial common stock for each current share of Naugatuck Valley Financial common stock, with a midpoint of 0.7412. Based upon this exchange ratio, we expect to issue between 1,789,416 and 2,420,974 shares of new Naugatuck Valley Financial common stock to the holders of Naugatuck Valley Financial common stock outstanding immediately before the completion of the conversion and offering.

Our board of directors considered the appraisal when recommending that shareholders and depositors approve the plan of conversion. However, our board of directors makes no recommendation of any kind as to the advisability of purchasing shares of common stock.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time. The offering range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

If, upon expiration of the offering, at least the minimum number of shares are subscribed for, FinPro, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, FinPro determines that our pro forma market value has increased, we may sell up to 4,099,750 without any further notice to you. In addition, in certain circumstances if all the existing options to acquire Southern Connecticut Bancorp common stock at March 31, 2010 are exercised prior to closing, the number of shares issued in the acquisition could be increased to 987,400 shares of common stock without further notice to you.

No shares will be sold unless FinPro confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, a new offering range may be set, in which case all funds would be promptly returned and holds on funds authorized for withdrawal from deposit accounts will be released and all subscribers would be given the opportunity to place a new order. If FinPro establishes a new valuation range, it must be approved by the Office of Thrift Supervision. If the offering is terminated, all subscriptions will be cancelled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released.

In formulating its appraisal, FinPro relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. FinPro also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While FinPro believes this information to be reliable, FinPro does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the offering at prices at or above the purchase price.

Copies of the appraisal report of FinPro, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our main office and the other locations specified under “Where You Can Find More Information.”

Subscription Offering and Subscription Rights

Under the plan of conversion, we have granted rights to subscribe for our common stock to the following persons in the following order of priority:

1.	Persons with deposits in Naugatuck Valley Savings and Loan with balances of $50 or more (“qualifying deposits”) as of the close of business on December 31, 2008 (“eligible account holders”).

2.	Our employee stock ownership plan.

3.	Persons with qualifying deposits in Naugatuck Valley Savings and Loan as of the close of business on , 2010 who are not eligible account holders, excluding our officers, directors and their associates (“supplemental eligible account holders”).

4.	Depositors of Naugatuck Valley Savings and Loan as of the close of business on , 2010, who are not eligible or supplemental eligible account holders (“other members”).

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion. See “—Limitations on Purchases of Shares.”

Priority 1: Eligible Account Holders. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” each eligible account holder has the right to subscribe for up to the greater of:

•	$300,000 of common stock (which equals 30,000 shares); or

•	one-tenth of 1% of the total offering of common stock; or

•

15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders. The balance of qualifying deposits of all eligible account holders was $             million.

If there are insufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled. Subscription rights of eligible account holders who are also executive officers or directors of Naugatuck Valley Financial or Naugatuck Valley Savings and Loan or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in Naugatuck Valley Savings and Loan in the one year period preceding December 31, 2008.

To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at December 31, 2008. Failure to list an account, or providing incomplete or incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Priority 2: Tax-Qualified Employee Benefit Plans. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” our tax-qualified employee benefit plans (other than our 401(k) plan) have the right to purchase up to 10% of the shares of common stock issued in the offering. As a tax-qualified employee benefit plan, our employee stock ownership plan intends to purchase 6.0% of the shares sold in the offering. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by our officers and directors, for the purpose of applying the purchase limitations in the plan of conversion. If we increase the number of shares offered above the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase any shares exceeding that amount up to the amount of its subscription. If the plan’s subscription is not filled in its entirety due to oversubscription or by choice, the employee stock ownership plan may purchase shares after the offering in the open market or directly from us, with the approval of the Office of Thrift Supervision.

Priority 3: Supplemental Eligible Account Holders. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” each supplemental eligible account holder has the right to subscribe for up to the greater of:

•	$300,000 of common stock (which equals 30,000 shares); or

•	one-tenth of 1% of the total offering of common stock; or

•

15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders. The balance of qualifying deposits of all supplemental eligible account holders was $             million.

If eligible account holders and the employee stock ownership plan subscribe for all of the shares being sold, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are insufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at                     , 2010. Failure to list an account, or providing incomplete or incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Priority 4: Other Members. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” each other member has the right to purchase up to the greater of $300,000 of common stock (which equals 30,000 shares) or one-tenth of 1% of the total offering of common stock. If eligible account holders, the employee stock ownership plan and supplemental eligible account holders subscribe for all of the shares being sold, no shares will be available for other members. If shares are available for other members but there are not sufficient shares to satisfy all subscriptions by other members, shares first will be allocated so as to permit each subscribing other member, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing other members whose subscriptions remain unfilled in the proportion that each other member’s subscription bears to the total subscriptions of all such subscribing other members whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each other member must list on his or her stock order form all deposit accounts in which such other member had an ownership interest at                     , 2010. Failure to list an account or providing incomplete or incorrect information could result in the loss of all or part of a subscriber’s stock allocation.

Expiration Date for the Subscription Offering. The subscription offering, and all subscription rights under the plan of conversion, will terminate at 2:00 p.m., Eastern time, on [DATE1], 2010. We will not accept orders for common stock in the subscription offering received after that time. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date whether or not we have been able to locate each person entitled to subscription rights.

We expect that the community offering, if held, will terminate at the same time, although it may continue until [DATE2], 2010, or longer if the Office of Thrift Supervision approves a later date. No single extension may be for more than 90 days. We are not required to provide notice to you of an extension unless we extend the offering beyond [DATE2], 2010, in which case all subscribers in the subscription and community offerings will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest calculated at Naugatuck Valley Savings and Loan’s passbook savings rate or cancel your deposit account withdrawal authorization. If we intend to sell fewer than 2,635,000 shares or more than 4,099,750 shares, we will promptly return all funds and set a new offering range. All subscribers will be notified and given the opportunity to place a new order.

Persons in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the plan of conversion reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker, dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state’s securities laws would be impracticable or unduly burdensome for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares. Subscription rights are nontransferable. You may not transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of conversion or the shares of common stock to be issued upon exercise of your subscription rights. Your subscription rights may be exercised only by you and only for your own account. When registering your stock purchase on the order form, you should not add the name(s) of persons who have no subscription rights or who qualify in a lower purchase priority than you do. Doing so may jeopardize your subscription rights. If you exercise your subscription rights, you will be required to certify on the order form that you are purchasing shares in the subscription offering solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or a subscriber’s shares of common stock before the completion of the offering.

If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you may forfeit those rights and face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the U.S. Government. Illegal transfers of subscription rights, including agreements made before completion of the offering to transfer shares after the offering, have been subject to enforcement actions by the Securities and Exchange Commission as violations of Rule 10b-5 of the Securities Exchange Act of 1934.

We intend to report to the Office of Thrift Supervision and the Securities and Exchange Commission anyone who we believe sells or gives away their subscription rights. We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may, in our discretion, offer shares to the general public in a community offering. In the community offering, preference will be given first to natural persons and trusts of natural persons who are residents of Fairfield and New Haven Counties, Connecticut (“community residents”), second to shareholders of Naugatuck Valley Financial as of                     , 2010 and finally to members of the general public.

We will consider a person to be resident of a particular county if he or she occupies a dwelling in the county, has the intent to remain for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence together with an indication that such presence is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to make a determination as to a person’s resident status. In all cases, the determination of residence status will be made by us in our sole discretion.

Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” purchasers in the community offering are eligible to purchase up to $300,000 of common stock (which equals 30,000 shares). If shares are available for community residents in the community offering but there are insufficient shares to satisfy all of their orders, the available shares will be allocated first to each community resident whose order we accept in an amount equal to the lesser of 100 shares or the number of shares ordered by each such subscriber, if possible. After that, unallocated shares will be allocated among the remaining community residents whose orders remain unsatisfied on an equal number of shares per order basis until all available shares have been allocated. If, after filling the orders of community residents in the community offering, shares are available for shareholders of Naugatuck Valley Financial in the community offering but there are insufficient shares to satisfy all orders, shares will be allocated in the same manner as for community residents. The same allocation method would apply if oversubscription occurred among the general public.

We expect that the community offering, if held, will terminate at the same time as the subscription offering, although it may continue without notice to you until [DATE2], 2010, or longer if the Office of Thrift Supervision approves a later date. No single extension may exceed 90 days. If we receive regulatory approval for an extension beyond [DATE2], 2010, all subscription and community offering subscribers will be notified of the duration of the extension, and will have the right to confirm, change or cancel their orders. If we do not receive a response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be promptly returned with interest.

The opportunity to subscribe for shares of common stock in the community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Syndicated Community Offering

The plan of conversion provides that shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering. Stifel, Nicolaus & Company, Incorporated is acting as sole bookrunning manager for the syndicated community offering. In such capacity, Stifel, Nicolaus & Company, Incorporated may form a syndicate of other brokers-dealers who are FINRA member firms. Neither Stifel, Nicolaus & Company, Incorporated, nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Stifel, Nicolaus & Company, Incorporated has agreed to use its best efforts in the sale of shares in any syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering and will not do so until before the commencement of any syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision.

The opportunity to subscribe for shares of common stock in the syndicated community offering is subject to our right in our sole discretion to accept or reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Common stock sold in the syndicated community offering will be sold at the $10.00 per share purchase price. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” purchasers in the syndicated community offering are eligible to purchase up to $300,000 of common stock (which equals 30,000 shares). We may begin the syndicated community offering at any time following the commencement of the subscription offering.

The syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings. Under these rules, Stifel, Nicolaus & Company, Incorporated or the other broker-dealers participating in the syndicated community offering generally will accept payment for shares of common stock to be purchased in the syndicated community offering through a “sweep” arrangement under which a customer’s brokerage account at the applicable participating broker-dealer will be debited in the amount of the purchase price for the shares of common stock that such customer wishes to purchase in the syndicated community offering on the settlement date. Customers who authorize participating broker-dealers to debit their brokerage accounts are required to have the funds for the payment in their accounts on, but not before, the settlement date. No funds will be debited from brokerage accounts until the settlement date, which will only occur if the minimum of the offering range is met, at which time the funds will be promptly paid to Naugatuck Valley Financial. Customers who do not wish to authorize participating broker-dealers to debit their brokerage accounts will not be permitted to purchase shares of common stock in the syndicated community offering. Customers without brokerage accounts will not be able to participate in the syndicated community offering. Institutional investors will pay Stifel Nicolaus & Company, Incorporated, in its capacity as sole book running manager, for shares purchased in the syndicated community offering on the settlement date through the services of the Depository Trust Company on a delivery versus payment basis. The closing of the syndicated community offering is subject to conditions set forth in an agency agreement among Naugatuck Valley Financial, Naugatuck Valley Mutual Holding Company and Naugatuck Valley Savings and Loan on one hand and Stifel, Nicolaus & Company, Incorporated on the other hand. If and when all the conditions for the closing are met, funds for common stock sold in the syndicated community offering less fees and commissions payable by us, will be delivered promptly to us. If the offering is consummated, but some or all of an interested investor’s funds are not accepted by us, those funds will be returned to the interested investor promptly after the closing, without interest. If the offering is not consummated, funds in the account will be returned promptly, without interest, to the potential investor. Normal customer ticketing will be used for order placement. In the syndicated community offering, order forms will not be used.

Limitations on Purchases of Shares

In addition to the purchase limitations described above under “—Subscription Offering and Subscription Rights,” “—Community Offering“ and “—Syndicated Community Offering“ the plan of conversion provides for the following purchase limitations:

•	No individual may purchase more than $300,000 of common stock (which equals 30,000 shares), subject to increase as described below.

•

Except for our employee stock ownership plan, no individual, together with any associates and no group of persons acting in concert, may purchase in all categories of the stock offering combined more than $600,000 of common stock (which equals 60,000 shares), subject to increase as described below.

•	Each subscriber must subscribe for a minimum of 25 shares.

•	Our directors and executive officers, together with their associates, may purchase in the aggregate up to 25% of the common stock sold in the offering.

•

The maximum number of shares of new Naugatuck Valley Financial common stock that may be subscribed for or purchased in all categories of the stock offering combined by any person, together with associates of, or persons acting in concert with, such person, when combined with any shares of new Naugatuck Valley Financial common stock to be received in exchange for shares of Naugatuck Valley Financial common stock, may not exceed 5.0% of the total shares of new Naugatuck Valley Financial common stock outstanding upon completion of the conversion and offering. However, existing shareholders of Naugatuck Valley Financial will not be required to sell any shares of Naugatuck Valley Financial common stock or be limited from receiving any shares of new Naugatuck Valley Financial common stock in exchange for their shares of Naugatuck Valley Financial common stock or have to divest themselves of any shares of new Naugatuck Valley Financial common stock received in exchange for their shares of Naugatuck Valley Financial common stock as a result of this limitation.

We may, in our sole discretion, increase the individual and/or aggregate purchase limitations to up to 5% of the shares of common stock sold in the offering. We do not intend to increase the maximum purchase limitation unless market conditions warrant. If we decide to increase the purchase limitations, persons who subscribed in the subscription offering for the maximum number of shares of common stock and so indicate on their stock order forms will be permitted to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights.

If we increase the maximum purchase limitation to 5% of the shares of common stock sold in the offering, we may further increase the maximum purchase limitation to 9.99%, provided that orders for common stock exceeding 5% of the shares of common stock sold in the offering may not exceed in the aggregate 10% of the total shares of common stock sold in the offering.

The plan of conversion defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not by an express agreement or understanding; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that persons reside at the same address or may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of conversion, our directors are not deemed to be acting in concert solely by reason of their board membership.

The plan of conversion defines “associate,” with respect to a particular person, to mean:

•

a corporation or organization other than Naugatuck Valley Mutual Holding Company, Naugatuck Valley Financial or Naugatuck Valley Savings and Loan or a majority-owned subsidiary of Naugatuck Valley Mutual Holding Company, Naugatuck Valley Financial or Naugatuck Valley Savings and Loan of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of such corporation or organization;

•	a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as a trustee or a fiduciary; and

•

any person who is related by blood or marriage to such person and who lives in the same home as such person or who is a director or senior officer of Naugatuck Valley Mutual Holding Company, Naugatuck Valley Financial or Naugatuck Valley Savings and Loan or any of their subsidiaries.

For example, a corporation of which a person serves as an officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the purchase limitations described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of conversion. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”

Marketing Arrangements

To assist in the marketing of our common stock, we have retained Stifel, Nicolaus & Company, Incorporated, which is a broker-dealer registered with the Financial Industry Regulatory Authority. Stifel, Nicolaus & Company, Incorporated will assist us on a best efforts basis in the offering by:

(1)	acting as our financial advisor for the conversion and offering;

(2)	providing administrative services and managing the Stock Information Center;

(3)	educating our employees regarding the offering;

(4)	targeting our sales efforts, including assisting in the preparation of marketing materials; and

(5)	soliciting orders for common stock.

For these services, Stifel, Nicolaus & Company, Incorporated will receive an advisory and administrative fee of $30,000 and 1% of the dollar amount of all shares of common stock sold in the subscription and community offering. The sales fee will be reduced by the advisory and administrative fee. No sales fee will be payable to Stifel, Nicolaus & Company, Incorporated with respect to shares purchased by officers, directors and employees or their immediate families and shares purchased by our tax-qualified and non-qualified employee benefit plans. In the event that Stifel, Nicolaus & Company, Incorporated sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 1.0% of the dollar amount of total shares sold in the syndicated community offering, which fee along with the fee payable to selected dealers (which may include Stifel, Nicolaus & Company, Incorporated) shall not exceed 6.0% in the aggregate. Stifel, Nicolaus & Company, Incorporated also will be reimbursed for allocable expenses in amount not to exceed $30,000 for the subscription offering and community offering and $50,000 for the syndicated offering, and for attorney’s fees in an amount not to exceed $100,000.

If we are required to resolicit subscribers for shares of our common stock in the subscription and community offerings, Stifel, Nicolaus & Company, Incorporated will be required to provide significant additional services in connection with the resolicitation (including repeating the services described above), and we may pay Stifel, Nicolaus & Company, Incorporated an additional fee for those services that will not exceed $50,000. Under such circumstances, with our consent, Stifel, Nicolaus & Company, Incorporated may be reimbursed for additional allowable expenses not to exceed $15,000 and additional reimbursable attorney’s fees not to exceed $25,000, provided that the aggregate of all reimbursable expenses and legal fees shall not exceed $220,000.

We will indemnify Stifel, Nicolaus & Company, Incorporated against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Naugatuck Valley Savings and Loan may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. No sales activity will be conducted in a Naugatuck Valley Savings and Loan banking office. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Stifel, Nicolaus & Company, Incorporated. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

In addition, we have engaged Stifel, Nicolaus & Company, Incorporated to act as our records management agent in connection with the conversion and offering. In its role as records management agent, Stifel, Nicolaus & Company, Incorporated will coordinate with our data processing contacts and interface with the Stock Information Center to provide the records processing and the proxy and stock order services, including but not limited to: (1) consolidating deposit accounts and vote calculation; (2) preparing information for order forms and proxy cards; (3) interfacing with our financial printer; (4) recording stock order information; and (5) tabulating proxy votes. For these services, Stifel, Nicolaus & Company, Incorporated will receive a fee of $22,500 (which may be negotiated in the event unexpected circumstances arise), and we will have made an advance payment of $5,000 with respect to this fee. We will also reimburse Stifel, Nicolaus & Company, Incorporated for its reasonable out-of-pocket expenses associated with its acting as information agent in an amount not to exceed $5,000.

Lock-up Agreements

We and our directors and executive officers have agreed not to, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber any shares of our common stock or options, warrants or other securities exercisable, convertible or exchangeable for our common stock during the period commencing with the filing of the registration statement for the offering and conversion and ending 90 days after completion of the offering and conversion without the prior written consent of Stifel, Nicolaus & Company, Incorporated. In addition, except for securities issued pursuant to existing employee benefit plans in accordance with past practices or securities issued in connection with a merger or acquisition by us, we have agreed not to issue, offer to sell or sell any shares of our common stock or options, warrants or other securities exercisable, convertible or exchangeable for our common stock without the prior written consent of Stifel, Nicolaus & Company, Incorporated for a period of 90 days after completion of the offering and conversion.

Prospectus Delivery

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days prior to the expiration date or hand deliver a prospectus any later than two days prior to that date. We are not obligated to deliver a prospectus or order form by means other than U.S. Mail. Execution of an order form will confirm receipt of delivery of a prospectus in accordance with Rule 15c2-8. Stock order forms will be distributed only if preceded or accompanied by a prospectus.

In the syndicated community offering, a prospectus in electronic format may be made available on the Internet sites or through other online services maintained by Stifel, Nicolaus & Company, Incorporated or one or more other members of the syndicate, or by their respective affiliates. In those cases, prospective investors may view offering terms online and, depending upon the syndicate member, prospective investors may be allowed to place orders online. The members of the syndicate may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the Internet sites referenced in the preceding paragraph and any information contained in any other Internet site maintained by any member of the syndicate is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or by Stifel, Nicolaus & Company, Incorporated or any other member of the syndicate in its capacity as selling agent or syndicate member and should not be relied upon by investors.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Use of Order Forms. To purchase shares of common stock in the subscription offering and community offering, you must submit a properly completed original stock order form and remit full payment. Incomplete stock order forms or stock order forms that are not signed are not required to be accepted. We are not required to accept stock orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received (not postmarked) prior to 2:00 p.m. Eastern Time, on [DATE1], 2010. We are not required to accept stock order forms that are not received by that time, are executed defectively or are received without submitting full payment or without appropriate deposit account withdrawal instructions. We are not required to notify purchasers of incomplete or improperly executed stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed stock order forms, but we do not represent that we will do so.

You may submit your stock order form and payment by mail using the stock order reply envelope provided or by overnight delivery to our Stock Information Center at the indicated address on the order form. Stock order forms may only be hand-delivered to Naugatuck Valley Savings and Loan’s main office at 333 Church Street, Naugatuck, Connecticut. Stock order forms will not be accepted at our other Naugatuck Valley Savings and Loan offices or. Please do not mail stock order forms to Naugatuck Valley Savings and Loan. Once tendered, a stock order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.

If you are ordering shares in the subscription offering, by signing the stock order form you are representing that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares.

By signing the stock order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Naugatuck Valley Savings and Loan or any federal or state government, and that you received a copy of this prospectus. However, signing the stock order form will not cause you to waive your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the stock order forms will be final.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made only by:

•	Personal check, bank check or money order made payable directly to “Naugatuck Valley Financial Corporation”; or

•	Authorization of withdrawal from the types of Naugatuck Valley Savings and Loan deposit accounts provided for on the stock order form.

Appropriate means for designating withdrawals from deposit accounts at Naugatuck Valley Savings and Loan are provided on the order forms. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the applicable contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock during the offering; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest calculated at the current passbook savings rate subsequent to the withdrawal.

If payment is made by personal check, funds must be available in the account. Payments made by check or money order will be immediately cashed and placed in a segregated account at Naugatuck Valley Savings and Loan or another depository institution and will earn interest calculated at Naugatuck Valley Savings and Loan’s passbook savings rate from the date payment is processed until the offering is completed, at which time a subscriber will be issued a check for interest earned.

You may not remit Naugatuck Valley Savings and Loan line of credit checks, and we will not accept wire transfers or third-party checks, including those payable to you and endorsed over to Naugatuck Valley Financial. Please do not submit cash. You may not designate on your stock order form a direct withdrawal from a Naugatuck Valley Savings and Loan retirement account. See “—Using Retirement Account Funds to Purchase Shares” for information on using such funds. Additionally, you may not designate on your stock order form a direct withdrawal from Naugatuck Valley Savings and Loan deposit accounts with check-writing privileges. Instead, a check should be provided. If you request a direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s).

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by [DATE2], 2010, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

Regulations prohibit Naugatuck Valley Savings and Loan from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

The employee stock ownership plan will not be required to pay for shares at the time it subscribes, but rather may pay for shares upon the completion of the offering; provided that there is in force, from the time of its subscription until the completion of the offering, a loan commitment from an unrelated financial institution or from us to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.

We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with a legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time prior to the 48 hours before the completion of the offering. This payment may be made by wire transfer.

Using Retirement Account Funds To Purchase Shares. A subscriber interested in using funds in his or her individual retirement account(s) (IRAs) or any other retirement account at Naugatuck Valley Savings and Loan to purchase common stock must do so through a self-directed retirement account. Since we do not offer those accounts, before placing a stock order, a subscriber must make a transfer of funds from Naugatuck Valley Savings and Loan to a trustee (or custodian) offering a self-directed retirement account program (such as a brokerage firm). There will be no early withdrawal or Internal Revenue Service interest penalties for such transfers. The new trustee would hold the common stock in a self-directed account in the same manner as we now hold the depositor’s retirement funds. An annual administrative fee may be payable to the new trustee. We recommend that subscribers interested in using funds in a retirement account held at Naugatuck Valley Savings and Loan or elsewhere to purchase common stock should contact the Stock Information Center for guidance promptly, preferably at least two weeks before the [DATE1], 2010 offering expiration date, because processing such transactions takes additional time. Whether or not you may use retirement funds for the purchase of shares in the offering depends on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

Termination of Offering. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest calculated at Naugatuck Valley Savings and Loan’s passbook savings rate from the date of receipt.

Effects of Conversion on Deposits and Borrowers

General. Each depositor in Naugatuck Valley Savings and Loan currently has both a deposit account in the institution and a pro rata ownership interest in the net worth of Naugatuck Valley Mutual Holding Company based upon the balance in his or her account. However, this ownership interest is tied to the depositor’s account and has no value separate from such deposit account. Furthermore, this ownership interest may only be realized in the unlikely event that Naugatuck Valley Mutual Holding Company is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Naugatuck Valley Mutual Holding Company after other claims are paid. Any depositor who opens a deposit account at Naugatuck Valley Savings and Loan obtains a pro rata ownership interest in the net worth of Naugatuck Valley Mutual Holding Company without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest in the net worth of Naugatuck Valley Mutual Holding Company, which is lost to the extent that the balance in the account is reduced. When a mutual holding company converts to stock holding company form, depositors lose all rights to the net worth of the mutual holding company, except the right to claim a pro rata share of funds representing the liquidation account established in connection with the conversion.

Continuity. While the conversion and offering are being accomplished, the normal business of Naugatuck Valley Savings and Loan will continue without interruption, including being regulated by the Office of Thrift Supervision. After the conversion and offering, Naugatuck Valley Savings and Loan will continue to provide services for depositors and borrowers under its current policies by its present management and staff.

The directors of Naugatuck Valley Savings and Loan at the time of conversion will serve as directors of Naugatuck Valley Savings and Loan after the conversion and offering. The board of directors of new Naugatuck Valley Financial is composed of the individuals who serve on the board of directors of Naugatuck Valley Financial. All officers of Naugatuck Valley Savings and Loan at the time of conversion will retain their positions after the conversion and offering.

Deposit Accounts and Loans. The conversion and offering will not affect any deposit accounts or borrower relationships with Naugatuck Valley Savings and Loan. All deposit accounts in Naugatuck Valley Savings and Loan after the conversion and offering will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation in the same manner as such deposit accounts were insured immediately before the conversion and offering. The conversion and offering will not change the interest rate or the maturity of deposits at Naugatuck Valley Savings and Loan.

After the conversion and offering, all loans of Naugatuck Valley Savings and Loan will retain the same status that they had before the conversion and offering. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed before the conversion and offering.

Effect on Liquidation Rights. If Naugatuck Valley Mutual Holding Company were to liquidate, all claims of Naugatuck Valley Mutual Holding Company’s creditors would be paid first. Thereafter, if there were any assets remaining, members of Naugatuck Valley Mutual Holding Company would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at Naugatuck Valley Savings and Loan immediately before liquidation. In the unlikely event that Naugatuck Valley Savings and Loan were to liquidate after the conversion and offering, all claims of creditors (including those of depositors, to the extent of their deposit balances) also would be paid first, followed by distribution of the “liquidation account” to certain depositors (see “—Liquidation Rights” below), with any assets remaining thereafter distributed to new Naugatuck Valley Financial as the holder of Naugatuck Valley Savings and Loan’s capital stock.

Liquidation Rights

Liquidation Prior to the Conversion. In the unlikely event of a complete liquidation of Naugatuck Valley Mutual Holding Company or Naugatuck Valley Financial prior to the conversion, all claims of creditors of Naugatuck Valley Financial, including those of depositors of Naugatuck Valley Savings and Loan (to the extent of their deposit balances), would be paid first. Thereafter, if there were any assets of Naugatuck Valley Financial remaining, these assets would be distributed to shareholders, including Naugatuck Valley Mutual Holding Company. Then, if there were any assets of Naugatuck Valley Mutual Holding Company remaining, members of Naugatuck Valley Mutual Holding Company would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Naugatuck Valley Savings and Loan immediately prior to liquidation.

Liquidation Following the Conversion. In the unlikely event that new Naugatuck Valley Financial and Naugatuck Valley Savings and Loan were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” maintained by Naugatuck Valley Financial pursuant to the plan of conversion to certain depositors, with any assets remaining thereafter distributed to Naugatuck Valley Financial as the holder of Naugatuck Valley Savings and Loan capital stock. The plan of conversion also provides that new Naugatuck Valley Financial shall cause the establishment of a bank liquidation account.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a liquidation account by new Naugatuck Valley Financial for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to Naugatuck Valley Mutual Holding Company’s ownership interest in the retained earnings of Naugatuck Valley Financial as of the date of its latest balance sheet contained in this prospectus. The plan of conversion also provides that new Naugatuck Valley Financial shall cause the establishment of a bank liquidation account.

The liquidation account established by new Naugatuck Valley Financial is designed to provide payments to depositors of their liquidation interests in the event of a liquidation of new Naugatuck Valley Financial and Naugatuck Valley Savings and Loan or of Naugatuck Valley Savings and Loan. Specifically, in the unlikely event that new Naugatuck Valley Financial and Naugatuck Valley Savings and Loan were to completely liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution to depositors as of December 31, 2008 and                     , 2010 of the liquidation account maintained by new Naugatuck Valley Financial. In a liquidation of both entities, or of Naugatuck Valley Savings and Loan, when new Naugatuck Valley Financial has insufficient assets to fund the distribution due to eligible account holders and Naugatuck Valley Savings and Loan has positive net worth, Naugatuck Valley Savings and Loan will pay amounts necessary to fund new Naugatuck Valley Financial’s remaining obligations under the liquidation account. The plan of conversion also provides that if new Naugatuck Valley Financial is sold or liquidated apart from a sale or liquidation of Naugatuck Valley Savings and Loan, then the rights of eligible account holders in the liquidation account maintained by new Naugatuck Valley Financial will be surrendered and treated as a liquidation account in Naugatuck Valley Savings and Loan. Depositors will have an equivalent interest in the bank liquidation account and the bank liquidation account will have the same rights and terms as the liquidation account.

Pursuant to the plan of conversion, after two years from the date of conversion and upon the written request of the Office of Thrift Supervision, new Naugatuck Valley Financial will eliminate or transfer the liquidation account and the interests in such account to Naugatuck Valley Savings and Loan and the liquidation account shall thereupon become the liquidation account of Naugatuck Valley Savings and Loan and not be subject in any manner or amount to new Naugatuck Valley Financial’s creditors.

Also, under the rules and regulations of the Office of Thrift Supervision, no post-conversion merger, consolidation, or similar combination or transaction with another depository institution in which new Naugatuck Valley Financial or Naugatuck Valley Savings and Loan is not the surviving institution would be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

Each eligible account holder and supplemental eligible account holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Naugatuck Valley Savings and Loan on December 31, 2008 or                     , 2010, as applicable. Each eligible account holder and supplemental eligible account holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on December 31, 2008 or                     , 2010 bears to the balance of all deposit accounts in Naugatuck Valley Savings and Loan on such date.

If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on December 31, 2008 or                     , 2010 or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of eligible account holders and supplemental eligible account holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to new Naugatuck Valley Financial as the sole shareholder of Naugatuck Valley Savings and Loan.

Delivery of Stock Certificates

A certificate representing the common stock purchased in the subscription and community offerings will be mailed by regular mail, by our transfer agent to the registration address designated by the subscriber on the stock order form as soon as practicable following completion of the conversion and offering. Our transfer agent will hold certificates returned as undeliverable until claimed by the persons legally entitled to the certificates or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to purchasers, purchasers may not be able to sell their shares, even though trading of the common stock will have commenced. Your ability to sell the shares of common stock before your receipt of the stock certificate will depend on arrangements you may make with your brokerage firm. If you are currently a shareholder of Naugatuck Valley Financial, see “—Share Exchange Ratio for Current Shareholders.”

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the offering, please call our Stock Information Center. The toll-free telephone number is (            )                     . The Stock Information Center is open Monday through Friday from 10:00 a.m. to 4:00 p.m., Eastern time. The Stock Information Center will be closed weekends and bank holidays.

Restrictions on Repurchase of Stock

Under Office of Thrift Supervision regulations, for a period of one year from the date of the completion of the offering we may not repurchase any of our common stock from any person, except (1) in an offer made to all shareholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our common stock during the first year following the conversion and offering. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. If any options previously granted under the 2005 Equity Incentive Plan are exercised during the first year following the conversion and offering, they will be funded with newly issued shares, as the Office of Thrift Supervision does not view pre-existing stock options as an extraordinary circumstance or compelling business purpose for a stock repurchase in the first year after conversion. Based on the foregoing restrictions, we anticipate that we will not repurchase any shares of our common stock in the year following completion of the conversion and offering.

Restrictions on Transfer of Shares Applicable to Officers and Directors

Common stock purchased in the offering will be freely transferable, except for shares purchased by our directors and executive officers.

Shares of common stock purchased by our directors and executive officers may not be sold for a period of one year following the offering, except upon the death of the shareholder or unless approved by the Office of Thrift Supervision. Shares purchased by these persons in the open market after the offering will be free of this restriction. Shares of common stock issued to directors and executive officers and their associates will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.

Persons affiliated with us, including our directors and executive officers, received subscription rights based only on their accounts with Naugatuck Valley Savings and Loan as account holders. While this aspect of the offering makes it difficult, if not impossible, for insiders to purchase stock for the explicit purpose of meeting the minimum of the offering, any purchases made by persons affiliated with us for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution. Furthermore, as set forth above, Office of Thrift Supervision regulations restrict sales of common stock purchased in the offering by directors and executive officers for a period of one year following the offering.

Purchases of outstanding shares of our common stock by directors, officers, or any person who becomes an executive officer or director after adoption of the plan of conversion, and their associates, during the three-year period following the offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to the purchase of stock under stock benefit plans.

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued in the offering. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will have resale restrictions under Rule 144 of the Securities Act. If we meet the current public information requirements of Rule 144, each affiliate of ours who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks. We may make future provision to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

Accounting Treatment

The conversion will be accounted for as a change in legal organization and form and not a business combination. Accordingly, the carrying amount of the assets and liabilities of Naugatuck Valley Savings and Loan will remain unchanged from their historical cost basis.

Material Income Tax Consequences

Although the conversion may be effected in any manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of conversion and applicable law, regulations and policies, it is intended that the conversion will be effected through various mergers. Completion of the conversion and offering is conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Connecticut tax laws, that no gain or loss will be recognized by Naugatuck Valley Savings and Loan, Naugatuck Valley Financial or Naugatuck Valley Mutual Holding Company as a result of the conversion or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinions summarized below address all material federal income tax consequences that are generally applicable to Naugatuck Valley Savings and Loan, Naugatuck Valley Financial, Naugatuck Valley Mutual Holding Company, new Naugatuck Valley Financial, persons receiving subscription rights and shareholders of Naugatuck Valley Financial.

Kilpatrick Stockton LLP has issued an opinion to Naugatuck Valley Financial, Naugatuck Valley Mutual Holding Company and new Naugatuck Valley Financial that, for federal income tax purposes:

1. The merger of Naugatuck Valley Mutual Holding Company with and into Naugatuck Valley Financial (the mutual holding company merger) will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code. (Section 368(a)(l)(A) of the Internal Revenue Code.)

2. Naugatuck Valley Mutual Holding Company will not recognize any gain or loss on the transfer of its assets to the Naugatuck Valley Financial and Naugatuck Valley Financial’s assumption of its liabilities, if any, in constructive exchange for a liquidation interest in Naugatuck Valley Financial or on the constructive distribution of such liquidation interest to Naugatuck Valley Mutual Holding Company’s members who remain depositors of Naugatuck Valley Savings and Loan. (Section 361(a), 361(c) and 357(a) of the Internal Revenue Code.)

3. No gain or loss will be recognized by Naugatuck Valley Financial upon the receipt of the assets of Naugatuck Valley Mutual Holding Company in the mutual holding company merger in exchange for the constructive transfer to the members of Naugatuck Valley Mutual Holding Company of a liquidation interest in Naugatuck Valley Financial. (Section 1032(a) of the Internal Revenue Code.)

4. Persons who have an interest in Naugatuck Valley Mutual Holding Company will recognize no gain or loss upon the constructive receipt of a liquidation interest in Naugatuck Valley Financial in exchange for their voting and liquidation rights in Naugatuck Valley Mutual Holding Company. (Section 354(a) of the Internal Revenue Code.)

5. The basis of the assets of Naugatuck Valley Mutual Holding Company (other than stock in Naugatuck Valley Financial) to be received by Naugatuck Valley Financial will be the same as the basis of such assets in the hands of Naugatuck Valley Mutual Holding Company immediately prior to the transfer. (Section 362(b) of the Internal Revenue Code.)

6. The holding period of the assets of Naugatuck Valley Mutual Holding Company in the hands of Naugatuck Valley Financial will include the holding period of those assets in the hands of Naugatuck Valley Mutual Holding Company. (Section 1223(2) of the Internal Revenue Code.)

7. The merger of Naugatuck Valley Financial with and into new Naugatuck Valley Financial (the holding company merger) will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and therefore will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code. (Section 368(a)(1)(F) of the Internal Revenue Code.)

8. Naugatuck Valley Financial will not recognize any gain or loss on the transfer of its assets to new Naugatuck Valley Financial and new Naugatuck Valley Financial’s assumption of its liabilities in exchange for shares of common stock in new Naugatuck Valley Financial or on the constructive distribution of such stock to shareholders of Naugatuck Valley Financial other than Naugatuck Valley Mutual Holding Company and the liquidation accounts to the eligible account holders and supplemental eligible account holders. (Sections 361(a), 361(c) and 357(a) of the Internal Revenue Code.)

9. No gain or loss will be recognized by new Naugatuck Valley Financial upon the receipt of the assets of Naugatuck Valley Financial in the holding company merger. (Section 1032(a) of the Internal Revenue Code.)

10. The basis of the assets of Naugatuck Valley Financial (other than stock in Naugatuck Valley Savings and Loan) to be received by new Naugatuck Valley Financial will be the same as the basis of such assets in the hands of Naugatuck Valley Financial immediately prior to the transfer. (Section 362(b) of the Internal Revenue Code.)

11. The holding period of the assets of Naugatuck Valley Financial (other than stock in Naugatuck Valley Savings and Loan) to be received by new Naugatuck Valley Financial will include the holding period of those assets in the hands of Naugatuck Valley Financial immediately prior to the transfer. (Section 1223(2) of the Internal Revenue Code.)

12. Naugatuck Valley Financial shareholders will not recognize any gain or loss upon their exchange of Naugatuck Valley Financial common stock for new Naugatuck Valley Financial common stock. (Section 354 of the Internal Revenue Code.)

13. Eligible account holders and supplemental eligible account holders will not recognize any gain or loss upon their constructive exchange of their liquidation interests in Naugatuck Valley Financial for the liquidation accounts in new Naugatuck Valley Financial. (Section 354 of the Internal Revenue Code.)

14. The payment of cash to shareholders of Naugatuck Valley Financial in lieu of fractional shares of new Naugatuck Valley Financial common stock will be treated as though the fractional shares were distributed as part of the holding company merger and then redeemed by new Naugatuck Valley Financial. The cash payments will be treated as distributions in full payment for the fractional shares deemed redeemed under Section 302(a) of the Internal Revenue Code, with the result that such shareholders will have short-term or long-term capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional shares. (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.)

15. It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Naugatuck Valley Financial common stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by eligible account holders, supplemental eligible account Holders and other voting members upon distribution to them of nontransferable subscription rights to purchase shares of Naugatuck Valley Financial common stock. (Section 356(a) of the Internal Revenue Code.) Eligible account holders, supplemental eligible account holders and other voting members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights. (Rev. Rul. 56-572, 1956-2 C.B. 182.)

16. It is more likely than not that the fair market value of the benefit provided by the bank liquidation account supporting the payment of the liquidation account in the event new Naugatuck Valley Financial lacks sufficient net assets is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by eligible account holders and supplemental eligible account holders upon the constructive distribution to them of such rights in the bank liquidation account as of the effective date of the holding company merger. (Section 356(a) of the Internal Revenue Code.)

17. It is more likely than not that the basis of common stock purchased in the offering by the exercise of the nontransferable subscription rights will be the purchase price thereof. (Section 1012 of the Internal Revenue Code.)

18. Each shareholder’s holding period in his or her new Naugatuck Valley Financial common stock received in the exchange will include the period during which the common stock surrendered was held, provided that the common stock surrendered is a capital asset in the hands of the shareholder on the date of the exchange. (Section 1223(1) of the Internal Revenue Code.)

19. The holding period of the common stock purchased pursuant to the exercise of subscriptions rights shall commence on the date on which the right to acquire such stock was exercised. (Section 1223(5) of the Internal Revenue Code.)

20. No gain or loss will be recognized by new Naugatuck Valley Financial on the receipt of money in exchange for common stock sold in the offering. (Section 1032 of the Internal Revenue Code.)

The statements set forth in paragraph (15) above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

The statements set forth in paragraph 16 above are based on the position that the benefit provided by the bank liquidation account supporting the payment of the liquidation account if new Naugatuck Valley Financial lacks sufficient net assets has a fair market value of zero. According to our counsel: (1) there is no history of any holder of a liquidation account receiving any payment attributable to a liquidation account; (2) the interests in the liquidation account and bank liquidation account are not transferable; (3) the amounts due under the liquidation account with respect to each eligible account holder and supplemental eligible account holder will be reduced as their deposits in Naugatuck Valley Savings and Loan are reduced as described in the plan of conversion; and (4) the bank liquidation account payment obligation arises only if new Naugatuck Valley Financial lacks sufficient net assets to fund the liquidation account. If such bank liquidation account rights are subsequently found to have an economic value, income may be recognized by each eligible account holder and supplemental eligible account holder in the amount of such fair market value as of the effective date of the holding company merger.

The statements set forth in paragraphs (9) and (10) above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

The statements set forth in paragraph (11) above are based on the position that the benefit provided by the liquidation account in Naugatuck Valley Savings and Loan supporting the payment of the liquidation account in new Naugatuck Valley Financial if new Naugatuck Valley Savings and Loan lacks sufficient new assets has a market value of zero. Whether this benefit has a fair market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether these benefits have a fair market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that such a benefit has a market value.

Whittlesey & Hadley, P.C. has been engaged to issue an opinion to us to the effect that, more likely than not, the income tax consequences under Connecticut law of the conversion are not materially different than for federal tax purposes.

Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

The opinions of Kilpatrick Stockton LLP and Whittlesey & Hadley, P.C. are filed as exhibits to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Interpretation, Amendment and Termination

All interpretations of the plan of conversion by our board of directors will be final, subject to the authority of the Office of Thrift Supervision. The plan of conversion provides that, if deemed necessary or desirable by the board of directors, the plan of conversion may be substantively amended by a majority vote of the board of directors as a result of comments from regulatory authorities or otherwise, at any time before the submission of proxy materials to the members of Naugatuck Valley Mutual Holding Company and shareholders of Naugatuck Valley Financial. Amendment of the plan of conversion thereafter requires a majority vote of the board of directors, with the concurrence of the Office of Thrift Supervision. The plan of conversion may be terminated by a majority vote of the board of directors at any time before the earlier of the date of the special meeting of shareholders and the date of the special meeting of members of Naugatuck Valley Mutual Holding Company, and may be terminated by the board of directors at any time thereafter with the concurrence of the Office of Thrift Supervision. The plan of conversion will terminate if the conversion and offering are not completed within 24 months from the date on which the members of Naugatuck Valley Mutual Holding Company approved the plan of conversion, and may not be extended by us or the Office of Thrift Supervision.

The Acquisition of Southern Connecticut Bancorp

General

On February 22, 2009, Naugatuck Valley Financial entered into an Agreement and Plan of Merger pursuant to which Southern Connecticut Bancorp will merge with and into new Naugatuck Valley Financial, with new Naugatuck Valley Financial as the surviving entity. Immediately following the merger of Southern Connecticut Bancorp with and into new Naugatuck Valley Financial, The Bank of Southern Connecticut, a subsidiary of Southern Connecticut Bancorp, will merge with and into Naugatuck Valley Savings and Loan with Naugatuck Valley Savings and Loan as the surviving entity.

Reasons for the Acquisition

Our board of directors believes that the merger will enhance the competitive position of Naugatuck Valley Financial by enabling us to expand the geographic scope of the Naugatuck Valley Savings and Loan franchise in the greater New Haven metropolitan area and facilitate our continued development as a full-service community bank. The merger will also increase Naugatuck Valley Savings and Loan’s deposit base and its loan portfolio, and enable it to better serve the convenience and needs of our customers and communities through becoming a larger institution better suited to compete against regional financial institutions operating in our market area.

In addition to enabling Naugatuck Valley Savings and Loan to expand its franchise and enhance its ability to compete in its market area, the merger, combined with the stock offering, will permit Naugatuck Valley Savings and Loan to use a significant portion of its capital, while continuing to well exceed each of its regulatory capital requirements.

Management of the Combined Company

The current board of directors of new Naugatuck Valley Financial consists of the seven current directors of Naugatuck Valley Mutual Holding Company, Naugatuck Valley Financial and Naugatuck Valley Savings and Loan. Immediately following the merger with Southern Connecticut Bancorp, we will appoint Alphonse F. Spadaro, Jr., currently Vice Chairman of the Board of Southern Connecticut Bancorp, to the boards of directors of new Naugatuck Valley Financial and Naugatuck Valley Savings and Loan. In addition, we will appoint Matthew Proto, Sr., Senior Vice President and Chief Lending Officer of The Bank of Southern Connecticut, and Sunil Pallan, Senior Vice President and Chief Credit Officer of The Bank of Southern Connecticut, as Senior Vice Presidents of Naugatuck Valley Savings and Loan effective upon completion of the merger.

For information about our existing and prospective directors and executive officers, see “Our Management.”

Acquisition Details

Consideration to be Received in the Merger. When the merger becomes effective, each share of Southern Connecticut Bancorp common stock issued and outstanding immediately prior to the completion of the merger will automatically be converted into the right to receive, at the holder’s election, (a) $7.25 in cash without interest, (b) 0.725 shares of Naugatuck Valley Financial common stock or (c) a combination thereof. Based on the current number of shares of Southern Connecticut Bancorp common stock outstanding, Naugatuck Valley Financial will issue an aggregate of approximately 977,264 shares of common stock and pay approximately $9.8 million in cash to stockholders of Southern Connecticut Bancorp. At the maximum of the offering range, former Southern Connecticut Bancorp stockholders will own approximately 14.0% of the outstanding common stock of Naugatuck Valley Financial. Under certain circumstances, if existing options to acquire Southern Connecticut Bancorp common stock are exercised prior to closing, the number of shares issued in the acquisition could be increased to 987,400 shares of common stock.

Under the terms of the merger agreement, Southern Connecticut Bancorp stockholders may elect to convert their shares into cash, Naugatuck Valley Financial common stock or a mixture of cash and Naugatuck Valley Financial common stock. All elections of Southern Connecticut Bancorp stockholders are further subject to the allocation and proration procedures described in the merger agreement. These procedures provide that the number of shares of Southern Connecticut Bancorp common stock to be converted into Naugatuck Valley Financial common stock in the merger must be 50% of the total number of shares of Southern Connecticut Bancorp common stock issued and outstanding on the date of the merger. Neither Naugatuck Valley Financial nor Southern Connecticut Bancorp is making any recommendation as to whether Southern Connecticut Bancorp stockholders should elect to receive cash or Naugatuck Valley Financial common stock in the merger. Each holder of Southern Connecticut Bancorp common stock must make his or her own decision with respect to such election.

It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if Southern Connecticut Bancorp stockholders in the aggregate elect to receive more or less of the Naugatuck Valley Financial common stock than Naugatuck Valley Financial has agreed to issue. These procedures are summarized below.

•

If Stock Is Oversubscribed: If Southern Connecticut Bancorp stockholders elect to receive more Naugatuck Valley Financial common stock than Naugatuck Valley Financial has agreed to issue in the merger, then all Southern Connecticut Bancorp stockholders who have elected to receive cash or who have made no election will receive cash for their Southern Connecticut Bancorp shares and all stockholders who elected to receive Naugatuck Valley Financial common stock will receive a pro rata portion of the available Naugatuck Valley Financial shares plus cash for those shares not converted into Naugatuck Valley Financial common stock.

•

If Stock Is Undersubscribed: If Southern Connecticut Bancorp stockholders elect to receive fewer shares of Naugatuck Valley Financial common stock than Naugatuck Valley Financial has agreed to issue in the merger, then all Southern Connecticut Bancorp stockholders who have elected to receive Naugatuck Valley Financial common stock will receive Naugatuck Valley Financial common stock and all stockholders who elected to receive cash or who have made no election will be treated in the following manner:

•

If the number of shares held by Southern Connecticut Bancorp stockholders who have made no election is sufficient to make up the shortfall in the number of Naugatuck Valley Financial shares that Naugatuck Valley Financial is required to issue, then all Southern Connecticut Bancorp stockholders who elected cash will receive cash, and those stockholders who made no election will receive both cash and Naugatuck Valley Financial common stock in whatever proportion is necessary to make up the shortfall.

•

If the number of shares held by Southern Connecticut Bancorp stockholders who have made no election is insufficient to make up the shortfall, then all Southern Connecticut Bancorp stockholders who made no election will receive Naugatuck Valley Financial common stock and those Southern Connecticut Bancorp stockholders who elected to receive cash will receive cash and Naugatuck Valley Financial common stock in whatever proportion is necessary to make up the shortfall.

Notwithstanding these rules, it may be necessary for Naugatuck Valley Financial to reduce the number of shares of Southern Connecticut Bancorp common stock that will be converted into the right to receive cash and correspondingly increase the number of shares of Southern Connecticut Bancorp common stock that will be converted into Naugatuck Valley Financial common stock. If this adjustment is necessary, stockholders who elect to receive cash or a mixture of cash and stock may be required on a pro rata basis to receive a greater amount of Naugatuck Valley Financial common stock than they otherwise would have received.

Southern Connecticut Bancorp’s stockholders will not receive fractional shares of Naugatuck Valley Financial common stock. Instead, they will receive a cash payment for any fractional shares in an amount equal to the product of such fractional amount multiplied by $10.00.

Treatment of Southern Connecticut Bancorp Stock Options. At the effective time of the merger, each outstanding option to purchase shares of Southern Connecticut Bancorp common stock will be cancelled in exchange for a cash payment from Southern Connecticut Bancorp. The cash payment for each option will be equal to the excess of the $7.25 per share cash merger consideration over the exercise price per share of each option, net of any cash that must be withheld under the federal and state income and employment tax requirements.

Conditions to Completing the Acquisition

The merger agreement sets forth a series of conditions that must be satisfied or waived before Southern Connecticut Bancorp and Naugatuck Valley Financial are obligated to close the merger. These conditions include:

•	consummation of the conversion and offering;

•	receipt of approval of the merger by Southern Connecticut Bancorp’s stockholders;

•

receipt of all regulatory approvals, provided that none contain any conditions that would so materially and adversely impact the economic or business benefits to Naugatuck Valley Financial or the transactions contemplated by the merger agreement that had such condition been known, Naugatuck Valley Financial would not, with reasonable judgment, have entered into the merger agreement;

•	no injunctions or restraints exist preventing consummation of the merger;

•	all required third party consents have been obtained;

•

the other party’s representations and warranties in the merger agreement continuing to be true as of the closing date of the merger and the other party having performed its obligations under the merger agreement;

•	receipt of a tax opinion from counsel for both parties; and

•	the Registration Statement having been declared effective by the SEC.

Any shares of new Naugatuck Valley Financial common stock to be issued in connection with the merger will be issued immediately following completion of the conversion and stock offering. The merger is contingent on completion of the conversion and subject to regulatory and stockholder approval.

Comparison of Shareholders’ Rights

As a result of the conversion, current holders of Naugatuck Valley Financial common stock will become shareholders of new Naugatuck Valley Financial. There are certain differences in shareholder rights arising from distinctions between the federal stock charter and bylaws of Naugatuck Valley Financial and the articles of incorporation and bylaws of new Naugatuck Valley Financial and from distinctions between laws with respect to federally chartered savings and loan holding companies and Maryland law.

In some instances, the rights of shareholders of new Naugatuck Valley Financial will be less than the rights shareholders of Naugatuck Valley Financial currently have. The decrease in shareholder rights under the Maryland articles of incorporation and bylaws are not mandated by Maryland law but have been chosen by management as being in the best interest of new Naugatuck Valley Financial. In some instances, the differences in shareholder rights may increase management rights. In other instances, the provisions in new Naugatuck Valley Financial’s articles of incorporation and bylaws described below may make it more difficult to pursue a takeover attempt that management opposes. These provisions will also make the removal of the board of directors or management, or the appointment of new directors, more difficult. We believe that the provisions described below are prudent and will enhance our ability to remain an independent financial institution and reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the conversion proceeds into productive assets and allow us to implement our business plan during the initial period after the conversion. We believe these provisions are in the best interests of new Naugatuck Valley Financial and its shareholders.

The following discussion is not intended to be a complete statement of the differences affecting the rights of shareholders, but rather summarizes the more significant differences and certain important similarities. The discussion herein is qualified in its entirety by reference to the articles of incorporation and bylaws of new Naugatuck Valley Financial and Maryland law.

Authorized Capital Stock. The authorized capital stock of the current Naugatuck Valley Financial consists of 25,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. The authorized capital stock of the new Naugatuck Valley Financial will consist of 25,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share.

Naugatuck Valley Financial’s charter and new Naugatuck Valley Financial’s articles of incorporation both authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates and liquidation preferences. Although neither board of directors has any intention at the present time of doing so, it could issue a series of preferred stock that could, depending on its terms, impede a merger, tender offer or other takeover attempt.

Issuance of Capital Stock. Currently, pursuant to applicable laws and regulations, Naugatuck Valley Mutual Holding Company is required to own not less than a majority of the outstanding common stock of Naugatuck Valley Financial. There will be no such restriction applicable to new Naugatuck Valley Financial following consummation of the conversion, as Naugatuck Valley Mutual Holding Company will cease to exist.

New Naugatuck Valley Financial’s articles of incorporation do not contain restrictions on the issuance of shares of capital stock to the directors, officers or controlling persons of new Naugatuck Valley Financial, whereas Naugatuck Valley Financial’s federal stock charter provides that no shares may be issued to directors, officers or controlling persons other than as part of a general public offering, or to directors for purposes of qualifying for service as directors, unless the share issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting. Thus, new Naugatuck Valley Financial could adopt stock-related compensation plans such as stock option plans without shareholder approval and shares of the capital stock of new Naugatuck Valley Financial could be issued directly to directors or officers without shareholder approval. The rules of the Nasdaq Stock Market, however, generally require listed companies, like new Naugatuck Valley Financial will be, to obtain shareholder approval of most stock-related compensation plans for directors, officers and key employees of the corporation. Moreover, although generally not required, shareholder approval of stock-related compensation plans may be sought in certain instances to qualify such plans for favorable treatment under current federal income tax laws and regulations. We plan to submit the stock compensation plan discussed in this prospectus to shareholders for their approval.

Neither the federal stock charter and bylaws of Naugatuck Valley Financial nor the articles of incorporation and bylaws of new Naugatuck Valley Financial provide for preemptive rights to shareholders in connection with the issuance of capital stock.

Voting Rights. Neither the federal stock charter of Naugatuck Valley Financial nor the articles of incorporation of new Naugatuck Valley Financial permits cumulative voting in the election of directors. Cumulative voting entitles you to a number of votes equaling the number of shares you hold multiplied by the number of directors to be elected. Cumulative voting allows you to cast all your votes for a single nominee or apportion your votes among any two or more nominees. For example, when three directors are to be elected, cumulative voting allows a holder of 100 shares to cast 300 votes for a single nominee, apportion 100 votes for each nominee, or apportion 300 votes in any other manner.

Payment of Dividends. The ability of Naugatuck Valley Savings and Loan to pay dividends on its capital stock is restricted by Office of Thrift Supervision regulations and by tax considerations related to savings associations. Naugatuck Valley Savings and Loan will continue to be subject to these restrictions after the conversion, and such restrictions will indirectly affect new Naugatuck Valley Financial because dividends from Naugatuck Valley Savings and Loan will be a primary source of funds for the payment of dividends to the shareholders of new Naugatuck Valley Financial.

Maryland law generally provides that, unless otherwise restricted in a corporation’s articles of incorporation, a corporation’s board of directors may authorize and a corporation may pay dividends to shareholders. However, a distribution may not be made if, after giving effect thereto, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than its total liabilities.

Board of Directors. The bylaws of Naugatuck Valley Financial and the articles of incorporation of new Naugatuck Valley Financial each require the board of directors to be divided into three classes as nearly equal in number as possible and that the members of each class be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Under both the bylaws of Naugatuck Valley Financial and the bylaws of new Naugatuck Valley Financial, any vacancy occurring in the board of directors, however caused, may be filled by an affirmative vote of the majority of the directors then in office, whether or not a quorum is present. Any director of Naugatuck Valley Financial so chosen shall hold office until the next annual meting of shareholders, and any director of new Naugatuck Valley Financial so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor shall have been elected and qualified.

The bylaws of both Naugatuck Valley Financial and new Naugatuck Valley Financial provide that to be eligible to serve on the board of directors a person must not: (1) be under indictment for, or ever have been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) be a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) have been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit, or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency.

Under the bylaws of Naugatuck Valley Financial, directors may be removed only for cause by the vote of the holders of a majority of the shares of stock entitled to vote at a meeting of shareholders called for such purpose. The bylaws of new Naugatuck Valley Financial impose the same limitation.

Limitations on Liability. The articles of incorporation of new Naugatuck Valley Financial provides that, to the fullest extent permitted under Maryland law, the directors and officers of new Naugatuck Valley Financial shall have no personal liability to new Naugatuck Valley Financial or its shareholders for money damages except (1) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (3) to the extent otherwise provided by the Maryland General Corporation Law.

Currently, federal law does not permit federally chartered savings and loan holding companies like Naugatuck Valley Financial to limit the personal liability of directors in the manner provided by Maryland law and the laws of many other states.

Indemnification of Directors, Officers, Employees and Agents. Federal regulations provide that Naugatuck Valley Financial must indemnify its directors, officers and employees for any costs incurred in connection with any action involving any such person’s activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person or final judgment other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of Naugatuck Valley Financial or its shareholders. Naugatuck Valley Financial also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, Naugatuck Valley Financial is required to notify the Office of Thrift Supervision of its intention and such payment cannot be made if the Office of Thrift Supervision objects thereto.

The articles of incorporation of new Naugatuck Valley Financial provides that it will indemnify its directors and officers, whether serving it or at its request any other entity, to the fullest extent required or permitted under Maryland law. Such indemnification includes the advancement of expenses. The articles of incorporation of new Naugatuck Valley Financial also provides that new Naugatuck Valley Financial will indemnify its employees and agents and any director, officer, employee or agent of any other entity to such extent as shall be authorized by the board of directors and be permitted by law.

Special Meetings of Shareholders. The bylaws of Naugatuck Valley Financial provide that special meetings of the shareholders of Naugatuck Valley Financial may be called by the Chairman, President, a majority of the board of directors or the holders of not less than one-tenth of the outstanding capital stock of Naugatuck Valley Financial entitled to vote at the meeting. The bylaws of new Naugatuck Valley Financial provide that special meetings of shareholders may be called by the Chairman, the President or by two-thirds of the total number of directors. In addition, Maryland law provides that a special meeting of shareholders may be called by the Secretary upon written request of the holders of a majority of all the shares entitled to vote at a meeting.

Shareholder Nominations and Proposals. The bylaws of Naugatuck Valley Financial provide an advance notice procedure for shareholders to nominate directors or bring other business before an annual or special meeting of shareholders of Naugatuck Valley Financial. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the Naugatuck Valley Financial board of directors or by a shareholder who has given appropriate notice to Naugatuck Valley Financial before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given Naugatuck Valley Financial appropriate notice of its intention to bring that business before the meeting. Naugatuck Valley Financial’s secretary must receive notice of the nomination or proposal at least 30 days before the date of the annual meeting; provided, however, that if less than 40 days’ notice of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

New Naugatuck Valley Financial’s bylaws establish a similar advance notice procedure for shareholders to nominate directors or bring other business before an annual meeting of shareholders of new Naugatuck Valley Financial. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the new Naugatuck Valley Financial board of directors or by a shareholder who has given appropriate notice to new Naugatuck Valley Financial before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given new Naugatuck Valley Financial appropriate notice of its intention to bring that business before the meeting. New Naugatuck Valley Financial’s secretary must receive notice of the nomination or proposal not less than 90 days before the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder who desires to raise new business must provide certain information to new Naugatuck Valley Financial concerning the nature of the new business, the shareholder, the shareholder’s ownership in the new Naugatuck Valley Financial and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide new Naugatuck Valley Financial with certain information concerning the nominee and the proposing shareholder.

Advance notice of nominations or proposed business by shareholders gives new Naugatuck Valley Financial’s board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the board of directors, to inform shareholders and make recommendations about those matters.

Shareholder Action Without a Meeting. Under Maryland law, action may be taken by shareholders of new Naugatuck Valley Financial without a meeting if all shareholders entitled to vote on the action give written consent to taking such action without a meeting. Similarly, the bylaws of Naugatuck Valley Financial provide that action may be taken by shareholders without a meeting if all shareholders entitled to vote on the matter consent to the taking of such action without a meeting.

Shareholder’s Right to Examine Books and Records. A federal regulation, which is currently applicable to Naugatuck Valley Financial, provides that shareholders holding of record at least $100,000 of stock or at least 1% of the total outstanding voting shares may inspect and make extracts from specified books and records of a federally chartered savings and loan association after proper written notice for a proper purpose.

Under Maryland law, a shareholder who has been a shareholder of record for at least six months or who holds, or is authorized in writing by holders of, at least 5% of the outstanding shares of any class or series of stock of a corporation has the right, for any proper purpose and upon at least 20 days’ written notice, to inspect in person or by agent, the corporation’s books of account and its stock ledger. In addition, under Maryland law, any shareholder or his agent, upon at least seven days’ written notice, may inspect and copy during usual business hours, the corporation’s bylaws, minutes of the proceedings of shareholders’ annual statements of affairs and voting trust agreements.

Limitations on Voting Rights. The articles of incorporation of new Naugatuck Valley Financial provide that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of shareholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock, be entitled, or permitted to any vote in respect of the shares held in excess of the limit. This limitation does not apply to any director or officer acting solely in their capacities as directors and officers, or any employee benefit plans of new Naugatuck Valley Financial or any subsidiary or a trustee of a plan.

In addition, Office of Thrift Supervision regulations provide that for a period of three years following the date of the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of new Naugatuck Valley Financial’s equity securities without the prior written approval of the Office of Thrift Supervision. Where any person acquires beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the shareholders for a vote.

Mergers, Consolidations and Sales of Assets. Federal regulations currently require the approval of two-thirds of the board of directors of Naugatuck Valley Financial and the holders of two-thirds of the outstanding stock of Naugatuck Valley Financial entitled to vote thereon for mergers, consolidations and sales of all or substantially all of its assets. Such regulation permits Naugatuck Valley Financial to merge with another corporation without obtaining the approval of its shareholders if:

•	it does not involve an interim savings institution;

•	the charter of Naugatuck Valley Financial is not changed;

•

each share of Naugatuck Valley Financial stock outstanding immediately before the effective date of the transaction is to be an identical outstanding share or a treasury share of Naugatuck Valley Financial after such effective date; and

•

either: (a) no shares of voting stock of Naugatuck Valley Financial and no securities convertible into such stock are to be issued or delivered under the plan of combination or (b) the authorized unissued shares or the treasury shares of voting stock of Naugatuck Valley Financial to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of Naugatuck Valley Financial outstanding immediately before the effective date of the transaction.

Under Maryland law, a merger or consolidation of new Naugatuck Valley Financial requires approval of two-thirds of all votes entitled to be cast by shareholders, except that no approval by shareholders is required for a merger if:

•	the plan of merger does not make an amendment of the articles of incorporation that would be required to be approved by the shareholders;

•

each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after; and

•

the number of shares of any class or series of stock outstanding immediately after the effective time of the merger will not increase by more than 20% the total number of voting shares outstanding immediately before the merger. The articles of incorporation of new Naugatuck Valley Financial reduce the vote required for a merger or consolidation to a majority of the total shares outstanding.

In addition, under certain circumstances the approval of the shareholders shall not be required to authorize a merger with or into a 90% owned subsidiary of new Naugatuck Valley Financial.

Under Maryland law, a sale of all or substantially all of new Naugatuck Valley Financial’s assets other than in the ordinary course of business, or a voluntary dissolution of new Naugatuck Valley Financial, requires the approval of its board of directors and the affirmative vote of two-thirds of the votes entitled to be cast on the matter.

Business Combinations with Interested Shareholders. Under Maryland law, “business combinations” between new Naugatuck Valley Financial and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested shareholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as: (1) any person who beneficially owns 10% or more of the voting power of new Naugatuck Valley Financial’s voting stock after the date on which new Naugatuck Valley Financial had 100 or more beneficial owners of its stock; or (2) an affiliate or associate of new Naugatuck Valley Financial at any time after the date on which new Naugatuck Valley Financial had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of new Naugatuck Valley Financial A person is not an interested shareholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between new Naugatuck Valley Financial and an interested shareholder generally must be recommended by the board of directors of new Naugatuck Valley Financial and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of new Naugatuck Valley Financial and (2) two-thirds of the votes entitled to be cast by holders of voting stock of new Naugatuck Valley Financial other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder. These super-majority vote requirements do not apply if new Naugatuck Valley Financial’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

Neither the charter or bylaws of Naugatuck Valley Financial nor the federal laws and regulations applicable to Naugatuck Valley Financial contain a provision that restricts business combinations between Naugatuck Valley Financial and any interested stockholder in the manner set forth above.

Dissenters’ Rights of Appraisal. A federal regulation that is applicable to Naugatuck Valley Financial generally provides that a shareholder of a federally chartered savings and loan association that engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such institution payment of the fair or appraised value of his or her stock in the institution, subject to specified procedural requirements. This regulation also provides, however, that the shareholders of a federally chartered savings and loan association that is listed on a national securities exchange are not entitled to dissenters’ rights in connection with a merger if the shareholder is required to accept only “qualified consideration” for his or her stock, which is defined to include cash, shares of stock of any institution or corporation which at the effective date of the merger will be listed on a national securities exchange or any combination of such shares of stock and cash.

Under Maryland law, shareholders of new Naugatuck Valley Financial have the right to dissent from any plan of merger or consolidation to which new Naugatuck Valley Financial is a party, and to demand payment for the fair value of their shares unless the articles of incorporation provide otherwise. Pursuant to new Naugatuck Valley Financial’s articles of incorporation, holders of new Naugatuck Valley Financial common stock are not entitled to exercise the rights of an objecting shareholder.

Evaluation of Offers; Other Corporate Constituencies. The articles of incorporation of new Naugatuck Valley Financial provide that its directors, in discharging their duties to new Naugatuck Valley Financial and in determining what they reasonably believe to be in the best interest of new Naugatuck Valley Financial, may, in addition to considering the effects of any action on shareholders, consider any of the following: (a) the economic effect, both immediate and long-term, upon new Naugatuck Valley Financial’s shareholders, including shareholders, if any, choosing not to participate in the transaction; (b) effects, including any social and economic effects on the employees, suppliers, creditors, depositors and customers of, and others dealing with, new Naugatuck Valley Financial and its subsidiaries and on the communities in which new Naugatuck Valley Financial and its subsidiaries operate or are located; (c) whether the proposal is acceptable based on the historical and current operating results or financial condition of new Naugatuck Valley Financial; (d) whether a more favorable price could be obtained for new Naugatuck Valley Financial’s stock or other securities in the future; (e) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees; (f) the future value of the stock or any other securities of new Naugatuck Valley Financial; and (g) any antitrust or other legal and regulatory issues that are raised by the proposal. If on the basis of these factors the board of directors determines that any proposal or offer to acquire new Naugatuck Valley Financial is not in the best interest of new Naugatuck Valley Financial, it may reject such proposal or offer. If the board of directors determines to reject any such proposal or offer, the board of directors shall have no obligation to facilitate, remove any barriers to, or refrain from impeding the proposal or offer.

By having these standards in the articles of incorporation of new Naugatuck Valley Financial, the board of directors may be in a stronger position to oppose such a transaction if the board of directors concludes that the transaction would not be in the best interest of new Naugatuck Valley Financial, even if the price offered is significantly greater than the market price of any equity security of new Naugatuck Valley Financial.

Amendment of Governing Instruments. No amendment of the charter of Naugatuck Valley Financial may be made unless it is first proposed by the board of directors, then preliminarily approved by the Office of Thrift Supervision, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. The articles of incorporation of new Naugatuck Valley Financial generally may be amended by the holders of a majority of the shares entitled to vote, provided that any amendment of Section C of Article Sixth (limitation on common stock voting rights), Section B of Article Seventh (classification of board of directors), Sections F and J of Article Eighth (amendment of bylaws and elimination of director and officer liability) and Article Tenth (amendment of certain provisions of the Articles), must be approved by the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote, except that the board of directors may amend the articles of incorporation without any action by the shareholders to the fullest extent allowed under Maryland law.

The bylaws of Naugatuck Valley Financial may be amended in a manner consistent with regulations of the Office of Thrift Supervision and shall be effective after (1) approval of the amendment by a majority vote of the authorized board of directors, or by a majority of the votes cast by the shareholders of Naugatuck Valley Financial at any legal meeting and (2) receipt of applicable regulatory approval. The bylaws of new Naugatuck Valley Financial may be amended by the affirmative vote of a majority of the directors or by the vote of the holders of not less than 75% of the votes entitled to be cast by holders of the capital stock of new Naugatuck Valley Financial entitled to vote generally in the election of directors (considered for this purpose as one class) at a meeting of the shareholders called for that purpose at which a quorum is present (provided that notice of such proposed amendment is included in the notice of such meeting).

Restrictions on Acquisition of New Naugatuck Valley Financial

General

Certain provisions in the articles of incorporation and bylaws of new Naugatuck Valley Financial may have antitakeover effects. In addition, regulatory restrictions may make it more difficult for persons or companies to acquire control of us.

Articles of Incorporation and Bylaws of New Naugatuck Valley Financial

Although our board of directors is not aware of any effort that might be made to obtain control of us after the offering, the board of directors believed it appropriate to adopt certain provisions permitted by federal and state regulations that may have the effect of deterring a future takeover attempt that is not approved by our board of directors. The following description of these provisions is only a summary and does not provide all of the information contained in our articles of incorporation and bylaws. See “Where You Can Find More Information“ as to where to obtain a copy of these documents.

Limitation on Voting Rights. Our articles of incorporation provide that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of shareholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock, be entitled, or permitted to any vote in respect of the shares held in excess of the limit. This limitation does not apply to any director or officer acting solely in their capacities as directors and officers, or any employee benefit plans of new Naugatuck Valley Financial or any subsidiary or a trustee of a plan.

Board of Directors.

Classified Board. Our board of directors is divided into three classes as nearly as equal in number as possible. The shareholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of new Naugatuck Valley Financial.

Filling of Vacancies; Removal. Our bylaws provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled only by a vote of a majority of the directors then in office. A person elected to fill a vacancy on the board of directors will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor shall have been elected and qualified. Our bylaws provide that a director may be removed from the board of directors before the expiration of his or her term only for cause and only upon the vote of a majority of the shares entitled to vote in the election of directors. These provisions make it more difficult for shareholders to remove directors and replace them with their own nominees.

Qualification. Our bylaws provide that to be eligible to serve on the board of directors a person must not: (1) be under indictment for, or ever have been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) be a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) have been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit, or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency. These provisions contained in our bylaws may prevent shareholders from nominating themselves or persons of their choosing for election to the board of directors.

Elimination of Cumulative Voting. Our articles of incorporation provide that no shares will be entitled to cumulative voting. The elimination of cumulative voting makes it more difficult for a shareholder group to elect a director nominee.

Special Meetings of Shareholder. Our shareholders must act only through an annual or special meeting. Special meetings of shareholders may only be called by the Chairman, the President, by two-thirds of the total number of directors or by the Secretary upon the written request of the holders of a majority of all the shares entitled to vote at a meeting. The limitations on the calling of special meetings of shareholders may have the effect of delaying consideration of a shareholder proposal until the next annual meeting.

Amendment of Articles of Incorporation. Our articles of incorporation provide that certain amendments to our articles of incorporation relating to a change in control of us must be approved by at least 75% of the outstanding shares entitled to vote.

Advance Notice Provisions for Shareholder Nominations and Proposals. Our bylaws establish an advance notice procedure for shareholders to nominate directors or bring other business before an annual meeting of shareholders. A person may not be nominated for election as a director unless that person is nominated by or at the direction of our board of directors or by a shareholder who has given appropriate notice to us before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given us appropriate notice of the shareholder’s intention to bring that business before the meeting. Our Secretary must receive notice of the nomination or proposal not less than 90 days before the date of the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder who desires to raise new business must provide us with certain information concerning the nature of the new business, the shareholder, the shareholder’s ownership of new Naugatuck Valley Financial and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide us with certain information concerning the nominee and the proposing shareholder.

Advance notice of nominations or proposed business by shareholders gives our board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by our board of directors, to inform shareholders and make recommendations about those matters.

Authorized but Unissued Shares of Capital Stock. Following the offering, we will have authorized but unissued shares of common and preferred stock. Our articles of incorporation authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates, and liquidation preferences. Such shares of common and preferred stock could be issued by the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Business Combinations with Interested Stockholders. Under Maryland law, “business combinations” between new Naugatuck Valley Financial and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested shareholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as: (1) any person who beneficially owns 10% or more of the voting power of new Naugatuck Valley Financial’s voting stock after the date on which new Naugatuck Valley Financial had 100 or more beneficial owners of its stock; or (2) an affiliate or associate of new Naugatuck Valley Financial at any time after the date on which new Naugatuck Valley Financial had 100 or more beneficial owners of its stock who, within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of new Naugatuck Valley Financial. A person is not an interested shareholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between new Naugatuck Valley Financial and an interested shareholder generally must be recommended by the board of directors of new Naugatuck Valley Financial and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of new Naugatuck Valley Financial and (2) two-thirds of the votes entitled to be cast by holders of voting stock of new Naugatuck Valley Financial other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder. These super-majority vote requirements do not apply if new Naugatuck Valley Financial’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

Regulatory Restrictions

Office of Thrift Supervision Regulations. Office of Thrift Supervision regulations provide that for a period of three years following the date of the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Office of Thrift Supervision. Where any person acquires beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the shareholders for a vote.

Change in Bank Control Act. The acquisition of 10% or more of our outstanding common stock may trigger the provisions of the Change in Bank Control Act. The Office of Thrift Supervision has also adopted a regulation under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally chartered savings association or its holding company to provide 60 days prior written notice and certain financial and other information to the Office of Thrift Supervision.

The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for these purposes exists in situations in which the acquiring party has voting control of at least 25% of any class of our voting stock or the power to direct our management or policies. However, under Office of Thrift Supervision regulations, control is presumed to exist where the acquiring party has voting control of at least 10% of any class of our voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Office of Thrift Supervision to disapprove a proposed acquisition on certain specified grounds.

Description of New Naugatuck Valley Financial Capital Stock

The common stock of new Naugatuck Valley Financial represents nonwithdrawable capital, is not an account of any type, and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

General

New Naugatuck Valley Financial is authorized to issue 25,000,000 shares of common stock having a par value of $0.01 per share and 1,000,000 shares of preferred stock having a par value of $0.01. Each share of new Naugatuck Valley Financial’s common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of conversion, all stock will be duly authorized, fully paid and nonassessable. New Naugatuck Valley Financial will not issue any shares of preferred stock in the conversion and offering.

Common Stock

Dividends. New Naugatuck Valley Financial can pay dividends if, as and when declared by its board of directors. The payment of dividends by new Naugatuck Valley Financial is limited by law and applicable regulation. See “Our Dividend Policy.“ The holders of common stock of new Naugatuck Valley Financial will be entitled to receive and share equally in dividends declared by the board of directors of new Naugatuck Valley Financial. If new Naugatuck Valley Financial issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. The holders of common stock of new Naugatuck Valley Financial will possess exclusive voting rights in new Naugatuck Valley Financial. They will elect new Naugatuck Valley Financial’s board of directors and act on other matters as are required to be presented to them under federal law or as are otherwise presented to them by the board of directors. Except as discussed in “Restrictions on Acquisition of New Naugatuck Valley Financial,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If new Naugatuck Valley Financial issues preferred stock, holders of new Naugatuck Valley Financial preferred stock may also possess voting rights.

Liquidation. If there is any liquidation, dissolution or winding up of Naugatuck Valley Savings and Loan, new Naugatuck Valley Financial, as the sole holder of Naugatuck Valley Savings and Loan’s capital stock, would be entitled to receive all of Naugatuck Valley Savings and Loan’s assets available for distribution after payment or provision for payment of all debts and liabilities of Naugatuck Valley Savings and Loan, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of new Naugatuck Valley Financial, the holders of its common stock would be entitled to receive all of the assets of new Naugatuck Valley Financial available for distribution after payment or provision for payment of all its debts and liabilities. If new Naugatuck Valley Financial issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of new Naugatuck Valley Financial will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

New Naugatuck Valley Financial will not issue any preferred stock in the conversion and offering and it has no current plans to issue any preferred stock after the conversion and offering. Preferred stock may be issued with designations, powers, preferences and rights as the board of directors may from time to time determine. The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock of new Naugatuck Valley Financial will be Registrar and Transfer Company, Cranford, New Jersey.

Registration Requirements

In connection with the conversion and offering, we will register our common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the conversion and offering. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

Legal and Tax Opinions

The legality of our common stock has been passed upon for us by Kilpatrick Stockton LLP, Washington, D.C. The federal income tax consequences of the conversion have been opined upon by Kilpatrick Stockton LLP. Whittlesey & Hadley, P.C. has provided an opinion to us regarding the Connecticut income tax consequences of the conversion. Kilpatrick Stockton LLP and Whittlesey & Hadley, P.C. have consented to the references to their opinions in this prospectus. Certain legal matters will be passed upon for Stifel, Nicolaus & Company, Incorporated by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C.

Experts

The consolidated financial statements of Naugatuck Valley Financial and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, have been included herein in reliance upon the report of Whittlesey & Hadley, P.C., independent registered public accounting firm, which is included herein and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Southern Connecticut Bancorp and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein and are included in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.

FinPro has consented to the summary in this prospectus of its report to us setting forth its opinion as to our estimated pro forma market value and to the use of its name and statements with respect to it appearing in this prospectus.

Where You Can Find More Information

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the offering. This prospectus forms a part of the registration statement. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.”

Naugatuck Valley Mutual Holding Company has filed an application for approval of the plan of conversion with the Office of Thrift Supervision. This prospectus omits certain information contained in the application. The application may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, NW, Washington, D.C. 20552

and at the offices of the Regional Director of the Office of Thrift Supervision at the Northeast Regional Office of the Office of Thrift Supervision, Harborside Financial Center Plaza Five, Suite 1600, Jersey City, New Jersey 07311.

A copy of the plan of conversion is available without charge from Naugatuck Valley Savings and Loan by contacting the Stock Information Center.

The appraisal report of FinPro has been filed as an exhibit to our registration statement and to our application to the Office of Thrift Supervision. Portions of the appraisal report were filed electronically with the Securities and Exchange Commission and are available on its Web site as described above. The entire appraisal report is available at the public reference room of the Securities and Exchange Commission and the offices of the Office of Thrift Supervision as described above.

Index to Consolidated Financial Statements

Index to Financial Statements of Naugatuck Valley Financial Corporation
Page
Report of Independent Registered Public Accounting Firm	F-1
Consolidated Statements of Financial Condition as of March 31, 2010 (unaudited) and December 31, 2009 and 2008	F-2
Consolidated Statements of Income for the Three Months Ended March 31, 2010 and 2009 (unaudited) and the Years Ended December 31, 2009, 2008 and 2007	F-3
Consolidated Statements of Changes in Stockholders’ Equity for the Three Months Ended March 31, 2010 (unaudited) and the Years Ended December 31, 2009, 2008 and 2007	F-4
Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2010 and 2009 (unaudited) and the Years Ended December 31, 2009, 2008 and 2007	F-6
Notes to Consolidated Financial Statements	F-7

Index to Financial Statements of Southern Connecticut Bancorp, Inc.
Page
Report of Independent Registered Public Accounting Firm	F-38
Consolidated Balance Sheets as of March 31, 2010 (unaudited) and December 31, 2009 and 2008	F-39
Consolidated Statements of Operations for the Three Months Ended March 31, 2010 and 2009 (unaudited) and the Years Ended December 31, 2009, 2008 and 2007	F-40
Consolidated Statements of Shareholders’ Equity for the Three Months Ended March 31, 2010 (unaudited) and the Years Ended December 31, 2009, 2008 and 2007	F-41
Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2010 and 2009 (unaudited) and the Years Ended December 31, 2009, 2008 and 2007	F-43
Notes to Consolidated Financial Statements	F-45

* * *

All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes.

Separate financial statements for new Naugatuck Valley Financial Corporation have not been included in this prospectus because new Naugatuck Valley Financial Corporation, which has engaged only in organizational activities to date, has no significant assets, contingent or other liabilities, revenues or expenses.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Shareholders

Naugatuck Valley Financial Corporation

We have audited the accompanying consolidated statements of financial condition of Naugatuck Valley Financial Corporation (the “Company”) and subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years ended December 31, 2009, 2008 and 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Companies Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Naugatuck Valley Financial Corporation and subsidiary at December 31, 2009 and 2008, and the results of its operations and its cash flows for the each of the years ended December 31, 2009, 2008 and 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Whittlesey & Hadley, P.C.

Hartford, Connecticut

March 26, 2010

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	March 31, 2010	December 31,
(Dollars in thousands)		2009	2008
	(Unaudited)	(Audited)
ASSETS
Cash and due from depository institutions	$4,740	$9,003	$8,214
Investment in federal funds	4,523	3,143	33
Investment securities available-for-sale, at fair value	40,432	37,623	63,844
Investment securities held-to-maturity, at amortized cost	1,373	1,451	—
Loans held for sale, at fair value	194	—	—
Loans receivable, net	480,841	473,304	431,976
Accrued income receivable	2,051	2,074	2,099
Foreclosed real estate, net	120	140	—
Premises and equipment, net	9,866	9,948	10,565
Bank owned life insurance	9,005	8,920	8,579
Federal Home Loan Bank of Boston stock, at cost	6,252	6,252	6,252
Other assets	4,818	5,097	3,824

Total assets	$564,215	$556,955	$535,386

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits	$388,077	$380,931	$363,026
Borrowed funds	120,933	118,984	119,148
Mortgagors’ escrow accounts	2,620	4,888	4,562
Other liabilities	1,875	1,844	3,061

Total liabilities	513,505	506,647	489,797

Commitments and contingencies

Stockholders’ equity
Preferred stock, $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—	—
Common stock, $.01 par value; 25,000,000 shares authorized; 7,604,375 shares issued; shares outstanding—7,022,659 at March 31, 2010, 7,022,866 at December 31, 2009, and 7,026,894 at December 31, 2008	76	76	76
Paid-in capital	33,814	33,756	33,637
Retained earnings	25,085	24,849	23,303
Unearned ESOP shares (193,735 shares at March 31, 2010, 193,735 shares at December 31, 2009 and 213,624 shares at December 31, 2008)	(1,937)	(1,937)	(2,136)
Unearned stock awards (31,640 shares at March 31, 2010, 32,340 shares at December 31, 2009 and 61,780 shares at December 31, 2008)	(347)	(355)	(680)
Treasury Stock, at cost (583,549 shares at March 31, 2010, 583,342 shares at December 31, 2009 and 579,314 shares at December 31, 2008)	(6,134)	(6,132)	(6,107)
Accumulated other comprehensive income (loss)	153	51	(2,504)

Total stockholders’ equity	50,710	50,308	45,589

Total liabilities and stockholders’ equity	$564,215	$556,955	$535,386

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended March 31,		For the Year Ended December 31,
(Dollars in thousands, except earnings per share)	2010	2009	2009	2008	2007
	(Unaudited)		(Audited)
Interest and dividend income
Interest on loans	$6,684	$6,378	$25,954	$24,556	$21,681
Interest and dividends on investments and deposits	459	710	2,337	3,647	3,349

Total interest income	7,143	7,088	28,291	28,203	25,030

Interest expense
Interest on deposits	1,811	2,300	8,477	9,271	9,750
Interest on borrowed funds	804	1,115	4,060	4,633	3,424

Total interest expense	2,615	3,415	12,537	13,904	13,174

Net interest income	4,528	3,673	15,754	14,299	11,856
Provision for loan losses	809	285	1,144	675	151

Net interest income after provision for loan losses	3,719	3,388	14,610	13,624	11,705

Noninterest income
Fees for services related to deposit accounts	246	234	1,060	1,053	955
Fees for other services	165	125	574	529	559
Income from bank owned life insurance	84	84	341	315	308
Income from investment advisory services, net	41	56	271	299	260
Gain (loss) on investments	8	176	388	(3,398)	65
Other income	27	31	108	154	207

Total noninterest income (loss)	571	706	2,742	(1,048)	2,354

Noninterest expense
Compensation, taxes and benefits	2,075	1,884	7,692	7,521	6,914
Office occupancy	587	534	2,151	2,173	1,966
FDIC insurance premiums	162	235	946	132	35
Computer processing	229	222	916	861	733
Professional fees	175	129	674	518	504
Directors compensation	216	199	560	493	494
Advertising	73	55	330	534	594
Office supplies	51	59	207	195	201
Loss on foreclosed real estate, net	18	6	36	1	—
Other expenses	268	275	1,029	1,026	981

Total noninterest expense	3,854	3,598	14,541	13,454	12,422

Income (loss) before tax provision (benefit)	436	496	2,811	(878)	1,637
Income tax provision (benefit)	122	127	818	(566)	217

Net income (loss)	$314	$369	$1,993	$(312)	$1,420

Earnings (loss) per share—basic and diluted	$0.05	$0.05	$0.29	$(0.05)	$0.20

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Dollars in thousands)	Common Stock	Paid-in Capital	Retained Earnings
Balance at December 31, 2007	$76	$33,483	$24,233
ESOP shares released—19,889 shares	—	(29)	—
Dividends paid ($0.23 per common share)	—	—	(614)
Stock based compensation—1,000 shares awarded	—	—	(4)
Stock based compensation—29,246 shares vested	—	—	—
Stock based compensation—options	—	183	—
Treasury stock acquired—241,840 shares	—	—	—
Comprehensive income:
Net income	—	—	(312)
Net change in unrealized holding gain on available-for-sale securities, net of tax effect
Comprehensive income	—	—	—

Balance at December 31, 2008	76	33,637	23,303
ESOP shares released—19,889 shares	—	(87)	—
Dividends paid ($0.17 per common share)	—	—	(447)
Stock based compensation—29,446 shares vested	—	—	—
Stock based compensation—options	—	206	—
Treasury stock acquired—4,028 shares	—	—	—
Comprehensive income:
Net income	—	—	1,993
Net change in unrealized holding gain on available-for-sale securities, net of tax effect
Comprehensive income	—	—	—

Balance at December 31, 2009	76	33,756	24,849
Dividends paid ($0.03 per common share)	—	—	(78)
Stock based compensation—700 shares vested	—	—	—
Stock based compensation—options	—	58	—
Treasury stock acquired—207 shares	—	—	—
Comprehensive income:
Net income	—	—	314
Net change in unrealized holding gain on available-for-sale securities, net of tax effect
Comprehensive income	—	—	—

Balance at March 31, 2010 (Unaudited)	$76	$33,814	$25,085

Balance at December 31, 2008	76	33,637	23,303
Dividends paid ($0.06 per common share)	—	—	(158)
Stock based compensation—700 shares vested	—	—	—
Stock based compensation—options	—	54	—
Treasury stock acquired—81 shares	—	—	—
Comprehensive income:
Net income	—	—	369
Net change in unrealized holding gain on available-for-sale securities, net of tax effect
Comprehensive income	—	—	—

Balance at March 31, 2009 (Unaudited)	$76	$33,691	$23,514

The accompanying notes are an integral part of these financial statements.

Unearned ESOP Shares	Unearned Stock Awards	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total
$(2,335)	$(995)	$(3,889)	$(116)	$50,457
199	—	—	—	170
—	—	—	—	(614)
—	(9)	13	—	—
—	324	—	—	324
—	—	—	—	183
—	—	(2,231)	—	(2,231)

—	—	—	—	—
			(2,388)	—
—	—	—	—	(2,700)

(2,136)	(680)	(6,107)	(2,504)	45,589
199	—	—	—	112
—	—	—	—	(447)
—	325	—	—	325
—	—	—	—	206
—	—	(25)	—	(25)

—	—	—	—	—
			2,555	—
—	—	—	—	4,548

(1,937)	(355)	(6,132)	51	50,308
—	—	—	—	(78)
—	8	—	—	8
—	—	—	—	58
—	—	(2)	—	(2)

—	—	—	—	—
			102	—
—	—	—	—	416

$(1,937)	(347)	$(6,134)	$153	$50,710

(2,136)	(680)	(6,107)	(2,504)	45,589
—	—	—	—	(158)
—	8	—	—	8
—	—	—	—	54
—	—	(1)	—	(1)

—	—	—	—	—
			1,795	—
—	—	—	—	2,164

$(2,136)	(672)	$(6,108)	$(709)	$47,656

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,		For the Year Ended December 31,
(In thousands)	2010	2009	2009	2008	2007
	(Unaudited)		(Audited)
Cash flows from operating activities
Net income (loss)	$314	$369	$1,993	$(312)	$1,420
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	809	285	1,144	675	151
Depreciation and amortization expense	197	218	821	835	776
Net amortization (accretion) from investments	8	14	60	51	(21)
Amortization of intangible assets	8	8	34	34	34
Provision for deferred tax (benefit)	—	—	704	(1,574)	11
Loss (gain) on investment securities	(8)	(176)	(388)	3,398	(65)
Stock-based compensation	169	165	656	813	698
Loans originated for sale	(2,300)
Gain on sale of loans	(12)	—	—	—	—
Proceeds from sale of loans	2,312	—	—	—	—
Net change in:
Accrued income receivable	23	125	25	(65)	(130)
Deferred loan fees	(46)	19	(43)	68	51
Cash surrender value of life insurance	(84)	(83)	(341)	(315)	(308)
Other assets	210	(86)	(2,291)	(39)	(35)
Other liabilities	(72)	97	222	(110)	98

Net cash provided by operating activities	1,528	955	2,596	3,459	2,680

Cash flows from investing activities
Proceeds from maturities and repayments of available-for-sale securities	1,578	2,152	10,022	7,501	12,236
Proceeds from sale of available-for-sale securities	1,982	10,508	19,264	13,171	8,441
Proceeds from sale of held-to-maturity securities	—	—	110	—	—
Proceeds from maturities of held-to-maturity securities	75	—	—	1,190	1,390
Purchase of available-for-sale securities	(6,204)	—	—	(25,017)	(17,598)
Purchase of held-to-maturity securities	—	—	(1,566)	—	(250)
Loan originations net of principal payments	(8,614)	(8,563)	(42,570)	(72,888)	(51,656)
Purchase of Federal Home Loan Bank of Boston stock	—	—	—	(1,619)	(734)
Purchase of property and equipment	(115)	(38)	(212)	(775)	(325)
Proceeds from the sale of other real estate owned	140	—	—	—	—

Net cash provided (used) by investing activities	(11,158)	4,059	(14,952)	(78,437)	(48,496)

Cash flows from financing activities
Net change in time deposits	3,065	7,755	(3,859)	33,353	37,335
Net change in other deposit accounts	4,081	8,941	21,764	8,275	(5,135)
Advances from Federal Home Loan Bank of Boston	3,000	—	52,550	55,915	46,927
Repayment of Advances from Federal Home Loan Bank of Boston	(8,782)	(11,275)	(58,418)	(22,373)	(30,538)
Net change in mortgagors’ escrow accounts	(2,268)	(2,029)	327	691	376
Change in short-term borrowings	7,731	1,689	4,363	1,839	229
Common stock repurchased	(2)	—	(25)	(2,231)	(2,364)
Cash dividends to common stockholders	(78)	(158)	(447)	(614)	(589)
Proceeds from exercise of options	—	—	—	—	3

Net cash provided by financing activities	6,747	4,923	16,255	74,855	46,244

Increase (decrease) in cash and cash equivalents	(2,883)	9,937	3,899	(123)	428
Cash and cash equivalents at beginning of year	12,146	8,247	8,247	8,370	7,942

Cash and cash equivalents at end of year	$9,263	$18,184	$12,146	$8,247	$8,370

Supplemental disclosures
Non-cash investing activities:
Transfer of loans to foreclosed real estate	$120	$233	$140	$—	$—
Cash paid during the year for:
Interest	$2,607	$3,042	$12,283	$13,950	$13,130
Income taxes	1	226	286	943	296

The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and the Years Ended December 31, 2009, 2008 and 2007

1.	Nature of Operations

Naugatuck Valley Financial Corporation (the “Company”) was organized as a federal corporation at the direction of Naugatuck Valley Savings and Loan (the “Bank”) in connection with the mutual holding company reorganization of Naugatuck Valley Savings. The reorganization and initial public offering of Naugatuck Valley Financial was completed on September 30, 2004. In the offering, Naugatuck Valley Financial issued a majority of its outstanding shares of common stock to Naugatuck Valley Mutual Holding Company (the “MHC”), the mutual holding company parent of the Bank.

Originally organized in 1922, the Bank is a federally chartered stock savings bank which is headquartered in Naugatuck, Connecticut. The Bank provides a full range of personal banking services to individual and small business customers located primarily in the Naugatuck Valley and the immediate surrounding vicinity. It is subject to competition from other financial institutions throughout the region. The Bank is also subject to the regulations of various federal agencies and undergoes periodic examinations by those regulatory authorities.

The Bank owns the Naugatuck Valley Mortgage Servicing Corporation, which qualifies and operates as a Connecticut passive investment company pursuant to legislation.

2.	Basis of Presentation

The consolidated financial statements include the accounts of the Company, the Bank and the Bank’s wholly-owned subsidiary, Naugatuck Valley Mortgage Servicing Corporation. All significant intercompany accounts and transactions have been eliminated in consolidation.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet, and income and expenses for the period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosure or in satisfaction of loans. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowance may be necessary based on changes in economic conditions, particularly in Connecticut.

Management has evaluated subsequent events for potential recognition or disclosure in the financial statements. On February 23, 2010, the Company announced its intention to acquire another bank. In addition, the MHC announced its intention to sell its approximate 60% ownership interest in the Company to the public. See Note 18 to these financial statements for additional disclosure regarding these events.

3.	Summary of Significant Accounting Policies

The accounting and reporting policies of the Company and its subsidiary conform to generally accepted accounting principles in the United States of America and to general practices within the thrift industry. Such policies have been followed on a consistent basis. The significant accounting policies of the Company are summarized below.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and the Years Ended December 31, 2009, 2008 and 2007

3.	Summary of Significant Accounting Policies—(Continued)

Investment securities

Investments are accounted for in accordance with the intent of management at the time of purchase. If management has the intent and the Company has the ability at the time of purchase to hold debt securities until maturity, they are classified as held-to-maturity. These securities are carried at historical cost adjusted for the amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income.

Securities to be held for indefinite periods of time are classified as available-for-sale and are carried at fair value with unrealized gains and losses reported as a separate component of capital net of estimated income taxes. Effective January 1, 2008, the Company adopted the new valuation framework for fair value measurement and disclosure as specified by generally accepted accounting principles. The framework specifies a hierarchy of valuation techniques based on whether the inputs to those techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s own assumptions. See Note 17.

The Company has no securities held for trading.

Gains or losses on the sales of securities are recognized at trade date utilizing the specific identification method. Unrealized losses on securities are charged to noninterest income when the decline in fair value of a security is judged to be other-than-temporary. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans receivable and allowance for loan losses

Loans receivable are stated at unpaid principal balance less undistributed construction loans, deferred loan fees, and allowances for loan losses.

Uncollected interest on loans receivable is accrued as earned based on rates applied to principal amounts outstanding. Recognition of income on the accrual basis is discontinued when there is sufficient question as to the collectibility of the interest. In these cases, the interest previously accrued to income is reversed, and the loans are placed on the cash basis.

Loan origination fees and certain direct loan origination costs are being deferred and the net amount amortized on a level-yield basis as an adjustment to the related loan yield over its contractual life. Unamortized net fees are recognized upon early repayment of the loans.

The allowance for loan losses is established by a provision charged to earnings and is maintained at a level considered adequate to provide for potential loan losses based on management’s evaluation of known and inherent risks in the loan portfolio. When a loan or portion of a loan is considered uncollectible, it is charged against the allowance for loan losses. Recoveries of loans previously charged-off are credited to the allowance when collected.

Management makes regular evaluations of the loan portfolio to determine the adequacy of the level of the allowance for loan losses. Numerous factors are considered in the evaluation, including a review of certain borrowers’ current financial status and credit standing, available collateral, loss experience in relation to outstanding loans, the overall loan portfolio quality, management’s judgment regarding prevailing and anticipated economic conditions, and other relevant factors.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Loan sales and mortgage-servicing rights

Residential mortgage loans originated and held for sale are classified separately in the consolidated statement of financial condition and reported at the lower of amortized cost or market value (based on secondary market prices). At March 31, 2010, loans held for sale approximated $194,000. There were no loans held for sale at December 31, 2009 and 2008. Gains or losses on the sale of loans are determined using the specific identification method.

The Bank sells residential mortgage loans with servicing rights retained. At the time of the sale, the Bank determines the value of the retained servicing rights, which represents the present value of the differential between the contractual servicing fee and adequate compensation, defined as the fee a sub-servicer would require to assume the role of servicer, after considering the estimated effects of prepayments. If material, a portion of the gain on the sale of the loan is recognized as due to the value of the servicing rights, and a servicing asset is recorded. The Bank has had no loan sales which have resulted in the recording of a servicing asset, due to the immaterial differential between the contractual servicing fee (25 basis points) and adequate compensation, as described above.

Foreclosed real estate

Real estate properties acquired through loan foreclosure and other partial or total satisfaction of problem loans are carried at the lower of fair value or the related loan balance at the date of foreclosure.

Valuations are periodically performed by management and an allowance for losses is established if the carrying value of a property subsequently exceeds its fair value less estimated disposal costs. Losses arising at the time of acquisition of such properties are charged against the allowance for loan losses. Subsequent write-downs in the carrying value and expenses incurred to maintain the properties are charged to expense.

Premises and equipment

Premises and equipment are stated at cost less accumulated depreciation computed on the straight-line method at rates based on estimated useful lives.

Expenditures for replacements or major improvements are capitalized. Expenditures for normal maintenance and repairs are charged to expense as incurred. Upon the sale or retirement of premises and equipment, the cost and accumulated depreciation are removed from their respective accounts and any gain or loss is included in income.

Bank owned life insurance

The cash surrender value of bank owned life insurance relates to policies on employees of the Bank for which the Bank is the beneficiary. Increases in cash surrender value are included in noninterest income in the consolidated income statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and the Years Ended December 31, 2009, 2008 and 2007

3.	Summary of Significant Accounting Policies—(Continued)

Income from investment advisory services, net

In conjunction with a third party, an employee of the Bank is licensed to sell non-deposit investment products, including mutual funds, annuities and other insurance products. The Bank records, as noninterest income, revenues earned from product sales in accordance with the terms of revenue sharing agreements with the third party, net of certain marketing and other expenses shared with the third party. The Bank currently employs the individual authorized to sell these products and pays most of the direct costs related to the sales activities. These costs are charged to expense as incurred, and are classified primarily in compensation and benefits expense.

Income taxes

The Company accounts for certain income and expense items differently for financial reporting purposes than for income tax purposes. Provisions for deferred taxes are being made in recognition of these temporary differences. It is the Company’s policy to recognize interest and penalties related to unrecognized tax liabilities within income tax expense in the consolidated statements of income.

Earnings per share

Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period.

Accounting Standards Update

In December 2007, the FASB issued new authoritative guidance related to the accounting for Business Combinations. The objective of the guidance is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. The new standard applies prospectively to business combinations for which the acquisition date is on or after December 31, 2008.

As discussed in Notes 1 and 18, the Company has announced its intention to acquire another bank which will be merged into the banking subsidiary of the Company. As a result of the new authoritative accounting guidance, the transaction will be accounted for as a purchase, and all of the assets and liabilities of the acquired bank will be remeasured and recorded at their respective fair value as of the date of acquisition.

In 2010, the FASB issued authoritative guidance expanding disclosures related to fair value measurements including (i) the amounts of significant transfers of assets or liabilities between Levels 1 and 2 of the fair value hierarchy and the reasons for the transfers, (ii) the reasons for transfers of assets or liabilities in or out of Level 3 of the fair value hierarchy, with significant transfers disclosed separately, (iii) the policy for determining when transfers between levels of the fair value hierarchy are recognized and (iv) for recurring fair value measurements of assets and liabilities in Level 3 of the fair value hierarchy, a gross presentation of information about purchases, sales, issuances and settlements. The new guidance further clarifies that (i) fair value measurement disclosures should be provided for each class of assets and liabilities (rather than major category), which would generally be a subset of assets or liabilities within a line item in the statement of financial position and (ii) disclosures should be provided about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for each class of assets and liabilities included in Levels 2 and 3 of the fair value hierarchy. The disclosures related to the gross presentation of purchases, sales, issuances and settlements of assets and liabilities included in Level 3 of the fair value hierarchy will be required beginning January 1, 2011. The remaining disclosure requirements and clarifications made by the new guidance became effective on January 1, 2010.

In February, 2010, the FASB issued ASU No. 2010-09, Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements. This update amends the guidance to remove the requirement for SEC filers to disclose the date through which subsequent events have been evaluated. SEC filers must continue to evaluate subsequent events through the date the financial statements are issued. The amendment was effective and has been adopted by the Company upon issuance.

In August 2009, the FASB issued Accounting Standards Update No. 2009-05 (“ASU 2009-05”), Fair Value Measurements and Disclosures (Topic 820)—Measuring Liabilities at Fair Value. ASU 2009-05 applies to all entities that measure liabilities at fair value within the scope of ASC Topic 820. ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques:

•	A valuation technique that uses:

•	The quoted price of the identical liability when traded as an asset.

•	Quoted prices for similar liabilities or similar liabilities when traded as assets.

•

Another valuation technique that is consistent with the principles of ASC Topic 820. Two examples would be an income approach, such as a technique that is based on the amount at the measurement date that the reporting entity would pay to transfer the identical liability or would receive to enter into the identical liability.

The amendments in ASU 2009-5 also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. It also clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. The guidance provided in ASU 2009-5 is effective for the first reporting period beginning after issuance. The adoption of ASU 2009-5 will not have a material effect on the Company’s consolidated financial condition or results of operations.

Reclassification

Certain reclassifications have been made to the prior period financial statements to conform to the current reporting presentation. These reclassifications only changed the reporting categories but did not affect the results of operations or financial position.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and the Years Ended December 31, 2009, 2008 and 2007

4.	Investment Securities

A summary of investment securities at March 31, 2010, and December 31, 2009 and 2008 was as follows:

	March 31, 2010		December 31,
			2009		2008
(In thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Unaudited)		(Audited)
Available-for-sale securities	$40,432	$40,432	$37,623	$37,623	$63,844	$63,844
Held-to-maturity securities	1,373	1,398	1,451	1,475	—	—

Total investment securities	$41,805	$41,830	$39,074	$39,098	$63,844	$63,844

At March 31, 2010, the composition of the investment portfolio was as follows:

(In thousands)	Amortized Cost Basis	Gross Unrealized		Fair Value
		Gains	Losses
	(Unaudited)
Available-for-sale securities:
U.S. government and agency obligations
From one through five years	$1,027	$50	$—	$1,077
From five through ten years	500	10	—	510

	1,527	60	—	1,587

Corporate bonds
From one through five years	1,000	—	(267)	733
Mortgage-backed securities	26,176	1,061	(21)	27,216
Collateralized mortgage obligations	3,125	—	(97)	3,028

Total debt securities	31,828	1,121	(385)	32,564
Money market preferred stocks	8,200	—	(332)	7,868

Total available-for-sale securities	$40,028	$1,121	$(717)	$40,432

	Amortized Cost Basis	Gross Unrealized		Fair Value
(In thousands)		Gains	Losses
	(Unaudited)
Held-to-maturity securities:
Mortgage-backed securities	$1,373	$25	$—	$1,398

Total held-to-maturity securities	$1,373	$25	$—	$1,398

At December 31, 2009, the composition of the investment portfolio was as follows:

	Amortized Cost Basis	Gross Unrealized		Fair Value
(In thousands)		Gains	Losses
	(Audited)
Available-for-sale securities:
U.S. government and agency obligations
From one through five years	$1,029	$40	$—	$1,069
From five through ten years	500	14	—	514

	1,529	54	—	1,583

Corporate bonds
From one through five years	1,000	—	(340)	660
Mortgage-backed securities	23,561	939	—	24,500
Collateralized mortgage obligations	3,091	13	(104)	3,000

Total debt securities	29,181	1,006	(444)	29,743
Money market preferred stocks	8,200	—	(320)	7,880

Total available-for-sale securities	$37,381	$1,006	$(764)	$37,623

	Amortized Cost Basis	Gross Unrealized		Fair Value
(In thousands)		Gains	Losses
	(Audited)
Held-to-maturity securities:
Mortgage-backed securities	$1,451	$24	$—	$1,475

Total held-to-maturity securities	$1,451	$24	$—	$1,475

At December 31, 2008, the composition of the investment portfolio was as follows:

	Amortized Cost Basis	Gross Unrealized		Fair Value
(In thousands)		Gains	Losses
	(Audited)
Available-for-sale securities:
U.S. government and agency obligations
From one through five years	$1,037	$42	$—	$1,079
From five through ten years	500	25	—	525

	1,537	67	—	1,604

Municipal obligations
From five through ten years	2,904	64	—	2,968
After ten years	5,984	49	(8)	6,025

	8,888	113	(8)	8,993

Corporate bonds
From five through ten years	1,000	—	(710)	290
Mortgage-backed securities	42,297	804	(71)	43,030
Collateralized mortgage obligations	3,339	—	(156)	3,183

Total debt securities	57,061	984	(945)	57,100
Money market preferred stocks	9,273	—	(2,529)	6,744

Total available-for-sale securities	$66,334	$984	$(3,474)	$63,844

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and the Years Ended December 31, 2009, 2008 and 2007

4.	Investment Securities—(Continued)

For the three months ended March 31, 2010 and 2009, the Company realized gross gains of $7,895 and $212,888 and gross losses of $0 and $37,203, respectively.

For the year ended December 31, 2009, the Company realized gross gains of $425,637 and gross losses of $37,203 compared with gross gains of $129,450 and gross losses of $100,622 for the year ended December 31, 2008, and gross gains of $68,686 and gross losses of $3,477 for the year ended December 31, 2007 on sales of investment securities. For the year ended December 31, 2009, gross gains included approximately $9,600 of gains realized on the sale of Fannie Mae preferred stock. During 2008, the Company realized an other-than-temporary impairment loss on these shares of stock, which collateralized auction rate pass through certificates, in the amount of $3.4 million.

The Company has identified other investment securities in which the fair value of the security is less than the cost of the security. This can be from an increase in interest rates since the time of purchase or from deterioration in credit quality of the issuer. All investment securities which have unrealized losses have undergone an internal impairment review.

Management’s review for impairment generally entails identification and analysis of individual investments that have fair values less than amortized cost, including consideration of the length of time the investment has been in an unrealized loss position and the expected recovery period; discussion of evidential matter, including an evaluation of factors or triggers that could cause individual investments to qualify as having other-than-temporary impairment and those that would not support other-than-temporary impairment; and documentation of the results of these analyses. As a result of the reviews, management has determined that there has been no deterioration in credit quality subsequent to purchase, and believes that these unrealized losses are temporary and are the result of changes in market interest rates and market conditions over the past several years.

At March 31, 2010, these securities had an aggregate fair value of $9.9 million which resulted in an unrealized loss of $717,000. At December 31, 2009, these securities had an aggregate fair value of $3,392,000 which resulted in unrealized losses of $764,000 as compared with an aggregate fair value of $16,705,000 and unrealized losses of $3,474,000 at December 31, 2008.

Unrealized losses on investment securities at March 31, 2010

The following is a summary of the fair values and related unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position:

	Securities in Continuous Unrealized Loss Position Less Than 12 Months
(Dollars in thousands)	Number of Securities	Market Value	Unrealized Loss
		(Unaudited)
Collateralized mortgage obligations	3	2,388	(12)
Mortgage backed securities	2	4,076	(21)

Total securities in unrealized loss position	5	$6,464	$(33)

	Securities in Continuous Unrealized Loss Position 12 or More Consecutive Months
(Dollars in thousands)	Number of Securities	Market Value	Unrealized Loss
		(Unaudited)
Collateralized mortgage obligations	2	640	(85)
Corporate bonds	1	733	(267)
Money market preferred stocks	2	2,068	(332)

Total securities in unrealized loss position	5	$3,441	$(684)

Unrealized losses on investment securities at December 31, 2009

The following is a summary of the fair values and related unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position:

	Securities in Continuous Unrealized Loss Position 12 or More Consecutive Months
(Dollars in thousands)	Number of Securities	Market Value	Unrealized Loss
	(Audited)
Collateralized mortgage obligations	2	652	(104)
Corporate bonds	1	660	(340)
Money market preferred stocks	2	2,080	(320)

Total securities in unrealized loss position	5	$3,392	$(764)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and the Years Ended December 31, 2009, 2008 and 2007

4.	Investment Securities—(Continued)

Unrealized losses on investment securities at December 31, 2008

The following is a summary of the fair values and related unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position:

	Securities in Continuous Unrealized Loss Position Less Than 12 Months
(Dollars in thousands)	Number of Securities	Market Value	Unrealized Loss
		(Audited)
Municipal obligations	5	$2,173	$(8)
Mortgage-backed securities	5	2,761	(18)
Collateralized mortgage obligations	2	792	(114)
Corporate bonds	1	290	(710)
Money market preferred stocks	9	6,744	(2,529)

Total securities in unrealized loss position	22	$12,760	$(3,379)

	Securities in Continuous Unrealized Loss Position 12 or More Consecutive Months
(Dollars in thousands)	Number of Securities	Market Value	Unrealized Loss
		(Audited)
Mortgage-backed securities	3	$1,554	$(53)
Collateralized mortgage obligations	3	2,391	(42)

Total securities in unrealized loss position	6	$3,945	$(95)

At March 31, 2010, and December 31, 2009 and 2008, securities with amortized costs of $21,593,082, $14,049,618 and $2,948,532, and fair values of $21,702,444, $14,382,522 and $3,098,955, respectively, were pledged as collateral to secure municipal deposits and reverse repurchase agreements.

5.	Loans Receivable

A summary of loans receivable at March 31, 2010, and December 31, 2009 and 2008 is as follows:

	March 31, 2010	December 31,
(Dollars in thousands)		2009	2008
	(Unaudited)	(Audited)
Real estate loans:
One-to-four family	$230,913	$229,693	$216,201
Construction	35,318	46,298	50,596
Multi-family and commercial real estate	153,159	134,931	106,028

Total real estate loans	419,390	410,922	372,825

Commercial business loans	30,278	31,325	22,567
Consumer loans:
Savings accounts	2,585	1,113	1,093
Personal	207	256	262
Automobile	203	230	271
Home equity	36,161	37,276	39,655

Total consumer loans	39,156	38,875	41,281

Totals loans	488,824	481,122	436,673
Less:
Allowance for loan losses	4,795	3,996	2,869
Undisbursed construction loans	2,687	3,336	1,299
Deferred loan origination fees	501	486	529

Loans receivable, net	$480,841	$473,304	$431,976

Weighted Average Yield	5.66%	5.67%	5.85%

The Bank’s lending activities are conducted principally in the Naugatuck Valley area of Connecticut. The Bank’s investment in loans includes both adjustable and fixed rate loans. At March 31, 2010, and December 31, 2009 and 2008, the composition of the Bank’s investment in fixed rate loans was as follows:

Fixed Rate
Term to Maturity	March 31, 2010	December 31,
		2009	2008
(In thousands)	(Unaudited)	(Audited)
Less than 1 year	$3,746	$3,611	$1,394
1—3 years	8,285	6,970	4,356
3—5 years	6,286	5,906	4,799
5—10 years	29,372	29,671	30,456
10—20 years	49,494	50,818	48,759
Over 20 years	160,403	159,940	142,820

Total loans at fixed rates	$257,586	$256,916	$232,584

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and the Years Ended December 31, 2009, 2008 and 2007

5.	Loans Receivable—(Continued)

Adjustable rate loans have interest rate adjustment limitations and are indexed to treasury notes or FHLBB classic advances with similar repricing durations, or prime rate. At March 31, 2010, and December 31, 2009 and 2008, the Bank had the following adjustable rate loans:

Adjustable Rate
	March 31, 2010	December 31,
Rate Adjustment		2009	2008
(In thousands)	(Unaudited)	(Audited)
Less than 1 year	$96,492	$91,321	$79,525
1—3 years	36,449	36,986	33,000
3—5 years	59,811	55,058	48,883
5—10 years	38,486	40,841	40,836
Over 10 years	—	—	1,845

Total loans at adjustable rates	$231,238	$224,206	$204,089

Nonperforming loans totaled approximately $11.2 million, $6.0 million and $2.7 million at March 31, 2010, and December 31, 2009 and 2008, respectively. These loans, primarily delinquent more than 90 days, were accounted for on a nonaccrual basis. The amount of income that was contractually due but not recognized on nonperforming loans totaled $421,000 for the three months ended March 31, 2010 and $328,000, $140,000 and $45,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

At March 31, 2010, the Bank had approximately $7.9 million of loans which were considered impaired, with an allocated allowance of $601,000, as compared to $744,000 and $254,000 of such loans, with an allowance allocation of $98,000 and $0, at December 31, 2009 and 2008, respectively. These loans averaged $7.8 million, $750,000 and $255,000 and paid $22,000, $23,000 and $11,000 of interest for the three months ended March 31, 2010 and for the years ended December 31, 2009 and 2008, respectively.

Transactions in the allowance for loan losses account for the three months ended March 31, 2010 and for the years ended December 31, 2009, 2008 and 2007 were as follows:

	For the Three Months Ended March 31,		For the Year Ended December 31,
(In thousands)	2010	2009	2009	2008	2007
	(Unaudited)		(Audited)
Balance at beginning of year	$3,996	$2,869	$2,869	$2,163	$2,071
Provision for loan losses	809	285	1,144	675	151
Loans written off	(10)	(11)	(18)	(7)	(61)
Recoveries of loans written off	—	—	1	38	2

Balance at end of year	$4,795	$3,143	$3,996	$2,869	$2,163

At March 31, 2010, loans to related parties totaled approximately $3,946,000. New loans of $184,000 were granted to these parties and principal payments of approximately $215,000 were received. As of December 31, 2009 and 2008, loans to related parties totaled approximately $3,976,000 and $3,845,000, respectively. For the year ended December 31, 2009, new loans of approximately $1,123,000 were granted to these parties and principal payments of approximately $992,000 were received. For the year ended December 31, 2008, new loans of approximately $14,000 were granted to these parties and principal payments of approximately $267,000 were received. During 2008, loans in the amount of $562,000 were removed from loans to related parties for individuals whose related interests changed during the year.

Related parties include directors and officers of the Bank, any respective affiliates in which they have a controlling interest, and their immediate families. For the three months ended March 31, 2010 and the years ended December 31, 2009 and 2008, all loans to related parties were performing in accordance with the original terms.

The Bank services loans for other financial institutions and agencies. These loans are originated by the Bank and then sold. The Bank continues to service these loans and remits the payments received to the purchasing institution. The amounts of these loans were approximately $9,218,000, $7,256,000 and $8,693,000 at March 31, 2010, and December 31, 2009 and 2008, respectively.

6.	Premises and Equipment

Premises and equipment at March 31, 2010, and December 31, 2009 and 2008 were summarized as follows:

	March 31, 2010	December 31,
(In thousands)		2009	2008
	(Unaudited)	(Audited)
Banking offices and branch buildings	$8,469	$8,469	$8,469
Furniture and equipment	3,766	3,651	3,553
Land	1,593	1,593	1,593
Leasehold improvements	1,326	1,326	1,326

	15,154	15,039	14,941
Accumulated depreciation and amortization	(5,288)	(5,091)	(4,376)

Premises and equipment, net	$9,866	$9,948	$10,565

Depreciation and amortization expense is computed using the straight-line method over the estimated useful life of an asset. Estimated useful lives range from three to ten years for furniture and equipment, 39 years for the banking offices, and the initial lease term for leasehold improvements. Land is not depreciated. Depreciation and amortization expenses were $196,856 and $217,113 for the three months ended March 31, 2010 and 2009, and $821,257, $834,473 and $775,978 for the years ended December 31, 2009, 2008 and 2007, respectively.

The Bank leases space for five of its branch offices. The leases for the branch offices have expiration dates ranging from 2011 through 2020, and are accounted for as operating leases. At December 31, 2009, future minimum rental income and lease payment expense were expected to be:

(In thousands)	Income	Expense
2010	$102	$320
2011	98	281
2012	72	254
2013	67	205
2014	—	194
Thereafter	—	852

Total future minimum rents	$339	$2,106

During May, 2010 a tenant that was leasing space from the Bank terminated their lease. Upon termination, the Bank received thirteen months of rent.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and the Years Ended December 31, 2009, 2008 and 2007

7.	Deposits

Deposits and weighted average rates at March 31, 2010, and December 31, 2009 and 2008 are summarized as follows:

	March 31, 2010		December 31,
			2009		2008
(Dollars in thousands)	Amount	Weighted Average Cost	Amount	Weighted Average Cost	Amount	Weighted Average Cost
	(Unaudited)		(Audited)
Certificate accounts	$234,969	2.80%	$231,905	2.95%	$235,764	3.55%
Regular savings accounts	68,483	0.60%	65,916	0.58%	48,427	0.77%
Checking and NOW accounts	57,453	0.08%	57,319	0.09%	52,537	0.08%
Money market savings accounts	27,172	0.89%	25,791	0.90%	26,298	1.74%

Total deposits	$388,077	1.88%	$380,931	1.97%	$363,026	2.55%

The aggregate amount of individual certificate accounts of $100,000 or more at March 31, 2010, and December 31, 2009 and 2008 was $85,016,000, $82,940,000 and $80,795,000 respectively. Under the Emergency Economic Stabilization Act of 2008, deposits up to $250,000 are federally insured through December 31, 2013. In addition, federal law provides up to $250,000 in deposit insurance coverage for self-directed retirement accounts, such as Individual Retirement Accounts (IRAs).

The Bank is also participating in the FDIC’s Temporary Liquidity Guaranty Program (“TLGP”). Under that program, all noninterest-bearing transaction accounts are fully guaranteed by the FDIC for the entire balance in the account until June 30, 2010, recently extended to December 31, 2010 with a possible further extension through December 31, 2011. Coverage under the TLGP is in addition to, and separate from, the coverage available under the FDIC’s general deposit insurance rules.

At March 31, 2010, and December 31, 2009 and 2008 the remaining maturities for certificate accounts were as follows:

	March 31, 2010	December 31,
(In thousands)		2009	2008
	(Unaudited)	(Audited)
Certificate accounts maturing in:
Under 12 months	$107,845	$115,648	$119,529
12 to 24 months	88,778	73,704	22,665
24 to 36 months	21,745	27,136	62,716
Over 36 months	16,601	15,417	30,854

Total certificate accounts	$234,969	$231,905	$235,764

8.	Borrowed Funds

Borrowings and advances, with calendar-year maturity dates and weighted average cost of funds at March 31, 2010, and December 31, 2009 and 2008, were as follows:

	March 31, 2010		December 31,
(Dollars in thousands)			2009		2008
	Amount Due	Weighted Average Cost	Amount Due	Weighted Average Cost	Amount Due	Weighted Average Cost
	(Unaudited)		(Audited)
Short-term borrowings
Repurchase agreements	$14,162	0.99%	$6,431	0.92%	$727	2.90%
Long-term FHLBB advances
Year of maturity:
2009	—	—	—	—	58,418	3.93
2010	20,766	3.08	26,548	3.30	22,742	3.74
2011	26,629	2.59	26,629	2.59	16,262	3.46
2012	22,801	2.88	22,801	2.88	10,522	4.12
2013	19,187	2.93	19,187	2.93	6,789	3.92
2014	15,693	2.96	15,693	2.96	1,993	3.70
2015—2019	978	2.20	978	2.20	978	2.20
2020—2024	382	0.18	382	0.18	382	0.18
2025—2028	335	0.00	335	0.00	335	0.00

Total long-term borrowings	106,771	2.84	112,553	2.91	118,421	3.80

Total borrowed funds	$120,933	2.63	$118,984	2.80	$119,148	3.79

The Bank has an agreement with Federal Home Loan Bank of Boston (“FHLBB”) providing for future credit availability of up to twenty times the amount of FHLBB stock held by the Bank, not to exceed 30% of its total assets. The Bank held $6,251,700 in FHLBB stock at March 31, 2010, and December 31, 2009 and 2008. In addition to the outstanding advances, the Bank has a $2,540,000 line of credit available from FHLBB, none of which was outstanding at March 31, 2010, and December 31, 2009 and 2008. The Bank also has a $3,500,000 line of credit available from another correspondent bank, none of which was outstanding at March 31, 2010 and December 31, 2009. $1,340,000 was outstanding on this line at December 31, 2008.

FHLBB advances are secured by a blanket lien on the Bank’s assets. Included in the amounts above are two long-term amortizing advances, which mature in 2023 and 2028 with interest rates of 0.27% and 0.00%, respectively, obtained under the Affordable Housing Program offered by FHLBB. These advances were used to provide loans, at nominal cost to the borrower, for development of low-cost housing in the Bank’s community.

Repurchase agreements generally have terms of one day, and are secured by government agency securities.

9.	Pension and Other Post-Retirement Benefits

Pension Plan

Prior to September 1, 2005, the Bank participated in a multi-employer defined benefit pension plan covering all of its full time (as defined) employees who had been employed by the Bank for more than six months and were at least twenty-one years of age. Benefits under this plan became fully vested after five years of service. The Bank’s net pension cost for the period is the amount of contributions due. Total pension expense was $47,042 and $21,410 for the three months ended March 31, 2010 and 2009, and $88,000, $50,000 and $131,000 for the year ended December 31, 2009, 2008 and 2007, respectively. Current valuations of the Bank’s allocation of the plan’s pooled assets are not available. Effective September 1, 2005, the Plan was amended and as a result, is considered frozen, with no new participants being accepted. No future compensation will be considered for benefit accruals, and there will be no future credited service, service accruals, or additional accrued benefits.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and the Years Ended December 31, 2009, 2008 and 2007

9.	Pension and Other Post-Retirement Benefits—(Continued)

Defined Contribution Plan

The Bank has a defined contribution 401(k) plan for eligible employees. The Bank provides 75% matching of employee contributions, with a maximum contribution on up to 6% of the employee’s salary. The Bank’s contribution vests over a 6 year graded vesting schedule. The Bank’s contribution to the plan was $46,475 and $44,226 for the three months ended March 31, 2010 and 2009, and $194,000, $191,000 and $168,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

Directors Retirement Plan

Through December 27, 2006, the Bank sponsored a retirement and benefits plan for non-employee directors. All benefits earned were fully accrued based on a fixed amount at December 31, 2006, and were paid to the participating individuals in January, 2007.

Effective December 27, 2006, for fees and compensation earned beginning January 1, 2007, the Bank sponsors a deferred compensation plan under which non-employee directors may elect to defer up to 100% of their compensation in the form of either cash or stock-appreciation rights (“SARs”). If a deferral is made in SARs, then at the time of distribution an individual will receive in cash the value of an equivalent number of shares of the Company’s stock that could have been purchased at the time of the deferral. The individual will also receive in cash an amount equal to any dividends which would be paid on the equivalent shares during the deferral period. Under terms of the plan, an election to defer compensation, including which form (cash or SARs), must be made prior to December 31st of the preceding year. Each year the form of previous deferrals may be converted to the other form at the option of the individual participant.

Healthcare Benefits

In addition to providing pension benefits, the Bank provides certain health care benefits to retired employees. Substantially all of the Bank’s employees hired prior to February 2007 may become eligible for those benefits. The Bank’s policy is to accrue the expected cost of providing those benefits during the years that the employee renders the necessary service.

The measurement date of the Healthcare Benefit Plan is the last day of the Bank’s fiscal year. As of March 31, 2010, the most recent measurement date of the Plan was December 31, 2009, as reflected in the following tables.

Obligation and Funded Status

The following table summarizes the obligation and funded status, as well as the amounts recognized in the consolidated statements of financial condition for the Healthcare Benefits Plan as of December 31, 2009 and 2008:

	Healthcare Benefit Plan
(In thousands)	2009	2008

Measurement date	12/31/2009	12/31/2008

Projected benefit obligation	$(361)	$(334)
Fair value of plan assets	—	—

Funded status	$(361)	$(334)

Accrued benefit cost recognized in the statement of financial condition	$(361)	$(334)

Net Periodic Benefit Cost and Contributions

The benefit costs and contributions related to the Healthcare Benefits plan for the years ended December 31, 2009 and 2008 were:

	Healthcare Benefit Plan
(In thousands)	2009	2008
Net periodic benefit cost	$27	$(32)
Employer contributions	18	19
Plan participants’ contributions	—	—
Benefits paid during the year	18	19

Due to the unfunded status of the plan, the Bank expects to contribute the amount of the estimated benefit payments for the next fiscal year, which is $15,068 for the Healthcare Benefits Plan.

Assumptions and Effects

The actuarial assumptions used to determine the projected benefit obligations and net periodic benefit cost for the years ended December 31, 2009 and 2008 were as follows:

	Healthcare Benefit Plan
Weighted-average assumptions:	2009	2008
Discount rate	6.250%	6.875%
Rate of compensation increase	—	—
Medical trend rate next year	7.00%	8.00%
Ultimate medical trend rate	5.00%	5.00%
Year ultimate trend rate is achieved	2011	2011

Assumed health care cost trend rates have a significant effect on the amounts reported for the Healthcare Benefits plan. At December 31, 2009, a one percentage-point increase in the assumed health care trend rates would increase the projected benefit obligation by $47,557 compared with a decrease of $40,727 if the assumed health care trend rate were to decrease by one percentage-point.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and the Years Ended December 31, 2009, 2008 and 2007

10.	Employee Stock Ownership Plan

During 2004 the Bank implemented the Naugatuck Valley Savings and Loan Employee Stock Ownership Plan (the “ESOP”). On September 30, 2004, the ESOP purchased 298,091 shares of the common stock of the Company. To fund the purchase, the ESOP borrowed $2,980,910 from the Company. The borrowing is at an interest rate of 4.75% and is to be repaid on a pro-rata basis in fifteen annual installments of $282,520 commencing with the quarter ended December 31, 2004 through September 30, 2019. In addition, dividends paid on the unreleased shares are used to reduce the principal balance of the loan. The collateral for the loan is the common stock of the Company purchased by the ESOP. Contributions by the Bank to the ESOP are discretionary, however, the Bank intends to make annual contributions in an aggregate amount at least equal to the principal and interest requirement on the debt.

The shares of stock purchased by the ESOP are held in a suspense account until they are released for allocation among participants. The shares will be released annually from the suspense account and the released shares will be allocated among the participants on the basis of each participant’s compensation for the year of allocation. As shares are released from collateral, the Bank recognizes compensation expense equal to the average market price of the shares during the period and the shares will be outstanding for earning per share purposes. The shares not released are reported as unearned ESOP shares in the capital accounts of the consolidated statements of financial condition. ESOP expense for the three months ended March 31, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007 was $30,430, $29,237, $112,373, $169,056 and $226,735, respectively. At March 31, 2010, and December 31, 2009 and 2008, there were 19,889 unallocated ESOP shares, and 193,735, 193,735 and 213,624 unreleased ESOP shares, respectively. At March 31, 2010, and December 31, 2009 and 2008, the unreleased shares had aggregate fair values of $1,250,000, $1,112,000 and $1,085,000, respectively.

11.	Equity Incentive Plan

In 2005, stockholders of the Company approved the Naugatuck Valley Financial Corporation 2005 Equity Incentive Plan (the “Incentive Plan”). Under the Incentive Plan, the Company may grant up to 372,614 stock options and 149,045 shares of restricted stock to its employees, officers and directors for an aggregate amount of up to 521,659 shares of the Company’s common stock for issuance upon the grant or exercise of awards. Both incentive stock options and non-statutory stock options may be granted under the Incentive Plan. Through March 31, 2010, the following awards have been made:

	Grant date
	July 26, 2008	December 18, 2007	March 20, 2007	March 21, 2006	July 26, 2005
Option awards
Awarded	1,000	2,000	7,500	6,500	354,580
Exercise price	$11.10	$11.10	$12.49	$11.10	$11.10
Maximum term	10	10	10	10	10
Restricted stock awards
Awarded	1,000	3,000	2,000	1,500	139,712

Stock option awards have been granted with an exercise price equal to the greater of the market price of the Company’s stock at the date of grant, or $11.10, which was the market price of the Company’s stock at the date stock option awards were initially granted under the Incentive Plan. Stock options and restricted stock awards are considered common stock equivalents for the purpose of computing earnings per share on a diluted basis. A summary of the status of outstanding stock options at March 31, 2010, and December 31, 2009 and 2008 and changes therein was as follows:

	For the Three Months Ended March 31, 2010		For the Year Ended December 31,
			2009		2008
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
	(Unaudited)		(Audited)
Options outstanding at beginning of year	353,430	$11.13	353,580	$11.13	359,460	$11.13
Granted	—	—	—	—	1,000	11.10
Forfeited	—	—	—	—	(2,830)	11.10
Exercised	—	—	—	—	—	—
Expired	—	—	(150)	11.10	(4,050)	11.10

Options outstanding at end of year	353,430	11.13	353,430	11.13	353,580	11.13

Options exercisable at end of year	278,548	11.11	278,548	11.11	202,504	11.12

Weighted-average fair value of options granted during the year		$—		$—		$1.51

The Company records share-based compensation expense related to outstanding stock options and restricted stock awards based upon the fair value at the date of grant over the vesting period of such awards on a straight-line basis. Both stock options and restricted stock awards vest at 20% per year beginning on the first anniversary of the date of grant.

The fair value of each restricted stock allocation, based on the market price at the date of grant, is recorded to unearned stock awards. Compensation expenses related to unearned restricted shares are amortized to compensation, taxes and benefits expense over the vesting period of the restricted stock awards.

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option pricing method which includes several assumptions such as volatility, expected dividends, expected term and risk-free rate for each stock option award.

In determining the expected term of the option awards, the Company has estimated the expected term of the options as being equal to the average of the vesting term plus the original contractual term. The Company estimated its volatility using the historical volatility of other, similar companies during a period of time equal to the expected life of the options. The risk-free rate for the periods within the contractual life of the options is based upon the U.S. Treasury yield curve in effect at the time of grant.

Assumptions used to determine the weighted-average fair value of stock options granted were as follows:

Grant date	July 26, 2008	December 18, 2007	March 20, 2007	March 21, 2006	July 26, 2005
Dividend yield	2.74%	2.20%	1.60%	1.89%	1.44%
Expected volatility	13.40%	11.00%	10.49%	11.20%	11.47%
Risk-free rate	3.56%	3.63%	4.48%	4.61%	4.18%
Expected life in years	6.5	6.5	6.5	6.5	6.5
Weighted average fair value of options at grant date	$1.51	$1.18	$2.55	$2.25	$2.47

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and the Years Ended December 31, 2009, 2008 and 2007

11.	Equity Incentive Plan—(Continued)

The Company recorded share-based compensation expense of $138,940 and $135,880 for the three months ended March 31, 2010 and 2009, and $531,743, $507,557 and $471,243 for the years ended December 31, 2009, 2008 and 2007, respectively, in connection with the stock option and restricted stock awards. At March 31, 2010, the Company has approximately $89,365 of unrecorded option expense to be recognized over the remaining vesting period of the options.

12.	Income Taxes

The Bank’s wholly-owned subsidiary, the Naugatuck Valley Mortgage Servicing Corporation, qualifies and operates as a Connecticut passive investment company pursuant to legislation. Because the subsidiary earns income from passive investments which is exempt from Connecticut Corporation Business Tax and its dividends to the Bank are exempt from state tax, the Bank no longer expects to incur state income tax expense.

Deferred income taxes reflect the impact of “temporary differences” between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. Principal items making up the deferred income tax provision include impairment losses on investment securities for which the Company expects to realize a future benefit, a carry forward of charitable contributions, the provision for loan losses, accelerated tax depreciation and deferred mortgage fee income. The Company records a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not, that some or all of the deferred tax assets will not be realized. The Company believes that all deferred tax assets will be realized in the future and that no valuation allowance is necessary.

The provision (benefit) for income taxes for the three months ended March 31, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007 consisted of:

	For the Three Months Ended March 31,		For the Year Ended December 31,
(In thousands)	2010	2009	2009	2008	2007
Current income tax expense	$380	$266	$114	$1,008	$206

Deferred income tax expense (benefit), due to:
Impairment loss on investment securities	—	—	1,165	(1,165)	—
Reserve for loan losses	(271)	(98)	(389)	(236)	(31)
Deferred income	(16)	(32)	(65)	(151)	(34)
Charitable contributions	38	—	36	16	88
Post retirement benefits	—	—	(9)	11	86
Depreciation	(9)	(9)	(36)	(36)	(73)
Other items	—	—	2	(13)	(25)

Total deferred income tax expense (benefit)	(258)	(139)	704	(1,574)	11

Provision for income taxes	$122	$127	$818	$(566)	$217

A reconciliation of the statutory federal income tax rate applied to income before income taxes with the income tax provision is as follows:

	For the Three Months Ended March 31,		For the Year Ended December 31,
(Dollars in thousands)	2009	2008	2009	2008	2007
Income tax expense at statutory rate of 34%	$148	$169	$956	$(299)	$557
Increase (decrease) in income tax expense:
Nondeductible compensation expense	10	22	85	100	113
Income exempt from income tax	(28)	(65)	(225)	(371)	(456)
Changes in tax bad debt base year reserves	—	—	—	—	—
Other items, net	(8)	1	2	4	3

Provision for income taxes	$122	$127	$818	$(566)	$217

Effective rate of income tax expense	28.0%	25.5%	29.1%	64.5%	13.3%

Income taxes receivable and payable included in the balance sheet at December 31, 2009 and 2008 were:

	March 31, 2010	December 31,
(In thousands)		2009	2008
Current tax receivable	$(98)	$281	$110

Deferred tax receivable
Impairment loss on investment securities	$—	$—	$1,165
Reserve for loan losses	1,631	1,360	971
Deferred income	480	464	399
Charitable contributions carryforward	223	261	261
Post-retirement benefits	123	123	114

Total deferred tax receivable	2,457	2,208	2,910

Deferred tax payable
Depreciation	$(56)	$(65)	$(65)
Available-for-sale securities	(250)	(191)	(13)

Total deferred tax payable	(306)	(256)	(78)

Net deferred tax receivable	$2,151	$1,952	$2,832

Retained earnings at March 31, 2010 includes a contingency reserve for loan losses of $1,843,000, which represents the tax reserve balance existing at December 31, 1987, and is maintained in accordance with provisions of the Internal Revenue Code applicable to thrift institutions. It is not anticipated that the Company will incur a federal income tax liability related to the reduction of this reserve and accordingly, deferred income taxes of $627,000 has not been recognized as of March 31, 2010.

As of March 31, 2010, the Company is subject to unexpired statutes of limitation for examination of its tax returns for U.S. federal and Connecticut income taxes for the years 2006-2009.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and the Years Ended December 31, 2009, 2008 and 2007

13.	Consolidated Statements of Comprehensive Income

The source of the Company’s other comprehensive income (loss) is the unrealized gains and losses on its available for sale securities.

	For the Three Months Ended March 31,		For the Year Ended December 31,
(In thousands)	2010	2009	2009	2008	2007
	(Unaudited)		(Audited)
Net income (loss)	$314	$369	$1,993	$(312)	$1,420

Other comprehensive income (loss):
Unrealized gain (loss) on securities available-for-sale	169	2,015	3,121	(5,713)	384
Reclassification adjustment for losses (gains) realized in net income	(8)	(176)	(388)	3,398	(65)

Other comprehensive income (loss) before tax effect	161	1,839	2,733	(2,315)	319
Income tax expense related to items of other comprehensive income (loss)	59	44	178	73	109

Other comprehensive income (loss) net of tax effect	102	1,795	2,555	(2,388)	210

Total comprehensive income (loss)	$416	$2,164	$4,548	$(2,700)	$1,630

At December 31, 2008, the Company did not recognize approximately $714,000 of income tax benefits related to its other comprehensive loss for the year due to the uncertainty regarding its ability to realize a tax benefit from the estimated unrealized losses.

14.	Regulatory Capital

The Company, as a federally chartered holding company, is not subject to regulatory capital requirements. The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements.

The Office of Thrift Supervision (OTS) regulations require savings institutions to maintain minimum levels of regulatory capital. Under the regulations in effect at March 31, 2010, the Bank was required to maintain a minimum ratio of tangible equity capital to total tangible assets of 1.5%; a minimum ratio of Tier 1 (core) capital to total adjusted assets of 4.0%; a minimum ratio of Tier I capital to risk-weighted assets of 4.0% and a minimum ratio of total (core and supplementary) capital to risk-weighted assets of 8.0%. As of March 31, 2010, the Bank meets all capital requirements to which it is subject.

At March 31, 2010, the Bank was considered “well capitalized” for regulatory purposes. To be categorized as well capitalized, the Bank must maintain a minimum ratio of tangible equity capital to total tangible assets of 2.0%; a minimum ratio of Tier 1 (core) capital to adjusted total assets of 5.0%; a minimum ratio of Tier I capital to risk-weighted assets of 6.0% and a minimum ratio of total (core and supplementary) capital to risk-weighted assets of 10.0%. There have been no subsequent conditions or events which management believes have changed the Bank’s status.

The following is a summary of the Bank’s actual capital as computed under the standards established by the OTS at March 31, 2010, and December 31, 2009 and 2008, respectively.

	March 31, 2010		December 31,
			2009		2008
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Unaudited)		(Audited)
Tangible Equity Ratio (to Tangible Assets)	$43,508	7.74%	$43,050	7.76%	$40,555	7.58%
Tier I (Core) Capital (to Adjusted Total Assets)	43,508	7.74%	43,050	7.76%	40,555	7.58%
Tier I Risk-Based Capital (to Risk-Weighted Assets)	43,508	10.08%	43,050	10.16%	40,555	10.36%
Total Risk-Based Capital (to Risk-Weighted Assets)	48,303	11.19%	47,046	11.10%	43,423	11.09%

The ability of the Company to pay dividends depends, in part, on the ability of the Bank to pay dividends to the Company. The Bank will not be able to declare or pay a cash dividend on, or repurchase any of its common stock, if the effect thereof would be to reduce the regulatory capital of the Bank to an amount below amounts required under OTS rules and regulations.

The measurement of the Bank’s capital as computed under regulatory standards differs from its measurement under generally accepted accounting principles. A reconcilement of the Bank’s capital follows:

	March 31, 2010	December 31,
(In thousands)		2009	2008
	(Unaudited)	(Audited)
Total capital as calculated under generally accepted accounting principles (GAAP Capital)	$43,719	$43,171	$38,197
Adjustments to reconcile Total GAAP Capital to Regulatory Capital:
Intangible assets	(79)	(87)	(121)
Accumulated other comprehensive income from available-for-sale securities	(132)	(34)	2,479

Tier I Risk-Based Capital	43,508	43,050	40,555
Includible portion of allowance for loan losses	4,795	3,996	2,868

Total Risk-Based Capital	$48,303	$47,046	$43,423

15.	Earnings per Share

Basic net income per common share is calculated by dividing the net income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net income per common share is computed in a manner similar to basic net income per common share except that the weighted-average number of common shares outstanding is increased to include the incremental common shares (as computed using the treasury stock method) that would have been outstanding if all potentially dilutive common stock equivalents were issued during the period. The Company’s common stock equivalents relate solely to stock option and restricted stock awards. Anti-dilutive shares are common stock equivalents with weighted-average exercise prices in excess of the weighted-average market value for the periods presented. For the three months ended March 31, 2010 and for the years ended December 31, 2009 and December 31, 2008, anti-dilutive options excluded from the calculations totaled $345,930, 345,930 and 346,080 options, respectively (with an exercise

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and the Years Ended December 31, 2009, 2008 and 2007

15.	Earnings per Share—(Continued)

price of $11.10) and 7,500 options in each period (with an exercise price of $12.49). Unallocated common shares held by the ESOP are not included in the weighted-average number of common shares outstanding for purposes of calculating either basic or diluted net income per common share.

	For the Three Months Ended March 31,		For the Year Ended December 31,
(In thousands)	2010	2009	2009	2008	2007
	(Unaudited)		(Audited)
Net income (loss) and income available to common stockholders	$314	$369	$1,993	$(312)	$1,420

Weighted-average shares outstanding during the period
Basic	6,829	6,813	6,812	6,859	7,118
Effect of dilutive stock options and restrictive stock awards	—	—	—	—	17

Diluted	6,829	6,813	6,812	6,859	7,135

Net income (loss) per common share:
Basic and Diluted Earnings per share	$0.05	$0.05	$0.29	$(0.05)	$0.20

16.	Financial Instruments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheet.

The following table summarizes these financial instruments and other commitments and contingent liabilities as of March 31, 2010, and December 31, 2009 and 2008:

	March 31, 2010	December 31,
(In thousands)		2009	2008
	(Unaudited)	(Audited)
Commitments to extend credit:
Loan commitments	$17,499	$10,611	$5,807
Unused lines of credit	21,087	21,142	20,328
Amounts due mortgagors on construction loans	23,673	28,843	25,855
Amounts due on commercial loans	19,903	17,899	15,384
Commercial letters of credit	4,572	4,332	5,125

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments are principally collateralized by mortgages on real estate, generally have fixed expiration dates or other termination clauses and may require payment of fees. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

17.	Fair Value

The following is a summary of the carrying value and estimated fair value of the Company’s significant financial instruments as of March 31, 2010, and December 31, 2009 and 2008:

	March 31, 2010		December 31,
			2009		2008
(In thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(Unaudited)		(Audited)
Financial Assets
Cash and cash equivalents	$9,263	$9,263	$12,146	$12,146	$8,247	$8,247
Investment securities, available-for-sale	40,432	40,432	37,623	37,623	63,844	63,844
Investment securities, held-to-maturity	1,373	1,398	1,451	1,475	—	—
Loans held for sale	194	194	—	—	—	—
Loans receivable, net	480,841	486,839	473,304	476,665	431,976	440,405
Accrued income receivable	2,051	2,051	2,074	2,074	2,099	2,099

Financial Liabilities
Deposits	$388,077	$378,850	$380,931	$379,176	$363,026	$358,474
Borrowed funds	120,933	121,983	118,984	120,719	119,148	120,811
Mortgagors’ escrow accounts	2,620	2,620	4,888	4,888	4,562	4,562

Effective January 1, 2008, the Company adopted the new fair value measurement guidance, which defines fair value and establishes a framework for measuring fair value in generally accepted accounting principles. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The guidance specifies a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standards describe three levels of inputs that may be used to measure fair values:

Level 1	—	Quoted prices for identical instruments in active markets.

Level 2	—	Quoted prices for similar instruments in active or non-active markets and model-derived valuations in which all significant inputs and value drivers are observable in active markets.

Level 3	—	Valuation derived from significant unobservable inputs.

Valuation techniques based on unobservable inputs are highly subjective and require judgments regarding significant matters such as the amount and timing of future cash flows and the selection of discount rates that may appropriately reflect market and credit risks. Changes in these judgments often have a material impact on

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and the Years Ended December 31, 2009, 2008 and 2007

17.	Fair Value—(Continued)

the fair value estimates. In addition, since these estimates are as of a specific point in time, they are susceptible to material near-term changes. The fair values disclosed do not reflect any premium or discount that could result from the sale of a large volume of a particular financial instrument, nor do they reflect the possible tax ramifications or estimated transaction costs.

The Company uses fair value measurements to record certain assets at fair value on a recurring basis. Additionally, the Company may be required to record at fair value other assets on a nonrecurring basis. These nonrecurring fair value adjustments typically involve the application of lower-of-cost-or market value accounting or write-downs of individual assets.

The Company used the following methods and significant assumptions to estimate the fair value of its financial instruments which are carried at fair value on a recurring basis in the financial statements:

Available-for-sale securities:

Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are determined by matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities. The Company’s available-for-sale securities that are traded on an active exchange, such as the New York Stock Exchange, are classified as Level 1. Available-for-sale securities valued using matrix pricing are classified as Level 2. During 2008, the Company transferred seven auction-rate preferred securities in the available-for-sale portfolio from Level 2 to Level 3. Market prices of comparable instruments became harder to identify due to inactive markets, which made it necessary for the Company to make adjustments to the matrix prices to compensate for the present value of expected cash flows, market liquidity, credit quality and volatility. As a result, the Company utilized Level 3 inputs of greater significance, which required the Company to move the valuation of these securities from Level 2 to Level 3. During 2009, two of the seven securities were sold and one was called at par. See also Note 4, Investment Securities.

Assets measured at fair value at March 31, 2010 are summarized below:

	March 31, 2010 Carrying Value
(In thousands)	Level 1	Level 2	Level 3	Total
	(Unaudited)
Assets measured at fair value on a recurring basis:
Available-for-sale investment securities	$—	$32,564	$7,868	$40,432
Residential loans held for sale	—	194	—	194

Assets measured at fair value on a non-recurring basis:
Impaired loans	$—	$7,234	$18	$7,252
Real estate owned	—	—	120	120

Assets measured at fair value at December 31, 2009 are summarized below:

	December 31, 2009 Carrying Value
(In thousands)	Level 1	Level 2	Level 3	Total
	(Audited)
Assets measured at fair value on a recurring basis:
Available-for-sale investment securities	$—	$29,743	$7,880	$37,623
Residential loans held for sale	—	—	—	—

Assets measured at fair value on a non-recurring basis:
Impaired loans	—	628	18	646
Real estate owned	—	—	140	140

Assets measured at fair value at December 31, 2008 are summarized below:

	December 31, 2008 Carrying Value
(In thousands)	Level 1	Level 2	Level 3	Total
	(Audited)
Assets measured at fair value on a recurring basis:
Available-for-sale investment securities	$—	$57,100	$6,744	$63,844
Residential loans held for sale	—	—	—	—

Assets measured at fair value on a non-recurring basis:
Impaired loans	—	262	2	264
Real estate owned	—	—	—	—

Impaired loans are carried at fair value. Collateral dependent loans are considered Level 2, as the fair value is based on an appraisal prepared using observable inputs. Non-collateral dependent loans are measured using a discounted cash flow technique and are considered to be Level 3 estimates.

The following table shows a reconciliation of the beginning and ending balances for Level 3 assets measured at fair value on a recurring basis:

(In thousands)	For the Three Months Ended March 31, 2010	For the Year Ended December 31, 2009
	(Unaudited)	(Audited)
Balance at beginning of period	$7,880	$6,744
New purchases	—	—
Transfer to (from) level 3	—	—
Increase (decrease) in fair value of securities included in accumulated other comprehensive income	(12)	2,219
Impairment charges included in net income	—	—
Proceeds from sale of level 3 securities	—	(83)
Redemptions at par	—	(1,000)

Balance at end of period	$7,868	$7,880

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and the Years Ended December 31, 2009, 2008 and 2007

17.	Fair Value—(Continued)

The following is a further description of the principal valuation methods used by the Company to estimate the fair values of its financial instruments.

Cash and cash equivalents—The carrying amounts reported in the statement of financial condition approximate these assets’ fair value.

Loans receivable—For variable rate loans that reprice frequently and without significant change in credit risk, fair values are based on carrying values. The fair value of other loans are estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The fair value of nonaccrual loans was estimated using the estimated fair values of the underlying collateral.

Accrued income receivable—The carrying amounts reported in the statement of financial condition approximate these assets’ fair value.

Deposits liabilities—The fair values of non-interest-bearing demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date, i.e., their carrying amounts. Fair values for time certificates of deposit are estimated using a discounted cash flow technique that applies interest rates currently being offered to a schedule of aggregated expected monthly maturities on time deposits.

Borrowed Funds—Fair values are estimated using discounted cash flow analyses based on the Bank’s current incremental borrowing rates for similar types of borrowing arrangements.

Mortgagors’ escrow accounts—The carrying amounts reported in the statement of financial condition approximate the fair value of the mortgagors’ escrow accounts.

18.	Subsequent Events

On February 23, 2010, the Company announced it had entered into a definitive agreement to acquire Southern Connecticut Bancorp, Inc (“SCBI”), the holding company for The Bank of Southern Connecticut. The Company also announced its mutual holding company parent, Naugatuck Valley Mutual Holding Company has adopted a Plan of Conversion and Reorganization to convert to a stock holding company by selling to the public its approximate 60% ownership interest in the Company in a transaction commonly referred to as a second step conversion. The completion of the acquisition of SCBI is contingent on the completion of the second step conversion. In addition to the completion of the second step conversion, the acquisition is contingent on the receipt of regulatory approvals, the approval of SCBI’s stockholders and other customary conditions. The acquisition is expected to be completed in the third calendar quarter of 2010.

The acquisition is expected to occur immediately following the completion of the second step conversion. Upon completion of the conversion, Naugatuck Valley Savings and Loan will become the wholly-owned subsidiary of a new stock holding company (“Newco”). It is expected that Newco will retain the name “Naugatuck Valley Financial Corporation”.

As a result of the acquisition, SCBI will merge with and into Newco, with Newco as the surviving entity. SCBI shareholders will be able to elect to receive cash, shares of Newco common stock, or a combination of cash and stock, subject to proration, if necessary, to assure that 50% of SCBI’s outstanding shares are exchanged for Newco common stock and the remainder are exchanged for cash. The exchange ratio for determining the number of shares of Newco common stock to be exchanged for each share of SCBI common stock will equal $7.25 divided by the initial offering price per share to be established for Newco’s common stock in the second step conversion offering. SCBI stockholders who elect to receive stock are not expected to be subject to federal income tax on their receipt of Newco common stock. As part of the transaction, The Bank of Southern Connecticut will merge with and into Naugatuck Valley Savings and Loan, with Naugatuck Savings and Loan as the surviving entity. Naugatuck Valley Savings and Loan intends to continue to operate the four acquired banking offices of The Bank of Southern Connecticut, which are located in New Haven (two offices), Branford and North Haven, Connecticut, under the name “The Bank of Southern Connecticut.”

Information, including details of the stock offering and detailed business and financial information about Newco, NVFC and SCBI, will be provided in a prospectus and proxy statement when the stock offering commences, which is expected to occur late in the second or early in the third calendar quarter of 2010.

19.	Selected Quarterly Consolidated Financial Information (Unaudited)

The following tables present quarterly consolidated information for the Company for 2009, 2008 and 2007.

	For the Year Ended December 31, 2009
(In thousands)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest and dividend income	$7,141	$7,055	$7,007	$7,088
Interest expense	2,788	3,068	3,266	3,415

Net interest income	4,353	3,987	3,741	3,673
Provision for loan losses	285	302	272	285

Net interest income after provision for loan losses	4,068	3,685	3,469	3,388
Noninterest income	579	812	645	706
Noninterest expense	3,664	3,483	3,796	3,598

Income before provision for income tax (benefit)	983	1,014	318	496
Provision for income tax (benefit)	301	311	79	127

Net income (loss)	$682	$703	$239	$369

	For the Year Ended December 31, 2008
(In thousands)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest and dividend income	$7,256	$7,224	$6,877	$6,846
Interest expense	3,516	3,499	3,343	3,546

Net interest income	3,740	3,725	3,534	3,300
Provision for loan losses	200	200	113	162

Net interest income after provision for loan losses	3,540	3,525	3,421	3,138
Noninterest income	300	(2,636)	661	627
Noninterest expense	3,539	3,453	3,257	3,205

Income before provision for income tax (benefit)	301	(2,564)	825	560
Provision for income tax (benefit)	(1,052)	157	223	106

Net income (loss)	$1,353	$(2,721)	$602	$454

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and the Years Ended December 31, 2009, 2008 and 2007

19.	Selected Quarterly Consolidated Financial Information (Unaudited)—(Continued)

	For the Year Ended December 31, 2007
(In thousands)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest and dividend income	$6,632	$6,384	$6,030	$5,984
Interest expense	3,494	3,394	3,189	3,097

Net interest income	3,138	2,990	2,841	2,887
Provision for loan losses	100	—	—	51

Net interest income after provision for loan losses	3,038	2,990	2,841	2,836
Noninterest income	647	577	606	524
Noninterest expense	3,104	3,158	3,096	3,064

Income before provision for income tax	581	409	351	296
Provision for income tax	101	55	39	22

Net income	$480	$354	$312	$274

20.	Parent Company Only Financial Statements

The following financial statements are for the Company (Naugatuck Valley Financial Corporation) only, and should be read in conjunction with the consolidated financial statements of the Company.

Statements of Financial Condition

	March 31, 2010	December 31,
(In thousands)		2009	2008
	(Unaudited)	(Audited)
ASSETS
Cash on deposit with Naugatuck Valley Savings and Loan	$2,771	$2,434	$1,872
Investment in subsidiary, Naugatuck Valley Savings and Loan	43,934	43,171	38,197
Investment securities	1,538	1,624	2,260
Loan to ESOP	2,163	2,163	2,335
Deferred income taxes	250	252	274
Other assets	295	671	717

Total assets	$50,951	$50,315	$45,655

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities	$27	$7	$67
Stockholders’ equity	50,924	50,308	45,588

Total liabilities and stockholders’ equity	$50,951	$50,315	$45,655

Statements of Income

For the Year Ended December 31, 2009, 2008 and 2007:

	For the Three Months Ended March 31,		For the Year Ended December 31,
(In thousands)	2010	2009	2009	2008	2007
	(Unaudited)		(Audited)
Interest income	$37	$51	$181	$224	$351
Other income	—	—	—	1	1

Total income	37	51	181	225	352
Other expense	154	124	577	476	313

Income before income tax and equity in undistributed net income of subsidiary	(117)	(73)	(396)	(251)	39
Income tax	(40)	(25)	(134)	(85)	13

Income before equity in undistributed net income of subsidiary	(77)	(48)	(262)	(166)	26
Equity in undistributed net income of subsidiary	391	417	2,255	(146)	1,394

Net income (loss)	$314	$369	$1,993	$(312)	$1,420

Statements of Cash flows

For the Year Ended December 31, 2009, 2008 and 2007:

	For the Three Months Ended March 31,		For the Year Ended December 31,
(In thousands)	2010	2009	2009	2008	2007
	(Unaudited)		(Audited)
Net cash provided by operating activities	$328	$428	$61	$240	$438

Cash flows from investing activities
Purchase of available-for-sale securities	—	—	—	—	(1,500)
Paydowns and maturities of available-for-sale securities	89	106	689	497	4,234
Principal payments received from ESOP	—	—	172	163	156

Net cash provided by investing activities	89	106	861	660	2,890

Cash flows from financing activities
Common stock repurchased	(1)	—	(25)	(2,244)	(2,430)
Cash dividends to common shareholders	(79)	(158)	(447)	(614)	(588)
Release of ESOP shares	—	—	112	169	227

Net cash used by financing activities	(80)	(158)	(360)	(2,689)	(2,791)

Increase (decrease) in cash and cash equivalents	337	376	562	(1,789)	537
Cash and cash equivalents at beginning of year	2,434	1,872	1,872	3,661	3,124

Cash and cash equivalents at end of year	$2,771	$2,248	$2,434	$1,872	$3,661

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Southern Connecticut Bancorp, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Southern Connecticut Bancorp, Inc. and Subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of Southern Connecticut Bancorp, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

New Haven, Connecticut

March 29, 2010

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(Dollars in thousands)	2010	2009	2008
	(Unaudited)
ASSETS
Cash and due from banks (Note 2)	$2,860	$2,542	$5,267
Short-term investments	11,501	15,383	8,638

Cash and cash equivalents	14,361	17,925	13,905

Interest bearing certificates of deposit	99	347	1,643
Available for sale securities (at fair value) (Note 3)	2,735	2,220	5,130
Federal Home Loan Bank stock (Note 7)	66	66	66
Loans receivable (Note 4)
Loans receivable	115,951	112,634	90,424
Allowance for loan losses	(2,734)	(2,769)	(1,183)

Loans receivable, net	113,217	109,865	89,241
Accrued interest receivable	549	480	412
Premises and equipment (Note 5)	2,417	2,486	2,754
Other assets held for sale (Note 18)	373	373	375
Other assets	1,892	1,848	1,391

Total assets	$135,709	$135,610	$114,917

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits (Note 6)
Noninterest bearing deposits	$27,080	$29,835	$28,214
Interest bearing deposits	90,607	87,721	65,756

Total deposits	117,687	117,556	93,970
Repurchase agreements	207	294	215
Capital lease obligations (Note 8)	1,174	1,175	1,181
Accrued expenses and other liabilities	977	953	1,010

Total liabilities	120,045	119,978	96,376

Commitments and Contingencies (Notes 7, 8 and 14)

Shareholders’ Equity (Notes 10 and 15)
Preferred stock, no par value; shares authorized: 500,000; none issued	—	—	—
Common stock, par value $.01; shares authorized: 5,000,000; shares issued and outstanding: - 2,695,902 at March 31, 2010 and December 31, 2009, and 2,688,152 at December 31, 2008	27	27	27
Additional paid-in capital	22,562	22,560	22,521
Accumulated deficit	(6,924)	(6,943)	(4,035)
Accumulated other comprehensive (loss) income—net unrealized loss (gain) on available for sale securities	(1)	(12)	28

	15,664	15,632	18,541

Total liabilities and shareholders’ equity	$135,709	$135,610	$114,917

See Notes to Consolidated Financial Statements

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except earnings per share)	For the Three Months Ended March 31,		For the Year Ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)
Interest Income:
Interest and fees on loans	$1,741	$1,458	$6,102	$6,334	$7,539
Interest on securities	7	59	121	196	259
Interest on Federal funds sold and short-term and other investments	23	48	203	470	1,345

Total interest income	1,771	1,565	6,426	7,000	9,143

Interest Expense:
Interest expense on deposits	426	448	1,990	2,055	3,192
Interest expense on capital lease obligations	44	44	176	176	176
Interest expense on repurchase agreements and other borrowings	1	2	7	9	10

Total interest expense	471	494	2,173	2,240	3,378

Net interest income	1,300	1,071	4,253	4,760	5,765

(Credit) provision for loan losses	(34)	2,146	1,992	226	538

Net interest income (loss) after provision for loan losses	1,334	(1,075)	2,261	4,534	5,227

Noninterest Income:
Service charges and fees	118	144	507	577	610
Gain on sale of branch	—	—	—	875	—
Gain on sale of loans	—	—	—	—	45
Gain on sale of available for sale securities	29	—	—	—	—
Other noninterest income	38	19	122	215	305

Total noninterest income	185	163	629	1,667	960

Noninterest Expense:
Salaries and benefits	777	776	3,089	3,688	3,460
Occupancy and equipment	182	182	678	685	853
Professional services	260	136	510	358	786
Data processing and other outside services	99	101	413	397	421
FDIC Insurance	52	46	247	79	124
Other operating expenses	131	155	860	860	1,117

Total noninterest expense	1,501	1,396	5,797	6,067	6,761

Net income (loss)	$18	$(2,308)	$(2,907)	$134	$(574)

Basic and diluted income (loss) per share	$0.01	$(0.86)	$(1.08)	$(0.05)	$(0.19)

See Notes to Consolidated Financial Statements

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Dollars in thousands)	Number of Common Shares	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2006	2,941,297	$29	$24,148	$(3,595)	$(250)	$20,332
Comprehensive loss:
Net loss	—	—	—	(574)	—	(574)
Unrealized holding gain on available for sale securities	—	—	—	—	210	210

Total comprehensive loss						(364)

Directors fees settled in common stock	2,605	—	20	—	—	20
Exchange of stock options	20,532	—	10	—	—	10
Exercise of stock options	1,280	—	10	—	—	10
Restricted stock compensation (Note 10)	4,000	—	28	—	—	28
Stock option compensation (Note 10)	—	—	48	—	—	48

Balance, December 31, 2007	2,969,714	29	24,264	(4,169)	(40)	20,084
Comprehensive income:
Net income	—	—	—	134	—	134
Unrealized holding gain on available for sale securities	—	—	—	—	68	68

Total comprehensive income						202

Restricted stock compensation (Note 10)	6,750	—	55	—	—	55
Stock option compensation (Note 10)	—	—	20	—	—	20
Stock repurchase (Note 10)	(288,312)	(2)	(1,818)	—	—	(1,820)

Balance, December 31, 2008	2,688,152	27	22,521	(4,035)	28	18,541
Comprehensive loss:
Net loss	—	—	—	(2,907)	—	(2,907)
Unrealized holding loss on available for sale securities	—	—	—	—	(40)	(40)

Total comprehensive loss						(2,947)

Restricted stock compensation (Note 10)	7,750	—	54	—	—	54
Stock option compensation (Note 10)	—	—	(15)	—	—	(15)
Other	—	—	—	(1)		(1)

Balance, December 31, 2009	2,695,902	$27	$22,560	$(6,943)	$(12)	$15,632

See Notes to Consolidated Financial Statements (Continued)

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY, CONTINUED

(Dollars in thousands)	Number of Common Shares	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
For the Three Months Periods Ended March 31, 2010 and 2009 (unaudited) Balance, December 31, 2009	2,695,902	$27	$22,560	$(6,943)	(12)	$15,632
Comprehensive income:
Net income	—	—	—	18	—	18
Unrealized holding gain on available for sale securities	—	—	—	—	11	11

Total comprehensive income						29

Restricted stock compensation (Note 10)		—	2	—	—	2
Other		—		1	—	1

Balance, March 31, 2010	2,695,902	$27	$22,562	$(6,924)	$(1)	$15,664

Balance, December 31, 2008	2,688,152	$27	$22,521	$(4,035)	$28	$18,541
Comprehensive loss:
Net loss	—	—	—	(2,308)	—	(2,308)
Unrealized holding loss on available for sale securities	—	—	—	—	(18)	(18)

Total comprehensive loss						(2,326)

Restricted stock compensation (Note 10)	—	—	14	—	—	14
Stock option compensation (Note 10)	—	—	(11)	—	—	(11)

Balance, March 31, 2009	2,688,152	$27	$22,524	$(6,343)	$10	$16,218

See Notes to Consolidated Financial Statements

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,		For the Year Ended December 31,
(In thousands)	2010	2009	2009	2008	2007
	(Unaudited)
Cash Flows From Operations
Net income (loss)	$18	$(2,308)	$(2,907)	$134	$(574)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Amortization and accretion of premiums and discounts on investments, net	13	—	26	4	—
(Credit) provision for loan losses	(34)	2,146	1,992	226	538
Gain on sale of branch	—	—	—	(875)	—
Share based compensation	2	3	39	75	106
Loans originated for sale, net of principal payments received	—	—	—	(59)	(327)
Proceeds from the sale of loans	—	—	—	—	195
Gain on sale of loans	—	—	—	—	(45)
Gain on sale of available for sale securities	(29)	—	—	—	—
Depreciation and amortization	72	73	290	300	407
Increase in cash surrender of life insurance	(10)	(11)	(40)	(46)	(44)
Write-down of other assets held for sale	—	6	2	40	89
Changes in assets and liabilities:
(Decrease) increase in deferred loan fees	(20)	(23)	54	25	3
(Increase) decrease in accrued interest receivable	(68)	(42)	(69)	122	(66)
(Increase) decrease in other assets	(34)	8	(417)	(96)	50
Increase (decrease) in accrued expenses and other liabilities	25	64	(58)	(433)	742

Net cash (used in) provided by operating activities	(65)	(84)	(1,088)	(583)	1,074

Cash Flows From Investing Activities
Purchases of interest bearing certificates of deposit	—	—	—	(1,643)	—
Proceeds from maturities of interest bearing certificates of deposit	248	92	1,295	—	—
Purchases of available for sale securities	(7,310)	—	(9,206)	(11,500)	—
Principal repayments on available for sale securities	26	—	—	—	—
Proceeds from maturities / calls of available for sale securities	4,645	1,500	12,050	11,700	3,000
Proceeds from sales of available for sale securities	2,151	—	—	—	—
Net payments on sale of branch	—	—	—	(496)	—
Net (increase) decrease in loans receivable	(3,298)	504	(23,198)	(10,333)	(11,290)
Purchases of premises and equipment	(3)	(1)	(22)	(114)	(64)
Proceeds from the sale of other real estate owned	—	—	528	—	—
Acquisition of mortgage broker	—	—	—	(130)	—

Net cash (used in) provided by investing activities	(3,541)	2,095	(18,553)	(12,516)	(8,354)

Cash Flows From Financing Activities
Net (decrease) increase in demand, savings and money market deposits	(4,406)	(7,846)	5,287	(4,732)	3,086
Net increase in certificates of deposit	4,537	8,348	18,299	544	3,063
Net (decrease) increase in repurchase agreements	(87)	200	80	(330)	(339)
Principal repayments on capital lease obligations	(2)	(1)	(5)	(5)	(2)
Stock repurchased	—	—	—	(1,820)	—
Proceeds from exercise of stock options	—	—	—	—	9
Deferred income taxes on securities unrealized gain	—	—	—	—	—

Net cash provided by (used in) financing activities	42	701	23,661	(6,343)	5,817

Net (decrease) increase in cash and cash equivalents	(3,564)	2,712	4,020	(19,442)	(1,463)
Cash and cash equivalents
Beginning	17,925	13,905	13,905	33,347	34,810

Ending	$14,361	$16,617	$17,925	$13,905	$33,347

(Continued)

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED

	For the Three Months Ended March 31,		For the Year Ended December 31,
(In thousands)	2010	2009	2009	2008	2007
	(Unaudited)
Supplemental Disclosures of Cash Flow Information:
Cash paid for:
Interest	$445	$476	$2,124	$2,247	$3,366

Income taxes	$1	$1	$1	$1	$1

Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Assets and liabilities transferred in sale of branch:
Premises and equipment	$—	$—	$—	$645	$—

Loans receivable	$—	$—	$—	$7,249	$—

Deposits	$—	$—	$—	$9,264	$—

Transfer of loans held for sale to loans receivable	$—	$—	$—	$413	$59

Transfer of loans receivable to other real estate owned	$—	$—	$528	$—	$—

Transfer of premises and equipment to assets held for sale	$—	$—	$—	$—	$415

Unrealized holding gains (losses) on available for sale securities arising during the period	$11	$(11)	$(40)	$68	$210

See Notes to Consolidated Financial Statements

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and for the Years Ended December 31, 2009, 2008 and 2007

Note 1.    Nature of Operations and Summary of Significant Accounting Policies

Southern Connecticut Bancorp, Inc. (the “Company”) is a bank holding company headquartered in New Haven, Connecticut that was incorporated on November 8, 2000. The Company’s strategic objective is to serve as a bank holding company for a community-based commercial bank and a mortgage broker serving primarily New Haven County (the “Greater New Haven Market”). The Company owns 100% of the capital stock of The Bank of Southern Connecticut (the “Bank”), a Connecticut-chartered bank with its headquarters in New Haven, Connecticut, and 100% of the capital stock of SCB Capital Inc., operating under the name “Evergreen Financial Services” (“Evergreen”), which is licensed by the State of Connecticut Department of Banking to operate a mortgage brokerage business and also operates from the Company’s headquarters in New Haven, Connecticut. The Company and its subsidiaries focus on meeting the financial services needs of consumers and small to medium-sized businesses, professionals and professional corporations, and their owners and employees in the Greater New Haven Market.

The Bank operates branches at four locations, including downtown New Haven, the Amity/Westville section of New Haven, Branford and North Haven. The Bank’s branches have a consistent, attractive appearance. Each location has an open lobby, comfortable waiting area, offices for the branch manager and a loan officer, and a conference room. The design of the branches complements the business development strategy of the Bank, affording an appropriate space to deliver personalized banking services in professional, confidential surroundings.

The Bank focuses on serving the banking needs of small to medium-sized businesses, professionals and professional corporations, and their owners and employees in the Greater New Haven Market. The Bank’s target commercial customer has between $1.0 and $30.0 million in revenues, 15 to 150 employees, and borrowing needs of up to $3.0 million. The primary focus on this commercial market makes the Bank uniquely qualified to move deftly in responding to the needs of its clients. The Bank has been successful in winning business by offering a combination of competitive pricing for its services, quick decision making processes and a high level of personalized, “high touch” customer service.

Principles of consolidation and basis of financial statement presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, and have been prepared in accordance with accounting principles generally accepted in the United States of America and general practices within the banking industry. All significant intercompany balances and transactions have been eliminated. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities as of the date of the balance sheet and the reported amounts of income and expenses for the reporting period. Actual results could differ from those estimates.

On July 1, 2009, the Accounting Standards Codification (“ASC”) became the Financial Accounting Standard Board’s (“FASB’s”) single source of authoritative U.S. accounting and reporting standards applicable to all public and non-public non-governmental entities, superseding existing FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force and related literature. The adoption of this ASC topic changed the applicable citations and naming conventions used when referencing generally accepted accounting principles.

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and for the Years Ended December 31, 2009, 2008 and 2007

Note 1.    Nature of Operations and Summary of Significant Accounting Policies—(Continued)

Unaudited Interim Financial Information

The accompanying interim consolidated balance sheet as of March 31, 2010, the consolidated statements of operations, and cash flows and shareholders’ equity for the three months ended March 31, 2010 and 2009 are unaudited. The unaudited interim consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X. In the opinion of management, these financial statements contain all normal and recurring adjustments considered necessary to present fairly the financial position at March 31, 2010, and its results of operations and cash flows for the three months ended March 31, 2010 and 2009. The results for the three-month period ended March 31, 2010 are not necessarily indicative of the results to be expected for the full year. The information contained in these notes to the consolidated financial statements relating to the interim periods ended March 31, 2010 and 2009 is unaudited.

Significant group concentrations of credit risk

Most of the Company’s activities are with customers located within New Haven County, Connecticut. Note 3 discusses the types of securities in which the Company invests and Note 4 discusses the types of lending in which the Company engages. The Company does not have any significant concentrations in any one industry or customer.

The following is a summary of the Company’s significant accounting policies.

Cash and cash equivalents and statement of cash flows

Cash and due from banks, Federal funds sold, and short-term investments are recognized as cash equivalents in the statements of cash flows. Federal funds sold generally mature in one day. For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Cash flows from loans, deposits, and short-term borrowings are reported net. The Company maintains amounts due from banks and Federal funds sold which, at times, may exceed Federally insured limits. The Company has not experienced any losses from such concentrations.

Interest-bearing certificates of deposit

Interest-bearing certificates of deposit are carried at cost. At March 31, 2010 the balance in interest-bearing certificates of deposit was $99,000, which consisted of fixed rate certificates of deposit which mature in June 2013. At December 31, 2009 the balance in interest-bearing certificates of deposit was $347,000, which consisted of fixed rate certificates of deposit which mature in March 2010 ($248,000) and June 2013 ($99,000).

Investments in debt and marketable equity securities

Management determines the appropriate classification of securities at the date individual investment securities are acquired, and the appropriateness of such classification is reassessed at each balance sheet date.

Debt securities that management has the positive intent and ability to hold to maturity, if any, are classified as “held to maturity” and recorded at amortized cost. “Trading” securities, if any, are carried at fair value with unrealized gains and losses recognized in earnings. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and for the Years Ended December 31, 2009, 2008 and 2007

Note 1.    Nature of Operations and Summary of Significant Accounting Policies—(Continued)

comprehensive income, net of taxes. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

Effective April 1, 2009, the Company adopted new accounting guidance related to recognition and presentation of other-than-temporary impairment. This recent accounting guidance amends the recognition guidance for other-than-temporary impairments of debt securities and expands the financial statement disclosures for other-than-temporary impairment losses on debt and equity securities. The recent guidance replaced the “intent and ability” indication in prior guidance by specifying that (a) if the Company does not have the intent to sell a debt security prior to recovery and (b) it is more likely than not that it will not have to sell the debt security prior to recovery, the security would not be considered other-than-temporarily impaired unless there is a credit loss. When the Company does not intend to sell the security, and it is more-likely-than-not the Company will not have to sell the security before recovery of its cost basis, it will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment is amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as projected based on cash flow projections discounted at the applicable original yield of the security. The adoption of the other-than-temporary impairment accounting guidance had no impact on the Company’s consolidated financial statements.

Prior to the adoption of the recent accounting guidance on April 1, 2009, declines in the fair value of held-to-maturity and available-for-sale securities below their cost that were deemed to be other than temporary were reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considered (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

The sale of a held-to-maturity security within three months of its maturity date or after collection of at least 85% of the principal outstanding at the time the security was acquired is considered a maturity for purposes of classification and disclosure.

Loans held for sale

Loans held for sale, if any, are primarily the guaranteed portions of SBA loans the Company has the intent to sell in the foreseeable future, and are carried at the lower of aggregate cost or market value. Gains and losses on sales of loans are determined by the difference between the sales proceeds and the carrying value of the loans.

Transfers of financial assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company – put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership,

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and for the Years Ended December 31, 2009, 2008 and 2007

Note 1.    Nature of Operations and Summary of Significant Accounting Policies—(Continued)

(2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and no condition both constrains the transferee from taking advantage of that right and provides more than a trivial benefit for the transferor, and (3) the transferor does not maintain effective control over the transferred assets through either (a) an agreement that both entitles and obligates the transferor to repurchase or redeem the assets before maturity or (b) the ability to unilaterally cause the holder to return specific assets, other than through a cleanup call.

In June 2009, the FASB issued guidance which modifies certain guidance relating to transfers and servicing of financial assets. This guidance eliminates the concept of qualifying special purpose entities, provides guidance as to when a portion of a transferred financial asset can be evaluated for sale accounting, provides additional guidance with regard to accounting for transfers of financial assets and requires additional disclosures. This guidance is effective for the Company as of January 1, 2010, with adoption applied prospectively for transfers that occur on and after the effective date. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

Servicing

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Generally, purchased servicing rights are capitalized at the cost to acquire the rights. For sales of loans, a portion of the original cost of the loan is allocated to the servicing right, and if the pass-through rate to the investor is less than the note rate, to an interest-only strip, based on relative fair value. Fair value is based on a valuation model that calculates the present value of estimated future net servicing and interest income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing and interest income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. Capitalized servicing assets are reported in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Interest only strips are also reported in other assets and are amortized into other noninterest income under the same method as servicing assets.

Servicing assets and interest-only strips are evaluated for impairment based upon the fair value of the assets as compared to amortized cost. Impairment is determined by stratifying the assets into tranches based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual tranche, to the extent that fair value is less than the capitalized amount for the tranche. If the Company later determines that all or a portion of the impairment no longer exists for a particular tranche, a reduction of the allowance may be recorded as an increase to income.

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal, or a fixed amount per loan, and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income, and the amortization of interest-only strips is netted against other noninterest income.

Loans receivable

Loans that the Company has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for unearned income, the allowance for loan losses, and any unamortized deferred fees or costs.

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and for the Years Ended December 31, 2009, 2008 and 2007

Note 1.    Nature of Operations and Summary of Significant Accounting Policies—(Continued)

Interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and amortized as a level yield adjustment over the respective term of the loan.

The accrual of interest on loans is discontinued at the time the loan is 90 days past due unless the loan is well-secured and in process of collection. Consumer installment loans are typically charged off no later than 180 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual status or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual status or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis method until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for loan losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated and general components. The allocated component relates to loans that are considered impaired. For such impaired loans, an allowance is established when the discounted cash flows (or collateral value or observable market price if the loan is collateral dependent) of the impaired loan is lower than the carrying value of that loan. The general component covers all other loans, segregated generally by loan type, and is based on historical loss experience with adjustments for qualitative factors which are made after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss data.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Impaired loans also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and for the Years Ended December 31, 2009, 2008 and 2007

Note 1.    Nature of Operations and Summary of Significant Accounting Policies—(Continued)

on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer installment loans for impairment disclosures, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

Other real estate owned

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in operations. Costs relating to the development and improvement of the property are capitalized, subject to the limit of fair value of the collateral. Gains or losses are included in operations upon disposal.

Premises and equipment

Premises and equipment are stated at cost for purchased assets, and, for assets under capital lease, at the lower of fair value or the net present value of the minimum lease payments required over the term of the lease, net of accumulated depreciation and amortization. Leasehold improvements are capitalized and amortized over the shorter of the terms of the related leases or the estimated economic lives of the improvements. Depreciation is charged to operations using the straight-line method over the estimated useful lives of the related assets which range from 3 to 20 years. Gains and losses on dispositions are recognized upon realization. Maintenance and repairs are expensed as incurred and improvements are capitalized.

Goodwill

During 2008, in connection with a business combination, the Company recorded goodwill. Goodwill represents the cost of acquired assets in excess of value ascribed to net tangible assets. Goodwill is not amortized, but is evaluated for impairment annually. Goodwill recorded on the business combination of $238,440, which had been included in other assets, was written off during 2009 based upon management’s annual impairment evaluation performed in December 2009. The write down of goodwill was included in other operating expenses at December 31, 2009.

Impairment of long-lived assets

Long-lived assets, including premises and equipment, which are held and used by the Company, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment is indicated by that review, the asset is written down to its estimated fair value through a charge to noninterest expense.

Repurchase agreements

Repurchase agreements, which are classified as secured borrowings, generally mature within one to three days from the transaction date, and are reflected at the amount of cash received in connection with the transaction. The Company may be required to provide additional collateral based on the fair value of the underlying securities.

Income taxes

The Company files consolidated federal and state income tax returns. The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and for the Years Ended December 31, 2009, 2008 and 2007

Note 1.    Nature of Operations and Summary of Significant Accounting Policies—(Continued)

future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

When tax returns are filed, it is highly certain that some positions taken will be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. The evaluation of a tax position taken is considered by itself and not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit more than fifty percent likely of being realized upon settlement with the applicable taxing authority. The Company recognizes a liability for any tax position deemed less likely than not to be sustained under examination by the relevant taxing authorities. The Company’s open tax years that remain subject to examination by the relevant taxing authorities are 2006, 2007 and 2008.

Interest and penalties related to income taxes, if any, are recorded within the provision for income taxes.

Share-based compensation

The Company accounts for share-based compensation transactions at fair value and recognizes the related expense in the consolidated statement of operations.

Related party transactions

Directors and officers of the Company and the Bank and their affiliates have been customers of and have had transactions with the Bank, and it is expected that such persons will continue to have such transactions in the future. Management believes that all deposit accounts, loans, services and commitments comprising such transactions were made in the ordinary course of business, and on substantially the same terms, including interest rates, as those prevailing at the time for comparable transactions with other customers who are not directors or officers. In the opinion of management, the transactions with related parties did not involve more than normal risks of collectibility or favored treatment or terms, or present other unfavorable features. Note 16 contains details regarding related party transactions.

Comprehensive income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the shareholders’ equity section of the balance sheets, such items, along with net income or loss, are components of comprehensive income.

Segment Reporting

The Company has three reporting segments for purposes of reporting business line results, Community Banking, Mortgage Brokerage and the Holding Company. The Community Banking segment is defined as all operating

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and for the Years Ended December 31, 2009, 2008 and 2007

Note 1.    Nature of Operations and Summary of Significant Accounting Policies—(Continued)

results of the Bank. The Mortgage Brokerage segment is defined as the results of Evergreen and the Holding Company segment is defined as the results of Southern Connecticut Bancorp. on an unconsolidated or standalone basis. The Company uses an internal reporting system to generate information by operating segment. Estimates and allocations are used for noninterest expenses.

Fair value

The Company uses fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in certain instances, there are no quoted market prices for certain assets or liabilities. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the asset or liability.

Fair value measurements focus on exit prices in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment.

The Company’s fair value measurements are classified into a fair value hierarchy based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. The three categories within the hierarchy are as follows:

Level 1	Quoted prices in active markets for identical assets and liabilities.

Level 2	Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets, quoted prices in markets that are not active; and model-based valuation techniques for which all significant inputs are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

Prior to 2009, the fair value guidance only pertained to financial assets and liabilities. In January 2009, the provisions of the fair value accounting guidance became effective for nonfinancial assets and liabilities. The Company adopted these provisions in 2009.

In April 2009, the FASB issued guidance which addressed concerns that fair value measurements emphasized the use of an observable market transaction even when that transaction may not have been orderly or the market for that transaction may not have been active. This guidance relates to the following: (a) determining when the volume and level of activity for the asset or liability has significantly decreased; (b) identifying circumstances in

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and for the Years Ended December 31, 2009, 2008 and 2007

Note 1.    Nature of Operations and Summary of Significant Accounting Policies—(Continued)

which a transaction is not orderly; and (c) understanding the fair value measurement implications of both (a) and (b). The Company adopted this new guidance in 2009, and the adoption had no impact on the Company’s consolidated financial statements.

In February 2010, the FASB issued guidance which amended the existing guidance related to Fair Value Measurements and Disclosures. The amendments will require the following new fair value disclosures:

•	Separate disclosure of the significant transfers in and out of Level 1 and Level 2 fair value measurements, and a description of the reasons for the transfers; and

•

In the rollforward of activity for Level 3 fair value measurements (significant unobservable inputs), purchases, sales, issuances, and settlements should be presented separately (on a gross basis rather than as one net number).

In addition, the amendments clarify existing disclosure requirements as follows:

•	Fair value measurements and disclosures should be presented for each class of assets and liabilities within a line item in the statement of financial position; and

•

Reporting entities should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements that fall in either Level 2 or Level 3.

The new disclosures and clarifications of existing disclosures were effective for the Company for the quarter ended March 31, 2010, except for the disclosures included in the rollforward of activity for Level 3 fair value measurements, for which the effective date is for fiscal years beginning after December 15, 2010 and for interim periods within these financial statements.

See Note 17 for additional information regarding fair value.

Subsequent events

In May 2009, the FASB issued guidance relating to accounting for, and disclosure of, events that occur after the balance sheet date but before financial statements are issued or available to be issued. This guidance defines (i) the period after the balance sheet date during which a reporting entity’s management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (iii) the disclosures an entity should make about events or transactions that occurred after the balance sheet date. The guidance became effective for the Company during the year ended December 31, 2009.

In February 2010, the FASB issued an amendment to guidance originally issued in May 2009, relating to accounting for, and disclosure of, events that occur after the balance sheet date but before financial statements are issued or available to be issued.

This update amends the guidance to remove the requirement for SEC filers to disclose the date through which subsequent events have been evaluated. SEC filers must continue to evaluate subsequent events through the date the financial statements are issued. The amendment was effective and has been adopted by the Company upon issuance.

Reclassifications

Certain reclassifications have been made to prior period financial statements to conform with the 2010 presentation. Such reclassifications had no effect on net income.

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and for the Years Ended December 31, 2009, 2008 and 2007

Note 2.    Restrictions on Cash and Cash Equivalents

The Company is required to maintain reserves against its transaction accounts and non-personal time deposits. At March 31, 2010, and December 31, 2009 and 2008, the Company was required to have cash and liquid assets of approximately $663,000, $536,000 and $428,000, respectively, to meet these requirements. In addition, at March 31, 2010, and December 31, 2009 and 2008, the Company was required to maintain $125,000 in the Federal Reserve Bank for clearing purposes.

Note 3.    Available for Sale Securities

The amortized cost, gross unrealized gains, gross unrealized losses and approximate fair values of available for sale securities at March 31, 2010, and December 31, 2009 and 2008 are as follows:

(In thousands) At March 31, 2010 (Unaudited)	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government Agency Obligations	$955	$—	$—	$955
U.S. Treasury Bills	1,700	—	—	1,700
U.S. Government Agency Mortgage Backed Securities	80	—	(1)	79

	$2,735	$—	$(1)	$2,734

At December 31, 2009	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government Agency Obligations	$2,126	$—	$(12)	$2,114
U.S. Government Agency Mortgage Backed Securities	105	1	—	106

	$2,231	$1	$(12)	$2,220

At December 31, 2008	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government Agency Obligations	$4,996	$29	$—	$5,025
U.S. Government Agency Mortgage Backed Securities	106	—	(1)	105

	$5,102	$29	$(1)	$5,130

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and for the Years Ended December 31, 2009, 2008 and 2007

Note 3.    Available for Sale Securities—(Continued)

The following table presents the Company’s available for sale securities’ gross unrealized losses and fair value, aggregated by the length of time the individual securities have been in a continuous loss position, at March 31, 2010, and December 31, 2009 and 2008:

	March 31, 2010
	Less Than 12 Months		12 Months or More		Total
(In thousands)	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(Unaudited)
U.S. Government mortgage-backed securities	$79	$1	$—	$—	$79	$1

Totals	$79	$1	$—	$—	$79	$1

	December 31, 2009
	Less Than 12 Months		12 Months or More		Total
(In thousands)	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Government Agency obligations	$2,114	$12	$—	$—	$2,114	$12

Totals	$2,114	$12	$—	$—	$2,114	$12

	December 31, 2008
	Less Than 12 Months		12 Months or More		Total
(In thousands)	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Government mortgage-backed securities	$—	$—	$105	$1	$105	$1

Totals	$—	$—	$105	$1	$105	$1

At March 31, 2010 the Company had 3 available for sale securities in an unrealized loss position. At both December 31, 2009 and 2008, the Company had 2 available for sale securities in an unrealized loss position.

Management believes that none of the unrealized losses on available for sale securities are other than temporary because all of the unrealized losses in the Company’s investment portfolio are due to market interest rate changes on debt securities issued by U.S. Government agencies. Management considers the issuers of the securities to be financially sound and the Company expects to receive all contractual principal and interest related to these investments. Because the Company does not intend to sell the investments, and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at March 31, 2010, and December 31, 2009 and 2008.

The amortized cost and fair value of available for sale debt securities at March 31, 2010, and December 31, 2009 and 2008 by contractual maturity are presented below. Actual maturities of mortgage-backed securities may differ from contractual maturities because the mortgages underlying the securities may be called or repaid without any penalties.

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and for the Years Ended December 31, 2009, 2008 and 2007

Note 3.    Available for Sale Securities—(Continued)

Because mortgage-backed securities are not due at a single maturity date, they are not included in the maturity categories in the following summary:

			December 31,
(In thousands)	March 31, 2010		2009		2008
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Unaudited)
Maturity:
Within one year	$1,700	$1,700	$—	$—	$—	$—
After one but within five years	—	—	—	—	1,000	1,001
After five but within ten years	—	—	—	—	2,496	2,513
Over 10 years	955	955	2,126	2,114	1,500	1,511
Mortgage-backed securities	80	79	105	106	106	105

	$2,735	$2,734	$2,231	$2,220	$5,102	$5,130

At March 31, 2010, and December 31, 2009 and 2008, available for sale securities with a carrying value of $2,734,000, $2,220,000 and $3,118,000, respectively, were pledged as collateral under repurchase agreements with Bank customers and to secure public deposits.

During the three months ended March 31, 2010 the Company sold a FNMA security with a $2 million par value and realized a gain of $29,000. There were no sales of available for sale securities in 2009 and 2008.

Note 4.    Loans Receivable and Allowance for Loan Losses

A summary of the Company’s loan portfolio at March 31, 2010, and December 31, 2009 and 2008 was as follows:

	March 31, 2010	December 31,
(In thousands)		2009	2008
	(Unaudited)
Commercial loans secured by real estate	$64,811	$63,837	$45,462
Commercial loans	46,363	43,893	37,625
Construction and land loans	4,543	4,608	6,500
Consumer installment loans	367	448	936

Total loans	116,084	112,786	90,523
Net deferred loan fees	(133)	(152)	(99)
Allowance for loan losses	(2,734)	(2,769)	(1,183)

Loans receivable, net	$113,217	$109,865	$89,241

The Company services certain loans that it has sold without recourse to third parties. The aggregate of loans serviced for others approximated $10,492,000, $9,448,000 and $4,574,000 as of March 31, 2010, and December 31, 2009 and 2008, respectively.

The balance of capitalized servicing rights, included in other assets at March 31, 2010, and December 31, 2009 and 2008, was $16,000, $17,000 and $26,000, respectively. No impairment charges related to servicing rights were recognized during the three months ended March 31, 2010 and 2009 or the years ended December 31, 2009 and 2008.

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and for the Years Ended December 31, 2009, 2008 and 2007

Note 4.    Loans Receivable and Allowance for Loan Losses—(Continued)

The changes in the allowance for loan losses for the three months ended March 31, 2010 and 2009, and the years ended December 31, 2009 and 2008 are as follows:

	For the Three Months Ended March 31,		For the Year Ended December 31,
(Dollars in thousands)	2010	2009	2009	2008	2007
	(Unaudited)
Balance at beginning of year	$2,769	$1,183	$1,183	$1,257	$1,063
(Credit) provision for loan losses	(34)	2,146	1,992	226	538
Recoveries of loans previously charged-off:
Commercial	—	1	10	37	11
Consumer	—	—	1	—	1

Total recoveries	—	1	11	37	12

Loans charged-off:
Commercial loans secured by real estate	—	—	(414)	(90)	—
Commercial	1	—	(2)	—	(356)
Consumer	—	—	(1)	(247)	—

Total charge-offs	1	—	(417)	(337)	(356)

Balance at end of period	$2,734	$3,330	$2,769	$1,183	$1,257

At March 31, 2010, and December 31, 2009 and 2008, the unpaid principal balances of loans placed on nonaccrual status were $5,713,000, $5,363,000 and $882,000, respectively. During the three months ended March 31, 2010 and 2009, and the years ended December 31, 2009, 2008 and 2007, there were no loans considered “troubled debt restructurings”. Accruing loans contractually past due 90 days or more were $358,000, $484,000 and $384,000 at March 31, 2010, and December 31, 2009 and 2008, respectively.

The following information relates to impaired loans as of March 31, 2010 and December 31, 2009 and 2008:

		December 31,
(In thousands)	March 31, 2010	2009	2008
	(Unaudited)
Impaired loans for which there is a specific allowance	$4,566	$4,635	$539

Impaired loans for which there is no specific allowance	$2,177	$2,470	$1,958

Allowance for loan losses related to impaired loans	$1,399	$1,489	$163

Average recorded investment in impaired loans	$6,933	$5,776	$1,979

Interest income collected and recognized on impaired loans was $20,000 and $30,000, for the three months ended March 31, 2010 and 2009, respectively, and $149,000, $143,000 and $2,000 during the years ended December 31, 2009, 2008 and 2007, respectively. If nonaccrual loans had been current throughout their terms, additional interest income of approximately $481,000 and $167,000 would have been recognized in the three months ended March 31, 2010 and 2009, and $411,000, $111,000 and $96,000 during the years ended December 31, 2009, 2008 and 2007, respectively. The Company has no commitments to lend additional funds to borrowers whose loans are impaired.

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and for the Years Ended December 31, 2009, 2008 and 2007

Note 4.    Loans Receivable and Allowance for Loan Losses—(Continued)

The Company’s lending activities were conducted principally in New Haven County of Connecticut. The Company grants commercial and residential real estate loans, commercial business loans and a variety of consumer loans. In addition, the Company may grant loans for the construction of residential homes, residential developments and land development projects. All residential and commercial mortgage loans are collateralized by first or second mortgages on real estate. The ability and willingness of borrowers to satisfy their loan obligations is dependent in large part upon the status of the regional economy and regional real estate market. Accordingly, the ultimate collectibility of a substantial portion of the loan portfolio and the recovery of a substantial portion of any resulting real estate acquired is susceptible to changes in market conditions.

The Company has established credit policies applicable to each type of lending activity in which it engages, evaluates the creditworthiness of each customer on an individual basis and, when deemed appropriate, obtains collateral. Collateral varies by each borrower and loan type. The market value of collateral is monitored on an ongoing basis and additional collateral is obtained when warranted. Important types of collateral include business assets, real estate, automobiles, marketable securities and time deposits. While collateral provides assurance as a secondary source of repayment, the Company ordinarily requires the primary source of repayment to be based on the borrower’s ability to generate continuing cash flows.

Note 5.    Premises and Equipment

At March 31, 2010, and December 31, 2009 and 2008, premises and equipment consisted of the following:

	March 31, 2010	December 31,
(In thousands)		2009	2008
	(Unaudited)
Land	$256	$256	$256
Premises under capital lease	1,192	1,192	1,192
Buildings and improvements	681	681	679
Leasehold improvements	1,027	1,027	1,027
Furniture and fixtures	528	528	528
Equipment	936	933	913
Software	91	91	91

	4,711	4,708	4,686
Less accumulated depreciation and amortization	(2,293)	(2,222)	(1,932)

	$2,418	$2,486	$2,754

For the three months ended March 31, 2010 and 2009 depreciation and amortization expense related to premises and equipment was $72,000 and $73,000; and for the years ended December 31, 2009 and 2008 and 2007, depreciation and amortization expense related to premises and equipment was $290,000 and $300,000, $407,000, respectively.

Premises under capital lease of $1,192,000, and related accumulated amortization of $478,000, $463,000 and $404,000, as of March 31, 2010, and December 31, 2009 and 2008, respectively, are included in premises and equipment.

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and for the Years Ended December 31, 2009, 2008 and 2007

Note 6.    Deposits

At March 31, 2010, December 31, 2009 and 2008, deposits consisted of the following:

		December 31,
(Dollars in thousands)	March 31, 2010	2009	2008
	(Unaudited)
Noninterest bearing	$27,080	$29,835	$28,214

Interest bearing:
Checking	4,324	8,604	5,686
Money Market	29,109	26,435	26,578
Savings	2,338	2,384	1,492
Time certificates, less than $100,000 (1)	28,427	27,785	18,066
Time certificates, $100,000 or more (2)	26,409	22,513	13,934

Total interest bearing	90,607	87,721	65,756

Total deposits	$117,687	$117,556	$93,970

(1)	Included in time certificates of deposit, less than $100,000, at March 31, 2010, and December 31, 2009 and 2008 were brokered deposits totaling $9,130,000, $9,015,000 and $5,731,000, respectively.
(2)	Included in time certificates of deposit, $100,000 or more, at March 31, 2010, and December 31, 2009 and 2008 were brokered deposits totaling $6,893,000, $4,992,000 and $2,741,000, respectively.

Brokered deposits at March 31, 2010, and December 31, 2009 and 2008 represented:

		December 31,
(In thousands)	March 31, 2010	2009	2008
	(Unaudited)
Bank customer time certificates of deposit placed through CDARS to ensure FDIC coverage	$4,879	$3,370	$2,202
Time certificates of deposit purchased by the Bank through CDARS	4,014	3,544	1,999
Other brokered time certificates of deposit	7,130	7,093	4,271

Total brokered deposits	$16,023	$14,007	$8,472

Contractutual maturities of time certificate of deposit at March 31, 2010, and December 31, 2009 and 2008 are summarized below:

	March 31, 2010	December 31,
(In thousands)		2009	2008
	(Unaudited)
Due within:
1 year	$36,379	$33,546	$27,615
1—2 years	10,079	7,443	1,143
2—3 years	6,221	7,685	2,940
3—4 years	500	17	171
4—5 years	1,657	1,608	131

	$54,836	$50,299	$32,000

Interest expense on certificates of deposit in denominations of $100,000 or more was $139,000 and $138,000 for the three months ended March 31, 2010 and 2009, respectively, and $580,000, $499,000, and $759,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and for the Years Ended December 31, 2009, 2008 and 2007

Note 7.    Commitments and Contingencies

Federal Home Loan Bank borrowings and stock

The Bank is a member of the Federal Home Loan Bank of Boston (“FHLB”). At March 31, 2010, December 31, 2009 and 2008, the Bank had the ability to borrow from the FHLB based on a certain percentage of the value of the Bank’s qualified collateral, as defined in the FHLB Statement of Products Policy, at the time of the borrowing. In accordance with an agreement with the FHLB, the qualified collateral must be free and clear of liens, pledges and encumbrances. There were no borrowings outstanding with the FHLB at March 31, 2010, and December 31, 2009 and 2008.

The Bank is required to maintain an investment in capital stock of the FHLB, as collateral, in an amount equal to a percentage of its outstanding mortgage loans and contracts secured by residential properties, including mortgage-backed securities. No ready market exists for FHLB stock and it has no quoted market value. For disclosure purposes, such stock is assumed to have a market value which is equal to cost since the Bank can redeem the stock with FHLB at cost.

Employment agreements

On December 28, 2009, the Company entered into an employment agreement with its President and Chief Operating Officer effective January 1, 2010. Under the agreement, he will serve as the President and Chief Operating Officer of the Company through December 31, 2010, unless the Company terminates the agreement earlier under the terms of the agreement. The President and Chief Operating Officer will receive a base salary over the term of the agreement and is eligible for salary increases and other merit bonuses at the discretion of the Company’s board of directors.

The President and Chief Operating Officer is provided with health and life insurance, is reimbursed for certain business expenses, and is eligible to participate in the profit sharing or 401(k) plan of the Company (or its subsidiary).

If the President and Chief Operating Officer’s employment is terminated as a result of a business combination (as defined), the President and Chief Operating Officer will, subject to certain conditions, be entitled to receive a lump sum payment in an amount equal to two times the total of the President and Chief Operating Officer’s then current base annual salary plus the amount of any bonus for the prior calendar year in the event that the employee is not offered a position with the remaining entity at the President and Chief Operating Officer’s then current base annual salary. The President and Chief Operating Officer is also entitled to a continuation of benefits under the President and Chief Operating Officer Agreement for the balance of the unexpired term of his employment, which will be paid at his option as a lump sum payment or ratably over the balance of the unexpired term.

On December 28, 2009, the Company entered into an employment agreement with its Senior Vice President and Chief Financial Officer effective January 1, 2010. Under the agreement, he will serve as the Senior Vice President and Chief Financial Officer of the Company through December 31, 2010, unless the Company terminates the agreement earlier under the terms of the agreement. The Senior Vice President and Chief Financial Officer will receive a base salary that increases over the term of the agreement and is eligible for salary increases and other merit bonuses at the discretion of the Company’s board of directors.

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and for the Years Ended December 31, 2009, 2008 and 2007

Note 7.    Commitments and Contingencies—(Continued)

The Senior Vice President and Chief Financial Officer is provided with health and life insurance, is reimbursed for certain business expenses, and is eligible to participate in the profit sharing or 401(k) plan of the Company (or its subsidiary).

If the Senior Vice President and Chief Financial Officer employment is terminated as a result of a business combination (as defined), the Senior Vice President and Chief Financial Officer will, subject to certain conditions, be entitled to receive a lump sum payment in an amount equal to two times the total of the Senior Vice President and Chief Financial Officer’s then current base annual salary plus the amount of any bonus for the prior calendar year in the event that the employee is not offered a position with the remaining entity at his then current base annual salary. The Senior Vice President and Chief Financial Officer is also entitled to a continuation of benefits under the terms of his agreement for the balance of the unexpired term of his employment, which will be paid at his option as a lump sum payment or ratably over the balance of the unexpired term.

Other

During 2007, upon the retirement of the former Chief Executive Officer (“Former CEO”), the Company entered into a consulting agreement (the “Consulting Agreement”) with the Former CEO, whereby the Former CEO would serve as a goodwill ambassador and a director of the Company through December 31, 2010, and receive certain annual compensation. In December 2007, the Former CEO retired from the board of directors, however the Company agreed to continue payments under the Consulting Agreement. As a result, the Company considers the future payments under the Consulting Agreement to be a postretirement benefit, and recorded a liability of approximately $280,000 at December 31, 2007 for the present value of the future payments.

Litigation

At March 31, 2010, December 31, 2009 and 2008, neither the Company nor any subsidiary was involved in any pending legal proceedings believed by management to be material to the Company’s financial condition or results of operations. Periodically, there have been various claims and lawsuits against the Company, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interest, claims involving the making and servicing of real property loans and other issues incident to our business. However, neither the Company nor any subsidiary is a party to any pending legal proceedings that management believes would have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

Note 8.    Lease and Subleases

The Company leases the Bank’s main and Branford branch offices under twenty-year capital leases that have terms, including renewal periods, through 2021 and 2022, respectively. Under the terms of the leases, the Bank will pay all executory costs including property taxes, utilities and insurance. In 2006, the Company entered into an operating lease for its North Haven branch. The Company also leases the driveway to its main office and certain equipment under non-cancelable operating leases.

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and for the Years Ended December 31, 2009, 2008 and 2007

Note 8.    Lease and Subleases—(Continued)

At December 31, 2009, future minimum lease payments to be made under these leases by year and in the aggregate were as follows:

(In thousands)	Capital	Operating
Year	Leases	Leases
2010	$188	$50
2011	207	53
2012	214	55
2013	219	47
2014	219	47
2015 and thereafter	1,593	554

	2,640	$806

Less amount representing interest	(1,465)

Present value of future minimum lease payments - capital lease obligation	$1,175

Total rent expense charged to operations under the operating leases approximated $16,000 and $21,000 for the three months ended March 31, 2010 and 2009, respectively. Rental income under a lease of space in premises owned, was $6,000 for the three months ended March 31, 2010. There were no subleases in effect at March 31, 2010. The Company had no rental income under subleases, or from lease of space in premises owned, for the three months ended March 31, 2009.

Total rent expense charged to operations under the operating leases approximated $74,000, $83,000 and $114,000 for the years ended December 31, 2009, 2008 and 2007, respectively. Rental income under subleases, and a lease of space in premises owned, approximated $4,000, $10,000 and $30,000 for the years ended December 31, 2009, 2008 and 2007, respectively. There were no subleases in effect at December 31, 2009.

Note 9.    Income Taxes

A reconciliation of the anticipated income tax (benefit) expense (computed by applying the statutory Federal income tax rate of 34% to the (loss) income before income taxes) to the amount reported in the statement of operations for the years ended December 31, 2009, 2008 and 2007 is as follows:

	December 31,
(In thousands)	2009	2008	2007
(Benefit) expense for income taxes at statutory Federal rate	$(989)	$45	$(195)
State taxes, net of Federal benefit	(143)	7	(28)
Increase (decrease) in valuation allowance	1,148	(36)	239
Other	(16)	(16)	(16)

	$—	$—	$—

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and for the Years Ended December 31, 2009, 2008 and 2007

Note 9.    Income Taxes—(Continued)

At December 31, 2009 and 2008, the components of gross deferred tax assets and liabilities were as follows:

(In thousands)	2009	2008
Deferred tax assets:
Allowance for loan losses	$1,078	$461
Net operating loss carryforwards	1,173	763
Unrealized loss on available for sale securities	5	—
Other	607	455

Gross deferred tax assets	2,863	1,679
Less valuation allowance	(2,763)	(1,599)

Deferred tax assets—net of valuation allowance	100	80

Deferred tax liabilities:
Tax bad debt reserve	100	63
Unrealized gain on available for sale securities	—	11
Depreciation	—	6

Gross deferred tax liabilities	100	80

Net deferred taxes	$—	$—

As of December 31, 2009, the Company had net operating loss carryforwards of approximately $3,015,000 and $2,103,000 available to reduce future federal and state taxable income, respectively, which expire in 2001 through 2029.

The net changes in the valuation allowance for 2009, 2008 and 2007 were a decrease of $1,163,000 in 2009, an increase of $63,000 in 2008, and an increase of $157,000 in 2007. The changes in the valuation allowance have been allocated between operations and equity to adjust the deferred tax asset to an amount considered by management more likely than not to be realized. The portion of the change in the valuation allowance allocated to equity is to eliminate the tax benefit related to the unrealized holding losses on available for sale securities.

During 2007, the Company had a tax deduction for compensation related to the shares issued to the former Chairman that exceeded the book compensation recorded for such shares and predecessor stock options. The tax benefit for this excess tax deduction is typically recorded as an increase to shareholders’ equity. However, because the Company is in a net operating loss position for tax purposes and has a full valuation allowance recorded for its net deferred tax asset, the Company did not record the tax benefit of this deduction in 2007, and will not record such benefit until the Company’s net operating losses are fully utilized. At March 31, 2010, and December 31, 2009 and 2008, approximately $140,000 of net operating losses resulting from this deduction, and related tax benefit of approximately $55,000, have been excluded from the calculation of deferred tax assets.

Note 10.    Shareholders’ Equity

Stock repurchases

In November of 2007, the Company’s Board of Directors approved the adoption of a Stock Repurchase Program of up to 147,186 shares of its common stock representing 5% of its outstanding common stock. The Company completed this stock repurchase program in July 2008.

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and for the Years Ended December 31, 2009, 2008 and 2007

Note 10.    Shareholders’ Equity—(Continued)

On July 15, 2008, the Company’s Board of Directors approved the adoption of an additional Stock Repurchase Program of up to 141,126 shares representing 5% of the outstanding shares of the Company’s common stock. The Company completed this stock repurchase program in December 2008.

For the year ended December 31, 2008, the Company repurchased 288,312 of its shares for an aggregate purchase price of $1,820,312.

(Loss) Income per share

The Company is required to present basic (loss) income per share and diluted (loss) income per share in its statements of operations. Basic and diluted (loss) income per share are computed by dividing net (loss) income by the weighted average number of common shares outstanding. Diluted per share amounts assume exercise of all potential common stock instruments unless the effect is to reduce the loss or increase the income per share.

	For the Three Months Ended March 31,
(Unaudited) (In thousands)	2010				2009
	Net Income	Weighted Average Shares	Amount Per Share	Net Loss	Weighted Average Shares	Amount Per Share
Basic Income (Loss) Per Share Income (Loss) available to common shareholders	$18	2,696	$0.01	$(2,308)	2,688	$(0.86)
Effect of Dilutive Securities Warrants/Stock Options outstanding/Restricted Stock	—	2	—	—	—	—

Diluted Income (Loss) Per Share Income (Loss) available to common shareholders plus assumed conversions	$18	2,698	$0.01	$(2,308)	2,688	$(0.86)

	For the Year Ended December 31,
(In thousands)	2009				2008			2007
	Net Income	Weighted Average Shares	Amount Per Share	Net Loss	Weighted Average Shares	Amount Per Share	Net Loss	Weighted Average Shares	Amount Per Share
Basic (Loss) Income Per Share (Loss) Income available to common shareholders	$(2,907)	2,689	$(1.08)	$134	2,849	$0.05	$(574)	2,945	$(0.19)
Effect of Dilutive Securities Warrants/Stock Options outstanding/Restricted Stock	—	—	—	—	9	—	—	—	—

Diluted (Loss) Income Per Share (Loss) Income available to common shareholders plus assumed conversions	$(2,907)	2,689	$(1.08)	$134	2,858	$0.05	$(574)	2,945	$(0.19)

Share-based plans

The Company has adopted three share-based plans, the 2001 Stock Option Plan (the “2001 Plan”), the 2002 Stock Option Plan (the “2002 Plan”), and the 2005 Stock Option and Award Plan (the “2005 Plan”), under which

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and for the Years Ended December 31, 2009, 2008 and 2007

Note 10.    Shareholders’ Equity—(Continued)

an aggregate of 460,012 shares of the Company’s common stock are reserved for issuance of the Company’s common stock, or upon the exercise of incentive options, nonqualified options and restricted stock granted under the share-based plans.

Under all three plans, the exercise price for each share covered by an option may not be less than the fair market value of a share of the Company’s common stock on the date of grant. For incentive options granted to a person who owns more than 10% of the combined voting power of the Company or any subsidiary (“ten percent shareholder”), the exercise price cannot be less than 110% of the fair market value on the date of grant.

Options under all three plans have a term of ten years unless otherwise determined at the time of grant, except that incentive options granted to any ten percent shareholder will have a term of five years unless a shorter term is fixed. Under the 2001 and 2002 plans, unless otherwise fixed at the time of grant, 40% of the options become exercisable one year from the date of grant, and 30% of the options become exercisable at each of the second and third anniversaries from the date of grant. Under the 2005 plan, the vesting terms of the awards is determined at the date of grant. Dividends are not paid on unexercised options.

Also, under the 2005 Plan, awards in the form of the Company’s common stock may be granted. The vesting terms of the awards are determined at the time of the grant.

Upon adoption of the 2002 Option Plan in May 2002, the Company determined that no additional options will be granted under the 2001 Option Plan.

A summary of the status of the stock options at December 31, 2009, 2008 and 2007, and changes during the year then ended, is as follows:

	December 31,
(In thousands)	2009			2008			2007
	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Outstanding at beginning of year	203	$7.79	5.6	319	$7.69	6.6	459	$7.97	6.6
Granted	—	—		—	—		—	—
Exercised	—	—		—	—		(1)	7.68
Exchanged	—	—		—	—		(116)	—
Forfeited	(1)	7.11		(116)	7.11		(23)	7.29

Outstanding at end of year	202	7.79	4.6	203	7.79	5.6	319	7.69	6.6

Vested or expected to vest at the end of year	202	$7.79	4.5	201	$7.78	5.5	314	$7.68	6.6

Exercisable at end of year	202	$7.79	4.5	195	$7.80	5.5	292	$7.71	6.4

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and for the Years Ended December 31, 2009, 2008 and 2007

Note 10.    Shareholders’ Equity—(Continued)

There were no stock options granted or exercised during the years ended December 31, 2009, 2008 and 2007. During the years ended December 31, 2009 and 2008 the stock options had no intrinsic value. At December 31, 2007 the stock options had an intrinsic value of $29,000.

A summary of the status of the Company’s nonvested restricted stock at December 31, 2009, 2008 and 2007, and changes during the year then ended, is as follows:

	December 31,
	2009		2008		2007
	Number of Shares	Weighted- Average Grant- Date Fair Value	Number of Shares	Weighted- Average Grant- Date Fair Value	Number of Shares	Weighted- Average Grant- Date Fair Value
Nonvested restricted stock at beginning of the year	9,750	$7.35	6,000	$7.35	2,500	$7.48
Granted	—	—	15,000	7.37	7,500	7.30
Vested and Issued	(7,750)	7.38	(6,750)	7.43	(4,000)	7.35
Forfeited	—	—	(4,500)	7.30	—	—

Nonvested restricted stock at end of the year	2,000	7.05	9,750	7.35	6,000	7.35

As of December 31, 2009 and 2008, there was $0 and $5,000, respectively, of unrecognized compensation cost relating to the option plans and $9,000 and $63,000, respectively, of total unrecognized compensation related to restricted stock. That cost is expected to be recognized over a weighted-average period of 1.3 years and 0.7 years, respectively. During the year ended December 31, 2009, a credit of $15,000 for options and expense of $54,000 for restricted stock, was recognized as net compensation cost. The credit for options resulted from the adjustment to compensation from the consideration of actual versus expected forfeitures in the final year of vesting. During the years ended December 31, 2008 and 2007, $20,000 and $48,000, respectively, for options, and $55,000 and $28,000, respectively, for restricted stock, was recognized as compensation cost. No tax benefit related to the compensation cost was recognized due to the uncertainty of realizing the tax benefit in the future.

Stock warrants

The Company adopted the 2001 Warrant Plan and the 2001 Supplemental Warrant Plan (the “Warrant Plans”), under which an aggregate of 77,184 shares of the Company’s common stock are reserved for issuance upon the exercise of warrants granted to non-employee directors of the Company and the Bank, and certain other individuals involved in the organization of the Bank.

Warrants under the Warrant Plans have a term of ten years. Forty percent of the warrants became exercisable one year from the date of grant, and 30% of the warrants became exercisable at each of the second and third anniversaries from the date of grant.

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and for the Years Ended December 31, 2009, 2008 and 2007

Note 10.    Shareholders’ Equity—(Continued)

A summary of the status of the warrants at December 31, 2009, 2008 and 2007, and changes during the year then ended, is as follows:

	December 31,
(In thousands)	2009			2008			2007
	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Outstanding at beginning of year	77	$10.39	—	77	$10.39		77	$10.39	—
Granted	—			—			—
Exercised	—			—			—
Terminated	—			—			—

Outstanding at end of year	77	$10.39	1.7	77	$10.39	2.7	77	$10.39	3.7

Exercisable and vested at end of year	77	$10.39	10.4	77	$10.39	2.7	77	$10.39	3.7

The warrants had no intrinsic value at December 31, 2009, 2008 and 2007.

Note 11.    401(k) Profit Sharing Plan

The Bank’s employees are eligible to participate in The Bank of Southern Connecticut 401(k) Profit Sharing Plan (the “Plan”) under Section 401(k) of the Internal Revenue Code. The Plan covers substantially all employees of the Bank. Under the terms of the Plan, participants can contribute a discretionary percentage of compensation, with total annual contributions subject to Federal limitations. The Bank may make discretionary contributions to the Plan. Participants are immediately vested in their contributions and become fully vested in employer contributions after three years of service. There were no discretionary contributions made by the Bank in 2007, $30,000 in discretionary contributions made by the Bank during 2008, and no contributions made in 2009 or the three months ended March 31, 2010. The $30,000 in discretionary contributions made by the Bank in 2008 had been accrued for in 2007. The Company did not accrue a discretionary contribution in 2009 or 2010.

Note 12.    Segment Reporting

The Company has three reporting segments for purposes of reporting business line results, Community Banking, Mortgage Brokerage and the Holding Company. The Community Banking segment is defined as all operating results of the Bank. The Mortgage Brokerage segment is defined as the results of Evergreen and the Holding Company segment is defined as the results of Southern Connecticut Bancorp on an unconsolidated or standalone basis. The following represents the operating results and total assets for the segments of the Company as of and for the three months ended March 31, 2010 and 2009, and for the years ended December 31, 2009 and 2008. The Company uses an internal reporting system to generate information by operating segment. Estimates and allocations are used for noninterest expenses

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and for the Years Ended December 31, 2009, 2008 and 2007

Note 12.    Segment Reporting—(Continued)

Information about the reporting segments and reconciliation of such information to the consolidated financial statements follows:

	Three Months Ended March 31, 2010
(In thousands)	Community Banking	Mortgage Brokerage	Holding Company	Elimination Entries	Consolidated Total
	(Unaudited)
Net interest income	$1,290	$8	$2	$—	$1,300
Credit for loan losses	(34)	—	—	—	(34)
Net interest income after credit to provision for loan losses	1,324	8	2	—	1,334
Noninterest income	179	—	6	—	185
Noninterest expense	1,414	60	27	—	1,501
Net income (loss)	89	(52)	(19)	—	18
Total assets as of March 31, 2010	134,637	128	15,690	(14,746)	135,709

	Three Months Ended March 31, 2009
(In thousands)	Community Banking	Mortgage Brokerage	Holding Company	Elimination Entries	Consolidated Total
	(Unaudited)
Net interest income	$1,060	$8	$3	$—	$1,071
Provision for loan losses	2,146	—	—	—	2,146
Net interest (loss) income after provision for loan losses	(1,086)	8	3	—	(1,075)
Noninterest income (loss)	167	(4)	—	—	163
Noninterest expense	1,285	49	62	—	1,396
Net loss	(2,204)	(45)	(59)	—	(2,308)
Total assets as of March 31, 2009	111,726	355	16,281	(14,997)	113,365

	Year Ended December 31, 2009
(In thousands)	Community Banking	Mortgage Brokerage	Holding Company	Elimination Entries	Consolidated Total
Net interest income	$4,175	$69	$10	$—	$4,254
Provision for loan losses	1,992	—	—	—	1,992
Net interest income after credit to provision for loan losses	2,183	69	10	—	2,262
Noninterest income	625	—	4	—	629
Noninterest expense	5,178	481	139	—	5,798
Net loss	(2,370)	(412)	(125)	—	(2,907)
Total assets as of December 31, 2009	134,437	106	15,653	(14,586)	135,610

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and for the Years Ended December 31, 2009, 2008 and 2007

Note 12.    Segment Reporting—(Continued)

	Year Ended December 31, 2008
(In thousands)	Community Banking	Mortgage Brokerage	Holding Company	Elimination Entries	Consolidated Total
Net interest income	$4,701	$3	$56	$—	$4,760
Provision for loan losses	226	—	—	—	226
Net interest income after provision for loan losses	4,475	3	56	—	4,534
Noninterest income	1,663	—	3	—	1,666
Noninterest expense	5,777	101	188	—	6,066
Net income (loss)	361	(98)	(129)	—	134
Goodwill	—	238	—	—	238
Total assets as of December 31, 2008	113,161	337	18,556	(17,137)	114,917

	Year Ended December 31, 2007
(In thousands)	Community Banking	Mortgage Brokerage	Holding Company	Elimination Entries	Consolidated Total
Net interest income	$5,642	$—	$123	$—	$5,765
Provision for loan losses	538	—	—	—	538
Net interest income after provision for loan losses	5,104	—	123	—	5,227
Noninterest income	947	—	13	—	960
Noninterest expense	6,204	—	557	—	6,761
Net loss	(153)	—	(421)	—	(574)
Goodwill	—	—	—	—	—
Total assets as of December 31, 2007	127,649	20	20,223	(17,328)	130,564

Note 13.    Other Comprehensive Income (Loss)

Under relevant accounting guidance, certain transactions and other economic events that bypass the Company’s income statement must be displayed as other comprehensive income. The Company’s other comprehensive income (loss), which is comprised solely of the change in unrealized gains (losses) on available for sale securities, is as follows:

(Unaudited) (In Thousands)	Three Months Ended March 31, 2010
	Before-Tax Amount	Taxes	Net-of-Tax Amount
Unrealized holding gains arising during period	$40	$—	$40
Reclassification adjustment for amounts recognized in net income	29	—	29

Unrealized holding gains on available for sale securities, net of taxes	$11	$—	$11

(Unaudited) (In Thousands)	Three Months Ended March 31, 2009
	Before-Tax Amount	Taxes	Net-of-Tax Amount
Unrealized holding losses arising during period	$(11)	$(7)	$(18)
Reclassification adjustment for amounts recognized in net income	—	—	—

Unrealized holding losses on available for sale securities, net of taxes	$(11)	$(7)	$(18)

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and for the Years Ended December 31, 2009, 2008 and 2007

Note 14.    Financial Instruments with Off-Balance-Sheet Risk

In the normal course of business, the Company is a party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the financial statements. The contractual amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The contractual amounts of commitments to extend credit represents the amounts of potential accounting loss should the contract be fully drawn upon, the customer default, and the value of any existing collateral become worthless. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments and evaluates each customer’s creditworthiness on a case-by-case basis.

Management believes that the Company controls the credit risk of these financial instruments through credit approvals, credit limits, monitoring procedures and the receipt of collateral as deemed necessary.

Financial instruments whose contract amounts represent credit risk were as follows at March 31, 2010, and December 31, 2009 and December 31, 2008:

		December 31,
(In thousands)	March 31, 2010	2009	2008
	(Unaudited)
Commitments to extend credit:
Future loan commitments	$9,607	$5,054	$16,398
Unused lines of credit	26,995	28,179	23,158
Financial standby letters of credit	3,359	3,359	3,570
Undisbursed construction loans	437	437	237

	$40,398	$37,029	$43,363

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee by the borrower. Since these commitments could expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counter party. Collateral held varies, but may include residential and commercial property, deposits and securities.

Standby letters of credit are written commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Guarantees that are not derivative contracts have been recorded on the Company’s consolidated balance sheet at their fair value at inception. The liability related to guarantees recorded at March 31, 2010 and December 31, 2009 and 2008 was not significant.

Note 15.    Regulatory Matters

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and for the Years Ended December 31, 2009, 2008 and 2007

Note 15.    Regulatory Matters—(Continued)

regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2009, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of March 31, 2010, the most recent notification from the Federal Deposit Insurance Corporation and the State of Connecticut Department of Banking categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since then, that management believes have changed the Bank’s category.

Evergreen offers mortgage brokerage services and is licensed by the State of Connecticut Department of Banking to operate a mortgage brokerage business. Minimum net worth requirements for mortgage brokers at March 31, 2010, and December 31, 2009 and 2008 were $50,000.

The Company’s actual capital amounts and ratios at March 31, 2010, and December 31, 2009 and 2008 were:

(Dollars in thousands):

March 31, 2010 (Unaudited)	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital to Risk-Weighted Assets	$17,270	13.57%	$10,182	8.00%	N/A	N/A
Tier 1 Capital to Risk-Weighted Assets	15,665	12.31%	5,090	4.00%	N/A	N/A
Tier 1 (Leverage) Capital to Average Assets	15,665	11.53%	5,435	4.00%	N/A	N/A

December 31, 2009	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital to Risk-Weighted Assets	$17,290	13.25%	$10,436	8.00%	N/A	N/A
Tier 1 Capital to Risk-Weighted Assets	15,645	11.99%	5,218	4.00%	N/A	N/A
Tier 1 (Leverage) Capital to Average Assets	15,645	11.24%	5,569	4.00%	N/A	N/A

December 31, 2008	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital to Risk-Weighted Assets	$19,696	18.46%	$8,537	8.00%	N/A	N/A
Tier 1 Capital to Risk-Weighted Assets	18,275	17.13%	4,268	4.00%	N/A	N/A
Tier 1 (Leverage) Capital to Average Assets	18,275	15.64%	4,673	4.00%	N/A	N/A

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and for the Years Ended December 31, 2009, 2008 and 2007

Note 15.    Regulatory Matters—(Continued)

The Bank’s actual capital amounts and ratios at March 31, 2010, December 31, 2009, and December 31, 2008 were:

(Dollars in thousands):

March 31, 2010 (Unaudited)	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital to Risk-Weighted Assets	$16,065	12.73%	$10,096	8.00%	$12,620	10.00%
Tier 1 Capital to Risk-Weighted Assets	14,473	11.47%	5,047	4.00%	7,570	6.00%
Tier 1 (Leverage) Capital to Average Assets	14,473	10.75%	5,385	4.00%	6,732	5.00%

December 31, 2009	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital to Risk-Weighted Assets	$16,014	12.39%	$10,340	8.00%	$12,924	10.00%
Tier 1 Capital to Risk-Weighted Assets	14,384	11.13%	5,170	4.00%	7,755	6.00%
Tier 1 (Leverage) Capital to Average Assets	14,384	10.44%	5,512	4.00%	6,889	5.00%

December 31, 2008	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital to Risk-Weighted Assets	$17,938	17.09%	$8,396	8.00%	$10,495	10.00%
Tier 1 Capital to Risk-Weighted Assets	16,755	15.96%	4,198	4.00%	6,297	6.00%
Tier 1 (Leverage) Capital to Average Assets	16,755	14.55%	4,607	4.00%	5,759	5.00%

Restrictions on dividends, loans or advances

The Company’s ability to pay cash dividends is dependent on the Bank’s ability to pay dividends to the Company. However, certain restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans or advances. Regulatory approval is required to pay cash dividends in excess of the Bank’s net earnings retained in the current year plus retained net earnings for the preceding two years. The Bank is also prohibited from paying dividends that would reduce its capital ratios below minimum regulatory requirements, and the Federal Reserve Board may impose further dividend restrictions on the Company. On October 23, 2008, the Bank declared a dividend of $403,000 payable to the Company.

Under Federal Reserve regulation, the Bank is also limited to the amount it may loan to the Company, unless such loans are collateralized by specified obligations. Loans or advances to the Company by the Bank are limited to 10% of the Bank’s capital stock and surplus on a secured basis. During the three months ended March 31, 2010 and the years ended December 31, 2009 and 2008, no loans or advances were made to the Company by the Bank.

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and for the Years Ended December 31, 2009, 2008 and 2007

Note 16.    Related Party Transactions

In the normal course of business, the Company may grant loans to executive officers, directors and members of their immediate families, as defined, and to entities in which these individuals have more than a 10% equity ownership. Such loans are transacted at terms including interest rates, similar to those available to unrelated customers.

Changes in loans to such related parties during the three months ended March 31, 2010, and years ended December 31, 2009 and 2008 were as follows:

		December 31,
(In thousands)	March 31, 2010	2009	2008
	(Unaudited)
Balance, at beginning of year	$1,006	$798	$670
Additional loans	402	870	1,462
Repayments	(92)	(662)	(1,129)
Other	—	—	(204)

Balance, end of year	$1,316	$1,006	$799

Other related party loan transactions represent loans to related parties who either became related parties or ceased being related parties during the reported periods.

Related party deposits aggregated approximately $4,993,000, $4,207,000 and $4,337,000 as of March 31, 2010, and December 31, 2009 and 2008, respectively.

Included in professional services in both the three months ended March 31, 2010 and 2009 was approximately $26,000 in consulting fees paid to the former Chairman, as well as $35,000 and $12,000, respectively, in legal fees incurred for services provided by law firms, principals of which were directors of the Company. During the three months ended March 31, 2010 and 2009, the Company paid approximately $26,000 and $26,000, respectively, for capital expenditures and maintenance to certain companies, principals of which are directors of the Company

Included in professional services for the year ended December 31, 2009, 2008 and 2007 was approximately $102,000, $102,000 and $51,000, respectively, in consulting fees paid to the former Chairman, as well as $109,000, $131,000 and $1,000, respectively, in legal fees incurred for services provided by law firms, principals of which were directors of the Company. During 2009, 2008 and 2007, the Company paid approximately $1,000, $6,000 and $4,000, respectively, for capital expenditures and maintenance to certain companies, principals of which are directors of the Company.

Rental income and expense reimbursements of approximately $8,000 and $18,000 were received in 2008 and 2007 from a tenant, the principal of which is related to the Company’s Chairman. No such reimbursements were received during 2009 or 2010.

Note 17.    Fair Value and Interest Rate Risk

As described in Note 1, the Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. A description of the valuation methodologies used for assets and liabilities recorded at fair value, and for estimating fair value for financial and non-financial instruments not recorded at fair value, is set forth below.

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and for the Years Ended December 31, 2009, 2008 and 2007

Note 17.    Fair Value and Interest Rate Risk—(Continued)

Cash and due from banks, Federal funds sold, short-term investments, interest bearing certificates of deposit, accrued interest receivable, Federal Home Loan Bank stock, accrued interest payable and repurchase agreements

The carrying amount is a reasonable estimate of fair value. The Company does not record these assets at fair value on a recurring basis.

Available for sale securities

These financial instruments are recorded at fair value in the financial statements on a recurring basis. Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted prices are not available, then fair values are estimated by using pricing models (i.e., matrix pricing) or quoted prices of securities with similar characteristics and are classified within Level 2 of the valuation hierarchy. Examples of such instruments include government agency bonds and mortgage-backed securities. Level 3 securities are securities for which significant unobservable inputs are utilized. Available-for-sale-securities are recorded at fair value on a recurring basis.

Loans receivable

For variable rate loans that reprice frequently and have no significant change in credit risk, carrying values are a reasonable estimate of fair values, adjusted for credit losses inherent in the portfolios. The fair value of fixed rate loans is estimated by discounting the future cash flows using estimated year end market rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, adjusted for credit losses inherent in the portfolios. The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for credit losses is established. The specific reserves for collateral dependent impaired loans are based on the fair value of collateral less estimated costs to sell. The fair value of collateral is determined based on appraisals. In some cases, adjustments are made to the appraised values due to various factors including age of the appraisal, age of comparables included in the appraisal, and known changes in the market and in the collateral. When significant adjustments are based on unobservable inputs, the resulting fair value measurement is categorized as a level 3 measurement.

Servicing assets

The fair value is based on market prices for comparable servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The Company does not record these assets at fair value on a recurring basis.

Other assets held for sale and other real estate owned

Other assets held for sale represents real estate that is not intended for use in operations and real estate acquired through foreclosure, and are recorded at fair value on a nonrecurring basis. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company classifies the asset as Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company classifies the asset as Level 3.

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and for the Years Ended December 31, 2009, 2008 and 2007

Note 17.    Fair Value and Interest Rate Risk—(Continued)

Interest only strips

The fair value is based on a valuation model that calculates the present value of estimated future cash flows. The Company does not record these assets at fair value on a recurring basis.

Deposits

The fair value of demand deposits, savings and money market deposits is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated using a discounted cash flow calculation that applies interest rates currently being offered for deposits of similar remaining maturities, estimated using local market data, to a schedule of aggregated expected maturities on such deposits. The Company does not record deposits at fair value on a recurring basis.

Off-balance-sheet instruments

Fair values for the Company’s off-balance-sheet instruments (lending commitments) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The Company does not record its off-balance-sheet instruments at fair value on a recurring basis.

The following table details the financial asset amounts that are carried at fair value and measured at fair value on a recurring basis as of March 31, 2010, and December 31, 2009 and 2008, and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine the fair value:

March 31, 2010 (Unaudited) (In thousands)	Balance as of March 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
U.S. Government Agency Obligations—FNMA	$955	$—	$955	$—
U.S. Treasury Bills	1,700	1,700	—	—
U.S. Government Agency Mortgage Backed Securities	80	—	80	—

Available for sale securities	$2,735	$1,700	$1,035	$—

December 31, 2009 (In thousands)	Balance as of December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
U.S. Government Agency Obligations—FNMA	$2,114	$—	$2,114	$—
U.S. Government Agency Mortgage Backed Securities	106	—	106	—

Available for sale securities	$2,220	$—	$2,220	$—

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and for the Years Ended December 31, 2009, 2008 and 2007

Note 17.    Fair Value and Interest Rate Risk—(Continued)

December 31, 2008 (In thousands)	Balance as of December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
U.S. Government Agency Obligations—FNMA	$3,517	$—	$3,517	$—
U.S. Government Agency Obligations—FHLMC	1,508	—	1,508	—
U.S. Government Agency Mortgage Backed Securities	105	—	105	—

Available for sale securities	$5,130	$—	$5,130	$—

The following table details the financial instruments carried at fair value and measured at fair value on a nonrecurring basis as of March 31, 2010, and December 31, 2009 and 2008, and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine the fair value:

March 31, 2010 (Unaudited) (In thousands)	Balance as of March 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets held at fair value
Impaired loans (1)	$3,120	$—	$—	$3,120

December 31, 2009 (In thousands)	Balance as of December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans (1)	$3,098	$—	$—	$3,098

December 31, 2008 (In thousands)	Balance as of December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans (1)	$2,249	$—	$—	$2,249

(1)	Represents carrying value and related write-downs for which adjustments are based on appraised value. Management makes adjustments to the appraised values as necessary to consider declines in real estate values since the time of the appraisal. Such adjustments are based upon management’s knowledge of the local real estate markets.

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and for the Years Ended December 31, 2009, 2008 and 2007

Note 17.    Fair Value and Interest Rate Risk—(Continued)

The following table details the nonfinancial assets carried at fair value and measured at fair value on a nonrecurring basis as of March 31, 2010, and December 31, 2009 and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine the fair value:

March 31, 2010 (Unaudited) (In thousands)	Balance as of March 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Other assets held for sale	$373	$—	$373	$—

December 31, 2009 (In thousands)	Balance as of December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Other assets held for sale	$373	$—	$373	$—

The Company discloses fair value information about financial instruments, whether or not recognized in the statement of financial condition, for which it is practicable to estimate that value. Certain financial instruments are excluded from disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The estimated fair value amounts have been measured as of the end of their respective periods and have not been reevaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than amounts reported at the end of each period.

The information presented should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only required for a limited portion of the Company’s assets and liabilities. Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful.

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and for the Years Ended December 31, 2009, 2008 and 2007

Note 17.    Fair Value and Interest Rate Risk—(Continued)

The following is a summary of the recorded book balances and estimated fair values of the Company’s financial instruments at March 31, 2010, and December 31, 2009 and 2008, in thousands:

			December 31,
(In thousands)	March 31, 2010		2009		2008
	Recorded Book Balance	Fair Value	Recorded Book Balance	Fair Value	Recorded Book Balance	Fair Value
	(Unaudited)
Financial Assets:
Cash and due from banks	$2,860	$2,860	$2,542	$2,542	$5,267	$5,267
Short-term investments	11,501	11,501	15,383	15,383	8,637	8,637
Interest bearing certificates of deposit	99	99	347	347	1,643	1,643
Available for sale securities	2,735	2,735	2,220	2,220	5,130	5,130
Federal Home Loan Bank stock	66	66	66	66	66	66
Loans receivable, net	113,217	114,042	109,865	111,191	89,241	91,679
Accrued interest receivable	549	549	481	481	412	412
Servicing rights	16	30	17	32	26	32
Interest only strips	21	24	22	27	35	27

Financial Liabilities:
Noninterest-bearing deposits	27,079	27,079	29,835	29,835	28,214	28,214
Interest bearing checking accounts	4,324	4,324	8,604	8,604	5,685	5,685
Money market deposits	29,109	29,109	26,435	26,435	26,578	26,578
Savings deposits	2,338	2,338	2,383	2,383	1,492	1,492
Time certificates of deposits	54,836	55,880	50,299	51,377	32,000	32,371
Repurchase agreements	208	208	294	294	214	214
Accrued interest payable	228	228	202	202	152	152

Unrecognized financial instruments

Loan commitments on which the committed interest rate is less than the current market rate are insignificant at March 31, 2010, and December 31, 2009 and 2008.

The Company assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, fair values of the Company’s financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Company. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. Conversely, members who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and shares and by investing in securities with terms that mitigate the Company’s overall interest rate risk

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and for the Years Ended December 31, 2009, 2008 and 2007

Note 18.    Assets and Liabilities Held for Sale

Branch Disposal

During 2007, the Company entered into an agreement for the sale of the majority of the assets and liabilities of its branch located in New London, Connecticut to another bank, and the sale was completed as of the close of business February 29, 2008. The Company realized a gain of $875,000 in 2008 from the disposition of these assets and liabilities.

Property Held for Sale

In June 2005, the Company purchased a one acre improved site with two buildings in Clinton, Connecticut for the primary purpose of establishing a branch office of the Bank. During 2007, the Bank determined that it would not establish a branch at this location and subsequently retained a commercial real estate broker to represent the Company with respect to the sale of the property, and the property is classified as other assets held for sale as of March 31, 2010, and December 31, 2009 and 2008.

In August 2009, The Company entered into an agreement to lease one of the two buildings located in Clinton, Connecticut. The lease is for an initial term of five years, with two successive five-year option periods. Base rent is $24,000 annually until August 31, 2014. The base rent for the option periods increases and is fixed in the lease. The tenant has a right of first refusal to purchase the property. The tenant is responsible for all costs to maintain the building, other than structural repairs and real estate taxes. The Company received $4,000 in rent on this property in 2009 and $6,000 during the three months ended March 31, 2010.

Note 19.    Subsequent Events

On February 22, 2010, the Company entered into an Agreement and Plan of Merger with Naugatuck Valley Financial Corporation (“NVSL”) and Newco, a corporation to be formed by NVSL to be the holding company for Naugatuck Valley Savings and Loan (“NVSL Bank”), pursuant to which the Company will merge with and into NVSL, with NVSL being the surviving corporation.

In connection with the merger, Naugatuck Valley Mutual Holding Company (“NVSL MHC”), which is presently the majority shareholder of NVSL, will reorganize and convert from a mutual holding company form of organization to a stock holding company form of organization. The stock holding company will be Newco, which will (i) offer and sell shares of its common stock as prescribed in a Plan of Conversion adopted concurrently with the execution of the Agreement and Plan of Merger and (ii) exchange shares of its common stock for shares of NVSL common stock held by persons other than NVSL MHC. Additionally, in connection with the merger, the Bank will be merged with and into NVSL Bank.

Subject to the terms and conditions of the Agreement and Plan of Merger, each outstanding share of common stock of the Company will be converted into the right to receive, at the election of the holder of such share of common stock of the Company, (i) cash consideration of $7.25, (ii) stock consideration equal to the number of shares of Newco common stock in an exchange ratio equal to the result obtained by dividing $7.25 by the initial offering price of Newco common stock in the conversion stock offering, or (iii) a combination of the cash consideration and the stock consideration, subject to customary proration and allocation procedures, if necessary, to assure that 50% of the outstanding shares of common stock of the Company are exchanged for Newco common stock and 50% of the outstanding shares of common stock of the Company are exchanged for cash.

SOUTHERN CONNECTICUT BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2010 and 2009 (Unaudited)

and for the Years Ended December 31, 2009, 2008 and 2007

Note 19.    Subsequent Events—(Continued)

The Agreement and Plan of Merger contains representations, warranties and covenants of the Company and NVSL. Among other customary covenants, the Company has agreed that it will conduct its business in the ordinary course and consistent with prudent banking practices during the period between the execution of the Agreement and Plan of Merger and the consummation of the merger and will refrain from taking certain actions during such period unless it obtains the prior written consent of NVSL. The Board of Directors of the Company has agreed, subject to certain conditions, to submit the merger for approval by the shareholders of the Company and to recommend the approval of the merger. All of the Company’s directors have entered into voting agreements whereby they have agreed to vote their shares of common stock of the Company owned on the record date for the shareholder meeting to approve the merger. The Company has agreed not to solicit, initiate or encourage or, subject to certain exceptions, participate in any discussions or negotiations with or furnish any information to, any person, entity or group (other than NVSL) concerning the Company or the Bank entering into an alternative business combination.

Newco and NVSL Bank will select and invite, in their sole discretion and subject to their corporate governance policies and procedures, one director of the Company to serve on the Board of Directors of Newco and NVSL. NVSL Bank will also establish an advisory board for the Company’s market area and invite each director of the Company other than the director selected and invited to join the Boards of Directors of Newco and NVSL Bank to serve on such advisory board. NVSL Bank will maintain the advisory board for a minimum period of one year following the consummation of the merger.

The merger is expected to be completed during the third quarter or fourth quarter of 2010 and is subject to the completion of the conversion, approval of the shareholders of the Company and NVSL, the receipt of regulatory approvals and other customary closing conditions. The Agreement and Plan of Merger further provides that, upon termination of the Agreement and Plan of Merger under specified circumstances, the Company may be required to pay NVSL a termination fee of up to $900,000 and in other specified circumstances, NVSL may be required to pay the Bank a termination fee of up to $900,000.

You should rely only on the information contained in this prospectus. Neither Naugatuck Valley Savings and Loan nor Naugatuck Valley Financial Corporation has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

(Proposed Holding Company for Naugatuck Valley Savings and Loan)

Up to

3,565,000 Shares

COMMON STOCK

Prospectus

STIFEL, NICOLAUS & COMPANY, INC.

                    , 2010

Until                     , 2010, or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.

PROXY STATEMENT/PROSPECTUS

Explanatory Note

Naugatuck Valley Financial Corporation, a recently formed Maryland corporation, is offering shares of its common stock for sale to eligible depositors and the public in connection with the conversion of Naugatuck Valley Savings and Loan from the mutual holding company structure to the stock holding company structure. Concurrent with the completion of the conversion and the offering, shares of the existing Naugatuck Valley Financial Corporation, a federal corporation, common stock owned by persons other than Naugatuck Valley Mutual Holding Company will be canceled and exchanged for shares of new Naugatuck Valley Financial. In addition, simultaneous with the completion of the offering and exchange, new Naugatuck Valley Financial will acquire Southern Connecticut Bancorp, Inc. and in connection with the acquisition will issue shares of new Naugatuck Valley Financial and cash to shareholders of Southern Connecticut Bancorp. This document serves as the proxy statement for the special meeting of shareholders of the existing Naugatuck Valley Financial, at which meeting shareholders will be asked to approve the plan of conversion and the merger agreement, the proxy statement for the special meeting of shareholders of Southern Connecticut Bancorp, at which meeting shareholders will be asked to approve the merger agreement, and the prospectus for the shares of new Naugatuck Valley Financial to be issued in the exchange offer and in the merger. As indicated in this proxy statement/prospectus, portions of the proxy statement/prospectus will be identical to portions of the offering prospectus.

This explanatory note will not appear in the final proxy statement/prospectus.

Proxy Statement/Prospectus	Proxy Statement

Conversion and Merger Proposed—Your Vote is Important

Dear Stockholder:

Naugatuck Valley Financial Corporation, the holding company for Naugatuck Valley Savings and Loan, and Southern Connecticut Bancorp, Inc., the holding company for The Bank of Southern Connecticut, have entered into a merger agreement for new Naugatuck Valley Financial Corporation, a newly formed Maryland corporation, to acquire Southern Connecticut Bancorp. In connection with the merger, Naugatuck Valley Savings and Loan is converting from a mutual holding company structure to a fully-public ownership structure and selling a minimum of 2,635,000 shares of common stock of new Naugatuck Valley Financial, which will become the new holding company for Naugatuck Valley Savings and Loan. Completion of the acquisition is contingent on the completion of the conversion and offering.

If the merger is completed, Southern Connecticut Bancorp will be merged into new Naugatuck Valley Financial with new Naugatuck Valley Financial as the surviving entity and each share of Southern Connecticut Bancorp common stock issued and outstanding immediately prior to the completion of the merger will automatically be converted into the right to receive, at the holder’s election, (a) $7.25 in cash without interest, (b) 0.725 shares of new Naugatuck Valley Financial common stock (plus cash in lieu of any fractional shares), or (c) a combination thereof.

On February 22, 2010, the last trading day before we announced the merger, the closing price of Naugatuck Valley Financial common stock was $5.80 per share and the closing price for Southern Connecticut Bancorp common stock was $3.34 per share. On                     , 2010, the last practicable day before the distribution of this proxy statement/prospectus, the closing price of Naugatuck Valley Financial common stock was $             per share and the closing price for Southern Connecticut Bancorp common stock was $             per share. Naugatuck Valley Financial’s common stock is currently listed on the Nasdaq Global Market under the symbol “NVSL.” We expect that new Naugatuck Valley Financial’s common stock will trade on the Nasdaq Global Market under the trading symbol NVSLD for a period of 20 trading days after the completion of the offering and merger. Thereafter, the trading symbol will revert to NVSL. Southern Connecticut Bancorp common stock is currently listed on the American Stock Exchange under the symbol “SSE.”

Naugatuck Valley Financial Stockholders

•

The Proxy Vote—Naugatuck Valley Financial is holding a special meeting of stockholders on [MEETINGDATE], 2010. This document is the proxy statement that Naugatuck Valley Financial is using to solicit your vote at the special meeting and the prospectus of new Naugatuck Valley Financial for the stock that will be issued to you in the conversion. Naugatuck Valley Financial is asking you to vote in favor of (1) the plan of conversion, under which the conversion and offering will be conducted, and (2) the merger agreement. Naugatuck Valley Financial’s board of directors unanimously recommends that stockholders vote “FOR” the plan of conversion and “FOR” the merger agreement.

•

The Exchange—As a result of the conversion, each share of Naugatuck Valley Financial common stock you own will be exchanged for between 0.6300 and 0.8524 shares of common stock of new Naugatuck Valley Financial so that Naugatuck Valley Financial’s existing public shareholders will own approximately the same percentage of new Naugatuck Valley Financial common stock as they owned of Naugatuck Valley Financial’s common stock immediately before the conversion without giving effect to shares issued in connection with the acquisition of Southern Connecticut Bancorp. The actual number of shares that you will receive cannot be calculated until the conversion is completed. Shortly after the completion of the conversion, the Naugatuck Valley Financial exchange agent will send a transmittal form to each stockholder of Naugatuck Valley Financial who holds stock certificates. The transmittal form will explain the procedure to follow to exchange your shares. Please do not deliver your certificate(s) before you receive the transmittal form. Shares of Naugatuck Valley Financial that are held in street name (e.g. in a brokerage account) will be converted automatically at the conclusion of the conversion; no action or documentation is required of you.

•

The Stock Offering—We are offering the shares of common stock of new Naugatuck Valley Financial for sale at $10.00 per share. The shares are being offered in a subscription offering to eligible customers of Naugatuck Valley Savings and Loan. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to our local communities and Naugatuck Valley Financial stockholders. We may also offer for sale shares of common stock not purchased in the subscription or community offerings in a syndicated community offering through a syndicate of selected dealers.

Southern Connecticut Bancorp Stockholders

•

The Proxy Vote—Southern Connecticut Bancorp is holding a special meeting of stockholders on [SSE MEETINGDATE], 2010. This document is the proxy statement that Southern Connecticut Bancorp is using to solicit your vote at the special meeting and the prospectus of new Naugatuck Valley Financial for the stock that will be issued to you in the merger. Southern Connecticut Bancorp is asking you to vote in favor of the merger agreement. Southern Connecticut Bancorp’s board of directors unanimously recommends that stockholders vote “FOR” the merger agreement.

•

The Election—An election form will be mailed separately to holders of shares of Southern Connecticut Bancorp common stock shortly after the mail date for this proxy statement/prospectus. Each election form permits the holder of the Southern Connecticut Bancorp common stock to elect to receive cash, new Naugatuck Valley Financial common stock or a combination of cash and stock as a result of the merger.

This proxy statement/prospectus contains information that you should consider in evaluating the plan of conversion and the merger agreement. We urge you to read this entire document carefully. In particular, you should carefully read the section captioned “Risk Factors” in this document for a discussion of certain risks factors relating to the conversion and offering and merger.

If you are interested in purchasing shares of our common stock, you may request a stock order form and prospectus by calling the Naugatuck Valley Financial Stock Information Center at the phone number in the Questions and Answers section in this document. The stock offering period is expected to expire on [DATE1], 2010.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

None of the Securities and Exchange Commission, the Office of Thrift Supervision or any state securities regulator has approved or disapproved of these securities or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus is                     , 2010, and is first being mailed to shareholders of Naugatuck Valley Financial and Southern Connecticut Bancorp on or about                     , 2010.

Naugatuck Valley Financial Corporation

333 Church Street

Naugatuck, Connecticut 06770

(203) 720-5000

Notice of Special Meeting of Shareholders

On [MEETINGDATE], 2010, Naugatuck Valley Financial Corporation will hold its special meeting of shareholders at                                     ,                     , Connecticut. The meeting will begin at     :00 a.m., local time. At the meeting, shareholders will consider and act on the following:

1.	The approval of a plan of conversion and reorganization pursuant to which: (A) Naugatuck Valley Mutual Holding Company, which currently owns approximately 59.6% of the common stock of Naugatuck Valley Financial, will merge with and into Naugatuck Valley Financial, with Naugatuck Valley Financial being the surviving entity; (B) Naugatuck Valley Financial will merge with and into new Naugatuck Valley Financial, a Maryland corporation recently formed to be the holding company for Naugatuck Valley Savings and Loan, with new Naugatuck Valley Financial being the surviving entity; (C) the outstanding shares of Naugatuck Valley Financial, other than those held by Naugatuck Valley Mutual Holding Company, will be converted into shares of common stock of new Naugatuck Valley Financial; and (D) new Naugatuck Valley Financial will offer shares of its common stock for sale in a subscription offering and, if necessary, in a direct community offering and/or syndicated community offering.

2.	The following informational proposals:

2a.	Approval of a provision in new Naugatuck Valley Financial’s articles of incorporation requiring a super-majority vote to approve certain amendments to new Naugatuck Valley Financial’s articles of incorporation; and

2b.	Approval of a provision in new Naugatuck Valley Financial’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of new Naugatuck Valley Financial’s outstanding voting stock.

3.	The approval of the Agreement and Plan of Merger, dated as of February 22, 2010, by and among Naugatuck Valley Financial, new Naugatuck Valley Financial and Southern Connecticut Bancorp. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement/prospectus.

4.	The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion or the merger agreement.

5.	Such other business that may properly come before the meeting.

NOTE: The board of directors is not aware of any other business to come before the meeting.

The provisions of new Naugatuck Valley Financial’s articles of incorporation which are summarized as informational proposals 2a and 2b were approved as part of the process in which the board of directors of Naugatuck Valley Financial approved the plan of conversion. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals.

Only shareholders as of [RECORDDATE], 2010 are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.

Please complete and sign the enclosed form of proxy, which is solicited by the board of directors, and mail it promptly in the enclosed envelope. The proxy will not be used if you attend the meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

Bernadette A. Mole
Corporate Secretary

Naugatuck, Connecticut

                    , 2010

The Naugatuck Valley Financial board of directors unanimously recommends that you vote “FOR” approval of the plan of conversion and the merger agreement. Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the special meeting. Even if you plan to be present at the special meeting, you are urged to complete, date, sign and return the enclosed proxy card promptly in the envelope provided. Any proxy given may be revoked by you in writing or in person at any time prior to its exercise.

Southern Connecticut Bancorp, Inc.

215 Church Street

New Haven, Connecticut 06510

(203) 782-1100

Notice of Special Meeting of Shareholders

On [SSE MEETINGDATE], 2010, Southern Connecticut Bancorp, Inc. will hold its special meeting of shareholders at The Quinnipiack Club, 221 Church Street, New Haven, Connecticut. The meeting will begin at 10:00 a.m., local time. At the meeting, shareholders will consider and act on the following:

1.	The approval of the Agreement and Plan of Merger, dated as of February 22, 2010, by and among Naugatuck Valley Financial Corporation, new Naugatuck Valley Financial Corporation and Southern Connecticut Bancorp. A copy of the merger agreement is included as Appendix A to the accompanying joint proxy statement/prospectus.

2.	The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement.

3.	Such other business that may properly come before the meeting.

NOTE: The board of directors is not aware of any other business to come before the meeting.

Only shareholders as of [SSE RECORDDATE], 2010 are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.

Please complete and sign the enclosed form of proxy, which is solicited by the board of directors, and mail it promptly in the enclosed envelope. The proxy will not be used if you attend the meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

Rosemarie A. Romano
Corporate Secretary

New Haven, Connecticut

                    , 2010

The Southern Connecticut Bancorp board of directors unanimously recommends that you vote “FOR” approval of the merger agreement. Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the special meeting. Even if you plan to be present at the special meeting, you are urged to complete, date, sign and return the enclosed proxy card promptly in the envelope provided. Any proxy given may be revoked by you in writing or in person at any time prior to its exercise.

Questions and Answers About the Conversion, Exchange and Offering

For shareholders of Naugatuck Valley Financial

You should read this document for more information about the conversion and offering. The plan of conversion described in this document has been conditionally approved by the Office of Thrift Supervision.

The Proxy Vote

Q.	What are shareholders of Naugatuck Valley Financial being asked to approve?

A.	Naugatuck Valley Financial shareholders as of [RECORDDATE], 2010 are asked to vote on (1) the plan of conversion and (2) the merger agreement that provides for the acquisition of Southern Connecticut Bancorp by new Naugatuck Valley Financial. See “Questions and Answers About the Merger” for information regarding the merger.

Under the plan of conversion, Naugatuck Valley Savings and Loan will convert from the mutual holding company form of organization to the stock holding company form, and as part of the conversion, new Naugatuck Valley Financial will offer for sale, in the form of shares of its common stock, Naugatuck Valley Mutual Holding Company’s 59.6% ownership interest in Naugatuck Valley Financial. In addition to the shares of common stock to be issued to those who purchase shares in the offering, public shareholders of Naugatuck Valley Financial as of the completion of the conversion and offering will receive shares of new Naugatuck Valley Financial common stock in exchange for their existing shares of Naugatuck Valley Financial common stock based on an exchange ratio that will result in Naugatuck Valley Financial’s existing public shareholders owning approximately the same percentage of new Naugatuck Valley Financial common stock as they owned of Naugatuck Valley Financial immediately prior to the conversion and offering without giving effect to shares issued in connection with the acquisition of Southern Connecticut Bancorp, cash paid in lieu of issuing fractional shares and shares that existing public shareholders may purchase in the offering.

Shareholders also are asked to vote on the following informational proposals with respect to the articles of incorporation of new Naugatuck Valley Financial:

•

Approval of a provision in new Naugatuck Valley Financial’s articles of incorporation requiring a super-majority vote to approve certain amendments to new Naugatuck Valley Financial’s articles of incorporation; and

•

Approval of a provision in new Naugatuck Valley Financial’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of new Naugatuck Valley Financial’s outstanding voting stock.

The provisions of new Naugatuck Valley Financial’s articles of incorporation which are summarized as informational proposals were approved as part of the process in which the board of directors of Naugatuck Valley Financial approved the plan of conversion. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals. The provisions of new Naugatuck Valley Financial’s articles of incorporation which are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of new Naugatuck Valley Financial, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

In addition, shareholders will vote on a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion or the merger agreement.

Q.	What is the conversion?

A.	Naugatuck Valley Savings and Loan is converting from a partially-public mutual holding company structure to a fully-public stock holding company ownership structure. Currently, Naugatuck Valley Mutual Holding Company owns 59.6% of Naugatuck Valley Financial’s common stock. The remaining 40.4% of Naugatuck Valley Financial’s common stock is owned by public shareholders. As a result of the conversion, our newly formed company, also called Naugatuck Valley Financial, will become the parent of Naugatuck Valley Savings and Loan.

i

Shares of common stock of new Naugatuck Valley Financial, representing the 59.6% ownership interest of Naugatuck Valley Mutual Holding Company in Naugatuck Valley Financial, are being offered for sale to eligible depositors of Naugatuck Valley Savings and Loan and, possibly, to the public. At the completion of the conversion and offering, public shareholders of Naugatuck Valley Financial will exchange their shares of Naugatuck Valley Financial common stock for shares of common stock of new Naugatuck Valley Financial.

After the conversion and offering are completed, Naugatuck Valley Savings and Loan will be a wholly-owned subsidiary of new Naugatuck Valley Financial, and 100% of the common stock of new Naugatuck Valley Financial will be owned by public shareholders. As a result of the conversion and offering, Naugatuck Valley Financial and Naugatuck Valley Mutual Holding Company will cease to exist.

See “Naugatuck Valley Financial’s Proposal 1—Approval of the Plan of Conversion” for more information about the conversion and offering.

Q.	What are reasons for the conversion and offering?

A.	The primary reasons for the conversion and offering are to facilitate the acquisition of Southern Connecticut Bancorp by enabling new Naugatuck Valley Financial to issue stock and raise cash to pay the merger consideration, increase capital to support the growth of our interest-earning assets, create a more liquid and active market than currently exists for Naugatuck Valley Financial common stock, structure our business in a form that will provide access to capital markets and facilitate acquisitions of other financial institutions and eliminate some of the uncertainties associated with proposed financial regulatory reform.

Q.	Why should I vote on the plan of conversion?

A.	You are not required to vote, but your vote is very important. In order for us to implement the plan of conversion, we must receive the affirmative vote of (1) the holders of at least two-thirds of the outstanding shares of Naugatuck Valley Financial common stock, including shares held by Naugatuck Valley Mutual Holding Company and (2) the holders of a majority of the outstanding shares of Naugatuck Valley Financial common stock entitled to vote at the special meeting, excluding shares held by Naugatuck Valley Mutual Holding Company. Your board of directors recommends that you vote “FOR” the plan of conversion.

Q.	What happens if I don’t vote?

A.	Your prompt vote is very important. Not voting will have the same effect as voting “Against” the plan of conversion. Without sufficient favorable votes “FOR” the plan of conversion, we will not proceed with the conversion and offering.

Q.	How do I vote?

A.	You should sign your proxy card and return it in the enclosed proxy reply envelope. Please vote promptly. Not voting has the same effect as voting “AGAINST” the plan of conversion.

Q.	If my shares are held in street name, will my broker automatically vote on my behalf?

A.	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, using the directions that your broker provides to you.

Q.	What if I do not give voting instructions to my broker?

A.	Your vote is important. If you do not instruct your broker to vote your shares, the unvoted proxy will have the same effect as a vote against the plan of conversion.

The Exchange

Q:	I currently own shares of Naugatuck Valley Financial common stock. What will happen to my shares as a result of the conversion?

A:	At the completion of the conversion, your shares of Naugatuck Valley Financial common stock will be canceled and exchanged for shares of common stock of new Naugatuck Valley Financial, a newly formed Maryland corporation. The number of shares you will receive will be based on an exchange ratio determined as of the closing of the conversion and offering that is intended to result in Naugatuck Valley Financial’s existing public shareholders owning the same percentage interest of new Naugatuck Valley Financial common stock as they currently own of Naugatuck Valley Financial common stock, without giving effect to shares issued in connection with the acquisition of Southern Connecticut Bancorp, cash paid in lieu of issuing fractional shares or shares that existing shareholders may purchase in the offering. However, assuming completion of the merger, existing public stockholders will own approximately between 33.1% and 34.8% of new Naugatuck Valley Financial.

Q:	Does the exchange ratio depend on the market price of Naugatuck Valley Financial common stock?

A:	No, the exchange ratio will not be based on the market price of Naugatuck Valley Financial common stock. Therefore, changes in the price of Naugatuck Valley Financial common stock between now and the completion of the conversion and offering will not effect the calculation of the exchange ratio.

Q:	How will the actual exchange ratio be determined?

A:	Because the purpose of the exchange ratio is to maintain the ownership percentage of the existing public shareholders of Naugatuck Valley Financial (without giving effect to shares issued in connection with the acquisition of Southern Connecticut Bancorp, cash paid in lieu of issuing fractional shares or shares that existing shareholders may purchase in the offering) the actual exchange ratio will depend on the number of shares of new Naugatuck Valley Financial’s common stock sold in the offering and, therefore, cannot be determined until the completion of the conversion and offering.

Q:	How many shares will I receive in the exchange?

A:	You will receive between 0.6300 and 0.8524 (subject to increase to 0.9802) shares of new Naugatuck Valley Financial common stock for each share of Naugatuck Valley Financial common stock you own on the date of the completion of the conversion and offering. For example, if you own 100 shares of Naugatuck Valley Financial common stock, and the exchange ratio is 0.6300 (at the minimum of the offering range), after the conversion and offering you will receive shares of new Naugatuck Valley Financial common stock and $ in cash, the value of the fractional share, based on the $10.00 per share purchase price in the offering. Shareholders who hold shares in street-name at a brokerage firm will receive these funds in their brokerage account. Shareholders with stock certificates will receive checks when they receive their new stock certificates.

Q.	Should I submit my stock certificates now?

A.	No. If you hold a stock certificate for Naugatuck Valley Financial common stock, instructions for exchanging your certificate will be sent to you after completion of the conversion and offering. Until you submit the transmittal form and certificate, you will not receive your new certificate and check for cash in lieu of fractional shares, if any. If your shares are held in street name at a brokerage firm, the share exchange will occur automatically upon completion of the conversion and offering, without any action on your part. Please do not send in your stock certificate until you receive a transmittal form and instructions.

The Stock Offering

Q.	May I place an order to purchase shares in the offering, in addition to the shares that I will receive in the exchange?

A.

Yes. Eligible depositors of Naugatuck Valley Savings and Loan have priority subscription rights allowing them to purchase common stock in the subscription offering. Shares not purchased in the subscription offering may be available for sale to the public in a community offering. Naugatuck Valley Financial shareholders as of , 2010 have a preference in the community offering after orders submitted by residents of our communities. If you would like to receive a prospectus and stock order form, please call our Stock Information Center toll-free at ( ) from 10:00 a.m. to 4:00 p.m. Eastern time, Monday through Friday. Order forms must be received (not postmarked) no later than 2:00 p.m., Eastern time on [DATE1], 2010.

Other Questions?

For answers to other questions, please read this proxy statement/prospectus. Questions about voting may be directed to our proxy information agent,                     , by calling toll-free (      )       -      .

Questions and Answers About the Merger

For Shareholders of Naugatuck Valley Financial, Inc. and

Southern Connecticut Bancorp, Inc.

Q.	What are shareholders of Naugatuck Valley Financial and Southern Connecticut Bancorp being asked to approve?

A.	Naugatuck Valley Financial shareholders as of [RECORDDATE], 2010 are asked to vote on the plan of conversion and the merger agreement. See “Questions and Answers About the Conversion, Exchange and Offering” for information regarding the plan of conversion. Southern Connecticut Bancorp shareholders as of [SSE RECORDDATE], 2010 are asked to vote on the merger agreement. The merger agreement provides for the acquisition of Southern Connecticut Bancorp by new Naugatuck Valley Financial.

Q.	What will Southern Connecticut Bancorp stockholders be entitled to receive in the merger?

A.	Under the merger agreement, each share of Southern Connecticut Bancorp common stock will be exchanged for either 0.725 shares of the new holding company common stock or $7.25 in cash. Southern Connecticut Bancorp shareholders may elect either of these options or, if they desire, may elect to exchange some common stock for cash and some common stock for the new holding company common stock.

Elections will be limited by the requirement that the number of shares of Southern Connecticut Bancorp common stock to be converted into new Naugatuck Valley Financial common stock in the merger must be 50% of the total number of shares of Southern Connecticut Bancorp common stock issued and outstanding on the date of the merger. Therefore, the form of consideration received will depend in part on the elections of other Southern Connecticut Bancorp shareholders.

New Naugatuck Valley Financial will not issue fractional shares in the merger. Instead, Southern Connecticut Bancorp shareholders will receive a cash payment, without interest, for the value of any fraction of a share of Naugatuck Valley Financial common stock that they would otherwise be entitled to receive. See “Naugatuck Valley Financial’s Proposal 3 and Southern Connecticut Bancorp’s Proposal 1—Approval of the Merger Agreement” and “Description of New Naugatuck Valley Financial Capital Stock” in this proxy statement/prospectus.

Q.	What will my dividends be after the merger?

A.	Naugatuck Valley Financial has paid quarterly cash dividends since the first quarter of 2005. For the quarter ended March 31, 2010, the quarterly cash dividend was $0.03 per share, which equals $0.12 per share on an annualized basis. We intend to continue to pay quarterly cash dividends after we complete the conversion and offering and the merger. We currently expect that the level of quarterly cash dividends per share after the conversion and offering and the merger to be $0.03 per share, or $0.12 per share on an annualized basis, at all levels of the offering range. This represents an annual dividend yield of 1.2% at all levels of the offering range based on a stock price of $10.00 per share. However, the dividend rate and the continued payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurance can be given that we will continue to pay dividends or that they will not be reduced or eliminated in the future.

Q.	How do shareholders of Southern Connecticut Bancorp elect to receive cash, stock or a combination of both for Southern Connecticut Bancorp stock?

A.	A form for making an election will be sent to shareholders of Southern Connecticut Bancorp separately shortly after the mail date for this proxy statement/prospectus. The exchange agent, Registrar and Transfer Company, will mail an election form to shareholders who hold stock certificates. Street name holders will receive a form from their brokerage firm. For your election to be effective, your properly completed election form must be returned by the date and time indicated on the election form. If you hold a stock certificate you must submit the stock certificate or an appropriate guarantee of delivery. Do not send your election form with your proxy card. If you do not make a timely election you will be allocated new Naugatuck Valley Financial common stock and/or cash depending on the elections made by other Southern Connecticut Bancorp shareholders.

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Shareholders who hold Southern Connecticut Bancorp shares in street name will receive the cash/stock allocation directly into their brokerage account. The exchange agent will mail new Naugatuck Valley Financial stock certificate(s) and/or a check to each shareholder who holds Southern Connecticut Bancorp stock certificate(s).

Q.	How do stockholders of Southern Connecticut Bancorp exchange their stock certificates?

A.	If you make an election, you must return your Southern Connecticut Bancorp stock certificates or an appropriate guarantee of delivery with your election form. Shortly after completion of the merger, new Naugatuck Valley Financial’s exchange agent will allocate cash and new Naugatuck Valley Financial common stock among Southern Connecticut Bancorp shareholders, consistent with their elections and the allocation and proration procedures in the merger agreement. If you do not submit an election form, promptly after completion of the merger new Naugatuck Valley Financial’s exchange agent will send you instructions on how and where to surrender your Southern Connecticut Bancorp stock certificates after the merger is completed. Please do not send your Southern Connecticut Bancorp stock certificates to the exchange agent before you receive the election form. Once you submit your Southern Connecticut Bancorp stock certificates with your election form, you may no longer trade your shares of Southern Connecticut Bancorp common stock unless you revoke your election before the election deadline.

Q.	What are the federal tax consequences of the merger?

A.	If you are a shareholder of Naugatuck Valley Financial, you will not recognize any gain or loss in connection with the merger.

The tax consequence of the merger to shareholders of Southern Connecticut Bancorp will depend on whether you receive only cash, only new Naugatuck Valley Financial common stock, or a combination of cash and new Naugatuck Valley Financial common stock in exchange for your shares of Southern Connecticut Bancorp common stock. If you exchange your shares solely for new Naugatuck Valley Financial common stock, you should not recognize gain or loss except with respect to the cash you receive instead of any fractional share of new holding company common stock. If you exchange your shares solely for cash, you should recognize gain or loss on the exchange. If you exchange your shares for a combination of new Naugatuck Valley Financial common stock and cash, you should recognize capital gain, but not any loss, on the exchange. Because the allocations of cash and new Naugatuck Valley Financial common stock that you receive will depend on the elections of other Southern Connecticut Bancorp shareholders, you will not know the actual tax consequences of the merger to you until the allocations are completed. However, because individual stockholders may have differing tax positions, we recommend that you contact your individual tax advisor with respect to your individual tax consequences.

Q.	Are shareholders of Southern Connecticut Bancorp entitled to appraisal rights?

A.	No. Shareholders of Southern Connecticut Bancorp are not entitled under applicable provisions of Connecticut law to appraisal, dissenters’ or similar rights as a result of the merger.

Q.	When is the merger expected to be completed?

A.	We intend to complete the merger as soon as possible. In order to do so, the merger agreement must be approved by Naugatuck Valley Financial’s shareholders and Southern Connecticut Bancorp’s shareholders and we must obtain the necessary regulatory approvals. Assuming holders of at least two-thirds of the outstanding shares of Naugatuck Valley Financial common stock and at least a majority of the votes cast by Southern Connecticut Bancorp stockholders vote in favor of the merger agreement and we obtain the other necessary approvals, we expect to complete the merger late in the fourth quarter of 2010. However, the merger cannot be completed, and you will not receive any shares of new Naugatuck Valley Financial common stock or cash, unless and until the conversion and offering are completed. The offering is scheduled to terminate on [DATE1], 2010. The offering may be extended until [DATE2], 2010, unless the Office of Thrift Supervision approves a later date.

Q.	Is completion of the merger subject to any conditions besides shareholder approval?

A.	Yes. The merger is subject to the completion of the conversion and offering. In addition, the transaction must receive the required regulatory approvals, and there are other customary closing conditions that must be satisfied. To review the conditions of the merger in more detail, see “Naugatuck Valley Financial’s Proposal 3 and Southern Connecticut Bancorp’s Proposal 1—Approval of the Merger Agreement—Conditions to the Merger” of this proxy statement/prospectus.

Q.	Why should I vote?

A.	You are not required to vote, but your vote is very important. In order for us to implement the merger, we must receive the affirmative vote of (1) the holders of at least two-thirds of the outstanding shares of Naugatuck Valley Financial common stock and (2) a majority of the votes cast by Southern Connecticut Bancorp stockholders. The boards of directors of Naugatuck Valley Financial and Southern Connecticut Bancorp recommend that you vote “FOR” the merger agreement.

Q.	What happens if I don’t vote?

A.	Your prompt vote is very important. Without sufficient favorable votes “FOR” the merger agreement, we will not proceed with the merger.

Q.	How do I vote?

A.	You should sign your proxy card and return it in the enclosed proxy reply envelope. PLEASE VOTE PROMPTLY.

The Stock Offering

Q.	May I place an order to purchase shares in the offering, in addition to the shares that I will receive in the exchange?

A.	Yes. If you would like to receive a prospectus and stock order form, please call the Naugatuck Valley Financial Stock Information Center toll-free at ( ) from 10:00 a.m. to 4:00 p.m. Eastern time, Monday through Friday. Order forms must be received (not postmarked) no later than 2:00 p.m., Eastern time on [DATE1], 2010.

Other Questions?

For answers to other questions, please read this proxy statement/prospectus. Questions from Naugatuck Valley Financial shareholders about voting may be directed to the proxy information agent,                     , by calling                      toll-free (      )       -      . Questions for Southern Connecticut Bancorp shareholders about voting may be directed to Rosemarie Romano by calling her at (203) 782-1100.

Summary

This summary highlights material information from this document and may not contain all the information that is important to you. To understand the conversion and offering and merger fully, you should read this entire document carefully.

Naugatuck Valley Financial Special Meeting of Shareholders

Date, Time and Place; Record Date

The special meeting of Naugatuck Valley Financial shareholders is scheduled to be held at                     ,                     , Connecticut at     :00 a.m., local time, on [MEETINGDATE], 2010. Only Naugatuck Valley Financial shareholders of record as of the close of business on [RECORDDATE], 2010 are entitled to notice of, and to vote at, the special meeting of shareholders and any adjournments or postponements of the meeting.

Purpose of the Meeting

Shareholders will be voting on the following proposals at the special meeting:

1.	Approval of the plan of conversion;

2.	The following informational proposals:

2a.	Approval of a provision in new Naugatuck Valley Financial’s articles of incorporation requiring a super-majority vote to approve certain amendments to new Naugatuck Valley Financial’s articles of incorporation; and

2b.	Approval of a provision in new Naugatuck Valley Financial’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of new Naugatuck Valley Financial’s outstanding voting stock;

3.	Approval of the merger agreement with Southern Connecticut Bancorp; and

4.	The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion or the merger agreement.

The provisions of new Naugatuck Valley Financial’s articles of incorporation which are summarized as informational proposals 2a and 2b were approved as part of the process in which the board of directors of Naugatuck Valley Financial approved the plan of conversion. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals. The provisions of new Naugatuck Valley Financial’s articles of incorporation which are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of new Naugatuck Valley Financial, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Vote Required

Proposal 1: Approval of the Plan of Conversion. Approval of the plan of conversion requires the affirmative vote of holders of at least two-thirds of the outstanding shares of Naugatuck Valley Financial, including shares held by Naugatuck Valley Mutual Holding Company and a majority of the votes eligible to be cast by shareholders of Naugatuck Valley Financial, excluding shares held by Naugatuck Valley Mutual Holding Company.

Informational Proposals 2a and 2b. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals.

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Proposal 3: Approval of the Merger Agreement. Approval of the merger agreement requires the affirmative vote of holders of at least two-thirds of the outstanding shares of Naugatuck Valley Financial.

Proposal 4: Approval of the adjournment of the special meeting. We must obtain the affirmative vote of the majority of the votes cast by holders of outstanding shares of Naugatuck Valley Financial common stock to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve the plan of conversion or the merger agreement.

As of the record date, there were              shares of Naugatuck Valley Financial common stock outstanding, of which Naugatuck Valley Mutual Holding Company owned             . The directors and executive officers of Naugatuck Valley Financial (and their affiliates), as a group, beneficially owned              shares of Naugatuck Valley Financial common stock, representing     % of the outstanding shares of Naugatuck Valley Financial common stock and     % of the shares held by persons other than Naugatuck Valley Mutual Holding Company as of such date. Naugatuck Valley Mutual Holding Company and our directors and executive officers intend to vote their shares in favor of the plan of conversion and the merger agreement.

Southern Connecticut Bancorp Special Meeting of Shareholders

Date, Time and Place; Record Date

The special meeting of Southern Connecticut Bancorp shareholders is scheduled to be held at The Quinnipiack Club, 221 Church Street, New Haven, Connecticut at 10:00 a.m., local time, on [SSE MEETINGDATE], 2010. Only Southern Connecticut Bancorp shareholders of record as of the close of business on [SSE RECORDDATE], 2010 are entitled to notice of, and to vote at, the special meeting of shareholders and any adjournments or postponements of the meeting.

Purpose of the Meeting

Shareholders will be voting on the following proposals at the special meeting:

1.	Approval of the merger agreement with Naugatuck Valley Financial; and

2.	The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Vote Required

Proposal 1: Merger Agreement. Approval of the merger agreement requires the affirmative vote of a majority of the votes cast by Southern Connecticut Bancorp stockholders at the special meeting.

Proposal 2: Approval of the adjournment of the special meeting. We must obtain the affirmative vote of the majority of the votes cast by holders of outstanding shares of Southern Connecticut Bancorp common stock to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement.

As of the record date, there were              shares of Southern Connecticut Bancorp common stock outstanding. The directors and executive officers of Southern Connecticut Bancorp (and their affiliates), as a group, beneficially owned              shares of Southern Connecticut Bancorp common stock, representing     % of the outstanding shares of Southern Connecticut Bancorp common stock. Our directors and executive officers intend to vote their shares in favor of the merger agreement.

Naugatuck Valley Financial

Naugatuck Valley Financial is, and new Naugatuck Valley Financial following the completion of the conversion and offering will be, the unitary savings and loan holding company for Naugatuck Valley Savings and Loan, a federally chartered savings bank. Naugatuck Valley Savings and Loan is headquartered in Naugatuck, Connecticut and has served customers in Connecticut since 1922. In addition to our main office, we operate nine branch offices in the Greater Naugatuck Valley which we consider our market area. Naugatuck Valley Financial’s common stock is traded on the Nasdaq Global Market under the symbol “NVSL.”

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At March 31, 2010, Naugatuck Valley Financial had consolidated total assets of $564.2 million, total net loans of $480.8 million, total deposits of $388.1 million and total shareholders’ equity of $50.7 million. At March 31, 2010, Naugatuck Valley Savings and Loan exceeded all regulatory capital requirements and was not a participant in any of the U.S. Treasury’s capital raising programs for financial institutions. Naugatuck Valley Financial’s principal executive offices are located at 333 Church Street, Naugatuck, Connecticut 06770 and its telephone number is (203) 720-5000. Naugatuck Valley Financial’s website address is www.nvsl.com. Information on this website should not be considered a part of this proxy statement/prospectus.

Southern Connecticut Bancorp

Southern Connecticut Bancorp is a bank holding company headquartered in New Haven, Connecticut that was incorporated on November 8, 2000. Southern Connecticut Bancorp is the bank holding company for The Bank of Southern Connecticut, a Connecticut-chartered bank with its headquarters in New Haven, Connecticut. The Bank of Southern Connecticut operates branches at four locations, including downtown New Haven, the Amity/Westville section of New Haven, Branford and North Haven. Southern Connecticut Bancorp’s common stock is traded on the American Stock Exchange under the symbol “SSE.”

At March 31, 2010, Southern Connecticut Bancorp had consolidated total assets of $135.7 million, total net loans of $113.2 million, total deposits of $117.7 million and total shareholders’ equity of $15.7 million. At March 31, 2010, The Bank of Southern Connecticut exceeded all regulatory capital requirements and was not a participant in any of the U.S. Treasury’s capital raising programs for financial institutions. Southern Connecticut Bancorp’s principal executive offices are located at 215 Church Street, New Haven, Connecticut 06510 and its telephone number is (203) 782-1100. Southern Connecticut Bancorp’s website address is www.scbancorponline.com. Information on this website should not be considered a part of this proxy statement/prospectus.

The Conversion

Description of the Conversion

In 2004, we reorganized Naugatuck Valley Savings and Loan into a stock savings bank with a mutual holding company structure. As a part of that reorganization, we formed Naugatuck Valley Financial as the mid-tier holding company for Naugatuck Valley Savings and Loan and sold a minority interest in Naugatuck Valley Financial common stock to our depositors and our employee stock ownership plan in a subscription offering. The majority of Naugatuck Valley Financial’s shares were issued to Naugatuck Valley Mutual Holding Company, a mutual holding company organized under federal law. As a mutual holding company, Naugatuck Valley Mutual Holding Company does not have any shareholders, does not hold any significant assets other than the common stock of Naugatuck Valley Financial, and does not engage in any significant business activity. Our current ownership structure is as follows:

The “second-step” conversion process that we are now undertaking involves a series of transactions by which we will convert our organization from the partially public mutual holding company form to the fully public stock holding company structure. In the stock holding company structure, all of Naugatuck Valley Savings and Loan’s common stock will be owned

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by new Naugatuck Valley Financial, and all of new Naugatuck Valley Financial’s common stock will be owned by the public. We are conducting the conversion and offering under the terms of our plan of conversion. Upon completion of the conversion and offering, the present Naugatuck Valley Financial and Naugatuck Valley Mutual Holding Company will cease to exist.

As part of the conversion, we are offering for sale common stock representing the 59.6% ownership interest of Naugatuck Valley Financial that is currently held by Naugatuck Valley Mutual Holding Company. At the conclusion of the conversion and offering, existing public shareholders of Naugatuck Valley Financial will receive shares of common stock in new Naugatuck Valley Financial in exchange for their existing shares of common stock of Naugatuck Valley Financial, based upon an exchange ratio of 0.6300 to 0.8524. The actual exchange ratio will be determined at the conclusion of the conversion and the offering based on the total number of shares sold in the offering, and is intended to result in Naugatuck Valley Financial’s existing public shareholders owning the same percentage interest of new Naugatuck Valley Financial common stock as they currently own of Naugatuck Valley Financial common stock, without giving effect to shares issued in connection with the acquisition of Southern Connecticut Bancorp, cash paid in lieu of issuing fractional shares or shares that existing public shareholders may purchase in the offering. However, assuming completion of the merger, existing public stockholders will own approximately between 33.1% and 34.8% of new Naugatuck Valley Financial.

After the conversion and offering and merger with Southern Connecticut Bancorp, our ownership structure will be as follows:

We may cancel the conversion and offering at any time before the special meeting of members of Naugatuck Valley Mutual Holding Company and shareholders of Naugatuck Valley Financial to vote on the plan of conversion. We may also cancel the conversion and offering after these special meetings with the concurrence of the Office of Thrift Supervision.

The normal business operations of Naugatuck Valley Savings and Loan will continue without interruption during the conversion and offering, and the same officers and directors who currently serve Naugatuck Valley Savings and Loan in the mutual holding company structure will serve the new holding company and Naugatuck Valley Savings and Loan in the fully converted stock form. Upon completion of the merger, we will expand the size of the board and appoint             , currently a director of Southern Connecticut Bancorp and The Bank of Southern Connecticut, to the boards of directors of new Naugatuck Valley Financial and Naugatuck Valley Savings and Loan.

Reasons for the Conversion and Offering

[Same as prospectus]

Conditions to Completing the Conversion and Offering

[Same as prospectus]

The Exchange of Existing Shares of Naugatuck Valley Financial Common Stock

[Same as prospectus]

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Ownership of New Naugatuck Valley Financial after Completion of the Conversion and Offering and the Merger

[Same as prospectus]

How We Determined the Offering Range and Exchange Ratio

[Same as prospectus]

Possible Change in Offering Range

[Same as prospectus]

How We Intend to Use the Proceeds of the Offering

[Same as prospectus]

Benefits of the Conversion to Management

[Same as prospectus]

Purchases by Directors and Executive Officers

[Same as prospectus]

Market for New Naugatuck Valley Financial’s Common Stock

[Same as prospectus]

Naugatuck Valley Financial’s Dividend Policy

[Same as prospectus]

Dissenters’ Rights

Shareholders of Naugatuck Valley Financial do not have dissenters’ rights in connection with the conversion and offering.

Differences in Shareholder Rights

As a result of the conversion, existing shareholders of Naugatuck Valley Financial will become shareholders of new Naugatuck Valley Financial. The rights of shareholders of new Naugatuck Valley Financial will be less than the rights shareholders currently have. The decrease in shareholder rights results from differences between the articles of incorporation and bylaws of new Naugatuck Valley Financial and the charter and bylaws of Naugatuck Valley Financial and from distinctions between Maryland and federal law. The differences in shareholder rights under the articles of incorporation and bylaws of new Naugatuck Valley Financial are not mandated by Maryland law but have been chosen by management as being in the best interests of the corporation and all of its shareholders. However, the provisions in new Naugatuck Valley Financial’s articles of incorporation and bylaws may make it more difficult to pursue a takeover attempt that management opposes. These provisions will also make the removal of the board of directors or management, or the appointment of new directors, more difficult.

The differences in shareholder rights include the following:

•	supermajority voting requirements for certain business combinations and changes to some provisions of the articles of incorporation and bylaws;

•	limitation on the right to vote shares;

•	a majority of shareholders required to call special meetings of shareholders; and

•	greater lead time required for shareholders to submit business proposals or director nominations.

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Tax Consequences

[Same as prospectus]

Questions

Questions about voting may be directed to our proxy information agent,             , at (            )             .

The Merger

The merger agreement is attached to this document as Appendix A. We encourage you to read this agreement carefully, as it is the legal document that governs the merger of Southern Connecticut Bancorp into new Naugatuck Valley Financial.

What Southern Connecticut Bancorp Stockholders Will Receive in the Merger

In the merger, if you are a Southern Connecticut Bancorp stockholder you may elect to receive for each of your shares of Southern Connecticut Bancorp common stock either (a) $7.25 in cash, without interest, or (b) 0.725 shares of common stock of new Naugatuck Valley Financial, or if the offering price per share in Naugatuck Valley Mutual Holding Company’s mutual to stock conversion is not $10.00, then such other number of shares as is equal to $7.25 divided by the offering price per share, subject to proration if either the cash election or the stock election is oversubscribed. Regardless of your choice, however, under the merger agreement, elections will be limited by the requirements that the number of shares of Southern Connecticut Bancorp common stock to be converted into new Naugatuck Valley Financial common stock in the merger must be 50% of the total number of shares of Southern Connecticut Bancorp common stock issue and outstanding on the date of the merger. As a result, if you elect to receive only cash or stock, you may nevertheless receive a mix of cash and stock, depending on the cash elections and stock elections of other Southern Connecticut Bancorp shareholders.

Any shares of new Naugatuck Valley Financial’s common stock to be issued in the merger will be issued immediately following completion of the conversion and offering. The merger is contingent upon the completion of the conversion of Naugatuck Valley Mutual Holding Company.

Southern Connecticut Bancorp Stockholders Election of Cash or Stock Consideration

If you own Southern Connecticut Bancorp common stock, you will receive under separate cover an election form that you may use to indicate whether your preference is to receive cash or shares of new Naugatuck Valley Financial’s common stock, or a combination of cash and stock. The election forms will be mailed to shareholders of Southern Connecticut Bancorp shortly after the mail date for this proxy statement/prospectus. To make an election, a holder of Southern Connecticut Bancorp common stock must submit a properly completed election form and return it, together with all stock certificates, so that the form and certificates are actually received by the exchange agent at or before the election deadline in accordance with the instructions on the election form. Southern Connecticut Bancorp shareholders will be unable to sell their Southern Connecticut Bancorp stock from the time when the election is made until the merger is completed.

If Southern Connecticut Bancorp shareholders elect to receive more common stock than new Naugatuck Valley Financial has agreed to issue in the merger, then Southern Connecticut Bancorp shareholders who elect to receive cash or who have made no election will receive cash for each share of Southern Connecticut Bancorp common stock. All Southern Connecticut Bancorp stockholders who elected to receive new Naugatuck Valley Financial common stock will receive a pro rata portion of available new Naugatuck Valley Financial shares plus cash for those shares not converted into new Naugatuck Valley Financial common stock.

If Southern Connecticut Bancorp shareholders elect to receive more cash than new Naugatuck Valley Financial has agreed to pay in the merger, then Southern Connecticut Bancorp shareholders who elect to receive stock or who have made no election will receive new Naugatuck Valley Financial common stock. All Southern Connecticut Bancorp shareholders who elected to receive cash will receive a pro rata portion of the available cash plus shares of common stock of those Southern Connecticut Bancorp shares not converted into cash.

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Non-Electing Shares

Southern Connecticut Bancorp shareholders who make no election to receive cash or new Naugatuck Valley Financial common stock in the merger, and Southern Connecticut Bancorp shareholders who do not make a valid election, will be deemed not to have made an election. Shareholders not making an election may be paid in cash, new Naugatuck Valley Financial common stock or a mix of cash and shares of new Naugatuck Valley Financial common stock depending on, and after giving effect to, the number of valid cash elections and stock elections that have been made by other Southern Connecticut Bancorp shareholders.

No Fractional Shares

No fractional shares of new Naugatuck Valley Financial common stock will be issued in the merger. Instead of fractional shares, Southern Connecticut Bancorp shareholders will receive an amount of cash based on the offering price of $10.00 per share in the conversion of Naugatuck Valley Mutual Holding Company.

Opinion of Naugatuck Valley Financial’s Financial Advisor

In connection with the merger, the board of directors of Naugatuck Valley Financial received the written opinion from Naugatuck Valley Financial’s financial advisor, Ostrowski & Company, Inc., as to the fairness, from a financial point of view, to Naugatuck Valley Financial of the merger consideration to be paid in the merger. The full text of the opinion of Ostrowski & Company, dated as of                     , 2010, is included in this document as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Ostrowski & Company. The opinion of Ostrowski & Company is directed to Naugatuck Valley Financial’s board of directors and does not constitute a recommendation to any Naugatuck Valley Financial shareholder as to how to vote with respect to the merger or any other matter relating to the proposed transaction. Ostrowski & Company will receive a fee for its services, including rendering the fairness opinion, in connection with the merger.

Opinions of Southern Connecticut Bancorp’s Financial Advisors

In connection with the merger, the board of directors of Southern Connecticut Bancorp received the written opinions from Southern Connecticut Bancorp’s financial advisor, Stifel, Nicolaus & Company, Inc., as well as by Northeast Capital & Advisory, as to the fairness, from a financial point of view, of the consideration to be received in the merger by holders of Southern Connecticut Bancorp common stock. The full text of the opinions of Stifel, Nicolaus & Company, Inc. and Northeast Capital & Advisory, dated as of                     , 2010, are included in this document as Appendix C and Appendix D, respectively. We encourage you to read these opinions carefully in their entirety for a description of the procedures followed, assumptions made, matters considered and limitations of the review undertaken by both firms. The opinions of Stifel, Nicolaus & Company, Inc. and Northeast Capital & Advisory are directed to Southern Connecticut Bancorp’s board of directors and do not constitute a recommendation to any Southern Connecticut Bancorp shareholder as to how to vote with respect to the merger, the form of consideration to be elected in the merger, or any other matter relating to the proposed transaction. Both Stifel, Nicolaus & Company, Inc. and Northeast Capital & Advisory will receive a fee for their respective services, including rendering the fairness opinion, in connection with the merger.

Interests of Southern Connecticut Bancorp Directors and Executive Officers in the Merger

Some of the directors and executive officers of Southern Connecticut Bancorp have financial interests in the merger that are different from, or are in addition to, the interests of shareholders of Southern Connecticut Bancorp. These interests include rights of executive officers under employment and change in control agreements with Southern Connecticut Bancorp, rights under stock-based benefit programs and rights to continued indemnification and insurance coverage by Naugatuck Valley Financial after the merger for acts or omissions occurring before the merger. In addition, effective as of the completion of the merger, the new Naugatuck Valley Financial board of directors will include one director of Southern Connecticut Bancorp,             , who will be appointed to serve as a director of the new Naugatuck Valley Financial and Naugatuck Valley Savings and Loan upon completion of the merger. Naugatuck Valley Savings and Loan has also entered into employment agreements, to be effective upon completion of the merger, with Matthew Proto, Sr. and Sunil Pallan, both Senior Vice Presidents of The Bank of Southern Connecticut, under which they will be paid base salaries of $160,000 and $140,000, respectively. The Southern Connecticut Bancorp board of directors was aware of these interests and considered them in approving the merger agreement and the merger.

7

Shareholders of Southern Connecticut Bancorp Do Not Have Dissenters’ Rights of Appraisal

Shareholders of Southern Connecticut Bancorp are not entitled under applicable provisions of Connecticut law to appraisal, dissenters’ or similar rights as a result of the merger.

Conditions to Completing the Merger

We cannot complete the merger unless:

•	the merger agreement is approved by at least two-thirds of the outstanding shares of Naugatuck Valley Financial common stock;

•	the merger agreement is approved by a majority of the votes cast by Southern Connecticut Bancorp stockholders;

•

the conversion and offering of Naugatuck Valley Financial is completed (the offering is scheduled to terminate on [DATE1], 2010. The offering may be extended until [DATE2], 2010, unless the Office of Thrift Supervision approves a later date;

•	the merger is approved by the appropriate regulatory authorities;

•

each party receives opinions from their respective legal counsel to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•	the representations and warranties made on the date of the merger agreement continue to be accurate.

Termination of the Merger Agreement

The merger agreement may be terminated by mutual consent of Naugatuck Valley Financial and Southern Connecticut Bancorp at any time prior to the completion of the merger. Additionally, subject to conditions and circumstances described in the merger agreement, either Naugatuck Valley Financial or Southern Connecticut Bancorp may terminate the merger agreement if, among other things, any of the following occur:

•	the merger has not been consummated by February 28, 2011;

•

Southern Connecticut Bancorp stockholders do not approve the merger agreement at the Southern Connecticut Bancorp special meeting; provided, however, that Southern Connecticut Bancorp will only be entitled to terminate the merger agreement for this reason if it has complied in all material respects with its obligations to seek stockholder approval;

•	a required regulatory approval has been denied or a governmental authority blocks the merger; or

•

there is a breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement, which cannot be cured, or has not been cured within 30 days after the giving of written notice to such party of such breach.

Naugatuck Valley Financial may also terminate the merger agreement if Southern Connecticut Bancorp materially breaches its agreements regarding the solicitation of other acquisition proposals and the submission of the merger agreement to stockholders or if the board of directors of Southern Connecticut Bancorp does not recommend approval of the merger in the proxy statement/prospectus or withdraws or revises its recommendation in a manner adverse to Naugatuck Valley Financial.

Termination Fees

If Naugatuck Valley Financial terminates the merger agreement as a result of a material breach by Southern Connecticut Bancorp of its no-shop covenant or of its obligation to call a shareholder meeting and recommend approval of the merger, then Southern Connecticut Bancorp must pay Naugatuck Valley Financial $900,000.

8

If either party terminates the merger agreement as a result of the failure of Southern Connecticut Bancorp’s stockholders to approve the merger or if Naugatuck Valley Financial terminates the merger agreement because of a material breach by Southern Connecticut Bancorp, and, in either case, an acquisition proposal from a third party has been publicly announced, disclosed or communicated, then Southern Connecticut Bancorp must pay Naugatuck Valley Financial $450,000. If within 12 months after such termination, Southern Connecticut Bancorp consummates or enters into any agreement with respect to an acquisition proposal, then it must pay an additional $450,000. In no case shall Southern Connecticut Bancorp be obligated to pay termination fees in excess of $900,000.

The merger agreement also provides that if the merger agreement is terminated by either party because the merger has not been consummated by February 28, 2011 because the conversion has not been consummated by that date, then:

•

Naugatuck Valley Financial must pay Southern Connecticut Bancorp a termination fee of $900,000 if the failure to not consummate the conversion results from Naugatuck Valley Financial’s election not to consummate the conversion after having received the approval, consent or waiver of each governmental entity and satisfied all other conditions precedent required to consummate the conversion; or

•	Naugatuck Valley Financial must pay Southern Connecticut Bancorp a termination fee of $350,000 if the failure to not consummate the conversion results from any other reason.

Regulatory Approvals Required for the Merger

The merger cannot be completed unless it is first approved by the Office of Thrift Supervision and the Connecticut Department of Banking. New Naugatuck Valley Financial must also receive the prior approval, or a waiver thereof, of the Federal Reserve Board. New Naugatuck Valley Financial received a waiver from the Federal Reserve Board on             , 2010, and the conditional approval of the Connecticut Department of Banking and the Office of Thrift Supervision on                     , 2010, and                     , 2010, respectively.

Material Federal Income Tax Consequences of the Merger

Naugatuck Valley Financial and Southern Connecticut Bancorp will not be required to complete the merger unless each receives an opinion of its respective counsel, dated the closing date of the merger, that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. In connection with the filing of the registration statement of which this document is a part, each of Naugatuck Valley Financial and Southern Connecticut Bancorp has received an opinion of its counsel that the merger will qualify as a reorganization for United States federal income tax purposes. Accordingly, it is anticipated that for federal income tax purposes, shareholders of Southern Connecticut Bancorp generally will not recognize any gain or loss with respect to their shares of Southern Connecticut Bancorp common stock if they receive only shares of new holding company common stock in the merger, except with respect to any cash received instead of a fractional share interest in new holding company common stock.

If you receive cash in exchange for any of your shares of Southern Connecticut Bancorp common stock, you will generally recognize gain, but not in excess of the amount of cash you receive.

You should read “Naugatuck Valley Financial’s Proposal 3 and Southern Connecticut Bancorp’s Proposal 1—Approval of the Merger Agreement—Material Federal Income Tax Consequences” for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to fully understand the tax consequences of the merger to you.

Differences in Shareholders’ Rights for Existing Shareholders of Southern Connecticut Bancorp

As a result of the merger, existing shareholders of Southern Connecticut Bancorp who receive stock consideration will become shareholders of new Naugatuck Valley Financial. Some rights of shareholders of new Naugatuck Valley Financial will be different from the rights shareholders currently have. The differences in shareholder rights result principally from differences in the articles of incorporation and bylaws of new Naugatuck Valley Financial (and the law of the state of its incorporation, Maryland) and the articles of incorporation and bylaws of Southern Connecticut Bancorp (and the law of the state of its incorporation, Connecticut). See “Comparison of Shareholder Rights For Shareholders of Southern Connecticut Bancorp” for a discussion of these differences.

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Equivalent Per Share Data

We have summarized below specified per common share information for our respective companies on a historical basis, combined pro forma amounts and pro forma equivalent basis as of or for the year ended December 31, 2009 and the three months ended March 31, 2010.

	Naugatuck Valley Financial Historical	Southern Connecticut Bancorp Historical	Combined Pro Forma Amounts (1)	Pro Forma Southern Connecticut Bancorp Equivalent Shares (2)
Tangible book value per share:
March 31, 2010	7.21	5.81	13.81	9.56

Shares outstanding:
March 31, 2010	7,022,659	2,695,902	6,182459

Cash dividends paid per share for period:
Year ended December 31, 2009	0.17	0.00	0.17	0.12
Three months ended March 31, 2010	0.03	0.00	0.03	0.02

Basic earnings per share:
Year ended December 31, 2009	0.29	(1.08)	(0.38)	(0.28)
Three months ended March 31, 2010	0.05	0.01	(0.21)	(0.15)

Diluted earnings per share:
Year ended December 31, 2009	0.29	(1.08)	(0.38)	(0.28)
Three months March 31, 2010	0.05	0.01	(0.21)	(0.15)

(1)	Assuming issuance of 2,635,000 shares at the midpoint of the conversion and offering.
(2)	Calculated by multiplying the combined pro forma amounts by a 0.725 exchange ratio which represents the number of shares of new holding company common stock a Southern Connecticut Bancorp shareholder electing to receive stock will receive for each share of stock owned based on a $10 offering price, subject to pro ration if the stock election is oversubscribed. This calculation does not consider the 50% cash portion of the merger consideration.

Market Price of Naugatuck Valley Financial and Southern Connecticut Bancorp Common Stock

The following table sets forth the price per share of Naugatuck Valley Financial and Southern Connecticut Bancorp common stock based on the last reported sales price per share on The Nasdaq Global Market and the American Stock Exchange, respectively, on February 22, 2010, the last trading day before the public announcement of the execution of the merger agreement and on                     , 2010, the most recent date for which prices were available before mailing this document.

Date	Naugatuck Valley Financial Common Stock	Southern Connecticut Bancorp Common Stock
February 22, 2010	$5.80	$3.34
, 2010

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Risk Factors

You should consider carefully the following risk factors when deciding how to vote on the conversion and before purchasing shares of new Naugatuck Valley Financial common stock.

Risks Related to the Proposed Merger

The integration of the operations of Naugatuck Valley Financial and Southern Connecticut Bancorp may be more difficult than anticipated.

The success of the merger will depend on a number of factors, including, but not limited to, Naugatuck Valley Financial’s ability to:

•	timely and successfully integrate the operations of Naugatuck Valley Financial and Southern Connecticut Bancorp;

•	maintain existing relationships with The Bank of Southern Connecticut’s depositors and to minimize withdrawals of deposits subsequent to the merger;

•	maintain and enhance existing relationships with borrowers to limit potential losses from loans made by The Bank of Southern Connecticut;

•	control the incremental non-interest expense from the merger to maintain overall operating efficiencies;

•	retain key personnel; and

•	compete effectively in the communities served by The Bank of Southern Connecticut.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the business and the loss of key personnel. The integration of the two companies will require the experience and expertise of certain key employees of Southern Connecticut Bancorp who are expected to be retained by Naugatuck Valley Financial. Naugatuck Valley Financial may not be successful in retaining these employees for the time period necessary to successfully integrate Southern Connecticut Bancorp’s operations with those of Naugatuck Valley Financial. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business and results of operation of Naugatuck Valley Financial following the merger.

Naugatuck Valley Financial and Southern Connecticut Bancorp will be subject to business uncertainties while the merger is pending that could adversely affect their businesses.

Uncertainty among employees, depositors, vendors and others about the effect of the merger may have an adverse effect on Naugatuck Valley Financial and Southern Connecticut Bancorp and, consequently, on the combined company. Although Naugatuck Valley Financial and Southern Connecticut Bancorp intend to take actions to reduce any adverse effects, these uncertainties may impair their ability to attract, retain and motivate key personnel until the merger is completed and for a period of time thereafter, and could cause depositors, vendors and others that do business with Naugatuck Valley Financial and Southern Connecticut Bancorp to seek to change existing business relationships with either or both companies.

Naugatuck Valley Financial and Southern Connecticut Bancorp will incur significant transaction costs which may diminish the anticipated benefits of the merger.

Naugatuck Valley Financial and Southern Connecticut Bancorp expect to incur merger-related costs totaling approximately $1.8 million in connection with completing the merger, including the expenses related to integrating the operations of the two companies. Substantially all merger-related costs to be incurred by the two companies will be charged to operations and will not be included as a component of the purchase price under purchase accounting. The amount of merger-related costs expected to be incurred by Naugatuck Valley Financial and Southern Connecticut Bancorp are preliminary estimates and are subject to change.

Naugatuck Valley Financial and Southern Connecticut Bancorp are continuing to assess the magnitude of these costs, and, therefore, these estimates may change substantially as additional unanticipated costs may be incurred in the integration of the businesses of the two companies. Although Naugatuck Valley Financial and Southern Connecticut Bancorp believe that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

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Issuance of shares in the merger will dilute the ownership interest of Naugatuck Valley Financial stockholders.

The acquisition of Southern Connecticut Bancorp will result in Naugatuck Valley Financial recording goodwill and other intangible assets of approximately $             million. As a result, subscribers in the offering will experience per share dilution in tangible capital of $            , $            , $            and $             at the minimum, midpoint, maximum and maximum, as adjusted of the offering range.

In connection with the merger, new Naugatuck Valley Financial will issue an aggregate of approximately              shares of common stock and pay approximately $             million in cash to the stockholders of Southern Connecticut Bancorp. Assuming              of the shares are issued to Southern Connecticut Bancorp shareholders in the merger, then the issuance of the shares in the merger would dilute the interests of current Naugatuck Valley Financial stockholders by approximately     % and     % at the minimum and maximum of the offering range, respectively.

If the Naugatuck Valley Financial stock offering does not close, the merger will be terminated

We anticipate that the Naugatuck Valley Financial stock offering and the merger will both be completed in the                      of 2010. At this time, we are not aware of any circumstances that are likely to cause the offering or the merger not to occur. However, certain conditions to the merger have not yet been satisfied, including receipt of all regulatory approvals, stockholder approval of the merger and the conversion and completion by Naugatuck Valley Financial of the offering. Completion of the offering is also subject to a number of conditions including the requirement that a minimum number of shares of Naugatuck Valley Financial be sold. If the offering cannot be completed, the merger will not occur.

Stockholders of Southern Connecticut Bancorp may receive a form of consideration different from what they elect

The consideration to be received by Southern Connecticut Bancorp stockholders in the merger is subject to the requirement that 50% of the shares of Southern Connecticut Bancorp common stock be exchanged for Naugatuck Valley Financial common stock and 50% be exchanged for cash. The merger agreement contains proration and allocation methods to achieve this desired result. If Southern Connecticut Bancorp stockholders elect all cash and the available cash is oversubscribed, then they will receive a portion of the merger consideration in Naugatuck Valley Financial common stock. If Southern Connecticut Bancorp stockholders elect all stock and the available stock is oversubscribed, then they will receive a portion of the merger consideration in cash. The type of consideration that Southern Connecticut Bancorp stockholders receive may also be affected by the requirement that the value of the stock portion of the merger consideration be equal to at least 40% of the total value of merger consideration.

Certain of Southern Connecticut Bancorp officers and directors have interests that are different from, or in addition to, interests of stockholders generally

You should be aware that the directors and officers of Southern Connecticut Bancorp have interests in the merger that are different from, or in addition to, the interests of Southern Connecticut Bancorp stockholders generally. These include: employment agreements that two officers of Southern Connecticut Bancorp will enter into upon completion of the merger; the cancellation of stock options in exchange for a cash payment equal to $7.25 minus the exercise price for each option; provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of Southern Connecticut Bancorp for events occurring before the merger; and the appointment of a director of Southern Connecticut Bancorp to the board of directors of new Naugatuck Valley Financial and Naugatuck Valley Savings and Loan.

For a more detailed discussion of these interests, see “Naugatuck Valley Financial’s Proposal 3 and Southern Connecticut Bancorp’s Proposal 1—Approval of the Merger Agreement—Description of the Merger and the Merger Agreement—Interests of Certain Persons in the Merger.”

Stockholders of Southern Connecticut Bancorp will have less influence as a stockholder of new Naugatuck Valley Financial than as a stockholder of Southern Connecticut Bancorp

Stockholders of Southern Connecticut Bancorp currently have the right to vote in the election of directors of Southern Connecticut Bancorp and on other matters affecting Southern Connecticut Bancorp. The merger will result in the transfer of control of Southern Connecticut Bancorp to new Naugatuck Valley Financial. Although stockholders of Southern Connecticut Bancorp may become stockholders of new Naugatuck Valley Financial as a result of the merger, their

12

percentage ownership of Naugatuck Valley Financial will be smaller than their percentage ownership of Southern Connecticut Bancorp. Because of this, they will have less influence on the management and policies of Naugatuck Valley Financial than they now have on the management and policies of Southern Connecticut Bancorp.

Risks Related to Our Business

[same as prospectus]

Risks Related to the Offering

[same as prospectus]

Risks Related to the Offering and Share Exchange

The market value of new Naugatuck Valley Financial common stock received in the share exchange may be less than the market value of Naugatuck Valley Financial common stock exchanged.

The number of shares of new Naugatuck Valley Financial common stock you receive will be based on an exchange ratio that will be determined as of the date of completion of the conversion and offering. The exchange ratio will be based on the percentage of Naugatuck Valley Financial common stock held by the public before the completion of the conversion and offering, the final independent appraisal of new Naugatuck Valley Financial common stock prepared by FinPro and the number of shares of common stock sold in the offering. The exchange ratio will ensure that existing public shareholders of Naugatuck Valley Financial common stock will own approximately the same percentage of new Naugatuck Valley Financial common stock after the conversion and offering as they owned of Naugatuck Valley Financial common stock immediately prior to completion of the conversion and offering, exclusive of the effect of the acquisition of Southern Connecticut Bancorp, the purchase of additional shares in the offering and the receipt of cash in lieu of fractional shares. The exchange ratio will not depend on the market price of Naugatuck Valley Financial common stock.

The exchange ratio ranges from a minimum of 0.6300 to a maximum of 0.8524 shares of new Naugatuck Valley Financial common stock per share of Naugatuck Valley Financial common stock (subject to increase to 0.9802 shares). Shares of new Naugatuck Valley Financial common stock issued in the share exchange will have an initial value of $10.00 per share. Depending on the exchange ratio and the market value of Naugatuck Valley Financial common stock at the time of the exchange, the initial market value of the new Naugatuck Valley Financial common stock that you receive in the share exchange could be less than the market value of the Naugatuck Valley Financial common stock that you currently own. Based on the most recent closing price of Naugatuck Valley Financial common stock prior to the date of this proxy statement/prospectus, which was $            , unless at least              shares of new Naugatuck Valley Financial common stock are sold in the offering (slightly above the              of the offering range), the initial value of the new Naugatuck Valley Financial common stock you receive in the share exchange would be less than the market value of the Naugatuck Valley Financial common stock you currently own. See “Naugatuck Valley Financial’s Proposal 1—Approval of the Plan of Conversion—The Share Exchange Ratio.”

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A Warning About Forward-Looking Statements

This proxy statement/prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	Naugatuck Valley Financial’s ability to integrate successfully the operations of Southern Connecticut Bancorp;

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect our business;

•	adverse changes in the securities markets; and

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies or the Financial Accounting Standards Board.

Any of the forward-looking statements that we make in this proxy statement/prospectus and in other public statements we make may later prove incorrect because of inaccurate assumptions, the factors illustrated above or other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

Further information on other factors that could affect us are included in the section captioned “Risk Factors.”

14

Selected Consolidated Financial and Other Data

of Naugatuck Valley Financial

[Insert from prospectus]

15

Selected Consolidated Financial and Other Data

of Southern Connecticut Bancorp

[Insert from prospectus]

16

Summary Selected Pro Forma Condensed Consolidated

Financial Data

[Insert from prospectus]

17

Comparative Per Share Data

The following table shows information, for the periods indicated, about Naugatuck Valley Financial’s and Southern Connecticut Bancorp’s historical net income per share, dividends per share and stockholders’ equity per share. The table also contains pro forma information that reflects Naugatuck Valley Financial’s offering at the minimum of the offering range and its acquisition of Southern Connecticut Bancorp. The table assumes that, as of March 31, 2010, Naugatuck Valley Financial sells 2,635,000 shares in the offering at the minimum of the offering range and issues 977,264 shares to Southern Connecticut Bancorp stockholders in the merger. In presenting the comparative pro forma information for certain time periods, we assumed that Southern Connecticut Bancorp and Naugatuck Valley Financial have been merged throughout those periods.

The information listed as “Per Equivalent Southern Connecticut Bancorp” was obtained by multiplying the pro forma combined amounts by the exchange ratio of 0.725. We present this information to reflect the fact that some Southern Connecticut Bancorp stockholders will receive shares of Naugatuck Valley Financial common stock for their shares of Southern Connecticut Bancorp common stock exchanged in the merger. We also anticipate that the combined company will derive financial benefits from the merger that may include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

The information in the following table is based on, and should be read together with, the historical financial information and the condensed combined pro forma financial statements presented in this document. See “Pro Forma Financial Information.”

	Naugatuck Valley Financial Historical	Southern Connecticut Bancorp Historical	Pro Forma Combined (1)	Per Equivalent Southern Connecticut Bancorp Share
Book value per share
At March 31, 2010	7.22	5.81	13.97	10.13

Tangible book value per share
At March 31, 2010	7.21	5.81	13.18	9.56

Cash dividends declared per share
Year ended December 31, 2009	0.17	0.00	0.17	0.12
Three months ended March 31, 2010	0.03	0.00	0.03	0.02

Diluted net income per share
Year ended December 31, 2009	0.29	(1.08)	(0.38)	(0.28)
Three months ended March 31, 2010	0.05	0.01	(0.21)	(0.15)

(1)	The pro forma combined book value per share of Naugatuck Valley Financial common stock is based upon the pro forma combined common stockholders’ equity for Naugatuck Valley Financial and Southern Connecticut Bancorp divided by total pro forma common shares of the combined entities.

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Comparative Market Prices and Dividends

The common stock of Naugatuck Valley Financial is currently listed on the Nasdaq Global Market under the symbol “NVSL.” Upon completion of the conversion and offering, the shares of common stock of new Naugatuck Valley Financial will replace Naugatuck Valley Financial’s common stock. We expect that new Naugatuck Valley Financial’s shares of common stock will trade on the Nasdaq Global Market under the trading symbol “NVSLD” for a period of 20 trading days after completion of the offering. Thereafter, our trading symbol will revert to “NVSL.” To list our common stock on the Nasdaq Global Market we are required to have at least three broker-dealers who will make a market in our common stock. Naugatuck Valley Financial currently has approximately              registered market makers.

The common stock of Southern Connecticut Bancorp is currently listed on the American Stock Exchange under the symbol “SSE.”

The following table sets forth high and low sales prices for Naugatuck Valley Financial and Southern Connecticut Bancorp common stock and the cash dividends per share declared for the periods indicated.

	Naugatuck Valley Financial						Southern Connecticut Bancorp
	High		Low		Dividends		High		Low		Dividends
Year Ending December 31, 2010:
Third Quarter (through , 2010)	$		$		$		$		$		$—

Second Quarter
First Quarter		7.00		5.28		0.03		6.79		2.81	—

Year Ended December 31, 2009:
Fourth Quarter		$7.42		$4.14		$0.03		$4.65		$2.04	$—
Third Quarter		6.30		4.11		0.03		6.25		4.13	—
Second Quarter		7.24		5.10		0.03		5.70		4.55	—
First Quarter		7.71		4.37		0.05		8.90		4.93	—

Year Ended December 31, 2008:
Fourth Quarter		$8.25		$5.08		$0.06		$6.25		$1.40	$—
Third Quarter		10.00		7.75		0.06		7.05		5.48	—
Second Quarter		9.69		7.75		0.06		7.45		6.95	—
First Quarter		9.95		8.51		0.06		7.50		6.73	—

At February 22, 2010, the business day immediately preceding the public announcement of the conversion and offering and the merger, the closing price for Naugatuck Valley Financial common stock was $5.80 per share and the closing price for Southern Connecticut Bancorp common stock was $3.34 per share. On                     , 2010, the last practicable day before the distribution of this proxy statement/prospectus, the closing price for Naugatuck Valley Financial common stock was $             per share and the closing price for Southern Connecticut Bancorp common stock was $             per share. At             , 2010, Naugatuck Valley Financial had approximately              shareholders of record, not including those who hold shares in “street name.” On the effective date of the conversion, all publicly held shares of Naugatuck Valley Financial common stock, including shares held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of new Naugatuck Valley Financial common stock determined pursuant to the exchange ratio. See “The Conversion and Offering—Share Exchange Ratio.” The above table reflects actual prices and has not been adjusted to reflect the exchange ratio. Options to purchase shares of Naugatuck Valley Financial common stock will be converted into options to purchase a number of shares of new Naugatuck Valley Financial common stock adjusted pursuant to the exchange ratio, for the same aggregate exercise price.

Restrictions on new Naugatuck Valley Financial’s ability to pay dividends are discussed under “Our Dividend Policy.”

19

Special Meeting of Naugatuck Valley Financial Shareholders

Date, Place, Time and Purpose

Naugatuck Valley Financial’s board of directors is sending you this document for the purpose of requesting that you allow your shares of Naugatuck Valley Financial to be represented at the special meeting by the persons named in the enclosed proxy card. At the special meeting, the Naugatuck Valley Financial board of directors will ask you to vote on proposals to approve the plan of conversion and the merger agreement. You will also be asked to vote on informational proposals regarding new Naugatuck Valley Financial’s articles of incorporation. You also may be asked to vote on a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the plan of conversion or the merger agreement. The special meeting will be held at             ,             , Connecticut, at     :00 a.m., local time, on [MEETINGDATE], 2010.

Who Can Vote at the Meeting

You are entitled to vote your Naugatuck Valley Financial common stock if our records show that you held your shares as of the close of business on [RECORDDATE], 2010. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker or nominee how to vote.

As of the close of business on [RECORDDATE], 2010, there were              shares of Naugatuck Valley Financial common stock outstanding. Each share of common stock has one vote.

Attending the Meeting

If you are a shareholder as of the close of business on [RECORDDATE], 2010, you may attend the meeting. However, if you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Naugatuck Valley Financial common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

The special meeting will be held only if there is a quorum. A quorum exists if a majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, is present at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Proposal 1: Approval of the Plan of Conversion. To be approved, the plan of conversion requires the affirmative vote of at least two-thirds of the outstanding shares of Naugatuck Valley Financial common stock, including the shares held by Naugatuck Valley Mutual Holding Company, and the affirmative vote of a majority of votes eligible to be cast at the meeting, excluding shares of Naugatuck Valley Mutual Holding Company. Abstentions and broker non-votes will have the same effect as a vote against the plan of conversion.

Informational Proposals 2a and 2b: Approval of Certain Provisions in New Naugatuck Valley Financial’s Articles of Incorporation. While we are asking you to vote with respect to each of the informational proposals, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals.

Proposal 3: Approval of the Merger Agreement. To be approved, the merger agreement requires the affirmative vote of at least two-thirds of the outstanding shares of Naugatuck Valley Financial common stock. Abstentions and broker non-votes will have the same effect as a vote against the merger agreement.

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Proposal 4: Approval of the adjournment of the special meeting. We must obtain the affirmative vote of a majority of the shares represented at the special meeting and entitled to vote at the special meeting to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve the plan of conversion or the merger agreement. Abstentions will have the same effect as a vote against the merger agreement and broker non-votes if any will have no impact on the vote for adjournment of the special meeting.

Shares Held by Naugatuck Valley Mutual Holding Company and Our Officers and Directors

As of [RECORDDATE], 2010, Naugatuck Valley Mutual Holding Company beneficially owned              shares of Naugatuck Valley Financial common stock. This equals 59.6% of our outstanding shares. Naugatuck Valley Mutual Holding Company intends to vote all of its shares in favor of the plan of conversion and the merger agreement.

As of [RECORDDATE], 2010, our officers and directors beneficially owned              shares of Naugatuck Valley Financial common stock, not including shares that they may acquire upon the exercise of outstanding stock options. This equals     % of our outstanding shares and     % of shares held by persons other than Naugatuck Valley Mutual Holding Company.

Voting by Proxy

Our board of directors is sending you this proxy statement to request that you allow your shares of Naugatuck Valley Financial common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Naugatuck Valley Financial common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by our board of directors. Our board of directors recommends that you vote “FOR” approval of the plan of conversion and reorganization, “FOR” each of the Informational Proposals 2a and 2b, “FOR” approval of the merger agreement and “FOR” approval of the adjournment of the special meeting.

If any matters not described in this proxy statement are properly presented at the special meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. We do not know of any other matters to be presented at the special meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Corporate Secretary of Naugatuck Valley Financial in writing before your common stock has been voted at the special meeting, deliver a later-dated proxy or attend the special meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

If your Naugatuck Valley Financial common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement/prospectus.

Solicitation of Proxies

Naugatuck Valley Financial will pay for this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Naugatuck Valley Financial may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Naugatuck Valley Financial will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Naugatuck Valley Financial has retained             , a proxy solicitation firm, to assist it in soliciting proxies and has agreed to pay them a fee of $             plus reasonable expenses for these services.

Participants in the ESOP, 401(k) Plan, Equity Incentive Plan or Long-Term Incentive Plan

If you participate in the ESOP or the Equity Incentive Plan, or if you invest in Naugatuck Valley Financial common stock through the Naugatuck Valley Financial Stock Fund in our 401(k) Plan, you will receive a vote authorization form for

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each plan that reflects all shares you may direct the trustees to vote on your behalf under the respective plans. Under the terms of the ESOP, all allocated shares of Naugatuck Valley Financial common stock held by the ESOP are voted by the ESOP trustee, as directed by plan participants. All unallocated shares of Naugatuck Valley Financial common stock held by the ESOP and all allocated shares for which no timely voting instructions are received are voted by the ESOP trustee in the same proportion as shares for which the trustee has received timely voting instructions from other ESOP participants, subject to the exercise of its fiduciary duties. Under the terms of the 401(k) Plan, a participant may direct the trustee how to vote the shares in the Naugatuck Valley Financial Stock Fund credited to his or her account. The trustee will vote all shares for which it does not receive timely instructions from participants in the same proportion as shares for which the trustee received voting instructions from other 401(k) Plan participants. Under the Equity Incentive Plan, participants may direct the trustee how to vote their unvested restricted stock awards. The trustee will vote all shares held in the trust for which it does not receive timely instructions as directed by Naugatuck Valley Financial. The deadline for returning your voting instructions is                     , 2010.

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Special Meeting of Southern Connecticut Bancorp Shareholders

Date, Place, Time and Purpose

Southern Connecticut Bancorp’s board of directors is sending you this document for the purpose of requesting that you allow your shares of Southern Connecticut Bancorp to be represented at the special meeting by the persons named in the enclosed proxy card. At the special meeting, the Southern Connecticut Bancorp board of directors will ask you to vote on a proposal to approve the merger agreement. You also may be asked to vote on a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement. The special meeting will be held at The Quinnipiack Club, 221 Church Street, New Haven, Connecticut, at 10:00 a.m., local time, on [SSE MEETINGDATE], 2010.

Who Can Vote at the Meeting

You are entitled to vote your Southern Connecticut Bancorp common stock if our records show that you held your shares as of the close of business on [SSE RECORDDATE], 2010. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker or nominee how to vote.

As of the close of business on [SSE RECORDDATE], 2010, there were              shares of Southern Connecticut Bancorp common stock outstanding. Each share of common stock has one vote.

Attending the Meeting

If you are a shareholder as of the close of business on [SSE RECORDDATE], 2010, you may attend the meeting. However, if you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Southern Connecticut Bancorp common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

The special meeting will be held only if there is a quorum. A quorum exists if a majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, is present at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Proposal 1: Approval of the Merger Agreement. To be approved, the merger agreement requires the affirmative vote of a majority of the votes cast at the special meeting. Abstentions and broker non-votes will have no impact on the vote for the merger agreement.

Proposal 2: Approval of the adjournment of the special meeting. We must obtain the affirmative vote of a majority of the votes cast to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement. Abstentions and broker non-votes will have no impact on the vote for adjournment of the special meeting.

Shares Held by Our Officers and Directors

As of [RECORDDATE], 2010, our officers and directors beneficially owned              shares of Naugatuck Valley Financial common stock, not including shares that they may acquire upon the exercise of outstanding stock options. This equals     % of our outstanding shares and     % of shares held by persons other than Naugatuck Valley Mutual Holding Company.

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Voting by Proxy

Our board of directors is sending you this proxy statement to request that you allow your shares of Southern Connecticut Bancorp common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Southern Connecticut Bancorp common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by our board of directors. Our board of directors recommends that you vote “FOR” approval of the merger agreement and “FOR” approval of the adjournment of the special meeting.

If any matters not described in this proxy statement are properly presented at the special meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. We do not know of any other matters to be presented at the special meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Corporate Secretary of Southern Connecticut Bancorp in writing before your common stock has been voted at the special meeting, deliver a later-dated proxy or attend the special meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

If your Southern Connecticut Bancorp common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement/prospectus.

Solicitation of Proxies

Southern Connecticut Bancorp will pay for this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Southern Connecticut Bancorp may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Southern Connecticut Bancorp will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

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Naugatuck Valley Financial’s

Proposal 1—Approval of the Plan of Conversion

This conversion is being conducted pursuant to a plan of conversion approved by the boards of directors of Naugatuck Valley Mutual Holding Company, Naugatuck Valley Financial and Naugatuck Valley Savings and Loan. The Office of Thrift Supervision has conditionally approved the plan of conversion; however, such approval does not constitute a recommendation or endorsement of the plan of conversion by such agency.

General

On February 22, 2010, the boards of directors of Naugatuck Valley Mutual Holding Company, Naugatuck Valley Financial and Naugatuck Valley Savings and Loan unanimously adopted the plan of conversion. The second-step conversion that we are now undertaking involves a series of transactions by which we will convert our organization from the partially public mutual holding company form to the fully public stock holding company structure. Under the plan of conversion, Naugatuck Valley Savings and Loan will convert from the mutual holding company form of organization to the stock holding company form of organization and become a wholly owned subsidiary of new Naugatuck Valley Financial, a newly formed Maryland corporation. Current shareholders of Naugatuck Valley Financial, other than Naugatuck Valley Mutual Holding Company, will receive shares of new Naugatuck Valley Financial common stock in exchange for their shares of Naugatuck Valley Financial common stock. Following the conversion and offering, Naugatuck Valley Financial and Naugatuck Valley Mutual Holding Company will no longer exist.

The conversion to a stock holding company structure also includes the offering by new Naugatuck Valley Financial of its common stock to eligible depositors of Naugatuck Valley Savings and Loan in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate of registered broker-dealers. The amount of capital being raised in the offering is based on an independent appraisal of new Naugatuck Valley Financial. Most of the terms of the offering are required by the regulations of the Office of Thrift Supervision.

Consummation of the conversion and offering requires the approval of the Office of Thrift Supervision. In addition, pursuant to Office of Thrift Supervision regulations, consummation of the conversion and offering is conditioned upon the approval of the plan of conversion by (1) at least a majority of the total number of votes eligible to be cast by depositors of Naugatuck Valley Savings and Loan, (2) the holders of at least two-thirds of the outstanding shares of Naugatuck Valley Financial common stock and (3) the holders of at least a majority of the outstanding shares of common stock of Naugatuck Valley Financial, excluding shares held by Naugatuck Valley Mutual Holding Company.

The Office of Thrift Supervision approved our plan of conversion, subject to, among other things, approval of the plan of conversion by Naugatuck Valley Mutual Holding Company’s members (depositors of the Naugatuck Valley Savings and Loan) and Naugatuck Valley Financial’s shareholders. Meetings of Naugatuck Valley Mutual Holding Company’s members and Naugatuck Valley Financial’s shareholders have been called for this purpose on                     , 2010.

Funds received in the subscription and community offerings will be maintained in a segregated account at Naugatuck Valley Savings and Loan. If we fail to receive the necessary shareholder or member approval, or if we cancel the conversion and offering for any reason, orders for common stock already submitted will be canceled, subscribers’ funds will be returned promptly with interest calculated at Naugatuck Valley Savings and Loan’s passbook savings rate and all deposit account withdrawal holds will be cancelled. We will not make any deduction from the returned funds for the costs of the offering.

In connection with the conversion, new Naugatuck Valley Financial will acquire Southern Connecticut Bancorp in a merger, whereby Southern Connecticut Bancorp will be merged with and into new Naugatuck Valley Financial and Southern Connecticut Bancorp’s wholly owned subsidiary, The Bank of Southern Connecticut, will be merged with and into Naugatuck Valley Savings and Loan. In connection with the merger, Southern Connecticut Bancorp’s stockholders will be given the opportunity to exchange their shares of Southern Connecticut Bancorp common stock for $7.25 in cash, 0.725 shares of new Naugatuck Valley Financial common stock, or a combination thereof, subject to the election and proration procedures set forth in the merger agreement. For more information on the merger with Southern Connecticut Bancorp, see “Naugatuck Valley Financial’s Proposal 3 and Southern Connecticut Bancorp’s Proposal 1—Approval of the Merger Agreement.”

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The following is a brief summary of the pertinent aspects of the conversion and offering. A copy of the plan of conversion is available from Naugatuck Valley Financial upon request and is available for inspection at the offices of Naugatuck Valley Savings and Loan and at the Office of Thrift Supervision. The plan of conversion is also filed as an exhibit to the registration statement, of which this prospectus forms a part, that new Naugatuck Valley Financial has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

The board of directors recommends that you vote “FOR” the adoption of the plan of conversion.

Reasons for the Conversion and Offering

[Insert from prospectus]

Description of the Conversion

[Insert from prospectus]

Share Exchange Ratio for Current Shareholders

[Insert from prospectus]

How We Determined the Offering Range and the $10.00 Purchase Price

[Insert from prospectus]

Subscription Offering and Subscription Rights

Under the plan of conversion, we have granted rights to subscribe for our common stock to the following persons in the following order of priority:

1.	Persons with deposits in Naugatuck Valley Savings and Loan with balances of $50 or more (“qualifying deposits”) as of the close of business on December 31, 2008 (“eligible account holders”).

2.	Our employee stock ownership plan.

3.	Persons with qualifying deposits in Naugatuck Valley Savings and Loan as of the close of business on March 31, 2010 who are not eligible account holders, excluding our officers, directors and their associates (“supplemental eligible account holders”).

4.	Depositors of Naugatuck Valley Savings and Loan as of the close of business on , 2010, who are not eligible or supplemental eligible account holders (“other members”).

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion.

Purchase of Shares

Eligible depositors of Naugatuck Valley Savings and Loan have priority subscription rights allowing them to purchase common stock in the subscription offering. Shares not purchased in the subscription offering may be available for sale to the public in a community offering. You, as a shareholder on the record date, will be given a preference in the community offering after natural persons residing in Fairfield and New Haven Counties, Connecticut. You may request a stock order form and prospectus by calling our Stock Information Center at             , Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern time. The Stock Information Center will be closed on weekends and bank holidays. The stock offering is expected to expire on             .

Marketing Arrangements

[Insert from prospectus]

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Delivery of Certificates

After completion of the conversion, each holder of a certificate(s) evidencing shares of Naugatuck Valley Financial common stock (other than Naugatuck Valley Mutual Holding Company), upon surrender of the certificate to our transfer agent, which is anticipated to serve as the exchange agent for the conversion, will receive a certificate(s) representing the number of full shares of new Naugatuck Valley Financial common stock into which the holder’s shares have been converted based on the exchange ratio. Promptly following the consummation of the conversion, the exchange agent will mail to each such holder of record of an outstanding certificate evidencing shares of Naugatuck Valley Financial common stock a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the exchange agent) advising such holder of the terms of the exchange and of the procedure for surrendering to the exchange agent such certificate in exchange for a certificate(s) evidencing new Naugatuck Valley Financial common stock. Naugatuck Valley Financial shareholders should not forward their certificates to the exchange agent until they have received the transmittal letter. If you hold shares of Naugatuck Valley Financial common stock in street name, your account will automatically be credited with shares of new Naugatuck Valley Financial common stock following consummation of the conversion. No transmittal forms will be mailed relating to shares held in street name.

We will not issue any fractional shares of new Naugatuck Valley Financial common stock. For each fractional share that would otherwise be issued as a result of the exchange of new Naugatuck Valley Financial common stock for Naugatuck Valley Financial common stock, we will pay an amount equal to the product obtained by multiplying the fractional share interest to which the former Naugatuck Valley Financial shareholder would otherwise be entitled by $10.00. Payment for fractional shares will be made as soon as practicable after receipt by the exchange agent of surrendered Naugatuck Valley Financial stock certificates. If you hold shares of Naugatuck Valley Financial common stock in street name, your account will automatically be credited with cash in lieu of fractional shares. If you hold a stock certificate, you will receive a check.

No holder of a certificate representing shares of Naugatuck Valley Financial common stock will be entitled to receive any dividends on Naugatuck Valley Financial common stock until the certificate representing such holder’s shares of Naugatuck Valley Financial common stock is surrendered in exchange for certificates representing shares of new Naugatuck Valley Financial common stock. If we declare dividends after the conversion but before surrender of certificates representing shares of Naugatuck Valley Financial common stock, dividends payable on shares of Naugatuck Valley Financial common stock not then issued shall accrue without interest. Any such dividends shall be paid without interest upon surrender of the certificates representing shares of Naugatuck Valley Financial common stock. We will be entitled, after the completion of the conversion, to treat certificates representing shares of Naugatuck Valley Financial common stock as evidencing ownership of the number of full shares of new Naugatuck Valley Financial common stock into which the shares of Naugatuck Valley Financial common stock represented by such certificates shall have been converted, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

We will not be obligated to deliver a certificate(s) representing shares of new Naugatuck Valley Financial common stock to which a holder of Naugatuck Valley Financial common stock would otherwise be entitled as a result of the conversion until such holder surrenders the certificate(s) representing the shares of Naugatuck Valley Financial common stock for exchange as provided above, or provides an appropriate affidavit of loss and indemnity agreement and/or a bond. If any certificate evidencing shares of Naugatuck Valley Financial common stock is to be issued in a name other than that in which the certificate evidencing Naugatuck Valley Financial common stock surrendered in exchange therefor is registered, it shall be a condition of the issuance that the certificate so surrendered shall be properly endorsed and otherwise be in proper form for transfer and that the person requesting such exchange pay to the exchange agent any transfer or other tax required by reason of the issuance of a certificate for shares of common stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

Restrictions on Repurchase of Stock

[Insert from prospectus]

Effects of Conversion on Depositors and Borrowers

[Insert from prospectus]

Liquidation Rights

[Insert from prospectus]

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Material Income Tax Consequences

[Insert from prospectus]

Accounting Consequences

The conversion will be accounted for as a change in legal organization and form and not a business combination. Accordingly, the carrying amount of the assets and liabilities of Naugatuck Valley Savings and Loan will remain unchanged from their historical cost basis.

Interpretation, Amendment and Termination

All interpretations of the plan of conversion by our board of directors will be final, subject to the authority of the Office of Thrift Supervision. The plan of conversion provides that, if deemed necessary or desirable by the board of directors, the plan of conversion may be substantively amended by a majority vote of the board of directors as a result of comments from regulatory authorities or otherwise, at any time prior to the submission of proxy materials to the members of Naugatuck Valley Mutual Holding Company and shareholders of Naugatuck Valley Financial. Amendment of the plan of conversion thereafter requires a majority vote of the board of directors, with the concurrence of the Office of Thrift Supervision. The plan of conversion may be terminated by a majority vote of the board of directors at any time prior to the earlier of the date of the special meeting of shareholders and the date of the special meeting of members of Naugatuck Valley Mutual Holding Company, and may be terminated by the board of directors at any time thereafter with the concurrence of the Office of Thrift Supervision. The plan of conversion will terminate if the conversion and offering are not completed within 24 months from the date on which the members of Naugatuck Valley Mutual Holding Company approve the plan of conversion, and may not be extended by us or the Office of Thrift Supervision.

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Naugatuck Valley Financial’s

Proposals 2a and 2b—Informational Proposals Related to the

Articles of Incorporation of New Naugatuck Valley Financial

By their approval of the plan of conversion as set forth in Proposal 1, the board of directors of Naugatuck Valley Financial has approved each of the informational proposals numbered 2a and 2b, both of which relate to provisions included in the articles of incorporation of new Naugatuck Valley Financial. Each of these informational proposals is discussed in more detail below.

As a result of the conversion, the public shareholders of Naugatuck Valley Financial, whose rights are presently governed by the charter and bylaws of Naugatuck Valley Financial, will become shareholders of new Naugatuck Valley Financial, whose rights will be governed by the articles of incorporation and bylaws of new Naugatuck Valley Financial. The following informational proposals address the material differences between the governing documents of the two companies. This discussion is qualified in its entirety by reference to the articles of incorporation of Naugatuck Valley Financial and the articles of incorporation of new Naugatuck Valley Financial. See “Where You Can Find Additional Information” for procedures for obtaining a copy of those documents.

The provisions of new Naugatuck Valley Financial’s articles of incorporation which are summarized as informational proposals 2a and 2b were approved as part of the process in which the board of directors of Naugatuck Valley Financial approved the plan of conversion. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. Naugatuck Valley Financial’s shareholders are not being asked to approve these informational proposals at the special meeting. While we are asking you to vote with respect to each of the informational proposals set forth below, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals. The provisions of new Naugatuck Valley Financial’s articles of incorporation which are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of new Naugatuck Valley Financial, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Informational Proposal 2a—Approval of a Provision in new Naugatuck Valley Financial’s Articles of incorporation Requiring a Super-Majority Vote to Approve Certain Amendments to new Naugatuck Valley Financial’s Articles of incorporation. No amendment of the charter of Naugatuck Valley Financial may be made unless it is first proposed by the board of directors, then preliminarily approved by the Office of Thrift Supervision, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. The articles of incorporation of new Naugatuck Valley Financial generally may be amended by the holders of a majority of the shares entitled to vote; provided, however, that any amendment of Section C of Article Sixth (limitation on common stock voting rights), Section B of Article Seventh (classification of board of directors and director terms), Section F of Article Eighth (amendment of bylaws) , Section J of Article Eighth (elimination of director and officer liability), and Article Tenth (amendment of articles of incorporation), must be approved by the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote, except that the board of directors may amend the articles of incorporation without any action by the shareholders to the fullest extent allowed under Maryland law.

These limitations on amendments to specified provisions of new Naugatuck Valley Financial’s articles of incorporation are intended to ensure that the referenced provisions are not limited or changed upon a simple majority vote. While this limits the ability of shareholders to amend those provisions, Naugatuck Valley Mutual Holding Company, as the holder of a majority of the outstanding shares of Naugatuck Valley Financial, currently can effectively block any shareholder proposed change to the charter.

This provision in new Naugatuck Valley Financial’s articles of incorporation could have the effect of discouraging a tender offer or other takeover attempt where to ability to make fundamental changes through amendments to the articles of incorporation is an important element of the takeover strategy of the potential acquiror. The board of directors believes that the provisions limiting certain amendments to the articles of incorporation will put the board of directors in a stronger position to negotiate with third parties with respect to transactions potentially affecting the corporate structure of new Naugatuck Valley Financial and the fundamental rights of its shareholders, and to preserve the ability of all shareholders to have an effective voice in the outcome of such matters.

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The board of directors recommends that you vote “FOR” the approval of a provision in new Naugatuck Valley Financial’s articles of incorporation requiring a super-majority vote to approve certain amendments to new Naugatuck Valley Financial’s articles of incorporation.

Informational Proposal 2b.—Approval of a Provision in new Naugatuck Valley Financial’s Articles of Incorporation to Limit the Voting Rights of Shares Beneficially Owned in Excess of 10% of new Naugatuck Valley Financial’s Outstanding Voting Stock. The articles of incorporation of new Naugatuck Valley Financial provide that in no event shall any person who directly or indirectly beneficially owns in excess of 10% of the then-outstanding shares of common stock as of the record date for the determination of shareholders entitled or permitted to vote on any matter (the “10% limit”) be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit. This 10% limit restriction does not apply if the beneficial owner’s ownership of shares in excess of the 10% limit was approved by a majority of unaffiliated directors. Beneficial ownership is determined pursuant to the federal securities laws and includes, but is not limited to, shares as to which any person and his or her affiliates (1) have the right to acquire upon the exercise of conversion rights, exchange rights, warrants or options and (2) have or share investment or voting power (but shall not be deemed the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of shareholders, and that are not otherwise beneficially, or deemed by new Naugatuck Valley Financial to be beneficially, owned by such person and his or her affiliates).

The foregoing restriction does not apply to:

•	any director or officer acting solely in their capacities as directors and officers; or

•	any employee benefit plans of new Naugatuck Valley Financial or any subsidiary or a trustee of a plan.

The charter of Naugatuck Valley Financial provides that, for a period of five years from the effective date of First Federal Savings Bank’s minority stock offering, no person, other than Naugatuck Valley Mutual Holding Company, shall directly or indirectly offer to acquire or acquire more than 10% of the then-outstanding shares of common stock. The foregoing restriction does not apply to:

•	the purchase of shares by underwriters in connection with a public offering; or

•	the purchase of shares by any employee benefit plans of Naugatuck Valley Financial or any subsidiary.

This provision is intended to limit the ability of any person to acquire a significant number of shares of new Naugatuck Valley Financial common stock and thereby gain sufficient voting control so as to cause new Naugatuck Valley Financial to effect a transaction that may not be in the best interests of new Naugatuck Valley Financial and its shareholders generally. This provision will not prevent a shareholder from seeking to acquire a controlling interest in new Naugatuck Valley Financial, but it will prevent a shareholder from voting more than 10% of the outstanding shares of common stock unless that shareholder has first persuaded the board of directors of the merits of the course of action proposed by the shareholder. The board of directors of new Naugatuck Valley Financial believes that fundamental transactions generally should be first considered and approved by the board of directors as the board generally believes that it is in the best position to make an initial assessment of the merits of any such transactions and that the board of directors’ ability to make the initial assessment could be impeded if a single shareholder could acquire a sufficiently large voting interest so as to control a shareholder vote on any given proposal. This provision in new Naugatuck Valley Financial’s articles of incorporation makes an acquisition, merger or other similar corporate transaction less likely to occur, even if such transaction is supported by most shareholders, because it can prevent a holder of shares in excess of the 10% limit from voting the excess shares in favor of the transaction. Thus, it may be deemed to have an anti-takeover effect.

The board of directors recommends that you vote “FOR” the approval of a provision in new Naugatuck Valley Financial’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of new Naugatuck Valley Financial’s outstanding voting stock.

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Naugatuck Valley Financial’s

Proposal 3 and Southern Connecticut Bancorp’s

Proposal 1—Approval of the Merger Agreement

Description of the Merger and the Merger Agreement

The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement. A copy of the merger agreement is attached as Appendix A to this proxy statement–prospectus and is incorporated by reference into this proxy statement/prospectus. You should read the merger agreement completely and carefully as it, rather than this description, is the legal document that governs the merger.

General

The merger agreement provides for the merger of Southern Connecticut Bancorp with and into new Naugatuck Valley Financial, with new Naugatuck Valley Financial as the surviving entity. Immediately following the merger of Southern Connecticut Bancorp with new Naugatuck Valley Financial, The Bank of Southern Connecticut will merge with and into Naugatuck Valley Savings and Loan, with Naugatuck Valley Savings and Loan as the surviving entity.

Consideration to be Received in the Merger

When the merger becomes effective, each share of Southern Connecticut Bancorp common stock issued and outstanding immediately prior to the completion of the merger will automatically be converted into the right to receive, at the holder’s election, (a) $7.25 in cash without interest, (b) 0.725 shares of new Naugatuck Valley Financial common stock and cash instead of fractional shares, or (c) a combination thereof.

Southern Connecticut Bancorp’s stockholders will not receive fractional shares of new Naugatuck Valley Financial common stock. Instead, they will receive a cash payment for any fractional shares in an amount equal to the product of such fractional amount multiplied by $10.00. If you hold your shares in street name, your brokerage account will automatically be credited. If you hold a stock certificate, you will receive a check.

Cash or Stock Election

Under the terms of the merger agreement, Southern Connecticut Bancorp stockholders may elect to convert their shares into cash, new Naugatuck Valley Financial common stock or a mixture of cash and new Naugatuck Valley Financial common stock. All elections of Southern Connecticut Bancorp stockholders are further subject to the allocation and proration procedures described in the merger agreement. These procedures provide that the number of shares of Southern Connecticut Bancorp common stock to be converted into new Naugatuck Valley Financial common stock in the merger must be 50% of the total number of shares of Southern Connecticut Bancorp common stock issued and outstanding on the date of the merger. Neither new Naugatuck Valley Financial nor Southern Connecticut Bancorp is making any recommendation as to whether Southern Connecticut Bancorp stockholders should elect to receive cash or new Naugatuck Valley Financial common stock in the merger. Each holder of Southern Connecticut Bancorp common stock must make his or her own decision with respect to such election.

It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if Southern Connecticut Bancorp stockholders in the aggregate elect to receive more or less of the new Naugatuck Valley Financial common stock than new Naugatuck Valley Financial has agreed to issue. These procedures are summarized below.

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If Stock Is Oversubscribed: If Southern Connecticut Bancorp stockholders elect to receive more new Naugatuck Valley Financial common stock than new Naugatuck Valley Financial has agreed to issue in the merger, then all Southern Connecticut Bancorp stockholders who have elected to receive cash or who have made no election will receive cash for their Southern Connecticut Bancorp shares and all stockholders who elected to receive new Naugatuck Valley Financial common stock will receive a pro rata portion of the available new Naugatuck Valley Financial shares plus cash for those shares not converted into new Naugatuck Valley Financial common stock.

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If Stock Is Undersubscribed: If Southern Connecticut Bancorp stockholders elect to receive fewer shares of new Naugatuck Valley Financial common stock than new Naugatuck Valley Financial has agreed to issue in the merger, then all Southern Connecticut Bancorp stockholders who have elected to receive new Naugatuck Valley Financial

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common stock will receive new Naugatuck Valley Financial common stock and all stockholders who elected to receive cash or who have made no election will be treated in the following manner:

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If the number of shares held by Southern Connecticut Bancorp stockholders who have made no election is sufficient to make up the shortfall in the number of new Naugatuck Valley Financial shares that new Naugatuck Valley Financial is required to issue, then all Southern Connecticut Bancorp stockholders who elected cash will receive cash, and those stockholders who made no election will receive both cash and new Naugatuck Valley Financial common stock in whatever proportion is necessary to make up the shortfall.

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If the number of shares held by Southern Connecticut Bancorp stockholders who have made no election is insufficient to make up the shortfall, then all Southern Connecticut Bancorp stockholders who made no election will receive new Naugatuck Valley Financial common stock and those Southern Connecticut Bancorp stockholders who elected to receive cash will receive cash and new Naugatuck Valley Financial common stock in whatever proportion is necessary to make up the shortfall.

Notwithstanding these rules, it may be necessary for new Naugatuck Valley Financial to reduce the number of shares of Southern Connecticut Bancorp common stock that will be converted into the right to receive cash and correspondingly increase the number of shares of Southern Connecticut Bancorp common stock that will be converted into new Naugatuck Valley Financial common stock. If this adjustment is necessary, stockholders who elect to receive cash or a mixture of cash and stock may be required on a pro rata basis to receive a greater amount of new Naugatuck Valley Financial common stock than they otherwise would have received.

No guarantee can be made that you will receive the amounts of cash and/or stock you elect. As a result of the allocation procedures and other limitations outlined in this document and in the merger agreement, you may receive new Naugatuck Valley Financial common stock or cash in amounts that vary from the amounts you elect to receive.

Election Procedures; Surrender of Stock Certificates

An election form will be mailed separately from this proxy statement/prospectus to holders of shares of Southern Connecticut Bancorp common stock shortly after the mail date for this proxy statement/prospectus. The exchange agent, Registrar and Transfer Company, will mail an election form to shareholders who hold stock certificates. Street name holders will receive a form from their brokerage firm. Each election form entitles the holder of the Southern Connecticut Bancorp common stock to elect to receive cash, new Naugatuck Valley Financial common stock, or a combination of cash and stock, or make no election with respect to the merger consideration you wish to receive.

To make an effective election, your properly completed election form, must be returned no later than the date indicated on the form. If you hold a Southern Connecticut Bancorp stock certificate you must also submit your Southern Connecticut Bancorp stock certificate(s) representing all shares of Southern Connecticut Bancorp common stock covered by the election form (or an appropriate guarantee of delivery). Registrar and Transfer Company, as exchange agent, will process the exchange of Southern Connecticut Bancorp stock certificates for cash and/or new Naugatuck Valley Financial common stock. Shortly after the merger, the exchange agent will allocate cash and stock among Southern Connecticut Bancorp stockholders, consistent with their elections and the allocation and proration procedures. If you do not submit an election form, you will receive instructions from the exchange agent on where to surrender your Southern Connecticut Bancorp stock certificates after the merger is completed. In any event, do not forward your Southern Connecticut Bancorp stock certificates with your proxy cards.

Shareholders who hold Southern Connecticut Bancorp shares in street name will receive the cash/stock allocation directly into their brokerage account. The exchange agent will mail new Naugatuck Valley Financial stock certificate(s) and/or a check to each shareholder who holds Southern Connecticut Bancorp stock certificate(s).

You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed later-dated election form prior to the election deadline or by withdrawal of your stock certificates by written notice prior to the election deadline. All elections will be revoked automatically if the merger agreement is terminated. If you have a preference for receiving either new Naugatuck Valley Financial stock and/or cash for your Southern Connecticut Bancorp stock, you should complete and return the election form. If you do not make an election, you will be allocated new Naugatuck Valley Financial common stock and/or cash depending on the elections made by other stockholders. Once you submit your Southern Connecticut Bancorp common stock certificates with your election form, you may no longer trade your shares of Southern Connecticut Bancorp common stock unless you revoke your election before the election deadline.

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If you purchase Southern Connecticut Bancorp common stock after the election form deadline you will not be able to submit a timely election form and, if you continue to hold the shares at the time of the merger, you will be allocated new Naugatuck Valley Financial common stock and/or cash depending on the election made by other stockholders. In order to receive a new Naugatuck Valley Financial stock certificate you must surrender your Southern Connecticut Bancorp stock certificates to the exchange agent.

Neither new Naugatuck Valley Financial nor Southern Connecticut Bancorp makes any recommendation as to whether you should elect to receive cash, stock or a combination of cash and stock in the merger. You must make your own decision with respect to your election. Generally, the merger will be a tax-free transaction for Southern Connecticut Bancorp stockholders to the extent they receive new Naugatuck Valley Financial common stock. See “—Tax Consequences of the Merger.”

If your certificates for Southern Connecticut Bancorp common stock are not immediately available or you are unable to send the election form and other required documents to the exchange agent prior to the election deadline, Southern Connecticut Bancorp shares may be properly exchanged, and an election will be effective, if:

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such exchanges are made by or through a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, or by a commercial bank or trust company having an office, branch or agency in the United States;

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the exchange agent receives, prior to the election deadline, a properly completed and duly executed notice of guaranteed delivery substantially in the form provided with the election form (delivered by hand, mail, telegram, telex or facsimile transmission); and

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the exchange agent receives, within three business days after the election deadline, the certificates for all exchanged Southern Connecticut Bancorp shares, or confirmation of the delivery of all such certificates into the exchange agent’s account with The Depository Trust Company in accordance with the proper procedures for such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

Southern Connecticut Bancorp stockholders who do not submit a properly completed election form or revoke their election form prior to the election deadline will have their shares of Southern Connecticut Bancorp common stock designated as non-election shares. Southern Connecticut Bancorp stock certificates represented by elections that have been revoked will be promptly returned without charge to the Southern Connecticut Bancorp stockholder revoking the election upon written request.

After the completion of the merger, the exchange agent will mail to Southern Connecticut Bancorp stockholders who do not submit election forms or who have revoked such forms a letter of transmittal, together with instructions for the exchange of their Southern Connecticut Bancorp common stock certificates for the merger consideration. Until you surrender your Southern Connecticut Bancorp stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any new Naugatuck Valley Financial common stock into which your Southern Connecticut Bancorp shares have been converted. When you surrender your Southern Connecticut Bancorp stock certificates, new Naugatuck Valley Financial will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no further transfers of Southern Connecticut Bancorp common stock. Southern Connecticut Bancorp stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

If your Southern Connecticut Bancorp stock certificates have been either lost, stolen or destroyed, you will have to provide evidence of your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. The election form includes instructions on how to provide evidence of ownership.

Background of the Merger

As part of its ongoing oversight of Southern Connecticut Bancorp, management and the board of directors of Southern Connecticut Bancorp regularly review Southern Connecticut Bancorp’s strategic and financial prospects. Not less than annually, management and the board of directors have reviewed Southern Connecticut Bancorp’s prospects as an independent entity versus the alternative of merging with another institution.

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In the fall of 2008, the board of directors of Southern Connecticut Bancorp received two unsolicited, written indications of interest to acquire Southern Connecticut Bancorp. On December 3, 2008, the board of directors met to review these indications of interest and determined to explore discussions further as well as to discuss opportunities with other parties that had previously expressed oral indications of interest.

During the following month, Chairman Laydon held discussions with several potential acquirors. On January 23, 2009, the board of directors met to review Chairman Laydon’s progress with respect to these discussions as well as to discuss the possibility of retaining an investment banker to advise Southern Connecticut Bancorp in connection with a possible sale. At the meeting of the board of directors on February 12, 2009, the board of directors authorized Southern Connecticut Bancorp to interview investment bankers to advise Southern Connecticut Bancorp in a possible sale transaction.

On February 23, 2009, the board of directors met to interview three investment banking firms, including Stifel, Nicolaus & Company, Incorporated and Northeast Capital & Advisory, Inc.

Thereafter, through the next meeting of the board of directors, various discussions were held between members of the Southern Connecticut Bancorp board of directors and management and potential acquirors of Southern Connecticut Bancorp. On April 3, 2009 and April 21, 2009, the Southern Connecticut Bancorp board of directors met to discuss the status of discussions, and during the meeting on April 21, 2009, the board of directors authorized management to retain the services of Stifel, Nicolaus & Company, Inc. as advisor to Southern Connecticut Bancorp in connection with a possible sale.

On April 22, 2009, Southern Connecticut Bancorp retained Stifel, Nicolaus & Company, Inc. Over the next two months, Stifel, Nicolaus & Company, Inc. reviewed the financial and operating condition of Southern Connecticut Bancorp and prepared and distributed marketing materials to a number of financial institutions and investor groups. During that time, discussions and negotiations took place among Stifel, Nicolaus & Company, Inc., Southern Connecticut Bancorp, and approximately 35 financial institutions, including Naugatuck Valley Financial. Stifel, Nicolaus & Company, Inc. scheduled and coordinated discussions with the objective of obtaining indications of interest to acquire Southern Connecticut Bancorp.

Naugatuck Valley Financial first learned, through a phone call from Stifel, Nicolaus & Company, Inc. to John Roman, that Southern Connecticut Bancorp was interested in a possible strategic alliance on June 10, 2009. A confidentiality agreement between the parties was entered into on June 11, 2009 and the Southern Connecticut Bancorp marketing materials were received shortly thereafter. In early July 2009, Naugatuck Valley Financial submitted a nonbinding preliminary indication of interest, which set forth a pricing parameter of $7.50 cash per share of Southern Connecticut Bancorp common stock, subject to satisfactory completion of a full due diligence investigation, board approval and the negotiation of a definitive merger agreement.

On July 14, 2009, the Southern Connecticut Bancorp board of directors met with representatives of Stifel, Nicolaus & Company, Inc. to review the responses received to date and to review preliminary indications of interest. Based on the amount and form of consideration offered by Naugatuck Valley Financial, as well as the opportunity posed for customers and employees, the board of directors determined to move forward to negotiate exclusively with Naugatuck Valley Financial.

Representatives from Naugatuck Valley Financial conducted an onsite due diligence review of Southern Connecticut Bancorp from July 25 to July 27, 2009.

The Executive Committee of Southern Connecticut Bancorp (comprised of Chairman Laydon, Vice Chairman Spadaro and Director Borrelli) met three times in August 2009. At each of these meetings, an update of the negotiations was provided by management. During this time, Naugatuck Valley Financial continued to review various documents related to Southern Connecticut Bancorp and continued to revise its indication of interest in Southern Connecticut Bancorp. Naugatuck Valley Financial revised its preliminary pricing parameters to $7.40 cash per share in late August as a result of additional due diligence in August 2009.

Negotiations and merger discussions continued during the fall and winter of 2009 and into 2010. In October 2009, Naugatuck Valley Financial further revised the pricing parameters to $7.00 per share, initially 50% cash and 50% stock and then all cash. The Southern Connecticut Bancorp Executive Committee met on October 8, October 28, November 9, November 30, December 3, December 11, and December 22, 2009, and on January 5, January 7, and January 12, 2010. At each of these meetings, the status of the negotiations was reviewed, suggestions were made, and directives given to be carried out with the objective of furthering the transaction. The full board of directors of Southern Connecticut Bancorp also met and reviewed the status of negotiations on November 9, 2009. Issues being discussed between the parties included capital needs and consolidation plans.

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The merger agreement was drafted and negotiated during January and February 2010. During this period, there were numerous telephone calls and meetings among Southern Connecticut Bancorp’s management and counsel, and Naugatuck Valley Financial’s management and counsel. Naugatuck Valley Financial conducted additional due diligence in mid-February 2010. Based on the additional due diligence, Naugatuck Valley Financial revised the preliminary pricing terms to $7.25 per share, 50% cash and 50% stock.

In late January 2010, while attending a banking industry conference, Mr. Roman and Carlos Batista, Naugatuck Valley Financial’s Chairman of the Board, met with representatives of Stifel, Nicolaus & Company, Inc. During this meeting, a potential change in the proposed pricing structure from all cash to 50% stock/50% cash was discussed. During this discussion, the participants discussed the expected benefit that such a change in pricing structure would have on the pro forma capital position of the combined company.

Following this meeting and further deliberations between Naugatuck Valley Financial and its financial advisor, Naugatuck Valley Financial revised the preliminary pricing terms to $7. 15 per share, 50% cash and 50% stock. In response to these revised terms, Southern Connecticut Bancorp communicated back to Naugatuck Valley Financial that an increase in the per share consideration was warranted given the variability in per share value introduced by the stock component to the pricing structure.

On February 9, 2010, the board of directors of Naugatuck Valley Financial met and determined to increase the pricing terms to $7.25 per share, 50% cash and 50% stock, and that such terms be communicated to Southern Connecticut Bancorp as being the final pricing terms.

The board of directors of Southern Connecticut Bancorp also met on February 9, 2010. During this meeting it was determined that Southern Connecticut Bancorp should obtain a second fairness opinion due to the anticipated role that Stifel, Nicolaus & Company, Inc. might serve in advising Naugatuck Valley Financial in its second step conversion. The board of directors determined that Northeast Capital & Advisory should be retained to perform this service. It was also determined to proceed with negotiations with Naugatuck Valley Financial based on the revised final terms communicated by Naugatuck Valley Financial.

From February 13 to 15, 2010, Southern Connecticut Bancorp and its advisors conducted due diligence on Naugatuck Valley Financial at an off-site location. Also in mid February 2010, Naugatuck Valley Financial conducted additional due diligence on Southern Connecticut Bancorp.

On February 19, 2010, the Naugatuck Valley Financial board of directors held a special meeting, also attended by members of Naugatuck Valley Financial’s senior management and outside financial and legal advisors, to review and discuss the second step conversion of Naugatuck Valley Mutual Holding Company and the proposed transaction with Southern Connecticut Bancorp, the proposed transaction agreements and the results of the discussions with Southern Connecticut Bancorp. Mr. Roman updated the board on the results of the updated due diligence review of Southern Connecticut Bancorp since the last board meeting. Kilpatrick Stockton LLP, outside counsel to Naugatuck Valley Financial, then reviewed with the board the fiduciary duties of directors in approving the second step conversion and the merger transaction, the terms of proposed merger and related agreements, the open items that remained to be negotiated and the proposed plan of conversion of Naugatuck Valley Mutual Holding Company. Representatives of Ostrowski & Co. then discussed financial information regarding the conversion of Naugatuck Valley Mutual Holding Company and the proposed acquisition of Southern Connecticut Bancorp and responded to questions from directors. The discussions covered a range of matters, including industry trends, the current conversion market, business and financial information regarding Naugatuck Valley Financial and Southern Connecticut Bancorp, historical stock price performance, valuation methodologies and analyses and the other matters set forth in “—Opinion of Naugatuck Valley Financial’s Financial Advisors.” During these discussions, the Naugatuck Valley Financial board discussed the proposed transaction and related agreements and asked questions of Naugatuck Valley Financial senior management and Naugatuck Valley Financial’s legal and financial advisors. At the end of the meeting, the board of directors determined to delay the vote on the plan of conversion and the merger agreement until all open items that remained to be negotiated by the parties were resolved.

On February 22, 2010, the Southern Connecticut Bancorp board of directors met to review presentations by its legal counsel, Day Pitney LLP, and by Stifel, Nicolaus & Company, Inc. and Northeast Capital & Advisory, which included, among other matters, commercial, financial and corporate information on Naugatuck Valley Financial and Southern Connecticut Bancorp, each entity’s historical stock price and performance, and valuation methodologies and analyses of the consideration offered by Naugatuck Valley Financial. Following the presentations, the board of directors engaged in discussions about the proposed transaction, the proposed merger agreement and other transaction documents and the effect of the transaction on the customers and employees of Southern Connecticut Bank. Members of the board of directors asked

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questions of Southern Connecticut Bancorp’s outside legal and financial advisors about the proposed transaction and their fiduciary duties to shareholders. After further reviewing the consideration per share offered by Naugatuck Valley Financial and after giving consideration to the other factors described under “—Southern Connecticut Bancorp’s Reasons for the Merger”, the members of the board of directors of Southern Connecticut Bancorp unanimously voted to approve the merger agreement and the related transaction documents.

Also on February 22, 2010, the board of directors of Naugatuck Valley Financial held another special meeting, again attended by members of Naugatuck Valley Financial’s senior management and outside financial and legal advisors, to review the final plan of conversion and merger agreement. After a discussion regarding the financial impact of the conversion and offering and merger, Ostrowski & Co. rendered an oral opinion (subsequently confirmed in writing) to Naugatuck Valley Financial that the consideration to be paid by Naugatuck Valley Financial in the merger was fair from a financial point of view to Naugatuck Valley Financial stockholders. Following further review and discussion among the members of the Naugatuck Valley Financial board of directors, and after consideration of the factors described under “—Naugatuck Valley Financial’s Reasons for the Merger,” the Naugatuck Valley Financial board of directors unanimously approved the merger agreement and related documents. Additionally, the boards of directors Naugatuck Valley Mutual Holding Company, Naugatuck Valley Financial and Naugatuck Valley Savings and Loan unanimously approved the plan of conversion and related documents.

The transaction was announced before the opening of the stock markets on the morning of February 23, 2010.

After the initial contact by Stifel, Nicolaus & Company, Inc. regarding Naugatuck Valley Financial’s interest in receiving a confidential memorandum, both Naugatuck Valley Financial’s board of directors and Southern Connecticut Bancorp’s board of directors considered, with the advice of counsel, the potential conflicts of interest that might arise if Stifel, Nicolaus & Company, Inc. were to serve as both financial advisor to Southern Connecticut Bancorp in providing a fairness opinion and for the period following execution of the merger agreement and at the same time marketing agent for Naugatuck Valley Financial in connection with the offering. Naugatuck Valley Financial’s board of directors determined that it would be in the best interests of Naugatuck Valley Financial to continue to engage Stifel, Nicolaus & Company, Inc. as its marketing agent in connection with the offering in view of Stifel, Nicolaus & Company, Inc.’s knowledge of the banking markets in which Naugatuck Valley Financial conducts its business and Stifel, Nicolaus & Company, Inc.’s experience in serving as a conversion offering selling agent in connection with transactions of this type. Naugatuck Valley Financial’s board of directors also considered Stifel, Nicolaus & Company, Inc.’s knowledge of and familiarity with the businesses of Naugatuck Valley Financial and Southern Connecticut Bancorp, as well as Stifel, Nicolaus & Company, Inc.’s reputation in the financial services industry generally.

In considering Stifel, Nicolaus & Company, Inc.’s potential conflicts of interest, both Naugatuck Valley Financial’s board of directors and Southern Connecticut Bancorp’s board of directors noted that both companies and Stifel, Nicolaus & Company, Inc. shared a common interest in the successful completion of Naugatuck Valley Financial’s conversion and offering. Both boards of directors addressed the potential future conflict of interest by agreeing to a provision in the merger agreement that requires that Southern Connecticut Bancorp consult with a financial advisor other than Stifel, Nicolaus & Company, Inc. in determining whether any unsolicited offer by a third party to acquire Southern Connecticut Bancorp, if one is received subsequent to the execution of the merger agreement, is more favorable to Southern Connecticut Bancorp stockholders from a financial point of view then the merger with Naugatuck Valley Financial. In addition, as discussed above, Southern Connecticut Bancorp determined to obtain a second fairness opinion.

The Southern Connecticut Bancorp board of directors determined that Stifel, Nicolaus & Company, Inc.’s service as marketing agent in connection with Naugatuck Valley Financial’s offering would be in the best interests of the stockholders of Southern Connecticut Bancorp for substantially the same reasons noted above. Although the Southern Connecticut Bancorp board of directors recognized that there might be an inconvenience associated with having to retain a new, independent financial advisor if Southern Connecticut Bancorp were to receive a competing offer, the Southern Connecticut Bancorp board of directors concluded that the benefits of having Stifel, Nicolaus & Company, Inc. serve as marketing agent in connection with the offering, which would further both Naugatuck Valley Financial’s interests and Southern Connecticut Bancorp’s interests in ensuring that the offering and merger are successfully completed, were substantially greater than the burden of this potential inconvenience. Stifel, Nicolaus & Company, Inc. has confirmed that they treated Naugatuck Valley Financial the same as any other company that was interested in acquiring Southern Connecticut Bancorp.

See “—Opinion of Southern Connecticut Bancorp’s Financial Advisor” for a description of the fees Stifel, Nicolaus & Company, Inc. will receive for its services to Southern Connecticut Bancorp in connection with the merger. See “Naugatuck Valley Financial’s Proposal 1–Approval of the Plan of Conversion—Marketing Arrangements” for a description of the fees Stifel, Nicolaus & Company, Inc. will receive for its services as Naugatuck Valley Financial’s marketing agent.

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Naugatuck Valley Financial’s Reasons for the Merger

The board of directors reviewed and discussed the proposed merger with management and its financial and legal advisors in determining that the proposed transaction is in the best interests of Naugatuck Valley Financial and its stockholders. In reaching its conclusion to approve the merger agreement, the board of directors of Naugatuck Valley Financial considered a number of factors. The material factors considered by the board of directors are as follows:

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the ability to expand Naugatuck Valley Financial’s presence in the greater New Haven market area by expanding its branch network by the addition of the four branch offices of The Bank of Southern Connecticut;

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information concerning the financial condition, results of operations, capital levels, asset quality and prospects of Naugatuck Valley Financial and Southern Connecticut Bancorp, including consideration of both companies’ historical and projected results of operation and financial condition and a review of Southern Connecticut Bancorp’ financial performance by comparison to a peer group;

•	a comparison of the terms of the merger to other commercial bank merger transactions both nationally and involving companies headquartered in the New England region of the United States;

•	the belief by Naugatuck Valley Financial that the merger will be accretive to the combined entity’s earnings per share beginning in the year the merger is completed;

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the anticipated short-term and long-term impact the conversion and the merger will have on Naugatuck Valley Financial’s consolidated results of operations, including expanded commercial real estate and commercial business lending as well as expanded banking products and services;

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the general structure of the transaction and the perceived compatibility of the respective management teams and business philosophies of Naugatuck Valley Financial and Southern Connecticut Bancorp which Naugatuck Valley Financial’s board believed would make it easier to integrate the operations of the two companies;

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the belief that the merger will enhance Naugatuck Valley Financial’s franchise value by the expansion of its branch network, among other things, and the enhancement of its ability to compete in relevant banking and non-banking markets;

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current industry and economic conditions facing Naugatuck Valley Financial and Southern Connecticut Bancorp, including an increasingly competitive environment facing both institutions characterized by intensifying competition from both non-financial institutions as well as other banks and savings institutions, the continuing consolidation of the financial services market and the increasing costs and complexities of compliance with the expanding regulatory requirements imposed on financial institutions as well as public reporting companies;

•	the assumed cost savings available to the combined entity as a result of the merger;

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the anticipated impact of conversion and the merger on the depositors, borrowers, employees, customers and communities served by Naugatuck Valley Financial and Southern Connecticut Bancorp through the contemplated expansion of commercial real estate and commercial business lending as well as the expansion of retail banking products and services;

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the opinion delivered to the board of directors of Naugatuck Valley Financial by Ostrowski & Company, Inc. that, as of the date of the opinion and based upon and subject to the considerations set forth in its opinion, the acquisition consideration was fair, from a financial point of view, to holders of Naugatuck Valley Financial common stock;

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the level of dilution to be experienced by the existing Naugatuck Valley Financial shareholders as well as the new shareholders who purchase shares of new Naugatuck Valley Financial in the conversion and offering as a result of the shares of new Naugatuck Valley Financial common stock being issued to Southern Connecticut Bancorp shareholders;

•	the likely exchange ratio pursuant to which the existing shareholders of Naugatuck Valley Financial would exchange their shares, which ratio might be less than one-for-one; and

•	the risk that the conversion and offering and the merger might not be completed on a timely basis or not at all due to the various regulatory, shareholder and member approvals required.

The board of directors of Naugatuck Valley Financial evaluated the factors described above, including asking questions of management and its legal and financial advisors, and reached the unanimous decision that the merger was in the best interests of Naugatuck Valley Financial and its stockholders. In considering the factors described above, individual members of the board of directors may have given different weights to different factors. The board of directors of Naugatuck Valley Financial considered these factors as a whole, and overall considered them to be favorable to, and to support its

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determination. It should be noted that this explanation of the board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “A Warning About Forward-Looking Statements.” The terms of the merger agreement were the product of arm’s length negotiations between representatives of Southern Connecticut Bancorp and Naugatuck Valley Financial.

The board of directors of Naugatuck Valley Financial determined that the acquisition, the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Naugatuck Valley Financial and its stockholders. The board of directors also determined that the merger agreement and the transactions contemplated thereby are consistent with, and in furtherance of, Naugatuck Valley Financial’s business strategies. Accordingly, the board of directors unanimously approved the merger agreement and unanimously recommends that Naugatuck Valley Financial stockholders vote “FOR” approval of the merger agreement.

Southern Connecticut Bancorp’s Reasons for the Merger

In reaching its decision to approve the merger agreement and related transactions and recommend their approval to stockholders, the Board of Directors of Southern Connecticut Bancorp consulted with senior management, its legal counsel, Day Pitney LLP, its financial advisor, Stifel, Nicolaus & Company, Inc., and considered a number of factors, including, among others, the following, which are not presented in order of priority:

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the business strategy and strategic plan of Southern Connecticut Bancorp, its prospects for the future, projected financial results, and expectations relating to the proposed merger, based on discussions with management of Southern Connecticut Bancorp;

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a review of the risks and prospects of Southern Connecticut Bancorp remaining independent, including the challenges to maintaining a small community bank in the prevailing financial and regulatory climate versus aligning Southern Connecticut Bancorp with a well capitalized, well run larger organization;

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a review of the historical financial statements and condition of Southern Connecticut Bancorp and certain other internal information, primarily financial in nature, relating to the respective businesses, earnings and balance sheets of Southern Connecticut Bancorp;

•	the form and amount of the merger consideration;

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the merger consideration which could reasonably be expected from other potential acquirers with apparent ability to consummate the acquisition of Southern Connecticut Bancorp, including depository institutions located proximate to the greater New Haven marketplace, as well non-depository institutions that had expressed an interest in acquiring a depository institution such as Southern Connecticut Bancorp;

•	the ability of Naugatuck Valley Financial to pay the merger consideration;

•	the geographic fit and increased customer convenience of the branch networks of Naugatuck Valley Financial and Southern Connecticut Bancorp;

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the anticipated effect of the acquisition on Southern Connecticut Bancorp’s employees (including the fact that Naugatuck Valley Financial anticipates offering employment to many of the employees of Southern Connecticut Bancorp, subject to review of personnel files and such employment criteria for particular positions as Naugatuck Valley Financial customarily applies, following the consummation of the merger);

•	the effect on Southern Connecticut Bancorp’s customers and the communities served by Southern Connecticut Bancorp;

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the terms of the merger agreement and related transactions, including the representations and warranties of the parties, the covenants, the consideration, the benefits to Southern Connecticut Bancorp’s employees, the circumstances under which the Southern Connecticut Bancorp board of directors may consider a superior proposal and the absence of burdensome contingencies in the merger agreement;

•	the increased legal lending limit available to borrowers by reason of the merger; and

•	the likelihood of expeditiously obtaining the necessary regulatory approvals without unusual or burdensome conditions.

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the long-term and short term interests of Southern Connecticut Bancorp and its shareholders, the interests of the employees, customers, creditors and suppliers of Southern Connecticut Bancorp, and community and societal considerations including those of the communities in which Southern Connecticut Bancorp maintains offices.

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Based on the factors described above, the board of directors of Southern Connecticut Bancorp determined that the merger with Naugatuck Valley Financial would be advisable and in the best interests of Southern Connecticut Bancorp stockholders and other constituencies and unanimously approved the merger agreement and related transactions contemplated by those documents.

Opinion of Naugatuck Valley Financial’s Financial Advisor

Ostrowski & Company, Inc. was retained by Naugatuck Valley Financial on July 2, 2009 as its financial advisor in connection with a possible acquisition of Southern Connecticut Bancorp. Pursuant to the terms of its engagement, Ostrowski & Company, Inc. agreed to assist Naugatuck Valley Financial in analyzing, structuring, negotiating and effecting a transaction. Naugatuck Valley Financial selected Ostrowski & Company, Inc. as its financial advisor based upon Ostrowski & Company, Inc.’s in-depth knowledge of the banking and financial service industry and the qualifications, experience and reputation of its personnel in the financial services and investment communities, as well as its experience in the valuation of bank and thrift institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

As part of the advisory services described above, Naugatuck Valley Financial’s Board of Directors requested Ostrowski & Company, Inc.’s opinion as to the fairness, from a financial point of view to holders of Naugatuck Valley Financial’s common stock, of the consideration to be paid pursuant to the terms of the merger agreement to the shareholders of Southern Connecticut Bancorp.

In connection with the merger, it is intended that Naugatuck Valley Financial will reorganize and convert from the mutual holding company form of organization to the stock holding company form of organization pursuant to certain transactions as the result of which, inter alia, Naugatuck Valley Savings and Loan will become a wholly owned subsidiary of new Naugatuck Valley Financial, and that in connection with such conversion, new Naugatuck Valley Financial will conduct a subscription offering of its common stock, and if necessary a community and/or syndicated community offering, and exchange of its common stock for shares of Naugatuck Valley Financial common stock held by persons other than Naugatuck Valley Mutual Holding Company, all pursuant to a plan of conversion and subject to regulatory review and amendment in connection with such review as provided therein.

Under the terms of the merger agreement, each share of Southern Connecticut Bancorp common stock, $0.01 par value, issued and outstanding immediately prior to the Merger (“Southern Connecticut Bancorp Shares”) will be converted into, at the election of the holder, the right to receive either (a) shares common stock of new Naugatuck Valley Financial, the exchange ratio to be determined based upon the conversion appraisal of new Naugatuck Valley Financial and with a market value of $7.25 per share of Southern Connecticut Bancorp (“Stock Consideration”) or (b) $7.25 in cash, without interest (“Cash Consideration”), subject to proration so that 50% of the total number of Southern Connecticut Bancorp Shares shall be converted into the Stock Consideration and the remaining Southern Connecticut Bancorp Shares shall be converted into the Cash Consideration. The aggregate of the Cash Consideration and Stock Consideration payable and/or issuable pursuant to the Agreement is the “Merger Consideration”. The terms and conditions of the Merger are more fully set forth in the merger agreement.

On February 22, 2010, Ostrowski & Company, Inc. rendered its oral opinion, which was subsequently confirmed in writing, to the board of directors of Naugatuck Valley Financial that, the Merger Consideration to be paid to shareholders of Southern Connecticut Bancorp is fair, from a financial point of view, to holders of Naugatuck Valley Financial common stock. The full text of Ostrowski & Company, Inc.’s fairness opinion dated February 22, 2010 is attached as Appendix B to this proxy statement and is incorporated into this document by reference. The description of the fairness opinion in this section is qualified in its entirety by reference to Appendix B. Holders of Naugatuck Valley Financial common stock are urged to read the opinion it its entirety. The opinion describes the procedures followed, assumptions made, matters considered and qualifications of the review undertaken by Ostrowski & Company, Inc. in connection with the fairness opinion. Ostrowski & Company, Inc.’s opinion is directed solely to the fairness from a financial point of view, to holders of Naugatuck Valley Financial’s common stock, of the merger consideration to be paid pursuant to the terms of the merger agreement and does not constitute any recommendation to Naugatuck Valley Financial’s board of directors or the holders of Naugatuck Valley Financial’s common stock with respect to any vote at the shareholders’ meeting. No limitations were imposed by Naugatuck Valley Financial’s board of directors upon Ostrowski & Company, Inc. with respect to the investigations made or procedures followed by it in arriving at its opinion.

In order to determine the fairness of the merger consideration from a financial point of view, Ostrowski & Company, Inc., in connection with rendering its opinion, reviewed and relied upon, among other things: (i) the merger agreement;

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(ii) certain publicly available financial statements and other historical financial information of Naugatuck Valley Financial that were deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Southern Connecticut Bancorp that were deemed relevant; (iv) internal financial projections for Naugatuck Valley Financial for the years ending December 31, 2009 through 2010 prepared by and reviewed with management of Naugatuck Valley Financial; (v) internal financial projections for Southern Connecticut Bancorp for the years ending June 30, 2009 through 2012 prepared by and reviewed with management of Southern Connecticut Bancorp (vi) the pro forma financial impact of the merger on Southern Connecticut Bancorp, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by senior management of Naugatuck Valley Financial and Southern Connecticut Bancorp; (vii) the publicly reported historical price and trading activity for Naugatuck Valley Financial’s and Southern Connecticut Bancorp’s common stock, including a comparison of certain financial and stock market information for Naugatuck Valley Financial and Southern Connecticut Bancorp with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the banking and savings industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria considered relevant. Ostrowski & Company, Inc. also discussed with certain members of senior management of Naugatuck Valley Financial the business, financial condition, results of operations and prospects of Naugatuck Valley Financial and held similar discussions with certain members of senior management of Southern Connecticut Bancorp regarding the business, financial condition, results of operations and prospects of Southern Connecticut Bancorp.

In performing its review, Ostrowski & Company, Inc. relied upon the accuracy and completeness of all of the financial and other information that was available from public sources, that was provided by Naugatuck Valley Financial or Southern Connecticut Bancorp or that was otherwise reviewed by Ostrowski & Company, Inc., and assumed such accuracy and completeness for purposes of rendering its opinion. Ostrowski & Company, Inc. further relied on the assurances of management of Naugatuck Valley Financial and Southern Connecticut Bancorp that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Ostrowski & Company, Inc. was not asked to and has not undertaken an independent verification of any of such information and Ostrowski & Company, Inc. does not assume any responsibility or liability for the accuracy or completeness thereof. Ostrowski & Company, Inc. did not make an independent evaluation or appraisal of the specific assets, or the liabilities (contingent or otherwise) of Naugatuck Valley Financial or Southern Connecticut Bancorp. With respect to the financial projections for Naugatuck Valley Financial and Southern Connecticut Bancorp and all projections of transaction costs, purchase accounting adjustments and expected cost savings prepared and reviewed with the management of Naugatuck Valley Financial and Southern Connecticut Bancorp and used by Ostrowski & Company, Inc. in its analyses, Ostrowski & Company, Inc. assumed that they reflected the best currently available estimates and judgments of the respective management of the future financial performances of Naugatuck Valley Financial and Southern Connecticut Bancorp and that such performances will be achieved. Ostrowski & Company, Inc. has expressed no opinion as to such financial projections or the assumptions on which they are based. Ostrowski & Company, Inc. has also assumed that there has been no material change in Naugatuck Valley Financial or Southern Connecticut Bancorp’s assets, financial condition, results of operation, business or prospects since the date of the most recent financial statements made available. Ostrowski & Company, Inc. has assumed in all respects material to its analysis that Naugatuck Valley Financial and Southern Connecticut Bancorp will remain as going concerns for all periods relevant to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the merger agreement are not waived and that the merger will qualify as a tax-free reorganization for federal income tax purposes.

The earnings projections furnished to Ostrowski & Company, Inc. and used by it in certain of its analyses were based on projections prepared by the senior management of Naugatuck Valley Financial and Southern Connecticut Bancorp. Naugatuck Valley Financial and Southern Connecticut Bancorp do not publicly disclose internal management projections of the type provided to Ostrowski & Company, Inc. in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

In performing its analyses, Ostrowski & Company, Inc. made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Naugatuck Valley Financial, Southern Connecticut Bancorp and Ostrowski & Company, Inc. Any estimates contained in the analyses performed by Ostrowski & Company, Inc. are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the

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value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, Ostrowski & Company, Inc.’s opinion was among several factors taken into consideration by the Naugatuck Valley Financial board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Naugatuck Valley Financial board or management with respect to the fairness of the consideration.

The following is a summary of the material analyses presented by Ostrowski & Company, Inc. to the Naugatuck Valley Financial board in connection with its oral and written opinion. The summary is not a complete description of the analyses underlying the Ostrowski & Company, Inc. opinion or the presentation made by Ostrowski & Company, Inc. to the Naugatuck Valley Financial board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion Ostrowski & Company, Inc. did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Ostrowski & Company, Inc. believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The summaries presented below do not constitute a complete description of the financial analyses.

Summary of Proposal. Under the terms of the Agreement, each share of Southern Connecticut Bancorp common stock, $0.01 par value, issued and outstanding immediately prior to the Merger will be converted into, at the election of the holder, the right to receive either (a) shares common stock of new Naugatuck Valley Financial, the exchange ratio to be determined based upon the conversion appraisal of new Naugatuck Valley Financial and with a market value of $7.25 per share of Southern Connecticut Bancorp (“Stock Consideration”) or (b) $7.25 in cash, without interest (“Cash Consideration”), subject to proration so that 50% of the total number of SSE Shares shall be converted into the Stock Consideration and the remaining Southern Connecticut Bancorp Shares shall be converted into the Cash Consideration. Based upon Southern Connecticut Bancorp’s February 19, 2010 closing price of $3.07 the value of the merger consideration represented a 136% premium to Southern Connecticut Bancorp’s closing price, and 125% of Southern Connecticut Bancorp’s book value per share. Ostrowski & Company, Inc. calculated the premium paid as a percent of core deposits (“franchise premium”) to be 4.1%. Southern Connecticut Bancorp reported a loss for the last twelve months; therefore, the merger consideration as a multiple to last twelve months earnings is not measured.

Comparable Transaction Analysis. Ostrowski & Company, Inc. reviewed certain financial data for comparable acquisitions of banks and thrifts headquartered in New England, announced between February 21, 2008 and February 21, 2010 based upon target asset size. Ostrowski & Company, Inc. calculated average multiples of deal price at announcement date to last twelve months earnings per share, or LTM EPS, to book value per share and the franchise premium for these comparable transactions. The results of the analysis are set forth in the following table.

Buyer Name	Target Name	Buyer Assets ($000)	Target Assets ($000)	Target Equity ($000)	Date Announced	Deal Value ($M)	Price/ Book (%)	Price/ Tang. Book (%)	Price/ LTM Earnings (x)	Premium/ Stock Price (%)
Naugatuck Valley Financial Corporation (MHC)	Southern Connecticut Bancorp, Inc.	556,955	137,867	15,995	2/22/2010	19.5	121.9	123.7	NM	136.15
Union Savings Bank	First Litchfield Financial Corporation	1,893,709	551,018	32,809	10/25/2009	36.9	155.8	155.8	NM	158.62
United Financial Bancorp, Inc.	CNB Financial Corp.	1,243,194	297,186	19,861	6/25/2009	24.8	124.2	124.2	NM	3.43
Danvers Bancorp, Inc.	Beverly National Corporation	1,738,009	484,708	41,752	6/16/2009	60.9	144.4	144.4	NM	33.98
New England Bancshares, Inc.	Apple Valley Bank & Trust Company	541,463	84,583	6,167	1/14/2009	7.1	114.7	114.7	NM	3.14
Savings Bank of Maine	Rivergreen Bank	939,048	108,494	7,003	4/24/2008	13.0	179.8	179.8	NM	42.30
Average:		1,152,063	277,309	20,598		28.5	143.8	143.8		48.3
Median:		1,091,121	217,527	17,928		24.8	144.4	144.4		34.0

No company or transaction used as a comparison in the above analysis is identical to Naugatuck Valley Financial, Southern Connecticut Bancorp or the proposed merger. Accordingly, an analysis of these results is not solely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial, operating, and market characteristics of the companies.

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Trading Market Comparison. Ostrowski & Company, Inc. compared the change in market price of Naugatuck Valley Financial common stock with the performance of the Dow Jones Industrial Average and NASDAQ Banking Index for the twelve months ended February 21, 2010. Over the period Naugatuck Valley Financial’s price declined 8.0 percent compared to a 27.4 percent increase in the NASDAQ Banking Index and 41.2 percent increase in the Dow Jones Industrial Average.

Ostrowski & Company, Inc. made similar comparison for Southern Connecticut Bancorp common stock, which during the same time period declined 55.4 percent compared to increases of 27.4 percent and 41.2 percent for the NASDAQ Banking Index and Dow Jones Industrial Average, respectively.

Selected Peer Group Analyses. Ostrowski & Company, Inc. compared the financial condition and operating performance of Southern Connecticut Bancorp with a peer group of exchange listed thrifts with total assets less than $250 million, the SSE Peer Group. Based on December 31, 2009 financial data, Southern Connecticut Bancorp reported a return on average assets of -2.24%, return on average equity of -17.48%, net interest margin of 3.45%, an efficiency ratio of 113.9% and an equity to total assets ratio of 11.5%. Based upon reported results for the same period, the SSE Peer Group averages were: return on average assets of -1.13%; return on average equity of -12.63%; net interest margin of 3.47%; an efficiency ratio of 89.45%; and an equity to total assets ratio of 9.92%.

Ostrowski & Company, Inc. also compared the trading market performance of Southern Connecticut Bancorp common stock with the trading market performance of the common stocks of the SSE Peer Group. On December 31, 2009, the closing price of Southern Connecticut Bancorp common stock on the NASDAQ Global Market was $2.92, or 49.1% of reported book value. This compares to the SSE Peer Group average, as of December 31, 2009, of 79% of reported book value.

Impact Analysis. Ostrowski & Company, Inc. analyzed the merger in conjunction with Naugatuck Valley Financial’s second step mutual-to-stock conversion and offering in terms of its effect on Naugatuck Valley Financial’s historical per share values. Ostrowski & Company, Inc. utilized projections prepared and provided by management of Naugatuck Valley Financial and Southern Connecticut Bancorp including projected income statements and balance sheets. Various assumptions were included in the preparation of the projections relating to accounting treatment of the merger, estimated transaction costs, projected cost savings and the estimated valuation of the proceeds from the second step conversion. These forward-looking projections may be effected by many factors beyond the control of Naugatuck Valley Financial and/or Southern Connecticut Bancorp, including the future direction of interest rates, economic conditions in the companies’ market, the actual amount and timing of cost savings achieved through the merger, the actual level of revenue enhancements brought about through the merger, future regulatory changes and various other factors. The actual results may vary from the projected results and the variations may be material.

Ostrowski & Company, Inc. reviewed the impact of the merger on Naugatuck Valley Financial shares based upon the merger consideration and an anticipated price of $10.00 per share in the second step mutual-to-stock conversion. Based upon completion of the second step mutual-to-stock conversion at the mid-point of the offering range, Naugatuck Valley Financial’s stated book value per share would increase by 74.5% and tangible book value per share would increase by 69.0%. Following completion of the second step mutual to stock conversion and the merger, the pro forma capital ratios of new Naugatuck Valley Financial were above levels required to be considered “well capitalized” under current regulatory guidelines.

Pursuant to the Ostrowski & Company, Inc. engagement letter, Naugatuck Valley Financial agreed to pay Ostrowski & Company, Inc. an advisory fee for advice and assistance in connection with the merger, including rendering a written opinion as to the fairness of the proposed Merger Consideration, from a financial point of view, to Naugatuck Valley Financial’s shareholders. The total advisory fee payable to Ostrowski & Company, Inc. is approximately $200,000. Naugatuck Valley Financial has agreed to make interim payments to Ostrowski & Company, Inc. before the merger takes place which will be credited against the total advisory fee. Naugatuck Valley Financial has made interim payments to Ostrowski & Company, Inc. totaling $132,500 as of the mailing of this proxy statement. Pursuant to the Ostrowski & Company, Inc. engagement letter, Naugatuck Valley Financial also agreed to reimburse Ostrowski & Company, Inc. for its reasonable out-of-pocket expenses, including legal fees, incurred in connection with Ostrowski & Company, Inc.’s engagement and to indemnify Ostrowski & Company, Inc. and its directors, officers, employees, agents and controlling persons against certain expenses and liabilities.

Opinion of Southern Connecticut Bancorp’s Financial Advisor—Stifel, Nicolaus & Company, Inc.

Stifel, Nicolaus & Company, Incorporated is acting as financial advisor to Southern Connecticut Bancorp, Inc. in connection with the merger. Stifel, Nicolaus & Company, Inc. is a nationally recognized investment banking firm with

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substantial expertise in transactions similar to the merger. Stifel, Nicolaus & Company, Inc. is an investment banking and securities firm with membership on all the principal United States securities exchanges. As part of its investment banking activities, Stifel, Nicolaus & Company, Inc. is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

On February 22, 2010, Stifel, Nicolaus & Company, Inc. rendered its oral opinion, which was subsequently confirmed in writing, to the board of directors of Southern Connecticut Bancorp that, as of such date, the merger agreement, pursuant to which Southern Connecticut Bancorp will merge with and into new Naugatuck Valley Financial, with new Naugatuck Valley Financial continuing as the surviving corporation, and each issued and outstanding share of common stock of Southern Connecticut Bancorp (other than shares held directly or indirectly by Naugatuck Valley Financial (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted)), the “Shares”) will be converted into the right to receive, at the election of the holder thereof, either: (a) 0.725 shares of new Naugatuck Valley Financial common stock (the “Per Share Stock Consideration”); (b) $7.25 in cash (the “Per Share Cash Consideration”); or (c) a combination of the Per Share Stock Consideration and Per Share Cash Consideration (the Per Share Stock Consideration and Per Share Cash Consideration are collectively referred to as, the “Per Share Merger Consideration”), pursuant to the terms and conditions (including, without limitation, the allocation and pro-ration procedures and the limitation that fifty percent (50%) of the Per Share Merger Consideration will be paid in Naugatuck Valley Financial common stock with the remainder to be paid with cash), on terms and conditions more fully set forth in the merger agreement, was fair to Southern Connecticut Bancorp shareholders as of that date, from a financial point of view.

The full text of Stifel, Nicolaus & Company, Inc.’s written opinion dated February 22, 2010, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix C to this proxy statement and is incorporated herein by reference. Holders of Southern Connecticut Bancorp common stock are urged to, and should, read this opinion carefully and in its entirety in connection with this proxy statement. The summary of the opinion of Stifel, Nicolaus & Company, Inc. set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The opinion of Stifel, Nicolaus & Company, Inc. will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger.

No limitations were imposed by Southern Connecticut Bancorp on the scope of Stifel, Nicolaus & Company, Inc.’s investigation or the procedures to be followed by Stifel, Nicolaus & Company, Inc. in rendering its opinion. It is understood that Stifel, Nicolaus & Company, Inc.’s opinion and these materials are solely for the information of, and directed to, Southern Connecticut Bancorp’s Board of Directors its evaluation of the financial terms of the merger and are not to be relied upon by any shareholder of Southern Connecticut Bancorp or Naugatuck Valley Financial or any other person or entity. Neither Stifel, Nicolaus & Company, Inc.’s opinion nor these materials constitute a recommendation to Southern Connecticut Bancorp’s Board of Directors as to how the Board should vote on the merger or to any shareholder of Southern Connecticut Bancorp or Naugatuck Valley Financial as to how to vote at any shareholders’ meeting at which the merger is considered, or whether or not any shareholder of Southern Connecticut Bancorp or Naugatuck Valley Financial should execute a proxy or enter into a voting, shareholders’ or Rule 145 affiliates’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder. In addition, neither Stifel, Nicolaus & Company, Inc.’s opinion nor these materials compare the relative merits of the merger with any other alternative transaction or business strategy which may have been available to Southern Connecticut Bancorp’s Board of Directors or Company, or address the underlying business decision of Southern Connecticut Bancorp’s Board of Directors or Southern Connecticut Bancorp to proceed with or effect the merger.

In connection with its opinion, Stifel, Nicolaus & Company, Inc., among other things:

•	reviewed and analyzed a draft copy of the merger agreement;

•

reviewed and analyzed the audited consolidated statements of financial condition of Southern Connecticut Bancorp as of December 31, 2008, 2007 and 2006 and the related consolidated statements of income, shareholders’ equity and cash flows for each of such fiscal years and the unaudited consolidated statements of financial condition of Southern Connecticut Bancorp as of December 31, 2009, September 30, 2009, June 30, 2009 and March 31, 2009, and the related unaudited consolidated statements of income for the three-month, six-month, nine-month and twelve-month periods then ended;

•

reviewed and analyzed the audited consolidated statements of financial condition of Naugatuck Valley Financial as of December 31, 2008, 2007 and 2006 and the related consolidated statements of income, shareholders’ equity and cash flows for each of such fiscal years and the unaudited consolidated statements of financial condition of

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Naugatuck Valley Financial as of September 30, 2009, June 30, 2009, and March 31, 2009, and the related unaudited consolidated statements of income for the three-month, six-month and nine-month periods then ended;

•	reviewed and analyzed certain other publicly available information concerning Southern Connecticut Bancorp and Naugatuck Valley Financial;

•

held discussions with Naugatuck Valley Financial’s senior management, including estimates of certain cost savings, operating synergies, merger charges and the pro forma financial impact of the merger on Naugatuck Valley Financial;

•

reviewed certain non-publicly available information concerning Southern Connecticut Bancorp, including internal financial analyses and forecasts prepared by its management and held discussions with Southern Connecticut Bancorp’s senior management regarding recent developments;

•	participated in certain discussions and negotiations between representatives of Southern Connecticut Bancorp and Naugatuck Valley Financial;

•	reviewed the reported prices and trading activity of the equity securities of each of Southern Connecticut Bancorp and Naugatuck Valley Financial;

•	analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that it considered relevant to its analysis;

•	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that it deemed relevant to its analysis;

•	conducted such other financial studies, analyses and investigations and considered such other information as it deemed necessary or appropriate for purposes of its opinion; and

•

took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and its knowledge of the banking industry generally.

Stifel, Nicolaus & Company, Inc. relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was made available, supplied, or otherwise communicated to Stifel, Nicolaus & Company, Inc. by or on behalf of the Southern Connecticut Bancorp, Naugatuck Valley Financial, and other publicly available information. Stifel, Nicolaus & Company, Inc. further relied upon the assurances of the respective managements of Southern Connecticut Bancorp and Naugatuck Valley Financial that they are unaware of any facts that would make such information incomplete or misleading. Stifel, Nicolaus & Company, Inc. has also relied upon the respective managements of Southern Connecticut Bancorp and Naugatuck Valley Financial as to the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) provided to Stifel, Nicolaus & Company, Inc. by Southern Connecticut Bancorp and Naugatuck Valley Financial and Stifel, Nicolaus & Company, Inc. assumed such forecasts and projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future operating performance of Southern Connecticut Bancorp. Stifel, Nicolaus & Company, Inc. relied on these forecasts without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof. In arriving at the conclusion of the opinion, Stifel, Nicolaus & Company, Inc. has not been requested to make, nor has it made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Southern Connecticut Bancorp or Naugatuck Valley Financial.

Stifel, Nicolaus & Company, Inc.’s opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to it as of, the date of the opinion. It is understood that subsequent developments may affect the conclusions reached in this opinion and that Stifel, Nicolaus & Company, Inc. does not have any obligation to update, revise or reaffirm the opinion.

Stifel, Nicolaus & Company, Inc.’s opinion is limited to whether the Per Share Merger Consideration is fair to the holders of Shares, from a financial point of view. The Opinion does not consider, include or address: (i) any other strategic alternatives currently (or which have been or may be) contemplated by Southern Connecticut Bancorp’s Board of Directors or Southern Connecticut Bancorp; (ii) the legal, tax or accounting consequences of the merger on Southern Connecticut Bancorp, Naugatuck Valley Financial or their respective shareholders including, without limitation, whether or not the merger will qualify as a tax free reorganization under Section 368 of the Internal Revenue Code; (iii) the fairness of the amount or nature of any compensation to any of Southern Connecticut Bancorp’s officers, directors or employees, or class of such persons, relative to the compensation to the holders of Southern Connecticut Bancorp’s securities; (iv) any advice or opinions provided by Northeast Capital & Advisory, Inc., Ostrowski & Company, Inc. or any other advisor to Southern

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Connecticut Bancorp or Naugatuck Valley Financial; (v) the election by holders of Shares to receive the Per Share Stock Consideration or the Per Share Cash Consideration, or any combination thereof, or the actual allocation or pro-ration of the Per Share Merger Consideration between the Per Share Stock Consideration and the Per Share Cash Consideration among holders of Shares (including, without limitation, any adjustment, re-allocation or pro-ration of the Per Share Merger Consideration by the exchange agent for the merger pursuant to the merger agreement); (vi) whether Naugatuck Valley Financial has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate Per Share Cash Consideration to the holders of Shares at the closing of the merger; (vii) whether Naugatuck Valley Financial will be able to consummate its conversion from the mutual holding company form of organization to the stock holding company form of organization including the concurrent sale of common stock; (viii) the effect of the merger on, or the fairness of the consideration to be received by options or warrants to purchase Company common stock or any class of securities of Company other than the Shares; (ix) the impact of any pending or threatened litigation involving Southern Connecticut Bancorp; (x) the value of any outstanding insurance claims by Southern Connecticut Bancorp that may or may not be settled prior to closing, or (xi) the related merger of The Bank of Southern Connecticut Bancorp with and into Naugatuck Valley Savings and Loan contemplated by the merger Agreement, or any separate merger agreement contemplated to be entered into by The Bank of Southern Connecticut Bancorp and Naugatuck Valley Savings and Loan relating to such transaction. Furthermore, we are not expressing any opinion herein as to the prices, trading range or volume at which Naugatuck Valley Financial’s or Southern Connecticut Bancorp’s securities will trade following public announcement or consummation of the merger.

We are not legal, tax, regulatory or bankruptcy advisors. We have not considered any potential legislative or regulatory changes currently being considered by the United States Congress, the various federal banking agencies, the Securities and Exchange Commission, or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the Securities and Exchange Commission or the Financial Accounting Standards Board, or any changes in regulatory accounting principles that may be adopted by any or all of the federal banking agencies. The opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Southern Connecticut Bancorp.

In connection with rendering its opinion, Stifel, Nicolaus & Company, Inc. performed a variety of financial analyses that are summarized below. Such summary does not purport to be a complete description of such analyses. Stifel, Nicolaus & Company, Inc. believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Stifel, Nicolaus & Company, Inc. considered the results of all of its analyses as a whole and did not attribute any particular weight to any analyses or factors considered by it. The range of valuations resulting from any particular analysis described below should not be taken to be Stifel, Nicolaus & Company, Inc.’s view of the actual value of Southern Connecticut Bancorp. In its analyses, Stifel, Nicolaus & Company, Inc. made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Southern Connecticut Bancorp or Naugatuck Valley Financial. Any estimates contained in Stifel, Nicolaus & Company, Inc.’s analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the actual prices at which companies or their securities actually may be sold. No company or transaction utilized in Stifel, Nicolaus & Company, Inc.’s analyses was identical to Southern Connecticut Bancorp or Naugatuck Valley Financial or the merger. Accordingly, an analysis of the results described below is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared. None of the analyses performed by Stifel, Nicolaus & Company, Inc. was assigned a greater significance by Stifel, Nicolaus & Company, Inc. than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Stifel, Nicolaus & Company, Inc. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which Southern Connecticut Bancorp common stock or Naugatuck Valley Financial common stock may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

In accordance with customary investment banking practice, Stifel, Nicolaus & Company, Inc. employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that Stifel, Nicolaus & Company, Inc. used in providing its opinion on February 22, 2010. Some of the summaries of financial analyses

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are presented in tabular format. In order to understand the financial analyses used by Stifel, Nicolaus & Company, Inc. more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of Stifel, Nicolaus & Company, Inc.’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Stifel, Nicolaus & Company, Inc. The summary data set forth below do not represent and should not be viewed by anyone as constituting conclusions reached by Stifel, Nicolaus & Company, Inc. with respect to any of the analyses performed by it in connection with its opinion. Rather, Stifel, Nicolaus & Company, Inc. made its determination as to the fairness to the shareholders of Southern Connecticut Bancorp of the Per Share Merger Consideration, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed. Accordingly, the data included in the summary tables and the corresponding imputed ranges of value for Southern Connecticut Bancorp should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth in the following pages, including the assumptions underlying these analyses. Considering the data included in the summary tables without considering the full narrative description of all of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the financial analyses performed by Stifel, Nicolaus & Company, Inc.

In connection with rendering its opinion and based upon the terms of the draft merger agreement reviewed by it, Stifel, Nicolaus & Company, Inc. assumed the aggregate indicated merger consideration to be $19.6 million, and the effective Per Share Merger Consideration to be $7.25.

Pro Forma Effect of the Merger. In order to measure the impact of the merger on the combined company’s operating results and financial position following the merger, Stifel, Nicolaus & Company, Inc. performed pro forma merger analysis that combined projected income statement and balance sheet information of Naugatuck Valley Financial and Southern Connecticut Bancorp. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger, as well as the second step mutual-to-stock conversion and stock offering, would have on certain projected financial results of Naugatuck Valley Financial. The analyses were prepared based upon completion of Naugatuck Valley Financial’s second step mutual-to-stock conversion at the midpoint and maximum of the offering range.

Stifel, Nicolaus & Company, Inc. analyzed the impact of the merger on Naugatuck Valley Financial values per Southern Connecticut Bancorp share based on the stock component exchange ratio of 0.725 shares of Naugatuck Valley Financial conversion common stock for each share of Southern Connecticut Bancorp common stock (based on the anticipated price of $10.00 per share in Naugatuck Valley Financial’s second step mutual-to-stock conversion). Based on an assumed completion of the second step mutual-to-stock conversion at the midpoint of the offering range, the analysis found that based on such exchange ratio, Southern Connecticut Bancorp’s equivalent stated book value per share would increase by approximately 66.3% and tangible book value per share would increase by approximately 60.9%. Assuming the maximum of the offering range, the analysis concluded that Southern Connecticut Bancorp’s equivalent stated book value per share would increase by 55.0% and its tangible book value per share would increase by 50.2%. Additionally, the analysis indicated that Naugatuck Valley Financial’s capital ratios following the second step mutual-to-stock conversion and stock offering would remain above that which is necessary to maintain “well capitalized” status under applicable regulatory guidelines.

In performing this analysis, Stifel, Nicolaus & Company, Inc. utilized various internal projections provided by Naugatuck Valley Financial and Southern Connecticut Bancorp management. For all of the above analysis, the actual results achieved by Naugatuck Valley Financial following the merger may vary materially from the projected results.

Comparison of Selected Companies. Stifel, Nicolaus & Company, Inc. reviewed and compared certain multiples and ratios for Southern Connecticut Bancorp with a peer group of sixteen publicly traded New England banks and thrifts with assets less than $250 million. Stifel, Nicolaus & Company, Inc. applied the resulting range of multiples and ratios for the peer group specified above to the appropriate financial results without the application of any control premium (Group A) of Southern Connecticut Bancorp. Stifel, Nicolaus & Company, Inc. then applied a 35.0% control premium (Group B) to the trading prices of the selected group of comparable companies and compared the offer price to each of the following categories: book value, tangible book value, assets, tangible book value premium to deposits, tangible book premium to core deposits, and deposits. This analysis resulted in a range of imputed values for Southern Connecticut Bancorp common stock of between $3.03 and $4.25 per share based on the median multiples and ratios for Group A, and between $4.09 and $5.50 per share based on the median multiples and ratios for Group B.

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The 35.0% premium approximates the median market premium over the seller’s one month prior stock price observed over the past ten years.

Table 1

	Southern Connecticut Bancorp		Trading Multiples for Selected Peer Groups (2)
Ratios	Last Trade (1)	Proposed Transaction	Group A	Group B
Price/Book Value	56.7%	125.0%	64.5%	87.0%
Price/Tangible Book Value	56.7%	125.0%	68.0%	91.8%
Price/Assets	6.5%	14.4%	6.0%	8.1%
Premium over Tangible Book Value/Deposits	(5.7)%	3.3%	(3.6)%	(0.8)%
Premium over Tangible Book Value/Core Deposits	(7.1)%	4.1%	(5.2)%	(0.9)%
Price/Deposits	7.5%	16.6%	7.5%	10.2%

(1)	Based on Southern Connecticut Bancorp’s closing stock price of $3.29 on February 16, 2010.
(2)	Peer metrics are based on prices as of market close on February 16, 2010.

Analysis of Bank Merger Transactions. Stifel, Nicolaus & Company, Inc. analyzed certain information relating to recent merger and acquisition transactions in the banking industry, consisting of (1) 22 nationwide bank acquisitions announced since January 1, 2009, with disclosed deal values and with the ratio of the target’s non-performing assets to assets greater than 3.0%, referred to below as Group A; (2) 8 selected acquisitions of New England banks announced since January 1, 2008, with disclosed deal values, referred to below as Group B; and (3) six selected Connecticut and Massachusetts bank acquisitions announced since January 1, 2008, with disclosed deal values, referred to below as Group C. The transaction multiples summarized in Table 2 below were calculated at the time of the transaction announcement.

Table 2

Ratios	Naugatuck Valley Financial/SSE	Median Statistics for Selected Transactions (2)
		Group A	Group B	Group C
Premium to Market(1)	120.4%	91.7%	20.9%	12.8%
Price/Book Value	125.0%	85.4%	150.1%	134.3%
Price/Tangible Book Value	125.0%	86.3%	156.5%	150.1%
Adjusted Price/6.50% Common Equity	144.5%	66.1%	144.7%	127.1%
Price/Assets	14.4%	8.8%	12.3%	10.5%
Premium over Tangible Book Value/Deposits	3.3%	(0.7)%	5.8%	4.0%
Premium over Tangible Book Value/Core Deposits	4.1%	(0.9)%	8.5%	5.4%
Price/Deposits	16.6%	9.8%	15.3%	14.8%

(1)	Based on Southern Connecticut Bancorp’s closing stock price of $3.29 on February 16, 2010.
(2)	Peer metrics are based on prices as of market close on February 16, 2010.

This analysis resulted in a range of imputed values for Southern Connecticut Bancorp common stock of between $4.28 and $6.31 per share based on the median multiples Group A, between $3.98 and $9.17 per share based on the median multiples for Group B, and between $3.71 and $8.79 per share based on the median multiples for Group C.

Present Value Analysis. Stifel, Nicolaus & Company, Inc. performed an analysis that estimated the present value per share of Southern Connecticut Bancorp’s common stock. Applying present value analysis to the future earnings and dividends of Southern Connecticut Bancorp provides a comparison of the calculated present value of one share of Southern Connecticut Bancorp on a stand-alone basis with the $7.25 Per Share Merger Consideration. The present value analysis is based upon management earnings guidance and represents the return expected to be paid to shareholders over the next five years based on management’s expectations for earnings, dividend payout levels and the resultant tangible book value. An implied stock price five years out was ascertained by applying a terminal multiple to estimated 2014 earnings per share. To approximate the terminal value of Southern Connecticut Bancorp common stock at December 31, 2014, a range of price to earnings ratios of 11.0x – 18.0x last twelve month earnings were applied along with multiples of tangible book ranging from 100% to 170%. These ratios were derived from both the SNL Bank Index and the SNL Bank < $500M Index as of

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February 12, 2010 using the average daily price to current earnings per share ratios over the past 5 years (14.0x and 17.2x, respectively) and discount rates of 12.0% – 16.0%. The present value of Southern Connecticut Bancorp’s common stock calculated on a stand-alone basis ranged from $1.57 to $3.07 per share, compared to the Per Share Merger Consideration offer of $7.25 per share.

Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Stifel, Nicolaus & Company, Inc. estimated the net present value of the future streams of after-tax cash flow that Southern Connecticut Bancorp could produce to benefit a potential acquiror, referred to below as dividendable net income. In this analysis, Stifel, Nicolaus & Company, Inc. assumed that Southern Connecticut Bancorp would perform in accordance with management’s estimates and calculated assumed after-tax distributions to a potential acquiror above that which would be necessary for Southern Connecticut Bancorp’s tangible common equity ratio to be maintained at 6.5% of assets. Stifel, Nicolaus & Company, Inc. calculated the sum of the assumed dividendable net income stream that could be produced in perpetuity based on management’s earnings estimates and balance sheet growth rates through 2014. These projections are based upon various factors and assumptions, many of which are beyond the control of Southern Connecticut Bancorp. As a result, actual future values or results may be significantly more or less favorable than suggested by such projections. In producing a range of per share values, Stifel than approximated a terminal value by applying a range of terminal multiples from 14.0x to 18.0x earnings, which was then discounted to present values at assumed discount rates ranging from 12.0% to 16.0% to approximate Southern Connecticut Bancorp’s weighted average cost of capital, as determined by calculations using the capital asset pricing model. This discounted cash flow analysis indicated an implied equity value reference range of $3.73 to $4.74 per share of Southern Connecticut Bancorp’s common stock. This analysis did not purport to be indicative of actual future results and did not purport to reflect the prices at which shares of Southern Connecticut Bancorp’s common stock may trade in the public markets. A discounted cash flow analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including balance sheet growth, earnings growth rates, required capital levels, dividend payout rates and discount rates.

As described above, Stifel, Nicolaus & Company, Inc.’s opinion was among the many factors taken into consideration by the Southern Connecticut Bancorp Board of Directors in making its determination to approve the merger.

Stifel, Nicolaus & Company, Inc. acted as financial advisor to Southern Connecticut Bancorp in connection with the merger and will receive a fee for its services, a portion of which is contingent upon the completion of the merger (the “Advisory Fee”). Stifel, Nicolaus & Company, Inc. also acted as financial advisor to the Board and has received a fee upon the delivery of its Opinion that is not contingent upon consummation of the merger (the “Opinion Fee”). Stifel, Nicolaus & Company, Inc. will not receive any other significant payment or compensation contingent upon the successful consummation of the merger. In addition, Southern Connecticut Bancorp has agreed to indemnify Stifel, Nicolaus & Company, Inc. for certain liabilities arising out of its engagement. There are no material relationships that existed during the two years prior to the date of Stifel, Nicolaus & Company, Inc.’s opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel, Nicolaus & Company, Inc. and any party to the merger. Subsequent to the date of the announcement of the merger, Stifel, Nicolaus & Company, Inc. was retained to serve as the conversion offering selling agent by Naugatuck Valley Financial. The Company has been advised of and waived any potential conflict of interest relating to Stifel, Nicolaus & Company, Inc.’s engagement to act as conversion advisor to Naugatuck Valley Financial in Naugatuck Valley Financial’s conversion from the mutual holding company form of organization to the stock holding company form of organization and concurrent sale of common stock of a holding company to be formed in connection with the conversion. In the ordinary course of business, Stifel, Nicolaus & Company, Inc. and its clients trade in the securities of each of Southern Connecticut Bancorp and Naugatuck Valley Financial and may at any time hold a long or short position in such securities. Stifel, Nicolaus & Company, Inc.’s internal Fairness Opinion Committee approved the issuance of its opinion.

Opinion of Southern Connecticut Bancorp’s Financial Adviser—Northeast Capital & Advisory, Inc.

Southern Connecticut Bancorp’s board of directors retained Northeast Capital & Advisory, Inc. as its financial adviser in connection with the merger and to render an opinion as to the fairness, from a financial point of view, to Southern Connecticut Bancorp of the merger consideration pursuant to the terms of, and subject to the conditions set forth in, the merger agreement, dated February 22, 2010 among Southern Connecticut Bancorp, Naugatuck Valley Financial and new Naugatuck Valley Financial.

On February 22, 2010, Northeast Capital & Advisory rendered its oral and written opinion to Southern Connecticut Bancorp’s board of directors to the effect that, subject to the contents of such opinion, including the various assumptions

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made, methodologies used, factors considered and limitations set forth therein, Northeast Capital & Advisory was of the opinion that, as of such date, the merger consideration to be paid by Naugatuck Valley Financial was fair, from a financial point of view, to Southern Connecticut Bancorp. Northeast Capital & Advisory was not requested to express, and did not express, any opinion with respect to any of the other terms, conditions, determinations or actions with respect to the merger.

The full text of Northeast Capital & Advisory’s written opinion, dated February 22, 2010, which sets forth the assumptions made, general procedures followed, methodologies used, factors considered and limitations upon the scope of review undertaken by Northeast Capital & Advisory in rendering its opinion, is attached as Appendix D and is incorporated herein by reference in its entirety. Northeast Capital & Advisory’s opinion is directed only to the fairness, as of the date of the opinion and from a financial point of view, to Southern Connecticut Bancorp of the merger consideration to be paid to Southern Connecticut Bancorp in the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the merger, the merger agreement proposal or any other matter. The summary of Northeast Capital & Advisory’s opinion set forth below is qualified in its entirety by reference to the full text of such opinion attached as Appendix D. Southern Connecticut Bancorp shareholders are urged to read the opinion carefully in its entirety. Northeast Capital & Advisory has not assumed any responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion.

In conducting its investigation and analyses and in arriving at its opinion, Northeast Capital & Advisory reviewed such information and took into account such financial and economic factors, investment banking procedures and considerations as Northeast Capital & Advisory deemed relevant under the circumstances. In that connection, Northeast Capital & Advisory, among other things:

(i)	reviewed certain internal information, primarily financial in nature, including financial forecasts (the “Forecasts”), concerning the business and operations of Southern Connecticut Bancorp and Naugatuck Valley Financial and the strategic and operating benefits and cost savings and synergies associated with the merger (the “Synergies”), all as prepared and furnished to Northeast Capital & Advisory by senior management of Southern Connecticut Bancorp and Naugatuck Valley Financial for purposes of Northeast Capital & Advisory’s analysis;

(ii)	reviewed certain publicly available information including, but not limited to, Southern Connecticut Bancorp’s and Naugatuck Valley Financial’s then recent filings with certain regulatory agencies and with the Securities and Exchange Commission;

(iii)	reviewed the financial terms and conditions as set forth in the draft merger agreement in the form presented to Southern Connecticut Bancorp’s board of directors;

(iv)	compared the financial position and operating results of Southern Connecticut Bancorp and Naugatuck Valley Financial with those of other publicly traded companies Northeast Capital & Advisory deemed relevant and considered the market trading multiples of such companies;

(v)	compared the historical market prices and trading activity of Southern Connecticut Bancorp and Naugatuck Valley Financial common stock with those of other publicly traded companies Northeast Capital & Advisory deemed relevant;

(vi)	compared the merger consideration with the financial terms of other business combinations Northeast Capital & Advisory deemed relevant;

(vii)	considered the present values of the forecasted cash flows of Southern Connecticut Bancorp and Naugatuck Valley Financial as set forth in the Forecasts;

(viii)	reviewed certain potential pro forma financial effects of the merger as prepared and provided to Northeast Capital & Advisory by senior management of Naugatuck Valley Financial and Southern Connecticut Bancorp, and Stifel, Nicolaus & Company, Inc.; and

(ix)	performed other studies and analyses that Northeast Capital & Advisory considered appropriate.

Prior to rendering its opinion, Northeast Capital & Advisory held discussions with members of Southern Connecticut Bancorp and Naugatuck Valley Financial’s respective senior managements concerning Southern Connecticut Bancorp and Naugatuck Valley Financial’s historical and then current regulatory relations, financial condition and operating results, as well as the then expected future prospects of Southern Connecticut Bancorp and Naugatuck Valley Financial, respectively. Northeast Capital & Advisory also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant for the preparation of its opinion.

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In arriving at its opinion, Northeast Capital & Advisory assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to Northeast Capital & Advisory by or on behalf of Southern Connecticut Bancorp and Naugatuck Valley Financial, including the Forecasts, the Synergies and the potential pro forma financial effects of the merger. Northeast Capital & Advisory was not engaged to independently verify, and did not assume any responsibility to verify, assumed no liability for, and expressed no opinion on, any such information or the estimates or judgments on which they were based, and Northeast Capital & Advisory assumed that neither Southern Connecticut Bancorp nor Naugatuck Valley Financial was aware of any information prepared by it or its advisers that might be material to Northeast Capital & Advisory’s opinion that was not provided to Northeast Capital & Advisory. Northeast Capital & Advisory also assumed that:

(i)	all material assets and liabilities (contingent, derivative, off-balance sheet or otherwise, known or unknown) of Southern Connecticut Bancorp and Naugatuck Valley Financial were as set forth in their respective financial statements;

(ii)	the financial statements of Southern Connecticut Bancorp and Naugatuck Valley Financial provided to Northeast Capital & Advisory presented fairly the results of operations, cash flows and financial condition of Southern Connecticut Bancorp and Naugatuck Valley Financial, respectively, for the periods and as of the dates indicated and were prepared in conformity with U.S. generally accepted accounting principles consistently applied;

(iii)	the Forecasts for Southern Connecticut Bancorp and Naugatuck Valley Financial were reasonably prepared on bases reflecting the best available estimates and good faith judgments of Naugatuck Valley Financial’s senior management as to the future performance of Southern Connecticut Bancorp and Naugatuck Valley Financial, and Northeast Capital & Advisory relied upon such Forecasts, without independent verification, in the preparation of its opinion;

(iv)	the Synergies and potential pro forma financial effects of the merger, all as then contemplated by Southern Connecticut Bancorp’s and Naugatuck Valley Financial’s senior management, would be realized in the amounts and over the time periods then contemplated by Southern Connecticut Bancorp’s and Naugatuck Valley Financial’s senior management, without independent verification;

(v)	he merger would be consummated in accordance with the terms and conditions of the draft merger agreement presented to Southern Connecticut Bancorp’s board of directors without any material amendment thereto and without waiver by any party of any of the material conditions to their respective obligations thereunder;

(vi)	in all respects material to Northeast Capital & Advisory’s analysis, the representations and warranties contained in the draft merger agreement presented to Southern Connecticut Bancorp’s board of directors were true and correct and that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement; and

(vii)	all material corporate, governmental, regulatory or other consents and approvals required to consummate the merger have been or will be obtained without impacting the merger consideration, the terms and conditions of the merger or the conclusions reached from Northeast Capital & Advisory’s review of the information described above.

Northeast Capital & Advisory relied as to all legal and tax matters regarding the merger on the advice of counsel to Southern Connecticut Bancorp and Naugatuck Valley Financial, as well as their independent certified public accountants. In conducting its review, Northeast Capital & Advisory did not undertake or obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) or solvency of Southern Connecticut Bancorp or Naugatuck Valley Financial, including any mark-to-market balance sheet adjustments resulting from the merger, market conditions or otherwise, nor did Northeast Capital & Advisory make a physical inspection of the properties or facilities of Southern Connecticut Bancorp or Naugatuck Valley Financial. Northeast Capital & Advisory did not make an independent evaluation of the adequacy of the allowance for loan losses of Southern Connecticut Bancorp or Naugatuck Valley Financial and Northeast Capital & Advisory did not review any individual credit files relating to Southern Connecticut Bancorp or Naugatuck Valley Financial. Northeast Capital & Advisory assumed, without independent verification, that the respective allowances for loan losses for both Southern Connecticut Bancorp and Naugatuck Valley Financial were adequate to cover such losses. Moreover, Northeast Capital & Advisory expressed no opinion about the fairness of the compensation to any officers, directors or employees of Southern Connecticut Bancorp or Naugatuck Valley Financial, or any class of such persons, relative to the merger consideration, Southern Connecticut Bancorp’s shareholders or otherwise. In each case above, Northeast Capital & Advisory made the assumptions and took the actions or inactions above with Southern Connecticut Bancorp’s consent.

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Northeast Capital & Advisory’s opinion necessarily was based upon economic, monetary and market conditions as they existed and could be evaluated as of the date of its opinion, and Northeast Capital & Advisory’s opinion did not predict or take into account any changes which may occur, or information which may become available, after such date. Furthermore, Northeast Capital & Advisory expressed no opinion as to the price or trading range at which any of Southern Connecticut Bancorp’s or Naugatuck Valley Financial’s securities (including Southern Connecticut Bancorp common stock and Naugatuck Valley Financial common stock) would trade following the date of its opinion, including any earnings or ownership dilution that may result from Naugatuck Valley Financial’s issuance of its common stock in the merger. Although subsequent developments may affect the aggregate dollar value of the Naugatuck Valley Financial common stock to be issued pursuant to the exchange ratio, Northeast Capital & Advisory does not have any obligation to update, revise or reaffirm its opinion. Moreover, Northeast Capital & Advisory considered the unprecedented nature of the current market conditions for financial service companies and, in particular, financial institutions, banks and bank holding companies, and their uncertain future potential impact on the value, volatility and viability of such types of financial institutions, including Southern Connecticut Bancorp or Naugatuck Valley Financial, may render many assumptions and many customary and accepted valuation criteria and metrics less reliable as traditional measures of assessing the fairness, from a financial point of view, of a transaction such as the merger.

Northeast Capital & Advisory’s opinion was prepared at the request and solely for the information of Southern Connecticut Bancorp’s board of directors. Northeast Capital & Advisory’s opinion was only one of many factors considered by Southern Connecticut Bancorp’s board of directors in its evaluation of the merger and should not be viewed as being determinative of the views of Southern Connecticut Bancorp with respect to the merger, the exchange ratio, or the merger consideration. Northeast Capital & Advisory’s opinion did not address the relative merits of: (i) the merger, the merger agreement or any other agreements or other matters provided for or contemplated by the merger agreement; (ii) any other transactions that may be or might have been available as an alternative to the merger; or (iii) the merger compared to any other potential alternative transactions or business strategies considered by Southern Connecticut Bancorp’s board of directors and, accordingly, Northeast Capital & Advisory relied upon discussions with the senior management of Southern Connecticut Bancorp with respect to the availability and consequences of any alternatives to the merger. Northeast Capital & Advisory was not requested to, and did not, recommend the merger consideration or a specific exchange ratio or the agreed upon exchange ratio, which was determined through negotiations between Southern Connecticut Bancorp and Naugatuck Valley Financial and their other advisers before Northeast Capital & Advisory was hired by Southern Connecticut Bancorp.

The following is a summary of the material financial analyses performed by Northeast Capital & Advisory in connection with rendering its opinion, which is qualified in its entirety by reference to the full text of such opinion attached as Appendix D and to the other disclosures contained in this section. The following summary, however, does not purport to be a complete description of the financial analyses performed by Northeast Capital & Advisory. The order of analyses described below does not represent any relative importance or weight given to the analyses performed by Northeast Capital & Advisory. Some of the summaries of the financial analyses include information presented in a tabular format. These tables must be read together with the full text of each summary. The tables alone are not a complete description of Northeast Capital & Advisory’s financial analyses. Except as otherwise noted, the following quantitative information was based on market and financial data as it existed on or before February 22, 2010 and is not necessarily indicative of current or future market conditions.

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Implied Valuation, Transaction Multiples and Transaction Premiums. Based on the exchange of either $7.25 in cash or 0.725 shares of Naugatuck Valley Financial common stock for each share of Southern Connecticut Bancorp common stock and Naugatuck Valley Financial’s stock price per share in conjunction with its second step conversion of $10, the implied “per share purchase price” of Southern Connecticut Bancorp common stock pursuant to the merger as of such date was $7.25 per share. Northeast Capital & Advisory calculated the implied “equity purchase price” (defined as the per share purchase price multiplied by the total number of fully diluted common shares outstanding of Southern Connecticut Bancorp, including gross shares issuable upon the exercise of in-the-money stock options and warrants, less assumed option and warrant proceeds) of Southern Connecticut Bancorp pursuant to the merger to be approximately $19.5 million. Northeast Capital & Advisory then calculated the multiples of the per share purchase price to Southern Connecticut Bancorp’s diluted earnings per share (“EPS”) for the last 12 months (“LTM”) ended on December 31, 2009 and Southern Connecticut Bancorp’s book value per share (“BV”) and tangible book value per share (“TBV”) at December 31, 2009, as provided to Northeast Capital & Advisory by the senior management of Southern Connecticut Bancorp and Naugatuck Valley Financial. Northeast Capital & Advisory also calculated the core deposit premium for the transaction where core deposit premium was defined as transaction value less tangible book value divided by core deposits. Core deposits were defined as total deposits less time deposits greater than $100,000. These transaction multiples are summarized in the table below:

Transaction Metric	Multiple
Price/LTM Diluted EPS	NM
Price/BV	125.0
Price/TBV	125.0
Core Deposit Premium	4.1

Northeast Capital & Advisory reviewed the historical price and trading activity of Southern Connecticut Bancorp common stock and noted that the high closing prices for Southern Connecticut Bancorp common stock were $6.90, $3.80 and $3.29, respectively, over the last year, the last month, and the last week prior to announcements of the transaction. The purchase price is a 5.1%, 90.8% and 120.4% premium over these trading prices.

Southern Connecticut Bancorp Selected Publicly Traded Company Analysis. In choosing comparable companies to analyze, Northeast Capital & Advisory selected a peer group of publicly traded banks operating in the southern New England region of the United States with assets between $50 million and $300 million, with a ratio of non-performing assets to assets of less than 7.5%, a tangible equity ratio less than 20% and not the subject of an announced transaction. The selected comparable companies for Southern Connecticut Bancorp included:

•	Citizens National Bancorp

•	Connecticut Bank and Trust Co.

•	Connecticut River Community Bank

•	First Ipswich Bancorp

•	Rockport National Bancorp, Inc.

•	SBT Bancorp, Inc.

Northeast capital chose these companies based on a review of publicly traded companies that possessed general business, operating and financial characteristics representative of companies in the industry in which Southern Connecticut Bancorp operates. Northeast Capital & Advisory noted that none of the companies reviewed was identical to Southern Connecticut Bancorp and that, accordingly, the analysis of such companies necessarily involved complex qualitative considerations and judgments concerning differences in the business, operating and financial characteristics of each company and other factors that affect the public market values of such companies.

To perform this analysis, Northeast Capital & Advisory used financial information at or for the LTM ended on December 31, 2009, if available (and if not available, used financial information as of September 30, 2009), as indicated in the tables below. Market price information was as of February 19, 2010. Certain financial data prepared by Northeast Capital & Advisory, and as referenced in the tables presented below, may not correspond to the data presented in Southern Connecticut Bancorp’s and Naugatuck Valley Financial’s historical financial statements, or to the data prepared by Stifel, Nicolaus & Company, Inc. or Ostrowski & Co. presented under the sections “Opinions of Southern Connecticut Bancorp’s Financial Advisors—Stifel, Nicolaus & Company, Inc.,” or “Opinion of Naugatuck Valley Financial’s Financial Advisor” as a result of the different periods, assumptions and methods used by Northeast Capital & Advisory to compute the financial data presented.

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Northeast Capital & Advisory’s analysis showed the following concerning Southern Connecticut Bancorp’s financial performance:

Financial Performance Measures (1):	Southern Connecticut	Southern Connecticut Peer Group Minimum	Southern Connecticut Peer Group Median	Southern Connecticut Peer Group Average	Southern Connecticut Peer Group Maximum
Return on Average Equity	NM	(20.91)%	1.31%	(1.17)%	9.93%
Return on Average Assets	NM	(1.15)%	0.12%	(0.02)%	0.72%
Current Dividend Yield	—%	—%	—%	0.80%	2.59%

(1)	Calculated for the LTM period ended either December 31, 2009 or in some cases in the peer group with data as of September 30, 2009.

Northeast Capital & Advisory’s analysis showed the following concerning Southern Connecticut Bancorp’s financial condition:

Financial Condition Measures (1):	Southern Connecticut	Southern Connecticut Peer Group Minimum	Southern Connecticut Peer Group Median	Southern Connecticut Peer Group Average	Southern Connecticut Peer Group Maximum
Tangible Equity to Tangible Assets	11.53%	4.92%	7.79%	7.81%	10.24%
Adjusted Non-Performing Assets to Assets	3.52%	0.59%	1.45%	2.23%	5.10%
Reserves to Loans	2.46%	1.14%	1.53%	1.55%	2.18%
Total Assets (in Millions)	$135.6	$156.3	$266.6	$240.6	$296.1

(1)	Calculated for the LTM period ended either December 31, 2009 or in some cases in the peer group with data as of September 30, 2009.

Northeast Capital & Advisory’s analysis showed the following concerning Southern Connecticut Bancorp’s market performance:

Market Performance Measures:	Southern Connecticut Peer Group Minimum	Southern Connecticut Peer Group Median	Southern Connecticut Peer Group Average	Southern Connecticut Peer Group Maximum
Price to LTM Earnings (1)	16.64%	68.57%	70.42%	127.90%
Price to BV	46.08%	86.14%	86.94%	138.80%
Price to TBV	52.72%	86.25%	88.08%	138.80%
Premium/Core Deposits	(4.07)%	(1.19)%	(0.35)%	6.83%

(1)	Calculated based upon the closing stock price as of February 19, 2010 and earnings either for the year ended December 31, 2009 or in some cases in the peer group for the LTM ending September 30, 2009.

Northeast Capital & Advisory then reviewed all bank acquisitions between 2000 and present, computing the premium to market price implied in the merger for all deals and then just transactions involving banks with total assets between $50-$300 million. A summary of the median and average premiums to market are provided in the table below:

		Premium to Market (%)
		1 Day	5 Days	1 Month	3 Months
All Deals	Median	27.9	31.3	35.2	37.2
	Average	37.2	39.4	42.4	43.0
Deals $50-300 Million	Median	35.3	37.1	40.7	44.6
	Average	44.1	45.9	49.8	51.3

Applying a 40% control premium to the market performance multiples of the comparable companies results in the following control multiples:

	Minimum	Median	Average	Maximum	This Deal
P/LTM Earnings	23.3x	96.0x	98.6x	179.1x	NA
P/BV	64.5%	120.6%	121.7%	194.3%	125.0%
P/TBV	73.8%	120.7%	123.3%	197.3%	125.0%
Premium/Core Deposits	(1.7)%	1.6%	3.3%	16.4%	4.1%

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Southern Connecticut Bancorp’s Selected Acquisition Analysis. Northeast Capital & Advisory reviewed publicly available information for 25 transactions it deemed relevant involving, as acquired institutions, publicly traded banks based in the United States that were announced between January 1, 2009 through February 19, 2010 with target assets greater than $50 million but less than $300 million. The transactions involved targets whose non-performing assets to asset ratio was less than 7.50% and whose capital ratio was less than 20%. The group of selected acquisition transactions is listed below:

Buyer	Target
New England Bancshares	Apple Valley Bank & Trust
Pratt Community Bancshares Inc.	First Pratt Bankshares Inc.
Glacier Bancorp Inc.	First Co.
CommerceWest Bank NA	Discovery Bancorp
Merchant Bancorp Inc.	CB Bancorp Incorporated
Southern Bancorp Inc.	Timberland Bank
First Community Bancshares Inc.	TriStone Community Bank
First Savings Financial Group	Community First Bank
Farmers Bancorp Inc.	First State Bank
Foothills Bank	Yuma Community Bank
Central Bancorp Inc.	Farmers & Stockmens Bk Clayton
Carolina Trust Bank	Carolina Commerce Bank
Cache Holdings Inc.	Healthcare Bancorp Inc.
United Financial Bancorp	CNB Financial Corp
Happy Bancshares Inc.	First Canadian Bancorp Inc.
NB&T Financial Group Inc.	Community National Corp.
Investor group (1)	Bank of Santa Barbara
First American Financial Management Co. (1)	Community Bank of Rowan
First Farmers Financial Corp (1)	C.B. Bank Shares Inc.
Stockmens Ltd. Partnership (1)	Valentine Bancorporation
Diamond Bancorp Inc. (1)	DG Bancorp Inc.
Community Bank Partners (1)	Palisades National Bank
First National Security Co. (1)	Heritage Capital Corporation
United Community Bancorp Inc. (1)	Brown Co. St. Bk
Horizon Bancorp (1)	AmTru Inc.

(1)	Most recent transactions included in subset

Northeast Capital & Advisory chose these acquisition transactions based on a review of completed acquisition transactions involving target companies that possessed general business, operating and financial characteristics representative of companies in the industry in which Southern Connecticut Bancorp operates. Northeast Capital & Advisory noted that none of the acquisition transactions or subject target companies reviewed was identical to the merger or Southern Connecticut Bancorp, respectively, and that, accordingly, the analysis of such acquisition transactions necessarily involved complex qualitative considerations and judgments concerning differences in the business, operating and financial characteristics of each subject target company and each acquisition transaction and other factors that affect the values implied in such acquisition transactions.

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For each transaction, Northeast Capital & Advisory calculated multiples of each target company’s purchase price per share to its LTM diluted EPS, its Price to TBV and its Adjusted Price to 8% TBV where tangible equity in excess of 8.0% of tangible assets is valued at 100%. In addition, Northeast Capital & Advisory calculated the deal value as a percentage of total deposits and core deposit premium of each transaction where core deposit premium was defined as transaction value less tangible book value divided by core deposits. Core deposits were defined as total deposits less time deposits greater than $100,000. Northeast Capital & Advisory then compared the transaction multiples implied in the merger with the corresponding acquisition transaction multiples for the selected acquisition transactions. Stock market and historical financial information for each selected transaction was based on publicly available information as of the date of each respective transaction. A summary of the implied multiples and premiums is provided in the tables below:

	Implied Transaction Multiples Per Share	Selected Acquisition Multiples
		Minimum		Median		Average		Maximum
Price to LTM Diluted EPS	NM	8.1	x	18.1	x	18.8	x	31.0	x
Adjusted Price to 8% TBV	132.7%	30.8%		120.3%		119.5%		215.2%
Price to TBV	125.0%	48.4%		120.7%		119.6%		206.4%
Core Deposit Premium	4.1%	(10.0)%		2.0%		2.1%		13.4%
Price to Deposits	16.6%	5.7%		10.8%		11.8%		21.3%

Northeast Capital & Advisory also reviewed a smaller subset of the foregoing 25 transactions, narrowing them to transactions announced within the last eight months or between July 1, 2009 and February 19, 2010. All other criteria remained constant. This resulted in 9 transactions, all of which are included in the data for the 25 transactions.

The results of this narrower list were:

	Implied Transaction Multiples Per Share	Selected Acquisition Multiples
		Minimum		Median		Average		Maximum
Price to LTM Diluted EPS	NM	9.0	x	17.9	x	19.3	x	31.0	x
Adjusted Price to 8% TBV	132.7%	64.3%		148.6%		152.2%		223.6%
Price to TBV	125.0%	58.3%		140.5%		138.8%		206.4%
Core Deposit Premium	4.1%	(5.1)%		3.7%		4.5%		10.9%
Price to Deposits	16.6%	6.1%		12.3%		13.5%		21.3%

Southern Connecticut Bancorp Discounted Cash Flow Analysis. Northeast Capital & Advisory performed a discounted cash flow analysis to estimate a range of implied merger consideration values for Southern Connecticut Bancorp. In this analysis, Northeast Capital & Advisory assumed discount rates ranging from 10.0% to 14.0% to derive: (i) the present value of the estimated free cash flows that Southern Connecticut Bancorp could generate over the five-year period beginning January 31, 2010 and ending January 31, 2015, including certain expenses and Synergies forecasted by Naugatuck Valley Financial’s management as a result of the merger, and assuming excess capital generated at time zero after a target tangible equity to tangible asset ratio of 8.0% and (ii) the present value of Southern Connecticut Bancorp’s terminal value calculated in year five. Terminal values for Southern Connecticut Bancorp were calculated based on a long term return on equity of 13.0% and long term growth rates ranging between 2.0% to 6.0%, resulting in terminal values of 7.0 to 14.0x estimated Southern Connecticut Bancorp earnings for the LTM ending January 31, 2015. In performing this analysis, Northeast Capital & Advisory used Naugatuck Valley Financial and Southern Connecticut Bancorp managements’ standalone earnings estimates for Southern Connecticut Bancorp for the five-year period. Certain data was adjusted to account for certain restructuring charges anticipated by Naugatuck Valley Financial’s management to result from the merger and Naugatuck Valley Financial’s management’s assumptions of the Synergies resulting from the merger. Based on these assumptions, Northeast Capital & Advisory derived a range of implied merger consideration between $5.51 and $10.00, as compared to the merger consideration of $7.25 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including earnings growth rates, terminal values, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Southern Connecticut Bancorp.

Pro Forma Merger Analysis. Northeast Capital & Advisory analyzed the estimated financial impact of the merger on Southern Connecticut Bancorp’s shareholders who accept an exchange of common shares at the 0.725 shares of Naugatuck Valley Financial for each Southern Connecticut Bancorp share. To compute the pro forma impact, Northeast Capital &

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Advisory used the assumptions generated by Naugatuck Valley Financial’s second step conversion underwriter, along with Naugatuck Valley Financial management’s estimates of deal costs, Synergies, and earnings of the combined entity, and further assumed the second step conversion offering would be consummated at the estimated midpoint. Based on these assumptions which Southern Connecticut Bancorp, Naugatuck Valley Financial, and Naugatuck Valley Financial’s underwriter consented to our using the following accretion results:

	Southern Connecticut December 31, 2009	Pro Forma Post Conversion And Merger	Accretion
TVB/Share	$5.80	$9.77	68.45%
BV/Share	5.80	10.08	73.79%
Earnings/Share	0.24	0.40	66.67%
Dividend/Share	—	0.13	NM

Other Analyses. Northeast Capital & Advisory reviewed the relative financial and market performance of Naugatuck Valley Financial and Southern Connecticut Bancorp to a variety of relevant industry peer groups and indices. Northeast Capital & Advisory also reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for Naugatuck Valley Financial and Southern Connecticut Bancorp.

The foregoing summary does not purport to be a complete description of the analyses performed by Northeast Capital & Advisory or its presentations to Southern Connecticut Bancorp’s board of directors. The preparation of financial analyses and a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. Northeast Capital & Advisory believes that its analyses (and the summary set forth above) must be considered as a whole and that selecting portions of such analyses and other factors considered by Northeast Capital & Advisory, without considering all of such analyses and factors, could create an incomplete and/or misleading view of the processes and judgments underlying the analyses performed and conclusions reached by Northeast Capital & Advisory and its opinion. Northeast Capital & Advisory did not attempt to assign specific weights to any particular analyses, but rather made qualitative judgments as to the significance and relevance of each analysis. In its analysis, Northeast Capital & Advisory made numerous assumptions with respect to industry performance, general business, financial and economic conditions and other matters, many of which are beyond the control of Northeast Capital & Advisory. Because these assumptions are inherently subject to uncertainty, Northeast Capital & Advisory does not assume any responsibility or liability if future results are materially different from such assumptions. Any estimates contained in Northeast Capital & Advisory’s analyses are not necessarily indicative of actual results or values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Northeast Capital & Advisory does not assume any responsibility or liability for their accuracy.

As part of its investment banking business, Northeast Capital & Advisory is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As compensation for its services in connection with the merger, Northeast Capital & Advisory received a fairness opinion fee of $30,000, which was paid upon delivery of its opinion. In addition, Southern Connecticut Bancorp has agreed to reimburse Northeast Capital & Advisory for reasonable out-of-pocket expenses and to indemnify Northeast Capital & Advisory against certain liabilities that may arise out of its engagement, including liabilities under the federal securities laws. In the past, Northeast Capital & Advisory has not provided investment banking and financial advisory services to Southern Connecticut Bancorp, nor received any compensation. Northeast Capital & Advisory has never provided investment banking or financial advisory services to Naugatuck Valley Financial.

Accounting Treatment

New Naugatuck Valley Financial will account for the merger under the “acquisition” method of accounting in accordance with U.S. generally accepted accounting principles. Using the purchase method of accounting, the assets and liabilities of Southern Connecticut Bancorp will be recorded by new Naugatuck Valley Financial at their respective fair values at the time of the completion of the merger. The excess of new Naugatuck Valley Financial’s purchase price over the net fair value of the assets acquired and liabilities assumed will then be allocated to identified intangible assets, with any remaining unallocated cost recorded as goodwill.

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Tax Consequences of the Merger

General. The following summary discusses the material anticipated U.S. federal income tax consequences of the merger applicable to a holder of shares of Southern Connecticut Bancorp common stock who surrenders all of his or her common stock for shares of new Naugatuck Valley Financial common stock and/or cash in the merger. This discussion is based upon the Internal Revenue Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to U.S. residents and citizens who hold their shares as capital assets for U.S. federal income tax purposes (generally, assets held for investment). No attempt has been made to comment on all U.S. federal income tax consequences of the merger and related transactions that may be relevant to holders of shares of Southern Connecticut Bancorp common stock. This discussion also does not address all of the tax consequences that may be relevant to a particular person or the tax consequences that may be relevant to persons subject to special treatment under U.S. federal income tax laws (including, among others, tax-exempt organizations, dealers in securities or foreign currencies, banks, insurance companies, financial institutions or persons who hold their shares of Southern Connecticut Bancorp common stock as part of a hedge, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar, holders that exercise objecting stockholders’ rights of appraisal, persons that are, or hold their shares of Southern Connecticut Bancorp common stock through, partnerships or other pass-through entities, or persons who acquired their shares of Southern Connecticut Bancorp common stock through the exercise of an employee stock option or otherwise as compensation). In addition, this discussion does not address any aspects of state, local, non-U.S. taxation or U.S. federal taxation other than income taxation. No ruling has been requested from the IRS regarding the U.S. federal income tax consequences of the merger. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

The tax consequences of the merger to individual Southern Connecticut Bancorp stockholders may vary depending upon their particular circumstances. Therefore, Southern Connecticut Bancorp stockholders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger in their particular circumstances, as well as the effects of state, local, non-U.S. tax laws and U.S. tax laws other than income tax laws.

Opinion Conditions. It is a condition to the obligations of Naugatuck Valley Financial and Southern Connecticut Bancorp that Naugatuck Valley Financial receive an opinion by Kilpatrick Stockton LLP and that Southern Connecticut Bancorp receive an opinion by Day Pitney LLP to the effect that the merger will constitute a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code. Naugatuck Valley Financial and Southern Connecticut Bancorp both expect to be able to obtain the tax opinions if, as expected:

•	Naugatuck Valley Financial and Southern Connecticut Bancorp are able to deliver customary representations to Naugatuck Valley Financial’s and Southern Connecticut Bancorp’s respective tax counsel; and

•	there is no adverse change in U.S. federal income tax law.

Although the merger agreement allows both Naugatuck Valley Financial and Southern Connecticut Bancorp to waive the condition that tax opinions be delivered by Kilpatrick Stockton LLP and Day Pitney LLP, neither party currently anticipates doing so. However, if this condition were waived, both Naugatuck Valley Financial and Southern Connecticut Bancorp would re-solicit the approval of its stockholders prior to completing the merger.

In addition, in connection with the filing of the registration statement of which this proxy statement/prospectus forms a part, Kilpatrick Stockton LLP and Day Pitney LLP have delivered their opinions to Naugatuck Valley Financial and Southern Connecticut Bancorp, respectively, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Copies of these opinions have been filed as exhibits to the registration statement. Such opinions have been rendered on the basis of facts, representations and assumptions set forth or referred to in such opinions and factual representations contained in certificates of officers of Naugatuck Valley Financial and Southern Connecticut Bancorp, all of which must continue to be true and accurate in all material respects as of the effective time of the merger.

If any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the tax consequences of the merger could be adversely affected. The determination by tax counsel as to whether the proposed merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code will depend upon the facts and law existing at the effective time of the proposed merger. The following discussion assumes that the merger will constitute a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code.

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Exchange Solely for New Naugatuck Valley Financial Common Stock. No gain or loss will be recognized by a Southern Connecticut Bancorp stockholder who receives solely shares of new Naugatuck Valley Financial common stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of his or her shares of Southern Connecticut Bancorp common stock. The tax basis of the shares of new Naugatuck Valley Financial common stock received by a Southern Connecticut Bancorp stockholder in such exchange will be equal (except for the basis attributable to any fractional shares of new Naugatuck Valley Financial common stock, as discussed below) to the basis of the Southern Connecticut Bancorp common stock surrendered in exchange for the new Naugatuck Valley Financial common stock. The holding period of the new Naugatuck Valley Financial common stock received will include the holding period of shares of Southern Connecticut Bancorp common stock surrendered in exchange for the new Naugatuck Valley Financial common stock, provided that such shares were held as capital assets of the Southern Connecticut Bancorp stockholder at the effective time of the merger.

Exchange Solely for Cash. A Southern Connecticut Bancorp stockholder who receives solely cash in exchange for all of his or her shares of Southern Connecticut Bancorp common stock (and is not treated as constructively owning new Naugatuck Valley Financial common stock after the merger under the circumstances referred to below under “—Possible Dividend Treatment”) will recognize gain or loss for federal income tax purposes equal to the difference between the cash received and such stockholder’s tax basis in the Southern Connecticut Bancorp common stock surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the Southern Connecticut Bancorp stockholder at the effective time of the merger. Such gain or loss will be long-term capital gain or loss if the Southern Connecticut Bancorp stockholder’s holding period is more than one year. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Exchange for New Naugatuck Valley Financial Common Stock and Cash. A Southern Connecticut Bancorp stockholder who receives a combination of new Naugatuck Valley Financial common stock and cash in exchange for his or her Southern Connecticut Bancorp common stock will not be permitted to recognize any loss for federal income tax purposes. Such a stockholder will recognize gain, if any, equal to the lesser of (1) the amount of cash received, or (2) the amount of gain “realized” in the transaction. The amount of gain a Southern Connecticut Bancorp stockholder “realizes” will equal the amount by which (a) the cash plus the fair market value at the effective time of the merger of new Naugatuck Valley Financial common stock received exceeds (b) the stockholders’ basis in the Southern Connecticut Bancorp common stock to be surrendered in the exchange for the cash and new Naugatuck Valley Financial common stock. Any recognized gain could be taxed as a capital gain or a dividend, as described below. The tax basis of the shares of new Naugatuck Valley Financial common stock received by such Southern Connecticut Bancorp stockholder will be the same as the basis of the shares of Southern Connecticut Bancorp common stock surrendered in exchange for the shares of new Naugatuck Valley Financial common stock, adjusted as provided in Section 358(a) of the Internal Revenue Code for the cash received in exchange for such shares of Southern Connecticut Bancorp common stock. The holding period for shares of new Naugatuck Valley Financial common stock received by such Southern Connecticut Bancorp stockholder will include such stockholder’s holding period for the Southern Connecticut Bancorp common stock surrendered in exchange for the new Naugatuck Valley Financial common stock, provided that such shares were held as capital assets of the stockholder at the effective time of the merger.

A Southern Connecticut Bancorp stockholder’s federal income tax consequences will also depend on whether his or her shares of Southern Connecticut Bancorp common stock were purchased at different times at different prices. If they were, the Southern Connecticut Bancorp stockholder could realize gain with respect to some of the shares of Southern Connecticut Bancorp common stock and loss with respect to other shares. Such Southern Connecticut Bancorp stockholder would have to recognize such gain to the extent such stockholder receives cash with respect to those shares in which the stockholder’s adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the merger of the new Naugatuck Valley Financial common stock received, but could not recognize loss with respect to those shares in which the Southern Connecticut Bancorp stockholder’s adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the merger of the new Naugatuck Valley Financial common stock received. Any disallowed loss would be included in the adjusted basis of the new Naugatuck Valley Financial common stock. Such a Southern Connecticut Bancorp stockholder is urged to consult his or her own tax advisor regarding the tax consequences of the merger to that stockholder.

Possible Dividend Treatment. In certain circumstances, a Southern Connecticut Bancorp stockholder who receives solely cash or a combination of cash and new Naugatuck Valley Financial common stock in the merger may receive ordinary income, rather than capital gain, treatment on all or a portion of the gain recognized by that stockholder if the receipt of cash

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“has the effect of the distribution of a dividend.” The determination of whether a cash payment has such effect is based on a comparison of the Southern Connecticut Bancorp stockholder’s proportionate interest in new Naugatuck Valley Financial after the merger with the proportionate interest the stockholder would have had if the stockholder had received solely new Naugatuck Valley Financial common stock in the merger. This could happen because of your purchase (or the purchase by a family member) of additional new Naugatuck Valley Financial stock or a repurchase of shares by new Naugatuck Valley Financial. For purposes of this comparison, the Southern Connecticut Bancorp stockholder may be deemed to constructively own shares of new Naugatuck Valley Financial common stock held by certain members of the stockholder’s family or certain entities in which the stockholder has an ownership or beneficial interest and certain stock options may be aggregated with the stockholder’s shares of new Naugatuck Valley Financial common stock. The amount of the cash payment that may be treated as a dividend is limited to the stockholder’s ratable share of the accumulated earnings and profits of Southern Connecticut Bancorp at the effective time of the merger. Any gain that is not treated as a dividend will be taxed as a capital gain, provided that the stockholder’s shares were held as capital assets at the effective time of the merger. Because the determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each Southern Connecticut Bancorp stockholder, stockholders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the merger.

Cash in Lieu of Fractional Shares. A Southern Connecticut Bancorp stockholder who holds Southern Connecticut Bancorp common stock as a capital asset and who receives in the merger, in exchange for such stock, solely new Naugatuck Valley Financial common stock and cash in lieu of a fractional share interest in new Naugatuck Valley Financial common stock will be treated as having received such cash in full payment for such fractional share of stock and as capital gain or loss, notwithstanding the dividend rules discussed above.

Backup Withholding. Unless an exemption applies under the backup withholding rules of Section 3406 of the Internal Revenue Code, the exchange agent shall be required to withhold, and will withhold, 28% of any cash payments to which a Southern Connecticut Bancorp stockholder is entitled pursuant to the merger, unless the Southern Connecticut Bancorp stockholder signs the substitute Internal Revenue Service Form W-9 enclosed with the letter of transmittal sent by the exchange agent. Unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent, this completed form provides the information, including the Southern Connecticut Bancorp stockholder’s taxpayer identification number, and certification necessary to avoid backup withholding.

Tax Treatment of the Entities. No gain or loss will be recognized by new Naugatuck Valley Financial or Southern Connecticut Bancorp as a result of the merger.

Regulatory Matters Relating to the Merger

The merger cannot be completed unless it is first approved by the Office of Thrift Supervision and the Connecticut Department of Banking. New Naugatuck Valley Financial must also receive the prior approval, or a waiver thereof, of the Federal Reserve Board. New Naugatuck Valley Financial received a waiver from the Federal Reserve Board on                     , 2010, and the conditional approval of the Connecticut Department of Banking and the Office of Thrift Supervision on                     , 2010, and                     , 2010, respectively.

In addition, a period of 15 to 30 days must expire following approval by the Office of Thrift Supervision before completion of the merger is allowed, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws. While Naugatuck Valley Financial and Southern Connecticut Bancorp believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger, or that the Attorney General of the State of Connecticut will not challenge the merger, or if any proceeding is instituted or challenge is made, as to the result of the challenge.

The merger cannot proceed in the absence of the requisite regulatory approvals. See “—Conditions to Completing of the Merger” and “—Terminating the Merger Agreement.” There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any approval. There can also be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy the condition set forth in the merger agreement and described under “—Conditions to Completing the Merger.”

Interests of Certain Persons in the Merger

Share Ownership. On the record date for the annual meeting, Southern Connecticut Bancorp’s directors and officers beneficially owned, in the aggregate,             shares of Southern Connecticut Bancorp’s common stock (including shares that

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may be acquired upon the exercise of stock options), representing approximately     % of the outstanding shares of Southern Connecticut Bancorp common stock.

As described below, certain of Southern Connecticut Bancorp’s officers and directors have interests in the merger that are in addition to, or different from, the interests of Southern Connecticut Bancorp’s stockholders generally. Southern Connecticut Bancorp’s board of directors was aware of these conflicts of interest and took them into account in approving the merger.

Treatment of Southern Connecticut Bancorp Stock Options, Restricted Stock and Warrants. Each option to purchase shares of Southern Connecticut Bancorp common stock outstanding and unexercised immediately prior to the effective time of the merger will be cancelled and all rights under such option will be extinguished in exchange for a cash payment equal to $7.25 less the exercise price per share of the stock option, multiplied by the number of shares of Southern Connecticut Bancorp common stock subject to the stock option, less any required tax withholding. As of                     , 2010, Southern Connecticut Bancorp’s directors and executive officers hold, in the aggregate, fully vested options to acquire             shares with a weighted average exercise price of $            . Upon completion of the merger, Southern Connecticut Bancorp’s directors and executive officers will receive approximately $            in exchange for these options.

At the effective time, each share of restricted stock outstanding, to the extent not already vested, shall vest and shall represent a right to receive the same merger consideration provided to other Southern Connecticut Bancorp stockholders, less any required tax withholdings. As of                     , 2010, Southern Connecticut Bancorp’s directors and executive officers hold, in the aggregate,             shares of unvested restricted stock for which they will receive merger consideration of approximately $            .

At the effective time, each warrant to acquire shares of Southern Connecticut Bancorp common stock that is then outstanding and unexercised, whether or not then vested, shall be canceled without payment in exchange.

Employment Agreement and Change in Control Agreement Severance Payments. John H. Howland, President and Chief Operating Officer of Southern Connecticut Bancorp, and Stephen V. Ciancarelli, Senior Vice President and Chief Financial Officer of Southern Connecticut Bancorp, and Rosemaire Romano, First Vice President, Director of Human Resources and Corporate Secretary of Southern Connecticut Bancorp are each currently parties to employment agreements with Southern Connecticut Bancorp and The Bank of Southern Connecticut. Under each of these agreements, the executive is entitled to a severance payment equal to two times the sum of his or her current base salary and the prior year’s bonus upon completion of the merger and the termination of the employee’s employment. It is expected that the employment of John H. Howland, Stephen V. Ciancarelli and Rosemarie Romano will terminate upon completion of the merger. In connection with the termination of employment, Mr. Howland, Mr. Ciancarelli and Ms. Romano will receive from Southern Connecticut Bancorp lump sum payments of $            , $            and $            .

Proposed Employment Agreements. Matthew Proto, Sr., Senior Vice President and Chief Lending Officer of The Bank of Southern Connecticut, and Sunil Pallan, Senior Vice President and Chief Credit Officer of The Bank of Southern Connecticut, have entered into employment agreements, to be effective upon completion of the merger, with Naugatuck Valley Savings and Loan. The agreements have terms of two years and provide for annual base salaries of $160,000 and $140,000 for Mr. Proto and Mr. Pallan, respectively. In addition to base salary, the agreements provide for, among other things, the executive’s participation in bonus, incentive, stock-based incentive and benefit programs offered by Naugatuck Valley Savings and Loan. Under the employment agreements, if, outside of a change in control, the employee terminates his employment with good reason as defined in the agreement or if Naugatuck Valley Savings and Loan terminates the employee without cause as defined in the agreement, then Naugatuck Valley Savings and Loan must pay a severance benefit equal to two times the employee’s base salary. If, within two years following a change in control, Naugatuck Valley Savings and Loan or its successors terminate the employee without cause or if the employee terminates employment for good reason, then Naugatuck Valley Savings and Loan must pay a severance benefit equal to two times the employee’s base salary. If Naugatuck Valley Savings and Loan terminates the employee for cause, no severance benefits are due. For a period of one year following the employee’s termination of employment for good reason or without cause, the employee may not solicit employees or customers of Naugatuck Valley Savings and Loan.

The agreements will provide for the reduction of change in control payments to the executive to the extent necessary to ensure he will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, which would otherwise result in the imposition of a 20% excise tax under Section 4999 of the Internal Revenue Code and non-deductibility by Naugatuck Valley Savings and Loan making such payments.

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Appointment of Director to the New Naugatuck Valley Financial Board of Directors. New Naugatuck Valley Financial will appoint one of Southern Connecticut Bancorp’s directors to the boards of directors of new Naugatuck Valley Financial and Naugatuck Valley Savings and Loan. This director will be             .

Advisory Board. Under the merger agreement, Naugatuck Valley Savings and Loan has agreed to invite each director of Southern Connecticut Bancorp (other than the director to be added to new Naugatuck Valley Financial’s and Naugatuck Valley Savings and Loan’s boards of directors) to serve on an advisory board. Naugatuck Valley Savings and Loan will maintain the advisory board for a minimum period of one year. The advisory board will meet monthly and each advisory director will receive $400 per meeting attended.

Continued Director and Officer Liability Coverage. For a period of six years following the effective time of the merger, new Naugatuck Valley Financial has agreed to indemnify and hold harmless the current and former officers and directors of Southern Connecticut Bancorp and its subsidiaries against any costs or expenses incurred in connection with any claim, action, suit, proceeding or investigation that is a result of matters that existed or occurred at or before the effective time of the merger to the same extent as Southern Connecticut Bancorp currently provides for indemnification of its officers and directors. For a period of three years following the effective time of the merger, new Naugatuck Valley Financial has also agreed to provide coverage to the officers and directors of Southern Connecticut Bancorp immediately prior to the effective time of the merger under the directors’ and officers’ liability insurance policy currently maintained by Southern Connecticut Bancorp or under a policy with comparable coverage, subject to a premium cap of 200% of Southern Connecticut Bancorp’s current annual premium.

Employee Matters

Each person who is an employee of The Bank of Southern Connecticut as of the closing of the merger (whose employment is not specifically terminated upon the closing) will become an employee of Naugatuck Valley Savings and Loan. Former employees of The Bank of Southern Connecticut who continue to work for Naugatuck Valley Savings and Loan (“continuing employees”) will be treated as new employees of Naugatuck Valley Savings and Loan for purposes of participation in the Naugatuck Valley Savings and Loan 401(k) Plan and the employee stock ownership plan. Continuing employees will receive credit for past service with The Bank of Southern Connecticut for purposes of vesting and participation eligibility, but not for accrual of benefits, in Naugatuck Valley Savings and Loan’s 401(k) Plan. Continuing employees will not be eligible to participate in Naugatuck Valley Savings and Loan’s employee stock ownership plan until the first day of the second plan year following the closing of the merger. In addition, Naugatuck Valley Savings and Loan will make available employer-provided health and other employee welfare benefit plans to each continuing employee on the same basis as it provides such coverage to similarly situated Naugatuck Valley Savings and Loan employees except that any pre-existing condition, eligibility waiting period or other limitations or exclusions otherwise applicable under such plans to new employees will not apply to a continuing employee or their covered dependents who were covered under a similar The Bank of Southern Connecticut plan at the effective time of the merger.

Before the closing of the merger, Southern Connecticut Bancorp will, at the request and discretion of Naugatuck Valley Financial, amend The Bank of Southern Connecticut 401(k) plan to cause The Bank of Southern Connecticut to no longer be a participating employer in the 401(k) plan or to terminate The Bank of Southern Connecticut 401(k) plan. If The Bank of Southern Connecticut 401(k) is terminated, participants may (i) elect to receive distributions from The Bank of Southern Connecticut 401(k), (ii) transfer benefits to an IRA or (iii) roll distributions (but not plan loans) into the Naugatuck Valley Savings and Loan 401(k) plan.

Each employee of The Bank of Southern Connecticut who is involuntarily terminated (other than for cause) within 12 months of the merger and who is not covered by an employment agreement, change in control agreement or other severance arrangement will receive a severance payment equal to two weeks of base compensation, as defined in the merger agreement, for each year of service at The Bank of Southern Connecticut, with a minimum payment equal to four weeks of base pay for The Bank of Southern Connecticut employees who have at least one full year of service and a maximum payment equal to 12 weeks of base pay.

Time of Completion

Unless the parties agree otherwise and unless the merger agreement has otherwise been terminated, the closing of the merger will take place on a date designated by new Naugatuck Valley Financial that is concurrent with or as soon as practicable following satisfaction or waiver of the conditions to the merger contained in the merger agreement. See “—

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Conditions to Completing the Merger.” On the closing date, new Naugatuck Valley Financial will file a certificate of merger with the Connecticut Secretary of State and the Maryland State Department of Assessments and Taxation merging Southern Connecticut Bancorp into new Naugatuck Valley Financial. The merger will become effective at the time stated in the certificate of merger.

New Naugatuck Valley Financial and Southern Connecticut Bancorp are working hard to complete the merger quickly. It is currently expected that the merger will be completed in the             quarter of 2010. However, because completion of the merger is subject to regulatory approvals and other conditions, the parties cannot be certain of the actual timing.

Conditions to Completing the Merger

New Naugatuck Valley Financial’s and Southern Connecticut Bancorp’s obligations to consummate the merger are conditioned on the following:

•	approval of the merger agreement by Southern Connecticut Bancorp stockholders;

•

receipt of all required regulatory approvals for the merger and the conversion of Naugatuck Valley Savings and Loan without any materially adverse conditions and the expiration of all statutory waiting periods;

•

no party to the merger being subject to any legal order, decree or injunction that prohibits consummating any part of the transaction, no governmental entity having instituted any proceeding for the purpose of blocking the transaction, and the absence of any statute, rule or regulation that prohibits completion of any part of the transaction;

•

the registration statement of which this proxy statement/prospectus forms a part being declared effective by the Securities and Exchange Commission, the absence of any pending or threatened proceeding by the Securities and Exchange Commission to suspend the effectiveness of the registration statement and the receipt of all required state “blue sky” approvals;

•

receipt by each party of all consents and approvals from third parties (other than those required from government agencies) required to complete the merger, unless failure to obtain those consents or approvals would not have a material adverse effect on Naugatuck Valley Financial after giving effect to the merger;

•

receipt by each party of opinions from their respective legal counsel to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•

the other party having performed in all material respects its obligations under the merger agreement, the other party’s representations and warranties being true and correct as of the date of the merger agreement and as of the closing date, and receipt of a certificate signed by the other party’s chief executive officer and chief financial officer to that effect; and

•	no material adverse effect occurring with respect to Southern Connecticut Bancorp.

The merger cannot be completed, and you will not receive any new Naugatuck Valley Financial shares or cash, unless and until the new Naugatuck Valley Financial conversion and offering are completed. The offering is scheduled to terminate on [DATE1], 2010. The offering may be extended until [DATE2], 2010, unless the Office of Thrift Supervision approves a later date.

Conduct of Business Before the Merger

Southern Connecticut Bancorp has agreed that, until completion of the merger and unless permitted by Naugatuck Valley Financial, neither it nor its subsidiaries will:

General Business

•	conduct its business other than in the regular, ordinary and usual course consistent with past practice;

•

fail to use reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees;

•	take any action that would adversely affect or delay its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement;

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Indebtedness

•

incur, modify, extend or renegotiate any indebtedness or become responsible for the obligations of any person or entity, other than (a) the creation of deposit liabilities in the ordinary course of business consistent with past practice; and (b) advances from the Federal Home Loan Bank of Boston with a maturity of not more than one year;

•	prepay any such indebtedness so as to cause itself to incur a prepayment penalty thereunder;

•	purchase or renew any brokered certificates of deposits such that the balance of such funds exceeds the balance at December 31, 2009;

Capital Stock

•	adjust, split, combine or reclassify its capital stock;

•	pay any cash or stock dividends or make any other distribution on its capital stock;

•

grant any stock options, restricted stock or stock appreciation rights or any limited rights under Southern Connecticut Bancorp employee plans or grant any third party a right to acquire any of its shares of capital stock;

•

issue any additional shares of capital stock or any securities convertible or exercisable for any shares of its capital stock, except pursuant to the exercise of outstanding options or warrants to purchase Southern Connecticut Bancorp common stock;

•	redeem, purchase or otherwise acquire any shares of its capital stock;

Dispositions

•	dispose of any of its material assets or cancel or release any indebtedness, other than in the ordinary course of business or pursuant to commitments existing as of the date of the merger agreement;

Investments

•

except pursuant to contracts or agreements in force at the date of or permitted by the merger agreement, make any equity investment other than pursuant to commitments existing as of the date of the merger agreement;

Contracts

•

enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving the payment of less than $25,000 per annum, and contracts or agreements specifically allowed by the merger agreement;

Loans

•

make, renegotiate, renew, increase, extend, modify or purchase any loans, advances, credit enhancements or extensions, or make any related commitment, except (i) in conformity with existing lending practices in amounts, individually or in the aggregate to one borrower, not to exceed $500,000 for real estate loans with a loan-to-value ratio of 80% or less and $250,000 for all other loans, (ii) in conformity with existing lending practices in amounts, individually or in the aggregate to one borrower, greater than $500,000 for loans secured by real estate with a loan-to-value ratio of 80% or less and greater than $250,000 for all other loans, subject to Naugatuck Valley Financial non-objection, or (iii) existing loans or advances as to which Southern Connecticut Bancorp has a binding obligation to make such loans or advances;

•

make or increase any loan or extension of credit or commit to make or increase any such loan or extension of credit to any director or executive officer of Southern Connecticut Bancorp or The Bank of Southern Connecticut, except for loans or extensions of credit on terms made available to the general public and other than renewals of existing loans or commitments to loan;

Employees

•	increase the compensation, bonus or other fringe benefits of any of its employees or directors, except in the ordinary course of business consistent with past practice and current accruals;

•	pay any bonus, pension, retirement allowance or contribution not required by any existing plan or agreement to any employees or directors;

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•	become a party to, amend (other than amendments required by applicable law) or commit to any benefit plan or employment agreement;

•	voluntarily accelerate the vesting or the lapsing of any restrictions with respect to any stock options or other stock-based compensation;

•	elect any new senior executive officer or director;

•	hire any employee with an annual total compensation in excess of $40,000;

Settling Claims

•	settle any claim (i) against it for more than $25,000 or (ii) which would impose any material restrictions on its operations;

Governing Documents

•	amend its articles of incorporation or bylaws;

Investment in Debt Securities

•	make any material change to its investment securities portfolio or interest rate risk position, through purchases, sales or otherwise, or in the manner in which the portfolio is classified;

•

make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities greater than one year;

Capital Expenditures

•	make any capital expenditures other than pursuant to binding commitments and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

Branches

•	establish or commit to establish any new branch or other office or file an application to relocate or terminate the operation of an existing banking office;

Accounting

•	change its method of accounting, except as required by changes in generally accepted accounting principles or regulatory guidelines;

Merger Agreement

•

take any action that is intended or expected to result in any of its representations and warranties under the merger agreement being or becoming untrue in any material respect or in the conditions to the merger not being satisfied or in a violation of a provision of the merger agreement; or

Other Agreements

•	agree to take, commit to take any or adopt any resolutions in support of any of the foregoing actions.

Naugatuck Valley Financial has agreed that, until the completion of the merger and unless permitted by Southern Connecticut Bancorp, it will not:

•	take any action that would adversely affect or delay its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement;

•

take any action that is intended or expected to result in any of its representations and warranties under the merger agreement being or becoming untrue in any material respect or in the conditions to the merger not being satisfied or in a violation of a provision of the merger agreement;

•	knowingly take any action that would prevent or impede the merger from qualifying as a reorganization under Section 368 of the Internal Revenue Code; or

•	agree to take, commit to take or adopt any resolutions in support of any of the foregoing actions.

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Covenants of Southern Connecticut Bancorp and Naugatuck Valley Financial in the Merger Agreement

Agreement Not to Solicit Other Proposals. Southern Connecticut Bancorp has agreed not to solicit, initiate, encourage or facilitate any acquisition proposal by a third party, to participate in discussions or negotiations regarding an acquisition proposal or to enter into any agreement requiring it to abandon or terminate the merger agreement with new Naugatuck Valley Financial. An acquisition proposal includes a proposal with respect to any of the following:

•	any merger, consolidation, share exchange, business combination, or other similar transaction involving Southern Connecticut Bancorp or its subsidiaries;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of Southern Connecticut Bancorp;

•	any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Southern Connecticut Bancorp; and

•	any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Despite the agreement of Southern Connecticut Bancorp not to solicit other acquisition proposals, the board of directors of Southern Connecticut Bancorp may generally negotiate or have discussions with, or provide information to, a third party who makes an unsolicited, written, bona fide acquisition proposal, provided that the Southern Connecticut Bancorp board of directors:

•

after consultation with and based upon advice from outside legal counsel, in good faith deems such action to be necessary for the proper discharge of its fiduciary duties to Southern Connecticut Bancorp stockholders under applicable law; and

•

after consultation with its outside legal counsel and a financial advisor other than Naugatuck Valley Financial’s financial advisor for the conversion (Stifel, Nicolaus & Company, Inc.), determines in good faith that the transaction presented by such unsolicited acquisition proposal, taking into account all legal, financial and regulatory aspects of the proposal and the entity making the proposal, is a more favorable transaction than the transaction contemplated by the merger agreement with Naugatuck Valley Financial, is not conditioned on obtaining financing and is for 100% of the outstanding shares of Southern Connecticut Bancorp (a “superior proposal”).

If Southern Connecticut Bancorp receives an acquisition proposal or any inquiry that could reasonably be expected to lead to an acquisition proposal, Southern Connecticut Bancorp must immediately notify Naugatuck Valley Financial and provide Naugatuck Valley Financial with information about the third party and its proposal.

Certain Other Covenants. The merger agreement also contains other agreements relating to the conduct of Naugatuck Valley Financial and Southern Connecticut Bancorp before consummation of the merger, including the following:

•

Southern Connecticut Bancorp will give Naugatuck Valley Financial reasonable access during normal business hours to Southern Connecticut Bancorp’s property, books, records and personnel and furnish all information Naugatuck Valley Financial may reasonably request;

•

Southern Connecticut Bancorp will promptly provide Naugatuck Valley Financial with a copy of all documents filed with its banking regulators, each management report provided to its board of directors and each public press release;

•

Southern Connecticut Bancorp will meet with Naugatuck Valley Financial on a regular basis to discuss and plan for the conversion of Southern Connecticut Bancorp data processing and related electronic information systems;

•

Southern Connecticut Bancorp will invite a non-voting designee of Naugatuck Valley Financial to attend all regular and special board of directors meetings of Southern Connecticut Bancorp or The Bank of Southern Connecticut, except that Naugatuck Valley Financial’s designee will not attend portions of any meeting during which there is being discussed: (a) matters involving the merger; (b) information or material that Southern Connecticut Bancorp or The Bank of Southern Connecticut must keep confidential under applicable laws or regulations; (c) pending or threatened litigation or investigations material to the merger; or (d) matters involving an acquisition proposal;

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•

Naugatuck Valley Financial and Southern Connecticut Bancorp will use their reasonable best efforts to submit all necessary applications, notices, and other filings with any governmental entity, the approval of which is required to complete the merger and related transactions including the conversion of Naugatuck Valley Financial;

•	Naugatuck Valley Financial and Southern Connecticut Bancorp will use their reasonable best efforts to obtain all third party consents necessary to consummate the merger;

•

Southern Connecticut Bancorp will take any necessary action to exempt Naugatuck Valley Financial and this transaction from any anti-takeover provisions contained in Southern Connecticut Bancorp’s articles of incorporation or bylaws or federal or state law;

•

Naugatuck Valley Financial and Southern Connecticut Bancorp will use all reasonable efforts to take all actions necessary to consummate the merger and the transactions contemplated by the merger agreement;

•

Naugatuck Valley Financial will file a registration statement, of which this proxy statement/prospectus forms a part, with the Securities and Exchange Commission registering the shares of new Naugatuck Valley Financial common stock to be issued in the merger to Southern Connecticut Bancorp stockholders;

•

Naugatuck Valley Financial and Southern Connecticut Bancorp will issue a joint press release announcing the merger and will consult with one another prior to issuing any press release or otherwise making public statements with respect to the merger;

•

Southern Connecticut Bancorp will take all actions necessary to call and give notice of a meeting of its stockholders to vote on the merger agreement and mail the proxy statement and convene the meeting as promptly as practicable after the filing of all regulatory applications and notices. The Southern Connecticut Bancorp board of directors will recommend at the stockholder meeting that the stockholders vote to approve the merger and will use its reasonable best efforts to solicit stockholder approval, unless it determines that such actions would not comply with its fiduciary obligations to Southern Connecticut Bancorp stockholders;

•

Naugatuck Valley Financial and Southern Connecticut Bancorp will notify each other of any material contract defaults and any events that would reasonably be likely to result in a material adverse effect on the other. They also will notify each other of any communication from a third party regarding the need to obtain that party’s consent in connection with the merger.

Representations and Warranties Made by Naugatuck Valley Financial and Southern Connecticut Bancorp in the Merger Agreement

Naugatuck Valley Financial and Southern Connecticut Bancorp have made certain customary representations and warranties to each other in the merger agreement relating to their businesses. For information on these representations and warranties, please refer to the merger agreement attached as Appendix A. The representations and warranties must be true in all material respects through the completion of the merger unless the change does not have a material negative impact on the parties’ business, financial condition or results of operations. See “—Conditions to Completing the Merger.”

The representations and warranties contained in the merger agreement were made only for purposes of such agreement and are made as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purpose of allocating risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors as statements of factual information.

Terminating the Merger Agreement

The merger agreement may be terminated at any time prior to the completion of the merger, either before or after approval of the merger agreement by Southern Connecticut Bancorp stockholders, as follows:

•	by the written mutual consent of Naugatuck Valley Financial and Southern Connecticut Bancorp;

•

by either party, if the stockholders of Southern Connecticut Bancorp fail to approve the merger agreement (provided that Southern Connecticut Bancorp will only be entitled to terminate for this reason if it has complied with its obligations under the merger agreement with respect to its stockholder meeting);

66

•

by either party, if a required regulatory approval, consent or waiver is denied, any governmental entity has communicated to either party that the approval, consent or waiver is forthcoming or any governmental entity prohibits the consummation of the merger or the transactions contemplated by the merger agreement;

•

by either party, if the merger is not consummated by February 28, 2011, unless failure to complete the merger by that time is due to a misrepresentation, breach of a warranty or failure to fulfill a covenant by the party seeking to terminate the agreement;

•

by either party, if the other party makes a misrepresentation, breaches a warranty or fails to fulfill a covenant that has not been cured within 30 days following written notice to the party in default; or

•

by Naugatuck Valley Financial, if Southern Connecticut Bancorp materially breaches its agreements regarding the solicitation of other acquisition proposals or the submission of the merger agreement to stockholders, or if the board of directors of Southern Connecticut Bancorp does not recommend approval of the merger in the proxy statement–prospectus or withdraws or revises its recommendation in a manner adverse to new Naugatuck Valley Financial.

Termination Fee

If Naugatuck Valley Financial terminates the merger agreement as a result of a material breach by Southern Connecticut Bancorp of its agreements regarding the solicitation of other acquisition proposals or of its obligation to call a stockholder meeting and recommend approval of the merger, then Southern Connecticut Bancorp must pay Naugatuck Valley Financial $900,000.

If either party terminates the merger agreement as a result of the failure of Southern Connecticut Bancorp’s stockholders to approve the merger or if Naugatuck Valley Financial terminates the merger agreement because of a material breach by Southern Connecticut Bancorp, and, in either case, an acquisition proposal from a third party has been publicly announced, disclosed or communicated, then Southern Connecticut Bancorp must pay Naugatuck Valley Financial $450,000. If within 12 months after such termination, Southern Connecticut Bancorp consummates or enters into any agreement with respect to an acquisition proposal, then it must pay an additional $450,000. In no case shall Southern Connecticut Bancorp be obligated to pay termination fees in excess of $900,000.

The merger agreement also provides that if the merger agreement is terminated by either party because the merger has not been consummated by February 28, 2011 because the conversion has not been consummated by that date, then:

•

Naugatuck Valley Financial must pay Southern Connecticut Bancorp a termination fee of $900,000 if the failure to not consummate the conversion results from Naugatuck Valley Financial’s election not to consummate the conversion after having received the approval, consent or waiver of each governmental entity and satisfied all other conditions precedent required to consummate the conversion; or

•	Naugatuck Valley Financial must pay Southern Connecticut Bancorp a termination fee of $350,000 if the failure to not consummate the conversion results from any other reason.

Expenses

Each of new Naugatuck Valley Financial and Southern Connecticut Bancorp will pay its own costs and expenses incurred in connection with the merger.

Changing the Terms of the Merger Agreement

Before the completion of the merger, Naugatuck Valley Financial and Southern Connecticut Bancorp may agree to waive, amend or modify any provision of the merger agreement. However, after the vote by Southern Connecticut Bancorp stockholders, Naugatuck Valley Financial and Southern Connecticut Bancorp can make no amendment or modification that would reduce the amount or alter the kind of consideration to be received by Southern Connecticut Bancorp’s stockholders under the terms of the merger.

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Naugatuck Valley Financial’s

Proposal 4 and Southern Connecticut Bancorp’s

Proposal 2—Adjournment of the Special Meeting

If there are not sufficient votes to constitute a quorum or to approve the plan of conversion or the merger agreement at the time of the special meetings of Naugatuck Valley Financial or Southern Connecticut Bancorp, the plan of conversion or the merger agreement may not be approved unless the respective special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Naugatuck Valley Financial or Southern Connecticut Bancorp at the time of their respective special meetings to be voted for an adjournment, if necessary, Naugatuck Valley Financial and Southern Connecticut Bancorp have submitted the question of adjournment to their respective shareholders as a separate matter for their consideration. The boards of directors of Naugatuck Valley Financial and Southern Connecticut Bancorp recommend that shareholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to shareholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

The board of directors of Naugatuck Valley Financial recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve the plan of conversion or the proposal to approve the merger agreement.

The board of directors of Southern Connecticut Bancorp recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement.

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Use of Proceeds

[same as offering prospectus]

Our Dividend Policy

[same as offering prospectus]

69

Capitalization

[same as offering prospectus]

70

Regulatory Capital Compliance

[same as offering prospectus]

71

Pro Forma Data

[same as offering prospectus]

72

Business of Naugatuck Valley Financial

[same as offering prospectus]

73

Management’s Discussion and Analysis of Financial Condition

and Results of Operations of Naugatuck Valley Financial

[same as offering prospectus]

74

Business of Southern Connecticut Bancorp

[same as offering prospectus]

75

Management’s Discussion and Analysis of Financial Condition

and Results of Operations of Southern Connecticut Bancorp

[same as offering prospectus]

76

Our Management

[same as offering prospectus]

77

Stock Ownership of Naugatuck Valley Financial

Common Stock

[same as offering prospectus]

78

Stock Ownership of Southern Connecticut Bancorp

Common Stock

The following table sets forth certain information concerning the security ownership of Southern Connecticut Bancorp’s common stock as of                     , 2010 of Southern Connecticut Bancorp’s directors and named executive officers. Except as otherwise indicated, all shares are owned directly, and the named person possesses sole voting and sole investment power with respect to all such shares. No shares are pledged as collateral. Shares not outstanding but deemed beneficially owned because a person or member of a group has a right to acquire them within 60 days after                     , 2010 are treated as outstanding only when determining the amount and percent owned by such person or group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Directors
Elmer F. Laydon, Chairman of Southern Connecticut Bancorp, the Bank and SCB	182,365	(2)	6.61%
President Elmer F. Laydon Construction Corp. 69 Wheeler Street New Haven, CT 06512

Alfred J. Ranieri, Jr., M.D., Director of Southern Connecticut Bancorp and the Bank	63,080	(3)	2.32%
1455 Chapel Street New Haven, CT 06511

Carl R. Borrelli, Director of Southern Connecticut Bancorp, the Bank and SCB	69,694	(4)	2.56%
Treasurer All-Brite Electric, Inc. 4 Industry Drive, Ext. P.O. Box 26004 West Haven, CT 06516

Alphonse F. Spadaro, Jr., Vice Chairman of Southern Connecticut Bancorp, the Bank and SCB	37,776	(5)	1.39%
Managing Principal Levitsky & Berney, PC 100 Bradley Road Woodbridge, CT 06525

Joshua H. Sandman, Ph.D., Director of Southern Connecticut Bancorp and the Bank	34,338	(6)	1.26%
Vice President Deitsch Plastic Co., Inc. 14 Farwell Street West Haven, CT 06516

James S. Browstein, Esq., Director of Southern Connecticut Bancorp, the Bank and SCB	10,448	(7)	* %
Kantrovitz & Brownstein, P.C. One Bradley Road, Suite 305 Woodbridge, CT 06525

Non-Director Executive Officers
John H. Howland	39,274	(8)	1.45%
President & Chief Operating Officer of Southern Connecticut Bancorp and the Bank 215 Church Street New Haven, CT 06510

Stephen V. Ciancarelli	3,000	(9)	* %
Senior Vice President & Chief Financial Officer of Southern Connecticut Bancorp, the Bank and SCB 215 Church Street New Haven, CT 06510

All Southern Connecticut Bancorp directors and the executive officers, as a group (8 persons)	439,975	(10)	15.33%

*	Less than 1%
(1)	Percentages are based on a total of [2,695,902] shares of Common Stock outstanding on , 2010. For holders of options and warrants exercisable within 60 days after , 2010, the number of shares so exercisable by each holder has been added to the denominator for purposes of calculating such shareholder’s percentage ownership.

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(2)	Includes 15,039 shares of stock that may be acquired within 60 days by the exercise of warrants and 47,345 shares that may be acquired within 60 days by the exercise of options.
(3)	Includes 6,497 shares of stock that may be acquired within 60 days by the exercise of warrants and 18,538 shares that may be acquired within 60 days by the exercise of options.
(4)	Includes 5,967 shares of stock held by Mr. Borrelli’s spouse, 115 shares held by Mr. Borrelli’s daughter, 3,725 shares held by one of Mr. Borrelli’s sons, 1,650 shares held by another of Mr. Borrelli’s sons, and 4,986 shares held by certain of Mr. Borrelli’s grandchildren. Also includes 2,900 shares that may be acquired within 60 days by the exercise of warrants and 21,276 shares that may be acquired within 60 days by the exercise of options.
(5)	Includes 4,573 shares of stock that may be acquired within 60 days by the exercise of warrants and 14,203 shares that may be acquired within 60 days by the exercise of options.
(6)	Includes an aggregate of 8,142 shares of stock held by Mr. Sandman’s children, as well as 4,273 shares of stock held by the Sandman Family Trust, LLC, of which Mr. Sandman and his spouse are principals. Also includes 6,497 shares that may be acquired within 60 days by the exercise of warrants and 14,938 shares that may be acquired within 60 days by the exercise of options.
(7)	Includes 1,207 shares of stock held in trust by Mr. Brownstein’s spouse for the benefit of his son. Also, includes 1,733 shares of stock that may be acquired within 60 days by the exercise of warrants.
(8)	Includes 20,000 shares of stock that may be acquired within 60 days by the exercise of options.
(9)	Includes 1,000 shares of stock that may be granted within 60 days by the vesting of restricted stock.
(10)	Includes 37,239 shares of stock that may be acquired within 60 days by the exercise of warrants and 136,300 shares that may be acquired within 60 days by the exercise of options.

The following table sets forth certain information concerning those persons known to Southern Connecticut Bancorp who own more than five percent of Southern Connecticut Bancorp’s Common Stock as of             , 2010:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
DellaCamera Capital Master Fund, Ltd.	259,400	(2)	9.62%
200 Park Avenue, Suite 3300 New York, NY 10166

Wellington Management Company, LLP	142,275	(3)	5.28%
75 State Street Boston, MA 02109

Joseph Stilwell	136,391	(4)	5.06%
26 Broadway, 23rd Floor New York, NY 10004

(1)	Percent of class beneficially owned is based on an aggregate of [2,695,902] shares of Southern Connecticut Bancorp’s Common Stock outstanding as of , 2010.
(2)	Information with respect to DellaCamera Capital Master Fund, Ltd. is derived from the Schedule 13D/A dated June 20, 2007 filed by DellaCamera Capital Master Fund, Ltd. (“DellaCamera”) with the SEC on June 27, 2007. DellaCamera is a private investment fund whose investment objective is to achieve returns for investors through different market cycles while preserving investors capital. DellaCamera is the direct owner of the 259,400 shares of Southern Connecticut Bancorp’s Common stock.
(3)	Information with respect to Wellington Management Company, LLP is derived from the Schedule 13G/A dated December 31, 2009 filed by Wellington Management Company, LLP (“Wellington”) with the SEC on February 12, 2010. Wellington is an investment advisor which may be deemed to beneficially own the 142,275 shares of Southern Connecticut Bancorp’s Common Stock held of record by clients of Wellington, which clients are entitled to receive or have the power to direct the receipt of dividends from or the proceeds from the sale of such shares. Wellington has shared voting power over 142,275 shares.
(4)	Information with respect to Joseph Stilwell (“Mr. Stilwell”) is derived from the Schedule 13G dated February 25, 2010 filed by Mr. Stilwell with the SEC on March 5, 2010, with respect to the 136,391 shares of Southern Connecticut Bancorp’s Common Stock deemed to be beneficially owned by Mr. Stilwell, including shares of Common Stock held in the names of Stilwell Associates, L.P., Stilwell Partners, L.P., Stilwell Offshore Ltd., and Stilwell Associates Insurance Fund of The S.A.L.I. Multi-Series Fund L.P. (“Stilwell SALI Fund”), in Mr. Stilwell’s capacities as the general partner of Stilwell Partners, L.P., and as the managing and sole member of Stilwell Value LLC, which is the general partner of Stilwell Associates, L.P., and as the managing and sole member of Stilwell Management LLC, which has a managing agreement with Stilwell Offshore Ltd., of which Mr. Stilwell is also a director, and as the managing and sole member of Stilwell Advisors LLC, which is the general partner of Stilwell SALI Fund.

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Subscriptions by Executive Officers and Directors

[same as offering prospectus]

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Regulation and Supervision

[same as offering prospectus]

Federal and State Taxation

[same as offering prospectus]

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Comparison of Shareholders’ Rights for

Naugatuck Valley Financial Shareholders

[same as offering prospectus]

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Comparison of Shareholders’ Rights for

Southern Connecticut Bancorp Shareholders

As a result of the merger, current holders of Southern Connecticut Bancorp common stock will become shareholders of new Naugatuck Valley Financial. There are certain differences in shareholder rights arising from distinctions between the certificate of incorporation and bylaws of Southern Connecticut Bancorp and the articles of incorporation and bylaws of new Naugatuck Valley Financial and from distinctions between laws with respect to Connecticut law and Maryland law.

In some instances, the rights of shareholders of new Naugatuck Valley Financial will be less than the rights shareholders of Southern Connecticut Bancorp currently have. The decrease in shareholder rights under the Maryland articles of incorporation and bylaws are not mandated by Maryland law but have been chosen by management as being in the best interest of new Naugatuck Valley Financial. In some instances, the differences in shareholder rights may increase management rights. In other instances, the provisions in new Naugatuck Valley Financial’s articles of incorporation and bylaws described below may make it more difficult to pursue a takeover attempt that management opposes. These provisions will also make the removal of the board of directors or management, or the appointment of new directors, more difficult. We believe that the provisions described below are prudent and will enhance our ability to remain an independent financial institution and reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the conversion proceeds into productive assets and allow us to implement our business plan during the initial period after the conversion. We believe these provisions are in the best interests of new Naugatuck Valley Financial and its shareholders.

The following discussion is not intended to be a complete statement of the differences affecting the rights of shareholders, but rather summarizes the more significant differences and certain important similarities. The discussion herein is qualified in its entirety by reference to the articles of incorporation and bylaws of new Naugatuck Valley Financial and Maryland law.

Authorized Capital Stock.

New Naugatuck Valley Financial. The authorized capital stock of new Naugatuck Valley Financial will consist of 25,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share.

Southern Connecticut Bancorp. The authorized capital stock of Southern Connecticut Bancorp consists of 5,000,000 shares of common stock, par value $0.01 per share, and 500,000 shares of preferred stock, no par value.

Southern Connecticut Bancorp’s certificate of incorporation and new Naugatuck Valley Financial’s articles of incorporation both authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates and liquidation preferences. Although neither board of directors has any intention at the present time of doing so, it could issue a series of preferred stock that could, depending on its terms, impede a merger, tender offer or other takeover attempt.

Preemptive Rights. Neither the articles of incorporation and bylaws of new Naugatuck Valley Financial nor the certificate of incorporation and bylaws of Southern Connecticut Bancorp provide for preemptive rights to shareholders in connection with the issuance of capital stock.

Voting Rights. Neither the articles of incorporation of new Naugatuck Valley Financial nor the certificate of incorporation of Southern Connecticut Bancorp permits cumulative voting in the election of directors. Cumulative voting entitles you to a number of votes equaling the number of shares you hold multiplied by the number of directors to be elected. Cumulative voting allows you to cast all your votes for a single nominee or apportion your votes among any two or more nominees. For example, when three directors are to be elected, cumulative voting allows a holder of 100 shares to cast 300 votes for a single nominee, apportion 100 votes for each nominee, or apportion 300 votes in any other manner.

Payment of Dividends. The ability of Naugatuck Valley Savings and Loan to pay dividends on its capital stock is restricted by Office of Thrift Supervision regulations and by tax considerations related to savings associations. Naugatuck Valley Savings and Loan will continue to be subject to these restrictions after the conversion, and such restrictions will indirectly affect new Naugatuck Valley Financial because dividends from Naugatuck Valley Savings and Loan will be a primary source of funds for the payment of dividends to the shareholders of new Naugatuck Valley Financial.

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Both Maryland and Connecticut law generally provide that, unless otherwise restricted in a corporation’s articles of incorporation, a corporation’s board of directors may authorize and a corporation may pay dividends to shareholders. However, a distribution generally may not be made if, after giving effect thereto, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than its total liabilities.

Board of Directors.

New Naugatuck Valley Financial. The number of directors of New Naugatuck Valley Financial will be fixed from time to time by vote of the board of directors; provided, however, that the number of directors will never be less than one.

The articles of incorporation of new Naugatuck Valley Financial require the board of directors to be divided into three classes as nearly equal in number as possible and that the members of each class be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Under the bylaws of new Naugatuck Valley Financial, any vacancy occurring in the board of directors, however caused, may be filled by an affirmative vote of the majority of the directors then in office, whether or not a quorum is present. Any director of new Naugatuck Valley Financial so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor shall have been elected and qualified.

The bylaws of new Naugatuck Valley Financial provide that to be eligible to serve on the board of directors a person must not: (1) be under indictment for, or ever have been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) be a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) have been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit, or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency.

Pursuant to the bylaws of new Naugatuck Valley Financial no person 70 years of age is eligible for election, reelection, appointment, or reappointment to the board of directors. In addition, no director shall serve as such beyond the annual meeting following the director becoming 70.

Under the bylaws of new Naugatuck Valley Financial, directors may be removed only for cause by the vote of the holders of a majority of the shares of stock entitled to vote in an election of directors.

Southern Connecticut Bancorp. Under the certificate of incorporation of Southern Connecticut Bancorp, the board of directors will consist of not less than three (3) nor more than twelve (12) members.

The certificate of incorporation of Southern Connecticut Bancorp requires the board of directors to be divided into three classes as nearly equal in number as possible and that the members of each class be elected for a term of three years or until their successors are elected and qualified, with one class being elected annually. Under the certificate of incorporation of Southern Connecticut Bancorp, any vacancy occurring in the board of directors, including a vacancy resulting from an increase in the number of directors, may be filled by an affirmative vote of the majority of the directors then in office, whether or not a quorum is present.

Under the certificate of incorporation of Southern Connecticut Bancorp, shareholders may remove a director only for cause by the vote of two-thirds of the shares of stock entitled to vote at a meeting.

Limitations on Liability.

New Naugatuck Valley Financial. The articles of incorporation of new Naugatuck Valley Financial provide that, to the fullest extent permitted under Maryland law, the directors and officers of new Naugatuck Valley Financial shall have no personal liability to new Naugatuck Valley Financial or its shareholders for money damages except (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (3) to the extent otherwise provided by the Maryland General Corporation Law.

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Southern Connecticut Bancorp. The certificate of incorporation of Southern Connecticut Bancorp provides that the personal liability of any directors to Southern Connecticut Bancorp or its shareholders for monetary damages for breach of duty as a director shall be limited to an amount equal to the compensation received by the director for serving Southern Connecticut Bancorp as a director during the year of the violation if such breach did not: (1) involve a knowing and culpable violation of law by the director; (2) enable the director or an associate, as defined in Section 33-840 of the Connecticut General Statutes, to receive an improper personal economic gain; (3) show a lack of good faith and a conscious disregard for the duty of the director to Southern Connecticut Bancorp under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to Southern Connecticut Bancorp; (4) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to Southern Connecticut Bancorp; or (5) create liability under Section 33-757 of the Connecticut General Statutes.

Indemnification of Directors, Officers, Employees and Agents.

New Naugatuck Valley Financial. The articles of incorporation of new Naugatuck Valley Financial provides that it will indemnify its directors and officers, whether serving it or at its request any other entity, to the fullest extent required or permitted under Maryland law. Such indemnification includes the advancement of expenses. The articles of incorporation of new Naugatuck Valley Financial also provides that new Naugatuck Valley Financial will indemnify its employees and agents and any director, officer, employee or agent of any other entity to such extent as shall be authorized by the board of directors and be permitted by law.

Southern Connecticut Bancorp. The certificate of incorporation of Southern Connecticut Bancorp provides that it will indemnify its directors to the fullest extent permitted by law for liability, as defined in Section 33-770(5) of the Connecticut General Statutes, to any person for any action taken, or any failure to take any action, as a director, except liability that (1) involved a knowing and culpable violation of law by the director, (2) enabled the director or an associate (as defined in Section 33-840 of the Connecticut General Statutes to receive an improper personal gain, (3) showed a lack of good faith and conscious disregard for the duty of the director to Southern Connecticut Bancorp under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to Southern Connecticut Bancorp, (4) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to Southern Connecticut Bancorp, or (5) created liability under section 33-757 of the Connecticut General Statutes.

Special Meetings of Shareholders.

New Naugatuck Valley Financial. The bylaws of new Naugatuck Valley Financial provide that special meetings of shareholders may be called by the Chairman, President, a majority of the board of directors or the holders of not less than a majority of the outstanding capital stock of Naugatuck Valley Financial entitled to vote at the meeting.

Southern Connecticut Bancorp. The bylaws of Southern Connecticut Bancorp provide that special meetings of the shareholders may be called for any purpose at any time by the board of directors or by shareholders holding at least 10% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, provided such shareholders sign, date, and deliver to Southern Connecticut Bancorp’s secretary one or more written demands for the meeting describing the purpose or purposes for which the meeting is to be held.

Shareholder Nominations and Proposals.

New Naugatuck Valley Financial. The bylaws of new Naugatuck Valley Financial provide an advance notice procedure for shareholders to nominate directors or bring other business before an annual or special meeting of shareholders of new Naugatuck Valley Financial. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the new Naugatuck Valley Financial board of directors or by a shareholder who has given appropriate notice to new Naugatuck Valley Financial before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given new Naugatuck Valley Financial appropriate notice of its intention to bring that business before the meeting. New Naugatuck Valley Financial’s secretary must receive notice of the nomination or proposal not less than 90 days before the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder who desires to raise new business must

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provide certain information to new Naugatuck Valley Financial concerning the nature of the new business, the shareholder, the shareholder’s ownership in new Naugatuck Valley Financial and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide new Naugatuck Valley Financial with certain information concerning the nominee and the proposing shareholder.

Southern Connecticut Bancorp. The bylaws of Southern Connecticut Bancorp provide an advance notice procedure for shareholders to nominate directors or bring other business before an annual or special meeting of shareholders of Southern Connecticut Bancorp. For shareholder proposals to be properly brought before a meeting by a shareholder, the shareholder must have given timely notice in writing to Southern Connecticut Bancorp’s Secretary. To be timely, a shareholder’s notice must be delivered to Southern Connecticut Bancorp’s Secretary not later than the close of business on the sixtieth (60th) day nor earlier than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year’s annual meeting (or not earlier than the ninetieth (90th) day prior to a special meeting nor later than the sixtieth (60th) day prior to such special meeting); provided, however, that in the event that the date of an annual meeting is more than thirty (30) days before or more than sixty (60) days after such an anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) days prior to such annual meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by Southern Connecticut Bancorp. A shareholder who desires to raise new business must provide certain information to Southern Connecticut Bancorp concerning the nature of the new business, the shareholder, the shareholder’s ownership in Southern Connecticut Bancorp and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide Southern Connecticut Bancorp with certain information concerning the nominee and the proposing shareholder.

Shareholder Action Without a Meeting.

New Naugatuck Valley Financial. Under Maryland law, action may be taken by shareholders of new Naugatuck Valley Financial without a meeting if all shareholders entitled to vote on the action give written consent to taking such action without a meeting. Similarly, the bylaws of Naugatuck Valley Financial provide that action may be taken by shareholders without a meeting if all shareholders entitled to vote on the matter consent to the taking of such action without a meeting.

Southern Connecticut Bancorp. Under Connecticut law, action may be taken by shareholders of Southern Connecticut Bancorp without a meeting if all shareholders entitled to vote on the action give written consent to taking such action without a meeting. However, the bylaws of Southern Connecticut Bancorp provide that no action may be taken by shareholders on written consent without a meeting.

Shareholder’s Right to Examine Books and Records.

New Naugatuck Valley Financial. Under Maryland law, a shareholder who has been a shareholder of record for at least six months or who holds, or is authorized in writing by holders of, at least 5% of the outstanding shares of any class or series of stock of a corporation has the right, for any proper purpose and upon at least 20 days’ written notice, to inspect in person or by agent, the corporation’s books of account and its stock ledger. In addition, under Maryland law, any shareholder or his agent, upon at least seven days’ written notice, may inspect and copy during usual business hours, the corporation’s bylaws, minutes of the proceedings of shareholders’ annual statements of affairs and voting trust agreements.

Southern Connecticut Bancorp. Under Connecticut law, any shareholder, upon at least five (5) days written notice, has the right to inspect, during regular business hours and at a reasonable location determined by the corporation, the corporation’s certificate of incorporation, bylaws, minutes, shareholder communications within the last three years, directors’ and officers’ names and business addresses, most recent annual report, accounting records and shareholder record; provided, however, that such shareholder demand to inspect must be made in good faith and for a proper purpose.

Limitations on Voting Rights.

New Naugatuck Valley Financial. The articles of incorporation of new Naugatuck Valley Financial provide that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of shareholders entitled to vote on any matter, beneficially owns in

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excess of 10% of the then-outstanding shares of common stock, be entitled, or permitted to any vote in respect of the shares held in excess of the limit. This limitation does not apply to any director or officer acting solely in their capacities as directors and officers, or any employee benefit plans of new Naugatuck Valley Financial or any subsidiary or a trustee of a plan.

In addition, Office of Thrift Supervision regulations provide that for a period of three years following the date of the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of new Naugatuck Valley Financial’s equity securities without the prior written approval of the Office of Thrift Supervision. Where any person acquires beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the shareholders for a vote.

Southern Connecticut Bancorp. The certificate of incorporation of Southern Connecticut Bancorp provides that no person or group of persons acting in concert, may acquire 10% or more of any class of the issued and outstanding stock of Southern Connecticut Bancorp, unless (i) such acquisition has been approved prior to its consummation by the affirmative vote of at least two-thirds of the board of directors or at least two-thirds of the holders of the outstanding stock of Southern Connecticut Bancorp entitled to vote at a duly constituted meeting of shareholders called for such purpose, and (ii) all applicable federal and Connecticut state regulatory requirements are met. In the event that the above requirements are not met, the amount beneficially owned by such acquiror in excess of 10% of the then-outstanding shares of common stock, will no longer be entitled to vote on any matter or to take other shareholder action or be counted in determining the total number of outstanding shares for purposes of any matter involving shareholder action.

Business Combinations with Interested Shareholders.

New Naugatuck Valley Financial. Under Maryland law, “business combinations” between new Naugatuck Valley Financial and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested shareholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as: (1) any person who beneficially owns 10% or more of the voting power of new Naugatuck Valley Financial’s voting stock after the date on which new Naugatuck Valley Financial had 100 or more beneficial owners of its stock; or (2) an affiliate or associate of new Naugatuck Valley Financial at any time after the date on which new Naugatuck Valley Financial had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of new Naugatuck Valley Financial A person is not an interested shareholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between new Naugatuck Valley Financial and an interested shareholder generally must be recommended by the board of directors of new Naugatuck Valley Financial and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of new Naugatuck Valley Financial and (2) two-thirds of the votes entitled to be cast by holders of voting stock of new Naugatuck Valley Financial other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder. These super-majority vote requirements do not apply if new Naugatuck Valley Financial’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

Southern Connecticut Bancorp. Under Connecticut law, a proposed consolidation, merger, liquidation, dissolution, share exchange, sale, lease, mortgage pledge, reclassification of securities, or transfer must be approved by the board of directors and then be approved by the affirmative vote of at least 80% of the outstanding shares entitled to be cast, and by

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two-thirds of the outstanding shares entitled to be cast, other than stock held by the interested shareholder who is or whose affiliate is a party to the business combination. However, the stockholder vote requirement does not apply in the event certain statutory fair price provisions are met.

In addition, unless the transaction is approved in advance by the majority vote of the non-employee directors, of which there must be at least two, a Connecticut corporation is prohibited from engaging in any business combination with any of interested shareholders, a holder of 10% or more of the target corporation’s stock, for a period of five (5) years following the interested shareholder’s acquisition of sufficient shares to become an interested shareholder.

In addition, the Connecticut Tender Offer Act prevents a person from making a tender offer involving a target company in Connecticut, or from purchasing any equity securities of a target company pursuant to a tender offer, unless the offer is “effective” under the Connecticut Tender Offer Act or is exempted by Connecticut’s Banking Commissioner. Before an offer can become “effective,” the offeror must file a registration statement with the Connecticut’s Banking Commissioner, or a Schedule 14D-1 with the SEC, as applicable. The offeror must also deliver a copy of the registration statement of Schedule 14D-1 to the target company’s principal executive offices, and publicly disclose the material terms of the proposed offer “not later than the date of filing the registration statement.”

Dissenters’ Rights of Appraisal.

New Naugatuck Valley Financial. Under Maryland law, shareholders of new Naugatuck Valley Financial have the right to dissent from any plan of merger or consolidation to which new Naugatuck Valley Financial is a party, and to demand payment for the fair value of their shares unless the articles of incorporation provide otherwise. Pursuant to new Naugatuck Valley Financial’s articles of incorporation, holders of new Naugatuck Valley Financial common stock are not entitled to exercise the rights of an objecting shareholder.

Southern Connecticut Bancorp. Under Connecticut law, when shareholder approval is required for a merger, a shareholder is entitled to assert appraisal rights and demand payment for the fair value of their shares. Appraisal rights are not available for holders of shares listed on the New York Stock Exchange or the American Stock Exchange or designated as a National Market System security. The certificate of incorporation of Southern Connecticut Bancorp does not limit dissenters’ rights of appraisal.

Amendment of Governing Instruments.

New Naugatuck Valley Financial. The articles of incorporation of new Naugatuck Valley Financial generally may be amended by the holders of a majority of the shares entitled to vote, provided that any amendment of Section C of Article Sixth (limitation on common stock voting rights), Section B of Article Seventh (classification of board of directors), Sections F and J of Article Eighth (amendment of bylaws and elimination of director and officer liability) and Article Tenth (amendment of certain provisions of the Articles), must be approved by the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote, except that the board of directors may amend the articles of incorporation without any action by the shareholders to the fullest extent allowed under Maryland law.

The bylaws of new Naugatuck Valley Financial may be amended by the affirmative vote of a majority of the directors or by the vote of the holders of not less than 75% of the votes entitled to be cast by holders of the capital stock of new Naugatuck Valley Financial entitled to vote generally in the election of directors (considered for this purpose as one class) at a meeting of the shareholders called for that purpose at which a quorum is present (provided that notice of such proposed amendment is included in the notice of such meeting).
Southern Connecticut Bancorp. The certificate of incorporation of Southern Connecticut Bancorp may be amended or repealed upon approval of at least a majority of the shares entitled to be cast on the matter, except for a modification or repeal of Article IX or a change in the quorum and voting requirements of Article V, both of which require the approval of two-thirds of the votes cast in favor of the matter.

The bylaws of Southern Connecticut Bancorp may be amended or repealed by the affirmative vote of at least a majority of the board of directors, subject to the right of the shareholders to amend any provision of the bylaws upon approval of at least a majority of the shares cast on the matter.

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Restrictions on Acquisition of New Naugatuck Valley Financial

[same as offering prospectus]

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Description of New Naugatuck Valley Financial Capital Stock

[same as offering prospectus]

Transfer Agent and Registrar

The transfer agent and registrar for the common stock of Naugatuck Valley Financial will be Registrar and Transfer Company, Cranford, New Jersey.

Registration Requirements

In connection with the conversion and offering, we will register our common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the conversion and offering. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

Legal and Tax Opinions

The legality of our common stock has been passed upon for us by Kilpatrick Stockton LLP, Washington, D.C. The federal income tax consequences of the conversion have been opined upon by Kilpatrick Stockton LLP. Whittlesey & Hadley, P.C. has provided an opinion to us regarding the Connecticut income tax consequences of the conversion. Kilpatrick Stockton LLP also will be passing on certain tax matters for Naugatuck Valley Financial in connection with the merger. Day Pitney LLP will be passing on certain tax matters for Southern Connecticut Bancorp in connection with the merger.

Experts

The consolidated financial statements of Naugatuck Valley Financial and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, have been included herein in reliance upon the report of Whittlesey & Hadley, P.C., independent registered public accounting firm, which is included herein and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Southern Connecticut Bancorp and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein and are included in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.

FinPro has consented to the summary in this proxy statement/prospectus report to us setting forth its opinion as to our estimated pro forma market value and to the use of its name and statements with respect to it appearing in this proxy statement/prospectus.

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Submission of Business Proposals and Shareholder Nominations

Naugatuck Valley Financial

If the conversion is completed as expected, Naugatuck Valley Financial will no longer exist. Naugatuck Valley Financial will not hold an annual meeting of stockholders in 2011 if the conversion is completed as expected.

If the conversion is not completed, Naugatuck Valley Financial will hold its annual meeting of stockholders in 2011. Naugatuck Valley Financial must receive proposals that stockholders seek to include in the proxy statement for the Naugatuck Valley Financial’s next annual meeting no later than December 31, 2010. If next year’s annual meeting is held on a date more than 30 calendar days from May 28, 2011, a stockholder proposal must be received by a reasonable time before Naugatuck Valley Financial begins to print and mail its proxy solicitation material for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission. Naugatuck Valley Financial’s bylaws provide that in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations and/or proposals to the Secretary not less than 30 days before the date of the annual meeting; provided that if less than 40 days’ notice or prior public disclosure of the date of the annual meeting is given to stockholders, such notice must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed to stockholders or prior public disclosure of the meeting date was made. A copy of the Bylaws may be obtained from Naugatuck Valley Financial.

If the conversion is completed as expected, new Naugatuck Valley Financial will hold its first annual meeting of stockholders as a public company in 2011. Under new Naugatuck Valley Financial’s bylaws a person may not be nominated for election as a director unless that person is nominated by or at the direction of the new Naugatuck Valley Financial board of directors or by a shareholder who has given appropriate notice to new Naugatuck Valley Financial before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given new Naugatuck Valley Financial appropriate notice of its intention to bring that business before the meeting. New Naugatuck Valley Financial’s secretary must receive notice of the nomination or proposal not less than 90 days before the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

Southern Connecticut Bancorp

Southern Connecticut Bancorp intends to hold a 2011 annual meeting of stockholders only if the merger agreement is terminated. Shareholders may make nominations of individuals for election to the board at Southern Connecticut Bancorp’s annual meeting of shareholders in 2011. Such nominations shall be made in writing and shall be delivered or mailed and received by the Corporate Secretary of Southern Connecticut Bancorp not less than 60 or more than 90 calendar days prior to Southern Connecticut Bancorp’s 2011 annual meeting, which, if the merger agreement is terminated, is expected to be held on June 21, 2011.

Any proposal intended to be presented by a shareholder at Southern Connecticut Bancorp’s 2011 annual meeting which is not a nomination to the Board must be presented to Southern Connecticut Bancorp in writing, and must be delivered to the Corporate Secretary of Southern Connecticut Bancorp not less than 60 nor more than 90 calendar days prior to Southern Connecticut Bancorp’s 2011 annual meeting, which is expected to be held on June 21, 2011.

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Southern Connecticut Bancorp must receive proposals that shareholders seek to include in the proxy statement for the 2011 annual meeting no later than December 27, 2010. If the 2011 annual meeting is held on a date more than 30 calendar days from June 21, 2011, a shareholder proposal must be received by a reasonable time before Southern Connecticut Bancorp begins to print and mail its proxy solicitation for such annual meeting. Any shareholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

Miscellaneous

If you and others who share your address own your shares in street name, your broker or other holder of record may be sending only one Annual Report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a shareholder residing at such an address wishes to receive a separate Annual Report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in street name and are receiving multiple copies of our Annual Report and proxy statement, you can request householding by contacting your broker or other holder of record.

Where You Can Find More Information

New Naugatuck Valley Financial has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock to be issued in exchange for shares of Naugatuck Valley Financial common stock and the common stock to be issued in the merger. This proxy statement/prospectus forms a part of the registration statement. The registration statement, including the exhibits, contains additional relevant information about new Naugatuck Valley Financial’s common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this proxy statement/prospectus. In addition, Naugatuck Valley Financial and Southern Connecticut Bancorp file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these documents and the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement and the filings made by Naugatuck Valley Financial and Southern Connecticut Bancorp also are available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.”

Naugatuck Valley Mutual Holding Company has filed an application for approval of the plan of conversion with the Office of Thrift Supervision. This proxy statement/prospectus omits certain information contained in the application. The application may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, NW, Washington, D.C. 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the Northeast Regional Office of the Office of Thrift Supervision, Harborside Financial Center Plaza Five, Suite 1600, Jersey City, New Jersey 07311.

A copy of the plan of conversion is available without charge from Naugatuck Valley Savings and Loan.

The appraisal report of FinPro, Inc. has been filed as an exhibit to our registration statement and to our application to the Office of Thrift Supervision. Portions of the appraisal report were filed electronically with the Securities and Exchange Commission and are available on its Web site as described above. The entire appraisal report is available at the public reference room of the Securities and Exchange Commission and the offices of the Office of Thrift Supervision as described above.

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Index to Consolidated Financial Statements

The financial statements to be included in the proxy statement/prospectus will be identical to those included in the offering prospectus included in this Registration Statement.

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Appendix A

[Filed merger agreement to be inserted]

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Appendix B

February 22, 2010

Board of Directors

Naugatuck Valley Financial Corporation

333 Church Street

Naugatuck, CT 06770

Members of the Board:

Naugatuck Valley Financial Corporation (“NVSL”), and Southern Connecticut Bancorp, Inc. (“SSE”) have entered into an Agreement and Plan of Merger, dated as of February 22, 2010 (the “Agreement”), pursuant to which SSE will be merged with and into Newco (as defined in the Agreement, hereafter referred to as “new Naugatuck Valley Financial”). You have requested our opinion as to the fairness, from a financial point of view to holders of NVSL common stock, of the consideration to be paid to shareholders of SSE pursuant to the Agreement.

In connection with the merger, it is intended that NVSL will reorganize and convert from the mutual holding company form of organization to the stock holding company form of organization pursuant to certain transactions (the “Conversion”) as the result of which, inter alia, Naugatuck Valley Savings and Loan will become a wholly owned subsidiary of new Naugatuck Valley Financial, and that in connection with such Conversion, new Naugatuck Valley Financial will conduct a subscription offering of its common stock, and if necessary a community and/or syndicated community offering, and exchange of its common stock for shares of NVSL common stock held by persons other than Naugatuck Valley Mutual Holding Company, all pursuant to a plan of conversion and subject to regulatory review and amendment in connection with such review as provided therein.

Under the terms of the Agreement, each share of SSE common stock, $0.01 par value, issued and outstanding immediately prior to the merger (“SSE Shares”) will be converted into, at the election of the holder, the right to receive either (a) shares of common stock of new Naugatuck Valley Financial, the exchange ratio to be determined based upon the conversion appraisal of new Naugatuck Valley Financial and with a market value of $7.25 per share of SSE (“Stock Consideration”) or (b) $7.25 in cash, without interest (“Cash Consideration”), subject to proration so that 50% of the total number of SSE Shares shall be converted into the Stock Consideration and the remaining SSE Shares shall be converted into the Cash Consideration. The aggregate of the Cash Consideration and Stock Consideration payable and/or issuable pursuant to the Agreement is referred to herein as the “Merger Consideration”. The terms and conditions of the merger are more fully set forth in the Agreement.

Ostrowski & Company, Inc., (“O&Co”) as part of its financial advisory business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. We have acted as NVSL’s financial advisor in connection with the merger and will receive a fee for our services, a portion of which is contingent upon consummation of the merger, and NVSL has agreed to indemnify us against certain liabilities in connection with our engagement.

In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of NVSL and SSE. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of NVSL; (iii) certain publicly available financial statements and other historical financial information of SSE; (iv) internal SSE financial projections for the year ending December 31, 2009 prepared by and reviewed with management of SSE; (v) internal financial projections for NVSL for the year ending December 31, 2009 prepared by and reviewed with management of NVSL; (vi) the publicly reported historical price and trading activity for NVSL’s and SSE’s common stock, including a comparison of certain financial and stock market information for NVSL and SSE with similar publicly available information for certain other financial institutions deemed comparable or otherwise relevant; (vii) the financial terms of certain recent business combinations in the banking industry that we deemed comparable or otherwise relevant; and, (viii) such other studies and analyses and financial, economic and market criteria we considered appropriate. We also discussed with members of senior management of NVSL the business, financial condition, regulatory matters, results of operations and prospects of NVSL and held similar discussion with certain members of senior management of SSE regarding the business, financial condition, regulatory matters, results of operations and prospects of SSE.

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In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was provided to us or discussed with us by NVSL or SSE or that was otherwise publicly available and reviewed by us and have assumed such accuracy and completeness for purposes of arriving at our opinion. We have further relied on the assurances of management of NVSL and SSE as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefore) and that they are not aware of any facts or circumstances that would make any of the information provided to us inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets and liabilities (contingent or otherwise) of NVSL or SSE.

In connection with rendering our opinion, we have assumed that there has been no change material to our analysis in NVSL’s or SSE’s assets, financial condition, results of operation, business or prospects since the date of the most recent financial statements made available to us. We have also assumed in all respects material to our analysis that NVSL and SSE will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement, that the conditions precedent in the Agreement are not waived and that the merger will qualify as a tax-free reorganization for federal income tax purposes. We have also assumed that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, amendments or modifications will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger. Finally, with your consent, we have relied upon the advice NVSL has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters related to the merger and the other transactions contemplated by the Agreement.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of NVSL and SSE; (ii) the assets and liabilities of NVSL and SSE; and (iii) the nature and terms of certain other merger transactions involving financial institutions. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in valuation of financial institutions and knowledge of the financial services industry generally. Our opinion is necessarily based on conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

Our opinion is directed at the Board of Directors of NVSL in connection with its consideration of the merger and does not constitute a recommendation to any holder of NVSL common stock as to how such holder should vote at any meeting called to consider and vote upon the merger. Our opinion is directed only to the fairness of the Merger Consideration to holders of NVSL common stock from a financial point of view and does not address the underlying business decision of NVSL to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for NVSL or the effects of any other transaction in which NVSL might engage.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid to shareholders of SSE is fair, from a financial point of view, to holders of NVSL common stock.

Very truly yours,

/s/ Ostrowski & Company, Inc.

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Appendix C

February 22, 2010

Board of Directors

Southern Connecticut Bancorp, Inc.

215 Church Street New Haven, CT 06510

Members of the Board:

Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus” or “we”) has been advised that Southern Connecticut Bancorp, Inc. (“Southern Connecticut” or the “Company”) is considering entering into an Agreement and Plan of Merger (the “Merger Agreement”) with Naugatuck Valley Financial Corporation and Newco, a to be formed stock corporation (together with Newco, “Naugatuck”), pursuant to which Southern Connecticut will merge with and into Naugatuck, with Naugatuck continuing as the surviving corporation, and each issued and outstanding share of common stock, $0.01 par value per share, of Southern Connecticut (other than shares held directly or indirectly by Naugatuck (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted)) (the “Shares”), will be converted into the right to receive, at the election of the holder thereof, either: (a) 0.725 shares of Naugatuck common stock, $0.01 par value per share (the “Per Share Stock Consideration”); (b) $7.25 in cash (the “Per Share Cash Consideration”); or (c) a combination of the Per Share Stock Consideration and Per Share Cash Consideration (the Per Share Stock Consideration and Per Share Cash Consideration are collectively referred to as, the “Per Share Merger Consideration”), pursuant to the terms and conditions (including, without limitation, the allocation and pro-ration procedures and the limitation that fifty percent (50%) of the Merger Consideration will be paid in Naugatuck common stock with the remainder to be paid with cash), on terms and conditions more fully set forth in the Merger Agreement (the “Merger”).

You have requested Stifel Nicolaus’ opinion, as investment bankers, as to the fairness, from a financial point of view, to the holders of Shares of the Per Share Merger Consideration to be paid by Naugatuck to the holders of Shares in connection with the Merger pursuant to the Merger Agreement (the “Opinion”).

In rendering our Opinion, we have, among other things:

(i)	reviewed and analyzed a draft copy of the Merger Agreement dated February 22, 2010;

(ii)	reviewed and analyzed the audited consolidated statements of financial condition of Southern Connecticut as of December 31, 2008, 2007 and 2006 and the related consolidated statements of income, shareholders’ equity and cash flows for each of such fiscal years and the unaudited consolidated statements of condition of Southern Connecticut as of December 31, 2009, September 30, 2009, June 30, 2009, and March 31, 2009, and the related unaudited consolidated statements of income for the three-month, six-month, nine-month and twelve-month periods then ended;

(iii)	reviewed and analyzed the audited consolidated statements of financial condition of Naugatuck as of December 31, 2008, 2007 and 2006 and the related consolidated statements of income, shareholders’ equity and cash flows for each of such fiscal years and the unaudited consolidated statements of condition of Naugatuck as of September 30, 2009, June 30, 2009, and March 31, 2009, and the related unaudited consolidated statements of income for the three-month, six-month and nine-month periods then ended;

(iv)	reviewed and analyzed certain other publicly available information concerning Southern Connecticut and Naugatuck;

(v)	held discussions with Naugatuck’s and Southern Connecticut’s senior management, including estimates of certain cost savings, operating synergies, merger charges and the pro forma financial impact of the Merger on Naugatuck;

(vi)	reviewed certain non-publicly available information concerning Southern Connecticut, including internal financial analyses and forecasts prepared by Southern Connecticut’s management, and held discussions with Southern Connecticut’s senior management regarding Southern Connecticut’s and The Bank of Southern Connecticut’s operating performance, financial condition and future prospects, as well as recent developments;

(vii)	participated in certain discussions and negotiations between representatives of Southern Connecticut and Naugatuck;

(viii)	reviewed the reported prices and trading activity of the publicly traded equity securities of Naugatuck and Southern Connecticut;

(ix)	analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to our analysis;

(x)	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis, including companies that recently underwent a conversion from the mutual to stock form of organization;

(xi)	conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our opinion; and

(xii)	took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of the banking industry generally.

In rendering our Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel Nicolaus by or on behalf of Southern Connecticut or Naugatuck, or that was otherwise reviewed by Stifel Nicolaus, and have not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to us by Southern Connecticut and Naugatuck (including, without limitation, potential cost savings and operating synergies realized by Naugatuck post-Merger), we have assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the respective managements of Southern Connecticut and Naugatuck as to the future operating and financial performance of Southern Connecticut and The Bank of Southern Connecticut, and that they provided a reasonable basis upon which we could form our Opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel Nicolaus has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of Southern Connecticut and Naugatuck since the date of the last financial statements made available to us. We have also assumed, without independent verification and with your consent, that the aggregate allowances for loan losses set forth in the financial statements of Southern Connecticut and Naugatuck are in the aggregate adequate to cover all such losses. We did not make or obtain any independent evaluation, appraisal or physical inspection of Southern Connecticut’s or Naugatuck’s assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets, nor did we review loan or credit files of Southern Connecticut or Naugatuck. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel Nicolaus assumes no responsibility for their accuracy. We relied on advice of Southern Connecticut’s counsel as to certain legal and tax matters with respect to Southern Connecticut, the Merger Agreement and the Merger and other transactions and other matters contained or contemplated therein. We have assumed, with your consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be satisfied and not waived. In addition, we have assumed that the definitive Merger Agreement will not differ materially from the latest draft Merger Agreement that we reviewed. We have also assumed that the Merger will be consummated substantially on the terms and conditions described in the Merger Agreement, without any waiver of material terms or conditions by the Company or Naugatuck and without any change in the structure of the Merger pursuant to Section 2.14 of the Merger Agreement, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on the Company.

Our Opinion is limited to whether the Per Share Merger Consideration is fair to the holders of Shares, from a financial point of view. Our Opinion does not consider, include or address: (i) any other strategic alternatives currently (or which have been or may be) contemplated by Southern Connecticut’s Board of Directors (the “Board”) or Southern Connecticut; (ii) the legal, tax or accounting consequences of the Merger on Southern Connecticut, Naugatuck or their respective shareholders including, without limitation, whether or not the Merger will qualify as a tax free reorganization under Section 368 of the Internal Revenue Code; (iii) the fairness of the amount or nature of any compensation to any of Southern Connecticut’s officers, directors or employees, or class of such persons, relative to the compensation to the holders of Southern Connecticut’s securities; (iv) any advice or opinions provided by Northeast Capital & Advisory, Inc., Ostrowski & Company, Inc. or any other advisor to Southern Connecticut or Naugatuck; (v) the election by holders of Shares to receive the Per Share Stock Consideration or the Per Share Cash Consideration, or any combination thereof, or the actual allocation or pro-ration of the Per Share Merger Consideration between the Per Share Stock Consideration and the Per Share Cash Consideration among holders of Shares (including, without limitation, any adjustment, re-allocation or pro-ration of the Per Share Merger Consideration by the exchange agent for the Merger pursuant to the Agreement); (vi) whether Naugatuck has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate Per Share Cash Consideration to the holders of Shares at the closing of the Merger; (vii) whether Naugatuck will be able to consummate its conversion from the mutual holding company form of organization to the stock holding company form of organization including the concurrent sale of common stock; (viii) the effect of the Merger on, or the fairness of the consideration to be received by options or warrants to purchase Company common stock or any class of securities of Company other than the Shares; (ix) the impact of any pending or threatened litigation involving the Company; (x) the value of any outstanding insurance claims by the Company that may or may not be settled prior to closing or (xi) the related merger of The Bank of Southern Connecticut with and into Naugatuck Valley Savings and Loan contemplated by the Merger Agreement, or any separate merger agreement contemplated to be entered into by The Bank of Southern Connecticut and Naugatuck Valley Savings and Loan relating to such transaction. Furthermore, we are not expressing any opinion herein as to the prices, trading range or volume at which Naugatuck’s or Southern Connecticut’s securities will trade following public announcement or consummation of the Merger.

Our Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It is understood that subsequent developments may affect the conclusions reached in this Opinion and that Stifel Nicolaus does not have any obligation to update, revise or reaffirm this Opinion. Our Opinion is solely for the information of, and directed to, the Board for its information and assistance in connection with its consideration of the financial terms of the Merger and is not to be relied upon by any shareholder of the Company or Naugatuck or any other person or entity. Our Opinion does not constitute a recommendation to the Board as to how the Board should vote on the Merger or to any shareholder of the Company or Naugatuck as to how any such shareholder should vote at any shareholders’ meeting at which the Merger is considered, or whether or not any shareholder of the Company or Naugatuck should enter into a voting or shareholders’ agreement with respect to the Merger, or exercise any dissenters’ or appraisal rights that may be available to such shareholder. In addition, the Opinion does not compare the relative merits of the Merger with any other alternative transaction or business strategy which may have been available to the Board or the Company and does not address the underlying business decision of the Board or the Company to proceed with or effect the Merger.

Stifel Nicolaus, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to Southern Connecticut in connection with the Merger and will receive a fee for our services, a portion of which is contingent upon the completion of the Merger (the “Advisory Fee”). We have also acted as financial advisor to the Board and will receive a fee upon the delivery of this Opinion that is not contingent upon consummation of the Merger (the “Opinion Fee”). We will not receive any other significant payment or compensation contingent upon the successful consummation of the Merger. In addition, Southern Connecticut has agreed to indemnify us for certain liabilities arising out of our engagement. There are no material relationships that existed during the two years prior to the date of this Opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel Nicolaus and any party to the Merger. Stifel Nicolaus may seek to provide investment banking services to Naugatuck or its affiliates in the future, for which we would seek customary compensation.

The Company has been advised of and waived any potential conflict of interest relating to Stifel Nicolaus’ intention to propose its services to act as conversion advisor to Naugatuck in Naugatuck’s conversion from the mutual holding company form of organization to the stock holding company form of organization and concurrent sale of common stock of a holding company to be formed in connection with the conversion. Stifel Nicolaus is currently not engaged to act in such capacity and there are no assurances that NVSL will choose Stifel Nicolaus to provide such services. In the ordinary course of business, Stifel Nicolaus and its clients trade in the securities of each of the Company and NVSL and may at any time hold a long or short position in such securities.

Stifel Nicolaus’ Fairness Opinion Committee has approved the issuance of this Opinion. Our Opinion may not be published, quoted or otherwise used or referred to, in whole or in part, nor shall any public reference to Stifel Nicolaus or this Opinion be made, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities or to seek approval for the Merger or otherwise, nor shall our Opinion be used for any other purposes, without the prior written consent of Stifel Nicolaus.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Per Share Merger Consideration to be paid to the holders of Shares by Naugatuck in connection with the Merger pursuant to the Merger Agreement is fair to such holders of Shares, from a financial point of view.

Very truly yours,

/s/ STIFEL, NICOLAUS & COMPANY, INCORPORATED

Appendix D

February 22, 2010

The Board of Directors

Southern Connecticut Bancorp, Inc.

215 Church Street

New Haven, CT 06510

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Southern Connecticut Bancorp, Inc. (“SSE”) of the Merger Consideration, offered pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated February 22, 2010 among SSE, the Naugatuck Valley Financial Corporation (“NVSL”), and Newco.

Pursuant to the Agreement, NVSL MHC will reorganize and convert from the mutual holding company form of organization to the stock holding company form of organization pursuant to a yet to be adopted Plan of Conversion (the “Conversion”). Pursuant to the Conversion and subject to the satisfaction of certain conditions outlined in the Agreement, SSE shall be merged with and into Newco with the surviving entity being Newco (the “Merger”).

Under the terms of, and subject to certain conditions as defined in the Merger Agreement, upon the consummation of the Merger, each issued and outstanding share of common stock, $0.01 par value, of SSE, immediately prior to the merger, other than certain shares specified in the Merger Agreement, will be converted into the right at the election of the holder to receive (i) $7.25 in cash without interest, (the “Cash Consideration”), (ii) the number of shares of Newco Common Stock equal to the Exchange Ratio, (the “Stock Consideration”), or (iii) a combination of the Cash Consideration and the Stock Consideration, subject to the procedures set forth in the Merger Agreement (collectively, the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

Northeast Capital & Advisory, Inc., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

In connection with this opinion, we have reviewed, among other things, the Merger Agreement and certain of the exhibits and schedules thereto; certain publicly available financial statements for the three years ended December 31, 2008 of SSE and NVSL that we deemed relevant; certain interim reports of SSE and NVSL, and certain other communications from SSE to their shareholders; internal financial budgets and projections for SSE and NVSL for the years ending December 31, 2009 and 2010 prepared by and reviewed with the respective managements; and the views of senior management of SSE and NVSL, based on limited discussions with members of senior management, regarding their respective business, financial condition, results of operation and future prospects, the pro forma financial impact of the Merger on NVSL, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by senior management of NVSL (including the timing, amount and achievability thereof); the publicly reported historical price and trading activity for SSE’s and NVSL’s common stock; the financial terms of certain recent business combinations in the banking industry, to the extent publicly available; the current market environment generally and the banking environment in particular; and such other information, financial studies, and analyses and investigations, and financial, economic, and market criteria as we considered relevant.

In conducting our review and arriving at our opinion, we relied upon the accuracy and completeness of all the financial, accounting, legal, tax, and other information that was available to us from public sources, that was provided to us by SSE and NVSL or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have not assumed any responsibility for independently verifying any of such information. We have further relied upon the assurances of the respective managements of SSE and NVSL as to the completeness, reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We express no opinion as to such financial

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projections and estimates or the assumptions upon which they are based. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the individual and aggregate allowance for loan losses for SSE and NVSL are adequate to cover any such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of SSE or NVSL, nor have we reviewed any credit files. We have also assumed that there has been no material change in SSE’s or NVSL’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes and that SSE and NVSL will remain in all material respects as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, except as would not have a material adverse effect on the party making the representations and warranties, that each party to the agreements will perform all covenants required to be performed, and that no material conditions in the Merger Agreement are waived. Finally, with your consent, we have relied upon the advice SSE received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Merger Agreement.

In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate in the circumstances. We have also taken into account our assessment of general economic, market, financial, and other conditions, as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We are expressing no opinion herein as to the prices at which SSE’s common stock may trade at any time. Furthermore, we are not expressing any opinion herein with respect to, the pending appraisal range of NVSL to be determined by an independent appraiser in the Conversion. Northeast Capital has not considered and is not expressing any opinion herein as to the price at which NVSL or its successor entities will trade following consummation of the Conversion and the Merger. In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals or other consents for the Merger, no conditions or restrictions, including any divestiture requirements or onerous financing obligations or other requirements, will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to either SSE or NVSL.

Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of SSE Common Stock, and does not address the underlying business decision of SSE to engage in the Merger nor the relative merits of the Merger as compared to any other alternative business strategies that might exist for SSE or the effect of any other transaction in which SSE might engage. Our opinion is not to be quoted or referenced, in whole or in part, in any document, nor shall this opinion be used for any other purpose, without Northeast Capital’s prior written consent.

Northeast Capital will receive a fee for rendering this opinion that is not contingent upon consummation of the Merger. We will not receive any other compensation which is contingent upon consummation of the Merger. Our opinion is directed to the Board of Directors of SSE in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of SSE as to how such shareholder should vote at any SSE meeting held in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Merger Consideration of the Merger as provided and described in the Merger Agreement is fair to the holders of SSE Common Stock from a financial point of view.

Very truly yours,

/s/ NORTHEAST CAPITAL & ADVISORY, INC.

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THE FOLLOWING PAGES CONSTITUTE THE 401(K) PROSPECTUS SUPPLEMENT OF NAUGATUCK VALLEY FINANCIAL CORPORATION. SUCH PROSPECTUS SUPPLEMENT WILL “WRAP AROUND” THE PROSPECTUS OF NAUGATUCK VALLEY FINANCIAL CORPORATION.

INTERESTS IN

NAUGATUCK VALLEY SAVINGS AND LOAN EMPLOYEE SAVINGS PLAN

AND

OFFERING OF 331,000 SHARES OF

NAUGATUCK VALLEY FINANCIAL CORPORATION

COMMON STOCK ($0.01 PAR VALUE)

This prospectus supplement relates to the offer and sale to participants in the Naugatuck Valley Savings and Loan Employee Savings Plan (the “401(k) Plan”) of participation interests and shares of common stock of Naugatuck Valley Financial Corporation, a new Maryland corporation. Naugatuck Valley Financial Corporation is offering common stock in connection with the conversion of Naugatuck Valley Savings and Loan from the mutual holding company form of organization to the stock form.

401(k) Plan participants may direct the trustee for the Naugatuck Valley Financial Stock Fund, to use up to 100% of current account balances (not invested in Naugatuck Valley common stock) as of                     , 2010 to purchase shares of Naugatuck Valley Financial common stock through the Naugatuck Valley Financial Stock Fund. Based upon the value of the 401(k) Plan assets as of June 1, 2010, the Naugatuck Valley Financial Stock Fund trustee may purchase up to 331,000 shares of Naugatuck Valley Financial common stock at a purchase price of $10.00 per share. This prospectus supplement relates to the election of 401(k) Plan participants to direct the Plan trustee to invest up to 100% of their 401(k) Plan account balances in Naugatuck Valley Financial common stock.

The Naugatuck Valley Financial Corporation prospectus dated                     , 2010, which we have attached to this prospectus supplement, includes detailed information regarding the offering of shares of Naugatuck Valley Financial common stock and the financial condition, results of operations and business of Naugatuck Valley Financial. This prospectus supplement provides information regarding the 401(k) Plan. You should read this prospectus supplement together with the prospectus and keep it for future reference.

Please refer to “Risk Factors” beginning on page      of the prospectus.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any other state or federal agency or any state securities commission, has approved or disapproved these securities. Any representation to the contrary is a criminal offense.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by Naugatuck Valley Financial of interests or shares of common stock under the 401(k) Plan in the offering. No one may use this prospectus supplement to re-offer or resell interests or shares of common stock acquired through the 401(k) Plan.

You should rely only on the information contained in this prospectus supplement and the attached prospectus. Neither Naugatuck Valley Financial Corporation, Naugatuck Valley Savings and Loan nor the 401(k) Plan have authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of Naugatuck Valley Savings and Loan or the 401(k) Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this Prospectus Supplement is                     , 2010.

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THE OFFERING

Securities Offered

The securities offered in connection with this prospectus supplement are participation interests in the 401(k) Plan. Naugatuck Valley Financial is offering common stock in connection with the conversion of Naugatuck Valley Savings and Loan from the mutual holding company form of organization to the stock form. At a purchase price of $10.00 per share, the Plan trustee may acquire up to 331,000 shares of Naugatuck Valley Financial common stock in the stock offering. Certain subscription rights and purchase limitations also govern your investment in the Naugatuck Valley Financial Stock Fund in connection with the stock offering. See “The Conversion and Offering—Subscription Offering and Subscription Rights” and “—Limitations on Purchases of Shares” in the prospectus attached to this prospectus supplement for further discussion of these subscription rights and purchase limitations.

The shares of common stock currently held in the 401(k) Plan will automatically be exchanged for shares of Naugatuck Valley Financial Corporation, a new Maryland corporation, pursuant to an exchange ratio as more fully described in the prospectus attached to this prospectus supplement. See “The Conversion and Offering—Share Exchange Ratio for Current Shareholders.” Any new shares you purchase in the stock offering will be added to the shares that you receive in the exchange described above. All of these shares will be maintained in the Naugatuck Valley Financial Stock Fund.

This prospectus supplement contains information regarding the 401(k) Plan. The attached prospectus contains information regarding the stock offering and the financial condition, results of operations and business of Naugatuck Valley Financial. The address of the principal executive office of Naugatuck Valley Savings and Loan is 333 Church Street, Naugatuck, Connecticut 06770. The telephone number of Naugatuck Valley Savings and Loan is (203) 720-5000.

Election to Purchase Naugatuck Valley Financial common stock in Stock Offering

In connection with the stock offering of Naugatuck Valley Savings and Loan, you may direct the trustee of the 401(k) Plan to transfer up to 100% of your account balance, excluding your current investment in the Naugatuck Valley Financial Stock Fund, in the 401(k) Plan to the Naugatuck Valley Financial Stock Fund. The Plan trustee will subscribe for Naugatuck Valley Financial common stock offered for sale in connection with the stock offering in accordance with each participant’s direction.

All plan participants are eligible to direct a transfer of funds to the Naugatuck Valley Financial Stock Fund. However, transfer directions are subject to subscription rights, purchase priorities and purchase limitations. If you are eligible to order shares in the subscription offering, your order will be filled in the following order of priority:

1.	Persons with deposits in Naugatuck Valley Savings and Loan with balances of $50 or more (“qualifying deposits”) as of the close of business on December 31, 2008 (“eligible account holders”).

2.	Persons with qualifying deposits in Naugatuck Valley Savings and Loan as of the close of business on March 31, 2010 who are not eligible account holders, excluding our officers, directors and their associates (“supplemental eligible account holders”).

3.	Depositors of Naugatuck Valley Savings and Loan as of the close of business on , 2010, who are not eligible or supplemental eligible account holders (“other members”).

The limitations on the total amount of Naugatuck Valley Financial common stock that you may purchase in the stock offering, as described in the prospectus (see “The Conversion and Offering—Limitations on Purchases of Shares”) will be calculated based on the aggregate amount that you subscribed for: (1) through your 401(k) Plan accounts; and (2) through your sources of funds outside of the 401(k) Plan by placing an order in the stock offering using a Stock Order Form. Whether you place an order through the 401(k) Plan, outside the plan or both,

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the number of shares of Naugatuck Valley Financial common stock, if any, that you receive will be determined based on the total number of subscriptions, your purchase priority and the allocation priorities set forth in the prospectus. If, as a result of the calculation, you are allocated insufficient shares to fill all of your orders, available shares will be allocated as described in “The Conversion and Offering—Subscription Offering and Subscription Rights” in the prospectus. Available shares will be allocated between your 401(k) Plan order and your order outside of the 401(k) Plan. If you so elect, the shares of Naugatuck Valley Financial common stock you were unable to subscribe for through the 401(k) Plan will be purchased by the Plan trustee on the open market immediately following the completion of the stock offering. If you elect to direct the Plan trustee to purchase shares in the open market, you will not be able to direct the Plan trustee as to the timing or price to be paid for the common stock. The Plan trustee has sole discretion regarding the manner in which it will fill open market purchases.

Value of Participation Interests

As of June 1, 2010, the market value of the 401(k) Plan assets (less those assets already invested in Naugatuck Valley Financial common stock) equaled approximately $3,310,000. The plan administrator has informed each participant of the value of his or her beneficial interest in the 401(k) Plan. The value of 401(k) Plan assets represents past contributions made to the 401(k) Plan on your behalf, plus or minus earnings or losses on the contributions, less previous withdrawals and loans. Participants will be able to use up to 100% of their 401(k) Plan account balances (which are not already invested in Naugatuck Valley Financial common stock) to purchase shares in the stock offering through the Naugatuck Valley Financial Stock Fund.

Method of Directing Transfer

To facilitate your investment in the Naugatuck Valley Financial Stock Fund in connection with the stock offering, you must complete, sign and submit the blue form included with this prospectus supplement (the “Investment Form”). To invest in the Naugatuck Valley Financial Stock Fund you must direct the Plan trustee to transfer a percentage of your beneficial interest in the assets of the 401(k) Plan to the Naugatuck Valley Financial Stock Fund (in multiples of not less than 1%). If you do not wish to invest in the Naugatuck Valley Financial Stock Fund at this time, you do not need to take any action. The minimum investment in the Naugatuck Valley Financial Stock Fund during the stock offering is $             and the maximum investment is $            , for orders placed through the 401(k) Plan, plus orders placed outside the 401(k) Plan.

Time for Directing Transfer

Your Investment Form must be received by Kathy McPadden in the Human Resources Department by 12:00 noon on                     , 2010. Current Naugatuck Valley Savings and Loan employees should return their forms through inter-office mail. Former Naugatuck Valley Savings and Loan employees should return their forms using the business reply envelope that has been provided.

If you have any questions regarding the Naugatuck Valley Financial Stock Fund or completing the Investment Form, please contact                      at (            )                     .

Questions about the stock offering or about the prospectus should be directed to the Stock Information Center, toll-free at (            )                     .

Irrevocability of Transfer Direction

Once you have submitted your Investment Form to Kathy McPadden, you cannot change your direction to transfer amounts credited to your account in the 401(k) Plan to the Naugatuck Valley Financial Stock Fund. Following the closing of the stock offering and the initial purchase of shares in the Naugatuck Valley Financial Stock Fund, you may change your investment directions in accordance with the terms of the 401(k) Plan.

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Purchase Price of Naugatuck Valley Financial common stock

The trustee will use the funds transferred to the Naugatuck Valley Financial Stock Fund to purchase shares of Naugatuck Valley Financial common stock in the stock offering. The Naugatuck Valley Financial Stock Fund trustee will pay $10.00 per share, which is the same price for shares of Naugatuck Valley Financial common stock as all other persons who purchase shares of Naugatuck Valley Financial common stock in the stock offering. If there is not enough common stock available in the stock offering to fill all subscriptions, the common stock will be allocated as described in “The Conversion and Offering – Subscription Offering and Subscription Rights” and the trustee may not be able to purchase all of the common stock you requested. If you elect, the Plan trustee will purchase shares on your behalf after the completion of the stock offering in the open market, to fulfill the shares remaining from your initial request. If you elect to direct the Plan trustee to purchase shares in the open market you will not be able to direct the Plan trustee as to the timing or price to be paid for the common stock. The Plan trustee has sole discretion regarding the manner in which it will fill open market purchases. The Plan trustee may make such purchases at prices higher or lower than the $10.00 offering price and, therefore, you may receive more or less shares than initially requested.

Nature of a Participant’s Interest in Naugatuck Valley Financial common stock

The trustee will hold Naugatuck Valley Financial common stock in the name of the 401(k) Plan. The trustee will credit shares of Naugatuck Valley Financial common stock acquired at your direction to your account under the 401(k) Plan. Therefore, the investment designations of other 401(k) Plan participants will not affect earnings on your 401(k) Plan account.

Voting and Tender Rights of Naugatuck Valley Financial common stock

The Plan trustee generally will exercise voting and tender rights attributable to all Naugatuck Valley Financial common stock held by the Naugatuck Valley Financial Stock Fund as directed by participants with interests in the Naugatuck Valley Financial Stock Fund. With respect to each matter as to which holders of Naugatuck Valley Financial common stock have a right to vote, you will have voting instruction rights that reflect your proportionate interest in the Naugatuck Valley Financial Stock Fund. The number of shares of Naugatuck Valley Financial common stock held in the Naugatuck Valley Financial Stock Fund voted for and against each matter will be proportionate to the number of voting instruction rights exercised. If there is a tender offer for Naugatuck Valley Financial common stock, the 401(k) Plan allots each participant a number of tender instruction rights reflecting the participant’s proportionate interest in the Naugatuck Valley Financial Stock Fund. The percentage of shares of Naugatuck Valley Financial common stock held in the Naugatuck Valley Financial Stock Fund that will be tendered will be the same as the percentage of the total number of tender instruction rights exercised in favor of the tender offer. The remaining shares of Naugatuck Valley Financial common stock held in the Naugatuck Valley Financial Stock Fund will not be tendered. The 401(k) Plan provides that participants will exercise their voting instruction rights and tender instruction rights on a confidential basis.

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DESCRIPTION OF THE 401(k) PLAN

Introduction

Naugatuck Valley Savings and Loan adopted the 401(k) Plan effective May 1, 1997 and amended and restated the plan in its entirety effective April 1, 2009. Naugatuck Valley Savings and Loan intends for the 401(k) Plan to comply, in form and in operation, with all applicable provisions of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended, or “ERISA.” Naugatuck Valley Savings and Loan may change the 401(k) Plan from time to time in the future to ensure continued compliance with these laws. Naugatuck Valley Savings and Loan may also amend the 401(k) Plan from time to time in the future to add, modify, or eliminate certain features of the plan, as it sees fit. Federal law provides you with various rights and protections as a participant in the 401(k) Plan, which is governed by ERISA. However, the Pension Benefit Guaranty Corporation does not guarantee your benefits under the 401(k) Plan.

Reference to Full Text of the Plan. The following portions of this prospectus supplement summarize the material provisions of the 401(k) Plan. Naugatuck Valley Savings and Loan qualifies this summary in its entirety by reference to the full text of the 401(k) Plan. You may obtain copies of the 401(k) Plan document including any amendments to the plan and a summary plan description, by contacting Kathy McPadden at (203) 720-5000. You should carefully read the 401(k) Plan documents to understand your rights and obligations under the plan.

Eligibility and Participation

If you are an eligible employee who has completed six (6) months of service with Naugatuck Valley Savings and Loan and has attained age of 21 you will become a participant in the 401(k) Plan on the entry date following or coincident with the date you satisfy the 401(k) Plan eligibility requirements.

As of June 1, 2010, 107 of the 117 eligible employees of Naugatuck Valley Savings and Loan participated in the 401(k) Plan.

Contributions Under the 401(k) Plan

Employee Pre-Tax Salary Deferrals. Subject to certain IRS limitations, the 401(k) Plan permits each participant to make pre-tax salary deferrals to the 401(k) Plan each payroll period of up to             % of the participant’s compensation. Compensation for 401(k) Plan purposes is generally defined as your total compensation that is subject to income tax and paid to you by the Bank. In addition to 401(k) Plan contributions, you may make “catch up” contributions if you are currently age 50 or will be 50 before the end of the calendar year.

Naugatuck Valley Savings and Loan Matching Contributions. The 401(k) Plan provides that Naugatuck Valley Savings and Loan may make matching contributions on behalf of each participant. Naugatuck Valley Savings and Loan makes matching contributions only to those participants who actively defer a percentage of their compensation into the 401(k) Plan.

Rollover Contributions. Naugatuck Valley Savings and Loan allows employees who receive a distribution from a previous employer’s tax-qualified employee benefit plan to deposit that distribution into a Rollover Contribution account under the 401(k) Plan, provided the rollover contribution satisfies IRS requirements.

Limitations on Contributions

Limitation on Employee Salary Deferrals. By law your total deferrals under the 401(k) Plan, together with similar plans, may not exceed $16,500 for 2010. Employees who are age 50 and over may also make additional “catch-up” contributions to the plan, up to a maximum of $5,500 for 2010. The Internal Revenue Service periodically increases these limitations. A participant who exceeds these limitations must include any excess

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deferrals in gross income for federal income tax purposes in the year of deferral. In addition, the participant must pay federal income taxes on any excess deferrals when distributed by the 401(k) Plan to the participant, unless the plan distributes the excess deferrals and any related income no later than the first April 15th following the close of the taxable year in which the participant made the excess deferrals. Any income on excess deferrals distributed before such date is treated, for federal income tax purposes, as earned and received by the participant in the taxable year of the distribution.

Limitation on Annual Additions and Benefits. As required by the Internal Revenue Code, the 401(k) Plan provides that the total amount of contributions and forfeitures (annual additions) credited to a participant during any year under all defined contribution plans of Naugatuck Valley Savings and Loan (including the 401(k) Plan and the Naugatuck Valley Savings and Loan Savings Bank Employee Stock Ownership Plan) may not exceed the lesser of 100% of the participant’s annual compensation or $49,000 for 2010.

Limitation on Plan Contributions for Highly Compensated Employees. Special provisions of the Internal Revenue Code limit the amount of pre-tax and matching contributions that may be made to the 401(k) Plan in any year on behalf of highly compensated employees, in relation to the amount of pre-tax and matching contributions made by or on behalf of all other employees eligible to participate in the 401(k) Plan. If pre-tax and matching contributions exceed these limitations, the plan must adjust the contribution levels for highly compensated employees.

In general, a highly compensated employee includes any employee who (1) was a five percent owner of the sponsoring employer at any time during the year or the preceding year, or (2) had compensation for the preceding year in excess of $110,000 and, if the sponsoring employer so elects, was in the top 20% of employees by compensation for such year. The preceding dollar amount may be adjusted periodically by the IRS.

Top-Heavy Plan Requirements. If the 401(k) Plan is a “Top-Heavy Plan” for any calendar year, the Bank may be required to make certain minimum contributions to the 401(k) Plan on behalf of non-key employees. In general, the 401(k) Plan will be treated as a Top-Heavy Plan for any calendar year if, as of the last day of the preceding calendar year, the aggregate balance of the accounts of “Key Employees” exceeds 60% of the aggregate balance of the accounts of all employees under the plan. A Key Employee is generally any employee who, at any time during the calendar year or any of the four preceding years, is:

(1)	an officer of the Bank whose annual compensation exceeds $160,000;

(2)	a 5% owner of the employer, meaning an employee who owns more than 5% of the outstanding stock of Naugatuck Valley Financial, or who owns stock that possesses more than 5% of the total combined voting power of all stock of Naugatuck Valley Financial; or

(3)	a 1% owner of the employer, meaning an employee who owns more than 1% of the outstanding stock of Naugatuck Valley Financial, or who owns stock that possesses more than 1% of the total combined voting power of all stock of Naugatuck Valley Financial, and whose annual compensation exceeds $150,000.

The foregoing dollar amounts are for 2010.

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401(k) Plan Investments

As of June 1, 2010, the assets in the 401(k) Plan Trust are invested in the funds listed below.

	Annual Rates of Return as of December 31,
Fund Name	2009	2008	2007
Wells Fargo Stable Value	2.86	—	—
Fidelity Spartan 500 Index	26.50	-37.03	5.43
Davis NY Venture A	32.06	-4.03	4.97
Fidelity Contrafund	29.23	-37.16	19.78
T. Rowe Price Blue Chip Growth Adv	42.30	-42.74	12.81
Eaton Vance Large Cap Value A	17.01	-34.47	9.99
Blackrock Equity Dividend	21.88	-32.72	14.44
Dreyfus S&P Stars Opportunities	21.94	-37.46	12.07
Riversource Mid Cap Value R4	39.93	-44.28	10.50
Eagle Series Trust—Small Cap Growth	34.21	-36.48	7.07
Columbia Small Cap Value	24.44	-28.23	-2.63
Columbia Marisco International Oppportunity	37.98	-50.78	19.99
American Europacific Growth R3	38.71	-40.71	18.58
Allianz NFJ International Value	41.33	-44.59	26.97
AIM Real Estate Fund	39.69	-36.40	-14.97
PIMCO Total Return	13.37	4.32	8.57
Oppenheimer Strategic Income	22.10	-16.50	9.22
Mainstay Hi-Yield Corporate Bond A	42.36	-23.97	1.85
American Funds Cap World Growth & Income	31.88	-38.60	17.90
American Century Livestrong Income	16.13	-16.79	6.91
American Century Livestrong 2015	17.96	-20.30	8.23
American Century Livestrong 2025	20.94	-25.21	8.92
American Century Livestrong 2035	24.00	-30.75	9.99
American Century Livestrong 2045	26.05	-33.80	10.46

The following is a brief description of the investment funds available through the 401(k) Plan. Please review the individual fund prospectuses for detailed information on each fund.

Wells Fargo Stable Value. The fund seeks safety of principal and consistency of returns with minimal volatility. The fund invests in investment contracts issued by highly rated companies. These include GIC, Security backed investment contracts, Separate account GICs, and cash equivalents.

Fidelity Spartan 500 Index. The fund seeks a total return which corresponds to that of the S&P 500 Index. The fund invests at least 80% of its assets in common stocks included in the Index. The fund may lend securities to earn income and uses statistical samplings techniques in stock selection.

Davis NY Venture A. The fund seeks capital growth by investing primarily in common stock of US companies with market capitalizations of at least $5 billion.

Fidelity Contrafund. The fund seeks capital appreciation. Fidelity Mgmt & Research invests the fund’s assets in securities of companies whose value they believe is not fully recognized by the public.

T. Rowe Price Blue Chip Growth ADV. The fund seeks to provide long-term capital growth with income as a secondary objective by investing at least 80% of net assets in large and medium sized blue chip growth companies.

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Eaton Vance Large Cap Value A. The fund seeks total return. The fund invests primarily in value stocks of large-cap companies. Value stocks are common stocks that, in the opinion of the investment adviser, are inexpensive or undervalued relative to the overall stock market. The fund primarily invests in dividend-paying stocks.

Blackrock Equity Dividend. The fund seeks to provide shareholders long-term total return by investing primarily in a diversified portfolio by dividend paying common stocks which yield more than the S&P 500 composite stock price index.

Dreyfus S&P Stars Opportunities. The portfolio seeks long term capital appreciation by investing at least 75% of it’s total assets in US common stocks and dollar-denominated ADRs that were ranked five-STARS at the time of sale by S&P.

Riversource Mid Cap Value R4. The fund seeks long term growth of capital by investing primarily in mid-cap companies that have a market capitalizations ranging from $300 million to $13.4 billion.

Eagle Series Trust—Small Cap Growth. The fund seeks long term capital appreciation by investing at least 65% of its total assets in equity securities of small capitalization companies that have a total market capitalization of less than $2 billion.

Columbia Small Cap Value. The fund seek long-term capital appreciation. The fund invests at least 80% of net assets in equity securities of companies that have market capitalizations in the range of the companies in the Russell 2000 Value Index at the time of purchase that the Advisor believes are undervalued.

Columbia Marisco International Oppportunity. The fund seeks long term growth potential by investing in companies of any size throughout the world. The fund invests in at least three countries outside the US. The mix of top-down and bottom-up investment style is used.

American Europacific Growth R3. The fund seeks to provide long-term group of capital by investing in companies based outside the US. The fund invests in companies based chiefly in Europe and the Pacific Basic, ranging from small firms to large corporations.

Allianz NFJ International Value. The fund seeks long-term growth of capital and income. The fund will invest in the common stocks of non-US companies with market capitalization of more than $1 billion that are undervalued relative to the market and their industry groups.

AIM Real Estate Fund. The fund seeks high total return through growth of capital and current income. The fund will invest, normal, at least 80% of its assets in securities of real estate and real estate-related companies, including real estate investment trusts (REITS). The principal type of securities purchased by the fund is common stock.

PIMCO Total Return. The fund seeks maximum total return, consistent with preservation of capital and prudent investment management. The fund seeks to achieve its investment objective by investing in a diversified portfolio of fixed income instruments. The average portfolio duration normally varies within a three to six year time frame.

Oppenheimer Strategic Income. The fund seeks a high level of current income by investing in debt securities of issuers in three market sectors, foreign governments and companies, US gov’t securities, and lower rated high yield securities of US and foreign companies.

Mainstay Hi-Yield Corporate Bond A. The fund seeks to invest at least 65% of total assets in corporate debt securities and up to 25% of total assets in equity securities, under normal market conditions.

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American Funds Cap World Growth & Income. The fund seeks current income by investing primarily in stocks of well-established companies located around the world.

American Century Livestrong Income. The fund seeks income and capital appreciation by investing in portfolio of underlying American Century fixed income and equity funds. The target mix of income to equity will be 55% to 35% and the remainder will be in cash and cash equivalents. Capital appreciation is a secondary objective.

American Century Livestrong 2015. The fund seeks income and capital appreciation by investing in a blend of equity and fixed income securities as well as cash equivalents. The portfolio will become more conservative as the target year approaches.

American Century Livestrong 2025. The fund seeks income and capital appreciation by investing in a blend of equity and fixed income securities as well as cash equivalents. The portfolio will become more conservative as the target year approaches.

American Century Livestrong 2035. The fund seeks income and capital appreciation by investing in a blend of equity and fixed income securities as well as cash equivalents. The portfolio will become more conservative as the target year approaches.

American Century Livestrong 2045. The fund seeks income and capital appreciation by investing in a blend of equity and fixed income securities as well as cash equivalents. The portfolio will become more conservative as the target year approaches.

Naugatuck Valley Financial Stock Fund. This fund consists of investments in the common stock of Naugatuck Valley Financial common stock. The Naugatuck Valley Financial Stock Fund is a single stock mutual fund and carries more investment risk than a typical mutual fund, which invests in more than one security.

Once you have submitted your Investment Form to Kathy McPadden you may not change your investment directions in the stock offering.

Benefits Under the 401(k) Plan

Vesting. All participants are 100% vested in their pre-tax salary deferrals (including catch up contributions and rollover contributions. This means that participants have a non-forfeitable right to these funds and any earnings on the funds at all times. Plan participants vest 20% per year over a 6-year period in employer matching contributions credited to their accounts. Participants are 0% vested in their matching contributions if they have less than two years of service with the Bank. Participant’s become 100% vested in their employer matching contributions upon termination of employment due to death, disability or retirement.

Withdrawals and Distributions from the 401(k) Plan

Withdrawals Before Termination of Employment. While in active service, participants may take an in-service distribution. In order to qualify for an in-service distribution you must be at least 59 1/2 years old. In addition, in-service distributions can only be made from accounts that are 100% vested Participants may also take a hardship withdrawal from the plan, provided the participant has a hardship event as defined by the IRS regulations and subject to approval by the Naugatuck Valley Savings and Loan Employee Benefits Committee. Plan loans are also permitted, subject to applicable law and IRS regulations. Please see the Plan Administrator for details on the loan policies and procedures.

Distribution Upon Retirement, Death or Disability. If a participant’s accounts are $1,000 or less upon termination of employment, payment will be in the form of a lump sum as of a valuation date as soon thereafter

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as administratively possible. If a participant’s accounts exceed $1,000 and are $5,000 or less upon termination of employment, and the participant does not elect to have his/her distribution paid, payment will be in the form of a Direct Rollover to an individual retirement plan designated by the Plan Administrator.

If termination of employment is due to Normal, Postponed Retirement, Death, or Total and Permanent Disability, and a participant’s account exceeds $5,000, distribution of the participant’s accounts will be in the form of a lump sum payment, upon the participant’s attainment of Normal Retirement Date, unless the participant elects (within 30 days of receipt of an election notice) to further defer distribution beyond Normal Retirement Date to a Postponed Retirement Date (subject to an IRS minimum distribution of benefits requirement following attainment of age 70 1/2), or unless the participant elects one of the following optional forms of payment:

•

Lump sum payment as of any valuation date following the date of termination of employment. (Note: lump sums are subject to a mandatory 20% income tax withholding and a statutory 10% additional federal tax if paid before age 55). A participant “Rollover” within 60 days of distribution to an Individual Retirement Account (IRA), or another employer’s plan (if permitted by that plan).

•	Direct “Rollover” from the Plan to another employer’s plan (if permitted by that plan) for accounts that are lesser or greater than $5,000.

Distribution Upon Termination for Any Other Reason. If a Participant’s accounts are $1,000 or less upon termination of employment, payment will be in the form of a lump sum as of a valuation date as soon thereafter as administratively possible. If a participant’s accounts exceed $1,000 and are $5,000 or less upon termination of employment, and the participant does not elect to have his/her distribution paid, payment will be in the form of a Direct Rollover to an individual retirement plan designated by the Plan Administrator.

If upon termination of employment, a participant’s accounts exceed $5,000, payment will be deferred to Normal Retirement Date, unless the participant elects one of the following optional forms of payment:

•

Lump sum payment as of any valuation date following the date of termination of employment. (Note: lump sums are subject to a mandatory 20% income tax withholding and a statutory 10% additional federal tax if paid before age 55). A participant “Rollover” is permitted within 60 days of distribution to an Individual Retirement Account (IRA), or another employer’s plan (if permitted by that plan).

•	Direct “Rollover” from the Plan to another employer’s plan (if permitted by that plan) for accounts which are lesser or greater than $5,000.

Nonalienation of Benefits. Except with respect to federal income tax withholding, and as provided for under a qualified domestic relations order, benefits payable under the 401(k) Plan will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the 401(k) Plan will be void.

Applicable federal tax law requires the 401(k) Plan to impose substantial restrictions on your right to withdraw amounts held under the plan before your termination of employment with Naugatuck Valley Savings and Loan. Federal law may also impose an excise tax on withdrawals from the 401(k) Plan before you attain 59 1/2 years of age, regardless of whether the withdrawal occurs during your employment with Naugatuck Valley Savings and Loan or after termination of employment.

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ADMINISTRATION OF THE 401(k) PLAN

Trustee

The board of directors of Naugatuck Valley Savings and Loan has appointed as the trustee for the 401(k) Plan. The trustee receives, holds and invests the contributions to the 401(k) Plan in trust and distributes them to participants and beneficiaries in accordance with the terms of the 401(k) Plan and the directions of the plan administrator. The trustee is responsible for the investment of the trust assets, as directed by the plan administrator and the participants.

Reports to 401(k) Plan Participants

The plan administrator furnishes participants quarterly statements that show the balance in their accounts as of the statement date, contributions made to their accounts during that period and any additional adjustments required to reflect earnings or losses.

Plan Administrator

Naugatuck Valley Savings and Loan currently acts as plan administrator for the 401(k) Plan. The plan administrator: interprets the provisions of the plan; prescribes procedures for filing applications for benefits; prepares and distributes information explaining the plan; maintains plan records, books of account and all other data necessary for the proper administration of the plan; prepares and files all returns and reports required by the U.S. Department of Labor and the IRS and makes all required disclosures to participants, beneficiaries and others under ERISA.

Amendment and Termination

Naugatuck Valley Savings and Loan expects to continue the 401(k) Plan indefinitely. Nevertheless, Naugatuck Valley Savings and Loan may terminate the 401(k) Plan at any time. If Naugatuck Valley Savings and Loan terminates the 401(k) Plan in whole or in part, all affected participants become fully vested in their accounts, regardless of other provisions of the 401(k) Plan. Naugatuck Valley Savings and Loan reserves the right to make, from time to time, changes that do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries. Naugatuck Valley Savings and Loan may amend the plan, however, as necessary or desirable, to comply with ERISA or the Internal Revenue Code.

Merger, Consolidation or Transfer

If the 401(k) Plan merges or consolidates with another plan or transfers the trust assets to another plan, and either the 401(k) Plan or the other plan is subsequently terminated, the 401(k) Plan requires that you receive a benefit immediately after the merger, consolidation or transfer that would equal or exceed the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer, if the 401(k) Plan had terminated at that time.

Federal Income Tax Consequences

The following summarizes only briefly the material federal income tax aspects of the 401(k) Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences of the 401(k) Plan. Statutory provisions change, as do their interpretation, and their application may vary in individual circumstances. Finally, applicable state and local income tax laws may have different tax consequences than the federal income tax laws. 401(k) Plan participants should consult a tax advisor with respect to any transaction involving the 401(k) Plan, including any distribution from the 401(k) Plan.

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As a “tax-qualified retirement plan,” the Internal Revenue Code affords the 401(k) Plan certain tax advantages, including the following:

(1)	the sponsoring employer may take an immediate tax deduction for the amount contributed to the plan each year;

(2)	participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3)	earnings of the plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

Naugatuck Valley Savings and Loan administers the 401(k) Plan to comply in operation with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. If Naugatuck Valley Savings and Loan should receive an adverse determination letter from the IRS regarding the 401(k) Plan’s tax exempt status, all participants would generally recognize income equal to their vested interests in the 401(k) Plan, the participants would not be permitted to transfer amounts distributed from the 401(k) Plan to an Individual Retirement Account or to another qualified retirement plan, and Naugatuck Valley Savings and Loan would be denied certain tax deductions taken in connection with the 401(k) Plan.

Lump Sum Distribution. A distribution from the 401(k) Plan to a participant or the beneficiary of a participant qualifies as a lump sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 1/2; and consists of the balance credited to the participant under this plan and all other profit sharing plans, if any, maintained by Naugatuck Valley Savings and Loan. The portion of any lump sum distribution included in taxable income for federal income tax purposes consists of the entire amount of the lump sum distribution, less the amount of after-tax contributions, if any, made to any other profit-sharing plans maintained by Naugatuck Valley Savings and Loan, if the distribution includes those amounts.

Naugatuck Valley Financial common stock Included in Lump Sum Distribution. If a lump sum distribution includes Naugatuck Valley Financial common stock, the distribution generally is taxed in the manner described above. The total taxable amount is reduced, however, by the amount of any net unrealized appreciation on Naugatuck Valley Financial common stock; that is, the excess of the value of Naugatuck Valley Financial common stock at the time of the distribution over the cost or other basis of the securities to the trust. The tax basis of Naugatuck Valley Financial common stock, to compute gain or loss on a subsequent sale, equals the value of Naugatuck Valley Financial common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of Naugatuck Valley Financial common stock, to the extent of the net unrealized appreciation at the time of distribution, is long-term capital gain, regardless of how long you hold the Naugatuck Valley Financial common stock, or the “holding period.” Any gain on a subsequent sale or other taxable disposition of Naugatuck Valley Financial common stock that exceeds the amount of net unrealized appreciation upon distribution is considered long-term capital gain, regardless of the holding period. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed under IRS regulations.

We have provided you with a brief description of the material federal income tax aspects of the 401(k) Plan that are generally applicable under the Internal Revenue Code. We do not intend this description to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the 401(k) Plan. Accordingly, you should consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the 401(k) Plan.

Restrictions on Resale

Any “affiliate” of Naugatuck Valley Financial under Rules 144 and 405 of the Securities Act of 1933, as amended, who receives a distribution of common stock under the 401(k) Plan, may re-offer or resell such shares

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only under a registration statement filed under the Securities Act of 1933, as amended, assuming the availability of a registration statement, or under Rule 144 or some other exemption from these registration requirements. An “affiliate” of Naugatuck Valley Savings and Loan is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Naugatuck Valley Savings and Loan. Generally, a director, principal officer or major shareholder of a corporation is deemed to be an “affiliate” of that corporation.

Any person who may be an “affiliate” of Naugatuck Valley Savings and Loan may wish to consult with counsel before transferring any common stock they own. In addition, participants should consult with counsel regarding the applicability to them of Section 16 of the Securities Exchange Act of 1934, as amended, which may restrict the sale of Naugatuck Valley Financial common stock acquired under the 401(k) Plan or other sales of Naugatuck Valley Financial common stock.

Persons who are not deemed to be “affiliates” of Naugatuck Valley Savings and Loan at the time of resale may resell freely any shares of Naugatuck Valley Financial common stock distributed to them under the 401(k) Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, or compliance with the restrictions and conditions contained in the exemptions available under federal law. A person deemed an “affiliate” of Naugatuck Valley Savings and Loan at the time of a proposed resale may publicly resell common stock only under a “re-offer” prospectus or in accordance with the restrictions and conditions contained in Rule 144 of the Securities Act of 1933, as amended, or some other exemption from registration, and may not use this prospectus in connection with any such resale. In general, Rule 144 restricts the amount of common stock that an affiliate may publicly resell in any three-month period to the greater of one percent of Naugatuck Valley Financial common stock then outstanding or the average weekly trading volume reported on the Nasdaq Global Market during the four calendar weeks before the sale. Affiliates may sell only through brokers without solicitation and only at a time when Naugatuck Valley Financial is current in filing all required reports under the Securities Exchange Act of 1934, as amended.

SEC Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors and persons who beneficially own more than ten percent of public companies such as Naugatuck Valley Financial. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the filing of reports of beneficial ownership. Within ten days of becoming a person required to file reports under Section 16(a), such person must file a Form 3 reporting initial beneficial ownership with the Securities and Exchange Commission. Such persons must also report periodically certain changes in beneficial ownership involving the allocation or reallocation of assets held in their 401(k) Plan accounts, either on a Form 4 within two days after a transaction, or annually on a Form 5 within 45 days after the close of a company’s fiscal year.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by Naugatuck Valley Financial of profits realized from the purchase and sale or sale and purchase of its common stock within any six-month period by any officer, director or person who beneficially owns more than ten percent of the common stock.

The SEC has adopted rules that exempt many transactions involving the 401(k) Plan from the “short-swing” profit recovery provisions of Section 16(b). The exemptions generally involve restrictions upon the timing of elections to buy or sell employer securities for the accounts of any officer, director or person who beneficially owns more than ten percent of the common stock.

Except for distributions of the common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons who are subject to Section 16(b) may be required, under limited circumstances involving the purchase of common stock within six months of the distribution, to hold the shares of common stock distributed from the 401(k) Plan for six months after the distribution date.

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LEGAL OPINION

The validity of the issuance of the common stock of Naugatuck Valley Financial will be passed upon by Kilpatrick Stockton LLP, Washington, D.C. Kilpatrick Stockton LLP acted as special counsel for Naugatuck Valley Financial in connection with the stock offering.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth our anticipated expenses of the offering:

SEC filing fee (1)	$5,400
OTS filing fee	12,000
FINRA filing fee (1)	8,400
Stock market listing fee	7,500
EDGAR, printing, postage and mailing	250,000
Legal fees and expenses (2)	375,000
Accounting fees and expenses (2)	125,000
Appraiser’s fees and expenses (2)	73,000
Securities marketing firm expenses (including legal fees) (3)	220,000
Conversion agent fees and expenses	27,500
Business plan fees and expenses	35,000
Transfer agent and registrar fees and expenses	15,000
Certificate printing	5,000
Proxy solicitor fees and expenses	18,000
Miscellaneous	3,200

TOTAL	$1,180,000

(1)	Based on the registration of $75,581,156 of common stock.
(2)	Excludes fees and expenses incurred in connection with the Southern Connecticut Bancorp, Inc. merger.
(3)	In addition, Stifel, Nicolaus & Company, Incorporated will receive a fee equal to 1.0% of the aggregate purchase price of shares sold in the subscription and community offerings, excluding shares purchased by directors, officers and employees of Naugatuck Valley Financial Corporation and members of their immediate families and the employee stock ownership plan. In addition, Stifel, Nicolaus & Company, Incorporated, and other selected dealers will receive aggregate fees currently estimated to be 6.0% of the aggregate price of shares sold in the syndicated community offering, if any.

Item 14.	Indemnification of Directors and Officers.

The Articles of Incorporation of Naugatuck Valley Financial Corporation provides as follows:

NINTH: The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures required, and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Articles of Incorporation of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

Item 15.	Recent Sales of Unregistered Securities.

None.

Item 16.	Exhibits and Financial Statement Schedules.

The exhibits filed as a part of this Registration Statement are as follows:

(a)	List of Exhibits

Exhibit	Description	Location

1.1	Engagement Letter by and between Naugatuck Valley Mutual Holding Company, Naugatuck Valley Financial Corporation, Naugatuck Valley Savings and Loan and Stifel, Nicolaus & Company, Incorporated	Filed herewith

1.2	Draft Agency Agreement	To be filed by amendment

2.1	Plan of Conversion and Reorganization	Filed herewith

2.2	Agreement and Plan of Merger by and among Naugatuck Valley Financial Corporation, Newco and Southern Connecticut Bancorp, Inc.	Incorporated herein by reference to Exhibit 2.1 to the Naugatuck Valley Financial Corporation (File No. 000-50876) Current Report on Form 8-K filed on February 23, 2010

3.1	Articles of Incorporation of Naugatuck Valley Financial Corporation	Filed herewith

3.2	Bylaws of Naugatuck Valley Financial Corporation	Filed herewith

4.0	Specimen Stock Certificate of Naugatuck Valley Financial Corporation	Filed herewith

5.0	Form of Opinion of Kilpatrick Stockton LLP re: Legality	Filed herewith

8.1	Form of Opinion of Kilpatrick Stockton LLP re: Federal Tax Matters related to the conversion	Filed herewith

8.2	Form of Opinion of Kilpatrick Stockton LLP re: Federal Tax Matters related to the merger	Filed herewith

8.3	Form of Opinion of Whittlesey & Hadley, P.C. re: State Tax Matters	To be filed by amendment

8.4	Form of Opinion of Day Pitney LLP re: Federal Tax Matters related to the merger	Filed herewith

10.1	+ Naugatuck Valley Financial Corporation and Naugatuck Valley Savings Employment Agreement with John C. Roman	Incorporated herein by reference to Exhibit 10.1 to the Naugatuck Valley Financial Corporation (File No. 000-50876) Annual Report on Form 10-K, for the fiscal year ended December 31, 2007, filed on March 28, 2008

10.2	+ Naugatuck Valley Savings Change in Control Agreement with Dominic J. Alegi, Jr.	Incorporated herein by reference to Exhibit 10.2 to the Naugatuck Valley Financial Corporation (File No. 000-50876) Annual Report on Form 10-K, for the fiscal year ended December 31, 2007, filed on March 28, 2008

10.3	+ Naugatuck Valley Financial Corporation and Naugatuck Valley Savings Deferred Compensation Plan for Directors	Incorporated herein by reference to Exhibit 10.1 to the Naugatuck Valley Financial Corporation (File No. 000-50876) Quarterly Report on Form 10-Q for the three months ended March 31, 2007, filed on May 15, 2007

Exhibit	Description	Location

10.4	+ Form of Naugatuck Valley Savings Employee Severance Compensation Plan	Incorporated herein by reference to Exhibit 10.8 to the Naugatuck Valley Financial Corporation (File No. 333-116627) Registration Statement on Form S-1, as amended, initially filed on June 18, 2004

10.5	+ Naugatuck Valley Savings Death Benefit Agreement with John C. Roman, as amended	Incorporated herein by reference to Exhibit 10.9 to the Naugatuck Valley Financial Corporation (File No. 333-116627) Registration Statement on Form S-1, as amended, initially filed on June 18, 2004

10.6	+ Naugatuck Valley Savings Death Benefit Agreement with Dominic J. Alegi, Jr.	Incorporated herein by reference to Exhibit 10.10 to the Naugatuck Valley Financial Corporation (File No. 333-116627) Registration Statement on Form S-1, as amended, initially filed on June 18, 2004

10.7	+ Naugatuck Valley Financial Corporation 2005 Equity Incentive Plan	Incorporated herein by reference to Appendix C to the Naugatuck Valley Financial Corporation (File No. 000-50876) Proxy Statement filed on April 1, 2005

10.8	+ Naugatuck Valley Savings Change in Control Agreement with Mark S. Graveline	Incorporated herein by reference to Exhibit 10.8 to the Naugatuck Valley Financial Corporation (File No. 00-50876) Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 31, 2009

10.9	+ Naugatuck Valley Savings Employment Agreement with Matthew L. Proto	Filed herewith

10.10	+ Naugatuck Valley Savings Employment Agreement with Sunil Pallan	Filed herewith

10.11	+ Naugatuck Valley Savings Death Benefit Agreement with Lee R. Schlesinger	Incorporated herein by reference to Exhibit 10.11 to the Naugatuck Valley Financial Corporation (File No. 333-116627) Registration Statement on Form S-1, as amended, initially filed on June 18, 2004

10.12	+ Naugatuck Valley Savings Change in Control Agreement with Lee R. Schlesinger	Incorporated herein by reference to Exhibit 10.10 to the Naugatuck Valley Financial Corporation (File No. 00-50876) Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 28, 2007

10.13	+ Naugatuck Valley Savings Change in Control Agreement with William C. Nimons	Incorporated herein by reference to Exhibit 10.9 to the Naugatuck Valley Financial Corporation (File No. 00-50876) Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on March 28, 2006

10.14	+ Form of ESOP Loan Documents	To be filed by amendment

21.0	Subsidiaries	Filed herewith

23.1	Consent of Kilpatrick Stockton LLP	Contained in Exhibits 5.0 and 8.1

Exhibit	Description	Location

23.2	Consent of Day Pitney LLP	To be filed by amendment

23.3	Consent of Whittlesey & Hadley, P.C.	Filed herewith

23.4	Consent of McGladrey & Pullen, LLP	Filed herewith

23.5	Consent of FinPro, Inc.	Filed herewith

24.0	Power of Attorney	Included on signature page

99.1	Appraisal Report of FinPro, Inc. (P)	Filed herewith

99.2	Draft of Marketing Materials	To be filed by amendment

99.3	Draft of Subscription Order Form and Instructions	To be filed by amendment

99.4	Form of Proxy for Naugatuck Valley Financial Corporation Meeting of Stockholders	Filed herewith

99.5	Consent of Alphonse F. Spadaro to be identified as a proposed director	Filed herewith

99.6	Form of Proxy for Southern Connecticut Bancorp, Inc.	Filed herewith

+	Management contract or compensation plan or arrangement.
(P)	The supporting exhibits and financial schedules are filed in paper format pursuant to Rule 202 and Rule 311 of Regulation S-T.

(b)	Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naugatuck, State of Connecticut, on June 11, 2010.

NAUGATUCK VALLEY FINANCIAL CORPORATION

Date: June 11, 2010	By:	/S/ JOHN C. ROMAN
John C. Roman President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Naugatuck Valley Financial Corporation (the “Company”) hereby severally constitute and appoint John C. Roman and Lee R. Schlesinger with full power of substitution, our true and lawful attorneys-in-fact and agents, to do any and all things in our names in the capacities indicated below which said John C. Roman and Lee R. Schlesinger may deem necessary or advisable to enable Naugatuck Valley Financial Corporation to comply with the Securities Act of 1933, as amended, and any rules regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 of Naugatuck Valley Financial Corporation, including specifically but not limited to, power and authority to sign for us in our names in the capacities indicated below, the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said John C. Roman and Lee R. Schlesinger shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/S/ JOHN C. ROMAN John C. Roman	President, Chief Executive Officer and Director (principal executive officer)	June 11, 2010

/S/ LEE R. SCHLESINGER Lee R. Schlesinger	Senior Vice President and Chief Financial Officer (principal accounting and financial officer)	June 11, 2010

/S/ CARLOS S. BATISTA Carlos S. Batista	Director/Chairman of the Board	June 11, 2010

/S/ FREDERICK A. DLUGOKECKI Frederick A. Dlugokecki	Director	June 11, 2010

/S/ RICHARD M. FAMIGLIETTI Richard M. Famiglietti	Director	June 11, 2010

/S/ JAMES A. MENGACCI James A. Mengacci	Director	June 11, 2010

/S/ CAMILO P. VIEIRA Camilo P. Vieira	Director	June 11, 2010

/S/ JANE H. WALSH Jane H. Walsh	Director	June 11, 2010